As filed with the U.S. Securities and Exchange Commission on December 31, 2024

Registration No. 333-269724

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

(Pre-Effective Amendment No. 6)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN ACQUISITION VENTURES CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	86-3720717
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

42 Broadway, 12th Floor

New York, NY 10004

310-740-0710

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Patrick McCormick

42 Broadway, 12th Floor

New York, NY 10004

310-740-0710
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Keith J. Billotti, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 E-mail: billotti@sewkis.com	Randolf W. Katz Clark Hill PLC 555 South Flower Street, 24th Floor Los Angeles, CA 90071 Tel: (213) 417-5310 E-mail: rkatz@clarkhill.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company and emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED DECEMBER 31, 2024

PROXY STATEMENT FOR SPECIAL MEETING OF

WESTERN ACQUISITION VENTURES CORP.

AND

PROSPECTUS FOR SHARES OF COMMON STOCK OF

WESTERN ACQUISITION VENTURES CORP.

WESTERN ACQUISITION VENTURES CORP.

42 Broadway, 12th Floor

New York, NY 10004

To the Stockholders of Western Acquisition Ventures Corp.:

As we previously announced, Western Acquisition Ventures Corp. (“Western”), Western Acquisition Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Western (“Merger Sub”), and Cycurion, Inc., a Delaware corporation (“Cycurion”) entered into that certain Agreement and Plan of Merger, dated as of November 21, 2022, subsequently amended and restated on April 26, 2024 (as it may be further amended and/or restated from time to time, the “Business Combination Agreement”), pursuant to which Merger Sub will merge with and into Cycurion with Cycurion surviving the merger as a wholly-owned subsidiary of Western (the transactions contemplated by the Business Combination Agreement, the “Business Combination”). In addition, in connection with the consummation of the Business Combination, Western will be renamed “Cycurion, Inc.” (“New Cycurion”).

The Business Combination Agreement provides that Western has agreed to acquire all of the outstanding equity interests of Cycurion for an aggregate of 15,000,000 shares of Western common stock, par value $0.0001 per share (the “Merger Consideration Shares”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the merger (the “Effective Time”), all equity and certain debt securities and certain warrants, options, and restricted stock units of Cycurion that are outstanding immediately prior to the Effective Time shall be cancelled and many of which shall then be exchanged for the right to receive the equity securities and warrants, options, and restricted stock units of Western. The following table sets forth, in gross, the pre-Effective Time equity and debt securities and warrants, options, and restricted stock units of Cycurion to be cancelled and the equity securities and warrants, options, and restricted stock units of Western to be issued at the Effective Time to such persons or entities (collectively, the “Cycurion Legacy Stakeholders”).

	Cycurion Pre-Merger	New Cycurion Post-Merger
Cycurion Common Stock	12,813,094	6,543,073(1)
Series A Convertible Preferred Stock	345,528	106,816
({Series A} Common Equivalents)	8,877,931	4,533,561(2)
Total {Series A} Warrants	1,333,336	680,875(3)
Series C	—	4,851
“Presumptive Preferred” {Series C} Common	1,356,589	—
(“Presumptive Preferred” {Series C} Common Equivalents)	—	2,972,320(4)
“Presumptive Preferred” {Series C} Warrants	406,969	—
Warrants (Other Common Stock Purchase Warrants of Cycurion)	529,067	270,171(5)
Series B Convertible Preferred Stock {Series B}	3,000	3,000
({Series B} Common Equivalents)	6,000,000	6,000,000(6)
{Series B} Warrants	6,000,000	6,000,000(7)
Series D Convertible Preferred Stock {Series D}	—	6,666,667(8)
Aggregate Debt to be Exchanged at Closing	$3,333,333.33	—
{Series D} Common Stock (not included in Common Stock, above)	472,813	472,813
“Bridge to {Series D}” Warrants	1,181,468	—
{Series D} Warrants	—	7,272,728

(1)	Cycurion Pre-Merger Common Share stockholders receive 6,543,073 Post-Merger Common Shares
(2)	Cycurion Pre-Merger Series A Convertible Preferred stockholders receive Post-Merger Series A Convertible Preferred Shares equivalent to 4,533,561 Post-Merger Common Shares
(3)	Cycurion Pre-Merger Series A Warrant holders receive Post-Merger Series A Warrants equivalent to 680,875 Post-Merger Common Shares
(4)	Cycurion Pre-Merger Common Share and Warrant holders receive Post-Merger Series C Convertible Preferred Shares equivalent to 2,972,320 Post-Merger Common Shares
(5)	Cycurion Pre-Merger Warrant holders receive Post-Merger Warrants equivalent to 270,171 Post-Merger Common Shares The grouping of securities within notes 1-5 total the 15,000,000 shares represented in the Business Combination Agreement to acquire the outstanding equity interest of Cycurion.
(6)	Cycurion Pre-Merger Series B Convertible Preferred stockholders receive Post-Merger Series B Convertible Preferred Shares equivalent to 6,000,000 Post-Merger Common Shares
(7)	Cycurion Pre-Merger Series B Convertible Preferred Warrant holders receive Post-Merger Series B Convertible Preferred Warrants equivalent to 6,000,000 Post-Merger Common Shares
(8)	Cycurion Pre-Merger holders of $3,333,333.33 of Convertible Debt, Warrants, and Common Shares receive Post-Merger Series D Convertible Preferred Shares, equivalent to 6,666,667 Post-Merger Common Shares, Post-Merger Warrants equivalent to 7,272,728 Post-Merger Common Shares and 472,813 Post-Merger Common Shares

The grouping of securities within notes 6-8 total the 26,412,208 Post-Merger Common Share equivalents attributable to the Series B Preferred Stock and Series D Preferred Stock and related warrants.

In connection with the execution of the Business Combination Agreement, the Sponsor and Western’s directors and officers (the “Insiders”) entered into a support agreement (the “Sponsor Support Agreement”) with Western and Cycurion, pursuant to which the Sponsor and the Insiders agreed, among other things, to vote all Covered Shares (as defined in the Sponsor Support Agreement), in favor of the Business Combination, against a business combination not relating to the Business Combination, against any change in the business, management and Western board of directors, other than in connection with the Business Combination and against any adjournment proposal, except as permitted pursuant to the Sponsor Support Agreement. In addition, Western, the Sponsor, and the Insiders agreed that the Lock-Up Securities (as defined in the Sponsor Support Agreement) shall not be transferred for 12 months following the Closing Date. As of the date hereof the Sponsor, A.G.P. and Insiders own 90.8% of Western’s issued and outstanding shares of Common Stock.

In addition, also in connection with the execution of the Business Combination Agreement, Cycurion’s officers, directors and certain key stockholders (the “Cycurion Key Stockholders”) entered into a support agreement (the “Company Support Agreement”) with Western and Cycurion, pursuant to which the Cycurion Key Stockholders agreed, among other things, to vote all Stockholder Shares (as defined in the Company Support Agreement), in favor of the Business Combination and against a business combination not relating to the Business Combination. Various pre-Effective Time equity and debt holders of Cycurion, as well as the Cycurion Key Stockholders also entered into Lock-up Agreements or Leak-out Agreements with Western, pursuant to which those persons or entities agreed, among other things, that the Lock-up Shares (as defined in the Lock-up Agreements) shall not be transferred for up to 12 months following the Closing Date, subject to certain exceptions and the Leak-out Shares (as defined in the Leak-out Agreements) shall not be sold into the public markets in an amount in excess of 10% or 20% of the daily trading volume of Western’s Common Stock (depending on the specific Leak-out Agreement).

It is anticipated that, upon completion of the Business Combination, Western’s Public Stockholders will retain an ownership interest of approximately 0.3%, the Sponsor and Insiders (including A.G.P.) will retain an ownership interest of approximately 11.6%, Cycurion Legacy Stakeholders will own approximately 68.5% and service providers receiving stock as partial compensation will own approximately 1.0% in the post-Business Combination company. The ownership percentage with respect to New Cycurion following the Business Combination does not take into account (i) any further redemption of any shares by Western’s Public Stockholders, (ii) the issuance of any shares upon Closing under the Equity Incentive Plan, which is intended to be adopted following consummation of the Business Combination, or (iii) Public Warrants and Private Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter. The total potential ownership interest of the Sponsor and A.G.P. in New Cycurion following the Business Combination, assuming exercise and conversion of all securities they own, is 4,127,000 shares of New Cycurion common stock, or 7.2%, assuming maximum redemptions and an aggregate of 45,967,810 shares of New Cycurion Common Stock issued and outstanding upon exercise of outstanding warrants owned by Sponsor, the conversion of all preferred stock, and the exercise of outstanding warrants issued to Cycurion Legacy Stakeholders, but not the exercise of the Public Warrants. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Western’s existing stockholders in the post-Business Combination company will be different.

Western’s Units, each consisting of one share of Common Stock and one redeemable warrant, Western’s shares of Common Stock, par value $0.0001 per share, and Western’s warrants, each exercisable for one share of Common Stock (the “Public Warrants”), are currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “WAVSU,” “WAVS,” and “WAVSW,” respectively. If the time to consummate the initial Business Combination extends beyond January 11, 2025, which contravenes Nasdaq rules, this would lead Nasdaq to suspend trading in Western’s securities or lead Western’s securities to be delisted from Nasdaq. If Western’s securities are delisted from Nasdaq, we expect our securities to be quoted on the OTC Markets. Pursuant to the Current Charter, Western is providing its Public Stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing Date) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Western to pay its taxes) of Western’s initial public offering (the “Western IPO”).

Western is holding a special meeting (the “Special Meeting”) of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the Western Special Meeting, which will be held on [●], 2025, at 10:00 a.m., Eastern time, via live webcast at the following address: [●], unless postponed or adjourned to a later date, Western will ask its stockholders to adopt the Business Combination Agreement, thereby approving the Business Combination, and approve the other proposals described in this proxy statement/prospectus.

Western is providing this proxy statement/prospectus and accompanying proxy card to Western stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting.

Whether or not you plan to attend the Special Meeting, Western urges you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section titled “Risk Factors,” beginning on page 60.

After careful consideration, the disinterested members of Western’s board of directors have unanimously approved the Business Combination Agreement and the other proposals described in this proxy statement/prospectus, and Western’s board of directors has determined that it is advisable to consummate the Business Combination.

On behalf of Western’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

James Patrick McCormick

Chief Executive Officer

Western Acquisition Ventures Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [●], 2025 and is first being mailed to the stockholders of Western on or about [●], 2025.

Western Acquisition Ventures Corp.

42 Broadway, 12th Floor

New York, NY 10004

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF WESTERN ACQUISITION VENTURES CORP.

To Be Held On [●], 2025

To the Stockholders of Western Acquisition Ventures Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Western Acquisition Ventures Corp., a Delaware corporation (“Western,” “we,” “our,” or “us”), will be held on [●], 2025, at 10:00 a.m., Eastern Time, via live webcast at the following address: [●].

You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Western recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. You are cordially invited to attend the Special Meeting for the following purposes:

1.	Proposal 1 — The Business Combination Proposal — to approve the Amended and Restated Agreement and Plan of Merger, dated as of April 26, 2024 (as it may be further amended and/or restated from time to time, the “Business Combination Agreement”), by and among Western, Western Acquisition Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Western (“Merger Sub”), and Cycurion, Inc., a Delaware corporation (“Cycurion”); and the transactions contemplated thereby, including the merger of Merger Sub with and into Cycurion with Cycurion surviving the merger as a wholly-owned subsidiary of Western (the transactions contemplated by the Business Combination Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”). In addition, in connection with the consummation of the Business Combination, Western will be renamed “Cycurion, Inc.” (“New Cycurion”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;
2.	Proposal 2 — The Nasdaq Proposal — to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of up to an aggregate of 32,319,083 shares of Common Stock in connection with the Business Combination (the “Nasdaq Proposal”);
3.	Proposal 3 — The Charter Amendment Proposal — to approve the proposed third amended and restated certificate of incorporation of Western (the “Proposed Charter”), which will replace Western’s amended and restated certificate of incorporation, dated January 11, 2022, as amended on January 9, 2023, July 11, 2023, January 10, 2024, April 10, 2024, July 2, 2024 and October 9, 2024 (the “Current Charter”), and will be in effect upon the consummation of the Business Combination (the “Charter Amendment Proposal”). A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex B;
4.	Proposal 4 — The Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as separate sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):
i.	to change the post-Business Combination company’s corporate name from “Western Acquisition Ventures Corp.” to “Cycurion, Inc.” (we refer to such proposal as “Advisory Charter Proposal A”);
ii.	to increase the total number of authorized shares of Common Stock from 50 million to 100 million and the number of authorized shares of Preferred Stock from 1 million to 20 million (we refer to such proposal as “Advisory Charter Proposal B”);
iii.	to prohibit stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent (we refer to such proposal as “Advisory Charter Proposal C”); and

iv.	to remove certain provisions related to our status as a blank check company that will no longer apply upon consummation of the Business Combination, all of which our board of directors believes are necessary to adequately address the needs of the post-Business Combination company (we refer to such proposal as “Advisory Charter Proposal D”);
5.	Proposal 5 — The Directors Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination, Emmit McHenry, L. Kevin Kelly, and Peter Ginsberg (current members of Cycurion’s board of directors) and Reginald S. Bailey, Sr., and Kevin E. O’Brien to serve on the post-Business Combination company’s board of directors until their respective successors are duly elected and qualified (we refer to this proposal as the “Directors Proposal”);
6.	Proposal 6 — The Equity Incentive Plan Proposal — to approve the 2024 Equity Incentive Plan (the “Equity Incentive Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination, including the authorization of the initial share reserve under the Equity Incentive Plan (we refer to this proposal as the “Equity Incentive Plan Proposal”);
7.	Proposal 7 — The Nasdaq ELOC Proposal — to approve for purposes of complying with Nasdaq Listing Rule 5635(d) the potential issuance of more than 20% of our Common Stock following the Business Combination pursuant to two proposed $25,000,000 Equity Line of Credit arrangements that the Combined Company intends to enter into on the closing of the Business Combination (We refer to this proposal as the “Nasdaq ELOC Proposal”);
8.	Proposal 8 — The Nasdaq Series B Proposal — to approve for purposes of complying with Nasdaq Listing Rule 5635(d) the potential issuance of more than 20% of our Common Stock following the closing of the Business Combination upon the conversion of the Series B Preferred Shares and the exercise of the Series B Warrants (We refer to this proposal as the “Nasdaq Series B Proposal”);
9.	Proposal 9 — The Nasdaq Series D Proposal — to approve for purposes of complying with Nasdaq Listing Rule 5635(d) the potential issuance of more than 20% of our Common Stock following the closing of the Business Combination upon the conversion of the Series D Preferred Shares and the exercise of the Series D Warrants (We refer to this proposal as the “Nasdaq Series D Proposal”);
10.	Proposal 10 — The NTA Proposal — to approve amendments to the Current Charter and Business Combination Agreement (the “Existing Organizational Documents”), which amendments shall be effective, if adopted and implemented, immediately prior to the consummation of the proposed Business Combination, to remove from the requirements contained in the Existing Organizational Documents limiting the Company’s ability to consummate an initial business combination if the Company would have less than $5,000,001 in net tangible assets (“NTA”) prior to or upon consummation of such Business Combination (We refer to this proposal as the “NTA Proposal”); and
11.	Proposal 11 — The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal, or the Equity Incentive Plan Proposal (the “Adjournment Proposal”).We refer to this proposal as the “Adjournment Proposal” and, together with the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Directors Proposal, the Equity Incentive Plan Proposal, the Nasdaq ELOC Proposal, the Nasdaq Series B Proposal, the Nasdaq Series D Proposal and the NTA Proposal as the “Proposals.”

Only holders of record of Western common stock at the close of business on [●], 2025 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Western stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of Western for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the Current Charter, Western is providing its public stockholders (the “Public Stockholders”) with the opportunity to redeem, upon the closing of the Business Combination, the shares of Western common stock (the “Public Shares”) then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Western to pay its taxes) of the Western IPO. For illustrative purposes, based on funds in the Trust Account (net of redemptions payable) of approximately $1.8 million as of the date this proxy statement/prospectus was filed, the estimated per-share redemption price would have been approximately $10.55 (without taking into account any allowable liquidation distributions and based upon certain estimates for interest, income taxes, and other factors).

Public Stockholders may elect to redeem their shares whether they vote for the Business Combination Proposal, against the Business Combination Proposal, if they abstain from voting, or if they fail to vote their shares. A Public Stockholder, together with any of his, her, or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her, or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of Common Stock sold in the Western IPO. Western Acquisition Ventures Sponsor LLC, a Delaware limited liability company (the “Sponsor”), as well as its officers and directors and A.G.P. have agreed to waive their redemption rights with respect to any shares of Western common stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date hereof, the Sponsor, A.G.P., and Western’s directors and officers own 90.8% of the issued and outstanding shares of Western common stock. The Sponsor, A.G.P., and Western’s directors and officers have agreed to vote any shares of Western common stock owned by them in favor of the Business Combination Proposal.

The approval of the Charter Amendment requires the affirmative vote of 65% of the issued and outstanding shares of Western common stock as of the Record Date for the Special Meeting. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal each requires the affirmative vote of the holders of a majority of the shares of Western common stock present or represented at the Special Meeting, by ballot, proxy, or electronic ballot and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote and requires the affirmative vote of the holders of a majority of the shares of Western common stock present or represented at the Special Meeting, by ballot, proxy, or electronic ballot and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of Western common stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. If the Business Combination Proposal is not approved, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, and the Equity Incentive Plan Proposal will not be presented to the Western stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, and the Equity Incentive Plan Proposal are preconditions to the consummation of the Business Combination. Western’s board of directors has already unanimously approved the Business Combination. As a result of these agreements, it is certain that each of the Proposals will be approved, regardless of the vote of the Public Stockholders.

As of the date this proxy statement/prospectus was filed, there was approximately $1.8 million in the Trust Account (net of redemptions payable). Each redemption of shares of Western common stock by its Public Stockholders will decrease the amount in the Trust Account.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. Whether or not you plan to attend the Special Meeting, we urge you to read the proxy statement/prospectus carefully. Please pay particular attention to the section therein entitled “Risk Factors.”

If you have any questions or need assistance voting your shares, please call us at [●] or Morrow Sodali LLC, the Company’s proxy solicitation agent at: Toll Free: (800) 662-5200 or Collect: (203) 658-9400. Thank you for your participation. We look forward to your continued support.

[●], 2025

By Order of the Board of Directors

James Patrick McCormick

Chief Executive Officer

PROPOSAL 8 – THE NASDAQ SERIES B PROPOSAL	119
PROPOSAL 9 – THE NASDAQ SERIES D PROPOSAL	121
PROPOSAL 10 – THE NTA PROPOSAL	123
PROPOSAL 11 – THE ADJOURNMENT PROPOSAL	128

Annex A – Amended and Restated Business Combination Agreement to be included in Amendment	A-1

Annex B – Third Amended and Restated Certificate of Incorporation to be included in amendment	B-1
Annex C – Equity Incentive Plan to be included in amendment	C-1

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Western (File No. 333-269724) (the “Registration Statement”), constitutes a prospectus of Western under Section 5 of the Securities Act, with respect to the shares of Western common stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting of Western stockholders, at which Western stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

Western files reports, proxy statements/prospectuses, and other information with the SEC as required by the Exchange Act. You can read Western’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow St, 5th Floor

South Tower

Stamford, CT 06902

Toll Free: (800) 662-5200

Collect: (203) 658-9400

Email: WAVS.info@investor.morrowsodali.com

If you are a stockholder of Western and would like to request documents, please do so by [●], 2025 to receive them before the Western Special Meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Western stockholders nor the issuance by Western of its Common Stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding Western has been provided by Western and information contained in this proxy statement/prospectus regarding Cycurion has been provided by Cycurion.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

We are responsible for the disclosure contained in this proxy statement/prospectus. However, certain information contained in this document relates to or is based on studies, publications, surveys, and other data obtained from third-party sources, and Western’s and Cycurion’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date this proxy statement/prospectus was filed, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source. The market and industry data used in this proxy statement/prospectus involve a number of assumptions and limitations, and any estimates underlying such market information and other factors, including those described in the section titled “Risk Factors,” could cause actual results to differ materially from those expressed in the third-party estimates and in our estimates.

TRADEMARKS

This document contains references to trademarks, trade names, and service marks belonging to other entities. Solely for convenience, copyrights, trademarks, trade names, and service marks referred to in this proxy statement/prospectus may appear without the ©, ®, TM, or SM symbols; but, such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these copyrights, trademarks, trade names, and service marks. We do not intend our use or display of other companies’ copyrights, trademarks, trade names, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Western” refer to Western Acquisition Ventures Corp., and the terms “New Cycurion,” and “post-Business Combination company” refer to Cycurion, Inc., and its subsidiaries following the consummation of the Business Combination.

In this document:

“A.G.P./Alliance Global Partners,” or “A.G.P.” means the lead underwriter in Western’s IPO and financial advisor to Western in connection with the IPO.

“Board” means the board of directors of Western.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the merger of Merger Sub with and into Cycurion with Cycurion surviving the merger as a wholly-owned subsidiary of Western.

“Business Combination Agreement” means the Amended and Restated Agreement and Plan of Merger, dated as of [●], 2025, by and among Western, Merger Sub, and Cycurion.

“Business Combination Marketing Agreement” means that certain business combination marketing agreement, dated January 11, 2022, by and between Western and A.G.P.

“Charter” or “Current Charter” means Western’s current amended and restated certificate of incorporation dated January 11, 2022, as amended on January 9, 2023, July 11, 2023, January 10, 2024, April 10, 2024, July 2, 2024, and October 9, 2024 as filed with the Secretary of State of the State of Delaware.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Western and Cycurion following the closing of the Business Combination, with Cycurion surviving as a wholly-owned subsidiary of Western and Western changing its name to Cycurion, Inc.

“Cycurion” means Cycurion, Inc., a Delaware corporation, prior to the Business Combination.

“Cycurion Legacy Stakeholders” refers to the holders of pre-Effective Time equity and debt securities and warrants, options, and restricted stock units of Cycurion to be cancelled that are exchanged for the equity securities and warrants, options, and restricted stock units of Western to be issued at the Effective Time to such persons or entities.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” means the time at which the Business Combination became effective pursuant to its terms.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means the shares of Western common stock initially purchased by the Sponsor and A.G.P. in a private placement.

“GAAP” refers to the generally accepted accounting principles.

“JOBS Act” means the Jumpstart Our Business Startup Act of 2012, as amended.

“Merger Consideration” and “Merger Consideration Shares” mean the shares of Common Stock and Preferred Stock to be issued as part of the consideration for the Business Combination.

“Merger Sub” means WAV Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Western.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Capital Market” means The Nasdaq Capital Market listing tier of Nasdaq.

“New Cycurion” refers to Western following the consummation of the Business Combination.

“Private Placement” means the private placement to the Sponsor (and/or its designees) of the Private Warrants that occurred simultaneously with the Western IPO.

“Private Warrants” means the warrants sold in the Private Placement.

“Public Shares” means the shares of Western common stock sold as part of the units in the Western IPO (whether purchased in the offering or thereafter in the open market).

“Public Stockholders” means the holders of our Public Shares, including our initial stockholders and management team to the extent our initial stockholders and/or members of our management team purchased public shares, provided that each initial stockholder’s and member of our management team’s status as a “Public Stockholder” will only exist with respect to such Public Shares.

“Public Warrants” means the warrants underlying the Units sold in the Western IPO.

“Proposals” means the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Directors Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal.

“Redemption” means the right of the holders of Public Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Special Meeting” means the special meeting of the stockholders of Western, to be held on [•], 2025, at 10:00 a.m., Eastern Time, via live webcast.

“Sponsor” means Western Acquisition Ventures Sponsor LLC, a Delaware limited liability company.

“Transactions” means the consummation of the Business Combination and the other transactions related thereto or contemplated by the Business Combination Agreement.

“Trust Account” means the Trust Account of Western, which holds the net proceeds of the Western IPO, together with interest earned thereon, less amounts released to pay tax obligations.

“Units” means units of Western consisting of one share of Common Stock and one Public Warrant.

“Western” means Western Acquisition Ventures Corp.

“Western Common Stock” or “Common Stock” means common stock of Western, $0.0001 par value.

“Western IPO” means Western’s initial public offering, which was consummated on January 11, 2022.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Special Meeting of Western stockholders. The following questions and answers do not include all the information that is important to stockholders of Western. We urge the stockholders of Western to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q.	Why am I receiving this proxy statement/prospectus?
A.

Western stockholders are being asked to consider and vote upon a proposal to adopt the Business Combination Agreement, among other Proposals. Western has entered into the Business Combination Agreement, the terms of which are described in this proxy statement/prospectus. We refer to this merger as the “Business Combination.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Below are the Proposals on which Western stockholders are being asked to vote.

Proposal 1 — The Business Combination Proposal — to approve the Business Combination Agreement, by and among Western, Merger Sub, and Cycurion; and the transactions contemplated thereby, including the merger of Merger Sub with and into Cycurion with Cycurion surviving the merger as a wholly-owned subsidiary of Western. In addition, in connection with the consummation of the Business Combination, Western will be renamed “Cycurion, Inc.” (“New Cycurion”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

Proposal 2 — The Nasdaq Proposal — to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of up to an aggregate of 32,319,083 shares of Common Stock in connection with the Business Combination;

Proposal 3 — The Charter Amendment Proposal — to approve the Proposed Charter, which will replace Western’s Current Charter, and will be in effect upon the consummation of the Business Combination. A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex B;

Proposal 4 — The Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as separate sub-proposals:

i.	to change the post-Business Combination company’s corporate name from “Western Acquisition Ventures Corp.” to “Cycurion, Inc.”;
ii.	to increase the total number of authorized shares of Common Stock from 50 million to 100 million and the number of authorized shares of Preferred Stock from one million to 20 million;
iii.	to prohibit stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent; and
iv.	to remove certain provisions related to our status as a blank check company that will no longer apply upon consummation of the Business Combination, all of which our board of directors believes are necessary to adequately address the needs of the post-Business Combination company;

Proposal 5 — The Directors Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination, Emmit McHenry, L. Kevin Kelly, and Peter Ginsberg (current members of Cycurion’s board of directors) and Reginald S. Bailey, Sr., and Kevin E. O’Brien to serve on the post-Business Combination company’s board of directors until their respective successors are duly elected and qualified;

Proposal 6 — The Equity Incentive Plan Proposal — to approve the Equity Incentive Plan, a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination, including the authorization of the initial share reserve under the Equity Incentive Plan;

Proposal 7 — The Nasdaq ELOC Proposal — to approve for purposes of complying with Nasdaq Listing Rule 5635(d) the potential issuance of more than 20% of our Common Stock pursuant to two proposed $25,000,000 Equity Line of Credit arrangements that the Combined Company intends to enter into on the closing of the Business Combination;

Proposal 8 — The Nasdaq Series B Proposal — to approve for purposes of complying with Nasdaq Listing Rule 5635(d) the potential issuance of more than 20% of our Common Stock following the closing of the Business Combination upon the conversion of the Series B Preferred Shares and the exercise of the Series B Warrants;

Proposal 9 — The Nasdaq Series D Proposal — to approve for purposes of complying with Nasdaq Listing Rule 5635(d) the potential issuance of more than 20% of our Common Stock following the closing of the Business Combination upon the conversion of the Series D Preferred Shares and the exercise of the Series D Warrants;

Proposal 10 — The NTA Proposal — to approve amendments to the Current Charter and Business Combination Agreement (the “Existing Organizational Documents”), which amendments shall be effective, if adopted and implemented, immediately prior to the consummation of the proposed Business Combination, to remove from the requirements contained in the Existing Organizational Documents limiting the Company’s ability to consummate an initial business combination if the Company would have less than $5,000,001 in net tangible assets (“NTA”) prior to or upon consummation of such initial business combination; and

Proposal 11 — The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Directors Proposal, the Equity Incentive Plan Proposal, the Nasdaq ELOC Proposal, the Nasdaq Series B Proposal, the Nasdaq Series D Proposal or the NTA Proposal.

As a result of the ownership of the Sponsor, A.G.P., and the founding stockholders, each of the Proposals will be approved regardless of the vote of the Public Stockholders.

Q:	Are the Proposals conditioned on one another?
A:

Unless the Business Combination Proposal is approved, the Nasdaq Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Directors Proposal, the Equity Incentive Plan Proposal, the Nasdaq ELOC Proposal, the Nasdaq Series B Proposal and the Nasdaq Series D Proposal will not be presented to the stockholders of Western at the Special Meeting. The approval of all proposals are preconditions to the consummation of the Business Combination. The Adjournment Proposal does not require the approval of the Business Combination Proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If Western does not consummate the Business Combination and fails to complete an initial business combination by January 11, 2025, Western will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its Public Stockholders.

Q:	What will happen in the Business Combination?
A:

At the Closing, Merger Sub will merge with and into Cycurion, with Cycurion surviving such merger as the surviving entity. As a result, Cycurion will become a wholly-owned subsidiary of Western. In addition, in connection with the consummation of the Business Combination, Western will be renamed “Cycurion, Inc.” (“New Cycurion”). In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by Western’s Public Stockholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. Upon the closing of the Business Combination, Western will change its name to “Cycurion, Inc.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Q:	What equity stake will current stockholders of Western and Cycurion Legacy Stakeholders hold in New Cycurion after the Closing?
A:

It is anticipated that, upon completion of the Business Combination, Western’s Public Stockholders will retain an ownership interest of approximately 0.3%, the Sponsor and Insiders (including A.G.P.) will retain an ownership interest of approximately 11.6%, Cycurion Legacy Stakeholders will own approximately 68.5% and service providers receiving stock as partial compensation will own approximately 1.0% in the post-Business Combination company. The ownership percentage with respect to New Cycurion following the Business Combination does not take into account (i) any further redemption of any shares by Western’s Public Stockholders, (ii) the issuance of any shares upon Closing under the Equity Incentive Plan, which is intended to be adopted following consummation of the Business Combination, or (iii) Public Warrants and Private Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter. The total potential ownership interest of the Sponsor and A.G.P. in New Cycurion following the Business Combination, assuming exercise and conversion of all securities they own is 4,217,000 shares of New Cycurion common stock, or 7.2%, assuming maximum redemptions and an aggregate of 45,967,810 shares of New Cycurion Common Stock issued and outstanding upon exercise of outstanding warrants owned by Sponsor, the conversion of all preferred stock, and the exercise of outstanding warrants issued to Cycurion Legacy Stakeholders, but not the exercise of the Public Warrants. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Western’s existing stockholders in the post-Business Combination company will be different.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	What role did A.G.P. have in negotiating the terms of the Business Combination Agreement?
A:

A.G.P. acted as a non-exclusive advisor to Western in the Business Combination, providing assistance in structuring and negotiating the terms of the Business Combination on behalf of Western. A.G.P.’s interests in the Business Combination may be different from or in addition to (and may conflict with) the interests of Western’s stockholders. For a description of A.G.P.’s interests in the Business Combination, see “Risk Factors — Risks Related to Western and the Business Combination — Western’s Sponsor, directors, officers and advisors have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.”

As discussed below under “Proposal 1 — The Business Combination Proposal — Background of the Business Combination,” A.G.P. assisted the Company in structuring and negotiating a definitive purchase agreement with respect to a Business Combination; (ii) assisted the Company in arranging meetings with the Company’s stockholders to discuss this and other potential Business Combinations, to the extent legally permissible; (iii) introduced the Company to potential investors to purchase the Company’s securities in connection with the Business Combination; and (iv) assisted the Company with relevant financial analysis, presentations, press releases and filings, notwithstanding having interests that may be different from or in addition to (and may conflict with) the interests of Western’s stockholders. For example, A.G.P. negotiated with Western concerning the amount of A.G.P.’s deferred underwriting fee at the same time that A.G.P. and Cycurion were negotiating Cycurion’s valuation for purposes of determining the amount of equity that would be allocated to the parties in the Business Combination.

Q:	What is the Advisory Agreement?
A:

Western plans to enter into an advisory agreement with A.G.P. (the “Advisory Agreement”), pursuant to which Western shall pay A.G.P. a total transaction fee equal to $2,500,000 (the “Transaction Fee”) upon the closing of the Business Combination. The Transaction Fee will be payable in the form of shares of preferred stock of the Combined Company that are convertible into 500,000 shares of the Combined Company’s common stock (such shares of preferred stock or the shares of common stock into which they convert, the “Transaction Fee Shares”), for a price per share of common stock equal to $5.00. A portion of the Transaction Fee Shares shall be subject to forfeiture and return to Western for cancellation once A.G.P. converts and sells Transaction Fee Shares generating sales proceeds (excluding commissions) of $2,500,000.

The Transaction Fee Shares shall be subject to a lock-up ending on the earlier of (i) the date on which 75% of the outstanding Series B Preferred Stock is converted into shares of the Combined Company’s common stock and (ii) three months from the Closing date (the “Lock-Up Termination Date”). After the Lock-Up Termination Date, A.G.P. may convert the Transaction Fee

Shares and sell them subject to a leak-out provision that limits A.G.P.’s sales of Transaction Fee Shares on any given date to 10% of the cumulative trading volume of the common stock for such date (including pre-market, market, and post-market trading). This restriction shall remain in effect beginning on the Lock-Up Termination Date and ending on the date on which 100% of the Series B Preferred Stock outstanding as of the Closing is converted into shares of the Combined Company’s common stock.

Upon the execution of the Advisory Agreement, that certain Business Combination Marketing Agreement, dated January 11, 2022, between Western and A.G.P. in which Western and Cycurion shall cause the Combined Company to issue to A.G.P. 250,000 shares of common stock of the Combined Company in full satisfaction of the fees, shall be terminated and such shares of common stock extinguished in their entirety.

Q:	What conditions must be satisfied to complete the Business Combination?
A:

The Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal, the Equity Incentive Plan Proposal, the Nasdaq ELOC Proposal, the Nasdaq Series B Proposal, and the Nasdaq Series D Proposal are subject to and conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is subject to and conditioned on the approval of the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, and the Equity Incentive Plan Proposal. For a summary of the conditions that must be satisfied or waived prior to the Closing, see the section titled “The Business Combination Proposal — The Business Combination Agreement.”

Q:	Why is Western proposing the Nasdaq Series B Proposal and the Nasdaq Series D Proposal?
A:

We are proposing the Nasdaq Series B Proposal and the Nasdaq Series D Proposal in order to comply with Nasdaq Listing Rules 5635(d). Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the Nasdaq official closing price (“NOCP”) immediately preceding the signing of the binding agreement or (ii) the average NOCP of the common stock for the five (5) trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

For more information, please see “Proposal 8: The Nasdaq Series B Proposal” and “Proposal 9: The Nasdaq Series D Proposal.”

Q:	Why is the NTA Proposal being proposed?
A:

The adoption of the proposed amendments to remove the net asset test limitation from the Current Charter is being proposed in order to facilitate the consummation of the Business Combination, by permitting redemptions by public stockholders even if such redemptions result in Western having net tangible assets that are less than $5,000,001. The purpose of the net asset test limitation was initially to ensure that Western Common Stock is not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Western Common Stock and the Combined Company’s Common Stock would not be deemed to be a “penny stock,” because Western otherwise is exempt from the provisions of Rule 419 promulgated under the Exchange Act, as such securities are or will be listed on a national securities exchange upon the Closing, Western is presenting the NTA Proposal to facilitate the consummation of the Business Combination. For more information, see “Proposal No. 8 -- The NTA Proposal — Reasons for the Amendments.”

Q:	Why is Western providing stockholders with the opportunity to vote on the Business Combination?
A:

Under the Current Charter, Western must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Western’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. Notwithstanding this, by virtue of their ownership of Western common stock, all of the Proposals will be approved, regardless of the vote of the Public Stockholders. For business and other reasons, Western has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Western is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its Public Stockholders to effectuate redemptions of their Public Shares in connection with the Closing.

Q:	How many votes do I have at the Special Meeting?
A:

Western stockholders are entitled to one vote at the Special Meeting for each share of Western common stock held of record as of [●], 2025, the record date for the Special Meeting (the “Record Date”). As of the close of business on the Record Date, there were 3,424,879 outstanding shares of Western common stock.

Q:	What vote is required to approve the proposals presented at the Special Meeting?
A:

The approval of the Charter Amendment Proposal requires the affirmative vote of 65% of the issued and outstanding shares of Western common stock as of the Record Date. Accordingly, a Western stockholder’s failure to vote by proxy or to vote online at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal each requires the affirmative vote of the holders of a majority of the shares of Western common stock present or represented at the Special Meeting, by ballot, proxy, or electronic ballot, and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Western common stock present or represented at the Special Meeting, by ballot, proxy, or electronic ballot, and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. A Western stockholder’s failure to vote by proxy or to vote online at the Special Meeting will not be counted towards the number of shares of Western common stock required to validly establish a quorum, and, if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Nasdaq Proposal, the Directors Proposal, the Equity Incentive Plan Proposal, and Adjournment Proposal. The approval of the Advisory Charter Proposals is not a precondition to the consummation of the Business Combination.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal, the Equity Incentive Plan Proposal, the Nasdaq ELOC Proposal, the Nasdaq Series B Proposal, and the Nasdaq Series D Proposal are preconditions to the consummation of the Business Combination.

Q:	May Western, the Sponsor, or Western’s directors, officers, advisors, or their affiliates purchase shares in connection with the Business Combination?
A:

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor our directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Western’s Sponsor, directors, officers, or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Western shares, is no longer the beneficial owner thereof and, therefore, agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor our directors, officers, or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q:	What constitutes a quorum at the Special Meeting?
A:

Holders of a majority of the shares of capital stock of Western issued and outstanding and entitled to vote, represented in person, virtual attendance or by proxy, shall constitute a quorum at the Special Meeting. In the absence of a quorum, the stockholders present by virtual attendance or represented by proxy shall have power to adjourn the Special Meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. As of the Record Date, 1,762,634 shares of Western common stock would be required to achieve a quorum.

Q:	How will the Sponsor and our directors and officers vote?
A:

The Sponsor, as Western’s initial stockholder, A.G.P. and certain individuals, each of whom is a member of Western’s Board and/or management team (“Insiders”) have agreed to vote his, her, or its Founder Shares and all shares of Western common stock owned by the Sponsor or each such Insider, respectively, in favor of the Business Combination. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and Insiders agreed to vote their Founder Shares and other shares of Western common stock in accordance with the majority of the votes cast by Western’s Public Stockholders.

Q:	What interests do Western’s current officers and directors have in the Business Combination?
A:

The Sponsor, A.G.P., members of Western’s Board and its executive officers and advisors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

●	the fact that the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;
●	the fact that if the Business Combination were not approved, in accordance with our Charter, the 3,251,000 Founder Shares held by the Sponsor, including A.G.P., our officers, and directors through their interest in the Sponsor which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 376,000 Private Placement Units that were acquired simultaneously with the IPO for an aggregate purchase price of $3,760,000;
●	if we are unable to complete a business combination and distribute the proceeds held in trust to our Public Stockholders, the Sponsor has agreed (subject to certain exceptions) that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us;
●	all rights specified in the Company’s Charter relating to the right of officers and directors to be indemnified by the Company, and of the Company’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and the Company liquidates, the Company will not be able to perform its obligations to its officers and directors under those provisions;
●	the Sponsor, including A.G.P., officers, directors, initial stockholders, or their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. However, if the Company fails to consummate the Business Combination, they will not have any claim against the trust account for reimbursement. Accordingly, the Company will most likely not be able to reimburse these expenses if the Business Combination is not completed. As of the date this proxy statement/prospectus was filed, no out-of-pocket expenses are owed to Western’s officers, directors, and Sponsor; and
●	we plan to enter into the Advisory Agreement with A.G.P., pursuant to which we shall pay A.G.P. the Transaction Fee upon the closing of the Business Combination. The Transaction Fee will be payable in the form of shares of preferred stock of the Combined Company that are convertible into 500,000 shares of the Combined Company’s common stock (such shares of preferred stock or the shares of common stock into which they convert, the “Transaction Fee Shares”). A portion of the Transaction Fee Shares shall be subject to forfeiture and return to Western for cancellation once A.G.P. converts and sells Transaction Fee Shares generating sales proceeds (excluding commissions) of $2,500,000. The Transaction Fee Shares shall be subject to a lock-up ending on the earlier of (i) the date on which 75% of the outstanding Series B Preferred Stock is converted into shares of the Combined Company’s common stock and (ii) three months from the Closing date. After this date, A.G.P. may convert the Transaction Fee Shares and sell them subject to a leak-out provision that limits A.G.P.’s sales of Transaction Fee Shares on any given date to 10% of the cumulative trading volume of the common stock for such date (including pre-market, market and post-market trading). This restriction shall remain in effect until the date on which 100% of the Series B Preferred Stock outstanding as of the closing is converted into shares of the Combined Company’s common stock.

In light of the foregoing, the Sponsor, A.G.P., and Western’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Cycurion rather than liquidate even if (i) Cycurion is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, the Sponsor, A.G.P., and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and Western’s directors and executive officers who hold Founder Shares or Private Placement Units may receive a positive return on their investment(s), even if Western’s Public Stockholders experience a negative return on their investment after consummation of the Business Combination.

These interests may influence Western’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	What happens if I sell my shares of Common Stock before the Special Meeting?
A:

The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	What happens if I vote against the Business Combination Proposal?
A:	The Proposals will still be approved by virtue of the ownership of Western common stock owned by the Sponsor and A.G.P., regardless of the vote of the Public Stockholders.
Q:	Do I have redemption rights?
A:

Pursuant to the Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter. As of the date this proxy statement/prospectus was filed, based on funds in the Trust Account (net of redemptions payable) of approximately $1.8 million, this would have amounted to approximately $10.55 per share (without taking into account any allowable liquidation distributions and based upon certain estimates for interest, income taxes, and other factors). If a holder exercises its redemption rights, then such holder will be exchanging its shares of Western common stock for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Western’s transfer agent prior to the Special Meeting. See the section titled “Special Meeting of Western Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:	Will how I vote affect my ability to exercise redemption rights?
A:

No. You may exercise your redemption rights whether you vote your shares of Western common stock “FOR” or “AGAINST” the Business Combination Proposal or any other Proposal described by this proxy statement/prospectus or if you abstain from voting or if you fail to vote your shares. As a result, the Business Combination can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my redemption rights?
A:

In order to exercise your redemption rights, you must prior to 5:00 p.m., Eastern Time, on [●], 2025 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Equiniti Trust Company, LLC, our transfer agent, at the following address:

Equiniti Trust Company, LLC

55 Challenger Road, Floor 2

Ridgefield Park, New Jersey 07660

Attn: Felix Orihuela

E-mail: Felix.Orihuela@equiniti.com

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Western’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Western does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker, or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Western’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Western’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Western’s transfer agent return the shares (physically or electronically). You may make such request by contacting Western’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	How will the redemptions of public shares affect the underwriting commissions from Western’s IPO if the Business Combination is completed?
A:

The underwriters in Western’s IPO received underwriting commissions totaling $500,000 upon closing of the IPO. Please see the section of this proxy statement/prospectus entited “Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations of Western – Contractual Obligations – Service Provider Agreements – Advisory Agreement with A.G.P.” for more information. Further, Western and A.G.P., the sole book-running manager of the IPO, entered into a Business Combination and Marketing Agreement prior to the IPO, pursuant to which Western would compensate A.G.P. in the event it consummates a business combination by issuing A.G.P. 250,000 shares of its common stock. Neither the underwriting commissions, nor the compensation under the Business Combination and Marketing Agreement will be adjusted to account for redemptions of Public Shares by the Public Stockholders, including those that have occurred to date and those that may occur in connection with the closing of the Business Combination. The following table presents the $500,000 of underwriting commissions as a percentage of the cash remaining in the Trust Account following redemptions in connection with the Business Combination across different redemption scenarios. The maximum redemption scenario assumes that all 173,879 remaining Public Shares are redeemed for an aggregate payment of approximately $1.8 million held in the Trust Account (net of redemptions payable) as of the date this proxy statement/prospectus was filed.

	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Underwriting Commission	$500,000	$500,000	$500,000
Underwriting Commission as a percentage of cash left in the Trust Account Following Redemptions	19.2%	38.4%	N/M

You should read the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?
A:

The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. It is possible that you may be treated as selling your public shares for cash and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the number of public shares that you own or are deemed to own (including through the ownership of warrants). Any portion of such a distribution to you if you are a Non-U.S. Holder (as defined below) that constitutes a dividend for U.S. federal income tax purposes will generally be subject to withholding tax at a rate of 30% of the gross amount of the dividend (unless you establish that you are eligible for a reduced rate of withholding tax under an applicable income tax treaty or certain other exceptions apply). Because the determination as to whether a redemption is treated as a sale or a distribution is dependent on matters of fact, withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. Holders in connection with a redemption are treated as distributions in respect of such Non-U.S. Holder’s public shares. Accordingly, if you are a Non-U.S. Holder, you should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to you pursuant to a redemption at a rate of 30% unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	Do I have dissenter rights if I object to the proposed Business Combination?
A:	No. There are no dissenter rights available to holders of Western common stock in connection with the Business Combination.
Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?
A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:
●	Western stockholders who properly exercise their redemption rights;
●	certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Western or Cycurion in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement;
●	unpaid taxes of Western; and
●	for general corporate purposes including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.
Q:	What happens if the Business Combination is not consummated?
A:

There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Proposal — The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Western is unable to complete the Business Combination or another initial business combination transaction by January 11, 2025, the Current Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay taxes payable less up to $100,000 to pay various costs associated with dissolution, by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Western expects that the amount of any distribution its Public Stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Western’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

Q:	When is the Business Combination expected to be completed?
A:

The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Structure of the Merger — Closing Conditions”; or (b) such other date as agreed to by the parties to the Business Combination Agreement in writing, in each case, subject to the satisfaction or waiver of the closing conditions. The Business Combination Agreement may be terminated by either Western or Cycurion if the Closing has not occurred by April 11, 2025, subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:	What do I need to do now?
A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank, or other nominee, on the voting instruction form provided by the broker, bank, or nominee.

Q:	How do I vote?
A:

If you were a holder of record of Western common stock on the Record Date of [●], 2025, you may vote with respect to the applicable Proposals online at the Special Meeting or by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you choose to participate in the Special Meeting, you will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Western recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting online. However, since you are not the stockholder of record, you may not vote your shares online at the Special Meeting unless you first request and obtain a valid legal proxy from your broker or other agent. You must then e-mail a copy (a legible photograph is sufficient) of your legal proxy to Equiniti Trust Company, LLC (“Equiniti”) at proxy@equiniti.com. Beneficial owners who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the Special Meeting online should contact Equiniti no later than [●], 2025 to obtain this information.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?
A:

At the Special Meeting, Western will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the NTA Proposal, the Equity Incentive Plan Proposal, the Nasdaq ELOC Proposal, the Nasdaq Series B Proposal, and the Nasdaq Series D Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:

Signed and dated proxies received by Western without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:	How can I attend the Special Meeting?
A:

You may attend the Special Meeting via live webcast by visiting [●]. As a registered stockholder, you received a proxy card from Equiniti, which contains instructions on how to attend the Special Meeting online, including the URL address, along with your 12-digit meeting control number. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. If you do not have your 12-digit meeting control number, contact Equiniti at [●] or e-mail Equiniti at proxy@ equiniti.com. Please note that you will not be able to physically attend the Special Meeting in person, but may attend the Special Meeting online by following the instructions above.

You can pre-register to attend the Special Meeting online starting [●], 2025. Enter the URL address into your browser, and enter your 12-digit meeting control number, name and email address. Prior to or at the start of the Special Meeting you will need to re-log in using your 12-digit meeting control number. Western recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

If your shares are held in “street name,” you may attend the Special Meeting. You will need to contact Equiniti at the number or email address above, to receive a 12-digit meeting control number and gain access to the Special Meeting or otherwise contact your broker, bank, or other nominee as soon as possible, to do so. Please allow up to 72 hours prior to the Special Meeting for processing your 12-digit meeting control number.

If you do not have Internet capabilities, you can listen only to the Special Meeting by dialing [●], when prompted enter the pin # [●]. This is listen only, you will not be able to vote or enter questions during the Special Meeting.

Q:	If I am not going to attend the Special Meeting, should I return my proxy card instead?
A:

Yes. Whether you plan to attend the Special Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?
A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Western believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?
A:

Yes. You may change your vote by sending a later-dated, signed proxy card to Western’s secretary at the address listed below so that it is received by Western’s secretary prior to the Special Meeting or attend the Special Meeting online and vote. You also may revoke your proxy by sending a notice of revocation to Western’s secretary, which must be received by Western’s secretary prior to the Special Meeting.

Western Acquisition Ventures Corp.
Attention: Secretary
42 Broadway, 12th Floor
New York, NY 10004

Q:	What should I do if I receive more than one set of voting materials?
A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:

Western will pay the cost of soliciting proxies for the Special Meeting. Western has engaged Morrow Sodali, which we refer to as the “proxy solicitor,” to assist in the solicitation of proxies for the Special Meeting and for a special meeting to approve the extension of the time to complete the Business Combination. Western has agreed to pay the proxy solicitor a fee of $22,500, plus disbursements. Western will reimburse the proxy solicitor for reasonable out-of-pocket expenses and will indemnify the proxy solicitor and its affiliates against certain claims, liabilities, losses, damages, and expenses. Western will also reimburse banks, brokers, and other custodians, nominees, and fiduciaries representing beneficial owners of shares of Western common stock for their expenses in forwarding soliciting materials to beneficial owners of the Western common stock and in obtaining voting instructions from those owners. Western’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?
A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow St, 5th Floor

South Tower

Stamford, CT 06902

Toll Free: (800) 662-5200

Collect: (203) 658-9400

Email: WAVS.info@investor.morrowsodali.com

To obtain timely delivery, Western stockholders must request the materials no later than five (5) business days prior to the Special Meeting.

You may also obtain additional information about Western from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Western’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “— How do I exercise my redemption rights” above. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Equiniti Trust Company, LLC

55 Challenger Road, Floor 2

Ridgefield Park, New Jersey 07660

Attn: Felix Orihuela
E-mail: Felix.Orihuela@equiniti.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section titled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to “New Cycurion” refer to Western and its consolidated subsidiary after giving effect to the Business Combination. References to the “Company” or “Western” refer to Western Acquisition Ventures Corp.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the Company’s Public Stockholders.

Parties to the Business Combination

Western Acquisition Ventures Corp.

Western is a Delaware corporation formed on April 28, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or similar business combination with one or more businesses or entities. The Company is not limited to a particular industry or sector for purposes of consummating a business combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Western’s Units, Common Stock, and Public Warrants are currently listed on The Nasdaq Stock Market LLC under the symbols “WAVSU,” “WAVS,” and “WAVSW,” respectively.

If the time to consummate the initial Business Combination extends beyond January 11, 2025, which contravenes Nasdaq rules, this would lead Nasdaq to suspend trading in Western’s securities or lead Western’s securities to be delisted from Nasdaq. If Western’s securities are delisted from Nasdaq, we expect our securities to be quoted on the OTC Markets. For more information, please see the risk factor entitled “The Company’s Charter Amendment Proposal extends the time to consummate its initial Business Combination beyond January 11, 2025, which contravenes Nasdaq rules and, as a result, would lead Nasdaq to suspend trading in the Company’s securities or lead the Company’s securities to be delisted from Nasdaq. If the Company’s securities are delisted from Nasdaq, the Company’s public shares would be deemed a “penny” stock and the Company would become subject to the requirements of Rule 419 to which it is not currently subject. This may adversely affect the liquidity and trading of our securities and may impact our ability to complete the Business Combination.”

The mailing address of Western is 42 Broadway, 12th Floor, New York, New York 10004, and its telephone number is (310) 740-0710.

Merger Sub

Merger Sub is a Delaware corporation and wholly-owned subsidiary of Western, formed solely for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub is 42 Broadway, 12th Floor, New York, New York 10004, and its telephone number is (310) 740-0710.

Cycurion

Cycurion is a Delaware corporation formed in October 2017, with the purpose of acquiring and holding operating entities in the cybersecurity industry. On July 14, 2020, we changed our corporate name from KAE Holdings, Inc. to Cyber Secure Solutions, Inc., and, on February 24, 2021, to Cycurion, Inc. Cycurion has three wholly-owned subsidiaries: (i) Axxum Technologies LLC (“Axxum”), a Virginia limited liability company formed in December 2006, (ii) Cloudburst Security LLC (“Cloudburst”), a Virginia limited liability company formed in January 2007, and (iii) Cycurion Innovation, Inc., a Delaware corporation formed in

September 2021, in connection with our acquisition of assets from Sabres Security Ltd. (“Sabres”), a leading Israeli-based cyber security provider.

Cycurion’s principal executive office is located at 1640 Boro Place, Fourth Floor, McLean, Virginia 22102, and its telephone number is (703) 854-1652. Its website address is www.cycurion.com. Axxum’s website address is www.axxumtech.com. Cloudburst’s website address is www.cloudburstsecurity.com. Information on or accessed through any of these websites is not incorporated into this proxy statement/prospectus and is not a part of this proxy statement/prospectus.

The Proposals

Proposal 1 — The Business Combination Proposal

Western stockholders will be asked to approve the Amended and Restated Agreement and Plan of Merger, dated as of April 26, 2024 (as it may be further amended and/or restated from time to time, the “Business Combination Agreement”), by and among Western, Western Acquisition Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Western (“Merger Sub”), and Cycurion, Inc., a Delaware corporation (“Cycurion”); and the transactions contemplated thereby, including the merger of Merger Sub with and into Cycurion with Cycurion surviving the merger as a wholly-owned subsidiary of Western (such proposal, the “Business Combination Proposal”). In addition, in connection with the consummation of the Business Combination, Western will be renamed “Cycurion, Inc.” (“New Cycurion”). A copy of the Business Combination Agreement is attached to this prospectus as Annex A.

Consideration to the Cycurion Legacy Stakeholders in the Business Combination

The Business Combination Agreement provides that Western has agreed to acquire all of the outstanding equity interests of Cycurion for an aggregate of 32,319,083 shares (including shares issuable upon conversion of preferred stock and the exercise of warrants) of Western common stock, par value $0.0001 per share (the “Merger Consideration Shares”).

	Cycurion Pre-Merger	New Cycurion Post-Merger
Cycurion Common Stock	12,813,094	6,543,073
Series A Convertible Preferred Stock	345,528	106,816
({Series A} Common Equivalents)	8,877,931	4,533,561
Total {Series A} Warrants	1,333,336	680,875
Series C	—	4,851
“Presumptive Preferred” {Series C} Common	1,356,589	—
(“Presumptive Preferred” {Series C} Common Equivalents)	—	2,972,320
“Presumptive Preferred” {Series C} Warrants	406,969	—
Warrants (Other Common Stock Purchase Warrants of Cycurion)	529,067	216,137
Series B Convertible Preferred Stock {Series B}	3,000	3,000
({Series B} Common Equivalents)	6,000,000	6,000,000
{Series B} Warrants	6,000,000	6,000,000
Series D	—	6,666,667
Aggregate Debt to be Exchanged at Closing	$3,333,333.33	—
{Series D} Common Stock (not included in Common Stock, above)	472,813	472,813
“Bridge to {Series D}” Warrants	1,181,468	—
{Series D} Warrants	—	7,272,728

Board of Directors Following the Business Combination

Each post-Business Combination Transaction director will hold office until the next annual meeting of our stockholders or until his or her successor has been elected and qualified, or until his or her death, resignation, or removal. Our executive officers are appointed by, and serve at the pleasure of, our Board and hold office until his or her death, resignation, or removal from office. The executive officers have been appointed based on their qualifications, including their prior leadership history with other companies, strategic vision, and potential contributions to our growth and profitability.

Following the closing of the Business Combination, our directors and executive officers and their positions held will be as follows:

Name	Age	Position
Emmit McHenry	81	Chairman of the Board of Directors
L. Kevin Kelly	58	Chief Executive Officer and Director
Alvin McCoy, III	56	Chief Financial Officer
Peter Ginsberg	70	Director
Reginald S. Bailey, Sr.	50	Director
Kevin E. O’Brien	57	Director

Business Experience

The following is a brief overview of the education and business experience of each of the above-referenced directors and executive officers during at least the past five years, including their respective principal occupations or employment during the period, the name and principal business organization by which they were respectively employed, and certain of their respective directorships:

Emmit McHenry, Chairman of the Board

Emmit McHenry has served as Cycurion’s Chairman of the Board since October 4, 2017, and also served as its Chief Executive Officer until January 25, 2023. Prior to joining Cycurion, Mr. McHenry was a founding Principal of Archura, LLC, in 2006, and held the positions of Chairman and Chief Executive Officer. Earlier in his career, Mr. McHenry founded and developed several other companies us, including NetCom Solutions International, Inc. and Network Solutions, Inc, the internet domain service provider. In addition, he has held management positions with International Business Machines (IBM), Connecticut General Life Insurance Company (now, CIGNA), Union Mutual, and Allstate Insurance Company, where he served in several positions, including Regional Vice President for the five northwestern states (Idaho, Oregon, Washington, Alaska, and Hawaii).

Mr. McHenry has held positions on the executive Committee for the Council on Competitiveness and the Board of Directors for James Martin Government Intelligence and Global Technology. Mr. McHenry obtained a Bachelor of Arts in Communications from the University of Denver and a Master of Arts in Communications from Northwestern University. Mr. McHenry also received an Honorary Doctor of Philosophy from Shaw University. Mr. McHenry is a Service-Disabled Veteran, having served in the United States Marine Corps. We believe that Mr. McHenry is qualified to serve on our Board because of his significant experience in corporate leadership and extensive knowledge Information Security.

L. Kevin Kelly, Chief Executive Officer

L. Kevin Kelly has served as Cycurion’s Chief Executive Officer and one if its directors since January 25, 2023. Mr. Kelly will continue to serve as Cycurion’s Chief Executive Officer (and, upon Closing, as New Cycurion’s Chief Executive Officer for the first 10 days after the Closing). From March 2015, he was the Chief Executive of Halo Privacy, a Chicago, Illinois-based cyber security organization that focuses on digital security solutions for high-profile individuals and Fortune 500 companies. In 2014 and 2015, he was the Chief Executive Officer and President for the North American operations of Asia Pulp & Paper, an Asian-based pulp and paper entity that ranks as one of the largest in the world. Mr. Kelly’s career also included 16 years with Heidrick & Struggles International Incorporated, a world-wide premier executive search firm; during the last six years of his tenure ending in 2013, he served as its Chief Executive Officer. From January 2016 to April 2017, Mr. Kelly was based in the Greater Chicago Area, as an executive advisor to the BTS Group AB, a Swedish-headquartered global professional services firm. Mr. Kelly earned his Bachelor of Science from George Mason University and his Master of Business Administration from Duke University – The Fuqua School of Business.

Alvin McCoy, III, Chief Financial Officer

Alvin McCoy, III has served as Cycurion’s Chief Financial Officer and one of its directors since October 4, 2017. Prior to joining Cycurion, Mr. McCoy served as a Managing Partner at Quantum Capital Partners, LLC (“Quantum Capital Partners”), a merchant banking firm that specialized in corporate financial advisory, real estate advisory, and niche structured finance transactions from 2004. He specialized in advising middle market companies with strategic financial management and M&A activity. Between 2004 and 2010, Mr. McCoy was the President and Chief Executive Officer of The McCoy Group, LLC, providing interim CFO services, capital raising and strategic advice to middle market and early-stage companies. Prior to this, Mr. McCoy served in several management positions at Merrill Lynch, Pierce, Fenner & Smith Incorporated’s Sales and Trading and Structured Finance groups from 1994 to 1999.

Mr. McCoy served in several management positions at Merrill Lynch, Pierce, Fenner & Smith Incorporated’s Sales and Trading and Structured Finance groups. Mr. McCoy earned his Bachelor of Arts in Economics and History from Bucknell University and his Master of Business Administration from Duke University – The Fuqua School of Business. He was the Chairman of the Board for Lafayette Federal Credit Union, a $560 million financial institution that serves the Washington DC market, and also served on the Board of Directors of Potomac Business Services, LLC, a commercial real estate underwriting, lending, and servicing organization with over $5 billion in assets that represents financial institutions. Mr. McCoy served on the Board of Directors of the Bucknell Alumni Association and has been active in the Junior Achievement Mentoring Program. We believe that Mr. McCoy is qualified to serve on our Board because of his extensive investment banking and financial experience working with both middle market and large organizations across various industry sectors.

Peter Ginsberg, Director

Peter R. Ginsberg has served as one of Cycurion’s directors since November 30, 2023. He is a practicing attorney with a wide range of experience and successfully represented Cycurion in one of its matters in 2020. In February of 2023, he co-founded Moskowitz Colson Ginsberg & Schulman, LLP, of which he is a partner in the firm. Previously, he was a partner with Moskowitz & Book, LLP from July of 2021 until the co-founding of his current firm. He was a partner of Michelman & Robinson, LLP from December 2020 through July 2021. Prior to that, from September 2018 through December 2020, he was a partner at Robinson Brog Leinwand Greene Genovese & Gluck, P.C. and then moved with a number of its attorneys to Sullivan & Worcester LLP (US). Earlier in his career, Mr. Ginsberg was an Assistant U.S. Attorney in the Eastern District of New York,

Mr. Ginsberg received his B.A. in history from the University of Pennsylvania in 1976, his MS in international relations from the London School of Economics in 1977; and his J.D. from Columbia Law School of Law in 1980. We believe that Mr. Ginsberg is qualified to serve on our Board because of his long history with Cycurion and the ability to provide broad-based legal advice to the Board.

Reginald S. Bailey, Sr.

Reginald S. Bailey will serve as one of Cycurion’s directors from the Closing. He is a co-founder of, and from 2019 to present, is the Chief Operating Officer of Cysurance LLC, a Washington DC and New York-based provider of a fully integrated cyber incident program. In 2017, Mr. Bailey co-founded, and thereafter has been, and remains, the managing principal of BoxTop Growth Partners LLC, a Washington DC and New York-based boutique advisory firm. From 2012 to 2013, he served as Chief Operating Officer of Hofmann Brands and then from 2014 to 2017, he served as the Chief Executive Officer and a Board Member of Hofmann Brands, a Syracuse New York-based portfolio investment company to Hofmann Sausage Company LLC, Hofmann Hots, LLC, and The Handwich®. From 2008 to 2012, Mr. Bailey served as the Managing Partner of Phoenix International Management Group, LLC, a Washington DC-based privately owned consulting practice that specialized in global network infrastructure and business operations solutions. From 2000 to 2008 he served as the Managing Partner, President, and Chief Operating Officer of Worldwide Network Services, LLC, a Washington DC-based SBA-certified defense contractor that he co-founded and which specialized in the engineering, design, installation, and maintenance of private networks within hazardous, remote, or geographically challenged environments worldwide.

Mr. Bailey earned a Bachelor of Science in Business Management from North Carolina Agricultural & Technical State University in 1995. We believe that Mr. Bailey is qualified to serve on our Board because of his broad experience in the cyber industry and his investment company advisory services.

Kevin E. O’Brien

Kevin E. O’Brien will serve as one of Cycurion’s directors from the Closing. In 2000, he founded and, through its acquisition by Revere Data, LLC in 2002, served as the Chief Executive Officer of Gradience, Inc., a San Francisco, California-based provider of cloud-based services and software for on-demand marketing and financial services applications. From that acquisition in 2002 through 2013, Mr. O’Brien served as the President and Chief Executive Officer of and a Director of Revere Data, LLC, a San Francisco, California-based provider of specialty data, analytics, and index services to Fortune 500 and defense customers. Revere Data was acquired by FactSet Research Systems, Inc. (NYSE: FDS) in 2013, where, for the succeeding three years, he served as its Regional Director for the Americas. FactSet is a San Francisco, New York, and London-based provider of enterprise class software, analytics, and services to 126,000 in 24 countries. From 2016 to the 2024, he has been employed by Orbital Insight, Inc., a Palo Alto, California-based Geospacial Software and Analytics Company that merges artificial intelligence and innovations to solve the world’s biggest business, national security, and societal problems as scale. During the first four years of his employment, he served as Orbital Insight’s Chief Operating Officer and, thereafter, from 2020 to 2024 as its Chief Executive Officer. From February 2024 to present, he serves as President at Chainalysis Government Solutions.

Mr. O’Brien received his B.B.A. in Management Information Systems from James Madison University in 1987 and his MBA from EDHEC Business School (Paris, France) in innovation, strategy, and information technology in 1994. We believe that Mr. O’Brien is qualified to serve on our Board because of his broad experience in the technology industry.

Accounting Treatment for Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, although Western will issue shares for outstanding equity interests of Cycurion in the Business Combination, Western will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Cycurion issuing stock for the net assets of Western, accompanied by a recapitalization. The net assets of Western will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Cycurion.

Appraisal Rights

None of Western’s stockholders or holders of its Units or Public Warrants has appraisal rights in connection with the Business Combination under Delaware law.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the Proposals presented at the Special Meeting.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor, A.G.P., and Western’s directors and officers (the “Insiders”) entered into a support agreement (the “Sponsor Support Agreement”) with Western and Cycurion, pursuant to which the Sponsor and the Insiders agreed, among other things, to vote all Covered Shares (as defined in the Sponsor Support Agreement), in favor of the Business Combination, against a business combination not relating to the Business Combination, against any change in the business, management, and Western’s board of directors, other than in connection with the Business Combination and against any adjournment proposal, except as permitted pursuant to the Sponsor Support Agreement. In addition, Western, the Sponsor, and the Insiders agreed that the Lock-Up Securities (as defined in the Sponsor Support Agreement) shall not be transferred for 12 months following the Closing Date. As of the date this proxy statement/prospectus was filed, the Sponsor, A.G.P., and Western’s Insiders own 94.9% of Western’s issued and outstanding shares of Common Stock.

Company Support Agreement

In addition, also in connection with the execution of the Business Combination Agreement, Cycurion’s officers, directors, and certain key stockholders (the “Cycurion Key Stockholders”) entered into a support agreement (the “Company Support Agreement”) with Western and Cycurion, pursuant to which the Cycurion Key Stockholders agreed, among other things, to vote all Stockholder Shares (as defined in the Company Support Agreement), in favor of the Business Combination and against a business combination not relating to the Business Combination.

Lock-Up Agreements/Leak-Out Agreements

In connection with the execution of the Business Combination Agreement, the Cycurion Key Stockholders also entered into Lock-Up Agreements with Western, pursuant to which the Cycurion Key Stockholders agreed, among other things, that the Lock-up Shares (as defined in their Lock-Up Agreements) shall not be transferred for 12 months following the Closing Date, subject to certain exceptions. Further, certain other holders of Cycurion securities that will be exchanged for shares of New Cycurion’s common stock, Series A Convertible Preferred Stock, and Series C Convertible Preferred Stock entered into Lock-Up Agreements with Western, pursuant to which such holders agreed, among other things, that the Lock-up Shares (as defined in their respective Lock-Up Agreements) shall not be transferred for 12 months following the Closing Date, subject to certain exceptions. Finally, certain other holders of Cycurion securities that will be exchanged for shares of New Cycurion’s Series B Convertible Preferred Stock and Series D Convertible Preferred Stock entered into Leak-Out Agreements with Western, pursuant to which such holders agreed, among other things, that the Leak-Out Shares (as defined in their respective Leak-Out Agreements) shall not be transferred for up to nine (9) months following the Closing Date in amounts in excess of certain market-driven limitations.

Please see the section titled “The Business Combination Agreement” for further information. Below is a brief summary of the other Proposals that Western stockholders are being asked to vote on at the Special Meeting.

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) no order or law shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated by the Business Combination Agreement, (ii) the approval by the requisite stockholders of Western and Cycurion of the Business Combination Agreement and the transactions contemplated thereby, and (iii) Western’s initial listing application with Nasdaq in connection with the Business Combination having been conditionally approved.

The Business Combination Agreement contains representations, warranties, and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties, and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “Disclosure Schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Disclosure Schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date this proxy statement/prospectus was filed. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Western, Cycurion, or any other matter.

Proposal 2 — The Nasdaq Proposal

As part of the consideration for the Business Combination, Western is obligated to issue 32,319,083 shares of Common Stock (including shares underlying preferred stock and warrants) to the Cycurion Legacy Stakeholders. Western stockholders will be asked to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of up to an aggregate of 32,319,083 shares of Common Stock in connection with the Business Combination (the “Nasdaq Proposal”);

Proposal 3 — The Charter Amendment Proposal

Western stockholders will be asked to approve and adopt, subject to and conditional on (but with immediate effect therefrom) approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal and the Equity Incentive Plan Proposal and the consummation of the Business Combination, the proposed third amended and restated certificate of incorporation of Western (the “Proposed Charter”), which will replace Western’s Amended and Restated Certificate of Incorporation, dated January 11, 2022, as amended on January 9, 2023, July 11, 2023, January 10, 2024, April 10, 2024, July 2, 2024 and October 9, 2024 (the “Current Charter”), and will be in effect upon the consummation of the Business Combination (the “Charter Amendment Proposal”). A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex B;

Proposal 4 — The Advisory Charter Proposals

Western stockholders will be asked to approve and adopt, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as separate sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):

i.	to change the post-Business Combination company’s corporate name from “Western Acquisition Ventures Corp.” to “Cycurion, Inc.” (we refer to such proposal as “Advisory Charter Proposal A”);
ii.	to increase the total number of authorized shares of Common Stock from 50 million to 100 million and the number of authorized shares of Preferred Stock from one million to five million (we refer to such proposal as “Advisory Charter Proposal B”);
iii.	to prohibit stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent (we refer to such proposal as “Advisory Charter Proposal C”); and
iv.	to remove certain provisions related to our status as a blank check company that will no longer apply upon consummation of the Business Combination, all of which our board of directors believes are necessary to adequately address the needs of the post-Business Combination company (we refer to such proposal as “Advisory Charter Proposal D”).

Proposal 5 — The Directors Proposal

Western is proposing that its stockholders vote to elect, effective as of the consummation of the Business Combination, Emmit McHenry, L. Kevin Kelly, and Peter Ginsberg (current members of Cycurion’s board of directors) and Reginald S. Bailey, Sr., and Kevin E. O’Brien to serve on the post-Business Combination company’s board of directors until their respective successors are duly elected and qualified.

Proposal 6 — The Equity Incentive Plan Proposal

Western is proposing that its stockholders approve and adopt the Cycurion, Inc. Equity Incentive Plan, which will become effective upon the Closing. A summary of the Equity Incentive Plan is set forth in the “The Equity Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached hereto as Annex C.

Proposal 7 — The Nasdaq ELOC Proposal

Western is proposing that its stockholder vote to approve for purposes of complying with Nasdaq Listing Rule 5635(d) the potential issuance of more than 20% of our Common Stock pursuant to two proposed $25,000,000 Equity Line of Credit arrangements that the Combined Company intends to enter into on the closing of the Business Combination.

Proposal 8 — The Nasdaq Series B Proposal

Western is proposing that its stockholder vote to approve for purposes of complying with Nasdaq Listing Rule 5635(d) the potential issuance of more than 20% of our Common Stock following the closing of the Business Combination upon the conversion of the Series B Preferred Shares and the exercise of the Series B Warrants.

Proposal 9 — The Nasdaq Series D Proposal

Western is proposing that its stockholder vote to approve for purposes of complying with Nasdaq Listing Rule 5635(d) the potential issuance of more than 20% of our Common Stock following the closing of the Business Combination upon the conversion of the Series D Preferred Shares and the exercise of the Series D Warrants.

Proposal 10 — The NTA Proposal

Western is proposing that its stockholders vote to approve amendments to the Current Charter and Business Combination Agreement (the “Existing Organizational Documents”), which amendments shall be effective, if adopted and implemented, immediately prior to the consummation of the proposed Business Combination, to remove from the requirements contained in the Existing Organizational Documents limiting the Company’s ability to consummate an initial business combination if the Company would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by Western stockholders. The NTA Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal No. 8 -- The NTA Proposal”;

Proposal 11 — The Adjournment Proposal

Western is proposing that its stockholders vote to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal, the Equity Incentive Plan Proposal, the Nasdaq ELOC Proposal, the Nasdaq Series B Proposal, the Nasdaq Series D Proposal or the NTA Proposal.

Reasons for the Business Combination

Western’s Reasons for the Business Combination

In evaluating the Business Combination, Western’s board of directors reviewed a number of materials, including the transaction documentation, certain due diligence summary materials prepared by Western’s management and advisors, investor presentations, and various industry and financial data and consulted with Western’s management, legal, financial, and other advisors. The advisors had full access to all of the materials provided to Western and advised the board of directors on the opportunity and risks of the Business Combination.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, Western’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision to approve the Business Combination. Western’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Western’s board of directors’ reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements”

The officers and directors of Western have substantial experience in evaluating the operating and financial merits of companies and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

In evaluating the Business Combination, Western’s board of directors considered the criteria and guidelines to evaluate prospective business opportunities set by the Western’s management team in the Western IPO prospectus and has determined that Cycurion meets many of these criteria. Specifically, the Western’s board of directors noted, among others, that:

●	Established Business. Cycurion is an established business, with established products, client base, and revenue stream.
●	Business with Growth Potential. Cycurion has a range of new products and services providing significant growth potential.
●	Established Leadership Team. Cycurion has an established leadership team and a desire to on-board new senior talent to better execute against the growth plan. Since the Business Combination Agreement was signed, Cycurion has appointed a very strong candidate to the CEO position.
●	Need to improve Security Measures. Cyber security threats are increasing and organizations are aware of the need to improve security measures and increase spend to counter such threats.

●	Technology Leadership. Cycurion has technology leadership in cyber security field. The team’s competence was further confirmed in interviews conducted by cyber security consultant Northcliffe Cybersecurity Research Ltd. for the services of Paul Kearney, PhD., commissioned by Western as part of the due diligence.
●	Loyal Client Base. Cycurion has good relations with a loyal client base.
●	Strong Potential for M&A. Cycurion has a strong potential for M&A with the prospect of helping to drive new cyber security solutions, customer acquisition, top line growth and adjusted EBITDA.
●	Long-Term Intrinsic Value Potential. Because of the abovementioned factors, among others, the Western Board believes that Cycurion has attractive long term intrinsic value potential because of its growth potential, the importance of network cyber security, the ineffectiveness of the traditional cyber security solutions and Cycurion’s advanced technology.
●	Redemption rights. If the Business Combination closes, holders of Western common stock may have all or any portion of their shares redeemed for cash, regardless of whether they vote for or against the Business Combination Proposal. This redemption option will allow each holder of Western common stock to choose whether or not to invest in Cycurion. If the Business Combination fails to close, this redemption option will not be available until Western finds and closes an alternative transaction in the future, which could take substantial time and may never occur. Given the state of the market, there are a more limited number of targets available for special purpose acquisition companies (each, a “SPAC”), and it will be more difficult for Western to identify and close an alternative transaction.
●	Attractive valuation that can provide attractive returns for public investors. The board of directors believes that Cycurion’s valuation is attractive relative to comparable publicly traded companies.

Western’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Future Financial Performance. The risk that future financial performance may not meet Western’s expectations due to factors in our control or out of our control, including due to economic cycles or other macroeconomic factors.
●	Potential for Benefits not Achieved. The risk that the potential benefits of the Business Combination, including Cycurion’s future value-creation strategies and identified cost savings or revenue opportunities, may not be fully achieved, or may not be achieved within the expected timeframe.
●	Competition. The risk that Cycurion may not be able to successfully compete with larger and more established cybersecurity firms.
●	Macroeconomic Risks and Uncertainty. Macroeconomic and geo-political risks could prohibit Cycurion from achieving the full benefits of the proposed Business Combination.
●	Public company experience. Most of Cycurion’s management has limited experience in operating a public company. The public company requirements may strain Cycurion’s resources and divert management’s attention.
●	Fees and expenses. The legal, accounting, advisory and compliance expenses associated with completing the Business Combination may exceed Cycurion’s expectations.
●	Redemption Risk. The potential that a significant number of Western’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Western’s existing charter, which would potentially make the Business Combination more difficult or impossible to complete.
●	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the Western’s control.
●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

In addition to considering the factors described above, Western’s board of directors also considered other factors including, without limitation:

●	Interests of Certain Persons. Some officers and directors of Western may have interests in the Business Combination. See the section titled “Proposal One — The Business Combination Proposal — Interests of Western’s Directors and Officers in the Business Combination” beginning on page 101 of this proxy statement/prospectus; and
●	Other Risks. Various other risks associated with Cycurion’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Western’s board of directors concluded that the potential benefits that it expected Western and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Western’s board of directors determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of Western and its stockholders.

Interests of Western’s Directors and Officers in the Business Combination

In considering the recommendation of Western’s board of directors to vote in favor of the Business Combination Proposal and the Charter Proposals, stockholders should keep in mind that the Sponsor and Western’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Western’s stockholders generally. In particular:

If the Business Combination with Cycurion or another business combination is not consummated by January 11, 2025, Western will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash, and, subject to the approval of its remaining stockholders and board of directors, dissolving and liquidating. In such event, the 2,875,000 Founder Shares held by the Sponsor and A.G.P., which were acquired for an aggregate purchase price of $25,000 prior to the Western IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares.

The Sponsor purchased an aggregate of 376,000 private placement units from Western for $10.00 per unit. This purchase took place on a private placement basis simultaneously with the consummation of the Western IPO. Nearly all of the proceeds Western received from these purchases were used to fund the process of securing a business combination or the Trust Account.

If Western is unable to complete a business combination within the required time period under the Western Charter, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Western for services rendered or contracted for or products sold to Western. If Western consummates a business combination, on the other hand, Western will be liable for all such claims.

The Sponsor and Western’s directors and officers and their affiliates are entitled to reimbursement of activities on Western’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Western fails to consummate a business combination within the required time period under the Western Charter, they will not have any claim against the Trust Account for reimbursement. Accordingly, Western may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 11, 2025. As of the record date, the Sponsor and Western’s directors and officers and their affiliates had not incurred any unpaid reimbursable expenses.

The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to our Public Stockholders rather than liquidate,

Based on the difference in the purchase price of $0.009 per share that the Sponsor and A.G.P. paid for the 2,875,000 Founder Shares for an aggregate purchase price of $25,000, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the Western IPO and the Public Stockholders experience a negative rate of return following the Closing of the Business Combination.

In the event that a business combination is not effected, the Sponsor and A.G.P. will not be entitled to any reimbursement of funds invested in Western. In total, the Sponsor has invested $3,785,000 for securities that would be worthless absent the completion of a business combination. Also, if the business combination is effected, A.G.P. will receive the fees payable to it under the Advisory Agreement.

The Business Combination Agreement provides for the continued indemnification of Western’s current directors and officers and the continuation of directors and officers liability insurance covering Western’s current directors and officers.

Certain of Western’s directors and officers presently have fiduciary or contractual obligations to other entities, pursuant to which such officer or director is required to present a business combination opportunity to such entity. Western’s directors and officers also may have become aware of business combination opportunities which may have been appropriate for presentation to Western and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should have been presented. These conflicts may not have been resolved in Western’s favor and such potential business combination opportunities may have been presented to other entities prior to their presentation to Western. Western’s Amended and Restated Certificate of Incorporation provides that, to the extent permitted by applicable law, Western renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter (i) which may be a business combination opportunity for an entity related to a director or officer of Western, on the one hand, and Western, on the other, or (ii) the presentation of which would breach an existing legal obligation of a director or officer to another entity, and Western waives any claim or cause of action it may have in respect thereof. Western does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for an acquisition target nor will materially impact its ability to complete the proposed Business Combination.

Recommendation of the Western Board

Western’s board of directors has determined that each of the proposals outlined above is in the best interests of Western and its stockholders and recommended that Western stockholders vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Charter Amendment Proposals, “FOR” the Advisory Charter Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” the Nasdaq ELOC Proposal, “FOR” the Nasdaq Series B Proposal, “FOR” the Nasdaq Series D Proposal ,”FOR” the NTA Proposal, and “FOR” the Adjournment Proposal, if presented.

Cycurion’s Reasons for the Business Combination

In the course of reaching its decision to approve the Business Combination, the Cycurion board of directors consulted with its senior management, financial advisors, and legal counsel, reviewed a significant amount of information, and considered a number of factors, including, among others:

●	Other Alternatives: It is the belief of Cycurion, after review of alternative strategic opportunities from time to time, that the proposed Business Combination represents the best potential transaction for Cycurion to create greater value for Cycurion’s equity holders, while providing Cycurion’s holders with greater long-term liquidity by owning stock in a public company.
●	Advantages over a Traditional IPO: Prior to executing the Business Combination Agreement, Cycurion’s board of directors considered the alternative of a traditional firm commitment initial public offering. Cycurion’s board of directors considered that the Business Combination provided certain advantages over a traditional IPO. In particular, Cycurion’s board of directors considered that, based on available information at the time, including with respect to the conditions of the IPO market for companies with Cycurion’s characteristics, and Cycurion’s investment banker informing them in early July of a delay in timing of an IPO until September at the earliest due to the need for additional marketing to additional potential institutional investors, and the summer slowdown of the IPO market, the Business Combination with Western was likely to provide for a more time- and cost-effective means to access additional capital with less dilution to Cycurion’s existing holders.
●	Access to Capital: Cycurion expects that the Business Combination would be a more time- and cost-effective means to access capital than other options considered, including a traditional IPO.
●	Size of Post-Business Combination Company: Cycurion considered the Business Combination pro forma enterprise value of approximately $100 million for Cycurion provided Cycurion’s holders with the opportunity to go forward with ownership in a public company with a larger enterprise value. Pro forma enterprise value was calculated as, 10.3 million pro forma shares outstanding after the Business Combination multiplied by an assumed price per share of $10, less pro forma net cash of $9.1 million, assuming no redemption from the Western trust.

Date, Time and Place of Special Meeting

The Special Meeting will be held on [●], 2025, at 10:00 a.m., Eastern Time, conducted via live webcast at the following address [●]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Western recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to physically attend the Special Meeting in person.

Proxy Solicitation

Proxies may be solicited by mail. We have engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section titled “Special Meeting of Western Stockholders — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Western stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of stockholders if a majority of the shares of capital stock of Western issued and outstanding and entitled to vote, is represented in person, by virtual attendance or by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Charter Amendment Proposal requires the affirmative vote of 65% of the issued and outstanding Western common stock as of the Record Date. Accordingly, any Western stockholder’s failure to vote by proxy or to vote online at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal. However, since the Sponsor and A.G.P. are required to vote in favor of all Proposals and since the combined voting power of the Sponsor and A.G.P. is approximately 94.9%, the Charter Amendment is assured to pass.

The approval of the NTA Proposal requires the affirmative vote of holders of two-thirds of the issued and outstanding shares of Western Common Stock as of the Record Date, voting as a single class, Accordingly, a Western stockholder’s failure to vote by proxy or to vote in person online at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the NTA Proposal and the Charter Proposal.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the NTA Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Western common stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. The remaining Required Proposals will not be presented to the stockholders of Western at the Special Meeting. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by Western stockholders. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Western common stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. A Western stockholder’s failure to vote by proxy or to vote online at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Equity Incentive Plan Proposal and Adjournment Proposal. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Meeting. However, since the Sponsor and A.G.P. are required to vote in favor of all Proposals and since the combined voting power of the Sponsor and A.G.P. is approximately 94.9%, the Charter Amendment is assured to pass.

The Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal, and the Equity Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is subject to and conditioned on the approval of the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal, and the Equity Incentive Plan Proposal. The Adjournment Proposal is not subject to and conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal, and the Equity Incentive Plan Proposal do not receive the requisite vote for approval, then Western will not consummate the Business Combination. If Western does not consummate the Business Combination and fails to complete an initial business combination by January 11, 2025, it will dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its Public Stockholders. However, since the Sponsor and

A.G.P. are required to vote in favor of all Proposals and since the combined voting power of the Sponsor and A.G.P. is approximately 94.9%, the Charter Amendment is assured to pass.

Recommendation to Western Stockholders

Our Board believes that the Proposals to be presented at the Special Meeting are in the best interests of Western and its stockholders and unanimously recommends that Western stockholders vote “FOR” the Proposals.

Emerging Growth Company

Western is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. Western has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Western, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Western will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Western IPO, (b) in which Western has total annual gross revenue of at least $1.07 billion, or (c) in which Western is deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which Western has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, Western is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Western will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Western common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) Western’s annual revenues exceeded $100 million during such completed fiscal year and the market value of Western common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Risk Factors Summary

In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section titled “Risk Factors.”

Summary of Risks Related to Cycurion

There are several material risk factors related to our business and the cybersecurity industry, and Cycurion’s security that may adversely affect its business. Risks related to Cycurion’s business operations and its industry include, but are not limited to (i) our limited operating history affecting our ability to win new businesses, (ii) significant challenges in achieving and maintaining profitability, (iii) significant debt burden, (iv) reliance on talent and innovation to win new business, (v) significant competition from larger cybersecurity companies, (vi) constant risk of cyber-attacks against its clients and our Company as a whole, (vii) risks related to future acquisitions, including achieving synergies, profitability, and continued business growth, and (viii) reliance on government contracts to support and enhance a significant portion of our operations.

Additionally, it is worth noting that there are immediate risks related to a potential closing of Cycurion’s proposed acquisition of SLG, including but not limited to, (i) significant costs related to that potential closing, (ii) the proposed acquisition may not materialize, (iii) potential disruption to our business as a result of the potential closing, and (iv) SLG’s ability to perform profitably after the potential closing.

Risks Related to Cycurion’s Business and Industry

Cycurion has a limited operating history upon which you can evaluate our future business and prospects.

Cycurion has a limited operating history. It was incorporated in 2017. Since its incorporation, Cycurion has acquired two operating subsidiaries: Axxum in 2017 and Cloudburst in 2019. It also acquired certain technology assets of Sabres in September 2021. Accordingly, Cycurion and its subsidiaries have varying operating histories and, together as a consolidated company, has a limited operating history, which can make it difficult for investors to evaluate Cycurion’s operations and prospects and may increase the risks associated with an investment. There can be no assurance that Cycurion’s business plan can be realized in the manner contemplated, that it will ever realize any significant operating revenues, or that its operations will ever be profitable and, therefore, its stockholders may lose all or a substantial part of their investment.

Cycurion has incurred net losses and cannot assure you that it will achieve or maintain profitable operations.

Cycurion’s net income was $109,712 for the quarter ended September 30, 2024 and its net loss was $2,417,862 for the quarter ended September 30, 2023. Cycurion may continue to incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications, and delays and other unknown events.

Cycurion intends to increase its brand awareness, expand the customer base, and expect to continue to invest heavily in its businesses in the foreseeable future as management continues to attempt to expand and grow the core businesses. In addition, Cycurion’s net revenues could be impacted by various factors, including the competitive landscape, customer preferences, and the success of our service offerings.

Accordingly, management cannot assure you that Cycurion will achieve sustainable operating profits as it continues to attempt to expand its product and professional service offerings and otherwise implement its growth initiatives. Any failure to achieve and maintain profitability would have a materially adverse effect on Cycurion’s ability to implement its business plan, its results and operations, and its financial condition, and could cause the value of its Common Stock to decline, resulting in a significant or complete loss of your investment.

Cycurion’s level of indebtedness and debt service obligations could adversely affect its financial condition and make it more difficult for management to fund its operations.

As of September 30, 2024, Cycurion had approximately $16.5 million of indebtedness and other liabilities outstanding.

●	It will need to use a substantial portion of available cash flow to pay interest and principal on existing debt, which will reduce the amount of money available to finance its operations and other business activities;
●	its debt level increases its vulnerability to general economic downturns and adverse industry conditions;
●	its debt level could limit its flexibility in planning for, or reacting to, changes in its business and in its industry in general;
●	its leverage could place Cycurion at a competitive disadvantage compared to its competitors that have less debt; and
●	its failure to comply with the financial and other restrictive covenants in our debt instruments which, among other things, may require us to maintain specified financial ratios and will limit its ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on its business or prospects.

Despite the existing level of indebtedness, Cycurion and its subsidiaries may incur additional indebtedness, which could further exacerbate the risks described above.

Cycurion’s ability to grow and compete in the future will be adversely affected if adequate capital is not available to it or not available on favorable terms.

Cycurion has limited capital resources. To date, it has financed its operations through a mix of equity investments by unaffiliated third parties and bank debt financing and, except in connection with this Offering, it expects to continue to do so in the foreseeable future. Cycurion’s ability to continue its normal and planned operations, to grow its business, and to compete in the cybersecurity industry will depend on the availability of adequate capital.

Management cannot assure you that Cycurion will be able to obtain additional financing from those or other sources when or in the amounts needed, on acceptable terms, or at all. If it raises capital through the sale of equity, or securities convertible into equity, that would result in dilution to its then-existing stockholders, which could be significant depending on the price at which it may be able to sell its securities. If Cycurion raises additional capital through the incurrence of additional indebtedness, it would likely become subject to further covenants restricting its business activities, and holders of debt instruments would have rights and privileges senior to those of its then-existing stockholders. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support development of new programs and marketing to current and potential new clients. If Cycurion is unable to raise capital when needed or on acceptable terms, it could be forced to delay, reduce, or eliminate certain products or professional service offerings or future marketing efforts, or reduce or discontinue its operations. Any of these events could significantly harm Cycurion’s business, financial condition, and prospects and could cause the value of its Common Stock to decline, resulting in a significant or complete loss of your investment.

If Cycurion does not continue to innovate and offer solutions and professional services that address the dynamic threat landscape, it may not remain competitive and its revenue and operating results could suffer.

Cycurion’s success will depend, in part, on its ability to develop and implement innovative customer solutions and professional services that anticipate and keep pace with rapid and continuing changes in technology, industry standards, and client preferences, as well as continue to attract top talent and expertise in order to develop innovative solution offerings and professional services that are required to keep up with dynamic industry landscapes. Cycurion may not be successful in anticipating or responding to these developments in a timely basis, and its offerings may not be successful in the marketplace. In addition, services, solutions, and technologies developed by its competitors may make its service or solution offerings uncompetitive or obsolete. Any of these circumstances could have a material adverse effect on its ability to obtain and successfully complete important client engagements, which in return would negatively affect revenue and operating results.

Cycurion relies on personnel with extensive information security expertise and the loss of, or its inability to attract and retain, qualified personnel in the highly competitive labor market for such expertise could harm its business.

Cycurion’s future performance depends upon its ability to attract and retain qualified cybersecurity personnel. The information technology consulting and cybersecurity industries have highly competitive labor markets, which depend on technical expertise and experience. In the future, it may be unable to continue to recruit and retain talent. If it is unable to recruit and/or retain talent, it may not be able to expand. Finally, its competitors may offer more competitive compensation packages than it could afford to offer. Cycurion regularly attempts to benchmark its employee and contractor compensation against compensation paid within our industry and, if possible, make annual adjustments to the compensation it pays in order to remain competitive in the market.

In order to attract and retain the number of employees Cycurion needs to grow our business, it may need to increase its compensation levels in the future. This could adversely affect its operating margins, which, in turn, could negatively affect its financial condition and operating results.

If Cycurion is unable to hire, retain, train, and motivate qualified personnel and senior management, its business could suffer.

Cycurion’s future success largely depends upon the continued contribution, attraction, and retention of its senior management and other qualified personnel. If one or more of Cycurion’s executive officers are unable or unwilling to continue in their present positions, it may not be able to replace them readily, if at all. Additionally, it may incur additional expenses to recruit and retain new executive officers. If any of its executive officers joins a competitor or forms a competing company, it may lose some or all of its customers. Finally, it does not maintain “key person” life insurance on any of its executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect Cycurion’s business, financial condition, and results of operations, and thereby an investment in its Common Stock.

Cycurion must continually enhance its training, existing solutions and technology tools and develop or acquire new solutions and tools, or it will lose clients and its competitive position will suffer.

The cybersecurity landscape is constantly changing with increasing scale, frequency, and organization of attacks. Thus, there is a high need for constant improvement and updates in Cycurion’s existing solutions and technologies. Cycurion faces the risks of its services offerings not being adequately competitive, including not being able to: (i) accurately targeting its clients’ and prospective clients’ most-needed solutions (ii) being cost-effective for its clients and prospective clients, and (iii) being easy to use.

If Cycurion does not meet its clients’ and prospective clients’ expectations, or adequately mitigate these risks, it risks losing its competitive position and clients, which, in turn, will decrease its operating profits, revenue, and net income.

Cycurion faces intense competition in the cybersecurity industry, especially from larger, well-established companies.

Cycurion faces significant competition from other cybersecurity companies, especially those companies who are considered the larger and more established entities. Relative to Cycurion, many of these companies have significantly greater financial, technical, marketing, and other resources, longer operating histories, more well-established brand names and business user recognition, larger customer bases, larger and more mature intellectual property portfolios, and more diverse strategic plans and service offerings. Intense competition from these traditional and new cybersecurity companies has led to declining prices and margins for many cybersecurity services, and Cycurion expects this trend to continue as competition intensifies in the future. Any decrease in Cycurion’s pricing or margins, could significantly harm its business, financial condition, and results of operations, resulting in a significant or complete loss of your investment.

Further, decreasing prices for such professional services due to high number of entrants has somewhat diminished the competitive advantage that Cycurion has enjoyed as a result of its service pricing. If its competitors implement a similar business model, then Cycurion’s competitive position in the market might be diluted. Should this happen, its ability to acquire and keep customers would be impaired. Cycurion’s competitors may also introduce new technologies or services that could make Cycurion’s product offerings and professional services less attractive to its customers or potential customers. The inability to maintain or improve its competitive standing within the cybersecurity industry could materially adversely affect its business, prospects, financial condition, and results of operations.

For all of these reasons, Cycurion may not be able to compete successfully against its current or future competitors, or may be required to expend significant resources in order to remain competitive. If Cycurion’s competitors are more successful than Cycurion in developing new product and service offerings or in attracting and retaining customers, Cycurion’s business, financial condition, and results of operations could be adversely affected.

If our products or professional services fail to detect vulnerabilities or identify and respond to cybersecurity incidents, or if our products contain undetected errors or defects, our brand and reputation could be harmed, which could have an adverse effect on our business and results of operations.

If our products or professional services fail to detect vulnerabilities in our customers’ cybersecurity infrastructure, or if our products or professional services fail to identify and respond to new and increasingly complex methods of cyber-attacks, our business and reputation may suffer. There is no guarantee that our products or professional services will detect all vulnerabilities, especially in light of the rapidly changing security landscape to which we must respond. Additionally, our products may falsely detect vulnerabilities or threats that do not actually exist.

Our products may also contain undetected errors or defects. Any errors, defects, disruptions in service, or other performance problems with our products may damage our customers’ businesses and could hurt our reputation. If our products or professional services fail to detect vulnerabilities for any reason, we may incur significant costs, the attention of our key personnel could be diverted, our customers may delay or withhold payment to us or elect not to renew or other significant customer relations problems may arise. We may also be subject to liability claims for damages related to errors or defects in our products. A material liability claim or other occurrence that harms our reputation or decreases market acceptance of our products may harm our business and operating results.

Many federal, state, and foreign governments have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, and any association of us with such publicity may cause our customers to lose confidence in the effectiveness of our security solutions. An actual or perceived security breach or theft of the sensitive data of one of our customers, regardless of whether the breach is attributable to the failure of our products or professional services, could adversely affect the market’s perception of our offerings and subject us to legal claims.

As a cybersecurity provider, we are a target of cyber-attacks and other cyber risks that could adversely impact our reputation and operating results.

As a cybersecurity provider, we have been and will likely be a target of cyber-attacks designed to impede the performance of our products, penetrate our network security, or that of our customers, misappropriate proprietary information and/or cause interruptions to our services. If our systems are breached as a result of third-party action, employee error or misconduct, attackers could learn critical information about how our products operate to help protect our customers’ infrastructures from cyber risk, thereby making our customers more vulnerable to cyber-attacks. In addition, if actual or perceived breaches of our network security occur, they could adversely affect the market perception of our products, negatively affecting our reputation, and may expose us to the loss of our proprietary information or information belonging to our customers, investigations or litigation and possible liability, including injunctive relief and monetary damages. Such security breaches could also divert the efforts of our key personnel. In addition, such security breaches could impair our ability to operate our business and provide products and services to our customers. If this happens, our reputation could be harmed, our revenue could decline and our business could suffer.

Additionally, we cannot be certain that our insurance coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.

The loss of, or a significant reduction, in purchases by any of our larger clients could adversely affect our business and financial results.

Currently, we are dependent on a few clients for a large portion of our revenue. If we fail to provide professional services to these clients on a timely basis or fail to meet their performance expectations, including the failure to enhance, maintain, upgrade, or improve our products and professional services, we may lose some of our clients that generate a significant amount of our revenue. If this were to happen, we would need to acquire several smaller clients or another large client to replace the lost revenue, as to which acquisitions there can be no assurance.

Any loss of a significant customer could increase our per-client costs, decrease our operating efficiencies, and have a material adverse effect on our business, results of operations, and financial condition. There can be no assurance that we can easily mitigate the potential loss of any of our larger clients, if at all.

The failure of Congress to approve appropriations bills in a timely manner for the Federal government agencies and departments we support, or the failure of the Administration and Congress to reach an agreement on fiscal issues, could delay and reduce spending, cause us to lose revenue and profit, and affect our cash flow.

On an annual basis, Congress is required to approve appropriations bills that govern spending by each of the Federal government agencies and departments we support. When Congress is, or Congress and the Administration are, unable to agree on budget priorities and, thus, unable to pass annual appropriations bills on a timely basis, Congress typically enacts a continuing resolution. Continuing resolutions generally allow Federal government agencies and departments to operate at spending levels based on the previous fiscal year. When agencies and departments operate on the basis of a continuing resolution, funding we expect to receive from clients for work we are already performing and for new initiatives may be delayed or cancelled. Congress and the Administration have from time to time failed to agree on a continuing resolution, resulting in temporary shutdowns of non-essential Federal government functions and our work on such functions. Such shutdowns may result in delayed payments to us and/or the delay of certain programs and projects for which we were engaged. Thus, the failure by Congress and the Administration to enact appropriations bills in a timely manner can result in the loss of revenue and profit when Federal government agencies and departments are required to cancel or change existing or new initiatives or the deferral of revenue and profit to later periods due to shutdowns or delays in implementing existing or new initiatives. There is also the possibility that Congress will fail to raise the U.S. debt ceiling, when necessary. This can also result in Federal government shutdowns. The delayed funding or shutdown of many parts of the Federal government, including agencies, departments, programs, and projects we support, could have a substantial negative affect on our revenue, profits, and cash flow.

Substantially all of our revenue is generated from contracts with Federal governmental entities.

We derived substantially all of our revenue in each of 2023 and 2022 from contracts with Federal government clients. Selling to government entities can be highly competitive, expensive and time consuming, and often requires significant upfront time and expense without any assurance that we will win a sale. Further expenditures by our Federal government clients may be restricted or reduced by Administration or congressional actions, by action of the Office of Management and Budget, by action of individual agencies or departments, or by other actions. Accordingly, we expect that, due to changing government budgeting and spending priorities and related disputes among Congress and the Administration, some of our government clients in the future may delay payments due to us, may eventually fail to pay what they owe us, and/or may delay certain programs and projects. For some government clients, we may face a difficult choice: turn down (or stop) work due to budget uncertainty with the risk of damaging a valuable client relationship or perform work with the risk of not being paid in a timely fashion or perhaps at all. Congressional elections could also affect spending priorities and budgets at all levels of government. In addition, increased deficits and debt at all levels of government, may lead to reduced spending by agencies and departments on projects or programs we support.

Government entities also have heightened sensitivity surrounding the purchase of cybersecurity solutions due to the critical importance of their IT infrastructures, the nature of the information contained within those infrastructures and the fact that they are highly visible targets for cyber-attacks. Accordingly, increasing sales of our products and professional services to government entities may be challenging. Further, in the course of providing our products and professional services to government entities, our employees and those of our channel partners may be exposed to sensitive government information. Any failure by us or our channel partners to safeguard and maintain the confidentiality of such information could subject us to liability and reputational harm, which could materially and adversely affect our results of operations and financial performance.

Our reliance on U.S. General Services Administration Multiple Award Schedule (“GSA Schedule”) contracts and other Indefinite Delivery/Indefinite Quantity (“IDIQ”) contracts creates the risk of volatility in our revenue and profit levels.

We believe that one of the elements of our success is our position as a prime contractor under GSA Schedule contracts and other IDIQ contracts, and we believe this position is important to our ability to sell our services to Federal government clients. However, these contract vehicles require us to compete for each delivery order and task order, rather than having a more predictable stream of activity during the term of a multi-year contract. In addition, we may spend considerable cost and management time and effort to prepare bids and proposals for contracts, delivery orders, or task orders that we may not win. There can be no assurance that we will continue to obtain revenue from such contracts at current levels, or in any amount, in the future. To the extent that Federal government agencies and departments choose to employ GSA Schedule contracts and other IDIQ contracts encompassing activities for which we are not able to compete or provide services, we could lose business, which would negatively affect our revenue and profitability.

Future acquisitions could disrupt our business and harm our financial condition and operating results.

In order to remain competitive, we have in the past and may in the future seek to acquire additional businesses, products, or technologies. The environment for acquisitions in our industry is very competitive and acquisition candidate purchase prices will likely exceed what we would prefer to pay. We also may not find suitable acquisition candidates, and acquisitions we complete may be unsuccessful.

Achieving the anticipated benefits of future acquisitions will depend in part upon whether we can integrate acquired operations, products and technology in a timely and cost-effective manner and successfully market and sell these as new product offerings, or as new features within our existing offerings. The acquisition and integration processes are complex, expensive, and time consuming, and may cause an interruption of, or loss of momentum in, product development, sales activities, and operations. If we are unable to effectively execute or integrate acquisitions, our business, financial condition, and operating results could be adversely affected.

In addition, we may only be able to conduct limited due diligence on an acquired company’s operations or may discover that the products or technology acquired were not as capable as we thought based upon the initial or limited due diligence. Following an acquisition, we may be subject to unforeseen liabilities arising from an acquired company’s past or present operations and these liabilities may be greater than the warranty and indemnity limitations that we negotiate. Any unforeseen liability that is greater than these warranty and indemnity limitations could have a negative impact on our financial condition.

Our strategic partnerships expose us to a range of business risks and uncertainties that could have a material adverse impact on our business and financial results.

We and our subsidiaries have entered, and intend to continue to enter, into strategic partnerships with third parties to support our future growth plans. We cannot provide any assurance that we will be able to continue to enter into additional strategic partnerships. Strategic partnerships require significant coordination between the parties involved, particularly if a partner requires that we integrate its products with our products. Further, we have invested and will continue to invest significant time, money, and resources to establish and maintain relationships with our strategic partners, but we have no assurance that any particular relationship will continue for any specific period of time, result in new offerings that we can effectively commercialize, or result in enhancements to our existing offerings.

We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results, and financial condition.

Our future performance depends on the continued services and contributions of our senior management, particularly Emmit McHenry, and other key employees to execute on our business plan and to identify and pursue new opportunities and product innovations. From time to time, there may be changes in our senior management team resulting from the termination or departure of our executive officers and key employees. The loss of the services of our senior management, particularly Emmit McHenry, or other key employees for any reason could significantly delay or prevent the achievement of our development and strategic objectives and harm our business, financial condition, and results of operations.

Accusations against us by third parties of infringement or other violations of their intellectual property rights, regardless of the accuracy of these assertions, could result in significant costs and harm our business and operating results.

We cannot ensure that our professional services and solutions, or the third-party solutions that we offer to our clients, do not infringe on the intellectual property rights of third parties and, in the future, we may have infringement claims asserted against us or against our clients. These claims could harm our reputation, require us to incur significant expenses and monetary liability, and prevent us from offering some of our current professional services or solutions. Legal challenges to our intellectual property rights and claims of intellectual property infringement by third parties could require that we enter into royalty or licensing agreements on less-than-favorable terms. Even if we believe any such challenges or claims are without merit, they can be time-consuming and costly to defend, injure our reputation, and divert management’s attention and resources away from our business. We may need to change our business practices if any of these events were to occur, which may limit our ability to compete effectively and could have an adverse effect on our results of operations.

We depend on unaffiliated third-party software in order to provide our solutions and professional services and support our operations.

Significant portions of our services and operations rely on software that is licensed from third-party vendors. The fees associated with these license agreements could increase in future periods, resulting in increased operating expenses. If there are significant changes to the terms and conditions of our license agreements, or if we are unable to renew these license agreements, we may be required to make changes to our vendors or information technology systems. These changes could impact the solutions and services we provide to our clients or the processes we have in place to support our operations, which could have an adverse effect on our business.

Any material weakness in our internal controls could adversely affect our business.

In the future, under Section 404 of the Sarbanes-Oxley Act of 2002 (the “SOX Act”), we will be required to furnish a report by our management on internal control over financial reporting. This report must contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management.

To date, we have not identified material weaknesses in our internal control over financial reporting. However, if in the future, we identify any material weakness in our internal controls, it could affect our ability to provide reliable financial statements, our business decision-making process may be adversely affected, our business and operating results could be harmed, investors could lose confidence in our reported financial information, the market price of our securities could decrease and our ability to obtain additional financing, especially additional financing on favorable terms, could be adversely affected. In addition, failure to maintain effective internal control over financial reporting could result in investigations or sanctions by regulatory authorities.

We may not be able to manage our growth effectively or improve our operational, financial, and management information systems, which would impair our results of operations.

In the near term, we intend to expand the scope of our operational activities significantly. If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our business operations, finances, management, and other resources. The factors that may place strain on our resources include, but are not limited to, the following:

●	The need for continued development of our financial and information management systems;
●	The need to manage strategic relationships and agreements with manufacturers, customers, and partners; and
●	Difficulties in hiring and retaining skilled management, technical, and other personnel necessary to support and manage our business.

Additionally, our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to manage growth effectively will require us to expand the capabilities of our administrative and operational resources substantially and to attract, train, manage, and retain qualified management and other personnel. There can be no assurance that we will be successful in recruiting and retaining new employees or retaining existing employees.

We cannot provide assurances that our management will be able to manage this growth effectively. Our failure to manage growth successfully could result in our sales not increasing commensurately with capital investments, if at all, or otherwise materially adversely affecting our business, financial condition, or results of operations.

We may issue additional shares of New Cycurion Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

We may issue additional shares of New Cycurion Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under the Equity Incentive Plan, without stockholder approval, in a number of circumstances. Additionally, we may issue additional shares in connection with the proposed ELOCs (as described elsewhere in the proxy statement/prospectus), whereby we anticipate entering into two $25 million ELOC agreements.

Our issuance of additional shares of New Cycurion Common Stock or other equity securities of equal or senior rank could have the following effects:

●	your proportionate ownership interest in the combined company decrease;
●	the relative voting strength of each previously outstanding share of the combined company may be diminished; or
●	the market price of our shares of the combined company stock may decline.

If we are unable continually to add new customer offerings, innovate, and increase efficiencies, our ability to attract new customers may be adversely affected.

In the area of innovation, we must be able to add new solutions and professional service offerings and adopt sales incentives and policies that appeal to our customers and prospective customers. This depends, in part, on the creative and marketing skills of our personnel and on our ability to appeal to both customers and manufacturers. We may not be successful in the development, introduction, marketing and sourcing of new products or sales policies that satisfy customer needs, achieve market acceptance, or generate satisfactory financial returns, any of which could adversely affect our business, financial condition, or results of operations.

Risks Relating to the SLG Assignment Agreement

We may fail to consummate some or all of the assumptions contemplated by the SLG Assignment Agreement.

There is no guarantee that our possible assumption of any or all of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, will be approved by the counterparties. Mitigating factors that may hinder its acquisition include:

●	Legal or regulatory challenges related to our possible assumptions of the to-be-assigned SLG agreements, which will result in our becoming the prime contractor thereunder;
●	Discovery of material incompatibilities or challenges from our due diligence of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder;
●	Misrepresentation by SLG in respect of any of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder; and
●	The counterparty to one or more of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, does not approve the relevant assignment to us.

Due Diligence may not reveal all issues with respect to SLG.

There is no assurance that our due diligence will reveal all relevant information regarding the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder. We rely on our working relationship with SLG, the counter-parties to the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, as well as the information provided to us by SLG, its management, counsel, and auditors. There is no assurance that we will receive all relevant information, or identify any current or historical factor that might otherwise prevent us from consummating any or all of the assumptions of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, or cause significant financial costs thereafter.

We may incur significant unforeseen costs related to our possible assumption of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, that are the subject of the SLG Assignment Agreement.

We recognize that there may be significant additional costs related to the assumption of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, that are the subject of the SLG Assignment Agreement, including costs related to legal and due diligence, integration and consolidation of the to-be-assigned SLG agreements themselves, which, if assumed by us, would result in our becoming the prime contractor thereunder, as distinguished from our operating as a subcontractor for those agreements, and other unexpected or unforeseen costs. Further, consummating the transactions contemplated by the SLG Assignment Agreement may cause us to:

●	Issue Common Stock that will dilute our current stockholders’ ownership;
●	Use a substantial portion of our cash resources;

●	Increase our interest expense, leverage, and debt service requirements if we incur additional debt to in connection with the obligations that we will assume under the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder;
●	Assume unexpected liabilities for which SLG has not agreed to indemnify us sufficiently or for which SLG does not have the resources to indemnify us; and
●	Record goodwill and non-amortizable intangible assets that are subject to impairment testing and potential impairment charges.

There is no assurance that we will be able to integrate becoming the prime contractor under the to-be-assigned SLG agreements into our business model, which could then result in significant disruption to our business.

Our inability to integrate the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, could impede us from realizing all of the benefits of the possible assignments. The integration process of the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, may disrupt our current business model of being a significant subcontractor on many projects rather than the prime contractor itself. The role of prime contractor has certain significant benefits regarding bidding for future contracts, but carries with it a significant administrative burden that currently we may not be able to fulfill successfully.

There is no assurance that any or all of the counterparties to the to-be-assigned SLG agreements, which, if we are able to assume, would result in our becoming the prime contractor thereunder, will permit such assignment by SLG and assumption by us.

We have no reason to believe that any of the counterparties will not approve the prospective assignments of the SLG agreements; however, because the terms of each of the agreements that SLG has agreed to assign to us has a provision that provides the counterparty to such agreement with a right to approve an assignment prior to its effectiveness (even though we are known to each applicable counterparty as the prime subcontractor), we cannot provide any assurance that any or all of the counterparties will provide approval of the proposed assignments. Nevertheless, without those approvals, we would continue as the prime subcontractor under each of the agreements and, pursuant to the provisions of the SLG Assignment Agreement, SLG and we would reduce the consideration that we would otherwise tender to SLG.

There is no assurance that the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, will perform as expected.

There is no assurance that the to-be-assigned SLG agreements, which, if assumed by us, would result in our becoming the prime contractor thereunder, will continue to operate at current or historic levels. Although we have no reason to believe otherwise, that is the same risk that we face as the prime subcontractor for such agreements; however, as the prime contractor under such agreements, our costs would be higher than they currently are.

Summary of Risks Related to Western and the Business Combination

Some of the risks related to Western and the Business Combination are summarized below. References in the summary below to “we”, “us”, “our,” and “the Company” generally refer to Western in the present tense or New Cycurion from and after the Business Combination.

●	Western’s Sponsor, directors and officers and advisors have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.
●	The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
●	Western is unable to currently predict the level of working capital it will have at the Closing since the projected working capital levels can only be determined as a by-product of multiple components, each of which is subject to uncertainty and variability, including, among others, the amount of cash remaining in the Trust Account after the application of all redemptions.
●	Risks Related to the Redemption of Public Shares, including, among others, that:
●	If Western Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Western common stock for a pro rata portion of the funds held in the Trust Account.
●	The net cash available from the Trust Account in respect of each Public Share that is not redeemed will be materially less than estimated per-share redemption price of $10.55.
●	There is no guarantee that a Public Stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the Public Stockholder in a better future economic position.

SELECTED HISTORICAL FINANCIAL INFORMATION OF CYCURION

The balance sheet data of Cycurion as of September 30, 2024 (unaudited) and December 31, 2023 and the historical statement of operations data of Cycurion for the nine months ended September 30, 2024 (unaudited) and the year ended December 31, 2023 are derived from Cycurion’s included elsewhere in this proxy statement/prospectus. In Cycurion’s management’s opinion, the financial statements include all adjustments necessary to state fairly Cycurion’s financial position as of September 30, 2024 (unaudited) and December 31, 2023 and the results of operations for the nine months ended September 30, 2024 (unaudited) and the year ended December 31, 2023.

Cycurion is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cycurion” and Cycurion’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2024	2023
Assets
Current assets
Cash	$75,704	$607,869
Accounts receivable, net	9,028,106	7,093,371
Other receivables	442,790	455,979
Note receivable – WAVS	574,211	200,000
Prepaid expenses and other current assets	53,612	56,015
Total current assets	$10,174,423	$8,413,234
Non-current assets
Deposit for acquisition target	2,000,000	2,000,000
Fixed assets, net	4,115,721	3,779,310
Security deposits	10,351	10,351
Goodwill	6,592,304	6,592,304
Total non-current assets	12,718,376	12,381,965
Total Assets	$22,892,799	$20,795,199
Liabilities, Mezzanine and Stockholders’ Equity
Current liabilities
Bank loan-revolving credit line	3,103,677	2,996,753
Bank loan-current portion	735,638	742,141
Loans payable	408,516	408,516
Notes payable – WAVS	185,000	—
Subordinated convertible promissory notes	3,333,335	3,333,335
Promissory notes	1,591,111	1,561,111
Loans payable - related parties	602,400	587,400
Accounts payable	1,500,037	2,066,760
Accrued liabilities	3,437,197	2,158,255
Deferred revenue	189,150	253,902
Total current liabilities	15,086,061	14,108,173
Long-term loan payable	146,798	146,798
Series A convertible preferred stock ($0.001 par value, 500,000 shares designated, 345,528 issued and outstanding)	1,294,117	1,294,117
Total non-current liabilities	1,440,915	1,440,915
Total Liabilities	$16,526,976	$15,549,088
Commitments and contingencies
Mezzanine Equity
Series B convertible preferred stock ($1,000 stated value, 3,000 shares designated, 3,000 and 2,000 issued and outstanding, respectively)	3,000,000	2,000,000
Stockholders’ Equity
Common stock ($0.001 par value, 70,000,000 shares authorized, 14,968,215 issued and outstanding)	14,969	14,969
Additional paid in capital	7,674,104	7,664,104
Accumulated deficit	(4,323,250)	(4,432,962)
Total Stockholders’ Equity	3,365,823	3,246,111
Total Liabilities and Stockholders’ Equity	$22,892,799	$20,795,199

See accompanying notes to the consolidated financial statements.

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Nine Months ended
	September 30,
	2024	2023
Net revenues	$13,694,614	$13,134,321
Cost of revenues	11,605,722	11,617,161
Gross profit	2,088,892	1,517,160
Operating expenses:
Selling, general and administrative expenses	973,000	1,805,429
Operating income (loss)	1,115,892	(288,269)
Other income (expenses):
Interest income	20,211	—
Interest expense	(1,033,496)	(1,889,167)
Other income	28,020	—
Other expense	(20,915)	(236,639)
Other income (expenses)	(1,006,180)	(2,125,806)
Loss before income taxes	109,712	(2,414,075)
Provision before income taxes	—	3,787
Net income (loss)	$109,712	$(2,417,862)
Comprehensive income (loss)	$109,712	$(2,417,862)
Net income (loss) per common share
Basic and diluted loss per common share	$0.01	$(0.17)
Diluted loss per common share	$0.00	$(0.17)
Basic and diluted weighted average common shares outstanding	14,968,215	14,642,494
Diluted weighted average common shares outstanding	33,517,137	14,642,494

See accompanying notes to the consolidated financial statements.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SLG

The balance sheet data of SLG as of September 30, 2024 and December 31, 2023 and the historical statement of operations data SLG for the nine months ended September 30, 2024 (unaudited) and the year ended December 31, 2023 are derived from SLG’s financial statements included elsewhere in this proxy statement/prospectus. In SLG’s management’s opinion, the financial statements include all adjustments necessary to state fairly SLG’s financial position as of September 30, 2024 (unaudited) and December 31, 2023 and December 31, 2022 and the results of operations for the nine months ended September 30, 2024 (unaudited) and the year ended December 31, 2023.

SLG is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

SLG Innovation, Inc.

Balance Sheets

(Unaudited)

	September 30,	December 31,
	2024	2023
Assets
Current assets
Cash	$48,542	$168,881
Accounts receivable, net	3,557,596	4,082,514
Due from related party	31,488
Total current assets	3,637,626	4,251,395
Total Assets	$3,637,626	$4,251,395
Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable and accrued liabilities	$6,833,886	$7,470,072
Factoring liability	2,191,659	2,604,155
Due to related party	159,720
Loans payable and advances	1,127,419	831,773
Total Current Liabilities	10,312,684	10,906,000
Loans payable and advances - non-current	248,515	160,012
Total Liabilities	10,561,199	11,066,012
Stockholders’ Deficit
Preferred stock: 1,000,000 authorized; $0.0001 par value	—	—
Common stock: 100 authorized; no par value, 100 shares issued and outstanding	395,593	395,593
Accumulated deficit	(7,319,166)	(7,210,210)
Total Stockholders' Deficit	(6,923,573)	(6,814,617)
Total Liabilities and Stockholders’ Deficit	$3,637,626	$4,251,395

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SLG” and SLG’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

SLG Innovation, Inc.

Statement of Operations

(Unaudited)

	Nine Months Ended
	September 30,
	2024	2023
Revenues	$11,723,118	$10,926,058
Operating expenses
Direct costs	9,131,159	8,879,828
General and administrative	2,501,625	2,194,240
Total operating expenses	11,632,784	11,074,068
Income (loss) from operations	90,334	(148,010)
Other income (expense)
Other income	10,384	(35,910)
Interest expense	(209,674)	(35,910)
Total other expense, net	(199,290)	(35,910)
Loss before income taxes	(108,956)	(183,920)
Net loss	$(108,956)	$(183,920)
Other comprehensive income	—	—
Comprehensive Loss	$(108,956)	$(183,920)

SELECTED HISTORICAL FINANCIAL INFORMATION OF WESTERN

The balance sheet data of Western as of September 30, 2024 (unaudited) and December 31, 2023 and the historical statement of operations data of Western for the nine months ended September 30, 2024 (unaudited) and the year ended December 31, 2023 are derived from Western’s financial statements included elsewhere in this proxy statement/prospectus. In Western’s management’s opinion, the financial statements include all adjustments necessary to state fairly Western’s financial position as of September 30, 2024 (unaudited) and December 31, 2023 and the results of operations for the nine months ended September 30, 2024 (unaudited) and the year ended December 31, 2023.

Western is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

WESTERN ACQUISITION VENTURES CORP.

CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
CURRENT ASSETS
Restricted Cash	$45,150	$8,651
Due from Cycurion – promissory note	185,000	—
Due from Sponsor	63,319	99,961
Prepaid expenses and other assets	20,250	9,338
Total current assets	313,719	117,950
Investments held in Trust Account	2,600,462	3,293,966
TOTAL ASSETS	$2,914,181	$3,411,916
LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,852,546	$1,099,166
Due to Trust Account	63,319	99,961
Loan payable	576,175	204,222
Promissory note – related party	230,000	—
Advance from sponsor	76,000	—
Derivative liability-Forward Purchase Agreement	—	665,116
Excise tax payable	1,149,502	1,143,296
Income tax payable	12,500	72,824
Franchise tax payable	18,000	21,247
Total liabilities	3,978,042	3,305,832
COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE COMMON STOCK
Common stock subject to possible redemption, $0.0001 par value, 246,472 and 305,410 shares at redemption value of approximately $10.87 and $10.83 per share as of September 30, 2024 and December 31, 2023, respectively	2,678,431	3,308,364
STOCKHOLDERS' DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.0001 par value; 50,000,000 shares authorized; 3,251,000 shares issued and outstanding (excluding 246,472 and 305,410 shares subject to possible redemption) as of September 30, 2024 and December 31, 2023, respectively	324	324
Additional paid-in capital	119,521	—
Accumulated deficit	(3,862,137)	(3,202,604)
Total stockholders’ deficit	(3,742,292)	(3,202,280)
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$2,914,181	$3,411,916

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Western” and Western’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

WESTERN ACQUISITION VENTURES CORP.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
OPERATING EXPENSES
Professional fees and other expenses	$375,004	$(247,757)	$1,211,464	$(790,882)
Franchise tax	—	800	(3,247)	(21,250)
LOSS FROM OPERATIONS	(375,004)	(246,957)	(1,208,217)	(812,132)
Other (expense) income:
Interest earned and unrealized loss on marketable securities held in Trust Account	—	48,576	—	331,690
Change in fair value of forward purchase agreement	—	(45,239)	665,116	(212,503)
Expense related to Non-Redemption Agreement	—	—	(127,224)	—
TOTAL OTHER LOSS BEFORE TAXES	(375,004)	(243,620)	(670,325)	(692,945)
Income Tax Expense	—	(10,013)	—	(64,836)
NET LOSS	$(375,004)	$(253,633)	$(670,325)	$(757,781)
Weighted average shares outstanding of Common Stock subject to possible redemption	246,472	355,933	263,211	1,023,640
Basic and diluted net loss per share, Common Stock subject to possible redemption	$(0.11)	$(0.07)	$(0.19)	$(0.18)
Weighted average shares outstanding of Common Stock not subject to possible redemption	3,251,000	3,251,000	3,251,000	3,251,000
Basic and diluted net loss per share, Common Stock not subject to possible redemption	$(0.11)	$(0.07)	$(0.19)	$(0.18)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations included elsewhere in this proxy statement/prospectus and is provided to aid you in your analysis of the financial aspects of the Transactions.

The unaudited pro forma condensed combined financial statements are based on the Western Acquisition Ventures Corp. (“WAV”) historical financial statements, the Cycurion, Inc. (“Cycurion”) historical consolidated financial statements, and the SLG Innovation, Inc. (“SLG”) historical financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on September 30, 2024. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023 give effect to the Transactions as if they had occurred on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Transactions.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 has been prepared using, and should be read in conjunction with, the following:

●	WAV’s unaudited balance sheet as of September 30, 2024, as adjusted for certain subsequent transactions. See WAV’s financial statements and the related notes appearing elsewhere in this proxy statement/ prospectus. Further, see Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information, for the adjustments to WAV’s unaudited financial statements;
●	Cycurion’s unaudited balance sheet as of September 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus; and
●	SLG’s unaudited balance sheet as of September 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2024 has been prepared using, and should be read in conjunction with, the following:

●	WAV’s unaudited statement of operations for the nine months ended September 30, 2024, as adjusted for certain subsequent transactions. See WAV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. Further, see Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information, for the adjustments to WAV’s September 30, 2024 unaudited financial statements;
●	Cycurion’s unaudited statement of operations for the nine months ended September 30, 2024 derived from the historical information of Cycurion included elsewhere in this proxy statement/prospectus; and
●	SLG’s unaudited statement of operations for the nine months ended September 30, 2024 derived from the historical information of SLG included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

●	WAV’s audited statement of operations for the year ended December 31, 2023, as adjusted for certain subsequent transactions. See WAV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. Further, see Note 3 - Adjustments to Unaudited Pro Forma Condensed Combined Financial Information, for the adjustments to WAV’s December 31, 2023 audited financial statements;
●	Cycurion’s audited statement of operations for the year ended December 31, 2023 derived from the historical information of Cycurion included elsewhere in this proxy statement/prospectus; and
●	SLG’s audited statement of operations for the year ended December 31, 2023 derived from the historical information of SLG included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On April 26, 2024, WAV, Merger Sub, and Cycurion entered into the Amended and Restated Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Cycurion with Cycurion surviving as a wholly-owned subsidiary of WAV and to change the date by which the parties must consummate the Business Combination to December 31, 2024. On December 31, 2024, the parties entered into an amendment to the Amended and Restated Merger Agreement to extend the date by which the parties must consummate the Business Combination to April 11, 2025. The Merger will become effective at such time on the date of the Closing as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time specified in the certificates of merger. Effective from the Closing, WAV will change its name to “Cycurion, Inc.”

Accounting for the Business Combination

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Under this method of accounting, WAV will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that, subsequent to the Business Combination, Cycurion’s stockholders are expected to have a majority of the voting power of the Combined Company, Cycurion will comprise all of the ongoing operations of the Combined Company, Cycurion will comprise a majority of the governing body of the Combined Company, and Cycurion’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Cycurion issuing shares for the net assets of WAV, accompanied by a recapitalization. The net assets of WAV will be stated at historical cost. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Cycurion.

Description and Accounting for the Potential Acquisition of SLG

Cycurion and SLG entered into a letter of intent (“LOI”), pursuant to which, among other things, after the Business Combination, the post-merger entity, Cycurion Inc., would acquire 49% equity of SLG for 609,259 shares of post-Business Combination shares of WAV common stock. The acquisition of SLG will be accounted for as a business combination under ASC 810-10 for variable interest entities, whereby SLG will be treated as the acquired company. One of the current SLG owners will own 51% of that portion of SLG that is not being fully acquired by Cycurion (the “49%-owned subsidiary”); but, that individual has pledged all voting power and economic benefits to be derived from his 51% ownership of the 49%-owned subsidiary to Cycurion. Cycurion will direct him to vote as a stockholder to elect members of that entity’s board of directors. He will hold the equity of that entity in a trust relationship on behalf of Cycurion so that the 49%-owned subsidiary will continue to qualify to bid for government contracts in the Illinois area as a domestic entity. Cycurion will be the primary beneficiary of the relationship. Cycurion will consolidate the 49%-owned subsidiary as a wholly-owned subsidiary and calculate goodwill for the excess consideration above the net asset value of the VIE entity.

Basis of Pro Forma Presentation

The unaudited pro forma combined financial information included in this proxy statement/prospectus has been prepared using the assumptions below with respect to the potential redemption into cash of WAV Common Stock.

●	As Adjusted WAV Financial Statements: This presentation reflects additional adjustments to reflect the effect of the maximum redemptions. This presentation assumes that the Public Shareholders elect to redeem 246,472 Public Shares, the maximum available Public Shares subject to redemption in connection with the Business Combination. In connection with the redemptions, an aggregate of $2.6 million is assumed to be paid from the Trust Account and $45,150 of restricted cash to redeeming shareholders, based upon the trust and restricted cash balances as of September 30, 2024, with an adjustment for the due to trust account to cover the cash deficiency held in the Trust Account to cover redemptions. These adjustments ignore the impact on changes to income tax. The maximum redemption amount reflects the maximum number of WAV’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of WAV’s current Amended and Restated Certificate of Incorporation that WAV cannot redeem Public Shares if it would result in WAV having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders.
●	Pro Forma As Adjusted: This scenario includes all adjustments contained in the unaudited pro forma, for the acquisition of Cycurion.
●	Pro Forma As Further Adjusted: This scenario includes all adjustments contained in the unaudited pro forma as adjusted and presents additional adjustments to reflect the acquisition of SLG.

The following table illustrates estimated ownership of common stock in the Combined Company immediately following the consummation of the Business Combination, assuming maximum redemptions by the Public Stockholders and without taking into account the common stock underlying preferred stock or warrants.

	Pro Forma – Business		Pro Forma – Post Business
	Combination		Combination
	Ownership	Ownership	Ownership	Ownership
	in shares	%	in shares	%
Public Stockholders	—	0%	—	0%
Sellers of common shares issued with Series D Preferred stock	472,813	2%	472,813	2%
Conversion of Series B Preferred	710,000	4%	710,000	3%
The Sellers	15,000,000	74%	15,000,000	72%
WAV Initial Stockholders	4,079,803	20%	4,079,803	20%
Acquisition of SLG	—	—	609,259	3%
Total	20,262,616	100%	20,871,875	100%

The table below shows possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes the exercise of all public warrants and private warrants of WAV, which are exercisable for one share of common stock at a price of $11.50 per share. The following table illustrates the estimated ownership of common stock in the Combined Company assuming maximum redemptions by the Public Stockholders and that all preferred stock and warrants are fully converted and exercised, respectively.

	Pro Forma – Business			Pro Forma – Post Business
	Combination			Combination
	Ownership		Ownership	Ownership		Ownership
	in shares		%	in shares		%
Public Stockholders	11,500,000		20%	11,500,000		20%
Series B and D Preferred stock and related warrants	26,412,208	(1)	46%	26,412,208	(1)	46%
The Sellers	15,000,000		26%	15,000,000		26%
WAV Initial Stockholders	4,455,803	(2)	8%	4,455,803	(2)	8%
Acquisition of SLG	—		0%	609,259		1%
Total	57,368,011		100%	57,977,270		100%
(1)	Includes 6,000,000 shares of common stock underlying 3,000 shares of Series B preferred stock (including 710,000 shares converted from 355 shares of Series B preferred stock at closing of the Business Combination), 6,666,667 shares of common stock underlying the Series D Preferred stock, 472,813 shares of common stock issued with the Series D Preferred stock, and 13,272,728 shares of common stock underlying warrants (consisting of 6,000,000 Series B warrants and 7,272,728 Series D Warrants).
(2)	Includes 376,000 private placement warrants originally acquired as part of the private placement units.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2024

			Pro Forma – Business Combination			Pro Forma – Post Business Combination
	As Adjusted		Additional
	Western		Transaction				Transaction		Pro Forma
	Acquisition		Accounting		Pro Forma	SLG	Accounting		As Further
	Ventures Corp.	Cycurion, Inc.	Adjustments	Note	As Adjusted	Innovation, Inc.	Adjustments	Note	Adjusted
	(1)	(2)				(3)
Assets
Current Assets
Cash	$—	$75,704	$—		$75,704	$48,542	$—		$124,246
Restricted Cash	—	—	—		—	—	—		—
Accounts receivable, net	—	9,028,106	—		9,028,106	3,557,596	(7,951,627)	3	4,634,075
Other receivables	—	442,790	—		442,790	—	—		442,790
Note receivables	—	574,211	(574,211)	E	—	—	—		—
Due from Sponsor	63,319	—	—		63,319	—	—		63,319
Due from Cycurion- promissory note	185,000	—	(185,000)		—	—	—		—
Due from related party	—	—	—		—	31,488	—		31,488
Prepaid expenses and other current assets	20,250	53,612	—		73,862	—	—		73,862
Total Current assets	268,569	10,174,423	(759,211)		9,683,781	3,637,626	(7,951,627)		5,369,780
Investments held in Trust Account	—	—	—		—	—	—		—
Refundable deposit for acquisition	—	2,000,000	—		2,000,000	—	(2,000,000)	2	—
Fixed assets, net	—	4,115,721	—		4,115,721	—	—		4,115,721
Security deposits	—	10,351	—		10,351	—	—		10,351
Goodwill	—	6,592,304	—		6,592,304	—	14,264,294	2	20,856,598
Total Assets	$268,569	$22,892,799	$(759,211)		$22,402,157	$3,637,626	$4,312,667		$30,352,450
Liabilities, Mezzanine Equity and Shareholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued expenses	$1,852,546	$4,937,234	$625,000	B	$6,626,750	$6,833,886	$(2,136,445)	1	$9,126,443
			(788,030)	C			(2,197,748)	3
Deferred revenue	—	189,150	—		189,150	—	—		189,150
Factoring liability	—	—	—		—	2,191,659	—		2,191,659
Due to Trust Account	96,138	—	—		96,138	—	—		96,138
Franchise tax payable	18,000	—	—		18,000	—	—		18,000
Income tax payable	12,500	—	—		12,500	—	—		12,500
Bank loan-revolving credit line	—	3,103,677	—		3,103,677	—	—		3,103,677
Bank loan-current portion	—	735,638	—		735,638	—	—		735,638
Loans payable	576,175	408,516	(576,175)		408,516	1,127,419	(566,852)		969,083
Notes payable – WAVS	—	185,000	(185,000)	E	—	—	—		—
Subordinated convertible promissory notes	—	3,333,335	(3,333,335)	A	—	—	—		—
Promissory notes	—	1,591,111	—		1,591,111	—	—		1,591,111
Due to related party	—	—	—		—	159,720	—		159,720
Notes payable - related parties	230,000	602,400	—		832,400	—	—		832,400
Advance from sponsor	76,000	—	—		76,000	—	—		76,000
Exercise tax payable	1,149,502	—	—		1,149,502	—	—		1,149,502
Total Current Liabilities	4,010,861	15,086,061	(4,257,540)		14,839,382	10,312,684	(4,901,045)		20,251,021
Long - term loan payable	—	146,798	—		146,798	248,515	—		395,313
Cycurion - Series A convertible preferred stock	—	1,294,117	(1,294,117)	A	—	—	—		—
Total Liabilities	4,010,861	16,526,976	(5,551,657)		14,986,180	10,561,199	(4,901,045)		20,646,334

			Pro Forma – Business Combination			Pro Forma – Post Business Combination
	As Adjusted		Additional
	Western		Transaction				Transaction		Pro Forma
	Acquisition		Accounting		Pro Forma	SLG	Accounting		As Further
	Ventures Corp.	Cycurion, Inc.	Adjustments	Note	As Adjusted	Innovation, Inc.	Adjustments	Note	Adjusted
	(1)	(2)				(3)
Commitments and contingencies
Redeemable Common Stock
Common stock subject to possible redemption	—	—	—		—	—	—		—
Mezzanine Equity and Stockholders’ Equity (Deficit)			—
Series A convertible preferred stock	—	—	—		—	—	—		—
Series B Preferred stock	—	3,000,000	(355,000)	D	2,645,000	—	—		2,645,000
Series C Preferred stock	—	—	—	A	—	—	—		—
Series D Preferred stock	—	—	6,667	A	6,667	—	—		6,667
Series E Preferred stock	—	—	—		—	—	1,000,000	2	1,000,000
WAV - Common stock	324	—	83	C	2,025	—	20	1	2,086
			71	D			41	2
			1,547	E
			—
Cycurion - Common stock	—	14,969	(2,156)	A	—	—	—		—
			(12,813)	E
SLG – Common stock	—		—			—	—		—
Additional paid-in capital	119,521	7,674,104	4,958,235	A	13,795,829	395,593	2,117,404	1	20,253,913
			4,537,947	C			4,340,680	2
			(3,848,907)	E			(395,593)	2
			354,929	D
Accumulated deficit	(3,862,137)	(4,323,250)	(335,294)	A	(9,033,544)	(7,319,166)	19,021	1	(14,201,550)
			(625,000)	B			7,319,166	2
			(3,750,000)	C			(5,187,027)	3
			3,862,137	E			—
Total Mezzanine Equity and Stockholder’s Equity (Deficit)	(3,742,292)	6,365,823	4,792,446		7,415,977	(6,923,573)	9,213,712		9,706,116
Total Liabilities, Mezzanine Equity and Stockholders’ Equity (Deficit)	$268,569	$22,892,799	$(759,211)		$22,402,157	$3,637,626	$4,312,667		$30,352,450
(1)	Derived from the unaudited balance sheet of Western Acquisition Ventures Corp. (“WAV”) as of September 30, 2024, as adjusted for certain subsequent transactions. See WAV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. Further, see Note 3 - Adjustments to Unaudited Pro Forma Condensed Combined Financial Information, for the adjustments to WAV’s September 30, 2024 unaudited financial statements.
(2)	Derived from the unaudited balance sheet of Cycurion, Inc. (“Cycurion”) as of September 30, 2024. See Cycurion’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
(3)	Derived from the unaudited balance sheet of SLG Innovation, Inc. (“SLG”) as of September 30, 2024. See SLG’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

	As Adjusted
	Western Acquisition		Pro Forma – Business Combination			Pro Forma – Post Business Combination
	Ventures Corp.	Cycurion, Inc.	Transaction			SLG Innovation, Inc.	Transaction		Pro Forma
	Nine months ended	Nine months ended	Accounting		Pro Forma	Nine months ended	Accounting		As Further
	September 30, 2024	September 30, 2024	Adjustments	Note	As Adjusted	September 30, 2024	Adjustments	Note	Adjusted
	(1)	(2)
Net revenues	$—	$13,694,614	$—		$13,694,614	$11,723,118	$(11,371,424)	5	$14,046,308
Cost of revenues	—	11,605,722	—		11,605,722	9,131,159	(9,131,159)	5	11,605,722
Gross profit	—	2,088,892	—		2,088,892	2,591,959	(2,240,265)		2,440,586

Operating Expenses
Direct costs	—	—
Selling, general and administrative expenses	1,211,464	973,000	625,000	AA	6,559,464	2,501,625	—		9,061,089
			3,750,000	CC			—
Franchise tax	(3,247)	—	—		(3,247)	—	—		(3,247)
Total operating expenses	1,208,217	973,000	4,375,000		6,556,217	2,501,625	—		9,057,842
Operating income (loss)	(1,208,217)	1,115,892	(4,375,000)		(4,467,325)	90,334	(2,240,265)		(6,617,256)
Other Income (Expense)
Interest earned on marketable securities held in Trust Account	—	20,211	—		20,211	—	—		20,211
Interest expense	—	(1,033,496)	—		(1,033,496)	—	—		(1,033,496)
Gain on settlement of liability	—	—	—		—	—	19,021	4	19,021
Change in fair value of forward purchase agreement	665,116	—	—		665,116	—	—		665,116
Expense related to non-redemption agreement	(127,224)	—	—		(127,224)	—	—		(127,224)
Other income		28,020	—		28,020	—	—		28,020
Other income (expenses)	—	(20,915)	—		(20,915)	(199,290)	—		(220,205)
Total other income (expense)	537,892	(1,006,180)	—		(468,288)	(199,290)	19,021		(648,557)
Net loss before provision for income taxes	(670,325)	109,712	(4,375,000)		(4,935,613)	(108,956)	(2,221,244)		(7,265,813)
Income taxes	—	—	—		—	—	—		—
Net loss	$(670,325)	$109,712	$(4,375,000)		$(4,935,613)	$(108,956)	$(2,221,244)		$(7,265,813)
Dividend on Series C Preferred Stock	—	—	(335,294)	BB	(335,294)	—	—		(335,294)
Net loss attributable to common stockholders	$(670,325)	$109,712	$(4,710,294)		$(5,270,907)	$(108,956)	$(2,221,244)		$(7,601,107)
Comprehensive loss	$(670,325)	$109,712	$(4,710,294)		$(5,270,907)	$(108,956)	$(2,221,244)		$(7,601,107)
Basic and diluted loss per common share	$(0.21)	$0.01			$(0.26)	$(1,089.56)			$(0.36)
Basic and diluted weighted average number of common shares outstanding	3,251,000	14,968,215	2,043,401	DD	20,262,616	100	609,159	6	20,871,875
(1)	Derived from the unaudited statement of operations of WAV for the nine months ended September 30, 2024, as adjusted for certain subsequent transactions. See WAV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. Further, see Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information, for the adjustments to WAV’s September 30, 2024 unaudited financial statements.
(2)	Derived from the unaudited statement of operations of Cycurion for the nine months ended September 30, 2024. See Cycurion’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
(3)	Derived from the audited statement of operations of SLG for the nine months ended September 30, 2024. See SLG’s financial statements and the related notes appearing elsewhere in this proxy statement/ prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

	As Adjusted
	Western Acquisition		Pro Forma – Business Combination			Pro Forma – Post Business Combination
	Ventures Corp.	Cycurion, Inc.	Transaction			SLG Innovation, Inc.	Transaction		Pro Forma
	Year ended	Year ended	Accounting		Pro Forma	Year ended	Accounting		As Further
	December 31, 2023	December 31, 2023	Adjustments	Note	As Adjusted	December 31, 2023	Adjustments	Note	Adjusted
	(1)	(2)
Net revenues	$—	$19,350,208	$—		$19,350,208	$15,304,211	$(13,898,553)	5	$20,755,866
Cost of revenues	—	16,707,148	—		16,707,148	12,279,427	(10,935,571)	5	18,051,004
Gross profit	—	2,643,060	—		2,643,060	3,024,784	(2,962,982)		2,704,862
Operating Expenses
Direct costs	—	—
Selling, general and administrative expenses	1,077,427	2,316,649	625,000	AA	7,769,076	2,463,741	—		10,232,817
			3,750,000	CC			—
Franchise tax	21,297	—	—		21,297	—	—		21,297
Total operating expenses	1,098,724	2,316,649	4,375,000		7,790,373	2,463,741	—		10,254,114
Operating income (loss)	(1,098,724)	326,411	(4,375,000)		(5,147,313)	561,043	(2,962,982)		(7,549,252)
Other Income (Expense)
Interest earned on marketable securities held in Trust Account	372,050	—	—		372,050	—	—		372,050
Interest expense	—	(2,074,089)	—		(2,074,089)	(175,550)	—		(2,249,639)
Factoring finance cost	—	—	—		—	(398,060)	—		(398,060)
Gain on settlement of liability	—	—	—		—	—	19,021	4	19,021
Change in fair value of forward purchase agreement	(900,211)	—	—		(900,211)	—	—		(900,211)
Other expenses	—	(345,548)	—		(345,548)	—	—		(345,548)
Total other income (expense)	(528,161)	(2,419,637)	—		(2,947,798)	(573,610)	19,021		(3,502,387)
Net loss before provision for income taxes	(1,626,885)	(2,093,226)	(4,375,000)		(8,095,111)	(12,567)	(2,943,961)		(11,051,639)
Income taxes	(72,824)	(3,787)	—		(76,611)	—	—		(76,611)
Net loss	$(1,699,709)	$(2,097,013)	$(4,375,000)		$(8,171,722)	$(12,567)	$(2,943,961)		$(11,228,129)
Dividend on Series C Preferred Stock	—	—	(335,294)	BB	(335,294)	—	—		(335,294)
Net loss attributable to common stockholders	$(1,699,709)	$(2,097,013)	$(4,710,294)		$(8,507,016)	$(12,567)	$(2,943,961)		$(11,128,250)
Comprehensive loss	$(1,699,709)	$(2,097,013)	$(4,710,294)		$(8,507,016)	$(12,567)	$(2,943,961)		$(11,128,250)
Basic and diluted loss per common share	$(0.52)	$(0.14)			$(0.42)	$(125.67)			$(0.55)
Basic and diluted weighted average number of common shares outstanding	3,251,000	14,782,442	2,229,174	DD	20,262,616	100	609,159	6	20,871,875
(1)	Derived from the audited statement of operations of WAV for the year ended December 31, 2023, as adjusted for certain subsequent transactions. See WAV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. Further, see Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information, for the adjustments to WAV’s December 31, 2023 audited financial statements.
(2)	Derived from the audited statement of operations of Cycurion for the year ended December 31, 2023. See Cycurion’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
(3)	Derived from the audited statement of operations of SLG for the year ended December 31, 2023. See SLG’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, WAV will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Cycurion issuing shares for the net assets of WAV, accompanied by a recapitalization. The net assets of WAV will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2024. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2023, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2023, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 has been prepared using, and should be read in conjunction with, the following:

●	WAV’s unaudited balance sheet as of September 30, 2024, as adjusted for certain subsequent transactions. See WAV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. Further, see Note 3 - Adjustments to Unaudited Pro Forma Condensed Combined Financial Information, for the adjustments to WAV’s September 30, 2024 unaudited financial statements;
●	Cycurion’s unaudited balance sheet as of September 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus; and
●	SLG’s unaudited balance sheet as of September 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2024 has been prepared using, and should be read in conjunction with, the following:

●	WAV’s unaudited statement of operations for the nine months ended September 30, 2024, as adjusted for certain subsequent transactions. See WAV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. Further, see Note 3 - Adjustments to Unaudited Pro Forma Condensed Combined Financial Information, for the adjustments to WAV’s September 30, 2024 unaudited financial statements;
●	Cycurion’s unaudited statement of operations for the nine months ended September 30, 2024 derived from the historical information of Cycurion included elsewhere in this proxy statement/prospectus; and
●	SLG’s unaudited statement of operations for the nine months ended September 30, 2024 derived from the historical information of SLG included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

●	WAV’s audited statement of operations for the year ended December 31, 2023, as adjusted for certain subsequent transactions. See WAV’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. Further, see Note 3 - Adjustments to Unaudited Pro Forma Condensed Combined Financial Information, for the adjustments to WAV’s December 31, 2023 audited financial statements;
●	Cycurion’s audited statement of operations for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus; and

●	SLG’s audited statement of operations for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of WAV and Cycurion.

The unaudited pro forma combined financial information included in this proxy statement/prospectus has been prepared using the assumptions below with respect to the potential redemption into cash of WAV Common Stock:

●	As Adjusted WAV Financial Statements: This presentation reflects additional adjustments to reflect the effect of the maximum redemptions. This presentation assumes that the Public Shareholders elect to redeem 246,472 Public Shares, the maximum available Public Shares subject to redemption in connection with the Business Combination. In connection with the redemptions, an aggregate of $2.6 million is assumed to be paid from the Trust Account and $45,150 of restricted cash to redeeming shareholders, based upon the trust and restricted cash balances as of September 30, 2024, with an adjustment for the due to trust account to cover the cash deficiency held in the Trust Account to cover redemptions. These adjustments ignore the impact on changes to income tax. The maximum redemption amount reflects the maximum number of WAV’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of WAV’s current Amended and Restated Certificate of Incorporation that WAV cannot redeem Public Shares if it would result in WAV having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders.
●	Pro Forma As Adjusted: This scenario includes all adjustments contained in the unaudited pro forma, for the acquisition of Cycurion.
●	Pro Forma As Further Adjusted: This scenario includes all adjustments contained in the unaudited pro forma as adjusted and presents additional adjustments to reflect the acquisition of SLG.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Cycurion believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believe that their assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Note 2 — Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Cycurion has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the Company will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2023.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2024 are as follows:

Adjustment of WAV’s financial statements

●	Reflects the effect of the maximum redemptions by adjusting as follows:
●	the $2.6 million common stock subject to possible redemption and the investments held in Trust Account;
●	$45,150 of restricted cash to redeeming shareholders; and
●	These adjustments ignore the impact on changes to income tax.

Proforma adjustments for the combination with Cycurion:

(A)	Reflects the restructuring of Cycurion’s debt and equity for this share exchange, as follows:
●	Conversion of 345,528 Shares of Series A Preferred Stock into 4,533,561 shares of common stock and 1,333,336 Series A warrants into 680,875 new Series A warrants.
●	Conversion of common stock and warrants issued in 2021 valued at $1.5 million into 4,851 Shares of Series C preferred stock and conversion of Series C Preferred Stock into 2,972,320 shares of common stock.
●	Issued common stock dividend of $335,294 to Series C Preferred stockholders.
●	Conversion of bridge financing debt of $3.3 million (“subordinated promissory notes”) into 6,666,667 shares of Series D Preferred stock, 6,666,667 Series D warrants and 606,061 Series D warrants and 472,813 shares of common stock to be issued.

●	Conversion of 529,067 pre-merger common stock warrants into 270,171 post-merger common stock warrants.
(B)	Reflects the estimated cost of D&O insurance of $625,000 as prepaid expense related to the period following the Business Combination.
(C)

Reflects the settlement of (i) approximately $2,500,000 of WAV’s (or Cycurion’s) transaction costs through the issuance of 500,000 shares of common stock, (ii) approximately $1,250,000 of WAV’s legal transaction costs through the issuance of 250,000 shares of common stock and (iii) legal fees recorded as accounts payable as of September 30, 2024 and the settlement of $788,030 as legal fees through the issuance of 78,803 shares of common stock, related to the Business Combination;

(D)	Reflects the conversion of 355 shares of Series B Convertible Preferred Stock into 710,000 shares of common stock
(E)	Reflects the share exchange resulting from the Business Combination, whereby WAV issued
●	15,000,000 shares of common stock (The Sellers)
●	472,813 shares of common stock for the common shares (Sellers of common stock issued with Series D Preferred stock)
●	Preferred B Convertible Stock of WAV, exchanged for the 2,645 shares of Series B Convertible Preferred Stock of Cycurion.
●	6,666,667 shares of Series D Preferred Stock for the Series D Preferred Stock.
●	13,272,728 warrants, for 100% of the issued and outstanding common stock, warrants and preferred stock, held by Cycurion’s stockholders and employees.
●	Further reflects the elimination of the loan and accrued interest between WAV and Cycurion, elimination of the historical accumulated deficit of WAV, the accounting acquiree, and the elimination of 100% of the issued and outstanding common stock of Cycurion, into Cycurion’s additional paid-in capital upon the consummation of the Business Combination;

Proforma as further adjusted for the acquisition of SLG after the business combination of WAV and Cycurion:

1.	Reflects the settlement of payable of $2.1 million to RCR recorded in SLG by issuing 199,757 shares of post-Business Combination shares of WAV common stock.
2.	Reflects the share exchange resulting from the Business Combination of SLG, whereby WAV will issue 409,502 shares of post-Business Combination shares of WAV common stock and 125,000 shares of newly designated Series E Preferred Stock. The new preferred stock will be convertible into $8 worth of post-Business Combinations shares of WAV common stock and are valued at $1,000,000. The Business Combination acquisition further reflects the $2,000,000 refundable deposit for acquisition.

The estimated total consideration is as follows:

Total estimated consideration:
Common stock issuance (409,502 shares x @$10.60 at September 30, 2024)	$4,340,721
Series E Convertible Preferred Stock issuance	$1,000,000
Refundable deposit for acquisition recorded in Cycurion	$2,000,000

Total estimated consideration:	$7,340,721

Assets acquired	$3,637,626
Labilities assumed, net of $2.8 million payable to Cycurion and $2.1 million payable to RCR	$(5,660,154)
Goodwill	$14,264,294
Consideration	$7,340,721

Asset acquired
Cash	48,542
Accounts receivable, net	3,557,596
Due from related party	31,488
3,637,626

Labilities assumed
Accounts payable and accrued liabilities, net of $2.8 million payable to Cycurion and $2.1 million payable to RCR	(1,932,841)
Factoring liability	(2,191,659)
Due to related party	(159,720)
Loans payable and advances	(1,375,934)
(5,660,154)
Net assets	(2,022,528)

Elimination of inter-company balances
Elimination of receivables in Cycurion owing from SLG	2,764,600
Elimination of due from SLG (settlement of payable to RCR)	2,136,445
4,901,045
Total net assets	(6,923,573)

Goodwill	$14,264,294

3.	To eliminate the intercompany accounts receivable and payable.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023 are as follows:

Adjustment of WAV’s financial statements

●	Reflects the cancelation of the forward purchase agreement in respect of 300,000 shares of redeemable common stock. We remove the $665,116 derivate liability and recognize a gain on change in fair value of forward purchase agreement for $665,116 for the year ended December 31, 2023.
●	These adjustments ignore the impact on changes to income tax.
●	Removes the net loss per share and weighted average shares outstanding for common stock subject to possible redemption for the year ended December 31, 2023.

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023, for the combination of WAV and Cycurion, are as follows:

(AA)	Reflects expensing prepaid SPAC period D&O insurance outstanding in WAV for the year ended December 31, 2023.
(BB)	Reflects the adjustment for the dividend on Series C preferred stockholders for the nine months ended September 30, 2024 and the year ended December 31, 2023.
(CC)	Reflects approximately $2,500,000 of WAV’s (or Cycurion’s) advisory and $1,250,000 of WAV’s legal transaction costs for the nine months ended September 30, 2024 and the year ended December 31, 2023
(DD)

The calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the Business Combination as if it had been consummated on January 1, 2023. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented.

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations, as further adjusted for the nine months ended September 30, 2024 and the year ended December 31, 2023, for the acquisition of SLG after the combination of WAV and Cycurion, are as follows:

4.	Reflects the gain on settlement of payable of $2.1 million to RCR recorded in SLG by issuing 199,757 shares of post-Business Combination shares of WAV common stock.

5.To eliminate the intercompany revenue and cost of revenue.

6.

The calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that post-Business Combination shares of WAV common stock, issued for the acquisition of SLG, as if it had been consummated on January 1, 2023. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented.

Note 4 — Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the change in number of shares in connection with the Business Combination, assuming the shares were outstanding since the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the number of shares of Public Shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

Basic and diluted loss per share is computed by dividing pro forma net loss by the weighted average number of the shares of WAV Common Stock outstanding during the periods.

The unaudited pro forma condensed combined loss per share has been prepared assuming maximum redemptions for the nine months ended September 30, 2024 and the year ended December 31, 2023:

Nine months ended September 30, 2024:

	For the nine	For the nine
	months ended	months ended
	September 30, 2024	September 30, 2024
	Pro Forma	Pro Forma
	As Adjusted	As Further Adjusted
Pro forma net loss attributable to the stockholders	$(5,270,907)	$(7,601,107)
Weighted average shares outstanding – basic and diluted	20,262,616	20,871,875
Pro forma loss per share – basic and diluted	$(0.26)	$(0.36)
Weighted average shares calculation, basic and diluted
Common Stock
WAV Public shares
WAV Founder shares	2,875,000	2,875,000
WAV Private Shares	376,000	376,000
Transaction cost settled by shares	828,803	828,803
Conversion of Series B Preferred	710,000	710,000
Issuance with Series D Preferred	472,813	472,813
Acquisition of SLG	—	609,259
WAV shares issued in the Business Combination	15,000,000	15,000,000
Total weighted average shares outstanding	20,262,616	20,871,875

Year ended December 31, 2023:

	For the year ended	For the year ended
	December 31, 2023	December 31, 2023
	Pro Forma	Pro Forma
	As Adjusted	As Further Adjusted
Pro forma net loss attributable to the stockholders	$(8,507,016)	$(11,563,423)
Weighted average shares outstanding – basic and diluted	20,262,616	20,871,875
Pro forma loss per share – basic and diluted	$(0.42)	$(0.55)
Weighted average shares calculation, basic and diluted
Common Stock
WAV Public shares
WAV Founder shares	2,875,000	2,875,000
WAV Private Shares	376,000	376,000
Transaction cost settled by shares	828,803	828,803
Conversion of Series B Preferred	710,000	710,000
Issuance with Series D Preferred	472,813	472,813
Acquisition of SLG	—	609,259
WAV shares issued in the Business Combination	15,000,000	15,000,000
Total weighted average shares outstanding	20,262,616	20,871,875

RISK FACTORS

The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition, and operating results of Cycurion and our business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of Common Stock. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition, or operating results. The following discussion should be read in conjunction with our financial statements and the financial statements of Cycurion and notes to the financial statements included herein.

Risks Related to Cycurion

Our insurance policies are expensive and protect us only from some business risks, which will leave us exposed to significant uninsured liabilities.

We carry insurance for most categories of risk that our business may encounter; however, we may not have adequate levels of coverage. We currently maintain general liability, property, workers’ compensation, clinical study, products liability and directors’ and officers’ insurance, along with an umbrella policy. We may not be able to maintain existing insurance at current or adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our cash position and results of operations.

New Cycurion has no current plans to pay dividends on its Shares of Common Stock.

New Cycurion does not anticipate paying any cash dividends in the foreseeable future. If New Cycurion, incurs indebtedness in the future to fund its future growth, its ability to pay dividends may be further restricted by the terms of such indebtedness.

The Cycurion Legacy Stakeholders will have significant influence over New Cycurion after completion of the Business Combination.

Upon completion of the Business Combination, assuming there are no redemptions and other assumptions described in this proxy statement/prospectus, the Cycurion Legacy Stakeholders will collectively beneficially own approximately 68.5% of New Cycurion’s issued and outstanding capital stock. Although there is no voting trust agreement between the Cycurion Legacy Stakeholders, as long as the Cycurion Legacy Stakeholders own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors, any amendment of New Cycurion’s Certificate of Incorporation or Bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of New Cycurion’s assets.

If we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, investors’ views of us, and, as a result, the value of our Common Stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the annual report for our fiscal year ending December 31, 2024. When and if we are a “large accelerated filer” or an “accelerated filer” and are no longer an “emerging growth company” or “smaller reporting company,” each as defined in the Exchange Act, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company or smaller reporting company, we intend to take advantage of an exemption available to emerging growth companies and smaller reporting companies from these auditor attestation requirements. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we will need to upgrade our systems including information technology; implement additional financial and management controls, reporting systems, and procedures; and hire additional accounting and finance staff. If we or, if required, our auditors are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting, and the trading price of our Common Stock may decline.

We are an emerging growth company, and the reduced reporting requirements applicable to emerging growth companies may make our Common Stock less attractive to investors.

We are an emerging growth company and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 reduced disclosure obligations regarding executive compensation in this Prospectus and our periodic reports and proxy statements, exemptions from the requirements of holding non-binding advisory votes on executive compensation and seeking stockholder approval of any golden parachute payments not previously approved and not being required to adopt certain accounting standards until those standards would otherwise apply to private companies. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of this offering, although circumstances could cause us to lose that status earlier, including if we become a large accelerated filer (in which case we will cease to be an emerging company as of the date we become a large accelerated filer, which, generally, would occur if, at the end of a fiscal year, among other things, the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter), if we have total annual gross revenue of $1.0 billion or more during any fiscal year (in which cases we would no longer be an emerging growth company as of March 31 of such fiscal year), or if we issue more than $1.0 billion in non-convertible debt during any three year period before that time (in which case we would cease to be an emerging growth company immediately). Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this Prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Our Common Stock price may be volatile and as a result you could lose all or part of your investment.

In addition to volatility associated with equity securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our shares of Common Stock:

●	disappointing results from our development efforts;
●	decline in demand for our shares of Common Stock;
●	downward revisions in securities analysts’ estimates or changes in general market conditions;
●	technological innovations by competitors or in competing products;
●	investor perception of our industry or our prospects; and
●	general economic trends.

Stock markets in general have experienced extreme price and volume fluctuations, and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our shares of Common Stock.

Potential future sales pursuant to registration rights granted by the Company and under Rule 144 may depress the market price for our shares of Common Stock.

The Company has granted a number of its stockholders’ registration rights with respect to their shares of Common Stock. See the section titled “Registration Rights.” Such future sales of our shares of Common Stock by our existing stockholders, pursuant to and in accordance with the provisions of any registration statement, may have a depressive effect on the market price of our shares of Common Stock. Further, in general, under Rule 144 under the Securities Act, a person who has satisfied a minimum holding period of between six months and one-year and any other applicable requirements of Rule 144, may thereafter sell such shares publicly. A significant number of our currently issued and outstanding shares of Common Stock held by existing stockholders, including officers and directors and other principal stockholders are currently eligible for resale pursuant to and in accordance with the provisions of Rule 144. The possible future sale of our shares by our existing stockholders, pursuant to and in accordance with the provisions of Rule 144, may have a depressive effect on the price of our Shares of Common Stock in the applicable trading marketplace.

Financial Industry Regulatory Authority, Inc. (“FINRA”) has adopted sales practice requirements that may also limit a stockholder’s ability to buy and sell our Common Stock.

FINRA has adopted rules that require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our shares of Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares of Common Stock.

We face risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act, as well as related rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board (“PCAOB”), require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act relating to internal control over financial reporting, referred to as Section 404, materially increased our legal and financial compliance costs and made some activities more time- consuming and more burdensome.

Anti-takeover provisions contained in the Proposed Charter and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Proposed Charter that will be in effect upon consummation of the Business Combination will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions will include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
●	the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death, or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board; and
●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders.

The Proposed Charter provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Proposed Charter provides that, subject to limited exceptions, any (i) derivative action or proceeding brought on our behalf of under Delaware law, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Cycurion’s stockholders, (iii) any action asserting a claim against New Cycurion or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, the Proposed Charter or the Bylaws of New Cycurion (in each case, as may be amended from time to time), (iv) any action asserting a claim against New Cycurion or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. The Proposed Charter also provides that unless a majority of the Board of New Cycurion, acting on behalf of New Cycurion, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, will be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of New Cycurion’s capital stock shall be deemed to have notice of and to have consented to the provisions of New Cycurion’s certificate of incorporation described above. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Cycurion or its directors, officers, or other employees, which, along with potential increased costs of litigating the courts provided by the choice of forum provision, may discourage such lawsuits against New Cycurion and its directors, officers, and employees. Alternatively, if a court were to find these provisions of New Cycurion’s amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, New Cycurion may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect New Cycurion’s business and financial condition.

Risks Related to Ownership of New Cycurion Common Stock Following the Business Combination

Western’s Board did not obtain a fairness opinion on the Amended and Restated Business Combination Agreement.

In November 2022, Western’s then-financial advisor, ValueScope LLC (“ValueScope”), rendered an opinion that, as of September 30, 2022, and subject to and based on the considerations referred to in its opinion, the Merger Consideration, as defined in and pursuant to the Business Combination Agreement, was fair, from a financial point of view, to Western and Western’s unaffiliated stockholders. That opinion was based on economic, market, and other conditions in effect on, and the information made available to it as of, the date thereof.

Changes in the operations and prospects of Cycurion, its interim financing needs, and general market and economic conditions, and other factors upon which ValueScope’s opinion was based, may have significantly altered the value of Cycurion from the date of the ValueScope opinion. Accordingly, that opinion was not relied upon by Western’s Board and may not be relied upon by stockholders in deciding whether to approve the Business Combination. Western’s Board determined to approve the Amended and Restated Business Combination Agreement without a fairness opinion and based upon their own experience in evaluating acquisition opportunities.

If New Cycurion is not able to comply with the applicable continued listing requirements or standards of the Nasdaq Capital Market, Nasdaq could delist our Common Stock.

Western has applied to list the Western common stock and Warrants on the Nasdaq Capital Market under the symbols [“TBD” and “TBDW”], respectively, upon the closing of the Business Combination. New Cycurion’s continued eligibility for listing may depend on the number of Western Public Shares that are redeemed. If, after the Business Combination, Nasdaq delists the Western common stock from trading on its exchange for failure to meet the listing standards, such as the minimum Public Stockholders’ requirement, minimum stockholders’ equity, minimum bid price, or for failure to hold an annual stockholders meeting, we and our stockholders could face significant material adverse consequences including:

●	limited availability of market quotations for our securities;
●	reduced liquidity for New Cycurion’s securities;
●	a determination that the Western common stock is a “penny stock” that would require brokers trading in Western common stock to adhere to more stringent rules and possibly would result in a reduced level of trading activity in the secondary trading market for New Cycurion’s securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts or for other reasons, the market price of Western’s securities or, following the Business Combination, New Cycurion’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Western’s securities prior to the Closing may decline. The market values of New Cycurion’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date this proxy statement/prospectus was filed, or the date on which Western’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New Cycurion’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Cycurion’s securities. Accordingly, the valuation ascribed to Cycurion may not be indicative of the price that will prevail in the trading market following the Business Combination. The trading price of New Cycurion’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, many of which are beyond New Cycurion’s control.

Following the consummation of the Business Combination, New Cycurion will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition, and results of operations.

Following the consummation of the Business Combination, New Cycurion will face increased legal, accounting, administrative, and other costs and expenses as a public company that Cycurion does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB, and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time consuming. A number of those requirements will require New Cycurion to carry out activities Cycurion has not done previously. For example, New Cycurion will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if management or the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New Cycurion could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Cycurion’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Cycurion’s status as a public company may make it more difficult to attract and retain qualified persons to serve on New Cycurion’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting, and administrative activities. These increased costs will require New Cycurion to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

New Cycurion’s failure to timely and effectively implement controls and procedures required by Section 404(a)of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.

Cycurion is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, New Cycurion will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Cycurion as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New Cycurion is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

New Cycurion will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Cycurion’s securities less attractive to investors and may make it more difficult to compare New Cycurion’s performance to the performance of other public companies.

New Cycurion will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New Cycurion will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency, and say-on-golden parachute voting requirements, and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. New Cycurion will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Western common stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period, or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Western common stock in the Western IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New Cycurion is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, New Cycurion may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find Western common stock less attractive because New Cycurion will rely on these exemptions, which may result in a less active trading market for the Western common stock and its price may be more volatile.

New Cycurion’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause New Cycurion to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of Western common stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from the New Cycurion’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to the Combined Entity’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New Cycurion may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Risks Related to Western and the Business Combination

Unless the context otherwise requires, references in the subsection “Risks Related to Western and the Business Combination” to “we,” “us,” “our,” “Western,” and the “Company” generally refer to Western in the present tense or New Cycurion from and after the Business Combination. For additional risk factors relating to Western, please see Western’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023, filed with the SEC on April 26, 2024.

We have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by us if the Business Combination is not completed.

We expect to incur significant transaction and transition costs associated with the Business Combination and operating as a public company following the closing of the Business Combination. We may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination Agreement, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by the combined company following the closing of the Business Combination.

The proposed Business Combination may be delayed or not occur at all for a variety of reasons, some of which are outside of our control.

The Business Combination Agreement provides for the merger of Merger Sub with and into Cycurion, with Cycurion surviving the Merger as our wholly owned subsidiary. Completion of the Merger is subject to customary closing conditions, some of which are beyond our control. In addition, the obligation of each party to consummate the Merger is conditioned upon, among other things, the accuracy of the representations and warranties of the other party (subject to certain materiality exceptions), and material compliance by the other party with its covenants under the Business Combination Agreement. Therefore, our ability to consummate the Business Combination is dependent on a variety of factors and may not be completed or may not be completed as timely as expected.

Failure to complete the Business Combination could adversely affect our business and the market price of our ordinary shares in a number of ways, including (a) the market price of our ordinary shares may decline to the extent that the current market price reflects an assumption that the Business Combination will be consummated; and (b) we have incurred, and will continue to incur, significant expenses for professional services in connection with the Business Combination for which we will have received little or no benefit if the Business Combination is not consummated.

In the event that the proposed Business Combination were to be terminated, you would be unable to ascertain the merits or risks of any alternative target business prior to our entry into an alternative business combination agreement.

In the event that the Business Combination were to be terminated, we would expect to focus our search on an alternative target business involved in the ownership, financing and management of societal infrastructure, but we may seek to complete a business combination with a target business in any industry or sector. Unless and until we have identified and publicly announced a business combination transaction, there is no basis to evaluate the possible merits or risks of any particular target business or of the terms of any combination with any such target business, and we cannot assure you that any such transaction would be more or less favorable than the proposed Business Combination, or would or would not result in a reduction in the value of our public shares.

The requirement that we consummate an initial business combination by January 11, 2025, after the closing of our IPO may give potential target businesses leverage over us in negotiating a business combination and may limit the time we have in which to conduct due diligence on potential business combination targets, in particular as we approach our dissolution deadline, which could undermine our ability to complete our initial business combination on terms that would produce value for our stockholders.

Any potential target business with which we enter into negotiations concerning a business combination will be aware that we must consummate an initial business combination by January 11, 2025 (the “Termination Date”). Consequently, such target business, including Cycurion, may obtain leverage over us in negotiating a business combination, knowing that if we do not complete our initial business combination with that particular target business, we may be unable to complete our initial business combination with any target business. This risk will increase as we get closer to the Termination Date. In addition, we may have limited time to conduct due diligence and may enter into our initial business combination on terms that we would have rejected upon a more comprehensive investigation.

The Company’s Charter Amendment Proposal extends the time to consummate its initial Business Combination beyond January 11, 2025, which contravenes Nasdaq rules and, as a result, would lead Nasdaq to suspend trading in the Company’s securities or lead the Company’s securities to be delisted from Nasdaq. If the Company’s securities are delisted from Nasdaq, the Company’s public shares would be deemed a “penny” stock and the Company would become subject to the requirements of Rule 419 to which it is not currently subject. This may adversely affect the liquidity and trading of our securities and may impact our ability to complete the Business Combination.

Nasdaq Rule 5815 was amended effective October 7, 2024 to provide for the immediate suspension and delisting for failure to meet the 36-month requirement in Nasdaq Rule IM 5101-2(b) to complete a business combination, and our securities will face an immediate suspension and delisting action once we receive a delisting determination letter from Nasdaq after the 36-month window ends on January 11, 2025.

Our initial public offering registration statement was declared effective by the SEC on January 11, 2022 and our securities are currently listed on the Nasdaq Capital Market. Pursuant to our Charter Amendment, we have until January 11, 2025 (the “36-Month Date”) to consummate the Business Combination or another initial business combination. However, Nasdaq IM-5101-2 currently requires SPACs (such as us) to satisfy certain listing conditions, including the requirement that a SPAC must complete one or more business combinations within 36 months following the effectiveness of its initial public offering registration statement (the “36-Month Requirement”). If a SPAC does not meet the 36-Month Requirement, it will be in violation of Nasdaq IM 5101-2(b) and will be subject to a suspension of trading and delisting from Nasdaq.

Under the previous Nasdaq rule, a SPAC not in compliance with the 36-Month Requirement could request a hearing before the hearing panel of Nasdaq (the “Hearing Panel”), which would have the effect of staying any potential delisting. However, in rules that became effective on October 7, 2024 (the “New Nasdaq Rules”), which includes removing the stay relating to the 36-Month Requirement. Under the New Nasdaq Rules, a SPAC’s Nasdaq-listed securities will be immediately suspended from trading through the pendency of the Hearing Panel’s review. In addition, the scope of the Hearing Panel’s review is limited, as the Hearing Panel may only reverse a delisting determination by the staff of the Listing Qualifications Department of Nasdaq (a “Staff Delisting Determination”) where it determines that the Staff Delisting Determination was made in error and that the SPAC never failed to satisfy the 36-Month Requirement. In such cases, the Hearing Panel is no longer able to consider facts indicating that the SPAC had regained compliance since the date of the Staff Delisting Determination, nor may the Hearing Panel grant an exception allowing the SPAC additional time to regain compliance. If a SPAC completes a business combination after receiving a Staff Delisting Determination and/or demonstrates compliance with all applicable initial listing requirements, the combined company will apply to list its securities on Nasdaq pursuant to the normal application review process. The New Nasdaq Rules contained a list of deficiencies that would immediately result in a Staff Delisting Determination, which includes noncompliance with the 36-Month Requirement.

Accordingly, unless we are able to consummate the Business Combination on or prior to 36-Month Date, our Extension will not be in compliance with the New Nasdaq Rules even if the Charter Amendment Proposal is approved by our shareholders, and our securities will be suspended from trading on Nasdaq and delisted. If Nasdaq completes the delisting of our securities from its exchange and we are not able to list our securities on another national securities exchange, our securities will likely be quoted on an over-the-counter market (the “OTC Markets”).

If this were to occur, we could face significant material adverse consequences, including:

●	appearing to be less attractive to potential target companies than an exchange listed SPAC;
●	failure to meet certain closing conditions in the Business Combination Agreement;
●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	a determination that our public shares are a “penny stock,” which will require brokers trading in the public shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, if our securities are delisted from Nasdaq, trading in our securities, and offers and sales of our securities by us, may be subject to state securities regulation and additional compliance costs. We intend to maintain the ability for our securities to be quoted on the OTC Markets until the consummation of the Business Combination or another initial business combination or earlier liquidation.

Furthermore, if Nasdaq delists the Company’s securities from trading on its exchange and the Company is not able to list its securities on another national securities exchange, it may affect the Company’s ability to consummate a business combination. The fact that the Company’s securities are not listed on Nasdaq may present certain challenges to listing the post-business combination combined company’s securities on Nasdaq, such as the post-business combination combined company’s ability to meet the listing requirements for Nasdaq, like the minimum per share bid price and the market value of unrestricted publicly held shares.

If our securities are delisted from Nasdaq, the Company’s public shares could become subject to the regulations of the SEC relating to the market for “penny stocks.” Under Rule 419 of the Securities Act, the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Under Rule 3a51-1, the term “penny stock” means any equity security, unless it fits within certain enumerated exclusions including being listed on a national securities exchange, such as Nasdaq (Rule 3a51-1(a)(2)) (the “Exchange Rule”). The Company currently relies on the Exchange Rule to not be deemed a penny stock issuer (and consequently a “blank check company” under Rule 419). If the Company is deemed a “blank check company” as defined under Rule 419, it may become subject to additional restrictions on the trading of its securities. Among those restrictions is that brokers trading in the securities of a blank check company under Rule 419 adhere to more stringent rules, including being subject to the depository requirements of Rule 419.

The “penny stock” rules are burdensome and may reduce the trading activity for the Company’s public shares. For example, brokers trading in the Company’s public shares would be required to deliver a standardized risk disclosure document, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to effecting a transaction in a penny stock not otherwise exempt from those rules, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. If the Company’s public shares are a “penny stock,” these disclosure requirements may have the effect of reducing the trading activity in the secondary market for the Company’s public shares. If the Company’s public shares are subject to the “penny stock” rules, the holders of such public shares may find it more difficult to sell their shares. This may also result in us no longer being an attractive merger partner if our securities are no longer listed on an exchange, which may impact our ability to complete a business combination.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since the Company’s public shares and warrants are listed on Nasdaq, such securities qualify as covered securities under such statute. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if the public shares and warrants were no longer listed on Nasdaq, these securities would not qualify as covered securities under such statute and the Company would be subject to regulation in each state in which it offers its securities, including in connection with our initial business combination, which may make it more difficult and costly to complete a business combination. In addition, our securityholders could be prohibited from trading in our securities absent our registration in the state where such securityholder lives. To date we have not registered our securities in any state, and do not currently plan to do so. This may make it difficult or impossible for our securityholders to trade in our securities.

We may not be able to consummate an initial business combination by the Termination Date, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate, in which case our Public Stockholders may receive only $10.00 per share, or less than such amount in certain circumstances, and our detachable redeemable warrants will expire worthless, and our distributable redeemable warrants will never have been distributed.

Our initial business combination with Cycurion may be unsuccessful or may not be consummated by the Termination Date. If so, we may not be able to find a suitable target business and consummate an initial business combination by the Termination Date after the closing of our IPO that may be proposed to and approved by our stockholders in the form of an amendment to our amended and restated memorandum and articles of association. Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.

If we have not consummated an initial business combination within such applicable time period, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest not previously released to us but net of taxes payable, divided by the number of then-outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

If we seek to further extend the Termination Date, such extension would not be in compliance with Nasdaq rules, and unless Nasdaq were to grant us an exemption, will likely lead Nasdaq to suspend trading in or delist our securities.

Our securities are listed on the Nasdaq Capital Market. Nasdaq IM-5101-2 requires that a SPAC complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement, which, in our case, would be January 11, 2025 (the “Nasdaq Deadline”). If we were to seek to further extend the Termination Date beyond January 11, 2025, our Termination Date would extend beyond the Nasdaq Deadline. Consequently, further extension of our time to consummate a business combination does not comply with Nasdaq rules. Even if an extension were approved by our stockholders, trading in our securities will be suspended and we will be subject to delisting by Nasdaq. We cannot assure you that (i) Nasdaq will not delist our securities in the event such an extension were approved and we do not complete one or more Business Combinations by the Nasdaq Deadline, (ii) we will be able to obtain a hearing with the Panel to appeal the delisting determination, or (iii) our securities will not be suspended pending the Panel’s decision.

If Nasdaq delists any of our securities from trading and we are unable to list our securities on another national securities exchange, we expect our securities could potentially be quoted on an over-the-counter market. However, if this were to occur, we could face significant material adverse consequences.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares, potentially at a loss.

Our Public Stockholders are entitled to receive funds from the trust account only in the event of a redemption to Public Stockholders prior to any winding up in the event we do not consummate our initial business combination or our liquidation, if they redeem their shares in connection with an initial business combination that we consummate, or if we seek to amend our Charter to affect the substance or timing of our redemption obligation to redeem all public shares if we cannot complete an initial business combination by January 11, 2025, or such earlier date, as determined by the board of directors. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares, potentially at a loss.

The working capital available to New Cycurion after the Business Combination will be reduced to the extent Western’s Public Stockholders exercise their redemption rights in connection with the Business Combination and will also be reduced to the extent of Western’s and Cycurion’s transaction expenses, which will be payable by New Cycurion. This may adversely affect the business and future operations of New Cycurion.

Significant uncertainties exist regarding the amount of additional cash, if any, that may be available to fund New Cycurion’s operations as a result of the Business Combination and the other transactions described in this proxy statement/prospectus. Western has approximately $1.8 million in its Trust Account (net of redemptions payable) as of the date this proxy statement/prospectus was filed; existing Western Public Stockholders will have the right to elect to have their shares redeemed for cash as a part of the voting on the Business Combination. It is not possible at this time to predict how many existing Western Public Stockholders will exercise this redemption right, and therefore it is not possible at this time to predict how much cash will be held in the Trust Account immediately following closing.

Immediately following the Effective Time of the Business Combination, New Cycurion intends to use the cash remaining in the Trust Account to pay transaction expenses and fund its near term working capital requirements.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

Western can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including this Business Combination, may cause an increase in Western’s share price, and may result in a lower value realized now for a stockholder redeeming their shares than a stockholder of Western might realize in the future. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If Western’s stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Western common stock for a pro rata portion of the funds held in the Trust Account.

Western intends to comply with the U.S. federal proxy rules in conducting redemptions in connection with the Business Combination. However, despite Western’s compliance with these rules, if a Public Stockholder fails to receive Western’s proxy materials, such stockholder may not become aware of the opportunity to redeem its Public Shares. In addition, this proxy statement/prospectus provides the various procedures that must be complied with in order to validly tender or redeem Public Shares. In the event that a Public Stockholder fails to comply with these or any other procedures, its Public Shares may not be redeemed.

Holders of Public Shares are required to affirmatively vote either for or against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In addition, in order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to Western’s transfer agent at least two business days prior to the Special Meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay Western’s taxes and up to $100,000 of interest to pay dissolution expenses, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section titled “Special Meeting of Western Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Western’s Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Western’s Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section titled “Special Meeting of Western Stockholders — Redemption Rights,” tender their certificates to Western’s transfer agent or deliver their shares to the transfer agent electronically through the DTC at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Western’s transfer agent will need to act to facilitate this request. It is Western’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Western does not have any control over this process or over the brokers, which Western refers to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Western paid underwriting fees in connection with the Western IPO, and these fees will not be adjusted to account for redemptions by the Public Stockholders that have occurred and may occur in connection with the closing of the Business Combination.

The underwriters in Western’s IPO received underwriting commissions totaling $500,000 upon the closing of the offering. This compensation will not be adjusted to account for redemptions of Public Shares by the Public Stockholders, including those that have occurred to date and those that may occur in connection with the closing of the Business Combination. Accordingly, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the Western IPO remaining after closing the Business Combination will increase as the number of Public Shares redeemed increases. As of the date this proxy statement/prospectus was filed, Public Stockholders have redeemed 11,326,125 Public Shares. If none of the remaining Public Stockholders exercise redemption rights in connection with the closing of the Business Combination, the amount of underwriting commissions will represent 19.2% of the proceeds remaining in the Trust Account. If Public Stockholders exercise redemption rights with respect to 50% of the currently 173,879 outstanding Public Shares, the amount of underwriting commissions will represent 38.4% of the remaining proceeds in the Trust Account. If Public Stockholders exercise redemption rights with respect to all remaining Public Shares, there will likely be no proceeds remaining in the Trust Account compared to $500,000 paid to the underwriters in the Western IPO.

The net cash available from the Trust Account in respect of each Public Share that is not redeemed will be materially less than estimated per-share redemption price of $10.55.

In recent litigation following the closing of other “de-SPAC” transactions, plaintiffs have alleged that it was a material omission for the SPAC not to have disclosed in its proxy statement/prospectus that the “net cash per public share” of the SPAC was materially below the price per share ascribed to the combined company’s shares to be issued to the target stockholders in the business combination. Without acknowledging the relevance of the net cash per share information or the merits of any such claim, Public Stockholders should be aware that the net cash available from the Trust Account in respect of each Public Share that is not redeemed will be materially less than $10.55, which is the estimated per-share redemption price (without taking into account any allowable liquidation distributions and based upon certain estimates for interest, income taxes, and other factors).

In addition, this amount may also be materially less than the $10.10 per Public Share initially held in the Trust Account or the redemption price paid to Public Stockholders who redeem their Public Shares in connection with the Business Combination.

In the event that a significant number of Public Shares are redeemed, our Common Stock may become less liquid following the Business Combination.

If a significant number of Public Shares are redeemed, Western may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Entity may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Entity intends to apply to list its shares on Nasdaq, and Nasdaq may not list the Common Stock on its exchange, which could limit investors’ ability to make transactions in the Combined Entity’s securities and subject the Combined Entity to additional trading restrictions.

The holders of Founder Shares have agreed to vote in favor of such initial business combination, which means the Business Combination will be approved regardless of how Western’s Public Stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, the holders of the Founder Shares have agreed (i) to vote any such shares in favor of any proposed business combination, including the Business Combination and (ii) to waive redemption rights with respect to any shares of Common Stock owned or to be owned by such holder, and that such holder will not seek redemption with respect to or otherwise sell, such shares in connection with any vote to approve a business combination, amend the provisions of the Charter, or a tender offer by Western prior to a business combination. As of the date hereof, Western’s Sponsor owns 60.3 % of the outstanding shares of common stock, which percentage is more than sufficient to approve the Business Combination.

If third parties bring claims against Western, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.10.

Western’s placing of funds in trust may not protect those funds from third party claims against Western. Although Western will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, such parties may not execute such agreements. Even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Western’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Western’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Western under the circumstances.

Examples of possible instances where Western may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Western and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if Western is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Western will be required to provide for payment of claims of creditors that were not waived that may be brought against Western within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Stockholders could be less than the $10.10 per Public Share initially held in the Trust Account, due to claims of such creditors.

Additionally, if Western is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Western’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Western’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Western’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Western may not be able to return to Western’s Public Stockholders at least $10.10 per share. As a result, if any such claims were successfully made against the Trust Account, the funds available for Western’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.10 per Public Share.

Western’s stockholders may be held liable for claims by third parties against Western to the extent of distributions received by them.

If Western has not completed a business combination by January 11, 2025, Western will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest that may be used by Western to pay its taxes payable and up to $100,000 of interest to pay dissolution expenses, divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Western’s remaining stockholders and the Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Western’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

If Western is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Western which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Western’s stockholders. Furthermore, because Western intends to distribute the proceeds held in the Public Shares to Western’s Public Stockholders promptly after expiration of the time Western has to complete an initial business combination, this may be viewed or interpreted as giving preference to Western’s Public Stockholders over any potential creditors with respect to access to or distributions from Western’s assets. Furthermore, the Board may be viewed as having breached their fiduciary duties to Western’s creditors and/or may have acted in bad faith, and thereby exposing itself and Western to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Western cannot assure you that claims will not be brought against it for these reasons.

Neither Western nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Cycurion in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Cycurion and Western to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, Western and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Cycurion in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Western would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

Western and/or Cycurion may waive one or more of the conditions to the Business Combination.

Western and/or Cycurion may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by its existing charter and applicable laws. For example, it is a condition to Western’s and Cycurion’s respective obligations to close the Business Combination that each of the covenants of the other party to be performed as of or prior to the Closing having been performed in all material respects. However, if Western’s or Cycurion’s board of directors determines that any such breach is not material, then it may elect to waive that condition and close the Business Combination. In deciding to waive one or more conditions to the Business Combination, Western’s and Cycurion’s directors have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of Western’s Public Stockholders. See “Western’s Sponsor, directors and officers and advisors have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.” Under applicable law and Western’s Current Charter, Western is not able to waive the condition that its stockholders approve the Business Combination.

The Sponsor, A.G.P., and Western’s directors and executive officers who hold founder shares and/or Private Warrants through their interests in the Sponsor, may receive a positive return on the founder shares and/or Private Warrants even if Western’s Public Stockholders experience a negative return on their investment after consummation of the Business Combination.

If Western is able to complete a business combination within the required time period, the Sponsor, A.G.P. and Western’s directors and executive officers who hold founder shares and/or Private Warrants through their interest in the Sponsor may receive a positive return on their investments which were acquired prior to the Western IPO, or concurrently with completion of the Western

IPO, even if Western’s Public Stockholders experience a negative return on their investment in Western common stock after consummation of the Business Combination.

Western’s Sponsor, directors, officers and advisors have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.

Western’s Sponsor, directors, and officers, and their respective affiliates and associates have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of Western’s Public Stockholders, which may result in a conflict of interest.

These interests include:

●	the fact that the Sponsor and A.G.P. paid an aggregate of $25,000 for their Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;
●	if the Business Combination were not approved, in accordance with our Charter, the 3,251,000 Founder Shares held by the Sponsor, our officers, and directors through their interest in the Sponsor, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 376,000 Private Placement Units that were acquired simultaneously with the IPO for an aggregate purchase price of $3,760,000;
●	if we are unable to complete a business combination and distribute the proceeds held in trust to our Public Stockholders, the Sponsor has agreed (subject to certain exceptions) that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us;
●	all rights specified in the Company’s Charter relating to the right of officers and directors to be indemnified by the Company, and of the Company’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and the Company liquidates, the Company will not be able to perform its obligations to its officers and directors under those provisions;
●	the Sponsor, officers, directors, initial stockholders, or their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. However, if the Company fails to consummate the Business Combination, they will not have any claim against the trust account for reimbursement. Accordingly, the Company will most likely not be able to reimburse these expenses if the Business Combination is not completed. As of the date this proxy statement/ prospectus was filed, no out-of-pocket expenses are owed to Western’s officers and directors and Sponsor; and
●	we plan to enter into an advisory agreement with A.G.P., pursuant to which we shall pay A.G.P. a total transaction fee equal to $2,500,000 (the “Transaction Fee”) upon the closing of the Business Combination; the Transaction Fee will be payable in the form of preferred shares of the Combined Company that are convertible into 500,000 shares of the Combined Company’s common stock (such preferred shares or the common into which they convert, the “Transaction Fee Shares”), for a price per share of common stock equal to $5.00; a portion of the Transaction Fee Shares shall be subject to forfeiture and return to Western for cancellation once A.G.P. converts and sells Transaction Fee Shares generating sales proceeds (excluding commissions) of $2,500,000; the Transaction Fee Shares shall be subject to a lock-up ending on the earlier of (i) the date on which 75% of the outstanding Series B Preferred Stock is converted into shares of the Combined Company’s common stock and (ii) three months from the Closing date; after this date, A.G.P. may convert the Transaction Fee Shares and sell them subject to a leak-out provision that limits A.G.P.’s sales of Transaction Fee Shares on any given date to 10% of the cumulative trading volume of the common stock for such date (including pre-market, market and post-market trading); this restriction shall remain in effect until the date on which 100% of the Series B Preferred Stock outstanding as of the closing is converted into shares of the Combined Company’s common stock.

In light of the foregoing, the Sponsor and Western’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Cycurion rather than liquidate even if (i) Cycurion is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, the Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and Western’s directors and executive officers who hold founder shares or Private Warrants may receive a positive return on their investment(s), even if Western’s Public Stockholders experience a negative return on their investment after consummation of the Business Combination.

The market price of shares of New Cycurion’s securities after the Business Combination may be affected by factors different from those currently affecting the prices of Western’s securities.

Prior to the Business Combination, Western has had limited operations. Upon completion of the Business Combination, New Cycurion’s business, prospects, financial conditions, or results of operations will depend in part upon the performance of Cycurion’s businesses, which are affected by factors that are different from those currently affecting the business, prospects, financial conditions, or results of operations of Western.

Western’s Public Stockholders will experience dilution as a consequence of the issuance of Western common stock as consideration in the Business Combination.

The issuance of the Western common stock in the Business Combination will dilute the equity interest of Western’s existing Public Stockholders and may adversely affect prevailing market prices for Western common stock and/or Western Warrants. It is anticipated that, upon completion of the Business Combination, based on funds in the Trust Account (net of redemptions payable) of $1.8 million as of the date this proxy statement/prospectus was filed and if there are no further redemptions by Western’s Public Stockholders, Western’s Public Stockholders will own approximately 0.8% of the outstanding capital stock of New Cycurion, and if there are redemptions by Western’s Public Stockholders up to the maximum level permitted by Western’s Current Charter, Western’s remaining Public Stockholders will own none of the outstanding capital stock of New Cycurion. The ownership percentage with respect to New Cycurion following the Business Combination does not take into account (1) Western Warrants to purchase Western common stock that will remain outstanding immediately following the Business Combination or (2) the issuance of any shares upon completion of the Business Combination under the Equity Incentive Plan. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Western’s existing Public Stockholders in the post-combination company will be different.

Western’s Public Stockholders will experience dilution as a result of the issuance of additional employee/director/consultant options or if we sell additional shares of our Common Stock and/or warrants to finance our operations or issue stock in connection with acquisitions following the Business Combination.

In order to further expand New Cycurion’s operations and meet our objectives, any additional growth and/or expanded development activity will likely need to be financed through the sale and issuance of additional shares of Common Stock. Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of our development programs, we likely will also need to issue additional shares of Common Stock to finance future acquisitions, growth, and/or additional exploration programs of any or all of our projects. We also expect to in the future grant to some or all of our directors, officers, and key employees and/or consultants’ options to purchase shares of our Common Stock as non-cash incentives pursuant to the Equity Incentive Plan. The issuance of any equity securities could, and the issuance of any additional shares of Common Stock will, cause our existing stockholders to experience dilution of their ownership interests.

If we issue additional shares of our Common Stock or decide to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, existing Public Stockholders’ interests in New Cycurion will be diluted and investors may suffer dilution in their net book value per share of shares of Common Stock depending on the price at which such securities are sold.

Even if we consummate the Business Combination, the Public Warrants may never be in the money, and they may expire worthless.

The exercise price for our warrants is $11.50 per share. There can be no assurance that the public warrants will be in the money prior to their expiration and, as such, the warrants may expire worthless. The terms of our warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Equiniti Trust Company, LLC, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment. Our ability to amend the terms of the warrants with the consent of at least 65% of the then-outstanding public warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants (excluding any Placement Warrants held by the Sponsor or its permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our common stock in the event the shares of our common stock are not traded on any specific trading day) of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise its warrants and pay the exercise price therefore at a time when it may be disadvantageous for it to do so, (ii) to sell its warrants at the then-current market price when it might otherwise wish to hold its warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of its warrants.

The shares of Common Stock to be received by Western’s stockholders as a result of the Business Combination will have different rights from shares of Common Stock.

Following completion of the Business Combination, the Public Stockholders will no longer be stockholders of Western but will instead be stockholders of New Cycurion. There will be important differences between your current rights as a Western stockholder and your rights as a New Cycurion stockholder. See “Comparison of Corporate Governance and Stockholder Rights” for a discussion of the different rights associated with the shares of common stock.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

Western can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including this Business Combination, may cause an increase in New Cycurion’s share price, and may result in a lower value realized now for a stockholder redeeming their shares than a stockholder of New Cycurion might realize in the future. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If Western’s stockholders fail to comply with the redemption requirements specified in this proxy statement they will not be entitled to redeem their shares of Western common stock for a pro rata portion of the funds held in the Trust Account.

If the NTA Proposal is not approved by the Western stockholders, Western may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Third-party financing may not be available to Western. Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.

In order to exercise their redemption rights, Western’s Public Stockholders are required to submit a request in writing and deliver their stock (either physically or electronically) to Western’s transfer agent at least two business days prior to the Special Meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay Western’s taxes and up to $100,000 of interest to pay dissolution expenses, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section titled “Special Meeting of Western Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Western’s Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Western’s Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section titled “Special Meeting of Western Stockholders — Redemption Rights,” tender their certificates to Western’s transfer agent or deliver their shares to the transfer agent electronically through the DTC at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Western’s transfer agent will need to act to facilitate this request. It is Western’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Western does not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

There is no limit as to the number of Western’s Public Stockholders that may exercise their redemption rights in connection with the Business Combination and the redemption of a substantial number of public shares may result in insufficient working capital following the Business Combination unless third-party financing is secured.

If too many of Western’s Public Stockholders elect to redeem their shares, Cycurion may not have sufficient working capital following the Business Combination and may need to seek additional third-party financing, whether in the form of debt or equity, in order to pay transactions expenses related to the Business Combination and fund its continued operations as currently contemplated. In such event, if adequate third-party financing is unavailable at all or on reasonable terms, the Combined Company may not be able to maintain the listing of its securities on Nasdaq or another national securities exchange for lack of liquidity and may not have sufficient cash and liquidity to finance its operations as currently contemplated following the Business Combination. In addition, if adequate third-party financing is unavailable, transaction expenses incurred in completing the Business Combination could exceed the Combined Company's working capital requirements following the consummation of the Business Combination, and the Combined Company may need to substantially alter, or possibly even discontinue, its operations.

Furthermore, raising any such additional financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.

The ability to execute New Cycurion’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

As of the date this proxy statement/prospectus, Public Stockholders have redeemed 11,326,121 Public Shares, leaving 173,879 Public Shares left to be redeemed, which may cause Western to be left with a significantly smaller number of stockholders. This may negatively impact New Cycurion’s ability to execute on its own future strategic plan.

In the event that a significant number of Public Shares are redeemed, our Common Stock may become less liquid following the Business Combination.

If a significant number of Public Shares are redeemed, Western may be left with a significantly smaller number of stockholders. As a result, trading in the shares of New Cycurion may be limited and your ability to sell your shares in the market could be adversely affected. New Cycurion intends to apply to list its shares on Nasdaq, and Nasdaq may not list the Common Stock on its exchange, which could limit investors’ ability to make transactions in New Cycurion’s securities and subject New Cycurion to additional trading restrictions.

Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to completion of the Business Combination, New Cycurion may be required to take write-downs or write-offs, restructure its operations, or take impairment or other charges, any of which that could have a significant negative effect on New Cycurion’s financial condition, results of operations and the Common Stock price, which could cause you to lose some or all of your investment.

Going public through a merger rather than an underwritten offering, as Cycurion is seeking to do through the Business Combination, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions. Because

New Cycurion will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of Common Stock of New Cycurion, and, accordingly, the New Cycurion’s stockholders (including Western’s Public Stockholders) will not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering.

Although Western has conducted due diligence on Cycurion’s business, Western cannot assure you that this due diligence has identified all material issues that may be present in Cycurion’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Cycurion’s business and outside of Western’s and Cycurion’s control will not later arise. As a result of these factors, New Cycurion may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Further, although Western performed a due diligence review and investigation of Cycurion in connection with the Business Combination, Western has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering, and therefore Western’s due diligence review and investigation should not be viewed as equivalent to the review and investigation that an underwriter would be expected to conduct. Even if Western’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Western’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on New Cycurion’s liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about New Cycurion or its securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing thereafter. Accordingly, any Western stockholders or warrant holders who choose to remain stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their securities. These stockholders or warrant holders are unlikely to have a remedy for the reduction in value.

In addition, because New Cycurion will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or may be less likely to provide, coverage of New Cycurion. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of New Cycurion than they might if New Cycurion became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with New Cycurion as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for New Cycurion’s Common Stock could have an adverse effect on the New Cycurion’s ability to develop a liquid market for the Common Stock.

There is a risk that the new 1% U.S. federal excise tax may be imposed on us in connection with redemptions of our shares.

On August 16, 2022, the Inflation Reduction Act of 2022 became law, which, among other things, imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations). The excise tax will apply to stock repurchases occurring in 2023 and beyond. The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased at the time of the repurchase. The U.S. Department of Treasury has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the excise tax, including rules governing the calculation and reporting of the excise tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the excise tax are published. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change.

Any redemption or other repurchase that occurs after December 31, 2023, in connection with a business combination or otherwise, may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with the Business Combination would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, (ii) the structure of the Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the business combination but issued within the same taxable year of the Business Combination), and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by New Cycurion and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined; however, we will not use the funds held in the Trust Account or any additional amounts deposited into the Trust Account, as well as any interest earned thereon, to pay the excise tax. Additionally, we expect to either fully liquidate or consummate an initial business combination by January 11, 2025, and therefore do not expect to be subject to the excise tax. The excise tax is imposed on the repurchasing corporation itself, not the stockholders from which stock is repurchased. The imposition of the excise tax as a result of redemptions in connection with the initial business combination could reduce the amount of cash available to pay redemptions or reduce the cash available to Cycurion and New

Cycurion in connection with the Business Combination, which could cause the remaining stockholders of New Cycurion to economically bear the impact of any such excise tax.

In connection with special meetings of Western’s stockholders, held on January 6, 2023, July 9, 2023, January 9, 2024, April 10, 2024, July 2, 2024, and October 9, 2024, Western’s stockholders elected to redeem an aggregate of 11,326,125 Public Shares and to extend Western’s business combination period. The 11,326,125 Public Shares redeemed in connection with the extensions represented approximately 98.5% of the total shares of Western common stock outstanding following Western’s IPO. If Western does not close the Business Combination with the issuance of sufficient “offset” shares of its capital stock, it is likely to incur a 1% excise tax on such redemptions.

Additionally, Western expects that the redemptions would likely be offset by the shares of Western’s common stock and shares of Preferred Stock expected to be issued at the Closing of the Business Combination.

If we fail to comply with the continued listing requirements of Nasdaq, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

We cannot assure you that we will be able to comply with the standards that we are required to meet in order to maintain a listing of our common stock on Nasdaq. Nasdaq listing rules require us to maintain certain closing bid price, stockholders’ equity, and other financial metrics in order for our common stock to continue trading on Nasdaq. For example, Nasdaq Listing Rule 5550(a)(4) requires companies to maintain a minimum of 500,000 publicly held shares. Nasdaq Listing Rule 5605(b)(1) requires the companies to comply with the majority independent board rule, audit committee rule and compensation committee rule.

On February 6, 2024, the Company received the First Letter from the Nasdaq Listing Qualifications Staff (the “Staff”) notifying the Company that the Company no longer meets the minimum 500,000 publicly held shares requirement for continued listing on The Nasdaq Capital Market set forth in Nasdaq Listing Rule 5550(a)(4). The notification received has no immediate effect on the listing of the Company’s common stock on Nasdaq. Under Nasdaq Listing Rules, the Company had 45 calendar days, or until March 22, 2024, to provide Nasdaq with a specific plan to achieve and sustain compliance with all Nasdaq listing requirements, including the time frame for completion of the plan. On March 22, 2024, the Company submitted its compliance plan with Nasdaq in connection with the First Letter. If Nasdaq does not accept the Company’s plan to achieve compliance, the Company will have the opportunity to appeal the decision to a Nasdaq Hearings Panel. The Company is evaluating various courses of action to achieve compliance with the minimum publicly held shares continued listing standard.

On March 11, 2024, the Company received the Second Letter from the Staff stating that, due to the resignations of Stephen Christoffersen, William Lischak, Ade Okunabi, Robin Smith, and Adam Stern, constituting the entire board of directors of the Company, effective December 27, 2023, which was previously reported in a Current Report on Form 8-K filed with the SEC on January 3, 2024, the Company no longer complied with Nasdaq’s Majority Independent Board rule, its Audit Committee Rule, or its Compensation Committee Rule, all as set forth in Listing Rule 5605(b)(1). In accordance with Nasdaq Listing Rule 5605(b)(1)(A), Nasdaq provided the Company a cure period in order to regain compliance as follows: (i) until the earlier of the Company’s next annual stockholders’ meeting or December 28, 2024; or (ii) if the Company’s next annual stockholders’ meeting is held before June 25, 2024, then the Company must evidence compliance no later than June 25, 2024 (the “Cure Period”). If the Company fails to regain compliance within the Cure Period in connection with the Second Letter, the Nasdaq Listing Rules require the Staff to provide written notification to the Company that its securities will be delisted. The Company is actively engaged in efforts to regain compliance with the requirements set forth in Nasdaq Listing Rule 5605 and plans to regain compliance within the Cure Period provided by Nasdaq.

We have identified material weaknesses in our internal control over financial reporting relating to our inadequate control for the withdrawal of funds from the Trust Account and internal controls and procedures regarding certain operating expenses as of December 31, 2023. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

As described elsewhere in our Annual Report filed on Form 10-K for our fiscal year ended December 31, 2023, we have identified a material weakness in our internal controls over financial reporting relating to our inadequate control for the timing of withdrawals of funds from the Trust Account and internal controls and procedures regarding certain operating expenses.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. To respond to the material weakness we identified, we plan to incorporate enhanced communication and documentation procedures between our operations team and the individuals responsible for preparation of financial statements, as described in Part II, Item 9A: Controls and Procedures included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2023, filed with the SEC on April 26, 2024. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We, and following our initial business combination, the post-business combination company, may face litigation and other risks as a result of the material weaknesses in our internal control over financial reporting.

We identified material weaknesses in our internal controls over financial reporting. As a result of such material weaknesses and other matters raised or that may in the future be raised by the SEC, we face the potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date this proxy statement/prospectus was filed, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a business combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes “forward-looking statements” that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek,” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance, or results to differ materially from the events, performance and results discussed in the forward-looking statements.

In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement/prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

Western and Cycurion undertake no obligation to publicly update or revise any forward-looking statement contained in this proxy statement/prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein, whether as a result of new information, future events or otherwise, except as required by law.

In addition to these important factors and matters discussed elsewhere herein, and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

Our ability to complete the Business Combination with Cycurion or, if we do not consummate such Business Combination, any other initial business combination;

●	satisfaction or waiver (if applicable) of the conditions to the Business Combination Agreement;
●	the occurrence of any other event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;
●	the projected financial information, anticipated growth rate, and market opportunity of New Cycurion;
●	the ability to obtain or maintain the listing of New Cycurion’s public securities on Nasdaq following the Business Combination;
●	New Cycurion’s public securities’ potential liquidity and trading;
●	New Cycurion’s ability to raise financing in the future;
●	New Cycurion’s success in retaining or recruiting, or changes required in, officers, key employees or directors following the completion of the Business Combination;
●	Western officers and directors allocating their time to other business and potentially having conflicts of interest with Western’s business or in approving the Business Combination;
●	the use of proceeds not held in the Trust Account or available to Western from interest income on the Trust Account balance;
●	the ability to recognize the anticipated benefits of the proposed Business Combination;
●	the costs related to the proposed Business Combination;
●	Cycurion’s and New Cycurion’s ability to grow and manage growth profitably;

●	the implementation, market acceptance and success of Cycurion’s and New Cycurion’s business model, developments and projections relating to Cycurion’s and New Cycurion’s competitors and industry;
●	Cycurion’s and New Cycurion’s ability to obtain and maintain intellectual property protection and not infringe on the rights of others;
●	the effect of the COVID-19 pandemic on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic; and
●	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described under “Risk Factors” may not be exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this proxy statement/prospectus. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this proxy statement/prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

These forward-looking statements are based on information available as of the date this proxy statement/prospectus was filed, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that Western or Cycurion “believes” and similar statements reflect such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date this proxy statement/prospectus was filed, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either Western or Cycurion has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to rely unduly upon these statements.

Before any stockholder grants its proxy, instructs how its vote should be cast or votes on the proposals to be put to the Special Meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

SPECIAL MEETING OF WESTERN STOCKHOLDERS

General

Western is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the board of directors for use at the Special Meeting to be held on [●], 2025 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Western’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on [●], 2025, at 10:00 a.m. Eastern Time, via live webcast at the following address: [●]

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Western common stock at the close of business on [●], which is the Record Date. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [●] shares of Common Stock outstanding, of which [●] are Public Shares and [●] are Founder Shares held by the Sponsor and our directors.

Vote of the Sponsor and our Directors and Officers

In connection with the Western IPO, Western entered into agreements with each of its Sponsor and A.G.P., pursuant to which each agreed to vote any shares of Common Stock owned by it in favor of the Business Combination Proposal and for all other proposals presented at the Special Meeting. As a result of these agreements, based upon the voting power of these parties, all of the Proposals will be approved at the Special Meeting.

Western’s Sponsor and A.G.P. have waived any redemption rights, including with respect to shares of Common Stock issued or purchased in the Western IPO in connection with the Business Combination. The Founder Shares and the Private Units held by the Sponsor have no redemption rights upon Western’s liquidation and will be worthless if no business combination is effected by Western by January 11, 2025.

Quorum and Required Vote for Proposals

A quorum of Western stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Common Stock outstanding and entitled to vote at the Special Meeting is represented by virtual attendance or by proxy at the Special Meeting. By virtue of its ownership of Western Shares, its attendance alone at the Special Meeting will constitute a quorum.

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding Western common stock as of the Record Date for the Special Meeting. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Nasdaq ELOC Proposal, the Nasdaq Series B Proposal, the Nasdaq Series D Proposal, the NTA Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Western common stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Western common stock present or represented at the Special Meeting, by ballot, proxy, or electronic ballot and entitled to vote thereon at the Special Meeting.

If the Business Combination Proposal is not approved, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal, the Nasdaq ELOC Proposal, the Nasdaq Series B Proposal, and the Nasdaq Series D Proposal will not be presented to the Western stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal and the Equity Incentive Plan

Proposal are preconditions to the consummation of the Business Combination. The Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals and the Equity Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is subject to and conditioned on the approval of the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal and the Equity Incentive Plan Proposal). The Adjournment Proposal is not subject to and conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then Western will not consummate the Business Combination. If Western does not consummate the Business Combination and fails to complete an initial business combination by January 11, 2025, then Western will dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the Public Stockholders.

Abstentions and Broker Non-Votes

Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Proposals. A failure to vote by proxy or to vote online or an abstention from voting with regard to the Proposals will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal and the Adjournment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Recommendation of Western’s Board of Directors

The Board has unanimously determined that each of the Proposals is fair to and in the best interests of Western and its stockholders, and has unanimously approved such Proposals. The Board unanimously recommends that stockholders:

●	vote “FOR” the Business Combination Proposal;
●	vote “FOR” the Nasdaq Proposal;
●	vote “FOR” the Charter Amendment Proposal;
●	vote “FOR” the Advisory Charter Proposals;
●	vote “FOR” the Directors Proposal;
●	vote “FOR” the Equity Incentive Plan Proposal;
●	vote “FOR” the Nasdaq ELOC Proposal;
●	vote “FOR” the Nasdaq Series B Proposal;
●	vote “FOR” the Nasdaq Series D Proposal;
●	vote “FOR” the NTA Proposal; and
●	vote “FOR” the Adjournment Proposal, if it is presented at the Special Meeting.

When you consider the recommendation of the Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of Western’s Board and officers and advisors have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder.

These interests include:

●	If the Business Combination with Cycurion or another business combination is not consummated by January 11, 2025, Western will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and board of directors, dissolving and liquidating. In such event, the 2,875,000 Founder Shares held by the Sponsor and A.G.P., which were acquired for an aggregate purchase price of $25,000 prior to the Western IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares.
●	The Sponsor purchased an aggregate of 376,000 private placement units from Western for $10.00 per unit. This purchase took place on a private placement basis simultaneously with the consummation of the Western IPO. Nearly all of the proceeds Western received from these purchases were placed in the Trust Account, apart from approximately $1.8 million retained to fund operating and business combination costs of Western.
●	If Western is unable to complete a business combination within the required time period under the Western Charter, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Western for services rendered or contracted for or products sold to Western. If Western consummates a business combination, on the other hand, Western will be liable for all such claims.
●	The Sponsor and Western’s directors and officers and their affiliates are entitled to reimbursement of activities on Western’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Western fails to consummate a business combination within the required time period under the Western Charter, they will not have any claim against the Trust Account for reimbursement. Accordingly, Western may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 11, 2025. As of the record date, the Sponsor and Western’s directors and officers and their affiliates had not incurred any unpaid reimbursable expenses.
●	The Sponsor and A.G.P.will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to the Public Stockholders, rather than liquidate.
●	Based on the difference in the purchase price of $0.009 that the Sponsor paid for the 2,875,000 Founder Shares for an aggregate purchase price of $25,000, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the Western IPO and the Public Stockholders experience a negative rate of return following the Closing of the Business Combination.
●	In the event that a business combination is not effected, the Sponsor and A.G.P. will not be entitled to any reimbursement of funds invested in Western. In total, the Sponsor has invested $3,785,000 for securities that would be worthless absent the completion of a business combination. In addition, A.G.P. entered into a promissory note with the Sponsor pursuant to which the Sponsor can borrow up to a principal amount of $110,000.
●	Western plans to enter into an advisory agreement with A.G.P. (the “Advisory Agreement”), pursuant to which Western shall pay A.G.P. a total transaction fee equal to $2,500,000 (the “Transaction Fee”) upon the closing of the Business Combination. The Transaction Fee will be payable in the form of preferred shares of the Combined Company that are convertible into 500,000 shares of the Combined Company’s common stock (such preferred shares or the common into which they convert, the “Transaction Fee Shares”), for a price per share of common stock equal to $5.00. A portion of the Transaction Fee Shares shall be subject to forfeiture and return to Western for cancellation once A.G.P. converts and sells Transaction Fee Shares generating sales proceeds (excluding commissions) of $2,500,000. If the Business Combination does not occur, A.G.P. will not receive the Transaction Fee.
●	The Business Combination Agreement provides for the continued indemnification of Western’s current directors and officers and the continuation of directors and officers liability insurance covering Western’s current directors and officers.
●	Each of Western’s directors and officers presently has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present a business combination opportunity to such entity. Western’s directors and officers also may have become aware of business combination opportunities which may have been appropriate for presentation to Western and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should have been presented. These conflicts may not have been resolved in Western’s favor and such potential business combination opportunities may have been presented to other entities prior to their presentation to Western. Western’s Amended and Restated Certificate of Incorporation provides that, to the extent permitted by applicable law, Western renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter (i) which may be a business combination opportunity for an entity related to a director or officer of Western, on the one hand, and Western, on the other, or (ii) the presentation of which would breach an existing legal obligation of a director or officer to another entity, and Western waives any claim or cause of action it may have in respect thereof. Western does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for an acquisition target nor will materially impact its ability to complete the proposed Business Combination.

In light of the foregoing, the Sponsor and Western’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Cycurion rather than liquidate even if (i) Cycurion is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, the Sponsor and Western’s directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and Western’s directors and executive officers who hold founder shares or Private Warrants may receive a positive return on their investment(s), even if Western’s Public Stockholders experience a negative return on their investment after consummation of the Business Combination.

Voting Your Shares

Each share of Western common stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of Western common stock at the Special Meeting:

●	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal, the Nasdaq ELOC Proposal, the Nasdaq Series B Proposal, the Nasdaq Series D Proposal, the NTA Proposal, and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.
●	You Can Attend the Special Meeting and Vote Through the Internet. You will be able to attend the Special Meeting online and vote during the meeting by visiting [●] and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Western can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;
●	you may notify Western’s secretary in writing before the Special Meeting that you have revoked your proxy; or
●	you may attend the Special Meeting, revoke your proxy, and vote through the internet as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Western common stock, you may call Morrow Sodali, Western’s proxy solicitor, at 800-662-5200 or email it at WAVS.info@investor.morrowsodali.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Nasdaq ELOC Proposal, the Nasdaq Series B Proposal, the Nasdaq Series D Proposal, the NTA Proposal and the Adjournment Proposal. Under Western’s amended and restated bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to Western to pay its taxes. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Western IPO (including interest earned on the funds held in the Trust Account and not previously released to it to pay Western’s taxes). For illustrative purposes, based on funds in the Trust Account (net of redemptions payable) of approximately $1.8 million as of the date this proxy statement/prospectus was filed, the estimated per-share redemption price would have been approximately $10.55.

In order to exercise your redemption rights, you must:

●	prior to 5:00 p.m. Eastern Time on [●], 2025 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Equiniti Trust Company, LLC, Western’s transfer agent, at the following address:

Equiniti Trust Company, LLC

55 Challenger Road, Floor 2

Ridgefield Park, New Jersey 07660

Attn: Felix Orihuela

E-mail: Felix.Orihuela@equiniti.com

and

●	deliver your Public Shares either physically or electronically through DTC to Western’s transfer agent at least two business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Western’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Western does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Western’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Western’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Western’s transfer agent return the shares (physically or electronically). You may make such request by contacting Western’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Western Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Western common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Western common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Western common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Western does not consummate an initial business combination by January 11, 2025, Western will dissolve and liquidate its Trust Account by returning the then- remaining funds in such account to the Public Stockholders.

The closing price of shares of Western Class A Common Stock on [*], 2025 was $[*]. Prior to exercising redemption rights, stockholders should verify the market price of shares of Western Class A Common Stock as they may receive higher proceeds from the sale of their shares of Western Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Western cannot assure our stockholders that they will be able to sell their shares of Western Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.

If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. You will be entitled to receive cash for your Public Shares only if you properly exercise your right to redeem the Public Shares you hold, no later than the close of the vote on the Transaction Proposal, and deliver your Public Shares (either physically or electronically) to the transfer agent, prior to [*], Eastern Time, on [*], 2025 (two business days prior to the vote at the special meeting), and the Transaction is consummated.

Dissenter Rights

Western stockholders do not have dissenter rights in connection with the Business Combination or the other proposals.

Proxy Solicitation

Western is soliciting proxies on behalf of its Board. This solicitation is being made by mail but also may be made by telephone, by facsimile, on the Internet or in person. Western and its directors, officers and employees may also solicit proxies in person. Western will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Western will bear the cost of the solicitation.

Western has hired Morrow Sodali to assist in the proxy solicitation process. Western will pay that firm a fee of $22,500, plus disbursements.

Western will ask banks, brokers, and other institutions, nominees, and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Western will reimburse them for their reasonable expenses.

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL

General

Holders of Western common stock are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Western stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “— The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

Because Western is holding a stockholder vote on the Business Combination, Western may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of Western common stock that are voted at the Special Meeting. By virtue of their ownership of Western common stock, the Proposal will be approved regardless of the cote of the Public Stockholders.

The Business Combination Agreement

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference.

Western stockholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

Merger Consideration

As we previously announced, on April 26, 2024, Western entered into the Amended and Restated Business Combination Agreement, by and among Western, Merger Sub and Cycurion pursuant to which Merger Sub will merge with and into Cycurion with Cycurion surviving the merger as a wholly-owned subsidiary of Western.

The Business Combination Agreement provides that Western has agreed to acquire all of the outstanding equity interests of Cycurion for an aggregate of 32,319,083 shares of Western common stock, par value $0.0001 per share (the “Merger Consideration Shares”).

	Cycurion Pre-Merger	New Cycurion Post-Merger
Cycurion Common Stock	12,813,094	6,543,073
Series A Convertible Preferred Stock	345,528	106,816
({Series A} Common Equivalents)	8,877,931	4,533,561
Total {Series A} Warrants	1,333,336	680,875
Series C	—	4,851
“Presumptive Preferred” {Series C} Common	1,356,589	—
(“Presumptive Preferred” {Series C} Common Equivalents)	—	2,972,320
“Presumptive Preferred” {Series C} Warrants	406,969	—
Warrants (Other Common Stock Purchase Warrants of Cycurion)	529,067	216,137
Series B Convertible Preferred Stock {Series B}	3,000	3,000
({Series B} Common Equivalents)	6,000,000	6,000,000
{Series B} Warrants	6,000,000	6,000,000
Series D	—	6,666,667
Aggregate Debt to be Exchanged at Closing	$3,333,333.33	—
{Series D} Common Stock (not included in Common Stock, above)	472,813	472,813
“Bridge to {Series D}” Warrants	1,181,468	—
{Series D} Warrants	—	7,272,728

Payment of Expenses

On the Closing Date, New Cycurion will issue shares of common stock in payment of certain outstanding expenses of Western and Merger Sub. These include (i) 250,000 shares to A.G.P. for financial and business combination advisory services to Western in connection with the proposed merger transaction; and (ii) 78,803 shares to service providers for deferred legal fees and other expenses.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by each of Western, Cycurion, and Merger Sub. Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Business Combination Agreement means, any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence that, individually or together with one or more other contemporaneous effect (i) has or would reasonably be expected to have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business or results of operations of Cycurion, on the one hand, or on Western and Merger Sub, on the other hand, taken as a whole, or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Cycurion Legacy Stakeholders and Cycurion, on the one hand, or of Western and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by the Business Combination Agreement in accordance with its terms and conditions. None of the representations and warranties made by the parties survive the Closing.

Covenants of the Parties

The Business Combination Agreement includes customary covenants of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, as well as certain customary covenants, such as confidentiality and publicity, that will continue after the termination of the Business Combination Agreement.

The Business Combination Agreement and the consummation of the transactions contemplated thereby are required to be approved by Western’s and Cycurion’s respective stockholders.

Western and Cycurion also agreed not to solicit or enter into any alternative competing transactions during the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement or the Closing.

Conditions to Consummation of the Business Combination

The obligations of the parties to consummate the Business Combination are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) no provisions of any applicable law and no order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated by the Business Combination Agreement, (ii) there shall not be any action brought by any authority to enjoin or otherwise restrict the consummation of the Closing, (iii) the approval of Cycurion’s stockholders shall have been obtained, and (iv) the approval of Western’s stockholders shall have been obtained.

In addition, unless waived by Western, the obligations of Western and the Merger Sub to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

●	Cycurion shall have duly performed or complied with, in all material respects, all of its obligations under the Business Combination Agreement required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Cycurion at or prior to the Closing Date.
●	The representations and warranties of Cycurion contained in the Business Combination Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations (as defined therein), shall be true and correct in all respects as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of Cycurion.
●	The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.
●	There shall not have occurred any Effect in respect of Cycurion, that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect in respect of Cycurion.
●	The period for exercising appraisal rights pursuant to Section 262 of the DGCL shall have lapsed and not more than 5% of the issued and outstanding shares of Cycurion’s common stock (including shares of Cycurion’s common stock issuable upon conversion of Cycurion’s preferred stock) shall constitute Dissenting Shares.

Unless waived by Cycurion, the obligations of Cycurion to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

●	Western and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations under the Business Combination Agreement required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.
●	The representations and warranties of Western and Merger Sub contained in the Business Combination Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations (as defined therein), shall be true and correct as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect in respect of Parent or Merger Sub and their ability to consummate the transactions contemplated by the Business Combination Agreement and the Additional Agreements.
●	The Parent Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.
●	There shall not have occurred any Effect in respect of Western or Merger Sub, that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect in respect of Western or Merger Sub.
●	The Proposed Charter shall have been filed with, and declared effective by, the Delaware Secretary of State.

Termination

The Business Combination Agreement may be terminated with the mutual written consent of Western and Cycurion. In addition, the Business Combination Agreement may be terminated, by either Western or Cycurion, under certain customary and limited circumstances prior to the Closing, including:

●	if the Closing has not occurred on or prior to April 11, 2025 (the “Outside Closing Date”); or
●	In the event an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable.

In addition, Western may terminate the Business Combination Agreement by written notice to Cycurion if (i) Cycurion shall have breached any representation, warranty, agreement or covenant contained in the Business Combination Agreement to be performed by Cycurion on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the pre-closing conditions impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Cycurion of a written notice from Western describing in reasonable detail the nature of such breach. Cycurion may terminate the Business Combination Agreement by written notice to Western if (i) Western shall have breached any representation, warranty, agreement or covenant contained in the Business Combination Agreement to be performed by Western on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the pre-closing conditions impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Western of a written notice from Cycurion describing in reasonable detail the nature of such breach.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination, waiver of claims against the Trust Account, and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for any willful breach by a party of its covenants and agreements under the Business Combination Agreement or fraud, intentional misrepresentation or willful misconduct.

The section above describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms thereof. The foregoing summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A hereto, which is incorporated herein by reference.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the Proposals presented at the Special Meeting.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and Western’s directors and officers (the “Insiders”) entered into a support agreement (the “Sponsor Support Agreement”) with Western and Cycurion, pursuant to which the Sponsor and the Insiders agreed, among other things, to vote all Covered Shares (as defined in the Sponsor Support Agreement), in favor of the Business Combination, against a business combination not relating to the Business Combination, against any change in the business, management and Western board of directors, other than in connection with the Business Combination and against any adjournment proposal, except as permitted pursuant to the Sponsor Support Agreement. In addition, Western, the Sponsor and the Insiders agreed that the Lock-Up Securities (as defined in the Sponsor Support Agreement) shall not be transferred for 12 months following the Closing Date. As of the date this proxy statement/prospectus was filed, the Sponsor owns 60.3% of Western’s issued and outstanding shares of Common Stock.

Company Support Agreement

In addition, also in connection with the execution of the Business Combination Agreement, Cycurion’s officers, directors and certain key stockholders (the “Cycurion Key Stockholders”) entered into a support agreement (the “Company Support Agreement”) with Western and Cycurion, pursuant to which the Cycurion Key Stockholders agreed, among other things, to vote all Stockholder Shares (as defined in the Company Support Agreement), in favor of the Business Combination and against a business combination not relating to the Business Combination.

Lock-Up Agreements

In connection with the execution of the Business Combination Agreement, the Cycurion Key Stockholders also entered into Lock-Up Agreements with Western pursuant to which the Cycurion Key Stockholders agreed, among other things, that the Lock-up Shares (as defined in the Lock-Up Agreements) shall not be transferred for 12 months following the Closing Date, subject to certain exceptions.

Background of the Business Combination

Promptly after the closing of the Western IPO on January 11, 2022, the officers and directors of Western commenced the process of identifying potential business combination targets. In addition, Western was contacted by a number of individuals and entities with respect to business combination opportunities.

On January 11, 2022, we executed a financial advisory agreement with A.G.P. LLC (“A.G.P.”) to act as a non-exclusive advisor in connection with Western effecting a Business Combination, including assistance with structuring and negotiating a definitive purchase agreement; to the extent legally permissible, arranging meetings with stockholders of the Company; introductions to potential investors; and assistance with financial analysis, presentations, press releases and filings related to a Business Combination Western reviewed over 30 candidates in a variety of different industries, and executed nondisclosure agreements with 16 potential business combination targets. Western submitted non-binding letters of intent to 4 prospective targets, and formally pursued a merger with 2 of those targets, including Cycurion. No discussions regarding a potential business combination with any candidates were held prior to Western’s IPO. The following highlights certain specific target explorations and activities, but is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by Western:

●	Target 1: In February 2022, Western was introduced to Target 1, an international carrier of choice for small to medium-sized business, by individuals with professional relationships with our executive team. A number of conversations were held between Western and Target 1 over the next month, during which Western and A.G.P. reviewed Target 1’s business operations, financial information, business strategy, and corporate finance plans. Western submitted a preliminary non-binding letter of intent to Target 1, but Western and Target 1 failed to reach an agreement regarding the terms of the letter of intent (“LOI”). Key points of disagreement included valuation, target company desire for a cash payout upon close of the merger, and future operational focus. As a result, the parties terminated discussions in March 2022.
●	Target 2: In February 2022, Western was introduced to Target 2, a leading national commercial solar developer with over 300MWs of solar experience working with local communities and businesses on value-added solar and solar plus storage solutions. A number of conversations were held between Western and Target 1 over the next month, during which Western and A.G.P. reviewed Target 2’s business operations, financial information, business strategy, and corporate finance plans. Western submitted a preliminary non-binding letter of intent to Target 1, but Western and Target 2 failed to reach an agreement regarding the terms of the letter of intent (“LOI”). Key points of disagreement included valuation, cash needed upon closing to run the business, and future operational focus. As a result, the parties terminated discussions in March 2022.
●	Target 3: In January 2022, Western was introduced to Target 3, a leading vertically integrated asset management firm whose primary goal is to enhance the wealth of investors seeking to make investments in middle market assets. A number of conversations were held between Western and Target 3 over the next three months, during which Western performed multiple site visits and in-person meetings with key board members and managers, reviewed Target 3’s business operations, financial information, business strategy, and corporate finance plans. Western and the target signed a preliminary non-binding letter of intent with Target 3, hired third party advisors and held weekly all-hands calls between both sides as they negotiated the business combination agreement, but Western and Target 3 failed to reach an agreement regarding the terms of the business combination agreement (“BCA”). Rising interest rates were a key factor the target company’s board decision not to pursue taking the company public. Other key points of disagreement included future operational focus and a proposed dual-class voting structure. As a result, the parties terminated discussions in May 2022.
●	Target 4: In May 2022, Western was introduced to Target 4, an early-stage manufacturer of all-electric, lightweight commercial utility vehicles. A number of conversations were held between Western and Target 4 over the next month, during which Western reviewed Target 4’s business operations, financial information, business strategy, and corporate finance plans. Western’s then-CEO, Stephen Christoffersen and then-Board Member, Ade Okunubi performed a site visit but ultimately failed to reach an agreement on the terms of a business combination. Key points of disagreement included valuation, cash needed upon closing to run the business, and future operational focus. As a result, the parties terminated discussions in June 2022.
●	Target 5: In June 2022, Western was introduced to Target 5, a robotics solution for security, delivery, and mobility applications. A number of conversations were held between Western and Target 5 over the next month, during which Western and A.G.P. reviewed Target 5’s business operations, financial information, business strategy, and corporate finance plans. Western and Target 5 ultimately failed to reach an agreement on the terms of a business combination. Key points of disagreement included valuation, cash needed upon closing to run the business, and future operational focus. As a result, the parties terminated discussions in July 2022.

On February 17, one of Western Acquisition’s sponsor investors introduced Stephen Christoffersen to an investor in Cycurion via e-mail. The investor in Cycurion introduced Emmit McHenry, CEO of Cycurion, Alvin McCoy, III, Chief Financial Officer of Cycurion, and Gerry Czarnecki, then a Board Member of Cycurion via e-mail.

On February 24, 2022, the teams at both Cycurion and Western Acquisition held an introductory call with representatives from Western, A.G.P. and certain members of the Western Acquisition Ventures Sponsor LLC with the principals of Cycurion, including Emmit McHenry and Alvin McCoy, III, during which the parties discussed the potential benefits to Cycurion of a SPAC merger with Western. During this call, the principals of Cycurion informed Western that they were in the process of pursuing an initial public offering, and had already filed an S-1 with the Securities and Exchange Commission. Western informed the Cycurion team that it was currently in the middle of discussions with other targets and would update the Cycurion team if they elected to move forward. The Western team sent the Cycurion team a Non-Disclosure Agreement and agreed to keep talks open. The Cycurion team sent over an investor presentation and summary level financial data. Cycurion informed the Western team that their 2021 audited financials were in the process of being completed.

On March 5, 2022, Western signed an LOI with Target 3.

On March 7, 2022, Western receives signed NDA back from the Cycurion.

On March 8, 2022, Western notified the Cycurion team their intention to pursue another opportunity for a SPAC merger. Cycurion informed the Western team that their 2021 audited financials were in the process of being completed. Both sides agreed to keep in touch every couple weeks.

On May 19, 2022, Western and Target 3 terminated negotiations with the business combination agreement. Key points of disagreement included valuation, cash needed upon closing to run the business, and future operational focus.

On May 20, 2022, Stephen Christoffersen reaches out to Cycurion’s CFO to continue merger discussions. The two scheduled a call for May 24, 2022

Between May 24, 2022 and June 14, 2022, Western exchanged a number of e-mails and phone calls with Cycurion, in which the parties discussed a variety of topics such as the structure of the Western SPAC, including explanations of the terms and characteristics of the outstanding public and private Western warrants, the nature of the redemption rights of SPAC IPO investors, and the mechanics and timing of a potential business combination.

On June 29, 2022, Western and the A.G.P. team had a call with Cycurion’s CFO and investors in Cycurion to discuss deal terms, structure, minimum cash requirements, and timing around discussions with Cycurion board members. Western team sent Cycurion team an initial due diligence request list related to historical audited financials, forecasted income statement and balance sheet, merger and acquisition strategy, R&D strategy, IP detail, organizational chart, product pipeline and current capitalization table. Western’s then- CEO, Stephen Christoffersen, requested a copy of Cycurion’s existing Form S-1 to be uploaded in the data room.

On July 5, 2022, Cycurion’s CFO notified Western’s then-CEO that information from Western’s initial due diligence request list will be uploaded to the data room later that week.

On July 7, 2022, Cycurion granted the Western team including Western’s board members access to the data room Cycurion had maintain as part of their Form S-1 filing. On July 8, Western’s then-CEO advised Cycurion’s CFO that Western’s team was putting together a term sheet and would transmit it the following week.

On July 12, 2022, A.G.P. sent Cycurion an initial term sheet for consideration of 10,000,000 shares of Western’s common stock, two board seats, and $5,175,000 in fees to A.G.P. in connection with the Business Combination Marketing Agreement between A.G.P. and Western. The Cycurion team deliberated internally for the next few weeks and Western’s then-CEO and Cycurion’s CFO remained in touch as internal discussions on each respective side continued.

On July 27, 2022, Cycurion sent a redlined term sheet back to us proposing consideration of 12,000,000 shares and zero board seats.

On July 28, 2022, the Western team discussed the revised LOI internally along with A.G.P. and Numan Siddiqi and Asim Grabowski-Shaikh, their legal team at BakerHostetler.

On July 29, 2022, Western’s then-CEO and Cycurion’s CFO discussed the key points of the redline and agreed that total consideration should be 11,000,000 shares of our common stock with an additional board seat.

On July 30, 2022, Western’s then-CEO sent a redline version of the term sheet back to Cycurion’s CFO, encompassing the revised terms of 11,000,000 shares of our common stock and one board seat.

On August 1, 2022, the Western team held a board meeting to update Western’s Board on the status of the negotiations.

On August 2, 2022, Cycurion’s CFO called Western’s then-CEO to advise him that one of Cycurion’s small M&A targets, which was going to merge as part of the SPAC merger, did not then have audited financial statements but had reviewed financial statements and that the target was the process of completing its audits.

On August 15, 2022, after discussing with A.G.P. and advisers, Cycurion determined that it made sense to postpone the acquisition of the target company until after the SPAC merger with Western. Accordingly, the number of shares to be issued in the proposed SPAC transaction was reduced to 9,500,000 shares of our common stock. Western’s then-CEO updated our Board and obtained approval to move forward with a non-binding term sheet.

On August 16, 2022, the Western team sent Cycurion a more robust due diligence request list with over 300 items, including questions and document requests. Cycurion’s CFO agreed to start assembling the additional data and populating the data room.

Between August 17, 2022 and September 8, 2022, Western exchanged a number of e-mails and phone calls with Cycurion, in which the parties discussed a variety of topics such as the cap table, including explanations of the terms and characteristics of Cycurion’s previous funding rounds and the mechanics and timing of a potential business combination.

On September 8, 2022, Cycurion’s CFO sent Western’s then-CEO a revised term sheet consisting of the issuance of 9,500,000 shares of our common stock and $6,000,000 minimum cash requirement and one board seat. Western’s then-CEO discussed internally with Western’s then-CFO and BakerHostetler, Western’s then-outside counsel.

On September 10, 2022, Cycurion and Western executed a non-binding letter of intent (“LOI”) for a business combination.

On September 12, 2022, Western’s then-CEO contacted A.G.P. for a referral of a cyber security expert to enlist in help with due diligence. A.G.P. introduces the Western team to Dr. Paul Kearney. Dr. Kearney is Managing Director of Northcliffe Cybersecurity Research Ltd and Professor of Cybersecurity at Birmingham City University (BCU) in the UK. He is an experienced cybersecurity professional, having worked in the field for over 20 years, and is a full member of the Chartered Institute of Information Security. After obtaining BSc and PhD degrees in theoretical physics from Liverpool and Durham Universities, respectively, he performed a variety of R&D roles for British Aerospace (10 years), Sharp (7 years), and British Telecom (20 years), where he served as Chief Security Researcher. On retiring from British Telecom in 2017, Paul expanded an existing part-time professorial position at BCU to 50%, leaving time to explore other complementary opportunities: he has a position on the advisory board of METCLOUD, a provider of managed cloud and cybersecurity services, regularly serves as an expert reviewer for the Horizon Europe and CELTIC-Next research programs, and, pre-pandemic, was a Visiting Scholar at EBTIC, Khalifa University, Abu Dhabi. He is also an active contributor to working groups of the IoT Security Foundation.

On September 12, 2022, A.G.P. generated the working group list for both Western and Cycurion for the transaction.

On September 22, 2022, Western enlisted the assistance of J.P. Galda & Co. as lead outside counsel to assist with drafting the business combination agreement and the Registration Statement on Form S-4.

On September 23, 2022, Dr. Kearney sent his engagement letter to cover the following scope of services with respect to due diligence with Cycurion provided by Northcliffe Cybersecurity Research Ltd (“Service Provider”). Northcliffe Cybersecurity Research undertook to provide the Client with an assessment from a technical perspective of Cycurion. The work was to consist of:

●	Desk-based research using open sources;

●	Study of confidential documents provided by Cycurion;
●	Q&A with the Cycurion staff;
●	Discussions with the Client’s board of directors; and
●	Preparation of the assessment report.

The report was to summarize relevant aspects of the cybersecurity landscape (including demand, technical and business trends, and solutions available and in development), situate Cycurion’s technology and services within that landscape, assess the credibility of their talent and solution suite to compete effectively in the industry, and evaluate their R&D/M&A strategy.

On September 23, 2022, the Cycurion and Western teams had a kick-off call with both teams’ respective Board Members, auditors, and legal counsel. The topics of discussion included timeline for due diligence, drafting of the business combination agreement, and submission of the Form S-4.

On September 30, 2022, the Western team engaged ValueScope to provide a fairness opinion on the transaction. ValueScope is a team of experienced valuation experts, whose team consists of members with their Chartered Financial Analyst and PhD designations.

On October 5, 2022, certain of Western’s then-Board members, including Robin Smith, Ade Okunubi, Bill Lischak, and Stephen Christoffersen and the team at A.G.P. had a call with Cycurion’s CFO and Cycurion’s President to discuss Cycurion’s business overview and current and forecasted financials.

On October 19, 2022, the Western team received a fairness opinion draft from ValueScope with the estimate of the fair market value of Cycurion of between $96 million and $116 million, which indicated that the total consideration paid for Cycurion by Western would be fair to its stockholders from a financial point of view. ValueScope relied on the following information, but were not necessarily limited to, the following procedures:

●	A review of Cycurion’s audited financial statements for the years ended December 31, 2018, December 31, 2019, December 31, 2020, and December 31, 2021;
●	A review of Cycurion’s reviewed (unaudited) financial statements for the six months ended June 30, 2022 and June 30, 2021;
●	A review of Cycurion’s unaudited consolidated financial statements for the nine months ended September 30, 2021;
●	A review of financial projections for 2023 through 2028, provided by Cycurion’s management;
●	A review of the draft of the Non-Binding Confidential Term Sheet summarizing the principal terms and conditions of the proposed transaction between Western and Cycurion, signed by Stephen Christoffersen Western’s then-CEO as of September 9, 2022;
●	A review of Cycurion’s Pre-effective Registration Statement on Form S-1;
●	A review of the term sheet between Cycurion and HoneyTek Systems, a Canadian corporation, effective as of June 15, 2022;
●	A review of the asset purchase agreement between Cycurion and Sabres Security Ltd., dated as of August 17, 2021;
●	Two interviews with Cycurion’s CFO, including detailed discussions regarding Cycurion’s history, business segments, and financial projections;
●	A review of information relating to Cycurion’s industry and similar companies; and
●	A review of pricing data of comparable guideline companies and industry transactions existing as of the Valuation Date.

Between October 19, 2022 and November 2, 2022, representatives of Western, Cycurion, J.P. Galda & Co and Clark Hill LLP held multiple calls to review and revise certain legal and structural components of the merger agreement. During this period, Western’s and Cycurion’s respective counsel exchanged drafts of the merger agreement and other ancillary documents.

On November 1, 2022, Dr. Kearney sent to us his final report. The report described the results of an assessment from a technical perspective of Cycurion conducted by Northcliffe Cybersecurity Research Ltd for us to support our due diligence. It focused on the cybersecurity aspects of Cycurion’s business and, in particular, on its new Arx cybersecurity platform. The assessment was based on desk research using open sources, confidential documents provided by Cycurion, and conversations with Cycurion executives. It concluded that Cycurion appeared to be a sound company (i) with a solid and growing base that provided cybersecurity professional services to the US government and defense sector, (ii) that was expanding its managed IT and cybersecurity services, and (iii) had established an Innovation arm to develop and support a proprietary web application security platform. The result should be a good balance between professional services, managed services, and software, with strong potential for synergies. The cybersecurity market was expected to continue to grow rapidly for the foreseeable future and continuous innovation will be required to keep pace with evolving and escalating threats, new technologies such as AI/ML, and new deployment models and business practices. This would create opportunities that could be grasped and exploited by agile companies to grow rapidly. In this context, Cycurion’s revenue growth projections were realistic aspirations. The Web Application and API Protection (WAAP) sector targeted by the Cycurion Arx Security Platform was growing particularly strongly. It is highly competitive, however, with a mixture of large established vendors evolving aging code bases, and newer entrants using more contemporary technologies and architectures. Arx falls into the latter category but will need sustained R&D investment to differentiate itself from its contemporaries and establish and maintain a competitive edge.

On November 2, 2022, Western’s board of directors held a board meeting to review the substantially final version of the initial Business Combination Agreement with Cycurion. At the meeting, the transaction was unanimously approved by our directors, subject to any final negotiations and modifications, and our board determined to recommend the approval of the merger agreement to our stockholders.

On November 22, 2022, the execution of the merger agreement by Western and Cycurion was announced to the public, and on November 23, 2022, Western filed with the SEC a Current Report on Form 8-K relating to the execution of the merger agreement and related matters.

Subsequent to the execution of the Business Combination Agreement, the parties worked together to prepare the Registration Statement on Form S-4 (the “Form S-4”), of which this proxy statement/prospectus is a part, with the Cycurion management team putting together the financial and other information required to be presented therein, as well as continuing to operate the Cycurion business. The Form S-4 was filed initially in February 2023; however, subsequent to such filing and continuing during the nine months following, Cycurion’s cash requirements were beyond those that were available to it from operations. In addition, members of the Western management team worked closely with Cycurion’s management team to assess the business and members of the Sponsor group, as well as original investor group investing an aggregate of $2 million in Cycurion. Throughout this period, members of the management teams of Cycurion and Western, together with legal and financial advisors, met by conference call at least weekly.

In early September 2023, the interim financing rounds for Cycurion were completed, with Cycurion lending Western $200,000 to provide working capital necessary for Western to complete the regulatory and other steps necessary to complete the Business Combination.

During the two weeks preceding October 23, 2023, the parties exchanged drafts of the Amended and Restated Business Combination Agreement, necessitated by the passage of time and the effects of the interim financing measures. On October 23, 2023, the Board met to approve the Amended and Restated Business Combination Agreement.

On April 26, 2024, the parties amended and restated the business combination agreement to extend the termination date to December 31, 2024 and to update the representations and warranties and to provide for the omnibus exchange agreement whereby the holders or presumptive holders of the Series A, B, C and D preferred stock of Cycurion agree to exchange those shares for shares of Series A, B, C and D preferred stock of New Cycurion.

On December 31, 2024, the parties entered into an amendment to the Amended and Restated Merger Agreement to extend the date by which the parties must consummate the Business Combination to April 11, 2025.

The Western Board’s Reasons for the Approval of the Business Combination

Western’s objectives, stated in its IPO prospectus, were to generate attractive returns for stockholders and enhance value through (1) completing our initial business combination with a high-quality merger target at an attractive valuation with favorable terms for our stockholders and (2) enhancing operational performance through our team’s experience and by leveraging our expertise and the expertise of our network. We expect to favor potential target companies with certain industry and business characteristics. Key favorable industry characteristics we look for include, but are not limited to, compelling long-term growth prospects, strong secular tailwinds, and highly fragmented markets ripe for consolidation opportunities. We expect our target to possess certain business characteristics such as a leading market position, significant recurring revenue with a diversified customer base, opportunity for operational improvement, and a healthy margin profile with attractive free cash flow characteristics. As we consider specific sectors of focus, we will be guided by three key factors. First, our significant industry and operational expertise. Second, the long-term impact of the COVID-19 pandemic as an accelerant of business practices and industry changes. Finally, targeting merger candidates where conditions allow us to influence sufficiently the outcome to produce attractive economic rewards for our stockholders and stakeholders. Our target sectors may include but are not limited to: infrastructure and environmental services; health, wellness, and food sustainability; financial technology and financial services; enterprise software and SaaS; and leisure and hospitality. Our selection process will leverage our network of varied industry, investment banker, private equity and venture capital, credit fund, and lending community relationships, as well as our relationships with management teams of public and private companies, restructuring advisers, attorneys and accountants, which we believe should provide us with a number of high-quality initial business combination opportunities. We intend to deploy a proactive, thematic sourcing strategy and to focus on companies where we believe the combination of our operating experience, relationships, capital and capital markets expertise can be catalysts to change a target company and can help accelerate the target’s growth and performance.

In evaluating the Business Combination, our Board reviewed a number of materials, including the transaction documentation, certain due diligence summary materials prepared by our management and advisors, investor presentations, and various industry and financial data and consulted with Western’s management, legal, financial, and other advisors. The advisors had full access to all of the materials provided to Western and advised the board of directors on the opportunity and risks of the Business Combination.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, Western’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision to approve the Business Combination. Western’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Western’s Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The officers and directors of Western have substantial experience in evaluating the operating and financial merits of companies within the cybersecurity sector and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, in connection with the initial approval of the Business Combination in November 2022, Western’s Board retained ValueScope to provide a valuation and fairness opinion.

In evaluating the Business Combination, Western’s board of directors considered the criteria and guidelines to evaluate prospective business opportunities set by the Western’s management team in the Western IPO prospectus and has determined that Cycurion materially meets many of these criteria. Specifically, the Western’s board of directors noted, among others, that:

●	Established Business. Cycurion is an established business, with established products, client base, and revenue stream.
●	Business with Growth Potential. Cycurion has a range of new products and services providing significant growth potential.
●	Established Leadership Team. Cycurion has an established leadership team and a desire to on-board new senior talent to better execute against the growth plan. Since the Business Combination Agreement was signed, Cycurion has appointed a very strong candidate to the CEO position.
●	Technology Leadership. Cycurion has technology leadership in cyber security field. The team’s competence was further confirmed in interviews conducted by the cyber security consultant, commissioned by Western as part of the due diligence.

●	Loyal Client Base. Cycurion has good relations with a loyal client base.
●	Strong Potential for M&A. Cycurion has a strong potential for M&A with the prospect of helping to drive new cyber security solutions, customer acquisition, top line growth and adjusted EBITDA.
●	Long-Term Intrinsic Value Potential. Because of the abovementioned factors, among others, the Western Board believes that Cycurion has attractive long term intrinsic value potential because of its growth potential, the importance of network cyber security, the ineffectiveness of the traditional cyber security solutions and Cycurion’s advanced technology.
●	Redemption rights. If the Business Combination closes, holders of Western common stock may have all or any portion of their shares redeemed for cash, regardless of whether they vote for or against the Business Combination Proposal. This redemption option will allow each holder of Western common stock to choose whether or not to invest in Cycurion. If the Business Combination fails to close, this redemption option will not be available until Western finds and closes an alternative transaction in the future, which could take substantial time and may never occur. Given the state of the market, there are a more limited number of targets available for special purpose acquisition companies (each, a “SPAC”), and it will be more difficult for Western to identify and close an alternative transaction
●	Attractive valuation that can provide attractive returns for public investors. The board of directors believes that Cycurion’s valuation is attractive relative to comparable publicly traded companies.

Western’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Future Financial Performance. The risk that future financial performance may not meet Western’s expectations due to factors in our control or out of our control, including due to economic cycles or other macroeconomic factors.
●	Potential for Benefits not Achieved. The risk that the potential benefits of the Business Combination, including Cycurion’s future value-creation strategies and identified cost savings or revenue opportunities, may not be fully achieved, or may not be achieved within the expected timeframe.
●	Macroeconomic Risks and Uncertainty. Macroeconomic and geo-political risks could prohibit Cycurion from achieving the full benefits of the proposed Business Combination.
●	Public company experience. Most of Cycurion’s management has limited experience in operating a public company. The public company requirements may strain Cycurion’s resources and divert management’s attention.
●	Fees and expenses. The legal, accounting, advisory and compliance expenses associated with completing the Business Combination may exceed Cycurion’s expectations.
●	Redemption Risk. The potential that a significant number of Western’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Western’s existing charter, which would potentially make the Business Combination more difficult or impossible to complete.
●	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the Western’s control.
●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

In addition to considering the factors described above, Western’s board of directors also considered other factors including, without limitation:

●	Interests of Certain Persons. Some officers and directors of Western and A.G.P. may have interests in the Business Combination. See the section titled “Proposal One — The Business Combination Proposal — Interests of Western’s Directors and Officers in the Business Combination” beginning on page 101 of this proxy statement/prospectus; and

●	Other Risks. Various other risks associated with Cycurion’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Western’s board of directors concluded that the potential benefits that it expected Western and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Western’s board of directors determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of Western and its stockholders.

On October 23, 2023, our Board met again to consider the Amended and Restated Business Combination Agreement. They reviewed with management and counsel the terms of the Amended and Restated Business Combination Agreement, including the terms of the subsequent financings in Cycurion, which increased the total number of shares and, in the case of the Cycurion Preferred Stock, the additional terms including the conversion prices and dividend coupons provided therein. The directors also discussed the terms of the lock-up and leak out agreements which ensured, to the extent provided in such agreements, that the investors (including members of the Sponsor Group) in the subsequent financings were longer-term investors committed to the success of New Cycurion. The directors also discussed the effect of the substantial redemptions on Western’s shares of Common Stock in connection with the extension proposals, which made Western less valuable to Cycurion. The Board acknowledged that it could no longer rely on the fairness opinion of ValueScope due to the age of the financial statements of Cycurion on which ValueScope relied, subsequent developments in Cycurion’s business, and the effect of the subsequent financing transactions. The Board proceeded without obtaining a new fairness opinion because of their experience in evaluating business combinations, the cost and delay of obtaining a new fairness opinion, the reduced stockholder base based upon the substantial redemptions, and the significant familiarity with Cycurion that had been developed over the period subsequent to the initial Business Combination Agreement.

On April 26, 2024, met the parties amended and restated the business combination agreement to extend the termination date to December 31, 2024 and to update the representations and warranties and to provide for the omnibus exchange agreement whereby the holders or presumptive holders of the Series A, B, C and D preferred stock of Cycurion agree to exchange those shares for shares of Series A, B, C and D preferred stock of New Cycurion.

From January 2024 to April 2024, the Company and Cycurion negotiated and exchanged drafts of the Business Combination Agreement, which, among other things, would amend the Business Combination Agreement to remove Section 9.1(d), which limits redemptions by Public Stockholders if such redemptions would result in the Company having net tangible assets that are less than $5,000,001. The purpose of the net asset test limitation was initially to ensure that the Company’s common stock would not be deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Since the Company’s common stock and the Combined Company’s Common Stock would not be deemed to be a “penny stock,” because the Company otherwise is exempt from the provisions of Rule 419 promulgated under the Exchange Act, as such securities are or will be listed on a national securities exchange upon the closing, the Company presents the NTA Proposal in this proxy statement/prospectus to facilitate the consummation of the Business Combination. Both the Company and Cycurion reasonably believe, given the SLG Acquisition (as defined below), that the net tangible assets of Cycurion would qualify the Combined Company to be listed on a national securities exchange upon the closing of the Business Combination.

When the Company and Cycurion entered into the original Business Combination Agreement, the parties determined that the issuance or reservation for issuance of an aggregate of 9.5 million shares of Company capital stock (allocated among the then-issued and outstanding shares of capital stock of Cycurion, and diluted for conversions of Cycurion’s then-outstanding convertible obligations and exercises of Cycurion’s then-outstanding warrants) was fair for the respective stakeholders on each side of the proposed transaction. During the months thereafter, and due to the continuing series of delays in the consummation of the Business Combination, which exacerbated the continuing financial requirements for both parties, Cycurion (directly) and the Company (indirectly) engaged in certain dilutive financing transactions. Further, due to the continuing pre-consummation, and expected post-consummation, financial needs of the parties, and the current lack of funds in the Company’s treasury (as distinct from the parties’ earlier beliefs) all coalesced into further discussions between the parties to modify the prospective aggregate issuances by the Company of shares of its capital stock.

Further, on January 10, 2024, with reference to the SLG Term Sheet that had been amended on April 29, 2024 to extend the expiration of the term sheet and the transactions contemplated thereby to the soonest of: (i) closing of the transactions contemplated thereby, (ii) April 30, 2024, if the transactions contemplated thereby have not closed by then, (iii) Cycurion’s termination thereof, and (iv) the mutual termination by all of the parties thereto, Cycurion and SLG discussed an extension of the outside date of Cycurion’s acquisition of SLG (the “SLG Acquisition”) to September 30, 2024.

During the period between July 2024 and September 2024, representatives of the Company and Cycurion updated their expectations that the SLG Acquisition will close and their updated reasonable belief that the closing is expected to occur shortly after the consummation of the Business Combination.

After the series of financings and the SLG Acquisition discussions, in early August 2024, the Company and Cycurion formally agreed to increase the originally agreed Merger Consideration of 9.5 million shares to the updated 12 million shares to offset the increased dilution to the legacy Cycurion equity holders as result of the financings and the determination to close the SLG Acquisition.

By way of further explanation of the dilutive effect of the Series B and Series D preferred stock and warrant financings (the “Relevant Financings”):

●	Pre-Relevant Financings and with 9.5 million shares to be issued at the closing, the legacy Cycurion equity holders would have held approximately 37.9% of the resulting company on an otherwise fully diluted basis (but excluding the equity from the Relevant Financings).
●	Post-Relevant Financings and with 9.5 million shares to be issued at the closing, the legacy Cycurion equity holders would have held approximately 18.5% of the resulting company on a fully diluted basis (including the equity from the Relevant Financings).
●	Pre-Relevant Financings and with 12 million shares to be issued at closing, the legacy Cycurion equity holders would have held approximately 43.6% of the resulting company on an otherwise fully diluted basis (but excluding the equity from the Relevant Financings).
●	Post-Relevant Financings and with 12 million shares to be issued at closing, the legacy Cycurion equity holders would have held approximately 22.2% of the resulting company on a fully diluted basis (including the equity from the Relevant Financings).

As a result of the issuance of the additional 2.5 million shares (after taking into account the dilutive effects of the Relevant Financings), the legacy Cycurion equity holders will have offset the dilutive effects of the Relevant Financings and will have increased their fully diluted percentages by approximately 3.7% (22.2% - 18.5%). That increase is mitigated by the dilution resulting from the closing of the SLG Acquisition and the related RCR transaction.

Further, during the period between the date of the original Business Combination Agreement and the date on which the parties agreed to the increase in the prospective closing issuance from 9.5 million to 12 million shares of the Company’s capital stock, Cycurion’s business prospects have improved and its revenues have increased. Such increase, when coupled with the reasons set forth above, provided further comfort to the parties for the increase in the Merger Consideration.

With this background, the Company’s Board of Directors continues to acknowledge that the Company will no longer rely on the fairness opinion of ValueScope due to the age of the financial statements of Cycurion on which ValueScope relied, subsequent developments in Cycurion’s business, and the effect of the subsequent financing transactions. The Company’s Board of Directors continues to proceed without obtaining a new fairness opinion because of its collective experience in evaluating business combinations, the cost and potential delay of obtaining a new fairness opinion, the Company’s reduced stockholder base resulting from the substantial number of redemptions of shares of the Company’s common stock in the past 10 months, and the significant familiarity with Cycurion that had been developed over the period subsequent to the original Business Combination Agreement.

On August 16, 2024, Cycurion amended the SLG Term Sheet which, among other things, extended the outside date to December 31, 2024.

On August 16, 2024, Cycurion amended the RCR Term Sheet which, among other things, extended the outside date to December 31, 2024.

In October 2024, subsequent to the parties’ agreement to increase the issuance of the Company’s capital stock from 9.5 million to 12 million shares at the closing of the Business Combination, the parties agreed to a further increase to 15 million shares. This increase was in connection with certain additional issuances of the Company’s capital stock to non-legacy Cycurion equity holders related to the closing of the Business Combination. Such further issuance to the legacy Cycurion equity holders will offset the dilutive effects of those most recent additional issuances of the Company’s capital stock.

On December 31, 2024, the parties entered into an amendment to the Amended and Restated Merger Agreement to extend the date by which the parties must consummate the Business Combination to April 11, 2025.

On December 31, 2024, Cycurion amended the SLG Term Sheet which, among other things, extended the outside date to April 11, 2025.

On December 31, 2025, Cycurion amended the RCR Term Sheet which, among other things, extended the outside date to April 11, 2025.

Interests of Western’s Directors and Officers in the Business Combination

In considering the recommendation of our Board to vote in favor of the Business Combination Proposal and the Charter Proposals, stockholders should keep in mind that the Sponsor and our directors and executive officers have interests in such proposals that are different from, or in addition to, those of our stockholders generally. In particular:

If the Business Combination with Cycurion or another business combination is not consummated by January 11, 2025, Western will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and board of directors, dissolving and liquidating. In such event, the 2,875,000 Founder Shares held by the Sponsor and A.G.P. which were acquired for an aggregate purchase price of $25,000 prior to the Western IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares.

The Sponsor purchased an aggregate of 376,000 private placement units from Western for $10.00 per unit. This purchase took place on a private placement basis simultaneously with the consummation of the Western IPO. Nearly all of the proceeds Western received from these purchases were used to fund the process of securing a business combination or the Trust Account. The private placement units are each composed of one share of Western common stock and one Western warrant. The shares of Western common stock and Western warrants underlying the private placement units will become worthless if Western does not consummate a business combination by January 11, 2025.

If Western is unable to complete a business combination within the required time period under the Western Charter, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Western for services rendered or contracted for or products sold to Western. If Western consummates a business combination, on the other hand, Western will be liable for all such claims.

The Sponsor and Western’s directors and officers and their affiliates are entitled to reimbursement of activities on Western’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Western fails to consummate a business combination within the required time period under the Western Charter, they will not have any claim against the Trust Account for reimbursement. Accordingly, Western may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 11, 2025. As of the record date, the Sponsor and Western’s directors and officers and their affiliates had no unpaid reimbursable expenses.

The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to the Public Stockholders rather than liquidate,

Based on the difference in the purchase price of $0.009 per share that the Sponsor and A.G.P. paid for the 2,875,000 Founder Shares for an aggregate purchase price of $25,000, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the Western IPO and the Public Stockholders experience a negative rate of return following the Closing of the Business Combination.

In the event that a business combination is not effected, the Sponsor and A.G.P. will not be entitled to any reimbursement of funds invested in Western. In total, the Sponsor has invested $3,785,000 for securities that would be worthless absent the completion of a business combination. In addition, A.G.P. entered into a promissory note with the Sponsor pursuant to which the Sponsor can borrow up to a principal amount of $110,000.

Western plans to enter into an advisory agreement with A.G.P. (the “Advisory Agreement”), pursuant to which Western shall pay A.G.P. a total transaction fee equal to $2,500,000 (the “Transaction Fee”) upon the closing of the Business Combination. The Transaction Fee will be payable in the form of preferred shares of the Combined Company that are convertible into 500,000 shares of the Combined Company’s common stock (such preferred shares or the common into which they convert, the “Transaction Fee Shares”), for a price per share of common stock equal to $5.00. A portion of the Transaction Fee Shares shall be subject to forfeiture and return to Western for cancellation once A.G.P. converts and sells Transaction Fee Shares generating sales proceeds (excluding commissions) of $2,500,000. If the Business Combination does not occur, A.G.P. will not receive the Transaction Fee.

The Business Combination Agreement provides for the continued indemnification of Western’s current directors and officers and the continuation of directors and officers liability insurance covering Western’s current directors and officers.

Certain of Western’s directors and officers presently have fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present a business combination opportunity to such entity. Western’s directors and officers also may have become aware of business combination opportunities which may have been appropriate for presentation to Western and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should have been presented. These conflicts may not have been resolved in Western’s favor and such potential business combination opportunities may have been presented to other entities prior to their presentation to Western. Western’s Amended and Restated Certificate of Incorporation provides that, to the extent permitted by applicable law, Western renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter (i) which may be a business combination opportunity for an entity related to a director or officer of Western, on the one hand, and Western, on the other, or (ii) the presentation of which would breach an existing legal obligation of a director or officer to another entity, and Western waives any claim or cause of action it may have in respect thereof. Western does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for an acquisition target nor will materially impact its ability to complete the proposed Business Combination.

Recommendation of the Western Board

Western’s board of directors has determined that each of the proposals outlined above is in the best interests of Western and its stockholders and recommended that Western stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals and “FOR” the Adjournment Proposal, if presented.

Satisfaction of 80% Test

After consideration of the factors identified and discussed in the section above titled “The Business Combination Proposal — The Western Board’s Reasons for the Approval of the Business Combination,” Western’s board of directors concluded that the Business Combination met materially met the requirements disclosed in the prospectus for its initial public offering with respect to Western’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, although Western will issue shares for outstanding equity interests of Cycurion in the Business Combination, Western will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Cycurion issuing stock for the net assets of Western, accompanied by a recapitalization. The net assets of Western will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Cycurion.

Name; Headquarters

The name of the post-Business Combination company will be Cycurion, Inc., and its headquarters will be located at 1640 Boro Place, Fourth Floor, McLean, Virginia 22102.

Material U.S. Federal Income Tax Considerations of the Redemption

All holders of Cycurion common stock are urged to consult their tax advisors with respect to the tax consequences of the Business Combination in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Amended and Restated Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of Western common stock vote “FOR” the Charter Amendment Proposal and each of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal and the Equity Incentive Plan Proposal are approved at the Special Meeting. Failure to vote by proxy or to vote online at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

As of the Record Date, Western’s Sponsor and A.G.P. have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As a result of their ownership of Western common stock, each of the Proposals will be approved without regard to the vote of the Public Stockholders.

Recommendation of the Board

THE MEMBERS OF OUR BOARD UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS
VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL 2 — THE NASDAQ PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, our stockholders are also being asked to approve to, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of up to an aggregate of 32,319,083 shares of Common Stock (including shares underlying preferred stock and warrants) in connection with the Business Combination.

Why Western Needs Stockholder Approval

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for such securities); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, the Merger Consideration Shares to be issued in connection with the Business Combination Agreement will exceed 20% or more of the outstanding Western common stock and 20% or more of the voting power, in each case outstanding before the issuance of such shares in connection with the Business Combination.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitute a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single invested or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of the Merger Consideration Shares will result in a “change of control” of Western.

As a result of the forgoing, Western is required to obtain stockholder approval pursuant to Nasdaq Listing Rule 5635.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, up to an aggregate of 32,319,083 shares of Common Stock may be issued in connection with the Business Combination.

The issuance of the shares of Common Stock described above would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Western.

Vote Required for Approval

If the Nasdaq Proposal not approved, the Business Combination will not occur. The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority of the votes cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting.

As of the Record Date, Western’s Sponsor and A.G.P. have agreed to vote any shares of Common Stock owned by them in favor of the NASDAQ Proposal. As a result of their ownership of Western common stock, each of the Proposals will be approved without regard to the vote of the Public Stockholders.

Recommendation of the Board

THE MEMBERS OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL 3 — THE CHARTER AMENDMENT PROPOSAL

In connection with the Business Combination, Western is asking its stockholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B. If the Business Combination and the Charter Proposal are approved, the Proposed Charter would replace the Current Charter.

Comparison of Current Charter to Proposed Charter

The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter, as well as the Western Board’s reasons for approval of the Charter Amendment Proposal. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B.

●	Change the post-Business Combination company’s name to Cycurion, Inc. Currently, Western’s name is Western Acquisition Ventures Corp. If the Charter Proposal is approved, Western’s name will be changed to Cycurion, Inc. Our board of directors believes the name of the post-Business Combination company should more closely align with the name of the post-Business Combination operating business and therefore has proposed this name change.
●	Increase the total number of authorized shares of Common Stock from 50 million to 100 million and the number of authorized shares of Preferred Stock from one million to 20 million. Our Current Charter authorizes the issuance of 50 million shares of Common Stock and 1 million shares of Preferred Stock. The Proposed Charter authorizes the issuance of 100 million shares of Western common stock and 20 million shares of Preferred Stock. The Proposed Charter provides adequate authorized capital and flexibility for future issuances of common stock if determined by The New Cycurion Board to be in the best interests of the post-Business Combination company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
●	Provide that stockholders may not take action by written consent. The Current Charter is silent on whether stockholders may take action by written consent in lieu of taking action at a meeting of stockholders. The Proposed Charter instead prohibits stockholder action by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent of stockholders without a meeting. Our board of directors believes that prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues.
●	Removal of blank check company provisions. Our board of directors has determined that it is in the best interest of Western to eliminate provisions of our Current Charter that are specific to our status as a blank check company. Removal of these provisions is desirable because these provisions will serve no purpose following consummation of the Business Combination, and many of these provisions cease to apply upon the consummation of Western’s initial business combination. For example, these proposed amendments remove the prohibition on Western entering into an initial Business Combination with another blank check company or a similar company with nominal operations. In addition, certain other provisions in our Current Charter require that proceeds from Western’s initial public offering be held in the Trust Account until a business combination or liquidation of merger has occurred.

Vote Required for Approval

This Charter Amendment Proposal will be approved and adopted in its entirety only if the holders of at least a majority of the outstanding shares of Western common stock vote “FOR” Charter Amendment Proposal. Failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

As of the Record Date, Western’s Sponsor and A.G.P. have agreed to vote any shares of Common Stock owned by them in favor of the Charter Amendment Proposal. As a result of their ownership of Western common stock, the Charter Amendment Proposal will be approved without regard to the vote of the Public Stockholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE
APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL 4 — THE ADVISORY CHARTER PROPOSALS

In connection with the Business Combination, Western is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal but, pursuant to SEC guidance, Western is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Western or the Board (separate and apart from the approval of the Charter Amendment Proposal). In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Entity. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Amendment Proposal).

Advisory Charter Proposals

Advisory Charter Proposal	Current Charter	Proposed Charter
Advisory Charter Proposal A — Name	Western Acquisition Inc.	Cycurion, Inc.

Advisory Charter Proposal B — Changes in Capital Stock	The Current Charter authorizes 50,000,000 shares of Common Stock and 1,000,000 shares of preferred stock.	The Proposed Charter authorizes 100,000,000 shares of Common Stock and 20,000,000 shares of preferred stock.

Advisory Charter Proposal C — No Action by Written Consent	The Current Charter is silent on stockholder action by written consent in lieu of a meeting.

The Proposed Charter prohibits stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent.

Advisory Charter Proposal D — Removal of Blank Check Company/Special Purpose Acquisition Corporation Provisions

The Current Charter sets forth various provisions related to its operations as a blank check company/special purpose acquisition corporation prior to the consummation of an initial business combination.

The Proposed Charter does not include these blank check company/special purpose acquisition corporation provisions.

Reasons for the Advisory Charter Proposals

In the judgment of the Board, the Charter Amendment Proposal is desirable for the following reasons:

●	the name of the new public entity is desirable to reflect the Business Combination with Cycurion and the combined business going forward;
●	the greater number of authorized shares of capital stock is desirable for Western to have sufficient shares to issue the Merger Consideration Shares in the Business Combination and have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the Warrants and of equity grants currently outstanding or made under the Equity Incentive Plan (assuming it is approved at the Special Meeting);
●	prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues;
●	it is desirable to delete the provisions that relate to the operation of Western as a blank check company prior to the consummation of the initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or discourage an attempt to obtain control of New Cycurion and thereby protect continuity of or entrench New Cycurion’s management, which may adversely affect the market price of New Cycurion’s securities. If, in the due exercise of its fiduciary obligations, for example, the Board were to determine that a takeover proposal was not in the best interests of New Cycurion, authorized but unissued preferred stock could be issued by the Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Cycurion to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. Western currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Vote Required for Approval

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by Western stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the Advisory Charter Proposals.

As of the Record Date, Western’s Sponsor and A.G.P. have agreed to vote any shares of Common Stock owned by them in favor of the Advisor Charter Proposals. As a result of their ownership of Western common stock, each of the Proposals will be approved without regard to the vote of the Public Stockholders.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR”
ADOPTION OF EACH OF THE ADVISORY CHARTER PROPOSALS.

PROPOSAL 5 — THE DIRECTORS PROPOSAL

Election of Directors

At the Special Meeting, it is proposed that five directors will be elected to be the directors of New Cycurion upon consummation of the Business Combination. It is proposed that New Cycurion’s board consist of the following directors: Emmit McHenry, L. Kevin Kelly, and Peter Ginsberg (current members of Cycurion’s board of directors) and Reginald S. Bailey, Sr., and Kevin E. O’Brien. Information regarding each nominee is set forth in the section titled “Management of New Cycurion Following the Business Combination.”

Information regarding each nominee is set forth in the section titled “Management of New Cycurion Following the Business Combination.”

Under Delaware law, the election of directors requires a plurality vote of the common stock present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. A stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the Director Election Proposal. You may vote “FOR” or “WITHHOLD” authority to vote for each of the director nominees with respect to the Director Election Proposal. “WITHHOLD” votes will be counted towards the number of shares of common stock required to validly establish a quorum but will have no effect on the outcome of the vote on the Director Election Proposal.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the meeting.

Following consummation of the Business Combination, the election of directors of New Cycurion will be governed by New Cycurion’s certificate of incorporation and bylaws and the laws of the State of Delaware.

Vote Required for Approval

Election of each director will require the affirmative vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Election of each director will require the affirmative vote by a plurality of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes have no effect on the outcome of the Directors Proposal.

If the Business Combination Proposal is not approved, the Directors Proposal will not be presented at the Stockholders Meeting. The Directors Proposal will only become effective if the Business Combination is completed.

Election of each of the director nominees is a condition to Closing under the Business Combination Agreement. As of the Record Date, Western’s Sponsor and A.G.P. have agreed to vote any shares of Common Stock owned by them in favor of each nominee for Director. As a result of their ownership of Western common stock, each nominee for Director will be approved without regard to the vote of the Public Stockholders.

Recommendation of the Board with Respect to the Director Election Proposal

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF
THE NOMINEES IN THE DIRECTORS PROPOSAL.

PROPOSAL 6 — THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

Assuming that the Business Combination is approved, our stockholders are also being asked to approve and adopt the Cycurion, Inc. 2024 Equity Incentive Plan (the “Equity Incentive Plan”). The purpose of the Equity Incentive Plan is to advance the interests of New Cycurion and its stockholders by enabling New Cycurion and its subsidiaries to attract and retain qualified individuals to perform services, to provide incentive compensation for such individuals in a form that is linked to the growth and profitability of New Cycurion and increases in stockholder value, and to provide opportunities for equity participation that align the interests of recipients with those of its stockholders.

The Equity Incentive Plan will permit the board of directors of New Cycurion, or a committee or subcommittee thereof, to grant to eligible employees, non-employee directors and consultants of New Cycurion and its subsidiaries non-statutory and incentive stock options, restricted stock awards, restricted stock units (RSUs), stock appreciation rights (SARs), performance awards, non-employee director awards, and other stock-based awards. Subject to adjustment, the maximum number of shares of Common Stock to be authorized for issuance under the Equity Incentive Plan is 10% of the outstanding shares of Common Stock of New Cycurion on a fully-diluted basis on the date on which the transactions contemplated under the Business Combination Agreement are completed, with an annual increase on the first day of each calendar year beginning on January 1, 2024 and ending on January 1, 2033 equal to the lesser of: (A) ten percent (10%) of the increase in the number of shares of Common Stock outstanding from the first day of the preceding calendar year to the first day of the current calendar year, as the number of shares are determined on a fully-diluted basis; and (B) such smaller number of shares of Common Stock as may be determined by the Board.

If approved by our stockholders at the meeting, the Equity Incentive Plan will become effective on the consummation of the Merger. Our board of directors is recommending that our stockholders approve the material terms of the Equity Incentive Plan as described below. The summary is qualified in its entirety by reference to the specific language of the Equity Incentive Plan, a copy of which is attached as Annex C.

Summary of Sound Governance Features of the Equity Incentive Plan

The board of directors believes that the Equity Incentive Plan contains several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices, including the following:

√	Will not be excessively dilutive to stockholders	√	No re-pricing of “underwater” stock options or SARs without stockholder approval
√	No tax gross-ups	√	No reload options or SARs
√	Clawback provisions	√	No discounted options or SARs
√	Limits on director compensation

Summary of the Equity Incentive Plan

The following is a summary of the principal features of the Equity Incentive Plan. The summary is qualified in its entirety by reference to the full text of the Equity Incentive Plan, which is set forth in Annex C.

Purpose

The purpose of the Equity Incentive Plan is to advance the interests of New Cycurion and its stockholders by enabling New Cycurion and its subsidiaries to attract and retain qualified individuals to perform services, to provide incentive compensation for such individuals in a form that is linked to the growth and profitability of New Cycurion and increases in stockholder value, and to provide opportunities for equity participation that align the interests of recipients with those of its stockholders.

Administration

The board of directors of New Cycurion will administer the Equity Incentive Plan. The board has the authority under the Equity Incentive Plan to delegate plan administration to a committee of the board or a subcommittee thereof, which is comprised of not less than two Non-Employee Directors who are independent. The board of directors of New Cycurion or the committee of the board to which administration of the Equity Incentive Plan has been delegated is referred to as the Committee. Subject to certain limitations, the Committee will have broad authority under the terms of the Equity Incentive Plan to take certain actions under the plan.

To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers of New Cycurion such administrative duties or powers, as it may deem advisable. The Committee may authorize one or more directors or officers of New Cycurion to designate employees, other than officers, non-employee directors, or 10% stockholders of New Cycurion, to receive awards under the Equity Incentive Plan and determine the size of any such awards, subject to certain limitations.

No Re-pricing

The Committee may not, without prior approval of the stockholders of New Cycurion, effect any re-pricing of any previously granted “underwater” option or SAR by: (i) amending or modifying the terms of the option or SAR to lower the exercise price or grant price; (ii) canceling the underwater option or SAR in exchange for (A) cash; (B) replacement options or SARs having a lower exercise price or grant price; or (C) other awards; or (iii) repurchasing the underwater options or SARs and granting new awards under the Equity Incentive Plan. An option or SAR will be deemed to be “underwater” at any time when the fair market value of common stock of New Cycurion is less than the exercise price of the option or the grant price of the SAR.

Stock Subject to the Equity Incentive Plan

Subject to adjustment (as described below), the maximum number of shares of New Cycurion common stock authorized for issuance under the Equity Incentive Plan is 10% of the outstanding shares of Common Stock of New Cycurion on a fully-diluted basis immediately upon consummation of the Merger. This limit is also the limit on the number of incentive stock options that may be granted under the Equity Incentive Plan.

Shares that are issued under the Equity Incentive Plan or that are subject to outstanding awards will be applied to reduce the maximum number of shares remaining available for issuance under the Equity Incentive Plan only to the extent they are used; provided, however, that the full number of shares subject to a stock-settled SAR or other stock-based award will be counted against the shares authorized for issuance under the Equity Incentive Plan, regardless of the number of shares actually issued upon settlement of such SAR or other stock-based award. Any shares withheld to satisfy tax withholding obligations on awards issued under the Equity Incentive Plan, any shares withheld to pay the exercise price or grant price of awards under the Equity Incentive Plan and any shares not issued or delivered as a result of the “net exercise” of an outstanding option or settlement of a SAR in shares will not be counted against the shares authorized for issuance under the Equity Incentive Plan and will be available again for grant under the Equity Incentive Plan. Shares subject to awards settled in cash will again be available for issuance pursuant to awards granted under the Equity Incentive Plan. Any shares related to awards granted under the Equity Incentive Plan that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of the shares will be available again for grant under the Equity Incentive Plan. Any shares repurchased by New Cycurion on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by New Cycurion or a subsidiary or otherwise will not be counted against shares available for issuance pursuant to the Equity Incentive Plan. The shares available for issuance under the Equity Incentive Plan may be authorized and unissued shares or treasury shares.

Adjustments

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or other similar change in the corporate structure or shares of common stock of New Cycurion, the Committee will make the appropriate adjustment or substitution. These adjustments or substitutions may be to the number and kind of securities and property that may be available for issuance under the Equity Incentive Plan. In order to prevent dilution or enlargement of the rights of participants, the Committee may also adjust the number, kind, and exercise price or grant price of securities or other property subject to outstanding awards.

Eligible Participants

Awards may be granted to employees, non-employee directors and consultants of New Cycurion or any of its subsidiaries. A “consultant” for purposes of the Equity Incentive Plan is one who renders services to New Cycurion or its subsidiaries that are not in connection with the offer and sale of its securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for its securities.

Types of Awards

The Equity Incentive Plan will permit New Cycurion to grant non-statutory and incentive stock options, restricted stock awards, restricted stock units, performance awards, non-employee director awards and other stock-based awards. Awards may be granted either alone or in addition to or in tandem with any other type of award.

Stock Options.     Stock options entitle the holder to purchase a specified number of shares of common stock of New Cycurion at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The Equity Incentive Plan permits the grant of both non-statutory and incentive stock options. Incentive stock options may be granted solely to eligible employees of New Cycurion or its subsidiary. Each stock option granted under the Equity Incentive Plan must be evidenced by an award agreement that specifies the exercise price, the term, the number of shares underlying the stock option, the vesting and any other conditions. The exercise price of each stock option granted under the Equity Incentive Plan must be at least 100% of the fair market value of a share of common stock of New Cycurion as of the date the award is granted to a participant. Fair market value under the plan means, unless otherwise determined by the Committee, the closing sale price of common stock of New Cycurion, as reported on the Nasdaq Stock Market, on the grant date. The Committee will fix the terms and conditions of each stock option, subject to certain restrictions, such as a ten-year maximum term.

Restricted Stock Awards and Restricted Stock Units.     Restricted stock awards and/or restricted stock units, or RSUs, may be granted under the Equity Incentive Plan. A restricted stock award is an award of common stock of New Cycurion that is subject to restrictions on transfer and risk of forfeiture upon certain events, typically including termination of service. RSUs are similar to restricted stock awards except that no shares are actually awarded to the participant on the grant date. The Committee will determine, and set forth in an award agreement, the period of restriction, the number of shares of restricted stock awards or the number of RSUs granted, and other such conditions or restrictions.

Performance Awards.     Performance awards, in the form of cash, shares of common stock of New Cycurion, other awards or a combination of both, may be granted under the Equity Incentive Plan in such amounts and upon such terms as the Committee may determine. The Committee shall determine, and set forth in an award agreement, the amount of cash and/or number of shares or other awards, the performance goals, the performance periods and other terms and conditions. The extent to which the participant achieves his or her performance goals during the applicable performance period will determine the amount of cash and/or number of shares or other awards earned by the participant.

Non-Employee Director Awards.     The Committee at any time and from time-to-time may approve resolutions providing for the automatic grant to non-employee directors of non-statutory stock options. The Committee may also at any time and from time-to-time grant on a discretionary basis to non-employee directors non-statutory stock options. In either case, any such awards may be granted singly, in combination, or in tandem, and may be granted pursuant to such terms, conditions and limitations as the Committee may establish in its sole discretion consistent with the provisions of the Equity Incentive Plan. The Committee may permit non-employee directors to elect to receive all or any portion of their annual retainers, meeting fees or other fees in restricted stock, RSUs, or other stock-based awards in lieu of cash. Under the Equity Incentive Plan the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year of the Company may not exceed $1,000,000.

Other Stock-Based Awards.     Consistent with the terms of the plan, other stock-based awards may be granted to participants in such amounts and upon such terms as the Committee may determine.

Dividend Equivalents.     With the exception of stock options and unvested performance awards, awards under the Equity Incentive Plan may, in the Committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on the shares of common stock of New Cycurion covered by such award had such shares been issued and outstanding on the dividend payment date. However, no dividends or dividend equivalents may be paid on unvested awards. Such dividend equivalents will be converted to cash or additional shares of common stock of New Cycurion by such formula and at such time and subject to such limitations as determined by the Committee.

Termination of Employment or Other Service

The Equity Incentive Plan provides for certain default rules in the event of a termination of a participant’s employment or other service. These default rules may be modified in an award agreement or an individual agreement between New Cycurion and a participant. If a participant’s employment or other service with New Cycurion is terminated for cause, then all outstanding awards held by such participant will be terminated and forfeited. In the event a participant’s employment or other service with New Cycurion is terminated by reason of death, disability or retirement, then:

●	All outstanding stock options (excluding non-employee director options in the case of retirement) and SARs held by the participant will, to the extent exercisable, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire;
●	All outstanding stock options and SARs that are not exercisable and all outstanding restricted stock will be terminated and forfeited; and
●	All outstanding unvested RSUs, performance awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with New Cycurion or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

In the event a participant’s employment or other service with New Cycurion is terminated by reason other than for cause, death, disability or retirement, then:

●	All outstanding stock options (including non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of such termination, but will not be exercisable later than the date the stock options or SARs expire;
●	All outstanding restricted stock will be terminated and forfeited; and

All outstanding unvested RSUs, performance awards and other stock-based awards will be terminated and forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with New Cycurion or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

Modification of Rights upon Termination

Upon a participant’s termination of employment or other service with New Cycurion or any subsidiary, the Committee may, in its sole discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, RSUs, performance awards, non-employee director awards and other stock-based awards held by such participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that no stock option or SAR may remain exercisable beyond its expiration date any such action by the Committee adversely affecting any outstanding award will not be effective without the consent of the affected participant, except to the extent the Committee is authorized by the Equity Incentive Plan to take such action.

Forfeiture and Recoupment

If a participant is determined by the Committee to have taken any action while providing services to New Cycurion or within one year after termination of such services, that would constitute “cause” or an “adverse action,” as such terms are defined in the Equity Incentive Plan, all rights of the participant under the Equity Incentive Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited. The Committee has the authority to rescind the exercise, vesting, issuance or payment in respect of any awards of the participant that were exercised, vested, issued or paid, and require the participant to pay to New Cycurion, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance or payment. New Cycurion may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the Board to determine whether “cause” or “adverse action” exists. New Cycurion is entitled to withhold and deduct future wages or make other arrangements to collect any amount due.

In addition, if New Cycurion is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse New Cycurion for the amount of any award received by such individual under the Equity Incentive Plan during the 12-month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement. New Cycurion also may seek to recover any award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture, or recoupment provision required by applicable law or under the requirements of any stock exchange or market upon which common stock of New Cycurion is then listed or traded or any policy adopted by New Cycurion.

Effect of Change in Control

Generally, a change in control will mean:

●	The acquisition, other than from New Cycurion, by any individual, entity or group of beneficial ownership of 50% or more of the then-outstanding shares of common stock of New Cycurion;

The consummation of a reorganization, merger or consolidation of New Cycurion with respect to which all or substantially all of the individuals or entities who were the beneficial owners of common stock of New Cycurion immediately prior to the transaction do not, following the transaction, beneficially own more than 50% of the outstanding shares of common stock and voting securities of the corporation resulting from the transaction; or

●	A complete liquidation or dissolution of New Cycurion or the sale or other disposition of all or substantially all of the assets of New Cycurion.

Subject to the terms of the applicable award agreement or an individual agreement between New Cycurion and a participant, upon a change in control, the Committee may, in its discretion, determine whether some or all outstanding options and SARs shall become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and RSUs shall lapse in full or in part and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. The Committee may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of the shares of common stock of New Cycurion subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to New Cycurion by the holder, to be immediately cancelled by New Cycurion, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding New Cycurion or a combination of both cash and such shares of stock.

Term, Termination and Amendment

Unless sooner terminated by the Board, the Equity Incentive Plan will terminate at midnight on the day before the ten-year anniversary of its effective date. No award will be granted after termination of the Equity Incentive Plan, but awards outstanding upon termination of the Equity Incentive Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Equity Incentive Plan.

Subject to certain exceptions, the Board has the authority to suspend or terminate the Equity Incentive Plan or terminate any outstanding award agreement and the Board has the authority to amend the Equity Incentive Plan or amend or modify the terms of any outstanding award at any time and from time to time. No amendments to the Equity Incentive Plan will be effective without approval of New Cycurion’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange on which common stock of New Cycurion is then traded, applicable U.S. state and federal laws or regulations and the applicable laws of any foreign country or jurisdiction where awards are, or will be, granted under the Equity Incentive Plan; or (b) such amendment would: (i) materially increase benefits accruing to participants; (ii) modify the re-pricing provisions of the Equity Incentive Plan; (iii) increase the aggregate number of shares of common stock of New Cycurion issued or issuable under the Equity Incentive Plan; (iv) increase any limitation set forth in the Equity Incentive Plan on the number of shares of common stock of New Cycurion which may be issued or the aggregate value of awards which may be made, in respect of any type of award to any single participant during any specified period; (v) modify the eligibility requirements for participants in the Equity Incentive Plan; or (vi) reduce the minimum exercise price or grant price as set forth in the Equity Incentive Plan. No termination, suspension or amendment of the Equity Incentive Plan or an award agreement shall adversely affect any award previously granted under the Equity Incentive Plan without the written consent of the participant holding such award.

Federal Income Tax Information

The following is a general summary, as of the date of this proxy statement/prospectus, of the federal income tax consequences to participants and New Cycurion of transactions under the Equity Incentive Plan. This summary is intended for the information of stockholders considering how to vote at the Special Meeting and not as tax guidance to participants in the Equity Incentive Plan, as the consequences may vary with the types of grants made, the identity of the participant and the method of payment or settlement. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Equity Incentive Plan.

Tax Consequences of Awards

Incentive Stock Options. With respect to incentive stock options, generally, the participant is not taxed, and New Cycurion is not entitled to a deduction, on either the grant or the exercise of an incentive stock option so long as the requirements of Section 422 of the Code continue to be met. If the participant meets the employment requirements and does not dispose of the shares of common stock of New Cycurion acquired upon exercise of an incentive stock option until at least one year after date of the exercise of the stock option and at least two years after the date the stock option was granted, gain or loss realized on sale of the shares will be treated as long-term capital gain or loss. If the shares of common stock of New Cycurion are disposed of before those periods expire, which is called a disqualifying disposition, the participant will be required to recognize ordinary income in an amount equal to the lesser of (i) the excess, if any, of the fair market value of common stock of New Cycurion on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon a disqualifying disposition, New Cycurion will generally be entitled, in the same tax year, to a deduction equal to the amount of ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Non-Statutory Stock Options.    The grant of a stock option that does not qualify for treatment as an incentive stock option, which is generally referred to as a non-statutory stock option, is generally not a taxable event for the participant. Upon exercise of the stock option, the participant will generally be required to recognize ordinary income in an amount equal to the excess of the fair market value of common stock of New Cycurion acquired upon exercise (determined as of the date of exercise) over the exercise price of the stock option, and New Cycurion will be entitled to a deduction in an equal amount in the same tax year, assuming that a deduction is allowed under Section 162(m) of the Code. At the time of a subsequent sale or disposition of shares obtained upon exercise of a non-statutory stock option, any gain or loss will be a capital gain or loss, which will be either a long-term or short-term capital gain or loss, depending on how long the shares have been held.

SARs.    The grant of an SAR will not cause the participant to recognize ordinary income or entitle New Cycurion to a deduction for federal income tax purposes. Upon the exercise of an SAR, the participant will recognize ordinary income in the amount of the cash or the value of shares payable to the participant (before reduction for any withholding taxes), and New Cycurion will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Restricted Stock, RSUs, and Other Stock-Based Awards.    The federal income tax consequences with respect to restricted stock, RSUs, performance shares and performance stock units, and other stock unit and stock-based awards depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if an award of stock granted to the participant is subject to a “substantial risk of forfeiture” (e.g., the award is conditioned upon the future performance of substantial services by the participant) and is nontransferable, a taxable event occurs when the risk of forfeiture ceases or the awards become transferable, whichever first occurs. At such time, the participant will recognize ordinary income to the extent of the excess of the fair market value of the stock on such date over the participant’s cost for such stock (if any), and the same amount is deductible by New Cycurion, assuming that a deduction is allowed under Section 162(m) of the Code. Under certain circumstances, the participant, by making an election under Section 83(b) of the Code, can accelerate federal income tax recognition with respect to an award of stock that is subject to a substantial risk of forfeiture and transferability restrictions, in which event the ordinary income amount and New Cycurion’s deduction, assuming that a deduction is allowed under Section 162(m) of the Code, will be measured and timed as of the grant date of the award. If the stock award granted to the participant is not subject to a substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income with respect to the award to the extent of the excess of the fair market value of the stock at the time of grant over the participant’s cost, if any, and the same amount is deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code. If a stock unit award or other stock-based award is granted but no stock is actually issued to the participant at the time the award is granted, the participant will recognize ordinary income at the time the participant receives the stock free of any substantial risk of forfeiture (or receives cash in lieu of such stock) and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost, if any, and the same amount is then deductible by New Cycurion, assuming that a deduction is allowed under Section 162(m) of the Code.

Withholding Obligations

New Cycurion is entitled to withhold and deduct from future wages of the participant, to make other arrangements for the collection of, or to require the participant to pay to New Cycurion, an amount necessary for it to satisfy the participant’s federal, state or local tax withholding obligations with respect to awards granted under the Equity Incentive Plan. Withholding for taxes may be calculated based on the maximum applicable tax rate for the participant’s jurisdiction or such other rate that will not trigger a negative accounting impact on New Cycurion. The Committee may permit a participant to satisfy a tax withholding obligation by withholding shares of common stock of New Cycurion underlying an award, tendering previously acquired shares, delivery of a broker exercise notice or a combination of these methods.

Code Section 409A

A participant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time a grant becomes vested, plus an interest penalty tax, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Code Section 162(m)

Pursuant to Section 162(m) of the Code, the annual compensation paid to an individual who is a “covered employee” is not deductible by New Cycurion to the extent it exceeds $1 million. The Tax Cut and Jobs Act, signed into law on December 22, 2017, amended Section 162(m), effective for tax years beginning after December 31, 2017, (i) to expand the definition of a “covered employee” to include any person who was the Chief Executive Officer or the Chief Financial Officer at any time during the year and the three most highly compensated officers (other than the Chief Executive Officer or the Chief Financial Officer) who were employed at any time during the year whether or not the compensation is reported in the Summary Compensation Table included in the proxy statement for New Cycurion’s Annual Meeting; (ii) to treat any individual who is considered a covered employee at any time during a tax year beginning after December 31, 2106 as remaining a covered employee permanently; and (iii) to eliminate the performance-based compensation exception to the $1 million deduction limit.

Excise Tax on Parachute Payments

Unless otherwise provided in a separate agreement between a participant and New Cycurion, if, with respect to a participant, the acceleration of the vesting of an award or the payment of cash in exchange for all or part of an award, together with any other payments that such participant has the right to receive from New Cycurion, would constitute a “parachute payment” then the payments to such participant will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Such reduction, however, will only be made if the aggregate amount of the payments after such reduction exceeds the difference between the amount of such payments absent such reduction minus the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. If such provisions are applicable and if an employee will be subject to a 20% excise tax on any “excess parachute payment” pursuant to Section 4999 of the Code, New Cycurion will be denied a deduction with respect to such excess parachute payment pursuant to Section 280G of the Code.

New Plan Benefits

It is not presently possible to determine the benefits or amounts that will be received by or allocated to participants under the Equity Incentive Plan or would have been received by or allocated to participants for the last completed fiscal year if the Equity Incentive Plan had then been in effect because awards under the Equity Incentive Plan will be made at the discretion of the Committee.

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, assuming that a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Equity Incentive Plan Proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

By virtue of ownership of Western common stock, the Equity Plan Proposal will be approved without regard to the vote of the Public Stockholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE
APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL 7 — THE NASDAQ ELOC PROPOSAL

Overview

On the closing of the Business Combination, Western may enter into two $25,000,000 Equity Line of Credit arrangements (“ELOC”).

At the Closing of the Business Combination, the Combined Company and the Sponsor, may enter into arrangements for an ELOC, whereby the Company may issue up to $25,000,000 of shares of Common Stock to third party investors. As consideration for their involvement in assisting the Company to source these funds, the Company may issue to the Sponsor 50,000 shares of common stock on the date on which a definitive agreement is entered into. The terms and conditions for an ELOC have not been established, and will be based on market conditions at the time of the Business Combination, and upon agreement among the Company, the Sponsor and the ELOC provider.

The terms of an ELOC, if secured, would allow for an investor to purchase shares of Common Stock of the Company from time to time in a minimum amount not less than $50,000 and up to of $500,000 depending on daily trading volume and the market price of the Common Stock. Terms and third-party investors have not yet been confirmed and the Sponsor will continue to have discussions with investors to come to an arrangement at the Closing of the Business Combination.

As consideration for their assistance in securing a financial commitment, the Company may issue to the Sponsor 50,000 shares of common stock on the date on which a definitive agreement is entered into with a third-party investor, possibly in the form of an ELOC.

The ELOC would terminate when an aggregate of $25,000,000 of our common stock is purchased, and will have customary terms and conditions at the time of the Business Combination.

The net proceeds under the ELOC to us would depend on the frequency and prices at which we sell shares of our Common Stock to the investor. We expect that any proceeds received by us from such sales to the investor will be used for working capital and general corporate purposes.

Why We Need Stockholder Approval

Nasdaq Listing Rule 5635(d) requires stockholder approval for certain transactions, other than public offerings, involving the issuance of 20% or more of the total pre-transaction shares outstanding at less than the applicable Minimum Price (as defined in Listing Rule 5635(d)(1)(A)).

Pursuant to the terms of an ELOC, the aggregate number of shares that we would permitted to sell to the investor may in no case exceed 19.99% of the Common Stock outstanding on the date of execution of the ELOC (the “Exchange Cap”), unless (i) stockholder approval is obtained to issue more, in which case the Exchange Cap will not apply.

If stockholders approve the Proposal 7, current stockholders may experience significant dilution of their current equity ownership in the Combined Company. In order to retain maximum flexibility to issue and sell up to the maximum of $25,000,000 of our Common Stock under the ELOC, we are therefore seeking stockholder approval for the sale and issuance of Common Stock in connection with the ELOC to satisfy the requirements of Nasdaq Listing Rule 5635(d).

Possible Effects of Disapproval of this Proposal

Our Board is not seeking the approval of our stockholders to authorize our entry into the ELOC. Unless Western obtains the approval of its stockholders as required by Nasdaq, we will be prohibited from issuing shares of Common Stock upon conversion and exercise of such, if the issuance of such shares of Common Stock would exceed 19.99% of the Combined Company’s outstanding shares of Common Stock or otherwise exceed the aggregate number of shares of Common Stock which the Combined Company may issue without breaching our obligations under the rules and regulations of Nasdaq.

If Proposal 7 is not approved by our stockholders, we will not be able to issue and sell the maximum number of shares available pursuant to the ELOC. Our ability to successfully implement our business plans and ultimately generate value for our stockholders is dependent on our ability to maximize capital raising opportunities. If we were unsuccessful in raising additional capital, we may be required to curtail our plans to expand our operations and instead may be required to reduce operating expenses, dispose of assets, as well as seek extended terms on our obligations, the effect of which could adversely impact future operating results.

Vote Required for Approval

Assuming that a quorum is present at the Meeting, the affirmative vote of a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Nasdaq ELOC Proposal. Abstentions will have the effect of a vote “AGAINST” Proposal 7. Broker non-votes will have no effect on the vote for Proposal 7.

This Proposal is conditioned on the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, unless the condition is waived, Proposal 7 will have no effect even if approved by our stockholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE
APPROVAL OF THE NASDAQ ELOC PROPOSAL.

PROPOSAL 8 — THE NASDAQ SERIES B PROPOSAL

Overview

We are proposing the Nasdaq Series B Proposal in order to comply with Nasdaq Listing Rules 5635(d). Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the NOCP immediately preceding the signing of the binding agreement or (ii) the average NOCP of the common stock for the five (5) trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Cycurion has designated 3,000 shares of Series B Convertible Preferred Stock with a stated value of $1,000 per share. On August 1, 2023, Cycurion issued to unaffiliated investors an aggregate of 2,000 shares of Series B Preferred Stock and granted 4,000,000 Series B Warrants exercisable for the purchase of an equivalent number of shares of common stock for $2,000,000 in gross proceeds. In April of 2024, the Cycurion issued to unaffiliated investors an aggregate of 1,000 shares of Series B Convertible Preferred Stock and granted 2,000,000 Series B Warrants exercisable for the purchase of an equivalent number of shares of common stock for $1,000,000 in gross proceeds. The Series B Warrants are exercisable at any time following the closing of the Business Combination, and from time to time, in whole or in part, and expiring five (5) years from the grant date, at an exercise price of $0.50 or at the per-share price of a Qualified Offering (as such term is defined in the Series B Warrant). In accordance with a securities purchase agreement and an exchange agreement among Cycurion and other parties thereto to be dated prior to the effective date of this Registration Statement on Form S-4, such outstanding preferred shares and warrants will be exchanged, as of the Effective Time of the Business Combination between Western and Cycurion, for securities of the Combined Company in the same form and on the same terms as the Cycurion Series B Preferred Stock and Series B Warrants.

The shares of Series B Convertible Preferred Stock do not have any voting rights except as required by law and each is entitled to a dividend on an as-if-converted-to-Common-Stock basis when, as, and if such dividends are paid to the holders of the common stock. The shares of Series B Convertible Preferred Stock convert into shares of common stock at any time following the closing of the Business Combination on a ratio of one share of Series B Convertible Preferred Stock-to-2,000 shares of common stock, subject to adjustments. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the holders of Series B Convertible Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series B Convertible Preferred Stock before any distribution or payment shall be made to the holders of shares of common stock. The Company shall not, without the affirmative vote of a majority of the holders of the shares of Series B Convertible Preferred Stock alter or change adversely the powers, preferences or rights of the Series B Convertible Preferred Stock. Because the shares of common stock to be issued or issuable, as applicable, in connection with the Series B financing (1) was at a price that is less than the lower of (i) the NOCP immediately preceding the signing of the binding agreement or (ii) the average NOCP of the common stock for the five (5) trading days immediately preceding the signing of the binding agreement, and (2) may constitute more than 20% of the Combined Company’s outstanding common stock at the closing of the Business Combination and more than 20% of outstanding voting power prior to such issuance, Western is required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(d).

In connection with the Business Combination, Cycurion has issued 6,000,000 Series B Preferred Shares issuable upon conversion and granted 6,000,000 Series B Preferred Warrants, each of which may be converted, or exercised, as relevant, into the same number of shares of common stock of the Combined Company after the Closing of the Business Combination, to certain investors named in the securities purchase agreements with Cycurion. The number of shares of common stock into which the Series B Preferred Shares are convertible is equal to $3,000,000 divided by the initial conversion price of $0.50, subject to adjustment.

Effect of Proposal on Current Stockholders

If the Nasdaq Series B Proposal is adopted, the Combined Company may issue securities convertible into or exercisable for more than 20% of the outstanding shares of our common stock in connection with the Series B financing. The issuance of such shares would result in significant dilution to the Combined Company’s stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Combined Company. If the Nasdaq Series B Proposal is adopted, up to a total of 6,000,000 shares of common stock and 6,000,000 shares of common stock underlying the warrants will be issuable upon conversion, or exercise, as relevant, at the initial conversion or exercise price, as relevant, of $0.50 per share.

Possible Effects if Disapproval of this Proposal

If the Nasdaq Series B Proposal is not approved, we would be unable to honor our contractual commitment to issue shares further to the Series B Preferred Stock at the conversion, or exercise, price which would cause us to be in breach of contract until and unless we obtain stockholder approval. As such, failure to receive stockholder approval of this proposal will require us to incur the costs of holding one or more additional stockholder meetings until we receive such approval.

Unless Western obtains the approval of its stockholders as required by Nasdaq, we will be prohibited from issuing shares of Common Stock upon conversion and exercise of such, if the issuance of such shares of Common Stock would exceed 19.99% of the Combined Company’s outstanding shares of Common Stock at the closing of the Business Combination or otherwise exceed the aggregate number of shares of Common Stock which the Combined Company may issue without breaching our obligations under the rules and regulations of Nasdaq.

If Proposal 8 is not approved by our stockholders, we will not be able to issue and sell pursuant to the securities purchase agreements with certain investors. Our ability to successfully implement our business plans and ultimately generate value for our stockholders is dependent on our ability to maximize capital raising opportunities. If we were unsuccessful in raising additional capital, we may be required to curtail our plans to expand our operations and instead may be required to reduce operating expenses, dispose of assets, as well as seek extended terms on our obligations, the effect of which could adversely impact future operating results.

In addition, if Proposal 8 is not approved and we consummate the Business Combination on its current terms, the Combined Company would be in violation of Nasdaq Listing Rule 5635(d) which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity with respect to our securities;
●	a limited amount of news and analyst coverage for the post-transaction company; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

Vote Required for Approval

Assuming that a quorum is present at the Meeting, the affirmative vote of a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” Proposal 8. Abstentions will have the effect of a vote “AGAINST” Proposal 8. Broker non-votes will have no effect on the vote for Proposal 8.

This Proposal is conditioned on the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, unless the condition is waived, Proposal 8 will have no effect even if approved by our stockholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE
APPROVAL OF THE NASDAQ SERIES B PROPOSAL.

PROPOSAL 9 — THE NASDAQ SERIES D PREFERRED PROPOSAL

Overview

We are proposing the Nasdaq Series D Proposal in order to comply with Nasdaq Listing Rules 5635(d). Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the NOCP immediately preceding the signing of the binding agreement or (ii) the average NOCP of the common stock for the five (5) trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Prior to the date of this proxy statement/prospectus, Cycurion sold and issued $3,333,333.33 of its debt, which, as of the closing of the Business Combination, will be exchanged for 6,666,667 shares of the Combined Company’s Series D Preferred Stock. In connection with the sale of its debt, Cycurion granted 1,181,468 warrants for the purchase of shares of its capital stock, which warrants, at the Closing of the Business Combination, will be exchanged for 7,272,728 Series D Preferred warrants. Each share of Series D Preferred Stock may be converted into one share of common stock of the Combined Company and each Series D Preferred Warrant may be exercised for one share of common stock of the Combined Company at a per-share exercise price of $0.50.

Because the shares of Combined Company common stock that will issuable upon conversion of the shares of Series D Preferred Stock or exercise of Series D Preferred warrants, as applicable, in connection with the Series D financing (1) will be issuable at a price that is less than the lower of (i) the NOCP immediately preceding the signing of the binding agreement or (ii) the average NOCP of the common stock for the five (5) trading days immediately preceding the signing of the binding agreement, and (2) may constitute more than 20% of the Combined Company’s outstanding common stock at the closing of the Business Combination and more than 20% of outstanding voting power prior to such issuance, Western is required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(d).

Effect of Proposal on Current Stockholders

If the Nasdaq Series D Proposal is adopted, the Combined Company may issue securities convertible into or exercisable for more than 20% of the outstanding shares of our common stock in connection with the Series D financing. The issuance of such shares would result in significant dilution to the Combined Company’s stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Combined Company. If the Nasdaq Series D Proposal is adopted, up to a total of 6,666,667 shares of common stock and 7,272,728 shares of common stock underlying the warrants will be issuable upon conversion, or exercise, as relevant, at the initial conversion price of $0.50 per share.

Possible Effects if Disapproval of this Proposal

If the Nasdaq Series D Proposal is not approved, we would be unable to honor our contractual commitment to issue shares further to the Series D Preferred Stock at the exercise price which would cause us to be in breach of contract until and unless we obtain stockholder approval. As such, failure to receive stockholder approval of this proposal will require us to incur the costs of holding one or more additional stockholder meetings until we receive such approval.

Unless Western obtains the approval of its stockholders as required by Nasdaq, we will be prohibited from issuing shares of Common Stock upon conversion and exercise of such, if the issuance of such shares of common stock would exceed 19.99% of the Combined Company’s outstanding shares of common stock or otherwise exceed the aggregate number of shares of common stock which the Combined Company may issue without breaching our obligations under the rules and regulations of Nasdaq.

If Proposal 9 is not approved by our stockholders, we will not be able to issue and sell pursuant to the securities purchase agreements with certain investors. Our ability to successfully implement our business plans and ultimately generate value for our stockholders is dependent on our ability to maximize capital raising opportunities. If we were unsuccessful in raising additional capital, we may be required to curtail our plans to expand our operations and instead may be required to reduce operating expenses, dispose of assets, as well as seek extended terms on our obligations, the effect of which could adversely impact future operating results.

In addition, if Proposal 9 is not approved and we consummate the Business Combination on its current terms, the Combined Company would be in violation of Nasdaq Listing Rule 5635(d) which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity with respect to our securities;
●	a limited amount of news and analyst coverage for the post-transaction company; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

Vote Required for Approval

Assuming that a quorum is present at the Meeting, the affirmative vote of a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Nasdaq Series D Proposal. Abstentions will have the effect of a vote “AGAINST” Proposal 9. Broker non-votes will have no effect on the vote for Proposal 9.

This Proposal is conditioned on the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, unless the condition is waived, Proposal 9 will have no effect even if approved by our stockholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE
APPROVAL OF THE NASDAQ SERIES D PROPOSAL.

PROPOSAL 10 — THE NTA PROPOSAL

Overview

As discussed elsewhere in this proxy statement/prospectus, Western is asking its stockholders to approve the NTA Proposal. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will not be presented to Western’s stockholders at the meeting. If the NTA Proposal and the Business Combination Proposal are approved at the meeting, the following amendments will be made to the Existing Organizational Documents, which shall be effective, if adopted and implemented, prior to the consummation of the proposed Business Combination:

(a)	Section 9.2(a) of the Existing Charter shall be deleted in its entirety and replaced with the following language: “Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed (which redemption may be in the form of a repurchase by the Corporation) upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”
(b)	Section 9.2(e) of the Existing Charter shall be deleted in its entirety and replaced with the following: “If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”
(c)	Section 9.2(f) of the Existing Charter shall be deleted in its entirety.
(d)	Section 9.7 of the Existing Charter shall be deleted in its entirety and replaced with the following language: “If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) that would (A) modify the substance or timing of the Corporation’s obligation to provide for redemption of the Offering Shares in connection with an initial Business Combination or the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the offering, or (B) with respect to any other provision herein relating to the Public Stockholder’s rights or pre-initial Business Combination Activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable), divided by the number of then-outstanding Offering Shares.”
(e)	Article 9.1(d) of the Business Combination Agreement shall be deleted in its entirety.

Reasons for the Amendments

Western’s stockholders are being asked to adopt the proposed Existing Organizational Documents Amendment to the Existing Organizational Documents prior to the Closing, which, in the judgment of the Western Board, may facilitate the consummation of the Business Combination. The Existing Organizational Documents limit Western’s ability to consummate an initial business combination if Western would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination the Western’s Ordinary Shares were not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act prior to an initial business combination. Because Cycurion has had an average revenue of at least $16,600,000 for the prior three years, the Ordinary Shares would not be deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act, Western is presenting the NTA Proposal, Western is presenting the NTA Proposal to facilitate the consummation of the Business Combination. If the NTA Proposal is not approved and there are significant requests for redemption such that Western’s net tangible assets would be less than $5,000,001 prior to and upon consummation of the Business Combination, the Existing Organizational Documents would prevent Western from being able to consummate the Business Combination even if all other conditions to Closing are met. If the NTA Proposal is approved and the Existing Organizational Documents are amended to remove the net tangible asset requirement and the Existing Organizational Documents Amendment Condition under the Business Combination Agreement are waived, then it is possible that the Business Combination could be consummated even if Western’s net tangible assets would be less than $5,000,001 prior to and upon consummation of the Business Combination. If the Business Combination Proposal and the NTA Proposal are approved, all of the references in this proxy statement/prospectus to the “Existing Organizational Documents” shall be deemed to mean the Existing Organizational Documents as amended by the NTA Amendments contained in this NTA Proposal.

The NTA Requirement

Section 9.2(a) of the Charter currently provides that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001.

The purpose of the NTA Proposal is to ensure that, in connection with its initial Business Combination, the Company would continue, as it has since the IPO, to be not subject to the SEC’s “penny stock” rules, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”).

The Company is proposing to amend its Existing Organizational Documents to remove the NTA requirement in order to expand the methods that we may employ to not become subject to the “penny stock” rules. The NTA Rule is one of several exclusions from the SEC’s “penny stock” rules and the Company believes that it may rely on another exclusion, which relates to it being listed on The Nasdaq Stock Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”). Therefore, the Company intends to rely on the Exchange Rule to not be deemed a penny stock issuer.

Rule 419 blank check companies and “penny stock” issuers

Because the net proceeds of the IPO were to be used to complete an initial Business Combination with a target business that had not been selected at the time of the IPO, the Company may be deemed to be a “blank check company.” Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including the NTA Rule and the Exchange Rule. Historically, SPACs have relied upon the NTA Rule to avoid being deemed a penny stock issuer. Like many SPACs, the Company included Article 9.2(a) and in its Existing Organizational Documents in order to ensure that through the consummation of its initial Business Combination the Company would not be considered a penny stock issuer and therefore not a blank check company if no other exemption from the rule was available.

Reliance on Rule 3a51-1(a)(2)

The Exchange Rule excludes from the definition of “penny stock” a security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria set forth in the Exchange Rule. The Company’s securities are listed on The Nasdaq Stock Market and have been so listed since the consummation of the IPO. The Company believes that The Nasdaq Stock Market has initial listing standards that meet the criteria identified in the Exchange Rule and that it can therefore rely on the Exchange Rule to avoid being treated as a penny stock. Therefore, the NTA requirement is unnecessary so long as the Company meets the requirements of the Exchange Rule.

Risks Related to the NTA Proposal

The removal of the net tangible asset requirement in connection with the Business Combination may result in a depressed net tangible assets being contributed to or calculated for our company, which may adversely affect our stock price following the Business Combination, if any.

Our stockholders are being asked to adopt the NTA Proposal prior to the Business Combination, which, in the judgment of the Board, may be necessary to facilitate the Business Combination. Net tangible assets are calculated as total assets, less intangible assets and total liabilities. We have entered into a Business Combination Agreement with Cycurion. Although the calculation of net tangible assets offers limited utility to understanding the operations of a business such as Cycurion, the calculation of net tangible assets may be used by investors to determine the value of a company’s shares. Accordingly, the removal of the net tangible asset requirement may result in reduced tangible assets of the Company following the acquisition of Cycurion and may adversely affect the stock price of the Company following the Business Combination.

It cannot be certain that our company will qualify for another exemption from classification as a “penny stock” if the net tangible asset requirement in connection with the Business Combination is removed.

We believe that our common stock will be exempt from classification as a “penny stock” upon the closing of the Business Combination with the removal of the minimum $5,000,001 net tangible assets requirement from its charter because it will be exempt under other provisions of the definition of “penny stock”; however, there can be no assurance to this effect.

As an alternative from being exempt from penny stock classification by having minimum net tangible assets of $5,000,001, a company can meet the requirements of SEC Rule 3a51-1(a)(ii), which generally require that a company (a) have either $5 million of stockholders equity or listed securities with a market value of $50 million or net income of at least $750,000 in its last fiscal year or two out of three of its most recent fiscal years, (b) either a one year operating history or listed securities with a market value of $50 million, (c) a minimum bid price of $4 per share, (d) at least 300 round lot holders of its listed securities and (e) at least one million publicly held shares with a $5 million market value. We believe that the combined companies will meet these criteria; however, there can be no assurance to this effect, and failure to meet these criteria or some other exemption from classification as a “penny stock” could result in the occurrence of some of the following four risks.

Our common stock and warrants may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

Our common stock and warrants may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per-share price below $5.00) in the future after the Business Combination. While our common stock and warrants are currently not considered “penny stock” since they are listed on the Nasdaq Capital Market, if we are unable to obtain and maintain a listing for our shares of common stock and warrants on a national securities exchange, unless we maintain a per-share price above $5.00, our shares of common stock and warrants will become “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.
●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damage

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our shares of common stock and warrants and may affect your ability to resell our shares of common stock and warrants.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our shares of common stock and warrants will not be classified as a “penny stock” in the future.

Penny stocks are generally considered to be high-risk investments. There are several factors that contribute to the high-risk nature of penny stocks, including:

●	Volatility: Penny stocks are known for their extreme price fluctuations. This volatility can be caused by a number of factors, including changes in the overall stock market, news about the company or industry, and changes in investor sentiment.
●	Lack of liquidity: Penny stocks are often traded on over-the-counter markets, which can make them more difficult to buy and sell. This lack of liquidity can increase the risk of large price swings and can make it difficult to exit a position if needed.
●	Lack of information: Many penny stock companies are not required to file regular reports with the SEC, which means there may be limited information available to investors. This can make it difficult to evaluate the financial health of the company and to make informed investment decisions.
●	Manipulation: Because of their low trading volumes and lack of regulatory oversight, penny stocks can be vulnerable to market manipulation. This can include practices such as “pump and dump” schemes, where investors artificially inflate the price of a stock before selling their shares for a profit.

Overall, it’s important to approach penny stocks with caution and to thoroughly research any investment before making a decision. It’s also a good idea to diversify your portfolio and to limit your exposure to any one stock or sector.

We may be unable to obtain funding under equity-based financing if our shares of common stock are not listed on Nasdaq or a national securities exchange and/or become a penny stock.

Many post-Closing companies in de-SPAC mergers obtain equity-based financing, including from equity lines of credit (ELOCs) or similar financing arrangements, pursuant to which a financing provider agrees to buy newly issued stock on demand at a discount from a market-based price, which the financing provider then sells into the market to recoup its advances at a profit. ELOCs and similar arrangements typical require that a company’s stock be freely tradeable on a well-established public market such as the Nasdaq Capital Market in order to be obligated to purchase stock to provide funding to the company. If financing for our company takes the form, in whole or in part, of an equity-based financing, ELOC or similar arrangement, we may be unable to obtain funds under such arrangement if our shares of common stock are not listed on the Nasdaq or another major US market or become classified as a penny stock.

In the event the NTA Proposal is approved prior to the closing of a Business Combination, our Public Stockholders will still be entitled to have their public shares redeemed, which could result in our public shares and warrants being delisted from Nasdaq and our common stock becoming a penny stock.

It is possible that our stockholders could approve the NTA Proposal but a Business Combination could still fail to close due to a lack of stockholder approval or because of the failure of one or more closing conditions to be satisfied and not waived. If this occurs, our Public Stockholders who requested redemption of their public shares would still be entitled to have those shares redeemed from funds out of the trust account, which could cause that balance in the trust account to fall below $5,000,001. It should be noted, however, that such Redemption Limitation in the NTA would have otherwise limited redemption rights of our stockholders. If the amount in our trust account falls below $5,000,001 as a result of redemptions, and a Business Combination does not close, we would likely no longer meet the Nasdaq listing standards, and its common stock could become a penny stock. This could result in our stock and warrants being delisted from Nasdaq and make it harder for us to consummate an alternative business combination and more likely that we would be required to cease operations, distribute the remaining assets in its trust account to our Public Stockholders, and liquidate.

Required Vote and Recommendation of the Board

The approval of the NTA Proposal will require a Special Resolution, being a resolution passed at the meeting by a majority of at least two-thirds of the votes which are cast by those stockholders who, being entitled to do so, vote in person or by proxy at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the NTA Proposal.

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that subject to the approval of the Business Combination Proposal and with effect prior to the consummation of the proposed Business Combination:

(a)	Section 9.2(a) of the Existing Charter shall be deleted in its entirety and replaced with the following language: “Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed (which redemption may be in the form of a repurchase by the Corporation) upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”
(b)	Section 9.2(e) of the Existing Charter shall be deleted in its entirety and replaced with the following: “If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”
(c)	Section 9.2(f) of the Existing Charter shall be deleted in its entirety.
(d)	Section 9.7 of the Existing Charter shall be deleted in its entirety and replaced with the following language: “If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) that would (A) modify the substance or timing of the Corporation’s obligation to provide for redemption of the Offering Shares in connection with an initial Business Combination or the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the offering, or (B) with respect to any other provision herein relating to the Public Stockholder’s rights or pre-initial Business Combination Activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable), divided by the number of then outstanding Offering Shares.”
(e)	Article 9.1(d) of the Business Combination Agreement shall be deleted in its entirety.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE
APPROVAL OF THE NTA PROPOSAL

PROPOSAL 11 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Western’s stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal, the Equity Incentive Plan Proposal, the Nasdaq ELOC Proposal, the Nasdaq Series B Proposal, the Nasdaq Series D Proposal or the NTA Proposal. In no event will the Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Western’s stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal. If we do not consummate the Business Combination and fail to complete an initial business combination by January 11, 2025, we will dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the Public Stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Western common stock represented by virtual attendance or by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

By virtue of ownership of Western common stock, the Adjournment Proposal will be approved without regard to the vote of the Public Stockholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE
APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT WESTERN

Unless the context otherwise requires, all references in this section to the “Company,” “Western,” “we,” “us,” or “our,” refer to Western Acquisition Ventures Corp. and its subsidiary prior to the consummation of the Business Combination.

Introduction

We are a Delaware blank check company incorporated on April 28, 2021 formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses.

Initial Business Combination

As required by NASDAQ rules, any initial business combination will be approved by a majority of our independent directors. Nasdaq listing rules also require that the target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for our initial business combination, although we may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance.

We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business complies with the 80% threshold.

The sponsor, initial stockholders (including A.G.P.), officers, and directors have agreed (1) to vote any shares of common stock owned by them in favor of any proposed Business Combination, (2) not to convert any shares of common stock in connection with a stockholder vote to approve a proposed initial business combination, and (3) not sell any shares of common stock in any tender in connection with a proposed initial business combination.

None of our officers, directors, sponsor, initial stockholders, or their affiliates have indicated any intention to purchase additional shares of our common stock. However, if a significant number of stockholders vote, or indicate an intention to vote, against our proposed Business Combination, our officers, directors, sponsor, initial stockholders, or their affiliates could make such purchases in the open market or in private transactions in order to influence the vote. Notwithstanding the foregoing, our officers, directors, sponsor, initial stockholders and their affiliates will not make purchases of shares of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act, which are rules designed to stop potential manipulation of a company’s stock.

Conversion Rights

At any meeting called to approve an initial business combination, Public Stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed Business Combination or do not vote at all, into their pro rata share of the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination, less any taxes then due but not yet paid. Alternatively, we may provide our Public Stockholders with the opportunity to sell their shares of our common stock to us through a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid.

The sponsor, initial stockholders, and Western’s directors and officers will not have conversion rights with respect to any shares of common stock owned by them, directly or indirectly, acquired in the Western IPO. Additionally, the holders of the representative shares will not have conversion rights with respect to the representative shares. We may require our Public Stockholders, whether they are a record holder or hold their shares in “street name,” to either (i) tender their certificates to our transfer agent or (ii) deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal At Custodian) service, at the holder’s option, in each case prior to a date set forth in the proxy materials sent in connection with the proposal to approve the Business Combination.

There is a nominal cost associated with the above-referenced delivery process and the act of certificating the shares or delivering them through the DWAC service. The transfer agent will typically charge the tendering broker $45.00 and it would be up to the broker whether or not to pass this cost on to the holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise conversion rights. The need to deliver shares is a requirement of exercising conversion rights regardless of the timing of when such delivery must be effectuated.

However, in the event we require stockholders seeking to exercise conversion rights prior to the consummation of the proposed Business Combination and the proposed Business Combination is not consummated this may result in an increased cost to stockholders.

Any proxy solicitation materials we furnish to stockholders in connection with a vote for any proposed business combination will indicate whether we are requiring stockholders to satisfy such certification and delivery requirements. Accordingly, a stockholder would have from the time the stockholder received our proxy statement up until the vote on the proposal to approve the Business Combination to deliver his shares if he wishes to seek to exercise his conversion rights. This time period varies depending on the specific facts of each transaction. However, as the delivery process can be accomplished by the stockholder, whether or not he is a record holder or his shares are held in “street name,” in a matter of hours by simply contacting the transfer agent or his broker and requesting delivery of his shares through the DWAC service, we believe this time period is sufficient for an average investor. However, we cannot assure you of this fact.

The foregoing is different from the procedures historically used by some blank check companies. Traditionally, in order to perfect conversion rights in connection with a blank check company’s business combination, the company would distribute proxy materials for the stockholders’ vote on an initial business combination, and a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise his conversion rights. After the business combination was approved, the company would contact such stockholder to arrange for him to deliver his certificate to verify ownership. As a result, the stockholder then had an “option window” after the consummation of the business combination during which he could monitor the price of the company’s stock in the market. If the price rose above the conversion price, he could sell his shares in the open market before actually delivering his shares to the company for cancellation. As a result, the conversion rights, to which stockholders were aware they needed to commit before the stockholder meeting, would become a “continuing” right surviving past the consummation of the business combination until the holder delivered its certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a holder’s election to convert his shares is irrevocable once the business combination is approved.

Any request to convert such shares once made, may be withdrawn at any time up to the vote on the proposed Business Combination or the expiration of the tender offer. Furthermore, if a holder of a public share of common stock delivered his certificate in connection with an election of their conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, he may simply request that the transfer agent return the certificate (physically or electronically).

If the initial business combination is not approved or completed for any reason, then our Public Stockholders who elected to exercise their conversion rights would not be entitled to convert their shares for the applicable pro rata share of the trust account as of two business days prior to the consummation of the initial business combination. In such case, we will promptly return any shares delivered by public holders.

Liquidation if No Business Combination

If we have not completed an initial business combination by January 11, 2025, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest not previously released to us but net of taxes payable, divided by the number of then-outstanding public shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, initial stockholders, officers, and directors have agreed that they will not propose any amendment to our amended and restated certificate of incorporation that would affect our Public Stockholders’ ability to convert or sell their shares to us in connection with a business combination as described herein or affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete a business combination by January 11, 2025 unless we provide our Public Stockholders with the opportunity to convert their shares of common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest not previously released to us but net of franchise and income taxes payable, divided by the number of then-outstanding public shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, initial stockholders, executive officers, directors, or any other person.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our Public Stockholders upon the redemption of 100% of our outstanding public shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our trust account distributed to our Public Stockholders upon the redemption of 100% of our public shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the Delaware General Corporation Law, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If we are unable to complete a business combination within the prescribed time frame, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest but net of franchise and income taxes payable, divided by the number of then-outstanding public shares, which redemption will completely extinguish our Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following our 12th month, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the Delaware General Corporation Law, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

We are required to seek to have all third parties (including any vendors or other entities we may engage) and any prospective target businesses enter into agreements with us waiving any right, title, interest, or claim of any kind they may have in or to any monies held in the trust account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the trust account to our Public Stockholders. Nevertheless, WWC,P.C., our independent registered public accounting firm, and the underwriters of the offering, will not execute agreements with us waiving such claims to the monies held in the trust account. Furthermore, there is no guarantee that other vendors, service providers and prospective target businesses will execute such agreements. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the trust account. The Sponsor has agreed that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but we cannot assure you that it will be able to satisfy its indemnification obligations if it is required to do so. We have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. Therefore, we believe it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally, the agreement the Sponsor entered into specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims for indemnification by the underwriters of the Western IPO offering against certain liabilities, including liabilities under the Securities Act. As a result, if we liquidate, the per-share distribution from the trust account could be less than $10.10 due to claims or potential claims of creditors. We will distribute to all of our Public Stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest (subject to our obligations under Delaware law to provide for claims of creditors as described below).

We anticipate notifying the trustee of the trust account to begin liquidating such assets promptly after such date and anticipate it will take no more than 10 business days to effectuate such distribution. The holders of the founders’ shares have waived their rights to participate in any liquidation distribution from the trust account with respect to such shares. There will be no distribution from the trust account with respect to our warrants, which will expire worthless. We will pay the costs of any subsequent liquidation from our remaining assets outside of the trust account.

If we are unable to complete an initial business combination and expend all of the net proceeds of the Western IPO, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share redemption price would be $10.10. The proceeds deposited in the trust account could, however, become subject to claims of our creditors that are in preference to the claims of our Public Stockholders.

Our Public Stockholders shall be entitled to receive funds from the trust account only in the event of our failure to complete a business combination within the required time period, if the stockholders seek to have us convert or purchase their respective shares upon a business combination which is actually completed by us or upon certain amendments to our amended and restated certificate of incorporation prior to consummating an initial business combination. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our Public Stockholders at least $10.10 per share.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our Public Stockholders in connection with our initial business combination, this may be viewed or interpreted as giving preference to our Public Stockholders over any potential creditors with respect to access to or distributions from our assets.

Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying our Public Stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Current Charter

Our Current Charter contains certain requirements and restrictions that will apply to us until the consummation of our initial business combination. These provisions cannot be amended without the approval of the holders of 65% of our outstanding shares. If we seek to amend any provisions of our Current Charter that would affect our Public Stockholders’ ability to convert or sell their shares to us in connection with a business combination as described herein or affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete a business combination within the time period described in our Current Charter, we will provide any dissenting Public Stockholders with the opportunity to convert their public shares in connection with any such vote. This conversion right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer, director or director nominee, or any other person. The Sponsor and Western’s directors and officers have agreed to waive any conversion rights with respect to any founders’ shares, and any public shares they may hold in connection with any vote to amend our Current Charter. Specifically, our Current Charter provides, among other things, that:

●	we shall either (1) seek stockholder approval of our initial business combination at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed Business Combination or don’t vote at all, into their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable), or (2) provide our stockholders with the opportunity to sell their shares to us by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable), in each case subject to the limitations described herein;

●	if our initial business combination is not consummated by January 11, 2025, unless Western exercises its option to further extend such date, then we will redeem all of the outstanding public shares and thereafter liquidate and dissolve our company;
●	we may not consummate any other business combination, merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction prior to our initial business combination; and
●	prior to our initial business combination, we may not issue additional stock that participates in any manner in the proceeds of the trust account, or that votes as a class with the common stock sold in the Western IPO on an initial business combination.

The Western IPO prospectus and original charter provided that Western initially had until January 13, 2023 to complete its initial business combination. At a special meeting of Western’s stockholders held on January 6, 2023, Western’s stockholders approved a proposal to amend Western’s amended and restated certificate of incorporation, to extend the date by which Western must consummate a business combination from January 13, 2023 up to six times, each such extension for an additional one-month period to July 11, 2023, upon payments to the Trust Account of $10,000 for each month’s extension. Subsequently, the deadline was extended to January 11, 2025. Accordingly, Western will dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its Public Stockholders if Western does not consummate the Business Combination and fails to complete an initial business combination by January 11, 2025.

Facilities

We currently maintain our principal executive offices at 42 Broadway, 12th Floor, New York, NY 10004. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have one executive officer. This individual is not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. We presently expect our executive officer to devote such amount of time as he reasonably believes is necessary to run our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date this proxy statement/prospectus was filed.

EXECUTIVE OFFICERS AND DIRECTORS OF WESTERN

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Western before the Business Combination.

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
James Patrick McCormick	57	Chief Executive Officer,Chief Financial Officer, Treasurer, Secretary, and Director
Ryan Selewicz	32	Director

James Patrick McCormick

James P. McCormick was appointed to serve as the Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary of Western, effective as of December 27, 2023. He also was appointed to serve as a Director of Western, effective as of December 28, 2023. Mr. McCormick previously held numerous international general management and CFO roles as a member of British American Tobacco where he worked from March 1992 to January 2009. More recently he has served as Chief Operating Officer and Chief Financial Officer of KushCo Holdings Inc. from August 2017 to January 2019 and CEO of Ignite International Inc. from February 2019 to December 2019. He also served as a management consultant for UMBRLA, Inc. from December 2019 to September 2020, Redbird Bioscience from April 2021 to August 2021, Cars & Credit Master from November 2021 to December 2022, Abstrax Tech Inc. from January 2023 to April 2023, and Thought Leaders, Inc. since April 2023.

Mr. McCormick graduated from Eastern Illinois University with a B.S. in Finance and Accounting in 1988 and from Southern Illinois University Edwardsville, an MBA in 1992. He also is a Certified Public Accountant (CPA), Certified Management Accountant (CMA), and Certified Internal Auditor (CIA), all of which are currently inactive as he is no longer in private practice. We believe Mr. McCormick is well qualified to serve as a member of our board of directors because of his experience as an executive officer of various public companies, as well as his deep financial reporting and management experience and his broad industry experience.

Ryan Selewicz

Ryan Selewicz was appointed to serve as a Director of Western, effective as of January 18, 2023. Mr. Selewicz currently serves as the Vice President of E-Commerce at Greenlane Holdings, Inc., a seller of vaporizers and other products to businesses and consumers, where he oversees the company’s direct-to-consumer online businesses and the technology platforms that support those businesses. Prior to taking this role, Mr. Selewicz served as Greenlane’s Vice President of Technology Transformation following their merger with KushCo Holdings. In this role, Mr. Selewicz was responsible for the company’s enterprise systems and played a key role in the integration of the IT systems post-merger. Prior to their merger with Greenlane, Mr. Selewicz served as Executive Vice President of Technology at KushCo Holdings, Inc., where he was responsible for the company’s overall technology vision and strategy.

Director and Officer Resignations

Effective December 27, 2023, Western accepted Stephen Christoffersen’s resignation from his position as Chief Executive Officer of Western and William Lischak’s resignation as Chief Financial Officer of Western. In addition, effective December 28, 2023, each of Mr. Christoffersen, Mr. Lischak, Ade Okunabi, Robin Smith and Adam Stern resigned as members of the Board of Directors of Western. These individuals together composed the entire Board of Directors of Western. Each of the resignations was precipitated by a potential excise tax payable under the Inflation Reduction Act and their potential liability if Western were unable to pay it at the time the tax is due, and not as a result of any disagreements with Western or any matter relating to Western’s operations, policies, or practices.

Western subsequently appointed James P. McCormick, 57, to serve as the Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary of Western, effective immediately upon its acceptance of Mr. Christoffersen’s and Mr. Lischak’s resignations. In addition, Western by unanimous written consent, elected Mr. McCormick to serve as a member of Western’s Board of Directors, effective December 28, 2023. Mr. McCormick’s term will expire at Western’s next annual meeting of stockholders.

Ryan Selewicz was appointed as a member of the Board of Directors of Western, effective January 18, 2024. Western continues to review additional candidates to serve on its Board and plans to announce the appointment of additional directors in due course.

Director Independence

Nasdaq rules require that a majority of the board of directors of a company listed on Nasdaq must be composed of “independent directors.” An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Ryan Selewicz is an independent director under the Nasdaq Listing rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our board of directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Committees of the Board of Directors

We have three standing committees: an audit committee, a nominating committee, and a compensation committee. Each such committee is composed of solely independent directors.

Audit Committee

Effective January 11, 2022, we established an audit committee of the board of directors, in accordance with Section 3(a)(58)(A) of the Exchange Act. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. The current members of the Audit Committee are James Patrick McCormick and Ryan Selewicz. Mr. Selewicz meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act, but the other member, James Patrick McCormick, does not meet these standards. Upon the closing of the business combination, all of the members of the Audit Committee will be independent directors.

The audit committee is required to be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq’s listing standards. Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Each of Mr. McCormick, the chair of the Audit Committee, and Mr. Selewicz is financially literate, and Mr. McCormick is an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Annual Report on Form 10-K;
●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
●	discussing with management major risk assessment and risk management policies;
●	monitoring the independence of the independent auditor;
●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;
●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
●	appointing or replacing the independent auditor;
●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and
●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

During the fiscal year ended December 31, 2023, our audit committee held one meeting. Each of the audit committee members attended the meeting of the audit committee in fiscal year 2023, as well as the five regularly held meetings of the board of directors.

Nominating Committee

The Nominating Committee is currently composed of Mr. Selewicz as its sole member. Mr. Selewicz is an independent director under the Nasdaq listing standards. Upon the closing of the Business Combination, all of the members of the Nominating Committee will be independent directors. The Nominating Committee’s duties, which are specified in our Nominating Committee Charter, include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
●	reviewing and approving the compensation of all of our other executive officers;
●	reviewing our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
●	if required, producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than fees payable to A.G.P. as described in “Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations of Western – Contractual Obligations – Service Provider Agreements,” no compensation of any kind, including finders, consulting, or other similar fees, will be paid to any of our initial stockholders, our directors, or any of their respective affiliates, prior to or for any services they render in order to effectuate, the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of our initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Compensation Committee

The Compensation Committee is composed of Mr. McCormick and Mr. Selewicz. Mr. Selewicz is an independent director under the Nasdaq listing standards. Upon the closing of the business combination, all of the members of the Compensation Committee will be independent directors. The Compensation Committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
●	reviewing and approving the compensation of all of our other executive officers;
●	reviewing our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
●	if required, producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than fees payable to A.G.P. as described in “Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations of Western – Contractual Obligations – Service Provider Agreements,” no compensation of any kind, including finders, consulting, or other similar fees, will be paid to any of our initial stockholders, our directors, or any of their respective affiliates, prior to or for any services they render in order to effectuate, the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of our initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Code of Ethics

Effective January 11, 2022, Western adopted a code of ethics that applies to all of our executive officers, directors, and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We will provide, without charge, upon request, copies of our code of ethics. Requests for copies of our code of ethics should be sent in writing to 42 Broadway, 12th Floor, New York, NY 10004.

Conflicts of Interest

Investors should be aware of the following potential conflicts of interest:

●	None of Western’s directors and officers are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.
●	In the course of their other business activities, Western’s directors and officers may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Western’s directors and officers may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
●	Western’s directors and officers may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

●	Unless we consummate our initial business combination, our officers, directors and other insiders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the trust account.
●	The insider shares beneficially owned by Western’s directors and officers will be released from escrow only if our initial business combination is successfully completed. Additionally, if we are unable to complete an initial business combination within the required time frame, Western’s directors and officers will not be entitled to receive any amounts held in the trust account with respect to any of their insider shares or private warrants.

Further, Western Acquisition Ventures Sponsor LLC has agreed that the Founder Shares, Private Placement Units, Private Placement Shares and/or Private Placement Warrants will not be sold or transferred by it until after we have completed our initial business combination. For the foregoing reasons, our board may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effect our initial business combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;
●	the opportunity is within the corporation’s line of business; and
●	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Western’s Current Charter provides that:

●	we renounce any interest or expectancy in, or being offered an opportunity to participate in, any business opportunities that are presented to us or our officers, directors or stockholders or affiliates thereof, including but not limited to, the Sponsor and its affiliates, except as may be prescribed by any written agreement with us; and
●	Western’s directors and officers will not be liable to our company or our stockholders for monetary damages for breach of any fiduciary duty by reason of any of our activities or any of the Sponsor or its affiliates to the fullest extent permitted by Delaware law.

Western’s directors and officers are, and may in the future become, affiliated with other companies. The following table summarizes the relevant pre-existing fiduciary or contractual obligations of Western’s directors and officers other than the Sponsor, Western Acquisition Ventures Sponsor LLC:

In addition, our Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

To further minimize conflicts of interest, we have agreed not to consummate our initial business combination with an entity that is affiliated with any of officers, directors, or other insiders, unless we have obtained (i) an opinion from an independent investment banking firm that the business combination is fair to us and our unaffiliated stockholders from a financial point of view, and (ii) the approval of a majority of our disinterested independent directors (if any at such time). In no event will our insiders or any of the members of our management team be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WESTERN

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited and unaudited financial statements and the notes related thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

References in this section of this proxy statement/prospectus to “our,” “we,” “us,” or the “Company” refer to Western Acquisition Ventures Corp. References to our “management” or our “management team” refer to Western’s directors and officers, and references to the “Sponsor” refer to Western Acquisition Ventures Sponsor LLC. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements and the notes related thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

All statements other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements under this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this proxy statement/prospectus words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or the Company’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of many factors, including those set forth under “Risk Factors.”

Overview

We are a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses (a “Business Combination”). We intend to effectuate our Business Combination using cash from the proceeds of our initial public offering (“IPO”) and the sale of the placement units that occurred simultaneously with the completion of our IPO, our capital stock, debt or a combination of cash, stock, and debt.

We have identified an acquisition target and, as described in further detail below, executed a merger agreement with the intention of closing a Business Combination on or before the time allotted to do so. We expect to continue to incur significant costs in the pursuit of these acquisition plans and cannot assure you that we will be successful. The information that follows under the heading “Proposed Business Combination” and elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide information relevant to assess the Company from our management’s perspective regarding the Company.

Proposed Business Combination

Business Combination

On November 21, 2022, the Company., WAV Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Registrant (“Merger Sub”), which will be formed at, or prior to, closing, Cycurion, Inc., a corporation organized under the laws of Ontario (“Cycurion”), and Emmit McHenry as Cycurion stockholders’ representation (the “Stockholders’ Representative”), entered into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which, among other things, Cycurion will be merged with the Merger Sub (the “Merger,” and together with the other transactions related thereto, the “Proposed Transactions”), with Cycurion surviving the Merger as a wholly-owned subsidiary of Registrant. There is no guarantee that a merger will take place.

On April 26, 2024, the Parties amended and restated the Business Combination Agreement (the “Amended and Restated Business Combination Agreement”) to amend, among other things, certain economic terms at the closing of the Business Combination and the Termination Date to complete the Business Combination, from December 31, 2023 to December 31, 2024.

On December 31, 2024, the Parties entered into an amendment to the Amended and Restated Business Combination Agreement to extend the Termination Date from December 31, 2024 to April 11, 2025.

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, the Sponsor, a Delaware limited liability company, delivered the Support Agreement, pursuant to which, among other things, Sponsor agreed to vote in favor of the Merger and the transactions contemplated by the Merger Agreement.

Stockholder Support Agreement

Contemporaneously with the execution of the Merger Agreement, certain officers and directors of the Company delivered Support Agreements, pursuant to which, among other things, the Company stockholders agreed to vote in favor of the Merger and the transactions contemplated by the Merger Agreement. In addition, the Company agreed to use its best efforts to obtain additional Support Agreements from certain of its stockholders.

Registration Rights Agreement

In connection with the Closing, Cycurion, the Company, and certain of their respective stockholders will enter into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Combined Company will be required to file a registration statement covering the resale of registrable securities held by the stockholder’s party thereto.

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by mutual written consent of Cycurion, as applicable, and Company and in certain other limited circumstances, including if the Merger has not been consummated by January 11, 2025. Either the Company or Cycurion may also terminate the Merger Agreement if certain Proposals fail to receive the requisite vote for approval and other conditions, as defined in the Merger Agreement are not met. If the Merger Agreement is terminated, the Merger Agreement, and all above agreements, will become void, and there will be no liability under the Merger Agreement on the part of any party thereto, except as set forth in the Merger Agreement.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities for the three and nine months ended September 30, 2024 were organizational activities and the search for a prospective Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination at the earliest. We generate non-operating income in the form of interest income from the proceeds of the IPO placed in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.

For the three months ended September 30, 2024, we had a net loss of $375,004 This consisted of professional fees, general and administrative expenses and franchise taxes.

For the three months ended September 30, 2023, we had a net loss of $253,633. This consisted of $256,970 in professional fees, general and administrative expenses, income tax expense and franchise taxes and $48,576 of interest income on marketable securities in the Trust Account and $45,239 of change in fair value of the forward purchase agreement.

For the nine months ended September 30, 2024, we had a net loss of $670,325. This consisted of $1,208,217 in professional fees, general and administrative expenses, income tax expense and franchise taxes, $127,224 of Expense related to Non-Redemption Agreement offset by $665,116 of change in fair value of the forward purchase agreement.

For the nine months ended September 30, 2023, we had a net loss of $757,781. This consisted of $876,968 in professional fees, general and administrative expenses, income tax expense and franchise taxes and $331,690 of interest income on marketable securities in the Trust Account and $212,503 of change in fair value of the forward purchase agreement.

Liquidity and Capital Resources

As of September 30, 2024, we had $45,150 in restricted cash available exclusively for payment of current tax liabilities. As of September 30, 2024, we had a working capital deficit of $3,664,323. The Company’s liquidity is to be satisfied through the proceeds from loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties held outside of the Trust Account. The Company’s officers, directors, and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

For the nine months ended September 30, 2024, net cash used in operating activities was $511,636, which is primarily due to a net loss of $670,325, change in fair value of forward purchase agreement of $665,116, expense related to the Issuance of non-redemption agreements of $127,224 and changes in operating assets and liabilities of $696,581. Net cash provided by investing activities was $508,502 which was due to the withdrawal from the Trust Account in connection with redemption of $620,636 and withdrawal from Trust Account to pay franchise and income taxes of $72,866, partially offset by $185,000 cash paid in connection with Cycurion promissory note. Net provided by financing activities was $39,633 which was due to the payment made for the redemption of shares of $620,636 offset by proceeds from loan payable of $354,269, proceeds from sponsor promissory note of $230,000 and proceeds from sponsor advance of $76,000.

For the nine months ended September 30, 2023, net cash used in operating activities was $646,799, which is primarily due to a net loss of $757,781, change in fair value of forward purchase agreement of $212,503, interest income on marketable securities of $331,690, and changes in operating assets and liabilities of $230,169. Net cash provided by investing activities was $114,269,494 which was due to the withdrawal from the Trust Account to pay redeeming stockholders of $114,329,594 and $60,100 deposited into the Trust Account. Net provided by financing activities was $114,129,594 which was due to the payment made for the redemption of shares of $114,329,594 offset by proceeds from loan payable of $200,000.

We have incurred, and expect to continue to incur, significant costs in pursuit of our acquisition plans. We may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of public shares upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution described in Note 1 to the unaudited consolidated condensed financial statements included in this proxy statement/prospectus, should the Company be unable to complete a Business Combination, raises substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance of these financial statements.

JOBS Act

The Jumpstart Our Business Startup Act (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of executive compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Off-Balance Sheet Financing Arrangements

Contractual Obligations

Registration Rights

The holders of Founder Shares, Private Placement Units and units that may be issued upon conversion of working capital loans, if any, are entitled to registration rights pursuant to a registration rights agreement that was signed on the date of the IPO. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On January 14, 2022, the underwriters fully exercised their over-allotment option and purchased 1,500,000 Units at $10.00 per Unit.

The underwriters were paid an underwriting fee of $500,000 at the closing of the IPO. As an additional underwriting fee, on June 16, 2021, the Sponsor transferred 1,207,500 of the Founder Shares to an affiliate of A.G.P. for $7,000. On November 22, 2021, the Company effected a 2 for 3 reverse stock split of its common stock, and A.G.P. sold back to the Sponsor 55,000 Founder Shares for $478, such that A.G.P. owns 750,000 Founder Shares.

Business Combination Marketing Agreement

The Company entered into a business combination marketing agreement on January 11, 2022 with A.G.P. (the "Business Combination Marketing Agreement") whereby A.G.P. is to act as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholders’ approval for a Business Combination, and assist the Company with its press releases and public filings in connection with a Business Combination. The Company was to pay A.G.P. a fee for such marketing services upon the consummation of a Business Combination in an amount equal to 4.5% of the gross proceeds of the IPO, or $5,175,000 in the aggregate (exclusive of any applicable finders’ fees that might become payable). The Business Combination Marketing Agreement will be terminated upon entry into the Advisory Agreement (described below).

Service Provider Agreements

Western plans to enter into advisory agreements with certain of its service providers to fund its obligations in shares of common stock instead of cash.

Advisory Agreement with A.G.P. Western plans to enter into an advisory agreement with A.G.P. (the “Advisory Agreement”), pursuant to which Western shall pay A.G.P. a total transaction fee equal to $2,500,000 (the “Transaction Fee”) upon the closing of the Business Combination. The Transaction Fee will be payable in the form of preferred shares of the Combined Company that are convertible into 500,000 shares of the Combined Company’s common stock (such preferred shares or the common into which they convert, the “Transaction Fee Shares”), for a price per share of common stock equal to $5.00. A portion of the Transaction Fee Shares shall be subject to forfeiture and return to the Company for cancellation once A.G.P. converts and sells Transaction Fee Shares generating sales proceeds (excluding commissions) of $2,500,000.

The Transaction Fee Shares shall be subject to a lock-up ending on the earlier of (i) the date on which 75% of the outstanding Series B Preferred Stock is converted into shares of the Combined Company’s common stock and (ii) three months from the Closing date (the “Lock-Up Termination Date”). After the Lock-Up Termination Date, A.G.P. may convert the Transaction Fee Shares and sell them subject to a leak-out provision that limits A.G.P.’s sales of Transaction Fee Shares on any given date to 10% of the cumulative trading volume of the common stock for such date (including pre-market, market and post-market trading) as reported by Bloomberg, LP. This restriction shall remain in effect beginning on the Lock-Up Termination Date and ending on the date on which

100% of the Series B Preferred Stock outstanding as of the closing is converted into shares of the Combined Company’s common stock.

Upon the execution of the Advisory Agreement, that certain Business Combination Marketing Agreement, dated January 11, 2022, between Western and A.G.P. in which Western and Cycurion shall cause the Combined Company to issue to A.G.P. 250,000 shares of common stock of the Combined Company in full satisfaction of the fees, shall be terminated and such shares of common stock extinguished in their entirety.

Other Service Providers. In addition, Western entered into revised arrangements with certain of its service providers, under which Western agrees to pay approximately $1.25 million of its obligations in shares of the Combined Company’s common stock, which will be issued at a price per share equal to $5.00, or total of 250,000 shares of the Combined Company; provided that once a given service provide has completed sales of its shares that generate sales proceeds (excluding commissions) equal to the amount owing to that service provider, its remaining shares shall be returned to the Combined Company.

Loan Payable

On July 27, 2023, the Company entered into a promissory note with Cycurion for $200,000, pursuant to which the Company can borrow up to an aggregate principal amount of $200,000. The Promissory Note, with an interest rate of 5% per annum is payable upon the sooner of the consummation of the Business Combination with Cycurion, or January 11, 2024. If the Company defaults on the loan, or the business combination does not occur, the Company will owe all principal and accrued interest thereto to Cycurion. Cycurion may not seek recourse against any money held in the Trust Account established pursuant the Borrower’s investment management trust agreement, dated as of January 11, 2022, as amended, by and between the Company and Equiniti Trust Company, nor any of the Company’s directors, officers, and any affiliate. As of September 30, 2024, the Company has borrowed $554,269 and accrued approximately $21,906 in interest. As of December 31, 2023, the Company has borrowed $200,000 and accrued approximately $4,222 in interest. On January 26, 2024, the Company and Cycurion amended the Promissory Note to increase its amount to $300,000 and extend the maturity date to the earlier of the consummation of the Business Combination or April 11, 2024. On April 4, 2024, the Company and Cycurion amended the Promissory Note to extend the maturity date to the earlier of the consummation of the Business Combination or July 11, 2024. On May 3, 2024, the Company and Cycurion amended the Promissory Note to increase its principal amount to $554,269. On July 2, 2024, the Company and Cycurion amended the Promissory Note to extend the maturity date of this note to the earlier of the consummation of the Business Combination or January 11, 2025. On October 9, 2024, the Company and Cycurion amended the Promissory Note to extend the maturity date of this note to the earlier of the consummation of the Business Combination or January 11, 2025.

Forward Purchase Agreement

On January 10, 2023, the Company, Cycurion, and Alpha, entered into a Forward Share Purchase Agreement (the “FPA”). Prior to effecting the FPA, Alpha had purchased shares from an unaffiliated party which had elected to redeem 300,000 shares of Common Stock, par value $0.0001 per share (such purchased Shares, the “Recycled Shares”.) Under the terms of the FPA, once the proposed Business Combination is effective, and twelve months (or six to nine months if submitted in writing to the Company) have elapsed, Alpha may elect to sell and transfer to the Company up to that number of shares that are then held by Alpha, and the Company shall purchase from Alpha, up to that number of shares that are then held by Alpha, but not to exceed 300,000 shares in the aggregate unless otherwise agreed to in writing by all parties, at a price per share equal to the Redemption Price (as defined in the charter.)

The FPA provides that subject to conditions under the FPA on the date that is 12 months after the closing of the Business Combination (the “BC Closing”); provided that, Alpha, at Alpha’s sole discretion, may accelerate such date to any of six (6) months after the BC Closing and nine (9) months after the BC Closing by providing notice to WAVS of its election to so accelerate at least two (2) calendar days prior to such date (any such date, the “Put Date”), Alpha may elect to sell and transfer to WAVS up to that number of Shares that are then held by Alpha, but not to exceed 300,000 Shares in the aggregate at a price per Recycled Share equal to the Redemption Price (as defined in Section 9.2(a) of the Current Charter) (the “Shares Purchase Price”). The Put Date may be accelerated by Alpha if (i) the Shares are delisted from the New York Stock Exchange of NASDAQ, (ii) the Agreement is terminated for any reason after the date redemption requests are due in connection with the stockholder vote to approve the Business Combination, or (iii) during any 30 consecutive trading day period following the closing of the Business Combination, the VWAP Price (as defined below) for 20 trading days during such period shall be less than $3.00 per Share. For purposes of this Agreement, the “VWAP Price” per Share shall be determined for any trading day or any specified trading period using the Rule 10b-18 volume weighted average price per share of Common Stock as reported via a Bloomberg Terminal. The FPA also provides that WAV shall reimburse Alpha for all reasonable and necessary brokerage commissions incurred in connection with the Alpha’s acquisition of

Shares, in an amount not to exceed $0.05 per Share and $0.02 per disposition of each Share (see Note 6 to the unaudited consolidated condensed financial statements).

On January 22, 2024, the Company terminated this Forward Purchase Agreement.

ELOC

On April 11, 2024, Western and Cycurion entered into two binding term sheets with certain private investors, pursuant to which each set of investors could acquire up to $25 million of shares of common stock of the Combined Company. The purchase price shall be 93% of the lowest daily volume-weighted average price (“VWAP”) of the Combined Company’s common stock during the three (3) days following the purchase notice date. The purchase limit shall be the least of (i) 75% of the average daily trading volume over the five (5) trading days before the Purchase Notice Date, (ii) 25% of the daily trading volume on the Purchase Notice Date, and (iii) $500,000. At no time may the investors hold or be required to take a beneficial ownership position that exceeds 4.99% of the outstanding common stock, unless waived by the investors.

The number of shares issued to the investors will be based on a share price that is calculated using the 5-day VWAP beginning on the date that the resale registration statement is declared effective, subject to a floor price of $0.50. The investors will be subject to a leak-out of the shares of no more than 20% of the daily trading volume. The Combined Company seeks stockholder approval in this proxy statement/prospectus to issue more than 19.99% of the common stock outstanding as of the Effective Time of the Business Combination. In the term sheets, the parties thereto agreed to enter into definitive documentation no later than May 31, 2024 (the “Outside Date”) and, because such documentation was not entered by the Outside Date through no fault of the investors, the investors have the right, but not the obligation, to demand immediate repayment of an amount equivalent to 110% of their investment in the Series B Convertible Preferred Stock. As of the date of this Registration Statement, none of the investors has made any such demand; but, there is no assurance that the investors will not declare a default. If (a) the Business Combination does not occur for any reason, (b) the Combined Company Securities are not registered on this Registration Statement in connection with the Business Combination, or (c) the investors elect to have Combined Company Securities registered on the Resale Registration Statement and such securities have not been registered on either this Registration Statement or the resale registration statement within the timeframes set forth in the term sheets, then, consistent with the terms and conditions contained in the securities purchase agreement, pursuant to which the investors purchased their shares of Series B Convertible Preferred Stock, Western or the Combined Company, as relevant, must repay the investors an amount in cash equal to 120% of the investors’ investment in the Series B Preferred Stock and all of the Combined Company Securities held by investors will then be automatically redeemed and retired. Western and Cycurion are in discussions with the counterparties to terminate the binding term sheets or have a new investor replace the existing counterparties.

Employment Agreements

On December 27, 2023, we entered into an employment agreement with James P. McCormick whereby the Company agreed to pay a total of $125,000 of total compensation annually, including $40,000 in cash and $85,000 in stock payment.

On October 30, 2024, we entered into an amendment to the employment agreement with James P. McCormick whereby the Company agreed to pay total compensation of $200,000, including $40,000 in cash at the closing of the Business Combination and the remaining $160,000 in cash from the proceeds that the Company receives from any capital raising transaction following the closing of the Business Combination, including the proceeds from an ELOC to be entered into by and among the Company, Cycurion and the investors named therein; provided that the Company shall only be obligated to apply up to 15% of the proceeds from each capital raise until Mr. McCormick’s compensation of $200,000 has been paid in full.

Critical Accounting Estimates

Derivative liabilities - Forward Purchase Agreement

The Company accounts for its Forward Purchase Agreement (“FPA”) (see Note 6 to the unaudited consolidated condensed financial statements) in accordance with the guidance contained in ASC 815-40, “Derivatives and Hedging”, under which the FPA does not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classified the FPA as a liability at its fair value and adjusts the FPA to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. The FPA is valued using PWERM and certain components of the FPA are valued under the Monte Carlo model.

Recent Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 - Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its unaudited consolidated condensed financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for annual periods beginning after December 15, 2024. The Company is still reviewing the impact of ASU 2023-09.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited consolidated condensed financial statements.

Change in Auditor

On July 10, 2024, the Company dismissed its previous independent accounting firm, Marcum LLP (“Marcum”), and engaged WWC, P.C. (“WWC”) as its independent auditor.

Before the engagement of WWC, the Company did not consult with WWC regarding the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered by WWC on the Company’s financial statements, and WWC did not provide any written or oral advice that was an important factor considered by WWC in reaching a decision as to any such accounting, auditing or financial reporting issue, and the Company did not consult with WWC regarding any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

Marcum’s reports on the Company’s financial statements for the fiscal years ended December 31, 2023 and December 31, 2022, as previously publicly disclosed, contained no adverse opinions or disclaimers of opinions and were not qualified or modified as to uncertainty, audit scope, or accounting principles (which contains an explanatory paragraph concerning Western’s ability to continue as a going concern, as described in Note 1 to the financial statements).

During the fiscal years ended December 31, 2023 and December 31, 2022, and the subsequent period through July 10, 2024, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreement in Marcum’s reports on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Marcum with a copy of the foregoing disclosure before its filing with the SEC and requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter from Marcum dated July 12, 2024 is attached as Exhibit 16.1 to this proxy statement/prospectus.

Subsequent Events

On October 9, 2024, the Company, the Sponsor and RiverNorth entered into a non-redemption agreement whereby the Sponsor plans to transfer to RiverNorth 5,000 shares each month over the next three months for agreeing not to redeem the 99,800 that it currently holds prior to the business combination.

Subsequent to the approval by its stockholders of the Sixth Amendment (the “Sixth Charter Amendment”) to the Second Amended and Restated Certificate of Incorporation of the Company on October 9, 2024, the Company filed the Sixth Charter Amendment with the Delaware Secretary of State on October 9, 2024. The Sixth Charter Amendment extends the date by which the Company must consummate a business combination, from October 11, 2024 to January 11, 2025.

On October 9, 2024, the Company and Cycurion amended the Promissory Note to extend the maturity date of this note to the earlier of the consummation of the Business Combination or January 11, 2025.

On October 30, 2024, we entered into an amendment to the employment agreement with James P. McCormick whereby the Company agreed to pay total compensation of $200,000, including $40,000 in cash at the closing of the Business Combination and the remaining $160,000 in cash from the proceeds that the Company receives from any capital raising transaction following the closing of the Business Combination, including the proceeds from an ELOC to be entered into by and among the Company, Cycurion and the investors named therein; provided that the Company shall only be obligated to apply up to 15% of the proceeds from each capital raise until Mr. McCormick’s compensation of $200,000 has been paid in full.

On December 31, 2024, the Company, Cycurion and other parties to the Business Combination Agreement entered into an amendment to the Business Combination Agreement to extend the date by which the parties must consummate the Business Combination to April 11, 2025.

INFORMATION ABOUT CYCURION

This summary contains certain information about us, this Offering, and selected information contained in this Prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the Shares. For a more complete understanding of the Company and this Offering, please read and consider the more detailed information in the Form S-1 and this Prospectus that we filed with the Commission, including “Risk Factors” and the financial statement and related notes. Unless we specify otherwise, all references in this Prospectus to “we,” “our,” “us,” and the “Company” refer to Cycurion, Inc. and our subsidiaries.

Company Overview

We were originally incorporated as KAE Holdings, Inc., under the laws of the State of Delaware in October 2017, with the purpose of acquiring and holding operating entities in the cybersecurity industry. On July 14, 2020, we changed our corporate name from KAE Holdings, Inc. to Cyber Secure Solutions, Inc., and, on February 24, 2021, to Cycurion, Inc.

We have three wholly-owned subsidiaries: (i) Axxum Technologies LLC (“Axxum”), a Virginia limited liability company formed in December 2006, (ii) Cloudburst Security LLC (“Cloudburst”), a Virginia limited liability company formed in January 2007, and (iii) Cycurion Innovation, Inc., a Delaware corporation formed in September 2021, in connection with our acquisition of assets from Sabres Security Ltd. (“Sabres”), a leading Israeli-based cyber security provider.

In December 2021, we entered into an assignment agreement (the “SLG Assignment Agreement”) with SLG Innovation Inc. (“SLG”), an Illinois corporation formed in January 2010, pursuant to which SLG agreed to assign to us certain of the state and local government contracts regarding which we have been serving as its subcontractor. In connection with the transactions contemplated by the SLG Assignment Agreement, we currently intend to form a new wholly-owned subsidiary. SLG is fully bound by the terms and provisions of the SLG Assignment Agreement, although we are permitted to terminate the SLG Assignment Agreement and to abandon the transactions contemplated thereby any time for any reason or for no reason prior to the Commitment Date of March 31, 2022, with no further obligations on our part. As of the date of this proxy statement/prospectus, although we reserve the right to modify the terms and provisions of the SLG Assignment Agreement, we do not currently expect to terminate it and currently expect to close the transactions contemplated upon closing the de-spac transaction. Each of the agreements that SLG has agreed to assign to us has a provision that provides the counterparty to such agreement with a right to approve an assignment prior to its effectiveness. If an approval is not forthcoming, then the provisions of the SLG Assignment Agreement permit us to reject the assignment of that specific agreement. Upon such occurrence, SLG and we would reduce the consideration that we would otherwise tender to SLG.

The SLG Assignment Agreement superseded our now canceled May 2021 Agreement and Plan of Merger (the “Canceled SLG Acquisition Agreement”) with SLG, under which we would have acquired SLG’s assets and certain of its liabilities. Similar to the SLG Assignment Agreement, our counterparties were bound to the transactions contemplated by the Canceled SLG Acquisition Agreement and we were specifically permitted to terminate the Canceled SLG Acquisition Agreement and to abandon the transactions contemplated thereby for any reason or for no reason in our sole and absolute discretion prior to the Commitment Date of December 31, 2021, with no further obligations on our part.

Our Business

Cycurion provides precision innovative custom solutions for your organization by adapting our superior knowledge base and government-level experience to create dynamic solutions to best serve our client’s information technology and cybersecurity needs. We assess, secure, and advise your organization by leveraging our government proven, cutting edge techniques, custom tools, and extensively knowledgeable personnel to revolutionize the client’s cybersecurity posture.

Cycurion is committed to surpassing expectations and delivering incomparable value to our clients and partners. We achieve this goal by providing Network Communications and Information Technology Security services and solutions that are custom-tailored to your environment, as well as your level of need. Cycurion is built on a foundation of experts in Network Communications and Information Technology who possess unrivaled security expertise and experience. We are committed to hiring the most knowledgeable professionals in order to expand and reinforce our team of experts, leveraging world-class talent to improve and expand upon our already vast understanding of this environment. We pride ourselves on having the capability and resources to successfully implement a management strategy that delivers the solutions you need to stay within budget and on schedule.

We deliver high-quality, cybersecurity solutions to federal government civilian, defense, and judicial agencies in addition to commercial clients across a variety of industries. We, through our operating subsidiaries and strategic partnerships, have numerous prime and subcontracts with key government agencies. Our growth engine is driven by organic business solutions and strategic acquisitions of cybersecurity services and technology providers. Cycurion leverages its highly skilled workforce to access, secure and advises its clients to improve their cyber security posture. Cycurion’s ability to identify and implement customized solutions is core to driving Cycurion’s continued growth. We measure our business success through the following key performance indicators: Gross Profit Margin, Average Number of Customer Operating Income and Net Income. The ability to grow our customer base and improve these metrics are drivers to our business strategy.

Key Performance Indicators

	2023	Margin	2022	Margin
Gross Profit ($)	2,643,060	13.7%	2,390,832	14.4%
Operating Income ($)	326,411	1.7%	(166,572)	(1.0)%
Net Income ($)	(2,097,013)	(10.8)%	(1,537,808)	(9.3)%

	Total		Total
Number of Customers	38		33

Our Subsidiaries

Axxum Technologies LLC

Organized in the Commonwealth of Virginia on December 29, 2006, Axxum is a cybersecurity provider with successful assignments within the multiple sub-agencies of the Department of Homeland Security (“DHS”). We acquired Axxum in November 2017. Following our acquisition, we continued Axxum’s core operations of providing contractor services to its existing federal government customer base, while leveraging our existing processes and tools to expand its commercial footprint.

Axxum has the specialized skills and experience to provide a strategy and tactics to help organizations defend against cyber-attacks and implement a secure network infrastructure. Our team has extensive experience implementing cybersecurity solutions against internal and external threats to the health of our clients’ networks. Axxum’s information security focus produces several key benefits:

●	Agile Client Focus: Axxum’s projects are overseen directly by its program managers, all of whom have information security backgrounds and are fully authorized to promptly implement client requirements throughout the performance life cycle.
●	Streamlined and Process Focused: Axxum’s streamlined infrastructure leverages ISO quality standards integrated with emerging and established technologies, allowing it to engineer innovative solutions without building in excessive overhead.
●	Outstanding Personnel: Axxum has a reputation of employing cybersecurity experts.

Cloudburst Security LLC

Organized in the Commonwealth of Virginia on January 12, 2007, Cloudburst specializes in providing a full spectrum of high-quality, innovative cybersecurity services to both government and commercial organizations, such as banking and financial; education and schools; energy; critical infrastructure and supervisory control and data acquisition (“SCADA”); healthcare; and manufacturing. Cloudburst’s mission is to help our clients — of all sizes and mission types — protect their integral data and information assets, so that they can focus on their core competencies.

We focus on providing tailored solutions that leverage the industry’s best minds and technologies to predict, protect, detect, respond, and sustain our clients from the latest evolving cyber threats. We acquired Cloudburst in April 2019.

Cycurion Innovation, Inc.

Our Cycurion Security Platform’s line of products allows our customers to improve their cyber posture with its Multi-Dimensional Protection (“MDP”) SaaS platform. This platform efficiently bundles and easily implements the external protection of a

Web Application Firewall (WAF) and the internal protection of Bot Mitigation. Bot Mitigation is the reduction of risk to applications, Application Program Interfaces (APIs), and backend services from malicious bot traffic that fuels common automated attacks, such as Distributed Denial of Service (DDoS) campaigns and vulnerability probing. The costs of single-layer security can be measured in terms of money, time, and risk, as well as the damage wrought by a data breach, which millions of businesses experience each year. Through this interaction of the WAF and Bot Mitigation, the MDP is able to reinforce these layers of security and generate new security layers in real time in response to emerging threats. This process is directed by our Cycurion Security Platform’s proprietary, cloud-based artificial intelligence (“AI”) algorithm. Crucially, the AI underpinning the MDP platform is constantly evolving to counter new threats. Through a crowdsourcing process, the cloud-based MDP learns from every threat to any protected application and uses that newly acquired knowledge to protect all MDP clients better.

Subcontractor — prime contractor relationship

SLG Innovation, Inc.

We are currently a subcontractor for several keystone contracts held by SLG. The SLG team has an average of over 25 years of experience in the development, planning, implementation, and management of information systems. SLG’s leadership team offers years of combined success in answering the needs of Governments Agencies and Healthcare organizations across the country.

The SLG team has worked nationally, as it has served over 25 Department of Health and Human Services agencies, all 50 state governments, and over 250 local governments. Since SLG’s inception, it has primarily focused on customers in the middle of the country. The team of professionals has successfully delivered Information Technology, Project Management, and Subject Matter Services to key health and human service projects, including, but not limited to, state Medicaid programs in Illinois, Indiana, Nebraska, and Tennessee, the Indiana Division of Aging, Illinois Early Intervention, University of Illinois Division of Specialized Care for Children, the Multiple Myeloma Research Foundation, and many more.

We established a subcontractor — prime contractor relationship with SLG in fall 2017, where we serviced several government agencies and commercial customers, State of New Mexico, Cognizant, KPMG, and University of Illinois in support of SLG.

SLG Acquisition Agreement

On April 25, 2023, SLG and we executed a Term Sheet (the “SLG Term Sheet”), pursuant to which SLG agreed to be acquired by us. The Term Sheet contained all of the material terms and conditions of two proposed interrelated transactions. To effectuate the two transactions contemplated by the SLG Term Sheet, we will form two subsidiaries, which, upon formation, will initially be wholly owned by us. If, when, and as the transactions contemplated by the Term Sheet are consummated, SLG would merge with and into one of the subsidiaries and survive, thereby becoming a wholly-owned subsidiary of ours. Because certain of the agreements to which SLG is the prime contractor require that the majority owner of the prime contractor be a resident of the City of Chicago or of Cook County (depending on the contract), contemporaneously with the consummation of the first of the two transactions, (i) SLG will divest itself of those agreements with the residency requirements, (ii) the second newly formed subsidiary will assume those agreements, (iii) we will assign to Mr. Ed Burns a 51% interest in that newly formed subsidiary, and (iv) that subsidiary and we will enter into a Management Agreement, the economic terms and management/ control terms of which are intended to be the equivalent of complete ownership of that then 49% owned subsidiary. Mr. Ed Burns is currently the 51% owner of SLG and a resident of the City of Chicago. The SLG Term Sheet provides that, if, when, and as the transactions contemplated thereby are consummated, the two current owners of SLG will be issued an aggregate of 996,355 shares of Cycurion common stock. Because the transactions contemplated by the SLG Term Sheet will not be consummated, if at all, until subsequent to the completion of the Business Combination, the equity to be received by the two current owners of SLG will be adjusted by the Cycurion common stock-into-shares of New Cycurion Common Stock ratio.

As amended by the parties, initially effective as of November 29, 2023, and subsequently effective as of April 29, 2024, August 16, 2024 and December 31, 2024, the SLG Term Sheet expires on the soonest of (i) closing of the transactions contemplated thereby, (ii) April 11, 2025, if the transactions contemplated thereby have not closed by then, (iii) Cycurion’s termination thereof, and (iv) the mutual termination by all of the parties thereto. Notwithstanding anything to the contrary contained therein, Cycurion may terminate its obligations under the SLG Term Sheet and the transactions contemplated hereby for any reason or for no reason without any further obligations and without any liability at any time through and including April 11, 2025. The SLG Term Sheet, as amended, consensually superseded, as noted therein, Cycurion’s previous “unidirectional” agreement with SLG. As of the date this proxy statement/prospectus was filed, we do not currently expect to terminate the transactions contemplated by the SLG Term Sheet and currently expect to close the transactions contemplated upon closing the de-spac transaction. In connection with the amended SLG

Term Sheet, the two current owners of SLG will be issued additional shares of Cycurion capital stock: one million dollars of Cycurion common stock, which will be granted as shares of Cycurion preferred stock that will be convertible within 18 months of the completion of the Business Combination.

The foregoing brief summary description of certain terms and provisions of the SLG Term Sheet does not purport to be complete and is qualified in its entirety by reference to the full text of the SLG Term Sheet, a copy of which is attached to this proxy statement/prospectus as Exhibit 10.21 and the full text of the two SLG Term Sheet Amendments, a copy of each of which is attached to this proxy statement/prospectus as Exhibits 10.21a, 10.21b, 10.21c and 10.21d, respectively. Readers are encouraged to read those Exhibits in full for a more comprehensive understanding of the transaction contemplated by the SLG Term Sheet.

RCR Technology Corporation (“RCR”) performs certain services for SLG in its role as an SLG subcontractor and, in that context, became a creditor of SLG. In connection with the transactions contemplated by the SLG Term Sheet, on April 25, 2023, Cycurion and RCR also entered into a term sheet (the “RCR Term Sheet”) for a distinct, but related transaction. The RCR Term Sheet contemplates a transaction, pursuant to which RCR will sell to Cycurion all of the accounts receivable of SLG in favor of RCR (but for those accounts that are less than 90 days old as of the date of consummation of the contemplated transaction). The consummation of the transactions contemplated by the RCR Term Sheet is contingent upon the consummation of the transactions contemplated by the SLG Term Sheet. The RCR Term Sheet provides that, if, when, and as the transactions contemplated thereby are consummated, RCR will be issued an aggregate of 486,026 shares of Cycurion common stock. Because the transactions contemplated by the RCR Term Sheet will not be consummated, if at all, until subsequent to the completion of the Business Combination, the equity to be received by RCR will be adjusted by the Cycurion common stock-into-shares of New Cycurion Common Stock ratio.

Further, as amended by the parties, initially effective as of November 29, 2023, and subsequently effective as of April 29, 2024, August 16, 2024 and December 31, 2024, the RCR Term Sheet expires on the soonest of (i) closing of the transactions contemplated thereby, (ii) April 11, 2025, if the transactions contemplated thereby have not closed by then, (iii) Cycurion’s termination thereof, and (iv) the mutual termination by all of the parties thereto. Notwithstanding anything to the contrary contained therein, Cycurion may terminate its obligations under the RCR Term Sheet and the transactions contemplated hereby for any reason or for no reason without any further obligations and without any liability at any time through and including April 11, 2025. As of the date this proxy statement/prospectus was filed, we do not currently expect to terminate the transactions contemplated by the RCR Term Sheet, as amended, and currently expect to close the transactions contemplated upon closing of the de - spac transaction.

The foregoing brief summary description of certain terms and provisions of the RCR Term Sheet does not purport to be complete and is qualified in its entirety by reference to the full text of the RCR Term Sheet, a copy of which is attached to this proxy statement/prospectus as Exhibit 10.22 and the full text of the RCR Term Sheet Amendments, a copy of each which are attached to this proxy statement/prospectus as Exhibit 10.22a, 10.22b and 10.22c. Readers are encouraged to read that Exhibit in full for a more comprehensive understanding of the transaction contemplated by the RCR Term Sheet.

Acquisition of Technology

On August 17, 2021, we entered into an asset purchase agreement to acquire certain technology assets of Sabres, a leading Israeli-based cyber security provider. As part of the asset purchase agreement, we acquired Multi-Dimensional Protection, Web Application Firewall and Bot Mitigation SaaS platforms, and their associated intellectual property. The transaction closed on September 30, 2021, and we have integrated the SaaS platforms into our existing services offerings.

Our Cycurion Security Platform’s (formerly Sabres’) line of products allows our customers to improve their cyber posture with its MDP SaaS platform. This platform efficiently bundles and easily implements the external protection of a Web Application Firewall (WAF) and the internal protection of Bot Mitigation. Bot Mitigation is the reduction of risk to applications, Application Program Interfaces (APIs), and backend services from malicious bot traffic that fuels common automated attacks, such as Distributed Denial of Service (DDoS) campaigns and vulnerability probing. The costs of single-layer security can be measured in terms of money, time, and risk, as well as the damage wrought by a data breach, which millions of businesses experience each year. Through this interaction of the WAF and Bot Mitigation, the MDP is able to reinforce these layers of security and generate new security layers in real time in response to emerging threats. This process is directed by our Cycurion Security Platform’s (formerly Sabres’) proprietary, cloud-based AI algorithm. Cycurion does not have AI processing in the production version of the software. That version is in the testing and evaluation phase. We expect to move the production in quarter three of 2024. Through a crowdsourcing process, the cloud-based MDP learns from every threat to any protected application and uses that newly acquired knowledge to protect all MDP clients better.

Properties

We do not own any properties. Our principal executive office is located at 1640 Boro Place, Fourth Floor, McLean, Virginia 22102. Our executive office is shared with our subsidiaries, and houses our management team, cybersecurity engineers, support staff, and sales and customer service teams.

Due to the nature of our business and the professional services we offer, a majority of our employees work on client sites or remotely. Our offices do not require any state or regulatory permits. We currently believe that our existing facilities are suitable, but we may need additional space in the future to accommodate our anticipated growth. We believe that such space will be available to us when required and on commercially reasonable terms.

Employees

As of the date of this proxy statement/prospectus, we have 52 full-time employees and 0 part-time employees.

Legal Proceedings

On October 30, 2020, the former owners of Cloudburst filed a Complaint in the Circuit Court of Fairfax County, Commonwealth of Virginia, styled, Andrea Suzara Bennett and Adam W. Bennett Plaintiffs v. KAE Holdings, Inc., Case No. 2020 17025. In the Complaint, plaintiffs alleged the following counts: Breach of Contract — Andrea Bennett and Breach of Contract — Adam Bennett. Plaintiffs are seeking compensatory damages in the aggregate amount of approximately $1,000,000 plus interest. On January 15, 2021, we answered the Complaint, denied the allegations, and alleged certain counterclaims: (i) Breach of Contract — all Counterclaim Defendants, (ii) Fraudulent Inducement — All Counterclaim Defendants, and (iii) Breach of Contract — Adam Bennett. We are seeking damages in an amount to be determined at trial, but no less than $2,800,000, recission of the promissory notes that we issued in connection with our purchase of Cloudburst from the plaintiffs, punitive damages of $350,000, and temporary and permanent injunctive relief. On April 20, 2022, we settled the litigation for a payment of $200,000 in exchange for the Counterclaim Defendants to us for cancellation (i) the $900,000 promissory notes and (ii) 186,048 shares of our common stock, which we had issued to them in connection with their sale of Cloudburst to us in April 2019.

On February 1, 2024, JPI Technologies, LLC filed a complaint in the Circuit Court of Fairfax County, Virginia, styled JPI Technology, LLC, Plaintiff, v. Axxum Technologies, LLC, Defendant, Case No. 2024-01774. Plaintiff alleged the breach of a settlement agreement and sought damages in the amount of $126,000. Subsequent to the date of filing of the Complaint, Defendant ( a wholly-owned subsidiary of ours) has made certain payments to Plaintiff in connection with the Settlement Agreement and denies that it owes the amount alleged in the Complaint. In connection with the settlement agreement, Defendant executed and delivered a Judgment Order in the unpaid settlement amount, interest thereon at the annual rate of 6%, and attorneys’ fees and costs As of the date of this Prospectus, the Judgment Order has not been filed with the Court.

On March 21, 2024, Unique Funding Solutions LLC filed a complaint in the Circuit Court of Fairfax County, Virginia, styled Unique Funding Solutions LLC, Plaintiff v. Cycurion, Inc., d/b/a fka Cyber Secure Solution, Axxum Technologies LLC, Cycurion Innovation, Inc., Cloudburst Security LLC, Emmit Jones McHenry, Kurt, McHenry, and Avin McCoy, Case No. CL2024-0004073. Plaintiff alleged that the entity defendants entered into a future receipts/receivables agreement with Plaintiff, pursuant to which the entity Defendants became obligated to pay to Plaintiffs approximately $490,000. Plaintiff also alleged that the individual Defendants personally guaranteed the obligations of the entity Defendants. Plaintiff further alleged that all Defendants defaulted in the performance of their respective agreements, which became the subject of a settlement agreement in the amount of approximately $430,000, with a weekly payment schedule. Defendants deny the allegations set forth in the complaint and the matter is now in the discovery phase of litigation.

On July 29, 2024, Object3, LLC initiated an arbitration proceeding with the American Arbitration Association, styled Object3, LLC, Claimant, v. Cloudburst Security, LLC, Respondent, Case No. 01-24-0006-9906. The Claimant made claims for unpaid consulting services and associated costs, fees, and interest for the prior 12-month period in the aggregate amount of approximately $228,000. Defendant (a wholly-owned subsidiary of ours) denies that it owes such amount to Claimant. The arbitration is in the early stages and, as of the date of this Prospectus, no hearing date has been set.

We know of no other material pending legal proceedings to which we or any of our subsidiaries is a party or to which any of our assets or properties, or the assets or properties of any of our subsidiaries, are subject and, to the best of our knowledge, no adverse legal activity is anticipated or threatened. In addition, we do not know of any such proceedings contemplated by any governmental authorities.

We know of no material proceedings in which any of our directors, officers, or affiliates, or any registered or beneficial stockholder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Corporate Information

Our principal executive office is located at 1640 Boro Place, Fourth Floor, McLean, Virginia 22102, and our telephone number is (703) 854-1652. Our website address is www.cycurion.com. Axxum’s website address is www.axxumtech.com. Cloudburst’s website address is www.cloudburstsecurity.com. Information on or accessed through any of these websites is not incorporated into this Prospectus and is not a part of this proxy statement/prospectus.

EXECUTIVE OFFICERS AND DIRECTORS OF CYCURION

Throughout this section, unless otherwise noted, “we,” “us,” “Cycurion,” and the “Company” refer to Cycurion, Inc.

Directors and Executive Officers

Each of our directors holds office until the next annual meeting of our stockholders or until his or her successor has been elected and qualified, or until his or her death, resignation, or removal. Our executive officers are appointed by, and serve at the pleasure of, our Board and hold office until his or her death, resignation, or removal from office. The executive officers have been appointed based on their qualifications, including their prior leadership history with other companies, strategic vision, and potential contributions to our growth and profitability.

Our directors and executive officers, their positions held, and duration of such, are as follows:

Name	Age	Position	Date First Appointed or Elected
Emmit McHenry	81	Chairman of the Board of Directors	October 4, 2017
L. Kevin Kelly	58	Chief Executive Officer and Director	January 25, 2023
Alvin McCoy, III	56	Chief Financial Officer	October 4, 2017
Peter Ginsberg	70	Director	November 30, 2023
Irving Minnaker	66	Director	April 24, 2024
Eli Nhaissi	83	Director	April 24, 2024

Business Experience

The following is a brief overview of the education and business experience of each of our directors and executive officers during at least the past five years, including their respective principal occupations or employment during the period, the name and principal business organization by which they were respectively employed, and certain of their respective directorships:

Emmit McHenry, Chairman of the Board

Emmit McHenry has served as our Chairman of the Board since October 4, 2017, and also served as our Chief Executive Officer until January 25, 2023. Prior to joining the Company, Mr. McHenry was a founding Principal of Archura, LLC, in 2006, and held the positions of Chairman and Chief Executive Officer. Earlier in his career, Mr. McHenry founded and developed several other companies us, including NetCom Solutions International, Inc. and Network Solutions, Inc, the internet domain service provider. In addition, he has held management positions with International Business Machines (IBM), Connecticut General Life Insurance Company (now, CIGNA), Union Mutual, and Allstate Insurance Company, where he served in several positions, including Regional Vice President for the five northwestern states (Idaho, Oregon, Washington, Alaska, and Hawaii).

Mr. McHenry has held positions on the executive Committee for the Council on Competitiveness and the Board of Directors for James Martin Government Intelligence and Global Technology. Mr. McHenry obtained a Bachelor of Arts in Communications from the University of Denver and a Master of Arts in Communications from Northwestern University. Mr. McHenry also received an Honorary Doctor of Philosophy from Shaw University. Mr. McHenry is a Service-Disabled Veteran, having served in the United States Marine Corps. We believe that Mr. McHenry is qualified to serve on our Board because of his significant experience in corporate leadership and extensive knowledge Information Security.

L. Kevin Kelly, Chief Executive Officer

L. Kevin Kelly has served as Cycurion’s Chief Executive Officer and one if its directors since January 25, 2023. Mr. Kelly will continue to serve as Cycurion’s Chief Executive Officer (and, upon Closing, as New Cycurion’s Chief Executive Officer for the first 10 days after the Closing). From March 2015, he was the Chief Executive of Halo Privacy, a Chicago, Illinois-based cyber security organization that focuses on digital security solutions for high-profile individuals and Fortune 500 companies. In 2014 and 2015, he was the Chief Executive Officer and President for the North American operations of Asia Pulp & Paper, an Asian-based pulp and paper entity that ranks as one of the largest in the world. Mr. Kelly’s career also included 16 years with Heidrick & Struggles International Incorporated, a world-wide premier executive search firm; during the last six years of his tenure ending in 2013, he served as its Chief Executive Officer. From January 2016 to April 2017, Mr. Kelly was based in the Greater Chicago Area, as an executive advisor to the BTS Group AB, a Swedish-headquartered global professional services firm. Mr. Kelly earned his Bachelor of Science from George Mason University and his Master of Business Administration from Duke University — The Fuqua School of Business.

Alvin McCoy, III, Chief Financial Officer

Alvin McCoy, III has served as our Chief Financial Officer since October 4, 2017 and as a director through April 24, 2024. Prior to joining the Company, Mr. McCoy served as a Managing Partner at Quantum Capital Partners, LLC (“Quantum Capital Partners”), a merchant banking firm that specialized in corporate financial advisory, real estate advisory, and niche structured finance transactions from 2004. He specialized in advising middle market companies with strategic financial management and M&A activity. Prior to his role at Quantum Capital Partners, Mr. McCoy was the President and Chief Executive Officer of The McCoy Group, LLC, providing interim CFO services, capital raising and strategic advice to middle market and early-stage companies. Prior to this, Mr. McCoy served in several management positions at Merrill Lynch, Pierce, Fenner & Smith Incorporated’s Sales and Trading and Structured Finance groups from 1994 to 1999.

Mr. McCoy earned a Bachelor of Arts in Economics and History from Bucknell University and a Master of Business Administration from Duke University – The Fuqua School of Business. He was the Chairman of the Board for Lafayette Federal Credit Union, a $560 million financial institution that serves the Washington DC market, and also served on the Board of Directors of Potomac Business Services, LLC, a commercial real estate underwriting, lending, and servicing organization with over $5 billion in assets that represents financial institutions. Mr. McCoy served on the Board of Directors of the Bucknell Alumni Association and has been active in the Junior Achievement Mentoring Program. We believe that Mr. McCoy is qualified to serve on our Board because of his extensive investment banking and financial experience working with both middle market and large organizations across various industry sectors.

Peter Ginsberg, Director

Peter R. Ginsberg has served as one of Cycurion’s independent directors since November 30, 2023. He is a practicing attorney with a wide range of experience and successfully represented Cycurion in one of its matters in 2020. In February of 2023, he co-founded Moskowitz Colson Ginsberg & Schulman, LLP, of which he is a partner in the firm. Previously, he was a partner with Moskowitz & Book, LLP from July of 2021 until the co-founding of his current firm. He was a partner of Michelman & Robinson, LLP from December 2020 through July 2021. Prior to that, from September 2018 through December 2020, he was a partner at Robinson Brog Leinwand Greene Genovese & Gluck, P.C. and then moved with a number of its attorneys to Sullivan & Worcester LLP (US). Earlier in his career, Mr. Ginsberg was an Assistant U.S. Attorney in the Eastern District of New York,

Mr. Ginsberg received his B.A. in history from the University of Pennsylvania in 1976, his MS in international relations from the London School of Economics in 1977; and his J.D. from Columbia Law School of Law in 1980. We believe that Mr. Ginsberg is qualified to serve on our Board because of his long history with Cycurion and the ability to provide broad-based legal advice to the Board.

Irving Minnaker, Director

Mr. Minnaker has served as one of Cycurion’s independent directors since April 24, 2024. Prior to joining the Company, Mr. Minnaker served as a Senior Vice President of Retail Sales and Trading at Lehman Brothers from January 1986 to December 1993. Additionally, he served as Senior Vice President of Retail Sales at Prudential Financial from January 1993 to December 1996, and Head of International Sales for Eco Building Products, Inc. from October 2010 to November 2014. Since December 2014, he has served as an Executive Vice President at Apollo Capital Group, Inc. Mr. Minnaker is also an independent director of Endexx Corporation (OTC: EDXC), since September 2021; Chemical Technologies Holding Corporation; and Comprehensive Business Developers Inc. Mr. Minnaker earned a Bachelor of Arts in Finance from the University of Miami in 1980. We believe that Mr. Minnaker is qualified to serve on our Board because of his finance and sales background.

Eli Nhaissi – Director

Mr. Nhaissi has served as one of Cycurion’s directors since April 24, 2024. He is an internationally renowned entrepreneur and holder of several high-tech patents. Mr. Nhaissi is a serial entrepreneur, who oversees his business operations in the United States, Israel, Hong Kong, and South America from his family office in New York.

In 1998, Mr. Nhaissi co-founded Netex Corp. (now known as Spring Ventures Ltd. – a company listed on the Tel Aviv Stock Exchange (SPRG)) with Aviv Refuah, one of Israel’s more notable entrepreneurs. Netex designed one of Israel’s first search engines with its proprietary, patented technology. Under the auspices of Netex, Messrs. Nhaissi and Refuah co-founded BUY2, which became one of Israel’s larger e-commerce platforms. Currently, Spring Ventures’ main focus is on early-to-later stage investments and technology-based businesses. Mr. Nhaissi remains a major stockholder and serves as its Chairman of the Board.

In 2009, Mr. Nhaissi co-founded Inscape, Inc. (formerly doing business as Cognitive Media Networks and TV Interactive Systems) with Zeev Neumeier, which achieved a breakthrough in the field of Automatic Content Recognition (ACR) software for

Smart TV OEMs. This technology was adopted by most major TV manufacturers. In 2015, Vizio, one of the adopters of the technology, acquired the company.

Mr. Nhaissi is one of the co-founders of Sabres, which Cycurion purchased in September 2021.

Mr. Nhaissi completed his Masters in Business Administration (MBA) at the CW Post Campus of Long Island University and the majority of a PhD program in Finance at NYU.

We believe that Mr. Nhaissi is qualified to serve on our Board not only because he co-founded Sabres, but also because of his multi-faceted global experience in, among other areas, the technology industry.

Family Relationships

We do not have any family relationships among our executive officers and directors.

Involvement in Certain Legal Proceedings

None of our executive officers or directors has been involved in any of the following events during the past ten years:

(a)	Any petition under the federal bankruptcy laws or any state insolvency laws filed by or against, or an appointment of a receiver, fiscal agent, or similar officer by a court for the business or property of such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two years before the time of such filing;
(b)	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
(c)	Being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association, or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; engaging in any type of business practice; or (ii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;
(d)	Being the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;
(e)	Being found by a court of competent jurisdiction (in a civil action), the Commission to have violated a federal or state securities or commodities law, and the judgment in such civil action or finding by the omission has not been reversed, suspended, or vacated;
(f)	Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated;
(g)	Being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
(h)	Being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION OF CYCURION

The following table sets forth certain compensation awarded to, earned by, or paid to the following “named executive officers,” which term is defined as follows:

(a)	All individuals serving as one of our principal executive officers during our fiscal year ended December 31, 2023; and

(b)	Each of our two other most highly compensated executive officers who were serving at the end of our 2023 fiscal year.

				Option	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)
L. Kevin Kelly*	2023	$113,120				$113,120
Chief Executive Officer
Emmit McHenry*	2023	$47,500	—		$40,000	$87,500
Chief Executive Officer; Chairman of the Board	2022	$144,375	—	—		$144,375
Alvin McCoy, III	2023	$114,900	—	—		$114,900
Chief Financial Officer	2022	$114,375	—	—		$114,375
William Singleton,	2023	$177,293	—	—		$177,293
Cyber Security Lead
Kathy Mostafa,	2023	$151,618	—	—		$151,618
Cyber Security Engineer
*	Mr. McHenry resigned as our Chief Executive Officer on January 25, 2023, the date on which Mr. Kelly became our Chief Executive Officer.

Outstanding Equity Awards at Fiscal Year-End

We did not have any option awards or unvested stock awards outstanding as of December 31, 2023.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our directors or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

Other than as disclosed below, we have no contract, agreement, plan, or arrangement, whether written or unwritten, that provides for payments to our directors or executive officers at, following, or in connection with the resignation, retirement, or other termination of our directors or executive officers, or a change in control of our Company or a change in our directors’ or executive officers’ responsibilities following a change in control.

Each officer and director is entitled to a payment upon termination pursuant to the terms of their respective employment agreements. If the officer’s employment is terminated by us “without cause” or by the officer for “good reason” (each term as defined in the employment agreement), we are obligated to pay to the officer (i) his base salary and any bonus earned and/or accrued, but unpaid through the date of termination (“Base Bonus”), (ii) a pro rata portion of the officer’s annual bonus for the fiscal year in which the officer’s termination occurs in an amount at least equal to (1) the officer’s target bonus amount, multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the termination occurs through the date of termination and the denominator of which is 365 (the “Pro-Rated Bonus”), and (iii) any accrued vacation pay. We are also obligated to continue, for a period of six months following the date of termination, medical, hospitalization, dental, and life insurance programs in which the officer and his dependents were participating immediately prior to the date of termination (the “Continued Benefits”).

If the officer’s employment is terminated by us for “cause” or by the officer “without good cause” (each term as defined in the employment agreement), we are obligated to pay to the officer (i) his base salary through the date of termination and (ii) any accrued vacation pay. If the officer’s employment is terminated for “disability” (as that term is defined in the employment agreement), we are obligated to pay to the officer (i) his base salary and his Base Bonus through the date of termination, (ii) his Pro-Rated Bonus, and (iii) any accrued vacation pay. We are also obligated to continue, for a period of one year following the date of termination, the Continued Benefits.

If the officer’s employment is terminated by reason of death, we are obligated to pay to his beneficiaries, legal representatives, or estate, as the case may be, (i) his base salary through the date of termination, (ii) his Pro-Rated Bonus, and (iii) his accrued vacation pay. We are also obligated to continue, for a period of two years following the date of termination, the Continued Benefits, for the benefit of the officer’s spouse and dependents.

Executive Officer Compensation

Cycurion is not a party to an employment agreement with L. Kevin Kelly (its Chief Executive Officer from January 25, 2023, through current) nor was it a party to an employment agreement with Emmit McHenry (its Chief Executive Officer until January 25, 2023). Cycurion is also not a party to an employment agreement with Alvin McCoy, III (its Chief Financial Officer). Mr. Kelly’s compensation as Cycurion’s Chief Executive Officer for its 2023 fiscal year was $113,120. Mr. McHenry’s compensation as Cycurion’s Chief Executive Officer (through January 25, 2023) was nil and $144,375 for its 2023 and 2022 fiscal years, respectively. Mr. McCoy’s compensation as Cycurion’s Chief Financial Officer was $114,900 and $114,375 for its 2023 and 2022 fiscal years, respectively. None of such individuals received any equity-based compensation during any of such years in their capacity as Cycurion’s Chief Executive Officer or Chief Financial Officer.

Director Compensation

As of February 1, 2024, we will have three non-employee directors.

For the fiscal year ended December 31, 2023, we did not pay or accrue any fees to our then-four non-employee directors, nor did we grant them any stock awards, option awards, non-equity incentive plan compensation, nonqualified deferred compensation, or any other compensation. Messrs. E. McHenry, McCoy, and K. McHenry did not receive any compensation for their services as directors.

Golden Parachute Compensation

For a description of the terms of any agreement or understanding, whether written or unwritten, between any officer or director and us concerning any type of compensation, whether present, deferred, or contingent, that will be based on or otherwise will relate to an acquisition, merger, consolidation, sale, or other type of disposition of all or substantially all assets of our Company, see above under the heading “Executive Compensation,” “Director Summary Compensation Table,” and “Narrative Discussion on Director Compensation.”

MANAGEMENT OF NEW CYCURION AFTER THE BUSINESS COMBINATION

The following table sets forth the executive officers and directors of New Cycurion after the business combination:

Name	Age	Position
Emmit McHenry	81	Chairman of the Board of Directors
Alvin McCoy, III	56	Chief Financial Officer
L. Kevin Kelly	58	Chief Executive Officer and Director
Peter Ginsberg	70	Director
Reginald S. Bailey, Sr.	50	Director
Kevin E. O’Brien	57	Director

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CYCURION

Throughout this section, unless otherwise noted, “we,” “our,” “us,” “Cycurion” and the “Company” refer to Cycurion, Inc.

You should read the following discussion of our financial condition and results of operations in conjunction with our financial statements and the notes included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that involve certain risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly under the “Risk Factors” and “Disclosure Regarding Forward-Looking Statements” sections.

Management’s plans and basis of presentation:

We were incorporated in Delaware in 2017 as KAE Holdings, Inc, with the purpose of acquiring operating entities in the cybersecurity industry.

Effective July 14, 2020, we changed our corporate name from KAE Holdings, Inc. to Cyber Secure Solutions, Inc., and, on April 24, 2021, to Cycurion, Inc.

Our Business

We deliver high-quality, cybersecurity solutions to federal government civilian, defense, and judiciary agencies in addition to commercial clients across a variety of industries. We, through our operating subsidiaries and strategic partnerships, have numerous prime and subcontracts with key government agencies. Our growth engine is driven by organic business solutions and strategic acquisitions of cyber/ infrastructure service providers.

Our Subsidiaries

Axxum Technologies LLC

Axxum is a cybersecurity provider with successful assignments within the multiple sub-agencies of the DHS. We acquired Axxum in November 2017. Following the acquisition, we continued Axxum’s core operations of providing contractor services to its existing federal government customer base while leveraging our existing processes and tools to expand its commercial footprint.

Axxum’s information security focus produces several key benefits:

●	Agile Client Focus: Axxum’s projects are overseen directly by its program managers, all of whom have information security backgrounds and are fully authorized to promptly implement client requirements throughout the performance life cycle.
●	Streamlined and Process Focused: Axxum’s streamlined infrastructure leverages ISO quality standards integrated with emerging and established technologies, allowing it to engineer innovative solutions without building in excessive overhead.
●	Outstanding Personnel: Axxum has a reputation of employing cybersecurity experts.

Cloudburst Security LLC

Cloudburst is a cybersecurity provider with successful assignments within highly sensitive government agencies and other commercial organizations. We acquired Cloudburst in April 2019. Following the acquisition, we continued Cloudburst’s core operations of providing mission-critical and highly sensitive government agencies and other commercial organizations with high-quality, innovative cybersecurity services. Cloudburst focuses on providing tailored solutions that leverage the industry’s best minds and technologies to predict, protect, detect, respond, and sustain our clients from the latest evolving cyber threats.

Cycurion Innovation was formed in connection with our acquisition of assets from Sabres, a leading Israeli-based cyber security provider. It operates our Cycurion Security Platform’s line of products that allows our customers to improve their cyber posture with its MDP SaaS platform. This platform efficiently bundles and easily implements the external protection of a Web Application Firewall (WAF) and the internal protection of Bot Mitigation. Bot Mitigation is the reduction of risk to applications, Application Program

Interfaces (APIs), and backend services from malicious bot traffic that fuels common automated attacks, such as Distributed Denial of Service (DDoS) campaigns and vulnerability probing.

Subcontractor — Prime contractor relationship

SLG Innovation, Inc.

We are currently a subcontractor for several keystone contracts held by SLG. The SLG team has an average of over 25 years of experience in the development, planning, implementation, and management of information systems. SLG’s leadership team offers years of combined success in answering the needs of government agencies and Healthcare organizations across the country.

The SLG team has worked nationally, as it has served over 25 Department of Health and Human Services agencies, all 50 state governments, and over 250 local governments. Since SLG’s inception, it has primarily focused on customers in the middle of the country. The team of professionals has successfully delivered Information Technology, Project Management, and Subject Matter Services to key health and human service projects, including, but not limited to, state Medicaid programs in Illinois, Indiana, Nebraska, and Tennessee, the Indiana Division of Aging, Illinois Early Intervention, the University of Illinois Division of Specialized Care for Children, the Multiple Myeloma Research Foundation, and many more.

We established a subcontractor — prime contractor relationship with SLG in the fall of 2019, where we serviced several government agencies and commercial customers, State of New Mexico, Cognizant, KPMG, and the University of Illinois in support of SLG. Axxum Technologies and SLG Innovation that relationship in 2020. A subcontractor offers its specialized services to a prime contractor. Unlike prime contractors, who focus on the managerial side of the government contract, subcontractors tend to dedicate their efforts to lending subject matter expertise and delivery of service to the project. Technically strong subcontractors, along with a strong subcontractor plan are essential to boost the success of a project.

As a result of the strong technical skills and experience of the cyber teams at Cycurion and its subsidiaries, SLG Innovation entered into a Master Services Agreement (MSA) with Axxum Technologies to provide services to SLG customers. The MSA is task order driven and the number of task orders is modified periodically depending on actual customer requirements for IT and Cybersecurity services. Over the last three years, Axxum Technologies has assisted SLG Innovation in growing its revenue and customer base. As a result, SLG Innovation now represents a majority of Cycurion revenues.

SLG Acquisition Assignment

Our revenues from SLG in our 2023 and 2022 fiscal years were $13,837,042 and $8,999,490, respectively. The types of agreements to which SLG is a party are discussed under the heading “Our Business - Key Clients and Historical Performance.” From our perspective, a major benefit to us of the potential transaction contemplated by the SLG Term Sheet, as described below, would be that we could “piggyback” on SLG’s historical relationships with the various contracting governmental agencies in our bidding on future potential agreements. It is axiomatic in the governmental contracting arena in which we are involved that past performance on customer assignments as the prime contractor is one of the more important qualifications in competing for new opportunities within the federal government. We believe that our acquisition of SLG, if that transaction is closed by us, would yield such “past performance” qualifications.

On April 25, 2023, SLG and we executed a Term Sheet (the “SLG Term Sheet”), pursuant to which SLG agreed to be acquired by us. The Term Sheet contained all of the material terms and conditions of two proposed interrelated transactions. To effectuate the two transactions contemplated by the SLG Term Sheet, we will form two subsidiaries, which, upon formation, will initially be wholly owned by us. If, when, and as the transactions contemplated by the Term Sheet are consummated, SLG would merge with and into one of the subsidiaries and survive, thereby becoming a wholly-owned subsidiary of ours. Because certain of the agreements to which SLG is the prime contractor require that the majority owner of the prime contractor be a resident of the City of Chicago or of Cook County (depending on the contract), contemporaneously with the consummation of the first of the two transactions, (i) SLG will divest itself of those agreements with the residency requirements, (ii) the second newly formed subsidiary will assume those agreements, (iii) we will assign to Mr. Ed Burns a 51% interest in that newly formed subsidiary, and (iv) that subsidiary and we will enter into a Management Agreement, the economic terms and management/control terms of which are intended to be the equivalent of complete ownership of that then 49% owned subsidiary. Mr. Ed Burns is currently the 51% owner of SLG and a resident of the City of Chicago. The SLG Term Sheet provides that, if, when, and as the transactions contemplated thereby are consummated, the two current owners of SLG will be issued an aggregate of 996,355 shares of Cycurion common stock. Because the transactions contemplated by the SLG

Term Sheet will not be consummated, if at all, until subsequent to the completion of the Business Combination, the equity to be received by the two current owners of SLG will be adjusted by the Cycurion common stock-into-New Cycurion Common Stock ratio.

As amended by the parties, initially effective as of November 29, 2023 and subsequently effective as of April 29, 2024, August 16, 2024 and December 31, 2024, the SLG Term Sheet expires on the soonest of (i) closing of the transactions contemplated thereby, (ii) April 11, 2025, if the transactions contemplated thereby have not closed by then, (iii) Cycurion’s termination thereof, and (iv) the mutual termination by all of the parties thereto. Notwithstanding anything to the contrary contained therein, Cycurion may terminate its obligations under the SLG Term Sheet and the transactions contemplated hereby for any reason or for no reason without any further obligations and without any liability at any time through and including April 11, 2025. The SLG Term Sheet consensually superseded Cycurion’s previous “unidirectional” agreements with SLG. As of the date of this proxy statement/prospectus was filed, we do not currently expect to terminate the transactions contemplated by the SLG Term Sheet and currently expect to close the transactions contemplated upon closing the de-spac transaction. In connection with the amended SLG Term Sheet, the two current owners of SLG will be issued additional shares of Cycurion capital stock: one million dollars of Cycurion common stock, which will be granted as shares of Cycurion preferred stock that will be convertible within 18 months of the completion of the Business Combination.

The foregoing brief summary description of certain terms and provisions of the SLG Term Sheet does not purport to be complete and is qualified in its entirety by reference to the full text of the SLG Term Sheet, a copy of which is attached to this proxy statement/prospectus as Exhibit 10.21 and the full text of the two SLG Term Sheet Amendments, a copy of each of which is attached to this proxy statement/prospectus as Exhibits 10.21a, 10.21b, 10.21c and 10.21d, respectively. Readers are encouraged to read those Exhibits in full for a more comprehensive understanding of the transaction contemplated by the SLG Term Sheet.

RCR Technology Corporation (“RCR”) performs certain services for SLG in its role as an SLG subcontractor and, in that context, became a creditor of SLG. In connection with the transactions contemplated by the SLG Term Sheet, on April 25, 2023, Cycurion and RCR also entered into a term sheet (the “RCR Term Sheet”) for a distinct, but related transaction. The RCR Term Sheet contemplates a transaction, pursuant to which RCR will sell to Cycurion all of the accounts receivable of SLG in favor of RCR (but for those accounts that are less than 90 days old as of the date of consummation of the contemplated transaction). The consummation of the transactions contemplated by the RCR Term Sheet is contingent upon the consummation of the transactions contemplated by the SLG Term Sheet. The RCR Term Sheet provides that, if, when, and as the transactions contemplated thereby are consummated, RCR will be issued an aggregate of 486,026 shares of Cycurion common stock. Because the transactions contemplated by the RCR Term Sheet will not be consummated, if at all, until subsequent to the completion of the Business Combination, the equity to be received by RCR will be adjusted by the Cycurion common stock-into-New Cycurion Common Stock ratio.

Further, as amended by the parties, initially effective as of November 29, 2023, and subsequently effective as of April 29, 2024, August 16, 2024 and December 31, 2024, the RCR Term Sheet expires on the soonest of (i) closing of the transactions contemplated thereby, (ii) April 11, 2025, if the transactions contemplated thereby have not closed by then, (iii) Cycurion’s termination thereof, and (iv) the mutual termination by all of the parties thereto. Notwithstanding anything to the contrary contained therein, Cycurion may terminate its obligations under the RCR Term Sheet and the transactions contemplated hereby for any reason or for no reason without any further obligations and without any liability at any time through and including April 11, 2025. As of the date this proxy statement/prospectus was filed, we do not currently expect to terminate the transactions contemplated by the RCR Term Sheet, as amended, and currently expect to close the transactions contemplated upon the closing of the de-spac transaction.

The foregoing brief summary description of certain terms and provisions of the RCR Term Sheet does not purport to be complete and is qualified in its entirety by reference to the full text of the RCR Term Sheet, a copy of which is attached to this proxy statement/prospectus as Exhibit 10.22 and the full text of the RCR Term Sheet Amendments, a copy of each which is attached to this proxy statement/prospectus as Exhibit 10.22a, 10.22b and 10.22c. Readers are encouraged to read those Exhibits in full for a more comprehensive understanding of the transaction contemplated by the RCR Term Sheet.

Acquisition of Technology

Sabres SaaS Asset Purchase

On August 17, 2021, we entered into an asset purchase agreement to acquire certain technology assets of Sabres, a leading Israeli-based cyber security provider. As part of the asset purchase agreement, we acquired Multi-Dimensional Protection, Web Application Firewall and Bot Mitigation SaaS platforms, and their associated intellectual property. As consideration for the acquired technology assets, we tendered 1,802,444 restricted shares of our Common Stock to Sabres that we valued at approximately $2,400,000. In addition to the issuance of such shares, we are also contingently obligated for certain prospective earn-out payments, as follows: for every incremental increase of $250,000 (starting at $0 on August 17, 2021) of gross sales generated by the technology assets that we acquired, we are to deliver $250,000 of additional restricted shares of our Common Stock until the earlier of August 17, 2027 or the issuance of $5,000,000 of such additional shares. The transaction closed on September 30, 2021, and we have integrated the SaaS platforms into our existing services offerings.

Our Cycurion Security Platform’s (formerly Sabres’) line of products allows our customers to improve their cyber posture with its MDP SaaS platform. This platform efficiently bundles and easily implements the external protection of a Web Application Firewall (WAF) and the internal protection of Bot Mitigation. Bot Mitigation is the reduction of risk to applications, Application Program Interfaces (APIs), and backend services from malicious bot traffic that fuels common automated attacks, such as Distributed Denial of Service (DDoS) campaigns and vulnerability probing. The costs of single-layer security can be measured in terms of money, time, and risk, as well as the damage wrought by a data breach, which millions of businesses experience each year. Through this interaction of the WAF and Bot Mitigation, the MDP is able to reinforce these layers of security and generate new security layers in real time in response to emerging threats. This process is directed by our Cycurion Security Platform’s proprietary, cloud-based AI algorithm. Crucially, the AI underpinning the MDP platform is constantly evolving to counter new threats. Through a crowdsourcing process, the cloud-based MDP learns from every threat to any protected application and uses that newly acquired knowledge to protect all MDP clients better.

Our Cycurion Security Platform’s (formerly Sabres’) line of products provides solutions for substantially all web application security needs. These products provide solutions, whether a client is in need of a web application firewall to comply with regulations and ensure it has a first line of defense against the hazards that the internet can present or is in need of enterprise-level products that empower Security Operations Center (SOC) teams and security management. Our Cycurion Security Platform’s constantly survey a client’s data to detect security issues in need of attention, send automatic updates, and provide the client with a complete database of rules and threats.

●	Multi-Dimensional Protection (MDP)	●	On-premises option
●	Dual-Layered Defense (WAF/Bot Mitigation)	●	Advanced Security Information and Event Management (SIEM) dashboard
●	AI-enabled	●	Ongoing reporting and alerts
●	No delays for the end-user	●	Can connect to any existing WAF
●	Easy installation on all platforms	●	Exceptional penetration testing results
●	No downtime for updating	●	No hardware required
●	Cloud-based	●	Biometric WAF

We have integrated the technology assets that we acquired from Sabres (which now constitutes our Cycurion Security Platform) into our Managed Security Services Practice. We believe that the platform will enhance our service offerings and assist with the expansion of our commercial business. The Sabres platform will be managed by our dedicated support team, and will provide real time reporting, response to security incidents, and will manage all data privacy needs from a single SIEM SaaS platform dashboard.

Results of Operations for the years ended December 31, 2023 and 2022

	The Years Ended December 31,
	2023	2022
Revenue	$19,350,208	$16,600,330
Cost of revenue	16,707,148	14,209,498
Gross profit	2,643,060	2,390,832
Selling, general and administrative	(2,316,649)	(2,557,404)
Interest and other expenses	(2,419,637)	(1,371,236)
Net income/loss	$(2,093,226)	$(1,537,808)

Revenue

Revenues for the year ended December 31, 2023 were $19,350,208, as compared to $16,600,330 for the year ended December 31, 2022, an increase of $2,749,878, representing 16.57% increase in revenues.

This increase in the revenues for the year ended December 31, 2023 is attributed to the improvements of key business segments and the signing of new contracts with the federal government and state and local agencies.

Cost of Revenue

The cost of revenue for the year ended December 31, 2023, was approximately $16,707,148, nearly all of which is related to costs incurred while delivering services to our customers and expansion of our employee base to address our business growth. Conversely, the cost of revenue for the year ended December 31, 2022, was approximately $14,209,498, nearly all of which is related to costs incurred while servicing our contracts, including contractual and servicing obligations with our employees and contractors. This $2,497,650 (17.58%) increase in the cost of revenues is directly attributable to higher contractor-related expenses.

Research and Development

We did not have any Research and Development expenses for the years ended December 31, 2023 and December 31, 2022.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expenses were $2,316,649 and $2,557,404 for the years ended December 31, 2023 and 2022, respectively. This $240,755 (9.41%) decrease in SG&A expenses is primarily due to reduced legal, administrative, and consulting fees in the 2023 fiscal year.

Interest and Other Expense

Interest and other expense was approximately $(2,419,637) and $(1,371,236) for the years ended December 31, 2023 and 2022, respectively. These expenses for the year ended December 31, 2023 include $2,074,089 in interest-related expenses and losses, related to the payment of our bank instrument, and other loan obligations.

Cash Flows

	The Years Ended December 31,
	2023	2022
Cash and cash equivalents at the beginning of the period	$96,185	$666,554
Net cash provided by (used in) operating activities	(1,987,771)	(2,849,045)
Net cash used in investing activities	(706,707)	(671,146)
Net cash provided by financing activities	3,206,162	2,949,822
Cash and cash equivalents at the end of the period	$607,869	$96,185

Operating Activities

For the year ended December 31, 2023, net cash used by operating activities was $2,187,771, which included $2,097,013 in net losses, $4,636,805 decrease in accounts receivable, $242,099 increase in deferred revenue, and $3,105,223 increase in accounts and other payables. We also incurred a $1,094,131 non-cash adjustment to the amortization of debt discount.

For the year ended December 31, 2022, net cash used by operating activities was $2,849,045, which included $1,538,013 in net loss, $2,508,166 decrease in accounts receivable, $451,954 decrease in deferred revenue, and $387,986 increase in accounts and other payables. We also incurred a $1,062,692 non-cash adjustment to financing expense.

Investing Activities

For the year ended December 31, 2023, net cash used in investing activities was approximately $506,707. This was used in the purchase of equipment.

For the year ended December 31, 2022, net cash used in investing activities was approximately $671,146. This was used in the purchase of equipment.

Financing Activities

For the year ended December 31, 2023, net cash provided by financing activities was $3,206,162. The net cash provided includes $2,000,000 in proceeds from a private placement and $1,084,000 in proceeds from notes payables, offset by $193,305 used in the repayment of bank borrowings.

For the year ended December 31, 2022, net cash provided by financing activities was $2,949,822. The net cash provided includes $949,822 in proceeds from a line of credit, $125,000 in proceeds from bank borrowings, and $3,405,000 in proceeds from notes payable, offset by $875,000 used in the repayment of bank borrowings and $655,000 used in the repayment of note payables and purchase of treasury stock.

Liquidity and Capital Resources

Going Concern

We have incurred operating losses since inception through the end of our 2023 fiscal year, having had negative cash flow from operations. As of December 31, 2023, we had an accumulated deficit of approximately $4,432,962, a decline compared to our accumulated deficit of approximately $2,335,949 at December 31, 2022. The decline was the result of losses incurred during our fiscal year 2023. Furthermore, we expect possible, significant operating losses for the next few years. We also utilized cash in operations of approximately $2,694,478 in the twelve months ended December 31, 2023. As of December 31, 2022, we had unrestricted cash of approximately $607 thousand, an increase of $511 thousand from approximately $96 thousand at December 31, 2022. As of December 31, 2023, our total assets increased to approximately $20.8 million from approximately $16.5 million at December 31, 2022, primarily due to a $4.9 million increase in our accounts receivable and$511 thousand increase in cash. Based on our current capital resources as of December 31, 2023, including our unrestricted cash and accounts receivable (net) of $7.1 million, we expect to be able to continue our operations for a minimum of 24 months as of the date of this prospectus. We have added the following table that provides aging analysis of our accounts receivable. We provided an analysis of the accounts receivable for the years ending 2022 and 2023. As the company has broadened its business customer base, the nature of the payment and cash receipt cycle has change. Many of the corporate customers have longer payment terms. We expect that this trend to continue as we acquire additional commercial customers.

Accounts Receivable Aging Analysis without SLG ($)

	Current	30 days	60 days	90 days	90+ days
2023	487,279	219,021	148,974	—	215,590
2022	923,983	3,800	340	4,950	22,489

Nevertheless, our continuation as a going concern is dependent on our ability to obtain additional financing until we can generate sufficient, consistent cash flow from operations to meet the expected growth in our obligations. We intend to continue to seek additional debt or equity financing to continue our operations.

Our consolidated financial statements have been prepared on a going concern basis, which implies we may not continue to meet our obligations and continue our operations for the next fiscal year. The continuation of our Company as a going concern is dependent upon our ability to obtain necessary debt or equity financing to continue operations until we begin generating positive cash flow.

There is no assurance that we will ever be consistently profitable or, notwithstanding our recent financing activities, that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, as planned, and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Off-balance sheet arrangements

We did not have any off-balance sheet arrangements during the periods presented, and we do not currently have any off-balance sheet arrangements, as defined in the SEC rules and regulations.

Revenue Recognition

We adopted the new revenue standard, ASC 606, on January 1, 2018, using the full retrospective approach. The adoption did not have an effect on 2023 or 2022 revenue recognition or a cumulative effect on opening equity, as the timing and measurement of revenue recognition is materially the same as under ASC 605. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer
●	Step 2: Identify the performance obligations in the contract
●	Step 3: Determine the transaction price
●	Step 4: Allocate the transaction price to the performance obligations in the contract
●	Step 5: Recognize revenue when the company satisfies a performance obligation

For contracts where the period between when we transfer a promised good or service to the customer and when the customer pays is one year or less, we have elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

Stock-based compensation

We measure and recognize compensation expense for all options based on the estimated fair value of the award on the grant date. We use the Black-Scholes option-pricing model to estimate the fair value of option awards. The fair value is recognized as expense on a straight-line basis over the requisite service period. We account for forfeitures as they occur. We recognize expense for awards where vesting is subject to a market or performance condition based on the derived service period. Expense for awards with performance conditions would be estimated and adjusted on a quarterly basis based upon our assessment of the probability that the performance condition will be met.

The determination of the grant date fair value of options using an option pricing model is affected principally by our estimated fair value of shares of our Common Stock and requires management to make a number of other assumptions, including the expected life of the option, the volatility of the underlying shares, the risk-free interest rate and expected dividends. The assumptions used in our Black-Scholes option-pricing model represent management’s best estimates at the time of measurement. These estimates are complex, involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective. If any assumptions change, our stock-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

●	Fair Value of Common Stock. As our Common Stock has not historically been publicly traded, we estimated the fair value of our Common Stock. See “Fair Value of Common Stock” and “Common Stock Valuation Methodology” sections.
●	Expected Term. The expected term represents the period that our options are expected to be outstanding. We calculated the expected term using the simplified method for options based on the average of each option’s vesting term and the contractual period during which the option can be exercised, which is typically 10 years following the date of grant.
●	Expected Volatility. The expected volatility was based on the historical share volatility of several of our comparable publicly traded companies over a period of time equal to the expected term of the options, as we do not have any trading history to use the volatility of our Common Stock.

●	Risk-Free Interest Rate. The risk-free interest rate was based on the yields of U.S. Treasury securities with maturities appropriate for the term of the award.
●	Expected Dividend Yield. We have not paid dividends on our Common Stock nor do we expect to pay dividends in the foreseeable future.

Fair Value of Common Stock

Historically, for all periods prior to this offering, the fair values of the shares of Common Stock underlying our options were estimated on each grant date by our board of directors. In order to determine the fair value, our board of directors considered, among other things, contemporaneous valuations of our Common Stock and Preferred Stock prepared by unrelated third-party valuation firms in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. Given the absence of a public trading market of our capital stock, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our Common Stock, including:

●	Contemporaneous third-party valuations of our Common Stock;
●	The prices, rights, preferences, and privileges of our Preferred Stock relative to our Common Stock;
●	Our business, financial condition, and results of operations, including related industry trends affecting our operations;
●	The likelihood of achieving a liquidity event, such as an initial public offering or sale of our company, given prevailing market conditions;
●	The lack of marketability of our Common Stock;
●	The market performance of comparable publicly traded companies; and
●	U.S. and global economic and capital market conditions and outlook.

Critical accounting policies and significant judgments and estimates

Our financial statements are prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, costs, and expenses. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates. Our most critical accounting policies are summarized below. See Note 2 to our consolidated financial statements for the years ended December 31, 2023 and 2022 for a description of our other significant accounting policies.

We review goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter of each fiscal year or more frequently if impairment indicators arise. The review of impairment consists of using a qualitative approach to determine whether it is more than likely that the fair value of the assets is less than their respective carrying values or a one-step qualitative impairment test.

In performing the qualitative assessment, we consider many factors in evaluating whether the carrying value of goodwill may not be recoverable, including an analysis of the firm's contract backlog and sales pipeline. While the contract backlog is confirmed contractual wins, the sales pipeline is evaluated by management to determine the uncertainty of the pipeline. Each potential contractual win is assigned a probability of win score to address the potential uncertainty. Thus, it provides a conservative estimate of any future contractual wins. If, based on the qualitative assessment results, it is concluded that the fair value of a reporting unit may not exceed its carrying value, additional quantitative impairment testing is performed. The quantitative test requires that the carrying value of each reporting unit be compared with its estimated fair value. If the carrying value of a reporting unit is greater than its fair value, a goodwill impairment charge will be recorded for the difference (up to the carrying value of goodwill).

We use a discounted cash flow approach to determine the fair value of a reporting unit. The determination of discounted cash flows of the reporting units and assets and liabilities within the reporting units requires significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to, the discount rate being the weighted average cost of capital (WACC) for the firm, terminal growth rates, earnings before depreciation and amortization, and capital expenditures forecasts. Due to the inherent uncertainty involved in making these estimates, actual results could differ from those estimates. We evaluate the merits of each significant assumption, both individually and in the aggregate, used to determine the fair value of the reporting units, as well as the fair values of the corresponding assets and liabilities within the reporting units.

Given that we operated at a net loss in 2023, we performed quantitative impairment testing as second step to validate our qualitative testing. Based on our quantitative impairment testing, the fair value of goodwill substantially exceeds the carrying value.

Goodwill

	2023	2022
Axxum Technologies	5,153,266	5,153,266
Cloudburst Security	1,439,038	1,439,038
Cycurion Goodwill	6,592,304	6,592,304

Recent accounting pronouncements

See Note 2 to our consolidated financial statements for the years ended December 31, 2023 and 2022 for a description of recent accounting pronouncements applicable to our financial statements.

Results of Operations for the nine months ended September 30, 2024 and 2023

	Nine Month Ended September 30,
	2024	2023
Revenue	$13,694,614	$13,134,321
Cost of revenue	(11,605,722)	(11,617,161)
Gross profit	2,088,892	1,517,160
Selling, general and administrative	973,000	1,805,429
Interest and other expenses	(1,006,180)	(2,125,806)
Net income (loss)	$109,712	$(2,414,075)

Revenue

Revenues for the nine months ended September 30, 2024, were $13,694,614, as compared to $13,134,321 for the nine months ended September 30, 2023, an increase of $560,293, representing 4.27% increase in revenues.

This increase in the revenues for the nine months ended September 30, 2024, is attributed to the addition of new federal, state, and local contracts, partially offset by the conclusion of certain contracts.

Cost of Revenue

The cost of revenue for the nine months ended September 30, 2024, was approximately $11,605,722, nearly all of which is related to costs incurred while delivering services to our customers and expansion of our employee base to address our business growth. Conversely, the cost of revenue for the nine months ended September 30, 2023, was approximately $11,617,161, nearly all of which is related to costs incurred while servicing our contracts, including contractual and servicing obligations with our employees and contractors. This $11,439 (0.10)% decrease in the cost of revenues is directly attributable to new expenses brought about by the expansion of the business customer base.

Research and Development

We did not have any Research and Development expenses for the nine months ended September 30, 2024 and the nine months ended September 30, 2023.

Selling, General and Administrative

Selling, general and administrative ("SG&A") expenses were $973,000 and $1,805,429 for the nine months ended September 30, 2024 and 2023, respectively. This $832,429 (46.11)% decrease in SG&A expenses is primarily due to streamlining efforts in the legal, administrative, and consulting operations in the nine months ended September 30, 2024.

Interest and Other Expenses

Interest and other expenses were approximately $1,006,180 for the nine months ended September 30, 2024, while the Company had interest and other expenses of $2,125,806 for the nine months ended September 30, 2023. The interest and other expenses for the nine months ended September 30, 2024 include $1,033,496 in interest expense, $20,211 in interest income, $20,915 in other expense, and $20,211 in other income.

Cash Flows

	The Nine Months Ended September 30
	2024	2023
Cash and cash equivalents at the beginning of the period	$607,869	$96,185
Net cash provided by (used in) operating activities	(1,165,585)	(1,815,401)
Net cash used in investing activities	(697,001)	(636,707)
Net cash provided by financing activities	1,330,421	3,206,163
Cash and cash equivalents at the end of the period	$75,704	$51,852

Operating Activities

For the nine months ended September 30, 2024, net cash used by operating activities was $1,165,585, which included $109,712 in net income, $1,921,546 decrease in accounts receivable, $712,219 increase in accounts payable and $2,403 increase in advance and pre - payments to suppliers.

For the nine months ended September 30, 2023, net cash used by operating activities was $1,815,401, which included $2,417,862 in net losses, $2,024,286 decrease in accounts receivable, $1,453,213 increase in accounts and other payables, and $297,499 increase in stock based compensation.

Investing Activities

For the nine months ended September 30, 2024, net cash used in investing activities was approximately $697,001. This was attributed to the loans to WAVS and purchase of equipment.

For the nine months ended September 30, 2023, net cash used in investing activities was approximately $636,707. This was wholly attributed to the purchase of equipment.

Financing Activities

For the nine months ended September 30, 2024, net cash provided by financing activities was $1,330,421. The net cash used includes $1,000,000 in proceeds from a private placement, $230,00 in proceeds from notes payable, $106,924 provided from our line of credit, and $6,503 used in the repayment of other bank borrowings.

For the nine months ended September 30, 2023, net cash provided by financing activities was 3,206,163. The net cash provided includes $2,000,000 in proceeds from a private placement, $5,346 in proceeds from line of credit, $339,500 in proceeds from loans payable, $1,084,000 in proceeds from notes payable and $193,304 used in the repayment of bank borrowings.

Liquidity and Capital Resources

Going Concern

We have incurred operating losses since inception through the period ended September 30, 2024, having had negative cash flow from operations. As of September 30, 2024, we had an accumulated deficit of approximately $4,323,250, as compared to our accumulated deficit of approximately $4,432,962 at December 31, 2023. The decrease of our accumulated deficit was a result of our net income for the nine months ended September 30, 2024.

Furthermore, we expect continued, significant operating losses for the next few years. We also utilized cash in operations of approximately $1,165,585 in the nine months ended September 30, 2024. As of September 30, 2024, we had unrestricted cash of approximately $76 thousand, a decrease of $532 thousand from approximately $608 thousand at December 31, 2023. As of September 30, 2024, our total assets increased to approximately $22.9 million from approximately $20.8 million at December 31, 2023, primarily due to increases in our net receivables. Based on our current capital resources as of June 30, 2024, including our unrestricted cash and accounts receivable (net) of $9.1 million, we expect to be able to continue our operations for a minimum of 24 months as of the date of this prospectus. Nevertheless, our continuation as a going concern is dependent on our ability to obtain additional financing until we can generate sufficient, consistent cash flow from operations to meet the expected growth in our obligations. We intend to continue to seek additional debt or equity financing to continue our operations.

Our consolidated financial statements have been prepared on a going concern basis, which implies we may not continue to meet our obligations and continue our operations for the next fiscal year. The continuation of our Company as a going concern is dependent upon our ability to obtain necessary debt or equity financing to continue operations until we begin generating positive cash flow.

There is no assurance that we will ever be consistently profitable or, notwithstanding our recent financing activities, that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, as planned, and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Off-balance sheet arrangements

We did not have any off-balance sheet arrangements during the periods presented, and we do not currently have any off-balance sheet arrangements, as defined in the SEC rules and regulations.

Revenue Recognition

We adopted the new revenue standard, ASC 606, on January 1, 2018, using the full retrospective approach. The adoption did not have an effect on 2023 or 2023 revenue recognition or a cumulative effect on opening equity, as the timing and measurement of revenue recognition is materially the same as under ASC 605. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer
●	Step 2: Identify the performance obligations in the contract
●	Step 3: Determine the transaction price
●	Step 4: Allocate the transaction price to the performance obligations in the contract
●	Step 5: Recognize revenue when the company satisfies a performance obligation

For contracts where the period between when we transfer a promised good or service to the customer and when the customer pays is one year or less, we have elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

Our performance obligation is to provide a development service that enhances an asset that the customer controls. We receive upfront payments in advance of providing services and payment upon reaching milestones.

We are not able to reasonably measure the outcome of our performance obligations that are satisfied over time because we are in the early stages of the contracts. Therefore, the amount of performance that will be required in our contracts cannot be reliably estimated and we recognize revenue up to the amount of costs incurred.

Stock-based compensation

We measure and recognize compensation expense for all options based on the estimated fair value of the award on the grant date. We use the Black-Scholes option-pricing model to estimate the fair value of option awards. The fair value is recognized as expense on a straight-line basis over the requisite service period. We account for forfeitures as they occur. We recognize expense for awards where vesting is subject to a market or performance condition based on the derived service period. Expense for awards with performance conditions would be estimated and adjusted on a quarterly basis based upon our assessment of the probability that the performance condition will be met.

The determination of the grant date fair value of options using an option pricing model is affected principally by our estimated fair value of shares of our Common Stock and requires management to make a number of other assumptions, including the expected life of the option, the volatility of the underlying shares, the risk-free interest rate and expected dividends. The assumptions used in our Black-Scholes option-pricing model represent management’s best estimates at the time of measurement. These estimates are complex, involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective. If any assumptions change, our stock-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

●	Fair Value of Common Stock. As our Common Stock has not historically been publicly traded, we estimated the fair value of our Common Stock. See “Fair Value of Common Stock” and “Common Stock Valuation Methodology” sections.
●	Expected Term. The expected term represents the period that our options are expected to be outstanding. We calculated the expected term using the simplified method for options based on the average of each option’s vesting term and the contractual period during which the option can be exercised, which is typically 10 years following the date of grant.
●	Expected Volatility. The expected volatility was based on the historical share volatility of several of our comparable publicly traded companies over a period of time equal to the expected term of the options, as we do not have any trading history to use the volatility of our Common Stock.
●	Risk-Free Interest Rate. The risk-free interest rate was based on the yields of U.S. Treasury securities with maturities appropriate for the term of the award.
●	Expected Dividend Yield. We have not paid dividends on our Common Stock nor do we expect to pay dividends in the foreseeable future.

Fair Value of Common Stock

Historically, for all periods prior to this offering, the fair values of the shares of Common Stock underlying our options were estimated on each grant date by our board of directors. In order to determine the fair value, our board of directors considered, among other things, contemporaneous valuations of our Common Stock and Preferred Stock prepared by unrelated third-party valuation firms in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. Given the absence of a public trading market of our capital stock, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our Common Stock, including:

●	Contemporaneous third-party valuations of our Common Stock;
●	The prices, rights, preferences, and privileges of our Preferred Stock relative to our Common Stock;
●	Our business, financial condition, and results of operations, including related industry trends affecting our operations;
●	The likelihood of achieving a liquidity event, such as an initial public offering or sale of our company, given prevailing market conditions;
●	The lack of marketability of our Common Stock;
●	The market performance of comparable publicly traded companies; and
●	U.S. and global economic and capital market conditions and outlook.

Critical accounting policies and significant judgments and estimates

Our financial statements are prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, costs, and expenses. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates. Our most critical accounting policies are summarized below. See Note 2 to our consolidated financial statements for the nine months ended September 30, 2024 and 2023 for a description of our other significant accounting policies.

Recent accounting pronouncements

See Note 2 to our consolidated financial statements for the nine months ended September 30, 2024 and 2023 for a description of recent accounting pronouncements applicable to our financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SLG

Throughout this section, unless otherwise noted, “we,” “our,” “us,” “SLG,” “SLG Innovations” and the “Company” refer to SLG Innovations, Inc.

You should read the following discussion of our financial condition and results of operations in conjunction with our financial statements and the notes included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that involve certain risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly under the “Risk Factors” and “Disclosure Regarding Forward-Looking Statements” sections.

Our Business

SLG Innovation, Inc. (“SLG,” “we,” “us,” or the “Company”), incorporated in the state of Illinois on July 16, 2010, is a privately-held information technology services company primarily serving state and local government, healthcare, and utility clients.

The SLG team has an average of over 25 years of experience in the development, planning, implementation, and management of information systems. SLG’s leadership team offers years of combined success in answering the needs of government agencies and Healthcare organizations across the country.

The SLG team has worked nationally, as it has served over 25 Department of Health and Human Services agencies, all 50 state governments, and over 250 local governments. Since SLG’s inception, it has primarily focused on customers in the middle of the country. The team of professionals has successfully delivered Information Technology, Project Management, and Subject Matter Services to key health and human service projects, including, but not limited to, state Medicaid programs in Illinois, Indiana, Nebraska, and Tennessee, the Indiana Division of Aging, Illinois Early Intervention, the University of Illinois Division of Specialized Care for Children, the Multiple Myeloma Research Foundation, and many more.

We established a subcontractor — prime contractor relationship with Cycurion, Inc in the fall of 2019, where Cycurion serviced several government agencies and commercial customers, State of New Mexico, Cognizant, KPMG, and the University of Illinois

As a result of the strong technical skills and experience of the cyber teams at Cycurion and its subsidiaries, SLG Innovation entered into a Master Services Agreement (MSA) with Axxum Technologies to provide services to SLG customers. The MSA is task order driven and the number of task orders is modified periodically depending on actual customer requirements for IT and Cybersecurity services. Over the last five years, Axxum Technologies has assisted SLG Innovation in growing its revenue and customer base. As a result, SLG Innovation now represents a majority of Cycurion revenues.

SLG Acquisition Assignment

Cycurion’s revenues from SLG in their 2023 and 2022 fiscal years were $ 13,837,042 and $8,653,172, respectively. The types of agreements to which SLG is a party are discussed under the heading “Our Business — Key Clients and Historical Performance.” From Cycurion’s perspective, a major benefit to us of the potential transaction contemplated by the SLG Term Sheet, as described below, would be that we could “piggyback” on SLG’s historical relationships with the various contracting governmental agencies in our bidding on future potential agreements. It is axiomatic in the governmental contracting arena in which we are involved that past performance on customer assignments as the prime contractor is one of the more important qualifications in competing for new opportunities within the federal government. We believe that Cycurion’s acquisition of SLG, if that transaction is closed by us, would yield such “past performance” qualifications.

On April 25, 2023, SLG and Cycurion executed a Term Sheet (the “SLG Term Sheet”), pursuant to which SLG agreed to be acquired by Cycurion. The Term Sheet contained all of the material terms and conditions of two proposed interrelated transactions. To effectuate the two transactions contemplated by the SLG Term Sheet, Cycurion will form two subsidiaries, which, upon formation, will initially be wholly owned by us. If, when, and as the transactions contemplated by the Term Sheet are consummated, SLG would merge with and into one of the subsidiaries and survive, thereby becoming a wholly-owned subsidiary of Cycurion, Inc. Because certain of the agreements to which SLG is the prime contractor require that the majority owner of the prime contractor be a resident of the City of Chicago or of Cook County (depending on the contract), contemporaneously with the consummation of the first of the two transactions, (i) SLG will divest itself of those agreements without the residency requirements, (ii) the second newly formed subsidiary will assume those agreements, (iii) Mr. Ed Burns will retain a 51% interest in the SLG subsidiary, and (iv) that SLG subsidiary and Cycurion will enter into a Management Agreement, the economic terms and management/ control terms of which are intended to be the equivalent of complete ownership of that then 49% owned subsidiary. Mr. Ed Burns is currently the 51% owner of SLG and a resident of the City of Chicago. The SLG Term Sheet provides that, if, when, and as the transactions contemplated thereby are consummated, the two current owners of SLG will be issued an aggregate of 996,355 shares of Cycurion common stock. Because the transactions contemplated by the SLG Term Sheet will not be consummated, if at all, until subsequent to the completion of the Business Combination, the equity to be received by the two current owners of SLG will be adjusted by the Cycurion common stock-into-New Cycurion Common Stock ratio.

The SLG Term Sheet expires on the soonest of (i) closing of the transactions contemplated thereby, (ii) April 11, 2025 if the transactions contemplated thereby have not closed by then, (iii) Cycurion’s termination thereof, and (iv) the mutual termination by all of the parties thereto. Notwithstanding anything to the contrary contained therein, Cycurion may terminate its obligations under the SLG Term Sheet and the transactions contemplated hereby for any reason or for no reason without any further obligations and without any liability at any time through and including April 11, 2025. The SLG Term Sheet consensually superseded Cycurion previous “unidirectional” agreements with SLG. As of the date of this Prospectus, Cycurion does not currently expect to terminate the transactions contemplated by the SLG Term Sheet and currently expect to close the transactions contemplated upon the completion of the de-spac transaction.

The foregoing brief summary description of certain terms and provisions of the SLG Term Sheet does not purport to be complete and is qualified in its entirety by reference to the full text of the SLG Term Sheet, a copy of which is attached to this Registration Statement on Form S-4 as Exhibit 10.21 and the SLG Term Sheet Amendments, a copy of each which is attached to this Registration Statement on Form S-4 as Exhibit 10.21a, Exhibit 10.21b, Exhibit 10.21c and Exhibit 10.21d. Readers are encouraged to read that Exhibit in full for a more comprehensive understanding of the transaction contemplated by the SLG Term Sheet.

RCR Technology Corporation (“RCR”) performs certain services for SLG in its role as an SLG subcontractor and, in that context, became a creditor of SLG. In connection with the transactions contemplated by the SLG Term Sheet, on April 25, 2023, Cycurion and RCR also entered into a term sheet (the RCR Term Sheet”) for a distinct, but related transaction. The RCR Term Sheet contemplates a transaction, pursuant to which RCR will sell to Cycurion all of the accounts receivable of SLG in favor of RCR (but for those accounts that are less than 90 days old as of the date of consummation of the contemplated transaction). The consummation of the transactions contemplated by the RCR Term Sheet is contingent upon the consummation of the transactions contemplated by the SLG Term Sheet. The RCR Term Sheet provides that, if, when, and as the transactions contemplated thereby are consummated, RCR will be issued an aggregate of 486,026 shares of Cycurion common stock. Because the transactions contemplated by the RCR Term Sheet will not be consummated, if at all, until subsequent to the completion of the Business Combination, the equity to be received by RCR will be adjusted by the Cycurion common stock-into-New Cycurion Common Stock ratio.

Further, the RCR Term Sheet expires on the soonest of (i) closing of the transactions contemplated thereby, (ii) April 11, 2025, if the transactions contemplated thereby have not closed by then, (iii) Cycurion’s termination thereof, and (iv) the mutual termination by all of the parties thereto. Notwithstanding anything to the contrary contained therein, Cycurion may terminate its obligations under the RCR Term Sheet and the transactions contemplated hereby for any reason or for no reason without any further obligations and without any liability at any time through and including April 11, 2025.

The foregoing brief summary description of certain terms and provisions of the RCR Term Sheet does not purport to be complete and is qualified in its entirety by reference to the full text of the RCR Term Sheet, a copy of which is attached to this Registration Statement on Form S-4 as Exhibit 10.22 and the RCR Term Sheet Amendments, a copy of each which is attached to this Registration Statement on Form S-4 as Exhibit 10.22a, Exhibit 10.22b and Exhibit 10.22c. Readers are encouraged to read that Exhibit in full for a more comprehensive understanding of the transaction contemplated by the RCR Term Sheet.

Results of Operations for the years ended December 31, 2023 and 2022

	Years Ended December 31,
	2023	2022
Revenue	$15,304,211	$9,932,844
Cost of revenue	12,279,427	8,082,559
Gross profit	3,024,784	1,850,285
Selling, general and administrative	2,463,741	1,722,416
Interest and other expenses	(561,043)	(420,741)
Net income/loss	$(12,567)	$(292,872)

Revenue

Revenues for the year ended December 31, 2023 were $15,304,211, as compared to $9,932,844 for the year ended December 31, 2022, an increase of $5,371,367, representing 54.08% increase in revenues.

This increase in the revenues for the year ended December 31, 2023 is attributed to the improvement of key business segments and the addition of new state and local contracts, partially offset by the termination of certain contracts.

Cost of Revenue

The cost of revenue for the year ended December 31, 2023, was approximately $12,279,427, nearly all of which is related to costs incurred while delivering services to our customers and expansion of our employee base.to address our business growth. Conversely, the cost of revenue for the year ended December 31, 2022, was approximately $8,082,559, nearly all of which is related to costs incurred while servicing our contracts, including contractual and servicing obligations with our employees and contractors. This $4,196,868 (51,92%) increase in the cost of revenues is directly attributable to contractor related expenses resulting from new contracts serviced by the Company.

Research and Development

We did not have any Research and Development expenses for the years ended December 31, 2023 and December 31, 2022.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expenses were $2,463,741 and $1,722,416 for the years ended December 31, 2023 and 2022, respectively. This $741,325 increase in SG&A expenses is primarily due to increased legal, administrative, and consulting fees in the 2023 fiscal year.

Interest and Other Expense

Interest and other expense was approximately $561,043 and 420,741 for the years ended December 31, 2023 and 2022, respectively. These expenses for the year ended December 31, 2023 include interest-related expenses and fees, related to the payment of our bank instrument, and other loan obligations.

Cash Flows

	The Years Ended December 31,
	2023	2022
Cash and cash equivalents at the beginning of the period	$102,686	$89,305
Net cash provided by (used in) operating activities	(832,252)	(720,031)
Net cash used in investing activities	0	0
Net cash provided by financing activities	898,447	734,088
Cash and cash equivalents at the end of the period	$168,881	$102,686

Operating Activities

For the year ended December 31, 2023, net cash used by operating activities was $832,252, which included $12,567 in net losses, $1,062,249 decrease in accounts receivable and $242,564 increase in accounts and other payables.

For the year ended December 31, 2022, net cash used by operating activities was $720,031, which included $292,872 in net losses, $1,580,870 decrease in accounts receivable and $1,153,711 increase in accounts and other payables.

Investing Activities

For the year ended December 31, 2023, net cash used in investing activities was approximately $0.

For the year ended December 31, 2022, net cash used in investing activities was approximately $0.

Financing Activities

For the year ended December 31, 2023, net cash provided by financing activities was $898,447. The net cash provided includes $449,885 in proceeds from loans and notes payables and $478,272 used in the repayment of bank borrowings and notes payables. Furthermore, we recognized $956,251 in net proceeds from our factoring agreement with Cycurion.

For the year ended December 31, 2022, net cash provided by financing activities was $734,088. The net cash provided includes $613,000 in proceeds from loans and notes payables and $677,413 used in the repayment of bank borrowings and notes payables. Furthermore, we recognized $793,225 in net proceeds from our factoring agreement with Cycurion.

Liquidity and Capital Resources

Going Concern

We have incurred operating losses since inception through the end of our 2023 fiscal year, having had negative cash flow from operations. As of December 31, 2023, we had an accumulated deficit of approximately $7,210,210, a decline compared to our accumulated deficit of approximately $7,197,643 at December 31, 2022. This decline was the result of losses incurred during our fiscal year 2023. Furthermore, we expect possible, significant operating losses for the next few years. We also utilized cash in operations of approximately $832,252 in the twelve months ended December 31, 2023. As of December 31, 2023, we had unrestricted cash of approximately $169 thousand, an increase of $66 thousand from approximately $103 thousand at December 31, 2022. As of December 31, 2023, our total assets increased to approximately $4.25 million from approximately $3.12 million at December 31, 2022, primarily due to a $1.1 million increase in our accounts receivable. Based on our current capital resources as of December 31, 2023, including our unrestricted cash and accounts receivable (net) of $4.1 million, we expect to be able to continue our operations for a minimum of 24 months as of the date of this prospectus. Nevertheless, our continuation as a going concern is dependent on our ability to obtain additional financing until we can generate sufficient, consistent cash flow from operations to meet the expected growth in our obligations. We intend to continue to seek additional debt or equity financing to continue our operations.

Our consolidated financial statements have been prepared on a going concern basis, which implies we may not continue to meet our obligations and continue our operations for the next fiscal year. The continuation of our Company as a going concern is dependent upon our ability to obtain necessary debt or equity financing to continue operations until we begin generating positive cash flow.

There is no assurance that we will ever be consistently profitable or, notwithstanding our recent financing activities, that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, as planned, and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Off-balance sheet arrangements

We did not have any off-balance sheet arrangements during the periods presented, and we do not currently have any off-balance sheet arrangements, as defined in the SEC rules and regulations.

Revenue Recognition

We adopted the new revenue standard, ASC 606, on January 1, 2018, using the full retrospective approach. The adoption did not have an effect on 2023 or 2023 revenue recognition or a cumulative effect on opening equity, as the timing and measurement of revenue recognition is materially the same as under ASC 605. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer
●	Step 2: Identify the performance obligations in the contract
●	Step 3: Determine the transaction price
●	Step 4: Allocate the transaction price to the performance obligations in the contract
●	Step 5: Recognize revenue when the company satisfies a performance obligation

For contracts where the period between when we transfer a promised good or service to the customer and when the customer pays is one year or less, we have elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

Our performance obligation is to provide a development service that enhances an asset that the customer controls. We receive upfront payments in advance of providing services and payment upon reaching milestones.

We are not able to reasonably measure the outcome of our performance obligations that are satisfied over time because we are in the early stages of the contracts. Therefore, the amount of performance that will be required in our contracts cannot be reliably estimated and we recognize revenue up to the amount of costs incurred.

Stock-based compensation

We measure and recognize compensation expense for all options based on the estimated fair value of the award on the grant date. We use the Black-Scholes option-pricing model to estimate the fair value of option awards. The fair value is recognized as expense on a straight-line basis over the requisite service period. We account for forfeitures as they occur. We recognize expense for awards where vesting is subject to a market or performance condition based on the derived service period. Expense for awards with performance conditions would be estimated and adjusted on a quarterly basis based upon our assessment of the probability that the performance condition will be met.

The determination of the grant date fair value of options using an option pricing model is affected principally by our estimated fair value of shares of our Common Stock and requires management to make a number of other assumptions, including the expected life of the option, the volatility of the underlying shares, the risk-free interest rate and expected dividends. The assumptions used in our Black-Scholes option-pricing model represent management’s best estimates at the time of measurement. These estimates are complex, involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective. If any assumptions change, our stock-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

●	Fair Value of Common Stock. As our Common Stock has not historically been publicly traded, we estimated the fair value of our Common Stock. See “Fair Value of Common Stock” and “Common Stock Valuation Methodology” sections.

●	Expected Term. The expected term represents the period that our options are expected to be outstanding. We calculated the expected term using the simplified method for options based on the average of each option’s vesting term and the contractual period during which the option can be exercised, which is typically 10 years following the date of grant.
●	Expected Volatility. The expected volatility was based on the historical share volatility of several of our comparable publicly traded companies over a period of time equal to the expected term of the options, as we do not have any trading history to use the volatility of our Common Stock.
●	Risk-Free Interest Rate. The risk-free interest rate was based on the yields of U.S. Treasury securities with maturities appropriate for the term of the award.
●	Expected Dividend Yield. We have not paid dividends on our Common Stock nor do we expect to pay dividends in the foreseeable future.

Fair Value of Common Stock

Historically, for all periods prior to this offering, the fair values of the shares of Common Stock underlying our options were estimated on each grant date by our board of directors. In order to determine the fair value, our board of directors considered, among other things, contemporaneous valuations of our Common Stock and Preferred Stock prepared by unrelated third-party valuation firms in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. Given the absence of a public trading market of our capital stock, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our Common Stock, including:

●	Contemporaneous third-party valuations of our Common Stock;
●	The prices, rights, preferences, and privileges of our Preferred Stock relative to our Common Stock;
●	Our business, financial condition, and results of operations, including related industry trends affecting our operations;
●	The likelihood of achieving a liquidity event, such as an initial public offering or sale of our company, given prevailing market conditions;
●	The lack of marketability of our Common Stock;
●	The market performance of comparable publicly traded companies; and
●	U.S. and global economic and capital market conditions and outlook.

Critical accounting policies and significant judgments and estimates

Our financial statements are prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, costs, and expenses. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates. Our most critical accounting policies are summarized below. See Note 2 to our consolidated financial statements for the years ended December 31, 2023 and 2022 for a description of our other significant accounting policies.

Recent accounting pronouncements

See Note 2 to our consolidated financial statements for the years ended December 31, 2023 and 2022 for a description of recent accounting pronouncements applicable to our financial statements.

Results of Operations for the nine months ended September 30, 2024 and 2023

	Nine Months Ended September 30,
	2024	2023
Revenue	$11,723,118	$10,926,058
Cost of revenue	9,131,159	8,879,828
Gross profit	2,591,959	2,046,230
Selling, general and administrative	2,501,625	2,194,240
Interest and other expenses	199,290	35,910
Net income(loss)	$(108,956)	$(183,920)

Revenue

Revenues for the nine months ended September 30, 2024, were $11,723,118, as compared to $10,925,058 for the nine months ended September 30, 2023, an increase of $797,060, representing 7.30% increase in revenues.

This increase in the revenues for the nine months ended September 30, 2024, is attributed to the addition of new commercial, state, and local contracts, partially offset by the conclusion of certain contracts.

Cost of Revenue

The cost of revenue for the nine months ended September 30, 2024, was approximately $9,131,159, nearly all of which is related to costs incurred while delivering services to our customers and expansion of our employee base to address our business growth. Conversely, the cost of revenue for the nine months ended September 30, 2023, was approximately $8,879,828, nearly all of which is related to costs incurred while servicing our contracts, including contractual and servicing obligations with our employees and contractors. This $251,331 (2.83%) increase in the cost of revenues is directly attributable to new expenses brought about by the expansion of business customer base, offset by reduced servicing costs.

Research and Development

We did not have any Research and Development expenses for the nine months ended September 30, 2024 and the nine months ended September 30, 2023.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expenses were $2,501,625 and $2,194,240 for the nine months ended September 30, 2024 and 2023, respectively. This $307,385 (14.01%) increase in SG&A expenses is primarily due to increased administrative, legal, consulting and marketing expenses for the nine months ended September 30, 2024.

Interest and Other Expenses

Interest and other expenses were approximately $199,290 for the nine months ended September 30, 2024, while the Company had interest and other expenses of $35,910 for the nine months ended September 30, 2023.

Cash Flows

	The Nine Months Ended September 30,
	2024	2023
Cash and cash equivalents at the beginning of the period	$168,881	$102,686
Net cash provided by (used in) operating activities	(31,144)	(505,361)
Net cash used in investing activities	—	—
Net cash provided by financing activities	(89,195)	693,529
Cash and cash equivalents at the end of the period	$48,542	$290,854

Operating Activities

For the nine months ended September 30, 2024, net cash used by operating activities was $31,144, which included $108,956 in net losses, $524,918 increase in accounts receivable, and $447,106 decrease in accounts payable.

For the nine months ended September 30, 2023, net cash used by operating activities was $505,361, which included $183,920 in net losses, $83,790 decrease in accounts receivable, $243,996 increase in accounts and other payables.

Investing Activities

For the nine months ended September 30, 2024, net cash used in investing activities was $0.

For the nine months ended September 30, 2023, net cash used in investing activities was $0.

Financing Activities

For the nine months ended September 30, 2024, net cash used by financing activities was $217,426. The net cash used includes $7,541,379 in proceeds from factoring agreements with Cycurion Inc, $607,280 in proceeds from loans payables and advances, offset by $7,953,875 used for the repayment of recourse factoring agreement with Cycurion Inc, $412,210 used for the repayment of notes payable and advances, and payment made by related party as loan advance to company of $128,231.

For the nine months ended September 30, 2023, net cash provided by financing activities was $693,529. The net cash provided includes $8,477,806 in proceeds from factoring agreements with Cycurion Inc, $419,885 in proceeds from loans payables and advances, offset by $7,843,210 used for the repayment of recourse factoring agreement with Cycurion Inc, and $390,479 used for the repayment of notes payable and advances, and payment made by related party as loan advances to the company of $29,526.

Liquidity and Capital Resources

Going Concern

We have incurred operating losses since inception through the period ended September 30, 2024, having had negative cash flow from operations. As of September 30, 2024, we had an accumulated deficit of approximately $6,923,573, as compared to our accumulated deficit of approximately $6,814,617 at December 31, 2023. The increase of our accumulated deficit was a result of our net losses for the nine months ended September 30, 2024.

Furthermore, we expect continued, significant operating losses for the next few years. As of September 30, 2024, we had unrestricted cash of approximately $49 thousand, a decrease of $120 thousand from approximately $169 thousand at December 31, 2023. As of September 30, 2024, our total assets decreased to approximately $3.7 million from approximately $4.3 million at December 31, 2023, primarily due to decreases in our net receivables. Based on our current capital resources as of September 30, 2024, including our unrestricted cash and accounts receivable (net) of $3.6 million, we expect to be able to continue our operations for a minimum of 24 months as of the date of this prospectus. Nevertheless, our continuation as a going concern is dependent on our ability to obtain additional financing until we can generate sufficient, consistent cash flow from operations to meet the expected growth in our obligations. We intend to continue to seek additional debt or equity financing to continue our operations.

Our consolidated financial statements have been prepared on a going concern basis, which implies we may not continue to meet our obligations and continue our operations for the next fiscal year. The continuation of our Company as a going concern is dependent upon our ability to obtain necessary debt or equity financing to continue operations until we begin generating positive cash flow.

There is no assurance that we will ever be consistently profitable or, notwithstanding our recent financing activities, that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, as planned, and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Off-balance sheet arrangements

We did not have any off-balance sheet arrangements during the periods presented, and we do not currently have any off-balance sheet arrangements, as defined in the SEC rules and regulations.

Revenue Recognition

We adopted the new revenue standard, ASC 606, on January 1, 2018, using the full retrospective approach. The adoption did not have an effect on 2023 or 2022 revenue recognition or a cumulative effect on opening equity, as the timing and measurement of revenue recognition is materially the same as under ASC 605. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer
●	Step 2: Identify the performance obligations in the contract
●	Step 3: Determine the transaction price
●	Step 4: Allocate the transaction price to the performance obligations in the contract
●	Step 5: Recognize revenue when the company satisfies a performance obligation

For contracts where the period between when we transfer a promised good or service to the customer and when the customer pays is one year or less, we have elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

Our performance obligation is to provide a development service that enhances an asset that the customer controls. We receive upfront payments in advance of providing services and payment upon reaching milestones.

We are not able to reasonably measure the outcome of our performance obligations that are satisfied over time because we are in the early stages of the contracts. Therefore, the amount of performance that will be required in our contracts cannot be reliably estimated and we recognize revenue up to the amount of costs incurred.

Stock-based compensation

We measure and recognize compensation expense for all options based on the estimated fair value of the award on the grant date. We use the Black-Scholes option-pricing model to estimate the fair value of option awards. The fair value is recognized as expense on a straight-line basis over the requisite service period. We account for forfeitures as they occur. We recognize expense for awards where vesting is subject to a market or performance condition based on the derived service period. Expense for awards with performance conditions would be estimated and adjusted on a quarterly basis based upon our assessment of the probability that the performance condition will be met.

The determination of the grant date fair value of options using an option pricing model is affected principally by our estimated fair value of shares of our Common Stock and requires management to make a number of other assumptions, including the expected life of the option, the volatility of the underlying shares, the risk-free interest rate and expected dividends. The assumptions used in our Black-Scholes option-pricing model represent management’s best estimates at the time of measurement. These estimates are complex, involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective. If any assumptions change, our stock-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

●	Fair Value of Common Stock. As our Common Stock has not historically been publicly traded, we estimated the fair value of our Common Stock. See “Fair Value of Common Stock” and “Common Stock Valuation Methodology” sections.

●	Expected Term. The expected term represents the period that our options are expected to be outstanding. We calculated the expected term using the simplified method for options based on the average of each option’s vesting term and the contractual period during which the option can be exercised, which is typically 10 years following the date of grant.
●	Expected Volatility. The expected volatility was based on the historical share volatility of several of our comparable publicly traded companies over a period of time equal to the expected term of the options, as we do not have any trading history to use the volatility of our Common Stock.
●	Risk-Free Interest Rate. The risk-free interest rate was based on the yields of U.S. Treasury securities with maturities appropriate for the term of the award.
●	Expected Dividend Yield. We have not paid dividends on our Common Stock nor do we expect to pay dividends in the foreseeable future.

Fair Value of Common Stock

Historically, for all periods prior to this offering, the fair values of the shares of Common Stock underlying our options were estimated on each grant date by our board of directors. In order to determine the fair value, our board of directors considered, among other things, contemporaneous valuations of our Common Stock and Preferred Stock prepared by unrelated third-party valuation firms in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. Given the absence of a public trading market of our capital stock, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our Common Stock, including:

●	Contemporaneous third-party valuations of our Common Stock;
●	The prices, rights, preferences, and privileges of our Preferred Stock relative to our Common Stock;
●	Our business, financial condition, and results of operations, including related industry trends affecting our operations;
●	The likelihood of achieving a liquidity event, such as an initial public offering or sale of our company, given prevailing market conditions;
●	The lack of marketability of our Common Stock;
●	The market performance of comparable publicly traded companies; and
●	U.S. and global economic and capital market conditions and outlook.

Critical accounting policies and significant judgments and estimates

Our financial statements are prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, costs, and expenses. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates. Our most critical accounting policies are summarized below. See Note 2 to our consolidated financial statements for the nine months ended March 31, 2024 and 2023 for a description of our other significant accounting policies.

Recent accounting pronouncements

See Note 2 to our consolidated financial statements for the nine months ended September 30, 2024 and 2023 for a description of recent accounting pronouncements applicable to our financial statements.

DESCRIPTION OF SECURITIES OF WESTERN

Unless otherwise indicated or the context otherwise requires, references in this section to “the Company,” “we,” “our,” “us,” and other similar terms refer to Western before the Business Combination.

General

As of the effective date of the registration statement of which this prospectus forms a part, our amended and restated certificate of incorporation will authorize the issuance of 50,000,000 shares of common stock, par value $0.0001. As of the date this proxy statement/prospectus was filed Western had 3,424,879 shares of common stock issued and outstanding. No preferred shares are issued or outstanding. The following description summarizes all of the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description, you should refer to our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per whole share, subject to adjustment for stock splits, re-organizations, and dilutive issuances prior to the completion of the Business Combination. Each warrant will become exercisable on the later of one year after the closing of this offering or 30 days after the consummation of our initial business combination and will expire five years after the completion of our initial business combination, or earlier upon redemption.

Common Stock

Our holders of record of our common stock are entitled to one vote for each share held on all matters to be voted on by stockholders.

We will consummate our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial business combination.

Pursuant to our amended and restated certificate of incorporation and the decision of our Board, if we do not consummate our initial business prior to January 11, 2025, we will (i) cease all operations except for the purpose of winding up, as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish our Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii), above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our insiders have agreed to waive their rights to share in any distribution with respect to their insider shares.

Our stockholders have no conversion, preemptive, or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that, in connection with any proposed initial business combination, we will either (1) seek stockholder approval of such initial business combination at a meeting called for such purpose at which our Public Stockholders may seek to convert their public shares, regardless of whether they vote for or against the proposed initial business combination, into their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable and up to $100,000 in expenses to liquidate the Company); or (2) provide our Public Stockholders with the opportunity to sell their public shares to us by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable), in each case subject to the limitations described herein.

If we hold a stockholder vote to amend any provisions of our certificate of incorporation relating to stockholder’s rights or pre-initial business combination activity (including the substance or timing within which we have to complete an initial business combination), we will provide our Public Stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, divided by the number of then-outstanding public shares, in connection with any such vote. In either of such events, converting stockholders would be paid their pro rata portion of the trust account promptly following consummation of the initial business combination or the approval of the amendment to the certificate of incorporation. If the initial business combination is not consummated or the amendment is not approved, stockholders will not be paid such amounts.

Preferred Stock

There are no shares of preferred stock outstanding. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits us, prior to an initial business combination, from issuing preferred stock that participates in any manner in the proceeds of the trust account, or that votes as a class with the common stock on our initial business combination. We may issue some or all of the preferred stock to effect our initial business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying, or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we reserve the right to do so in the future.

Warrants

Public Warrants

11,500,000 public warrants are currently outstanding. Each warrant will entitle the registered holder to purchase one share of common stock at a price of $11.50 per whole share, subject to adjustment as discussed below, upon the later of: (i) one year after the date that the registration statement of which this prospectus forms a part is declared effective by the SEC; and (ii) the consummation by us of an initial business combination and terminating on the five-year anniversary of the completion of the initial business combination.

Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of public warrants may be exercised at any given time by a warrant holder. However, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within 60 business days from the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of our initial business combination at 5:00 p.m., New York City time.

We may call the outstanding warrants for redemption (including any warrants already issued upon exercise of the unit purchase option), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable,
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,
●	provided that the reported last sale price of the shares of our common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and
●	Provided that there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price that is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 20 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants will be issued in registered form under our Warrant I with Equiniti Trust Company, LLC, as warrant agent. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then-outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger, or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

Except as described above, no public warrants will be exercisable for cash and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the shares of common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of common stock outstanding.

Dividends

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of an initial business combination. The payment of any dividends subsequent to an initial business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our shares of common stock and warrant agent for our warrants is Equiniti Trust Company, LLC, 55 Challenger Road, Floor 2, Ridgefield Park, New Jersey 07660.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

We have opted out of Section 203 of the DGCL. However, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “initial business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

●	prior to such time, our board of directors approved either the initial business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding certain shares); or
●	on or subsequent to such time, the initial business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholders.

Generally, an “initial business combination” includes a merger, asset, or stock sale to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under some circumstances, this provision will make it more difficult for a person who is an interested stockholder to effect various initial business combinations with us for a three-year period.

Our certificate of incorporation will provide that our initial stockholders and their various affiliates, successors, and transferees will not be deemed to be “interested stockholders” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to this provision.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF NEW CYCURION’S SECURITIES AFTER THE BUSINESS COMBINATION

The following description of the material terms of New Cycurion’s securities reflects the anticipated state of affairs upon completion of the Business Combination. This description is a summary and is not complete. We urge you to read in their entirety the Proposed Charter, which is attached as Annex B to this proxy statement/prospectus.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of an aggregate of 100 million shares of Common Stock, $0.0001 par value per share and 20 million shares of preferred stock, $0.0001 par value per share. The shares of Common Stock to be issued in the Business Combination will be duly authorized, validly issued, fully paid and non-assessable. Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

As of the record date for the Special Meeting, Western had 3,424,879 shares of its Common Stock outstanding. Western has also issued 11,876,000 warrants, of which 376,000 are Private Warrants and 11,500,000 are Public Warrants.

Common Stock

We expect to have approximately 39,766,278 shares of Western common stock outstanding immediately after the consummation of the Business Combination, assuming that no shares of outstanding Western common stock are redeemed in connection with the Business Combination, and (i) all of the shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, and Series D Convertible Preferred Stock have been converted into shares of New Cycurion common stock, (ii) all of the outstanding warrants held by the Cycurion Legacy Stakeholders (but not the 11,500,000 Public Warrants or the 376,000 Private Warrants) have been exercised into shares of New Cycurion common stock, and (iii) all of the employee-related options or restricted stock units have been exercised or vested, as appropriate, for shares of New Cycurion common stock.

Voting Rights

Each holder of the shares of Western common stock is entitled to one vote for each share of Western common stock held of record by such holder on all matters on which stockholders generally are entitled to vote, as provide by the Proposed Charter. The holders of the shares of Western common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by the holders of Western common stock must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast present in person or represented by proxy, unless otherwise specified by law, the Proposed Charter.

Dividend Right

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Western common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the New Cycurion Board out of funds legally available therefor.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of New Cycurion’s affairs, the holders of the shares of Western common stock are entitled to share ratably in all assets remaining after payment of New Cycurion’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of Western common stock, then outstanding, if any.

Preemptive or Other Rights

The holders of shares of Western common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of Western common stock. The rights, preferences, and privileges of holders of shares of Western common stock will be subject to those of the holders of any shares of the preferred stock New Cycurion may issue in the future.

Preferred Stock

The Proposed Charter authorizes the New Cycurion Board to establish one or more series of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of the Proposed Charter, the authorized shares of preferred stock will be available for issuance without further action by holders of Western common stock. The New Cycurion Board is able to determine, with respect to any series of preferred stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations, or restrictions thereof, if any.

New Cycurion could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Western common stock might believe to be in their best interests or in which the holders of Western common stock might receive a premium over the market price of the shares of Western common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of Western common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions upon a liquidation, dissolution or winding up, or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Western common stock.

In connection with the Closing of the Business Combination and the approval of the Proposed Charter, four series of Preferred Stock will be authorized and shares of each series will be issued. The quantum of issuances is detailed on the table located on the cover of the Prospectus. A description of each series is set forth below.

Series A Convertible Preferred Stock

The material attributes of the shares of New Cycurion’s Series A Convertible Preferred Stock to be issued at the Closing are:

Voting Rights:    Holders of shares of New Cycurion’s Series A Convertible Preferred Stock shall have voting rights on an as-if-converted-to-common stock basis and as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for New Cycurion’s Series A Convertible Preferred Stock.

Dividend Rights:    Holders of shares of New Cycurion’s Series A Convertible Preferred Stock shall be entitled to receive, and New Cycurion shall pay, dividends on shares of New Cycurion’s Series A Convertible Preferred Stock at the rate of twelve percent (12%) per annum of the $[●] per-share Stated Value of the Series A Convertible Preferred Stock. The dividends shall be paid payable quarterly in arrears in shares of common stock, calculated for each dividend payment on an as-if-converted-to-Common-Stock basis.

Conversion Rights:    Shares of New Cycurion’s Series A Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into shares of common stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series A Convertible Preferred Stock-for-25.6938 shares of common stock, subject to adjustment.

Liquidation Preference:    Holders of shares of New Cycurion’s Series A Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up of New Cycurion, whether voluntary or involuntary, shall be entitled to receive out of the assets, whether capital or surplus, of New Cycurion an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of New Cycurion’s Series A Convertible Preferred Stock before any distribution or payment shall be made to the holders of common stock, and, if the assets of New Cycurion shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of New Cycurion’s Series A Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Protective Provisions:    As long as any shares of Series A Convertible Preferred Stock are outstanding, New Cycurion shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series A Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series A Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for New Cycurion’s Series A Convertible Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series A Convertible Preferred Stock, (c) increase the number of authorized shares of Series A Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Series B Convertible Preferred Stock

The material attributes of the shares of New Cycurion’s Series B Convertible Preferred Stock to be issued at the Closing are:

Voting Rights:    Holders of shares of New Cycurion’s Series B Convertible Preferred Stock shall not have any voting rights except as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for New Cycurion’s Series B Convertible Preferred Stock.

Dividend Rights:    Holders of shares of New Cycurion’s Series B Convertible Preferred Stock shall be entitled to receive, and New Cycurion shall pay, dividends on shares of Series B Convertible Preferred Stock (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of common stock when, as, and if such dividends are paid on shares of common stock.

Conversion Rights:    Shares of New Cycurion’s Series B Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into shares of common stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series B Convertible Preferred Stock-for-one share of common stock, subject to adjustment.

Liquidation Preference:    Holders of shares of New Cycurion’s Series B Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up of New Cycurion, whether voluntary or involuntary, shall be entitled to receive out of the assets, whether capital or surplus, of New Cycurion an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series B Convertible Preferred Stock before any distribution or payment shall be made to the holders of common stock, and, if the assets of New Cycurion shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of Series B Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Protective Provisions:    As long as any shares of Series B Convertible Preferred Stock are outstanding, New Cycurion shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series B Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for New Cycurion’s Series B Convertible Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series B Convertible Preferred Stock, (c) increase the number of authorized shares of Series B Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Series C Convertible Preferred Stock

The material attributes of the shares of New Cycurion’s Series C Convertible Preferred Stock to be issued at the Closing are:

Voting Rights:    Holders of shares of New Cycurion’s Series C Convertible Preferred Stock shall have voting rights on an as-if-converted to common stock basis and required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for New Cycurion’s Series C Convertible Preferred Stock.

Dividend Rights:    Holders of shares of New Cycurion’s Series C Convertible Preferred Stock shall be entitled to receive, and New Cycurion shall pay, dividends on shares of New Cycurion’s Series C Convertible Preferred Stock at the rate of twelve percent (12%) per annum of the $[●] per-share Stated Value of the Series C Convertible Preferred Stock. The dividends shall be paid payable quarterly in arrears in shares of common stock, calculated for each dividend payment on an as-if-converted-to-Common-Stock basis.

Conversion Rights:    Shares of New Cycurion’s Series C Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into shares of common stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series C Convertible Preferred Stock-for-388.0579 shares of common stock, subject to adjustment.

Liquidation Preference:    Holders of shares of New Cycurion’s Series C Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up of New Cycurion, whether voluntary or involuntary, shall be entitled to receive out of the assets, whether capital or surplus, of New Cycurion an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series C Convertible Preferred Stock before any distribution or payment shall be made to the holders of common stock, and, if the assets of New Cycurion shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of Series C Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Protective Provisions:    As long as any shares of Series C Convertible Preferred Stock are outstanding, New Cycurion shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series C Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series C Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for New Cycurion’s Series C Convertible Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series C Convertible Preferred Stock, (c) increase the number of authorized shares of Series C Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Series D Convertible Preferred Stock

The material attributes of the shares of New Cycurion’s Series D Convertible Preferred Stock to be issued at the Closing are:

Voting Rights:   Holders of shares of New Cycurion’s Series D Convertible Preferred Stock shall not have any voting rights except as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for New Cycurion’s Series D Convertible Preferred Stock.

Dividend Rights:   Holders of shares of New Cycurion’s Series D Convertible Preferred Stock shall be entitled to receive, and New Cycurion shall pay, dividends on shares of Series D Convertible Preferred Stock (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of common stock when, as, and if such dividends are paid on shares of common stock.

Conversion Rights:   Shares of New Cycurion’s Series D Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into shares of common stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series D Convertible Preferred Stock-for-one share of common stock, subject to adjustment.

Liquidation Preference:   Holders of shares of New Cycurion’s Series D Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up of New Cycurion, whether voluntary or involuntary, shall be entitled to receive out of the assets, whether capital or surplus, of New Cycurion an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series D Convertible Preferred Stock before any distribution or payment shall be made to the holders of common stock, and, if the assets of New Cycurion shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of Series D Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Protective Provisions:   As long as any shares of Series D Convertible Preferred Stock are outstanding, New Cycurion shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series D Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series D Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for New Cycurion’s Series D Convertible Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series D Convertible Preferred Stock, (c) increase the number of authorized shares of Series D Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Warrants

Cycurion Warrants

In connection with the Business Combination, each outstanding and unexercised warrant to purchase Cycurion common stock from Cycurion, subject to certain exceptions, shall be converted into a warrant to acquire shares of Western common stock and each holder of a warrant to acquires shares of New Cycurion shall cease to have any rights with respect to warrants to acquire shares of Cycurion common stock.

Public Warrants

The Public Warrants will remain unaffected following the Business Combination and are described above.

Restrictions on Sale of Certain New Cycurion Securities After Closing

Certain securities of New Cycurion that will be outstanding immediately after Closing will be subject to restrictions on sale pursuant to various lock-up agreements and leak-out agreements to be entered into by the holders of those securities. These include securities of Western that are currently outstanding and securities of Cycurion that are currently outstanding and that, at the Closing, will be exchanged for securities of Western. The chart below details the securities outstanding before and after Closing with footnotes describing the terms of the agreements that will apply to those securities after the Closing.

	Cycurion and
	Western	New Cycurion
	Pre-Merger	Post-Merger
Cycurion Common Stock	12,813,094	6,543,073	(1)
Series A Convertible Preferred Stock	345,528	106,816	(2)
({Series A} Common Equivalents)	8,877,931	4,533,561
Total {Series A} Warrants	1,333,336	680,875	(3)
Series C	—	4,851	(4)
“Presumptive Preferred” {Series C} Common	1,356,589	—
(“Presumptive Preferred” {Series C} Common Equivalents)	—	2,972,320
“Presumptive Preferred” {Series C} Warrants	406,969	—
Warrants (Other Common Stock Purchase Warrants of Cycurion)	529,067	216,137	(5)
Series B Convertible Preferred Stock {Series B}	3,000	3,000	(6)
({Series B} Common Equivalents)	6,000,000	6,000,000	(6)
{Series B} Warrants	6,000,000	6,000,000	(7)
Series D Convertible Preferred Stock {Series D}	—	6,666,667	(8)
Aggregate Debt to be Exchanged at Closing	$3,333,333.33	—
{Series D} Common Stock (not included in Common Stock, above)	472,813	472,813	(9)
“Bridge to {Series D}” Warrants	1,181,468	—
{Series D} Warrants	—	7,272,728	(10)
IPO public investors Common Stock	N/A	173,879	(11)
IPO public investors Warrants	N/A	11,500,000	(12)
Sponsor Common Stock	N/A	2,875,000	(13)
Sponsor Private Placement (Common Stock)	N/A	376,000	(14)
Sponsor Private Placement (Warrants)	N/A	376,000	(15)
Baker & Hostetler LLP (Common Stock)	N/A	78,803	(16)
Seward & Kissel LLP (Common Stock)	N/A	250,000	(17)
A.G.P./Alliance Global Partners (Common Stock)	N/A	500,000	(18)
(1)	The holders of these securities are subject to different terms depending on the relevant agreements.

A one-year lock-up that will commence on the Closing.

Number of shares of New Cycurion post-merger common stock: 5,005,669.

Number of holders: 4.

The holders of these securities are not subject to any lock up of their securities.

Number of shares of New Cycurion post-merger common stock: 1,537,404.

Number of holders: 10.

(2)

The holders of these securities (and the underlying securities for which the holders have conversion rights) are subject to a one-year lock-up of their securities that will commence on the Closing, subject to release from the lock-up after six months from the Closing if, thereafter, the daily trading value of shares of New Cycurion common stock is greater than $150,000 for 30 consecutive trading days and the 30-day VWAP for shares of New Cycurion common stock is greater than $5.00.

Number of shares of New Cycurion post-merger Series A Convertible Preferred Stock: 106,816 (convertible for up to 4,533,561 shares of New Cycurion post-merger common stock).

Number of holders: 7.

(3)

The holders of these securities (and the underlying securities for which the holders have exercise rights) are subject to a one-year lock-up of their securities that will commence on the Closing, subject to release from the lock-up after six months from the Closing if, thereafter, the daily trading value of shares of New Cycurion common stock is greater than $150,000 for 30 consecutive trading days and the 30-day VWAP for shares of New Cycurion common stock is greater than $5.00.

Number of Series A warrants for New Cycurion post-merger common stock: 680,875 (exercisable for up to 680,875 shares of New Cycurion post-merger common stock).

Number of holders: 8.

(4)

The holders of these securities (and the underlying securities for which the holders have conversion rights) are subject to a one-year lock-up of their securities that will commence on the Closing, subject to release from the lock-up after six months from the Closing if, thereafter, the daily trading value of shares of New Cycurion common stock is greater than $150,000 for 30 consecutive trading days and the 30-day VWAP for shares of New Cycurion common stock is greater than $5.00.

Number of shares of New Cycurion post-merger Series C Convertible Preferred Stock: 4,851 (convertible for up to 2,972,320 shares of New Cycurion post-merger common stock).

Number of holders: 8.

(5)

The holders of these securities (and the underlying securities for which the holders have exercise rights) are subject to a one-year lock-up of their securities that will commence on the Closing, subject to release from the lock-up after six months from the Closing if, thereafter, the daily trading value of shares of New Cycurion common stock is greater than $150,000 for 30 consecutive trading days and the 30-day VWAP for shares of New Cycurion common stock is greater than $5.00.

Number of warrants for New Cycurion post-merger common stock: 216,137 (exercisable for up to 216,137 shares of New Cycurion post-merger common stock).

Number of holders: 3.

(6)	The holders of these securities (and the underlying securities for which the holders have conversion rights) are subject to different terms depending on the relevant agreements.

No lock-up or leak-out agreements.

Number of shares of New Cycurion post-merger Series B Convertible Preferred Stock: 355 (to be converted at Closing for 710,000 shares of New Cycurion post-merger common stock).

Number of holders: 6.

A nine-month leak-out that will commence on the Closing, such that aggregate sales cannot exceed 20% of the daily trading volume of shares of New Cycurion post-merger common stock.

Number of shares of New Cycurion post-merger Series B Convertible Preferred Stock: 2,645 (convertible for up to 5,290,000 shares of New Cycurion post-merger common stock).

Number of holders: 6.

(7)

The holders of these securities (and the underlying securities for which the holders have exercise rights) are subject to a nine-month leak-out that will commence on the Closing, such that their aggregate sales cannot exceed 20% of the daily trading volume of shares of New Cycurion post-merger common stock.

Number of Series B warrants for New Cycurion post-merger: 6,000,000 (exercisable for up to 6,000,000 shares of New Cycurion post-merger common stock).

Number of holders: 6.

(8)

The holders of these securities (and the underlying securities for which the holders have conversion rights) are subject to a nine-month leak-out that will commence on the Closing, such that their aggregate sales cannot exceed 10% of the daily trading volume of shares of New Cycurion common stock; provided, however, that the leak-out provisions shall terminate prior to the expiry of the nine-month period in the event that the holders of the Series B Convertible Preferred Stock have converted all of such preferred and have sold all of the converted shares into the public markets.

Number of shares of New Cycurion post-merger Series D Convertible Preferred Stock: 6,666,667 (convertible for up to 6,666,667 shares of New Cycurion post-merger common stock).

Number of holders: 9.

(9)	The holders of these securities are not subject to any lock-up or leak-out agreements.

Number of shares of New Cycurion post-merger common stock: 472,813.

Number of holders: 9.

(10)

The holders of these securities (and the underlying securities for which the holders have conversion rights) are subject to a nine-month leak-out that will commence on the Closing, such that their aggregate sales cannot exceed 10% of the daily trading volume of shares of New Cycurion common stock; provided, however, that the leak-out provisions shall terminate prior to the expiry of the nine-month period in the event that the holders of the Series B “Convertible Preferred Stock” have converted all of such preferred and have sold all of the converted shares into the public markets.

Number of Series B Warrants for New Cycurion post-merger common stock: 7,272,728 (exercisable for up to 7,272,728 shares of New Cycurion post-merger common stock).

Number of holders: 9.

(11)	These 173,879 securities were purchased in Western’s initial public offering and are not subject to any lock-up or leak-out agreements, but may be subject to Redemption at each holder’s option.

Number of shares of New Cycurion post-merger common stock: 173,879.

(12)

These 11,500,000 securities were purchased in Western’s initial public offering (and the underlying securities for which the holders have exercise rights) are not subject to any lock-up or leak-out agreements.

Number of Warrants for New Cycurion post-merger common stock: 11,500,000 (exercisable for up to 11,500,000 shares of New Cycurion post-merger common stock).

(13)	The holders of these securities are subject to a one-year lock-up of their securities that will commence on the Closing.

Number of shares of New Cycurion post-merger common stock: 2,875,000.

(14)	The holders of these securities are subject to a 30-day lock-up of their securities that will commence on the Closing.

Number of shares of New Cycurion post-merger common stock: 376,000.

(15)	The holders of these securities (and the underlying securities for which the holders have exercise rights) are subject to a 30-day lock-up of their securities that will commence on the Closing.

Number of Warrants for New Cycurion post-merger common stock: 376,000 (exercisable for up to 376,000 shares of New Cycurion post-merger common stock).

(16)	The holder of these securities is subject to a one-year lock-up of its securities that will commence on the Closing.

Number of shares of New Cycurion post-merger common stock: 78,803.

(17)	The holder of these securities is subject to a 20-day lock-up of its securities that will commence on the Closing.

Number of shares of New Cycurion post-merger common stock: 250,000.

(18)	The holder of these securities is subject to a six-month lock-up of its securities that will commence on the Closing.

Number of shares of New Cycurion post-merger common stock: 500,000.

Our Transfer Agent and Warrant Agent

The transfer agent and warrant agent will continue to be Equiniti Trust Company, LLC.

Anti-Takeover Effects of the Proposed Charter and Bylaws and Certain Provisions of Delaware Law

The Proposed Charter and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of New Cycurion by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of Nasdaq, which would apply so long as the shares of Western common stock remain listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. Additionally, the number of authorized shares of any series of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority in voting power, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The New Cycurion Board may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control of New Cycurion or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved shares of common stock or preferred stock may be to enable New Cycurion’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Cycurion by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Vacancies and Newly Created Directorships

The Proposed Charter provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled solely only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders.

Special Stockholder Meetings

The Proposed Charter provides that special meetings of our stockholders may be called at any time only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, subject to the rights of holders of any series of preferred stock then outstanding

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock of New Cycurion, the Proposed Charter does not permit our holders of common stock to act by consent in writing.

Section 203 of the DGCL

New Cycurion will be subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203” regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, New Cycurion’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	at or subsequent to the date of the transaction, the business combination is approved by New Cycurion’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Western Board expects the existence of this provision to have an anti-takeover effect with respect to transactions New Cycurion’s board of directors does not approve in advance. The Western Board also anticipates that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of the Proposed Charter and New Cycurion’s Bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of Western common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in New Cycurion’s management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.

Exclusive forum for certain lawsuits

Our Proposed Charter requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Proposed Charter or bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against Western’s directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, our Proposed Charter provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Additionally, unless we consent in writing to the selection of an alternative forum, the federal courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, other employees, or agents. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in the Proposed Charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

The Common Stock of New Cycurion is expected to be listed on Nasdaq under the symbol “TBD”.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of Common Stock or Warrants of New Cycurion for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Cycurion at the time of, or at any time during the three months preceding, a sale and (ii) New Cycurion is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock or Warrants of New Cycurion for at least six months but who are affiliates of New Cycurion at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Western common stock then outstanding; or
●	the average weekly reported trading volume of Western common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Cycurion under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New Cycurion.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K Current Reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its founder shares and Private Warrants, as applicable, pursuant to Rule 144 without registration one year after Western has completed its initial business combination, subject to the terms of the Sponsor Support Agreement.

Following the Closing, New Cycurion will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS

If the Charter Amendment Proposal is approved, the Proposed Charter will amend and replace the Current Charter. The following table sets forth a summary of the principal proposed changes and the differences between Western’s stockholders’ rights under the Current Charter and under the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex B. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences. For more information on the Charter Amendment Proposal, see the section entitled “The Charter Amendment Proposal.”

For more information on the Charter Amendment Proposal, see the section titled “The Charter Amendment Proposal.”

Current Governance	Proposed Governance

Name Change
Western’s current name is Western Acquisition Ventures Corp.	Upon Closing, Western’s name will be changed to Cycurion, Inc.

Purpose

The Current Charter provides that the purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation including, but not limited to, a Business Combination.

The Proposed Charter will provide that the purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Authorized Capital Stock
The Current Charter authorizes the issuance of up to 51,000,000shares, par value $0.0001 per share, consisting of: 50,000,000 shares of Common Stock; and 1,000,000 shares of Preferred Stock.	The Proposed Charter will authorize the issuance of up to 105,000,000 shares, par value $0.0001 per share, consisting of: 100,000,000 shares of Common Stock; and 5,000,000 shares of Preferred Stock.

Voting

The Current Charter provides that, except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

The Proposed Charter provides that, subject to the rights of any holders of any series of Preferred Stock, each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at any meeting of stockholders.

Rights of Preferred Stock

The Current Charter provides the Board of Directors with the authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

The Proposed Charter will permit the board of directors of New Cycurion to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, as permitted by the DGCL.

Current Governance	Proposed Governance
Conversion

The Current Charter provides that, in the event that a Business Combination is approved and is consummated by the corporation, any holder of shares of Common Stock sold in the IPO (“IPO Shares”) may demand that the corporation convert his IPO Shares into cash. If so demanded, the corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share price equal to the quotient determined by dividing (i) the amount then held in the Trust Account including any interest earned on the funds held in the Trust Account net of interest that may be used by the corporation to pay its franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares then outstanding.

None.

Number and Qualification of Directors
The current amended and restated bylaws of Western provide that the authorized number of the board of directors of the corporation shall be determined from time to time by the Board.

The amended and restated bylaws of New Cycurion provide that the number of directors constituting the whole board shall be not less than three (3) nor more than nine (9), with the then authorized number of directors fixed from time to time by the Board.

The number of directors constituting the board of directors upon the consummation of the Business Combination will be nine (9).

Structure of the Board; Election of Directors

The Current Charter provides that the Board of Directors shall be divided into three classes: Class A, Class B, and Class C. The number of directors in each class shall be fixed exclusively by the Board of Directors and shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

The Proposed Charter will provide that at each annual general meeting of stockholders, the successors to the directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The number of directors in each class shall be fixed exclusively by the Board of Directors and shall be as nearly equal as possible.

The amended and restated bylaws of New Cycurion provide that, except as otherwise provided by the certificate of incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Removal of Directors

The current amended and restated bylaws of Western provide that subject to any provisions of applicable law or the Certificate of Incorporation, any and all of the directors may be removed with cause by vote of stockholders holding at least 66-2/3% of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, voting together as a single class.

The amended and restated bylaws of New Cycurion provide that a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Any director may resign at any time upon written notice to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at a later date or time or upon the occurrence of an event, in which case it shall be effective at such later date or time or upon the occurrence of such event.

Current Governance	Proposed Governance
Supermajority Voting Provisions
None.

The Proposed Charter will require the affirmative vote of the holders of at least two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, to amend or repeal any provision of Article V of the Proposed Charter.

Cumulative Voting
Neither the Current Charter nor amended and restated bylaws provide for cumulative voting.	Neither the Proposed Charter nor amended and restated bylaws of New Cycurion provides for cumulative voting.

Vacancies on the Board of Directors

The Current Charter provides that vacancies resulting from the removal of directors for cause may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s amended and restated bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

The amended and restated bylaws of New Cycurion provide that newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Special Meeting of the Board of Directors

Special meetings of the Board of Directors may be called as permitted under Delaware law.

The amended and restated bylaws of New Cycurion provide that unless otherwise restricted by the Proposed Charter, special meetings of the board of directors of New Cycurion may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the board, the Chief Executive Officer, or a majority of the authorized number of directors. Notice of all special meetings of the board shall be given to directors at least 24 hours in advance unless waived, and need not disclose the purpose of the special meeting.

Amendments to Certificate of Incorporation

The Current Charter may be amended as permitted under Delaware law.

Prior to an initial Business Combination (as defined therein), the Current Charter provides that any amendment to the business combination provisions of the Current Charter requires the approval of the holders of at a majority of the outstanding shares of Common Stock.

The Proposed Charter may be amended or repealed by the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class at a duly constituted meeting of stockholders called expressly for such purpose.

Provisions Specific to a Blank Check Company

The Current Charter sets forth various provisions related to its operations as a blank check company/special purpose acquisition corporation prior to the consummation of an initial business combination.

None.

Current Governance	Proposed Governance
Amendment of Bylaws

The current amended and restated bylaws of Western provide that the amended and restated bylaws may be altered, amended, supplemented or repealed or new bylaws may be adopted (a) at any regular or special meeting of the stockholders at which a quorum is present or represented, by the affirmative vote of the holders of the 66⅔% of the shares entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting, or (b) by a resolution adopted by a majority of the whole board of directors at any regular or special meeting of the board. The stockholders shall have authority to change or repeal any bylaws adopted by the directors, subject to compliance with the provisions of the amended and restated bylaws.

The Proposed Charter provides that, except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Quorum

The current amended and restated bylaws of Western provide that the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Current Charter. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

The amended and restated bylaws of New Cycurion provide that a majority of the whole board shall constitute a quorum for the transaction of business at any meeting of the Board. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Stockholder Action by Written Consent
The Current Charter is silent on stockholder action by written consent.

The Proposed Charter prohibits stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent.

Special Stockholder Meetings

The current and amended bylaws of Western provide that special meetings of the board of directors may be called by the Chairman or the President or by the number of directors who then legally constitute a quorum. Notice of the time and place of all special meetings of the board of directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting.

The amended and restated bylaws of New Cycurion provide that, unless otherwise provided by the Certificate of Incorporation of the Corporation, special meetings of stockholders for any purpose or purposes may be called at any time by the Chairperson of the Board, the President, the Chief Executive Officer, or by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships, and may not be called by any other person or persons. Any special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. The business to be conducted at a special meeting of stockholders shall be limited to the purpose or purposes for which the meeting has been called as set forth in the notice of such meeting.

Current Governance	Proposed Governance
Notice of Stockholders Meetings

The current and amended bylaws of Western provide that special meetings of the board of directors may be called by the Chairman or the President or by the number of directors who then legally constitute a quorum. Notice of the time and place of all special meetings of the board of directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting.

The amended and restated bylaws of New Cycurion provide that notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, such notice shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of the meeting.

Stockholder Nominations of Persons for Election of Directors
The Current Charter and the amended and restated bylaws are silent with respect to stockholder nominations of persons for election to the board of directors.

The Proposed Charter provides that nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in the Proposed Charter.

Stockholder Proposals (Other than Nominations of Persons for Election of Directors)
The Current Charter and the amended and restated bylaws are silent with respect to proposals of other business.

Pursuant to the amended and restated bylaws of New Cycurion, for nominations or other business to be properly brought before an annual meeting by a Record Stockholder: (i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation; (ii) any such proposed business (other than the nomination of persons for election to the Board) must constitute a proper matter for stockholder action; (iii) if the Proposing Person (as defined therein) has provided the Corporation with a Solicitation Notice (as defined therein), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and

Current Governance	Proposed Governance

form of proxy to holders of a percentage of the Corporation’s voting shares that such Proposing Person has reasonably determined to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under the bylaws.

To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than the close of business on the 120th day prior to such annual meeting and (B) no later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which Public Announcement (as defined therein) of the date of such meeting is first made by the Corporation.

Limitation of Liability of Directors and Officers

The Proposed Charter provides that a director of Western shall not be personally liable to Western or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Western or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Proposed Charter provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors, Officers, Employees and Agents

Pursuant to the Current Charter, Western, to the full extent permitted by the DGCL, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Western.

Pursuant to the Proposed Charter, New Cycurion shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Current Governance	Proposed Governance
Corporate Opportunity Provision

The Current Charter provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Western or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of Western unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of Western and such opportunity is one Western is legally and contractually permitted to undertake and would otherwise be reasonable for Western to pursue.

The Proposed Charter will be silent on the application of the doctrine of corporate opportunity.

Choice of Forum

The Current Charter provides that, unless Western consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Western to Western or Western’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Charter or the amended and restated bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. The foregoing provisions do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The Proposed Charter provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of New Cycurion under Delaware law; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Cycurion to New Cycurion or New Cycurion’s stockholders; (iii) any action asserting a claim against New Cycurion, its directors, officers or other employees arising under the DGCL, the Proposed Charter or the Bylaws of New Cycurion (in each case, as may be amended from time to time); (iv) any action asserting a claim against New Cycurion or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court having personal jurisdiction over all indispensable parties named as defendants. Unless a majority of the Board of New Cycurion, acting on behalf of New Cycurion, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, is the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY

Western

Ticker Symbol and Market Price

Western’s Units, each consisting of one share of Common Stock and one redeemable warrant, Western’s shares of Common Stock, par value $0.0001 per share, and Western’s warrants, each exercisable for one share of Common Stock, are currently listed on Nasdaq under the symbols “WAVSU,” “WAVS,” and “WAVSW,” respectively.

The closing price of the Western Units, Common Stock and warrants on November 22, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.04, $10.08 and $0.06, respectively. As of        , 2024, the record date for the Special Meeting, the closing price for the Western Units, Common Stock, and warrants was $    , $     and $    , respectively.

If the time to consummate the initial Business Combination extends beyond January 11, 2025, which contravenes Nasdaq rules, this would lead Nasdaq to suspend trading in Western’s securities or lead Western’s securities to be delisted from Nasdaq. If Western’s securities are delisted from Nasdaq, we expect our securities to be quoted on the OTC Markets. For more information, please see the risk factor entitled “The Company’s Charter Amendment Proposal extends the time to consummate its initial Business Combination beyond January 11, 2025, which contravenes Nasdaq rules and, as a result, would lead Nasdaq to suspend trading in the Company’s securities or lead the Company’s securities to be delisted from Nasdaq. If the Company’s securities are delisted from Nasdaq, the Company’s public shares would be deemed a “penny” stock and the Company would become subject to the requirements of Rule 419 to which it is not currently subject. This may adversely affect the liquidity and trading of our securities and may impact our ability to complete the Business Combination.”

Holders

As of        , 2025, there were         holder[s] of record of our units,         holder[s] of record of Common Stock, and         holder[s] of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Common Stock and warrants are held of record by banks, brokers, and other financial institutions.

Dividend Policy

Western has not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our board of directors at such time. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Cycurion

There is no public market for shares of Cycurion’s common stock.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Western common stock as of the Record Date, which is prior to the consummation of the Business Combination (pre-Business Combination) and (ii) expected beneficial ownership of New Cycurion’s common stock immediately following the Closing (post-Business Combination), assuming that no further Public Shares are redeemed, and alternatively that the maximum number of Public Shares is redeemed, by:

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by Western to be the beneficial owner of more than 5% of shares of Western common stock or of New Cycurion’s common stock (assuming no redemptions);
●	each of our current executive officers and directors;
●	each person who will (or is expected to) become an executive officer or director of New Cycurion following the Closing; and
●	all executive officers and directors of Western as a group pre-Business Combination and all executive officers and directors of New Cycurion post-Business Combination.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Western believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately following the consummation of the Business Combination, sole voting and investment power with respect to all shares of Western common stock that they beneficially own, subject to applicable community property laws. Any shares of Western common stock subject to options or warrants exercisable within 60 days following the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

The beneficial ownership of shares of Western common stock prior to the consummation of the Business Combination (pre-Business Combination) is based on 3,424,879 issued and outstanding shares of Western common stock as of the Record Date.

The expected beneficial ownership of shares of New Cycurion Common Stock following the consummation of the Business Combination (post-Business Combination) assuming no additional redemptions of our Public Shares has been determined based upon the following: (i) after the date hereof, no Western stockholder exercises its redemption rights to receive cash from the Trust Account in exchange for its Western common stock, (ii) 9,972,813 shares of Western common stock will be issued to Cycurion Legacy Stakeholders pursuant to the Business Combination Agreement, (iii) 25,939,395 shares of New Cycurion common stock will be underlying New Cycurion Series B Preferred stock, Series D Preferred stock and related warrants and (iv) there will be an aggregate of 39,766,278 shares of New Cycurion Common Stock issued and outstanding at the Closing, including the shares underlying preferred stock and warrants issued to the Cycurion Legacy Stakeholders, but not including any shares underlying the Public Warrants and the Private Warrants.

The expected beneficial ownership of shares of New Cycurion Common Stock following the consummation of the Business Combination (post-Business Combination) assuming all remaining Public Shares are redeemed has been determined based on the following: (i) the Western stockholders (other than the Western stockholders listed in the table below) have exercised their redemption rights with respect to all the remaining 173,879 Public Shares in connection with the closing of the Transactions, (ii) 9,972,813 shares of Western common stock are issued to Cycurion Legacy Stakeholders pursuant to the Business Combination Agreement, (iii) 25,939,395 shares of New Cycurion common stock will be underlying New Cycurion Series B Preferred stock, Series D Preferred stock and related warrants and (iv) there will be an aggregate of 39,492,011 shares of New Cycurion Common Stock issued and outstanding at the Closing.

The beneficial ownership information below excludes: (i) the shares underlying the Public Warrants and the Private Warrants because those securities are not exercisable within 60 days of this proxy statement and are contingent upon the consummation of the Business Combination and (ii) shares expected to be issued or reserved under the Equity Incentive Plan.

Unless otherwise indicated, Western believes that all persons named in the table have sole voting and investment power with respect to all Western common stock beneficially owned by them.

Beneficial Ownership Table

	Pre-Business Combination		Post-Business Combination
			Assuming no further Public Shares are redeemed		Assuming the maximum Public Shares are redeemed(6)
Name and Address of Beneficial Owner(1)	Amount and nature of Beneficial Ownership(3)	Approximate Percentage of Outstanding Shares of Common Stock(2)	Amount and nature of Beneficial Ownership(3)	Approximate Percentage of Outstanding Shares of Common Stock(2)	Amount and nature of Beneficial Ownership(3)		Approximate Percentage of Outstanding Shares of Common Stock(2)
Western Acquisition Ventures Sponsor LLC(5)	2,501,000	73.0%	2,501,000	24.5%	2,501,000		24.9%
A.G.P./Alliance Global Partners(4)	750,000	21.9%	1,250,000	12.2%	1,250,000		12.4%
James Patrick McCormick (CEO and CFO and Director pre-business combination)	—	—	—	—	—		—
Ryan Selewicz (Director pre-business combination)	—	—	—	—	—		—
All directors and executive officers (pre-business combination) as a group (two persons)	—	—%	n/a	n/a	n/a		n/a
Emmet McHenry (Chairman of the Board pre- and post-business combination)	—	—	1,634,097	16.0%	1,634,097		16.3%
L. Kevin Kelly (CEO for the first 10 days post-business combination and Director pre- and post-business combination)			—	—	—		—
Alvin McCoy, III (CFO pre- and post-business combination)	—	—	1,225,572	12.0%	1,225,57		12.2%
Peter Ginsberg (Director pre- and post-business combination)	—	—	—	—	—		—
Irving Minnaker (Director pre-business combination)	—	—	n/a	n/a	n/a		n/a
Eli Nhaissi (Director pre-business combination)	—	—	n/a	n/a	n/a		n/a
Reginald S. Bailey, Sr. (Director post-business combination)	n/a	n/a	—	—	—		—
Kevin E. O’Brien (Director post-business combination)	n/a	n/a	—	—	—		—
All directors and executive officers (post-business combination) as a group (6 persons)	—	—	2,859,669	28.0%	2,859,669		28.5%
Total Shares Outstanding	3,424,879	100.0%	10,217,948	100.0%	10,044,073	(6)	100.0%
(1)	Unless otherwise indicated, the business address of each of the individuals is c/o 42 Broadway, 12th Floor, New York, New York 10004.
(2)	Percentages shown are based on 3,424,879 shares of common stock issued and outstanding as of December 31, 2024.
(3)	Interests shown include of founders’ shares, classified as common stock, and shares issued with the private placement units, as well as public shares.
(4)	Interests shown consist of founder shares, classified as common stock, pre-business combination, plus shares issued as payment of the business combination marketing fee upon business combination. The business address of A.G.P. is 590 Madison Avenue, 28th Floor, New York, NY 10022. Interests shown consist of 1,000,000 shares of common stock beneficially owned by A.G.P. Individuals who have shared voting and investor control over these shares are Raffaele Gambardella, A.G.P.’s Chief Operation Officer and Chief Risk Officer, Craig E. Klein, A.G.P.’s Chief Financial Officer/Principal Financial Officer, Phillip W. Michals, A.G.P.’s Chief Executive Officer, John J. Venezia, A.G.P.’s Chief Compliance Officer, and David A. Bocchi, Trustee of the David Bocchi Family Trust, which is an indirect owner of A.G.P., each of whom disclaims any beneficial ownership of such shares except to the extent of their pecuniary interest.
(5)	Shares owned by Western Acquisition Ventures Sponsor LLC, the sponsor of Western Acquisition Ventures Corp. is the record holder of such shares. William Lischak, our former pre-business combination Chief Financial Officer and director, is the sole managing member of the Sponsor. As such, William Lischak has voting and investment discretion with respect to the founder shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of the founder shares held directly by the Sponsor. William Lischak disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.
(6)	Based on 173,879 Public Shares outstanding on the Record Date.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Western

Founder Shares

On June 9, 2021, the Sponsor acquired 4,312,500 Founder Shares for an aggregate purchase price of $25,000. On June 16, 2021, the Sponsor transferred 1,207,500 of the Founder Shares to an affiliate of A.G.P. for $7,000. On November 22, 2021, the Company effected a 2-for-3 reverse stock split of its common stock, and A.G.P. sold back to the Sponsor 55,000 Founder Shares for $478, such that the Sponsor owns an aggregate of 2,125,000 Founder Shares, and A.G.P. owns 750,000 Founder Shares. Up to 375,000 Founder Shares (including the Founder Shares transferred to A.G.P.) were subject to forfeiture by the subscribers in case the underwriters did not fully exercise their over-allotment option. Since the underwriters exercised the overallotment option in full on January 14, 2022, none of these Founder Shares was forfeited. Prior to the initial investment in the Company of $25,000 by the Sponsor, we had no assets, tangible or intangible. Simultaneously with the consummation of the IPO, the Company sold 376,000 Private Placement Units, as described above under the heading “Introduction,” which is part of Item 1 above.

The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On June 9, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This Note was amended to become payable on the earlier of the IPO or June 30, 2022. The Note was non-interest bearing and became payable on the consummation of the IPO (January 14, 2022). On December 31, 2021, the balance outstanding on the Note was $80,000 which was subsequently repaid on January 14, 2022 in full.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. These units would be identical to the Private Placement Units. As of the date this proxy statement/prospectus was filed, there were no Working Capital Loans outstanding.

In order to meet our working capital needs following the consummation of our IPO, our initial stockholders, officers and directors and their respective affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would be repaid upon consummation of our initial business combination, without interest.

The holders of our insider shares issued and outstanding on the date this proxy statement/prospectus was filed, as well as the holders of the Private Warrants (and all underlying securities), are entitled to registration rights pursuant to the registration rights agreement, dated January 11, 2022. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the private warrants can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

We reimburse Western’s directors and officers for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account and the interest income earned on the amounts held in the trust account, such expenses would not be reimbursed by us unless we consummate an initial business combination. Our audit committee reviews and approves all reimbursements and payments made to any initial stockholder or member of our management team, or our or their respective affiliates, and any reimbursements and payments made to members of our audit committee are reviewed and approved by our Board of Directors, with any interested director abstaining from such review and approval.

No compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our initial stockholders, officers or directors who owned our shares of common stock, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).

All ongoing and future transactions between us and any of Western’s directors and officers or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Related Party Policy

Our code of ethics, which we have adopted, requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by our board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 in any calendar year or 2% of our total assets averaged across the last two most recently completed fiscal years; (2) we or any of our subsidiaries are a participant; and (3) any (a) executive officer, director or nominee for election as a director, (b) beneficial owner greater than 5% of our common stock or any other class or series of our securities, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform their work objectively and effectively. Conflicts of interest may also arise if a person, or a member of their family, receives improper personal benefits as a result of their position.

Our audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us on the one hand, and any of Western’s directors and officers or their respective affiliates on the other hand, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors and officers questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize potential conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our initial stockholders unless we obtain an opinion from an independent investment banking firm that the initial business combination is fair to our unaffiliated stockholders from a financial point of view. Furthermore, in no event will any of our existing officers, directors or initial stockholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of an initial business combination.

Director Independence

The Nasdaq requires that a majority of our board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Following the closing of the Business Combination, Emmit McHenry, L. Kevin Kelly, Peter Ginsberg, Reginald S. Bailey, Sr., and Kevin E. O’Brien will be our directors. Messrs. Ginsberg, Bailey, Sr., and O’Brien will be our independent directors.

Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms that our board believes are no less favorable to us than could be obtained from independent parties. Our board of directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Cycurion

Cycurion has adopted a code of ethics and it relies on its board to review related party transactions on an ongoing basis to prevent conflicts of interest. Cycurion’s Board reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to Cycurion’s Board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If Cycurion’s Board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Cycurion’s Board approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of Cycurion.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by holders of Western common stock that are U.S. Holders, (ii) of the Business Combination to U.S. Holders of Cycurion common stock and Cycurion warrants (collectively, the “Cycurion securities”), and (iii) of the ownership and disposition of Western common stock and Public Warrants (collectively, the “Western securities”) received in the Business Combination to U.S. Holders and Non-U.S. Holders.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of Western securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Western securities, Cycurion securities or New Cycurion securities. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold Western securities or Cycurion securities and, after the completion of the Business Combination, New Cycurion securities, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

●	banks or other financial institutions, underwriters, or insurance companies;
●	traders in securities who elect to apply a mark-to-market method of accounting;
●	real estate investment trusts and regulated investment companies;
●	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;
●	expatriates or former long-term residents of the United States;
●	subchapter S corporations, partnerships or other pass-through entities or investors in such entities;
●	dealers or traders in securities, commodities or currencies;
●	grantor trusts;
●	persons subject to an alternative minimum tax;
●	U.S. persons whose “functional currency” is not the U.S. dollar;
●	persons who received Western common stock or Cycurion common stock through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

●	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Western common stock or Cycurion common stock, or, after the Business Combination, the issued Western common stock (excluding treasury shares); or
●	holders holding Western securities or Cycurion securities, or, after the Business Combination, Western securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.
●	controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States stockholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii);
●	persons required to recognize income for U.S. federal income tax purposes no later than when such income is reported on an “applicable financial statement;”
●	persons subject to the “base erosion and anti-avoidance tax;” or
●	the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Western securities or Cycurion securities, and, after the Business Combination, Western securities received in the Business Combination, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Western securities or Cycurion securities, and, after the Business Combination, Western securities received in the Business Combination, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Western securities or Cycurion securities, and, after the completion of the Business Combination, Western securities received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of Western securities received in the Business Combination.

The discussion below with respect to Western securities should also apply to holders of Western Units (as the deemed owner of the underlying component Western securities).

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF CYCURION SECURITIES OR WESTERN SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF CYCURION SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF WESTERN SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Holders

Certain U.S. Federal Income Tax Consequences to U.S. Holders of Western securities of Exercising Redemption Rights

The following discussion, “— Certain U.S. Federal Income Tax Consequences to U.S. Holders of Western securities of Exercising Redemption Rights,” constitutes the opinion of Seward & Kissel LLP, counsel to Western, as to the material U.S. federal income tax consequences to U.S. Holders of Western common stock of exercising redemption rights, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

In the event that a U.S. Holder elects to redeem its Western common stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Western common stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the U.S. Holder. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption right. If the redemption qualifies as a sale or exchange of the Western common stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Western common stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Western common stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the Western common stock may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of Western common stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Western’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles; distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Western common stock; and any remaining excess will be treated as gain realized on the sale or other disposition of the Western common stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Western common stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of Western common stock treated as held by the U.S. Holder (including any Western common stock constructively owned by the U.S. Holder, as explained below) relative to all of the Western common stock outstanding both before and after the redemption. The redemption of Western common stock generally will be treated as a sale or exchange of the Western common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Western or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Western common stock actually owned by the U.S. Holder, but also Western common stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities, including those in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Western common stock which could be acquired pursuant to the exercise of the Public Warrants. In order to meet the substantially disproportionate test, (i) the percentage of Western’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the Western common stock must be less than 80% of the percentage of Western’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding Western common stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Western entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Western common stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Western common stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Western common stock. The redemption of the Western common stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Western.

Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Western will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Western common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants or possibly in other Western common stock constructively owned by it. Stockholders who hold different blocks of Western common stock (generally, shares of Western common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their Western common stock pursuant to an exercise of redemption rights.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Cycurion Common Stock

It is the opinion of Clark Hill LLP that the merger contemplated by the Business Combination Agreement will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code and/or as part of a transaction governed by Section 351 of the Code, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and the following discussion, “— U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Cycurion Common Stock.” This opinion is based on facts and representations contained in the Business Combination Agreement, and on customary factual assumptions, and further assumes that the merger is completed in the manner set forth in the Business Combination Agreement and the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part. If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected.

The obligations of Cycurion, Western and the Merger Sub to complete the merger are not conditioned on the receipt of an opinion from any law firm to the effect that the merger qualifies for such treatment, and the merger may occur even if it does not so qualify. Neither Cycurion nor Western has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each holder of Cycurion common stock is urged to consult its tax advisor with respect to the particular tax consequence of the merger to such holder.

If the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, each U.S. Holder of Cycurion common stock generally will not recognize gain or loss upon exchanging its Cycurion common stock for Western common stock except to the extent discussed below. The tax basis of the Western common stock received by a holder of Cycurion common stock will be the same as the tax basis of the Cycurion common stock surrendered in exchange for the Western common stock, reduced by the amount of any cash received by such a holder in the merger, and increased by any gain recognized by such a holder in the merger as described below (including any portion of the gain that is treated as a dividend as described below). Such aggregate adjusted tax basis will be allocated to the Western common stock received by the holder. The holder’s holding period for the shares of Western common stock that it receives pursuant to the merger will include its holding period for the shares of the Cycurion common stock it surrenders.

U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code and/or as a Transaction Governed by Section 351 of the Code

If the merger contemplated by the Business Combination Agreement does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or as a transaction governed by Section 351 of the Code, then, for U.S. federal income tax purposes, a holder holding Cycurion common stock generally would be treated as selling its Cycurion common stock in exchange for Western common stock in a taxable transaction.

A U.S. Holder who receives the merger consideration pursuant to the merger would generally recognize capital gain or loss equal to the difference, if any, between (i) the sum of the fair market values of the Western common stock, as determined for U.S. federal income tax purposes, and any cash received, and (ii) such U.S. Holder’s adjusted tax basis in the Cycurion common stock surrendered. Such gain or loss generally will be long-term capital gain or loss provided the U.S. Holder’s holding period for the Cycurion common stock surrendered in the merger exceeds one year as of the Closing Date. Long-term capital gain of certain non-corporate holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates (currently at a maximum rate of 20%). The deductibility of capital losses is subject to limitations under the Code. U.S. Holders that realize a loss should consult their tax advisors regarding the allowance of this loss.

A holder’s initial tax basis in the Western common stock received in the merger will equal the fair market value of such stock upon receipt, and the holding period for such stock will begin on the day following the Closing Date of the merger.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Western securities

The following discussion, “— U.S. Federal Income Tax Consequences of Ownership and Disposition of Western securities,” constitutes the opinion of Seward & Kissel LLP, counsel to Western, as to the material U.S. federal income tax consequences of the ownership and disposition of Western securities to U.S. Holders who receive such Western securities pursuant to the Business Combination, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

Distributions on Western common stock

The gross amount of any distribution on Western common stock that is made out of Western’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution made by Western on the Western common stock exceeds Western’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted basis of the U.S. Holder’s Western common stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Western securities.”

Sale, Exchange, Redemption or Other Taxable Disposition of Western securities

A U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of Western common stock and Public Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Western common stock or Public Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Western common stock or Public Warrants will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the Western common stock or Public Warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of Western common stock or Public Warrants will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a Public Warrant

Except as discussed below with respect to the cashless exercise of a Public Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of Western common stock on the exercise of a Public Warrant for cash. A U.S. Holder’s tax basis in a share of Western common stock received upon exercise of the Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Public Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a share of Western common stock received upon exercise of the Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Public Warrants and will not include the period during which the U.S. Holder held the Public Warrants. If a Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Public Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Western common stock received would equal the holder’s basis in the Public Warrant exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Western common stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Western common stock would include the holding period of the Public Warrant exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Public Warrants treated as surrendered to pay the exercise price of the Public Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Western common stock that would have been received with respect to the surrendered warrants in a regular exercise of the Public Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the Western common stock received would equal the U.S. Holder’s tax basis in the Public Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the Western common stock would commence on the date following the date of exercise (or possibly the date of exercise) of the Public Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Public Warrants.

Non-U.S. Holders

U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders of Cycurion Common Stock

The following discussion, “— U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders of Cycurion Common Stock,” constitutes the opinion of Clark Hill LLP, counsel to Cycurion, as to the material U.S. federal income tax consequences to Non-U.S. Holders of Cycurion Common Stock if the merger contemplated by the Business Combination Agreement fails to qualify as a reorganization within the meaning of Section 368(a) of the Code/and or as a transaction governed by Section 351 of the Code, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

If the merger does not qualify as a reorganization and is treated as a taxable sale of Cycurion common stock, as discussed above under the section entitled “— U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code and/or as a Transaction Governed by Section 351 of the Code,” subject to the discussion of FATCA (as defined below) and backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the merger, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);
●	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or
●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the Non-U.S. Holder held our common stock.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments. If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the merger) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. Holder gain recognized by such holder in connection with the merger will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such exchange.

We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Western securities

Distributions on Western common stock

Distributions of cash or property (including a constructive distribution) to a Non-U.S. Holder in respect of Western common stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from Western’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Western’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Western common stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Western securities.”

Dividends paid to a Non-U.S. Holder of Western common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Western common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of Western common stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Western common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of Western securities

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of Western securities generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);
●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or
●	Western is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) shares of Western common stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time
●	during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Western common stock. There can be no assurance that shares of Western common stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of Western securities generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Western securities from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Western will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Western does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether Western is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.

Exercise or Lapse of a Public Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Public Warrant, or the lapse of a Public Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “— U.S. Holders — Exercise or Lapse of a Public Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under “— Sale, Exchange, Redemption or Other Taxable Disposition of Western securities,” above for a Non-U.S. Holder’s gain on the sale or other disposition of Western securities.

Information Reporting and Backup Withholding

Western generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions it pays to such holder on such holder’s Western securities and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of Western securities to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its Western securities and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 24% generally will apply to cash distributions made on Western securities to, and the proceeds from sales and other dispositions of such securities by, a U.S. Holder (other than an exempt recipient) who:

●	fails to provide an accurate taxpayer identification number;
●	is notified by the IRS that backup withholding is required; or
●	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including Western securities) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Western securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Western securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of Western common stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including Western securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Western securities.

APPRAISAL RIGHTS

Appraisal rights are not available to holders of shares of Western common stock in connection with the Business Combination.

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

The Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the Special Meeting.

Future Stockholder Proposals

If the Business Combination is completed, stockholders of the post-Business Combination company will be entitled to attend and participate in the post-Business Combination company’s annual general meetings of stockholders. Western will provide notice of the date on which its 2022 annual general meeting will be held in accordance with its Proposed Charter and the DGCL. Stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the Company’s 2022 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

Stockholder Communications

Stockholders and interested parties may communicate with the Board, any committee chairperson, or the non-management directors as a group by writing to the Board or committee chairperson in care of the proxy solicitor at:

Morrow Sodali LLC

333 Ludlow St, 5th Floor

South Tower

Stamford, CT 06902

Toll Free: (800) 662-5200

Collect: (203) 658-9400

E-mail: WAVS.info@investor.morrowsodali.com

Following the Business Combination, such communications should be sent to the Chair of the Board of Directors of the post-Business Combination company. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.

Legal Matters

The validity of the shares of Common Stock to be issued in connection with the Business Combination will be passed upon by Seward & Kissel LLP, New York, New York.

Experts

The financial statements of Western as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 included in this proxy statement/prospectus have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm (which contains an explanatory paragraph concerning Western’s ability to continue as a going concern, as described in Note 1 to the financial statements), given on the authority of said firm as experts in auditing and accounting.

The financial statements of Cycurion as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 included in this proxy statement/prospectus have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Western and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Western will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify Western of their requests by calling or writing Western at its principal executive offices at 42 Broadway, 12th Floor, New York, NY 10004; Tel: (310) 740-0710.

Transfer Agent and Registrar

The registrar and transfer agent for Western’s units and common stock and the warrant agent for Western’s warrants, is Equiniti Trust Company, LLC. Western has agreed to indemnify Equiniti Trust Company, LLC in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Western files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Western’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact Western by telephone or in writing:

Western Acquisition Ventures Corp.

42 Broadway, 12th Floor

New York, NY 10004

Tel: (310) 740-0710

You may also obtain these documents by requesting them in writing or by telephone from Western’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow St, 5th Floor

South Tower

Stamford, CT 06902

Toll Free: (800) 662-5200

Collect: (203) 658-9400

E-mail: WAVS.info@investor.morrowsodali.com

If you are a stockholder of Western and would like to request documents, please do so by [●], 2025, in order to receive them before the Special Meeting. If you request any documents from Western, Western will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Western has been supplied by Western, and all such information relating to Cycurion has been supplied by Cycurion. Information provided by either Western or Cycurion does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of Western for the Special Meeting. Western has not authorized anyone to give any information or make any representation about the Business Combination, Western or Cycurion that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date this proxy statement/prospectus was filed, unless the information specifically indicates that another date applies.

Stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations and up to $250,000 per 12-month period for working capital requirements). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company approves the Business Combination Proposal and the NTA Proposal and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor have agreed to vote their Founder Shares, and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

The Sponsor has agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to consummate a Business Combination, and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a Public Stockholder’s ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company has until January 11, 2025 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, divided by the number of then-outstanding Public Shares, which redemption will completely extinguish our Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

WESTERN ACQUISITION VENTURES CORP.

Consolidated Condensed Balance Sheets as of September 30, 2024 (unaudited) and December 31, 2023	F-25
Unaudited Consolidated Condensed Statements of Operations for the three and nine months ended September 30, 2024 and 2023	F-26
Unaudited Consolidated Condensed Statements of Changes in Stockholders’ Deficit for the three and nine months ended September 30, 2024 and 2023	F-27
Unaudited Consolidated Condensed Statements of Cash Flows for the nine months ended September 30, 2024 and 2023	F-28
Notes to Unaudited Consolidated Condensed Financial Statements	F-29 to F-47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Western Acquisition Ventures Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Western Acquisition Ventures Corp. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Company that was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities on or before July 11, 2024. The Company entered into a merger agreement with a business combination target on November 21, 2022; however, the completion of this transaction is subject to the approval of the Company’s stockholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to July 11, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after July 11, 2024, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Boston, MA

April 25, 2024

WESTERN ACQUISITION VENTURES CORP.

BALANCE SHEETS

	December 31,
	2023	2022
ASSETS
CURRENT ASSETS
Cash	$—	$809,481
Restricted Cash	8,651	—
Due from Sponsor	99,961	—
Prepaid expenses and other assets	9,338	268,208
Total current assets	117,950	1,077,689
Prepaid expenses - non current	—	17,868
Investments held in Trust Account	3,293,966	117,191,410
TOTAL ASSETS	$3,411,916	$118,286,967
LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,099,166	$829,440
Due to Trust Account	99,961	—
Loan payable	204,222	—
Derivative liability-Forward Purchase Agreement	665,116	—
Excise tax payable	1,143,296	—
Income tax payable	72,824	250,739
Franchise tax payable	21,247	163,200
Total liabilities	3,305,832	1,243,379
COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE COMMON STOCK
Common stock subject to possible redemption, $0.0001 par value, 305,410 shares and 11,500,000 shares at redemption value of approximately $10.83 and $10.20 per share as of December 31, 2023 and 2022, respectively	3,308,364	117,299,975
STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.0001 par value; 50,000,000 shares authorized; 3,251,000 shares issued and outstanding (excluding 305,410 shares and 11,500,000 shares, respectively, subject to possible redemption) as of December 31, 2023 and 2022	324	324
Additional paid-in capital	—	1,605,560
Accumulated deficit	(3,202,604)	(1,862,271)
Total stockholders’ deficit	(3,202,280)	(256,387)
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$3,411,916	$118,286,967

The accompanying notes are an integral part of these financial statements.

WESTERN ACQUISITION VENTURES CORP.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
OPERATING EXPENSES
Professional fees and other expenses	$1,077,427	$1,853,300
Franchise tax	21,297	163,296
LOSS FROM OPERATIONS	(1,098,724)	(2,016,596)
Other (expense) income:
Interest earned on marketable securities held in Trust Account	372,050	1,566,410
Change in fair value of forward purchase agreement	(235,095)	—
TOTAL LOSS BEFORE INCOME TAXES	(961,769)	(450,186)
Income Tax Expense	(72,824)	(250,739)
NET LOSS	$(1,034,593)	$(700,925)
Weighted average shares outstanding of Common Stock subject to possible redemption	842,606	11,058,904
Basic and diluted net loss per share, Common Stock subject to possible redemption	$(0.25)	$(0.05)
Weighted average shares outstanding of Common Stock not subject to possible redemption	3,251,000	3,236,578
Basic and diluted net loss per share, Common Stock not subject to possible redemption	$(0.25)	$(0.05)

The accompanying notes are an integral part of these financial statements.

WESTERN ACQUISITION VENTURES CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

					Total
	Common stock		Additional	Accumulated	stockholders’
	Shares	Amount	paid-in capital	deficit	deficit
Balance, December 31, 2021	2,875,000	$287	$24,713	$(11,371)	$13,629
Sale of private placement units including over-allotment	376,000	37	3,759,963	—	3,760,000
Proceeds allocated to public warrants, net of offering costs	—	—	3,533,617	—	3,533,617
Accretion of Common Stock subject to possible redemption value	—	—	(5,712,733)	(1,149,975)	(6,862,708)
Net loss	—	—	—	(700,925)	(700,925)
Balance, December 31, 2022	3,251,000	324	1,605,560	(1,862,271)	(256,387)
Forward purchase agreement	—	—	(430,021)	—	(430,021)
Excise tax liability arising from redemption of shares	—	—	(1,094,366)	(48,930)	(1,143,296)
Accretion of Common Stock subject to possible redemption to redemption value	—	—	(81,173)	(256,810)	(337,983)
Net loss	—	—	—	(1,034,593)	(1,034,593)
Balance, December 31, 2023	3,251,000	$324	$—	$(3,202,604)	$(3,202,280)

The accompanying notes are an integral part of these financial statements.

WESTERN ACQUISITION VENTURES CORP.

STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,034,593)	$(700,925)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(372,050)	(1,566,410)
Change in fair value of derivative liability – Forward Purchase Agreement	235,095	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	276,738	(286,076)
Accounts payable, accrued expenses and income tax payable	269,726	1,074,179
Income tax payable	(177,915)	—
Franchise tax payable	(141,953)	160,800
Interest accrued on loan payable	4,222	—
Net cash used in operating activities	(940,730)	(1,318,432)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to Trust Account	(60,100)	(116,150,000)
Cash withdrawn from Trust Account in connection with redemption	114,329,594	—
Cash withdrawn from Trust Account to pay franchise and income taxes	—	525,000
Net cash provided by (used in) investing activities	114,269,494	(115,625,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from initial public offering, net of underwriters’ discount	—	114,500,000
Proceeds from private placement	—	3,760,000
Proceeds from loan payable	200,000	—
Redemption of Common Stock	(114,329,594)	—
Payment of Sponsor loan	—	(80,000)
Payment of offering costs	—	(431,000)
Net cash (used in) provided by financing activities	(114,129,594)	117,749,000

NET CHANGE IN CASH AND RESTRICTED CASH	(800,830)	805,568
CASH AND RESTRICTED CASH, BEGINNING OF YEAR	809,481	3,913
CASH AND RESTRICTED CASH, END OF YEAR	$8,651	$809,481

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$250,739	$—

Supplemental disclosure of noncash activities:
Accrual of amount to be funded by Sponsor for over withdrawal of Trust Account	$99,961	$—
Issuance of Forward Purchase Agreement	$430,021	$—
Excise tax liability arising from redemption of shares	$1,143,296	$—
Accretion of common stock subject to redemption value	$337,983	$6,862,708

Reconciliation of Cash and Restricted Cash:
Cash – Beginning of Year	$809,481	$3,913
Restricted Cash – Beginning of Year	$—	$—
Cash and Restricted Cash – Beginning of Year	$809,481	$3,913
Cash – End of Year	$—	$809,481
Restricted Cash – End of Year	$8,651	$—
Cash and Restricted Cash – End of Year	$8,651	$809,481

The accompanying notes are an integral part of these financial statements.

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY

Western Acquisition Ventures Corp. (the “Company”) was incorporated in Delaware on April 28, 2021. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company, and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2023, the Company had not commenced any operations. All activity from April 28, 2021 (inception) through December 31, 2023, relates to the Company’s formation and Initial Public Offering (“IPO”), which is described below, and, since the IPO, the search for a prospective Business Combination. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on January 11, 2022. On January 14, 2022, the Company consummated the IPO of 10,000,000 units (“Units”) with respect to the common stock included in the Units being offered (the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $100,000,000. Each Unit consists of one share of common stock and one redeemable warrant (the “Public Warrants”). Each Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7). The Company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO the Company consummated the sale of 361,000 private placement units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Western Acquisition Ventures Sponsor LLC (the “Sponsor”), generating gross proceeds of $3,610,000 which is described in Note 4.

Simultaneously with the closing of the IPO, and the sale of the Private Placement Units, the Company consummated the closing of the sale of 1,500,000 additional Units upon receiving notice of the underwriter’s election to fully exercise its overallotment option (“Overallotment Units”), generating additional gross proceeds of $15,000,000. Simultaneously with the exercise of the overallotment option, the Company consummated the private placement of an additional 15,000 Private Placement Units to the Sponsor, generating gross proceeds of $150,000.

As of December 31, 2023, offering costs for the IPO amounted to $1,029,116, consisting of $500,000 of underwriting fees and $529,116 of other costs. The Company was to pay Alliance Global Partners (“A.G.P.”) a business combination marketing agreement fee in an amount equal to 4.5% of the gross proceeds of the IPO (an aggregate amount due to A.G.P of $5,175,000) if the Company is successful in completing a Business Combination from the amounts being held in the Trust Account (as defined below). If the Company is not successful in completing a Business Combination, A.G.P. will not be entitled to any of this fee (see Note 6). In connection with the Business Combination contemplated with Cycurion, A.G.P., and the Company amended the fee arrangement whereby rather than the cash fee described above, the Company will distribute 250,000 shares of common stock.

Following the closing of the IPO and Overallotment Units, $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Units was placed in a trust account (“Trust Account”). The amounts placed in the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3), and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination, and (ii) the distribution of the Trust Account, as described below.

Substantially, all of the net proceeds of the IPO and the sale of the Private Placement Units are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amounts due under the business combination marketing agreement and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect such a Business Combination.

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either: (i) in connection with a stockholder meeting called to approve the Business Combination; or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (to be approximately $10.83 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable).

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) Subtopic 10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., Public Warrants), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20 “Debt with Conversion and other Options.” The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either: (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument; or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares sold in the IPO, without the prior consent of the Company.

The Company’s Sponsor, officers, and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of common stock in conjunction with any such amendment.

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

On January 6, 2023, the Company voted upon and approved a Charter Amendment to be filed with the Delaware Secretary of State and on the Trust Agreement Amendment (collectively known as the “Amendment Agreements”). The Amendment Agreements permit an extension of the date by which the Company has to consummate a business combination up to six times, each such extension for an additional one month period, from January 11, 2023 to July 11, 2023, upon payments to the Trust Account of $10,000 for each one-month extension. On July 9, 2023, the Company voted upon and approved a Second Charter Amendment to be filed with the Delaware Secretary of State and on the Trust Agreement Amendment (collectively known as the “Second Amendment Agreements”). The Second Amendment Agreements permit an extension of the date by which the Company has to consummate a business combination to January 11, 2024 upon the payment of a nominal fee of $100.

On January 9, 2024, the Company held a virtual special meeting of stockholders to vote on the proposals identified in the Proxy Statement for the Special Meeting. At the Special Meeting, the Company’s stockholders voted on a proposal to amend the Company’s Certificate of Incorporation, to extend the date by which the Company has to consummate a business combination, such extension for an additional three (3)-month period, from January 11, 2024 through and including April 11, 2024, a proposal to amend the Company’s investment management trust agreement, dated as of January 11, 2022, as amended, by and between the Company and Equiniti Trust Company, LLC allowing the Company to extend the extended termination date by depositing into the Trust Account $100 and a proposal to direct the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if necessary, based upon the tabulated vote at the time of the Special Meeting. As a result of the virtual special meeting the Company’s stockholders elected to redeem an aggregate of 31,143 shares, each share valued at approximately $10.51 per share and totaling $327,375, which was removed from the Trust Account.

On April 10, 2024, the Company held a virtual special meeting of stockholders to vote on the proposals identified in the Proxy Statement for the Special Meeting. At the Special Meeting, the Company’s stockholders voted on a proposal to amend the Company’s Certificate of Incorporation, to extend the date by which the Company has to consummate a business combination, such extension for an additional three (3)-month period, from April 11, 2024 through and including July 11, 2024, a proposal to amend the Company’s investment management trust agreement, dated as of January 11, 2022, as amended, by and between the Company and Equiniti Trust Company, LLC allowing the Company to extend the extended termination date by depositing into the Trust Account $100 and a proposal to direct the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting.

If the Company is unable to complete a Business Combination by July 11, 2024, the Company intends to: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay: (a) its income and franchise taxes and (b) up to $100,000 of dissolution expenses, if any, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve, and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

On January 6, 2023, at a special meeting of stockholders, the Company’s stockholders elected to redeem an aggregate of 10,729,779 shares, each share valued at approximately $10.20 per share and totaling $109,436,586. On July 9, 2023, the Company’s stockholders elected to redeem an aggregate of 464,811 shares requiring payment out of the Trust Account of approximately $4,893,008 ($10.53 per share).

On April 3, 2023, the Company received a notice in the form of a letter (the “Notice”) from the listing qualifications department staff of The Nasdaq Stock Market notifying the Company that for the last 30 consecutive business days, the Company’s Minimum Value of Listed Securities (“MVLS”) was below the minimum of $50 million required for continued listing on the Nasdaq Global Market pursuant to Nasdaq listing rule 5450(b)(2)(A). The Company had until October 2, 2023, to regain compliance by reaching $50 million for at least ten consecutive days.

As a consequence, on September 1, 2023 the Company applied for a listing with Nasdaq to be moved to the Nasdaq Capital Market, which requires MVLS of $35 million. On October 6, 2023, the Company was approved by Nasdaq to list its securities on the Nasdaq Capital Market and on October 11, 2023 Nasdaq confirmed that the Company is in compliance with listing requirements and has closed the matter.

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the time to consummate a business combination (the “Combination Period”). However, since the Initial Stockholders acquired Public Shares in the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. A.G.P. has agreed to waive its rights to its business combination marketing agreement fee (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per share held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who has executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest, or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

We continue to evaluate the impact of increases in inflation and rising interest rates, financial market instability, including the recent bank failures, the potential government shutdown, the lingering effects of the COVID-19 pandemic and certain geopolitical events, including the wars in Ukraine and the surrounding region and between Israel and Hamas. We have concluded that while it is reasonably possible that the risks and uncertainties related to or resulting from these events could have a negative effect on our financial position, results of operations and/or ability to complete an initial Business Combination, we cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

Business Combination Agreement

On November 21, 2022, the Company, WAV Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), which will be formed at, or prior to, closing, Cycurion, Inc., a corporation organized under the laws of Ontario (“Cycurion”), and Emmit McHenry as Cycurion stockholders’ representation (the “Stockholders’ Representative”), entered into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which, among other things, Cycurion will be merged with the Merger Sub (the “Merger,” and together with the other transactions related thereto, the “Proposed Transactions”), with Cycurion surviving the Merger as a wholly-owned subsidiary of Registrant. There is no guarantee that a merger will take place.

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, the Sponsor, a Delaware limited liability company, delivered the Support Agreement, pursuant to which, among other things, Sponsor agreed to vote in favor of the Merger and the transactions contemplated by the Merger Agreement.

Stockholder Support Agreement

Contemporaneously with the execution of the Merger Agreement, certain officers and directors of the Company delivered Support Agreements, pursuant to which, among other things, the Company’s stockholders agreed to vote in favor of the Merger and the transactions contemplated by the Merger Agreement. In addition, the Company agreed to use its best efforts to obtain additional Stockholder Support Agreements from certain of its stockholders.

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

Registration Rights Agreement

In connection with the Closing, Cycurion, the Company, and certain of their respective stockholders will enter into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Combined Company will be required to file a registration statement covering the resale of registrable securities held by the stockholder’s party thereto.

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by mutual written consent of Cycurion, as applicable, and Company, and in certain other limited circumstances, including if the Merger has not been consummated by July 11, 2024. Either the Company or Cycurion may also terminate the Merger Agreement if certain Proposals fail to receive the requisite vote for approval, and other conditions, as defined in the Merger Agreement. If the Merger Agreement is terminated, the Merger Agreement, and all above agreements, will become void, and there will be no liability under the Merger Agreement on the part of any party thereto, except as set forth in the Merger Agreement.

Liquidity and Capital Resources

As of December 31, 2023, we had $8,651 in restricted cash available exclusively for payment of current tax liabilities. As of December 31, 2023, we had a working capital deficit of $3,187,882. The Company’s liquidity is to be satisfied through the proceeds from loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties held outside of the Trust Account. The Company’s officers, directors, and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution described in Note 1, should the Company be unable to complete a Business Combination, raises substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance of these financial statements.

Restricted Cash, Due from Sponsor and Due to Trust Account

In accordance with the Trust agreement, the Company is permitted to withdraw interest from the Trust Account to pay its tax obligations, including federal income taxes and state franchise taxes. During the year ended December 31, 2022, the Company withdrew $525,000 in interest from the Trust Account to settle its current tax obligations. However, during the year ended December 31, 2023, the Company identified that a $108,611 excess of interest was erroneously withdrawn from the Trust Account and was used for operating expenses during 2023, which is not a permitted use of the Trust funds per the trust agreement. As a result, the Company recorded a receivable due from the Sponsor and a related payable to the Trust for an amount of $99,961 as of December 31, 2023. The receivable reflects the amount due to be reimbursed to the Trust Account from the Sponsor for the funds used for operating expenses. The balance of this withdrawal is included in restricted cash in the amount of $8,651 on the accompanying balance sheet, representing the amounts available exclusively for payment of current tax liabilities. The Sponsor has committed to funding the Company in a manner sufficient to fund the Company’s tax obligations and return any over withdrawal from the Trust Account, if any.

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Start-ups Act of 2012 (the “JOBS Act”) which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies. The Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Cash and Cash Equivalents and Restricted Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $0 and $809,481 in cash and did not have any cash equivalents as of December 31, 2023 and 2022, respectively. At December 31, 2023 and 2022, the Company also had $8,651 and $0 of restricted cash, respectively, related to funds withdrawn from the Trust Account reserved for the payment of income and state franchise taxes.

Investments Held in Trust Account

At December 31, 2023 and 2022, substantially all of the assets held in the Trust Account were held in mutual funds that invest in U.S. Treasury Securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Common Stock subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Public Shares sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, on January 14, 2022, 11,500,000 shares of common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

Immediately upon the closing of the IPO, the Company recognized the accretion from the initial book value to redemption amount value. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable shares of common stock resulted in charges against additional paid-in capital.

As of December 31, 2023 and 2022, the value of common stock subject to possible redemption reflected on the balance sheet is reconciled on the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Warrants	(3,565,000)
Issuance costs allocated to Public Shares	(997,733)
Plus:
Accretion of carrying value to redemption value	6,862,708
Common stock subject to possible redemption as of December 31, 2022	117,299,975
Less:
Redemption	(114,329,594)
Add:
Accretion of carrying value to redemption value	337,983
Common stock subject to possible redemption as of December 31, 2023	$3,308,364

As disclosed in Note 1, the Company identified during the year ended December 31, 2023 that an excess of $108,611 was erroneously withdrawn from the interest earned in the Trust Account for operating expenses. As of December 31, 2023, the Company recorded a receivable due from the Sponsor to reimburse the Trust Account for these funds used for operating expenses.

Deferred Offering Costs Associated with the Initial Public Offering

Deferred offering costs consist of direct costs incurred through the balance sheet date that were directly related to the IPO and that were charged to stockholders’ equity upon the completion of the IPO. As of December 31, 2023 and 2022, the Company has zero deferred offering costs on the balance sheet, due to the IPO taking place in the first calendar quarter of the year ending December 31, 2022.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. As of December 31, 2023 and 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” equals or approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, except for the Investments held in Trust Account and the Derivative Liability - Forward Purchase Agreement.

Fair Value of Derivative Liabilities – Forward Purchase Agreement

The Company accounts for its Forward Purchase Agreement (“FPA”) (see Note 6) in accordance with the guidance contained in ASC 815-40, “Derivatives and Hedging”, under which the FPA does not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classified the FPA as a liability at its fair value and adjusts the FPA to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. The FPA is valued using a Probability Weighted Expected Return Method (“PWERM”) and certain components of the FPA are valued under the Monte Carlo model (see note 9).

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, “Income Taxes,” (“ASC 740”) which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2023 and 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and immaterial amounts were accrued for the payment of penalties for the years ended December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The weighted average number of shares outstanding were reduced for the effect of an aggregate of 375,000 Founders Shares that were subject to forfeiture if the over-allotment option was not exercised by the underwriters. Since the over-allotment was exercised, no forfeiture happened. The 11,876,000 potential shares of common stock for outstanding Public Warrants and Private Placement Warrants (as defined in Note 4) to purchase the Company’s stock were excluded from diluted earnings per share for the years ended December 31, 2023 and 2022 because they are contingently exercisable, and the contingencies have not yet been met. As a result, diluted loss per share is the same as basic loss per share for the years presented.

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

	For the Year Ended December 31, 2023
	Common stock	Common stock not
	subject to	subject to possible
Basic and diluted net loss per share:	possible redemption	redemption
Numerator:
Allocation of net loss	$(212,955)	$(821,638)
Denominator:
Basic and diluted weighted average shares outstanding	842,606	3,251,000
Basic and diluted net loss per ordinary share	$(0.25)	$(0.25)

	For the Year Ended December 31, 2022
	Common stock	Common stock not
	subject to	subject to possible
Basic and diluted net loss per share:	possible redemption	redemption
Numerator:
Allocation of net loss	$(542,232)	$(158,693)
Denominator:
Basic and diluted weighted average shares outstanding	11,058,904	3,236,578
Basic and diluted net loss per ordinary share	$(0.05)	$(0.05)

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Recent Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 - Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for annual periods beginning after December 15, 2024. The Company is still reviewing the impact of ASU 2023-09.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING AND OVER-ALLOTMENT

Pursuant to the IPO, the Company sold 11,500,000 Units (including 1,500,000 Overallotment Units) at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one Public Warrant. Each Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4 — PRIVATE PLACEMENT UNITS

On January 14, 2022, simultaneously with the consummation of the IPO and sale of the Overallotment Units, the Company consummated the issuance and sale of 376,000 Private Placement Units in a private placement transaction at a price of $10.00 per Private Placement Unit, generating gross proceeds of $3,760,000. Each Private Placement Unit consists of one share of common stock and one warrant (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

A portion of the proceeds from the Private Placement Units were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and any underlying securities will become worthless.

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On June 9, 2021, the Sponsor acquired 4,312,500 shares of common stock of the Company (the “Founder Shares”) for an aggregate purchase price of $25,000. On June 16, 2021, the Sponsor transferred 1,207,500 of the Founder Shares to A.G.P. for $7,000. On November 22, 2021, the Company effected a 2-for-3 reverse stock split of its common stock, and A.G.P. sold back to the Sponsor 55,000 Founder Shares for $478, such that the Sponsor owns an aggregate of 2,125,000 Founder Shares, and A.G.P. owns 750,000 Founder Shares. Up to 375,000 Founder Shares (including the Founder Shares transferred to A.G.P.) were subject to forfeiture by the subscribers in case the underwriters did not fully exercise their over-allotment option. Since the underwriters exercised the overallotment option in full on January 14, 2022, none of the Founder Shares are subject to forfeiture any longer.

The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign, or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities, or other property.

Promissory Note – Related Party

On June 9, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This Note was amended to become payable on the earlier of the IPO or December 31, 2022. The Note was non-interest bearing and became payable on the consummation of the IPO (January 14, 2022). On December 31, 2021, the balance outstanding on the Note was $80,000 which was subsequently repaid on January 14, 2022 in full.

Loan Payable

On July 27, 2023, the Company entered into a promissory note with Cycurion for $200,000, pursuant to which the Company can borrow up to an aggregate principal amount of $200,000. The Promissory Note, with an interest rate of 5% per annum is payable upon the sooner of the consummation of the Business Combination with Cycurion, or January 11, 2024. If the Company defaults on the loan, or the business combination does not occur, the Company will owe all principal and accrued interest thereto to Cycurion. Cycurion may not seek recourse against any money held in the Trust Account established pursuant the Borrower’s investment management trust agreement, dated as of January 11, 2022, as amended, by and between the Company and Equiniti Trust Company, nor any of the Company’s directors, officers, and any affiliate. As of December 31, 2023, the Company has borrowed $200,000 and accrued approximately $4,222 in interest. No amounts were borrowed as of December 31, 2022. On January 26, 2024, the Company and Cycurion amended the Promissory Note to increase its amount to $300,000 and extend the maturity date to the earlier of the consummation of the Business Combination or April 11, 2024. On April 4, 2024, the Company and Cycurion amended the Promissory Note to extend the maturity date to the earlier of the consummation of the Business Combination or July 11, 2024.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company.

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. These units would be identical to the Private Placement Units. As of December 31, 2023 and 2022, there were no Working Capital Loans outstanding.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Units, and units that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement that was signed on the date of the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On January 14, 2022, the underwriters fully exercised their over-allotment option and purchased 1,500,000 Units at $10.00 per Unit.

The underwriters were paid an underwriting fee of $500,000 at the closing of the IPO. As an additional underwriting fee, on June 16, 2021, the Sponsor transferred 1,207,500 of the Founder Shares to A.G.P. for $7,000. On November 22, 2021, the Company effected a 2-for-3 reverse stock split of its common stock, and A.G.P. sold back to the Sponsor 55,000 Founder Shares for $478, such that A.G.P. owns 750,000 Founder Shares.

Business Combination Marketing Agreement

The Company has engaged A.G.P. as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholders’ approval for a Business Combination, and assist the Company with its press releases and public filings in connection with a Business Combination. The Company was to pay A.G.P. a fee for such marketing services upon the consummation of a Business Combination in an amount equal to 4.5% of the gross proceeds of the IPO, or $5,175,000 in the aggregate (exclusive of any applicable finders’ fees that might become payable). In connection with the Business Combination contemplated with Cycurion, A.G.P. and the Company amended the fee arrangement whereby rather than the cash fee described above, the Company will distribute 250,000 shares of common stock.

Forward Purchase Agreement

On January 10, 2023, the Company, Cycurion, and Alpha Capital Anstalt (“Alpha”), entered into a Forward Share Purchase Agreement (the “FPA”). Prior to effecting the FPA, Alpha had purchased shares from an unaffiliated party which had elected to redeem 300,000 shares of Common Stock, par value $0.0001 per share (such purchased Shares, the “Recycled Shares”.) Under the terms of the FPA, once the proposed Business Combination is effective, and twelve months (or six to nine months if submitted in writing to the Company) have elapsed, Alpha may elect to sell and transfer to the Company up to that number of shares that are then held by Alpha, and the Company shall purchase from Alpha, up to that number of shares that are then held by Alpha, but not to exceed 300,000 shares in the aggregate unless otherwise agreed to in writing by all parties, at a price per share equal to the Redemption Price (as defined in the charter.)

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

On January 22, 2024, the Company terminated this Forward Purchase Agreement.

The FPA provides that subject to conditions under the FPA on the date that is 12 months after the closing of the Business Combination (the “BC Closing”); provided that, Alpha, at Alpha’s sole discretion, may accelerate such date to any of six (6) months after the BC Closing and nine (9) months after the BC Closing by providing notice to WAVS of its election to so accelerate at least two (2) calendar days prior to such date (any such date, the “Put Date”), Alpha may elect to sell and transfer to WAVS up to that number of Shares that are then held by Alpha, but not to exceed 300,000 Shares in the aggregate at a price per Recycled Share equal to the Redemption Price (as defined in Section 9.2(a) of the Current Charter) (the “Shares Purchase Price”). The Put Date may be accelerated by Alpha if (i) the Shares are delisted from the New York Stock Exchange of NASDAQ, (ii) the Agreement is terminated for any reason after the date redemption requests are due in connection with the stockholder vote to approve the Business Combination, or (iii) during any 30 consecutive trading day period following the closing of the Business Combination, the VWAP Price (as defined below) for 20 trading days during such period shall be less than $3.00 per Share. For purposes of this Agreement, the “VWAP Price” per Share shall be determined for any trading day or any specified trading period using the Rule 10b-18 volume weighted average price per share of Common Stock as reported via a Bloomberg Terminal. The FPA also provides that WAV shall reimburse Alpha for all reasonable and necessary brokerage commissions incurred in connection with the Alpha’s acquisition of Shares, in an amount not to exceed $0.05 per Share and $0.02 per disposition of each Share.

Simultaneously with the BC Closing, WAVS shall transfer into an escrow account for the benefit of Alpha (the “Escrow Account”) with Equiniti Trust Company (the “Escrow Agent”), subject to the terms of a customary written escrow agreement (the “Escrow Agreement”) to be entered into on or prior to the BC Closing, an amount equal to the Shares Purchase Price multiplied by the number of Shares held by Alpha as of the closing of the Business Combination (the “Escrowed Funds”). The Escrow Agreement shall irrevocably cause the Escrow Agent to release from the Escrow Account the aggregate Shares Purchase Price on the Put Date, and the additional payments to be made to Alpha described below, if applicable.

Within three business days of receipt by the Escrow Agent and WAVS of written notice that Alpha has sold Recycled Shares the Escrow Agent will release to WAVS an aggregate cash amount equal to (x) the number of Shares sold multiplied by the Reset Price (as defined below) at the time of such sale, and shall release to Alpha an amount in cash equal to the product of (I) the number of Shares sold in the open market multiplied by (II) the difference of (A) the Shares Purchase Price minus (B) the Reset Price. The Reset Price shall initially equal $8.00. The Reset Price shall be adjusted first on the one month anniversary of the BC Closing, and then every three month anniversary of the most recent reset date (each such date, a “Reset Date”) to be the lowest of (a) the then-current Reset Price, (b) $8.00 and (c) an amount equal to the product of (i) 1.05 multiplied by (ii) the VWAP Price of the last five (5) trading days immediately preceding the applicable Reset Date, but not lower than $2.00; provided, however, that if WAVS offers and sells or issues any shares or debt or securities that are convertible into or exchangeable or exercisable for shares (including, but not limited to, any equity line of credit or similar facility determined based on the per share price of any draw by WAVS on such facility (with notice of any such draw to be provided to Investor within one (1) business day of such draw), and excluding securities issued or issuable as merger consideration in connection with the Business Combination Agreement, with such exclusion applicable only to the extent the terms and related agreements are not amended with respect to such securities), at a price lower than, or upon any conversion or exchange or exercise price of currently outstanding or future issuances of any securities convertible or exchangeable or exercisable for shares (other than any incentive equity outstanding immediately following the closing of the Business Combination, with such exclusion applicable only to the extent the terms and related agreements are not amended with respect to such securities) being equal to a price lower than, the then-current Reset Price (the “Offering Price”), then immediately after such event, the Reset Price shall be further reduced to equal the Offering Price.

The Company accounts for its Forward Purchase Agreement in accordance with the guidance contained in ASC 815-40, under which the FPA does not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the FPA as a liability at its fair value and adjusts the FPA to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. The FPA is valued using PWERM and Recycled Shares of the FPA are valued under the Monte Carlo model. The initial fair value of the Forward Purchase Agreement as of January 10, 2023, was $430,021. The fair value of the Forward Purchase Agreement as of December 31, 2023 was $665,116, which resulted in a change in fair value of the Forward Purchase Agreement of $235,095, which is recorded in the statements of operations for the year ended December 31, 2023 (See Note 9).

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

Employment Agreements

On December 27, 2023, we entered into an employment agreement with James P. McCormick whereby the Company agreed to pay a total of $125,000 of total compensation annually, including $40,000 in cash and $85,000 in stock payment.

Inflation Reduction Act of 2022 (the “IR Act”)

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to complete a business combination.

As of December 31, 2023, the Company’s stockholders have redeemed a total of 11,194,590 shares of Common Stock resulting in $1,143,296 of excise tax liability, calculated as 1% of the value of the shares redeemed.

NOTE 7 — STOCKHOLDERS’ DEFICIT

Common Stock —The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2023 and 2022, there were 3,251,000 shares of common stock outstanding (comprised of 2,875,000 Founder Shares and 376,000 shares of common stock included in the sale of the Private Placement Units and excluding 305,410 shares and 11,500,000 shares of common stock subject to possible redemption, respectively, at December 31, 2023 and 2022.)

Preferred Stock —The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting, and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.

Public Warrants — As of December 31, 2023 and, 2022, there were 11,500,000 Public Warrants outstanding. The Company accounts for the Public Warrants as equity instruments. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the IPO. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If neither that exemption nor another exemption is available, holders will not be able to exercise their warrants on a cashless basis.

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon not less than 30 days’ prior written notice of redemption;
●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the Public Warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger, or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire and become worthless.

In addition, if (a) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (c) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

Private Placement Warrants— As of December 31, 2023 and 2022, there were 376,000 Private Placement Warrants outstanding. The Company accounts for the Private Placement Warrants as equity instruments. The Private Placement Warrants sold in the private placement are identical to the Public Warrants underlying the Units sold in the IPO, except that such warrants, and the shares of common stock issuable upon the exercise of such warrants, will not be transferable, assignable, or salable until after the completion of a Business Combination, subject to certain limited exceptions.

On May 2, 2022, the Company issued a press release, announcing that separate trading of shares of the Common Stock and Warrants comprising the Units has commenced. Any Units not separated will continue to trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “WAVSU.” The Common Stock and Warrants will separately trade on Nasdaq under the symbols “WAVS” and “WAVSW,” respectively.

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 — INCOME TAX

The Company’s net deferred tax assets (liability) at December 31, 2023 and 2022 are as follows:

	December 31,	December 31,
	2023	2022
Deferred tax assets (liability)
Startup/Organization Expenses	$549,352	$347,666
Total deferred tax assets (liability)	549,352	347,666
Valuation Allowance	(549,352)	(347,666)
Deferred tax assets (liability)	$—	$—

The income tax provision for the years ended December 31, 2023 and 2022 consists of the following:

	December 31,	December 31,
	2023	2022
Federal
Current	$72,824	$250,739
Deferred	(201,686)	(345,278)
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	201,686	345,278
Income tax provision	$72,824	$250,739

As of December 31, 2023 and 2022, the Company had $0 of U.S. federal net operating loss carryovers available to offset future taxable income. The federal net operating loss can be carried forward indefinitely.

In assessing the realization of the deferred tax assets (liability), management considers whether it is more likely than not that some portion of all of the deferred tax assets (liability) will not be realized. The ultimate realization of deferred tax assets (liability) is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets (liability), projected future taxable income, and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2023, the change in the valuation allowance was $201,686. For the year ended December 31, 2022, the change in the valuation allowance was $345,278. During the years ended December 31, 2023 and 2022, the Company had tax penalties regarding Delaware Franchise Tax for $250 and $0, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2023 and 2022 is as follows:

	December 31,	December 31,
	2023	2022
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in fair value of forward purchase agreement	(5.13)%	0.0%
Transaction costs allocated to warrants	(2.46)%	0.0%
Change in fair value of over-allotment option liability	0.0%	0.0%
Fines and penalties	(0.01)%	0.0%
Valuation allowance	(20.97)%	(76.5)%
Income tax provision	(7.57)%	(55.5)%

The Company files income tax returns in the U.S. (including California and Oklahoma) and is subject to examination by the various taxing authorities since inception.

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 9 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820, “Fair Value Measurement,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and nonfinancial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2023 and 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		Quoted	Significant	Significant
		Prices In	Other	Other
		Active	Observable	Unobservable
	December 31,	Markets	Inputs	Inputs
	2023	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Money Market held in Trust Account	$3,293,966	$3,293,966	$—	$—
Liabilities:
Derivative Liability - Forward Purchase Agreement	$665,116	$—	$—	$665,116

		Quoted	Significant	Significant
		Prices In	Other	Other
		Active	Observable	Unobservable
	December 31,	Markets	Inputs	Inputs
	2022	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Money Market held in Trust Account	$117,191,410	$117,191,410	$—	$—

The FPA is valued using PWERM and Reset Pricing and counterparty sales of Recycled Shares was modeled using a Monte Carlo simulation based on the stock price, settlement timing and market implied volatility. The PWERM is a multistep process in which value is estimated based on the probability-weighted present value of various future outcomes. The estimated fair value of the FPA liability is determined using Level 3 inputs. Inherent in the pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the FPA. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the FPA. The expected life of the FPA is assumed to be equivalent to its remaining contractual term. The initial fair value of the Forward Purchase Agreement as of January 10, 2023, was $430,021. The fair value of the Forward Purchase Agreement as of December 31, 2023 was $665,116, which resulted in a change in fair value of the Forward Purchase Agreement of $235,095 for the year ended December 31, 2023.

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

The key inputs of the models used to value the Company’s FPA were as follows:

	Initial Measurement Date of
Input	January 10, 2023	December 31, 2023
Risk-free interest rate	4.63%	4.94%
Remaining life (Yrs.)	1.72	1.34
Expected volatility	3.73%	—%
Redemption Price	$—	$10.83
Stock Price	$10.48	$10.86

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis for the year ended December 31, 2023:

Forward Purchase
Agreement
Fair value as of January 1, 2023	$—
Initial measurement on January 10, 2023 – Issuance	430,021
Change in Fair Value	235,095
Fair value as of December 31, 2023	$665,116

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than stated below and earlier, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 22, 2024, the Company and Alpha terminated the Forward Purchase Agreement without payment or other liability on the part of any party.

On February 6, 2024, the Company received a notification letter from the Nasdaq Listing Qualifications Staff (the “Staff”) notifying the Company that the Company no longer meets the minimum 500,000 publicly held shares requirement for continued listing on The Nasdaq Capital Market set forth in Nasdaq Listing Rule 5550(a)(4) (the “First Letter”). The notification received has no immediate effect on the listing of the Company’s common stock on Nasdaq. Under Nasdaq Listing Rules, the Company had 45 calendar days, or until March 22, 2024, to provide Nasdaq with a specific plan to achieve and sustain compliance with all Nasdaq listing requirements, including the time frame for completion of the plan. On March 22, 2024, the Company submitted its compliance plan with Nasdaq in connection with the First Letter. If Nasdaq does not accept the Company’s plan to achieve compliance, the Company will have the opportunity to appeal the decision to a Nasdaq Hearings Panel. The Company is evaluating various courses of action to achieve compliance with the minimum publicly held shares continued listing standard.

On March 11, 2024, the Company received a letter from the Staff stating that due to the resignations of Stephen Christoffersen, William Lischak, Ade Okunabi, Robin Smith and Adam Stern, constituting the entire board of directors of the Company, effective December 27, 2023, which was previously reported in a current report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2024, the Company no longer complies with Nasdaq’s Majority Independent Board rule, its Audit Committee Rule, or its Compensation Committee Rule as set forth in Listing Rule 5605(b)(1) (the “Second Letter”). In accordance with Nasdaq Listing Rule 5605(b)(1)(A), Nasdaq will provide the Company a cure period in order to regain compliance as follows: (i) until the earlier of the Company’s next annual stockholders’ meeting or December 28, 2024; or (ii) if the Company’s next annual stockholders’ meeting is held before June 25, 2024, then the Company must evidence compliance no later than June 25, 2024 (the “Cure Period”). If the Company fails to regain compliance within the Cure Period in connection with the Second Letter, the Nasdaq Listing Rules require the Staff to provide written notification to the Company that its securities will be delisted. The Company is actively engaged in efforts to regain compliance with the requirements set forth in Nasdaq Listing Rule 5605 and plans to regain compliance within the Cure Period provided by Nasdaq.

WESTERN ACQUISITION VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

On April 11, 2024, Cycurion and certain private investors entered into agreements to acquire (i) shares of Series B Preferred Stock of Cycurion and (ii) Series B Warrants to purchase Cycurion common stock, which, in accordance with a securities purchase agreement and an exchange agreement among Cycurion and other parties thereto to be dated prior to the effective date of the Company’s registration statement on Form S-4, will be exchanged as of the effective time of the merger between the Company and Cycurion pursuant to the Merger Agreement for securities of the Company following the merger in the same form and on the same terms as the Cycurion Series B Preferred Stock and Series B Warrants (the “Series B Capital Raise”).

As a result of the Series B Capital Raise mentioned above, the Company received $254,269 into its operating bank account to be used for working capital expenses and tax obligations. As discussed in Note 1, the Company identified that a $108,611 excess of interest was erroneously withdrawn from the Trust Account and a portion was used for operating expenses during the year ended December 31, 2023, which is not a permitted use of the Trust funds per the trust agreement. As of December 31, 2023, the Company has restricted cash of $8,651 and a receivable from the Sponsor of $99,961. The Company intends to deposit $99,961 back into the Trust Account, or use the $99,961 (or a portion thereof) for tax obligations until a deposit is made into the trust on a future date.

WESTERN ACQUISITION VENTURES CORP.

CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
CURRENT ASSETS
Restricted Cash	$45,150	$8,651
Due from Cycurion- promissory note	185,000	—
Due from Sponsor	63,319	99,961
Prepaid expenses and other assets	20,250	9,338
Total current assets	313,719	117,950
Investments held in Trust Account	2,600,462	3,293,966
TOTAL ASSETS	$2,914,181	$3,411,916
LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,852,546	$1,099,166
Due to Trust Account	63,319	99,961
Loan payable	576,175	204,222
Promissory note- related party	230,000	—
Advance from sponsor	76,000	—
Derivative liability-Forward Purchase Agreement	—	665,116
Excise tax payable	1,149,502	1,143,296
Income tax payable	12,500	72,824
Franchise tax payable	18,000	21,247
Total liabilities	3,978,042	3,305,832
COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE COMMON STOCK
Common stock subject to possible redemption, $0.0001 par value, 246,472 and 305,410 shares at redemption value of approximately $10.87 and $10.83 per share as of September 30, 2024 and December 31, 2023, respectively	2,678,431	3,308,364
STOCKHOLDERS' DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.0001 par value; 50,000,000 shares authorized; 3,251,000 shares issued and outstanding (excluding 246,472 and 305,410 shares subject to possible redemption) as of September 30, 2024 and December 31, 2023, respectively	324	324
Additional paid-in capital	119,521	—
Accumulated deficit	(3,862,137)	(3,202,604)
Total stockholders’ deficit	(3,742,292)	(3,202,280)
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$2,914,181	$3,411,916

The accompanying notes are an integral part of these unaudited Consolidated Condensed financial statements.

WESTERN ACQUISITION VENTURES CORP.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
OPERATING EXPENSES
Professional fees and other expenses	$375,004	$(247,757)	$1,211,464	$(790,882)
Franchise tax	—	800	(3,247)	(21,250)
LOSS FROM OPERATIONS	(375,004)	(246,957)	(1,208,217)	(812,132)
Other (expense) income:
Interest earned and unrealized loss on marketable securities held in Trust Account	―	48,576	―	331,690
Change in fair value of forward purchase agreement	―	(45,239)	665,116	(212,503)
Expense related to Non-Redemption Agreement	—	—	(127,224)	—
TOTAL OTHER LOSS BEFORE TAXES	(375,004)	(243,620)	(670,325)	(692,945)
Income Tax Expense	―	(10,013)	—	(64,836)
NET LOSS	$(375,004)	$(253,633)	$(670,325)	$(757,781)
Weighted average shares outstanding of Common Stock subject to possible redemption	246,472	355,933	263,211	1,023,640
Basic and diluted net loss per share, Common Stock subject to possible redemption	$(0.11)	$(0.07)	$(0.19)	$(0.18)
Weighted average shares outstanding of Common Stock not subject to possible redemption	3,251,000	3,251,000	3,251,000	3,251,000
Basic and diluted net loss per share, Common Stock not subject to possible redemption	$(0.11)	$(0.07)	$(0.19)	$(0.18)

The accompanying notes are an integral part of these unaudited Consolidated Condensed financial statements.

WESTERN ACQUISITION VENTURES CORP.

CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024

			Additional		Total
	Common stock		paid-in	Accumulated	stockholders’
	Shares	Amount	capital	deficit	deficit
Balance December 31, 2023	3,251,000	$324	$—	$(3,202,604)	$(3,202,280)
Excise tax liability arising from redemption of Class A shares	—	—	—	(3,274)	(3,274)
Reduction of carrying value to redemption value due to tax	—	—	—	17,000	17,000
Net income	—	—	—	408,380	408,380
Balance March 30, 2024	3,251,000	$324	$—	$(2,780,498)	$(2,780,174)
Excise tax liability arising from redemption of Class A shares	—	—	―	(2,934)	(2,934)
Expense related to the Issuance of Non-Redemption agreements	—	—	127,224	―	127,224
Increase of carrying value to redemption value due to change in tax	—	—	(7,745)	―	(7,745)
Net loss	—	—	—	(703,701)	(703,701)
Balance June 30, 2024	3,251,000	$324	$119,479	$(3,487,133)	$(3,367,330)
Increase of carrying value to redemption value due to change in tax	—	—	42	―	42
Net loss	—	—	—	(375,004)	(375,004)
Balance September 30, 2024	3,251,000	$324	$119,521	$(3,862,137)	$(3,742,292)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

			Additional		Total
	Common stock		paid-in	Accumulated	stockholders’
	Shares	Amount	capital	deficit	deficit
Balance December 31, 2022	3,251,000	$324	$1,605,560	$(1,862,271)	$(256,387)
Forward purchase agreement	—	—	(430,021)	—	(430,021)
Excise tax liability arising from redemption of shares	—	—	(1,094,366)	—	(1,094,366)
Accretion of Common Stock subject to possible redemption to redemption value	—	—	(81,173)	(89,488)	(170,661)
Net loss	—	—	—	(171,611)	(171,611)
Balance March 31, 2023	3,251,000	324	—	(2,123,370)	(2,123,046)
Accretion of Common Stock subject to possible redemption to redemption value	—	—	―	(95,533)	(95,533)
Net loss	—	—	—	(332,537)	(332,537)
Balance June 30, 2023	3,251,000	324	—	(2,551,440)	(2,551,116)
Excise tax liability arising from redemption of Class A shares	—	—	—	(48,930)	(48,930)
Accretion of Common Stock subject to possible redemption to redemption value	—	—	—	(39,463)	(39,463)
Net loss	—	—	—	(253,633)	(253,633)
Balance September 30, 2023	3,251,000	$324	$—	$(2,893,466)	$(2,893,142)

The accompanying notes are an integral part of these unaudited Consolidated Condensed financial statements.

WESTERN ACQUISITION VENTURES CORP.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended
	September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(670,325)	$(757,781)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned and unrealized loss on marketable securities held in Trust Account	—	(331,690)
Change in fair value of derivative liability – Forward Purchase Agreement	(665,116)	212,503
Expense related to the Issuance of Non-Redemption agreements	127,224	—
Changes in operating assets and liabilities:
Prepaid expenses	(10,912)	182,370
Accounts payable, accrued expenses and income tax payable	753,380	188,105
Income Tax Payable	(60,324)	—
Franchise tax payable	(3,247)	(142,000)
Interest on loan payable	17,684	1,694
Net cash used in operating activities	(511,636)	(646,799)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash withdrawn from Trust Account to pay franchise and income taxes	72,866	—
Cash deposited to Trust Account	—	(60,100)
Cash paid in connection with Cycurion promissory note	(185,000)	—
Cash withdrawn from Trust Account in connection with redemption	620,636	114,329,594
Net cash provided by investing activities	508,502	114,269,494

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Loans outstanding	354,269	200,000
Proceeds from Sponsor Promissory Note	230,000	—
Proceeds from Sponsor Advance	76,000	—
Redemption of Common Stock	(620,636)	(114,329,594)
Net cash provided by (used in) financing activities	39,633	(114,129,594)

NET CHANGE IN CASH	36,499	(506,899)
CASH, BEGINNING OF PERIOD	8,651	809,481
CASH, END OF PERIOD	$45,150	$302,582

Supplemental disclosure of noncash activities:
Issuance of Forward Purchase Agreement	$—	$430,021
Excise tax liability arising from redemption of shares	$6,207	$1,143,296
Accretion of common stock subject to redemption value	$7,787	$305,657
Reduction of carrying value to redemption value due to tax	$17,000	$—
Cash paid in connection with Cycurion promissory note	$110,000	$—
Cash received from Sponsor Promissory Note	$110,000	$—

Reconciliation of Cash and Restricted Cash:
Cash – Beginning of Year	$—	$—
Restricted Cash – Beginning of Year	$8,651	$—
Cash and Restricted Cash – Beginning of Year	$8,651	$—
Cash – End of Period	$—	$—
Restricted Cash – End of Period	$45,150	$—
Cash and Restricted Cash – End of Period	$45,150	$—

The accompanying notes are an integral part of these unaudited Consolidated Condensed financial statements.

WESTERN ACQUISITION VENTURES CORP.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

September 30, 2024

Note 1 — Description of Organization and Business Operations and Liquidity

Western Acquisition Ventures Corp. (the “Company”) was incorporated in Delaware on April 28, 2021. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company, and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2024, the Company had not commenced any operations. All activity from April 28, 2021 (inception) through September 30, 2024, relates to the Company’s formation and Initial Public Offering (“IPO”), which is described below, and, since the IPO, the search for a prospective Business Combination. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on January 11, 2022. On January 14, 2022, the Company consummated the IPO of 10,000,000 units (“Units”) with respect to the common stock included in the Units being offered (the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $100,000,000. Each Unit consists of one share of common stock and one redeemable warrant (the “Public Warrants”). Each Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7). The Company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 361,000 private placement units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Western Acquisition Ventures Sponsor LLC (the “Sponsor”), generating gross proceeds of $3,610,000 which is described in Note 4.

Simultaneously with the closing of the IPO, and the sale of the Private Placement Units, the Company consummated the closing of the sale of 1,500,000 additional Units upon receiving notice of the underwriter’s election to fully exercise its overallotment option (“Overallotment Units”), generating additional gross proceeds of $15,000,000. Simultaneously with the exercise of the overallotment option, the Company consummated the private placement of an additional 15,000 Private Placement Units to the Sponsor, generating gross proceeds of $150,000.

As of September 30, 2024, offering costs for the IPO amounted to $1,029,116, consisting of $500,000 of underwriting fees and $529,116 of other costs. The Company was to pay Alliance Global Partners (“A.G.P.”) a business combination marketing agreement fee in an amount equal to 4.5% of the gross proceeds of the IPO (an aggregate amount due to A.G.P of $5,175,000) if the Company is successful in completing a Business Combination from the amounts being held in the Trust Account (as defined below). If the Company is not successful in completing a Business Combination, A.G.P. will not be entitled to any of this fee (see Note 6). In connection with the Business Combination contemplated with Cycurion Inc. (“Cycurion”), A.G.P., and the Company amended the fee arrangement whereby rather than the cash fee described above, the Company will distribute 250,000 shares of common stock.

Following the closing of the IPO and Overallotment Units, $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Units was placed in a trust account (“Trust Account”). The amounts placed in the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3), and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination, and (ii) the distribution of the Trust Account, as described below.

Substantially, all of the net proceeds of the IPO and the sale of the Private Placement Units are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amounts due under the business combination marketing agreement and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect such a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either: (i) in connection with a stockholder meeting called to approve the Business Combination; or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (to be approximately $10.83 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable).

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) Subtopic 10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., Public Warrants), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20 “Debt with Conversion and other Options.” The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either: (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument; or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares sold in the IPO, without the prior consent of the Company.

The Company’s Sponsor, officers, and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of common stock in conjunction with any such amendment.

On January 9, 2024, the Company held a virtual special meeting of stockholders to vote on the proposals identified in the Proxy Statement for the Special Meeting. At the Special Meeting, the Company’s stockholders voted on a proposal to amend the Company’s Certificate of Incorporation, to extend the date by which the Company has to consummate a business combination, such extension for an additional three (3)-month period, from January 11, 2024 through and including April 11, 2024, a proposal to amend the Company’s investment management trust agreement, dated as of January 11, 2022, as amended, by and between the Company and Equiniti Trust Company, LLC allowing the Company to extend the extended termination date by depositing into the Trust Account $100 and a proposal to direct the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if necessary, based upon the tabulated vote at the time of the Special Meeting. As a result of the virtual special meeting the Company’s stockholders elected to redeem an aggregate of 31,143 shares, each share valued at approximately $10.51 per share and totaling $327,375, which was removed from the Trust Account.

On February 6, 2024, the Company received a notification letter from the Nasdaq Listing Qualifications Staff (the “Staff”) notifying the Company that the Company no longer meets the minimum 500,000 publicly held shares requirement for continued listing on The Nasdaq Capital Market set forth in Nasdaq Listing Rule 5550(a)(4) (the “First Letter”). The notification received has no immediate effect on the listing of the Company’s common stock on Nasdaq. Under Nasdaq Listing Rules, the Company had 45 calendar days, or until March 22, 2024, to provide Nasdaq with a specific plan to achieve and sustain compliance with all Nasdaq listing requirements, including the time frame for completion of the plan. On March 22, 2024, the Company submitted its compliance plan with Nasdaq in connection with the First Letter. If Nasdaq does not accept the Company’s plan to achieve compliance, the Company will have the opportunity to appeal the decision to a Nasdaq Hearings Panel. The Company is evaluating various courses of action to achieve compliance with the minimum publicly held shares continued listing standard.

On March 11, 2024, the Company received a letter from the Staff stating that due to the resignations of Stephen Christoffersen, William Lischak, Ade Okunabi, Robin Smith and Adam Stern, constituting the entire board of directors of the Company, effective December 27, 2023, which was previously reported in a current report on Form 8-K filed with the SEC on January 3, 2024, the Company no longer complies with Nasdaq’s Majority Independent Board rule, its Audit Committee Rule, or its Compensation Committee Rule as set forth in Listing Rule 5605(b)(1) (the “Second Letter”). In accordance with Nasdaq Listing Rule 5605(b)(1)(A), Nasdaq will provide the Company a cure period in order to regain compliance as follows: (i) until the earlier of the Company’s next annual stockholders’ meeting or December 28, 2024; or (ii) if the Company’s next annual stockholders’ meeting is held before June 25, 2024, then the Company must evidence compliance no later than June 25, 2024 (the “Cure Period”). If the Company fails to regain compliance within the Cure Period in connection with the Second Letter, the Nasdaq Listing Rules require the Staff to provide written notification to the Company that its securities will be delisted. The Company is actively engaged in efforts to regain compliance with the requirements set forth in Nasdaq Listing Rule 5605 and plans to regain compliance within the Cure Period provided by Nasdaq.

On April 10, 2024, the Company held a virtual special meeting of stockholders to vote on the proposals identified in the Proxy Statement for the Special Meeting. At the Special Meeting, the Company’s stockholders voted on a proposal to amend the Company’s Certificate of Incorporation, to extend the date by which the Company has to consummate a business combination, such extension for an additional three (3)-month period, from April 11, 2024 through and including July 11, 2024, a proposal to amend the Company’s investment management trust agreement, dated as of January 11, 2022, as amended, by and between the Company and Equiniti Trust Company, LLC allowing the Company to extend the extended termination date by depositing into the Trust Account $100 and a proposal to direct the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting.

On April 11, 2024, Cycurion and certain private investors entered into agreements to acquire (i) shares of Series B Preferred Stock of Cycurion and (ii) Series B Warrants to purchase Cycurion common stock, which, in accordance with a securities purchase agreement and an exchange agreement among Cycurion and other parties thereto to be dated prior to the effective date of the Company’s registration statement on Form S-4, will be exchanged as of the effective time of the merger between the Company and Cycurion pursuant to the Merger Agreement for securities of the Company following the merger in the same form and on the same terms as the Cycurion Series B Preferred Stock and Series B Warrants (the “Series B Capital Raise”).

As a result of the Series B Capital Raise mentioned above, the Company received $254,269 into its operating bank account to be used for working capital expenses and tax obligations. As discussed above, during the three months ended March 31, 2024, the Company identified that a $108,611 excess of interest was erroneously withdrawn from the Trust Account and a portion was used for operating, which is not a permitted use of the Trust funds per the trust agreement. As of September 30, 2024, the Company has restricted cash of $45,150 and a receivable from the Sponsor of $63,319. The Company intends to deposit $63,319 back into the Trust Account or use the $63,319 (or a portion thereof) for tax obligations until a deposit is made into the trust on a future date.

On July 2, 2024, the Company held a virtual special meeting of stockholders to vote on the proposals identified in the Proxy Statement for the Special Meeting. At the Special Meeting, the Company’s stockholders voted on a proposal to amend the Company’s Certificate of Incorporation, to extend the date by which the Company has to consummate a business combination, such extension for an additional three (3)-month period, from July 11, 2024 through and including October 11, 2024, a proposal to amend the Company’s investment management trust agreement, dated as of January 11, 2022, as amended, by and between the Company and Equiniti Trust Company, LLC allowing the Company to extend the extended termination date by depositing into the Trust Account $100 and a proposal to direct the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting.

On July 10, 2024, the Company dismissed its previous independent accounting firm, Marcum LLP, and engaged WWC, P.C., as its independent auditor.

On August 6, 2024, the Company, Sponsor and RiverNorth SPAC Arbitrage Fund, LP (the “RiverNorth”) entered into a non-redemption agreement whereby the Sponsor plans to transfer to RiverNorth 5,000 shares each month over the next three months for agreeing not to redeem the 99,800 that it currently holds prior to the business combination.

On September 6, 2024, the Company received written notice (the “Nasdaq Letter”) from Nasdaq indicating that the Company is delinquent in filing its Quarterly Report on Form 10-Q for the period ended September 30, 2024 (the “Form 10-Q”), which may serve as an additional basis for the delisting of the Company’s securities from Nasdaq. The Company previously filed a Form 12b-25 with the SEC on August 14, 2024, disclosing that it was unable to file the Form 10-Q within the prescribed time period without unreasonable effort or expense. In accordance with Nasdaq’s listing rules, the Company has 60 calendar days after the Notice to submit a plan to regain compliance with the Nasdaq Listing Rule 5250(c)(1). Pursuant to the Nasdaq Letter, following receipt of such plan, Nasdaq may grant an extension of up to 180 calendar days from the Form 10-Q’s due date, or until February 17, 2025, for the Company to regain compliance. The Company intends to take the necessary steps to regain compliance with Nasdaq’s listing rules and expects that, with the filing of this Form 10-Q, it has regained compliance with Nasdaq Listing Rule 5250(c)(1).

On September 20, 2024, Sponsor agreed to loan the Company $230,000 for certain transaction expenses related to the Business Combination. On the same day, the Company loaned Cycurion $185,000 for certain transaction expenses in connection with Cycurion’s consummation of the Business Combination.

If the Company is unable to complete a Business Combination by January 11, 2025, the Company intends to: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay: (a) its income and franchise taxes and (b) up to $100,000 of dissolution expenses, if any, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve, and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the time to consummate a business combination (the “Combination Period”). However, since the Initial Stockholders acquired Public Shares in the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. A.G.P. has agreed to waive its rights to its business combination marketing agreement fee (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per share held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who has executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest, or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

We continue to evaluate the impact of increases in inflation and rising interest rates, financial market instability, including the recent bank failures, the potential government shutdown, the lingering effects of the COVID-19 pandemic and certain geopolitical events, including the wars in Ukraine and the surrounding region and between Israel and Hamas. We have concluded that while it is reasonably possible that the risks and uncertainties related to or resulting from these events could have a negative effect on our financial position, results of operations and/or ability to complete an initial Business Combination, we cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

Business Combination Agreement

On September 21, 2022, the Company, WAV Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), which will be formed at, or prior to, closing, Cycurion, Inc., a corporation organized under the laws of Ontario (“Cycurion”), and Emmit McHenry as Cycurion stockholders’ representation (the “Stockholders’ Representative”), entered into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which, among other things, Cycurion will be merged with the Merger Sub (the “Merger,” and together with the other transactions related thereto, the “Proposed Transactions”), with Cycurion surviving the Merger as a wholly-owned subsidiary of Registrant (the “Combined Company”). There is no guarantee that a merger will take place.

On April 26, 2024, the Parties amended and restated the Business Combination Agreement (the “Amended and Restated Business Combination Agreement”) to amend, among other things, certain economic terms at the closing of the Business Combination and the Termination Date to complete the Business Combination, from December 31, 2023 to December 31, 2024.

On December 31, 2024, the Parties entered into an amendment to the Amended and Restated Business Combination Agreement to extend the Termination Date from December 31, 2024 to April 11, 2025.

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, the Sponsor, a Delaware limited liability company, delivered the Support Agreement, pursuant to which, among other things, Sponsor agreed to vote in favor of the Merger and the transactions contemplated by the Merger Agreement.

Stockholder Support Agreement

Contemporaneously with the execution of the Merger Agreement, certain officers and directors of the Company delivered Support Agreements, pursuant to which, among other things, the Company’s stockholders agreed to vote in favor of the Merger and the transactions contemplated by the Merger Agreement. In addition, the Company agreed to use its best efforts to obtain additional Stockholder Support Agreements from certain of its stockholders.

Registration Rights Agreement

In connection with the Closing, Cycurion, the Company, and certain of their respective stockholders will enter into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Combined Company will be required to file a registration statement covering the resale of registrable securities held by the stockholder’s party thereto.

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by mutual written consent of Cycurion, as applicable, and Company, and in certain other limited circumstances, including if the Merger has not been consummated by January 11, 2025. Either the Company or Cycurion may also terminate the Merger Agreement if certain Proposals fail to receive the requisite vote for approval, and other conditions, as defined in the Merger Agreement. If the Merger Agreement is terminated, the Merger Agreement, and all above agreements, will become void, and there will be no liability under the Merger Agreement on the part of any party thereto, except as set forth in the Merger Agreement.

Liquidity and Capital Resources

As of September 30, 2024, and December 31, 2023, we had $45,150 and $8,651 in restricted cash available exclusively for payment of current tax liabilities. As of September 30, 2024, we had a working capital deficit of $3,664,323. The Company’s liquidity is to be satisfied through the proceeds from loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties held outside of the Trust Account. The Company’s officers, directors, and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution described in Note 1, should the Company be unable to complete a Business Combination, raises substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance of these financial statements.

Restricted Cash, Due from Sponsor and Due to Trust Account

In accordance with the Trust agreement, the Company is permitted to withdraw interest from the Trust Account to pay its tax obligations, including federal income taxes and state franchise taxes. During the year ended December 31, 2023, the Company identified that a $108,611 excess of interest was erroneously withdrawn from the Trust Account and was used for operating expenses during 2023, which is not a permitted use of the Trust funds per the trust agreement. During the nine months ended September 30, 2024, the Company withdrew $597,824, in interest from the Trust Account to settle its current tax obligations. As a result, the Company recorded a receivable due from the Sponsor and a related payable to the Trust for an amount of $63,319 as of September 30, 2024. The receivable reflects the amount due to be reimbursed to the Trust Account from the Sponsor for the funds used for operating expenses. The balance of this withdrawal is included in restricted cash in the amount of $45,150 on the accompanying balance sheet, representing the amounts available exclusively for payment of current tax liabilities. The Sponsor has committed to funding the Company in a manner sufficient to fund the Company’s tax obligations and return any over withdrawal from the Trust Account, if any.

Recent Developments

On July 2, 2024, the Company and Cycurion amended the Promissory Note to extend the maturity date to the earlier of the consummation of the Business Combination or October 11, 2024.

Subsequent to the approval by its stockholders of the Fifth Amendment (the “Fifth Charter Amendment”) to the Second Amended and Restated Certificate of Incorporation of the Company on July 2, 2024, the Company filed the Fifth Charter Amendment with the Delaware Secretary of State on July 2, 2024. The Fifth Charter Amendment extends the date by which the Company must consummate a business combination, from July 11, 2024 to October 11, 2024.

On July 2, 2024, the Company and Cycurion amended the Promissory Note to extend the maturity date of this note to the earlier of the consummation of the Business Combination or October 11, 2024.

On July 10, 2024, the Company dismissed its previous independent accounting firm, Marcum, and engaged WWC, as its independent auditor.

On August 6, 2024, the Company, Western Acquisition Ventures Sponsor, LLC (the “Sponsor”) and RiverNorth SPAC Arbitrage Fund, LP (the “RiverNorth”) entered into a non-redemption agreement whereby the Sponsor plans to transfer to RiverNorth 5,000 shares each month over the next three months for agreeing not to redeem the 99,800 that it currently holds prior to the business combination.

On September 6, 2024, the Company received written notice (the “Nasdaq Letter”) from Nasdaq indicating that the Company is delinquent in filing its Quarterly Report on Form 10-Q for the period ended June 30, 2024 (the “Form 10-Q”), which may serve as an additional basis for the delisting of the Company’s securities from Nasdaq. The Company previously filed a Form 12b-25 with the SEC on August 14, 2024, disclosing that it was unable to file the Form 10-Q within the prescribed time period without unreasonable effort or expense. In accordance with Nasdaq’s listing rules, the Company has 60 calendar days after the Notice to submit a plan to regain compliance with the Nasdaq Listing Rule 5250(c)(1). Pursuant to the Nasdaq Letter, following receipt of such plan, Nasdaq may grant an extension of up to 180 calendar days from the Form 10-Q’s due date, or until February 17, 2025, for the Company to regain compliance. The Company regained compliance with Nasdaq’s listing rules by filing its Form 10-Q on September 30, 2024.

On September 24, 2024, Sponsor, including A.G.P., loaned the Company $230,000 for certain transaction expenses related to the Business Combination. On the same day, the Company loaned Cycurion $185,000 for certain transaction expenses in connection with Cycurion’s consummation of the Business Combination.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated condensed financial statements are presented in conformity with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP for audited financial statements. In the opinion of management, the unaudited consolidated condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. The interim results for the three and nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the year ended December 31, 2024 or for any future interim periods.

The accompanying unaudited consolidated condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto, included in the Form 10-K annual report filed by the Company with the SEC on April 26, 2024.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Start-ups Act of 2012 (the “JOBS Act”) which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies. The Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited consolidated condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Cash and Cash Equivalents and Restricted Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $45,150 in cash and did not have any cash equivalents as of September 30, 2024 and December 31,

2023. At September 30, 2024 and December 31, 2023, the Company also had $45,150 and $8,651 of restricted cash, respectively, related to funds withdrawn from the Trust Account reserved for the payment of income and state franchise taxes.

Investments Held in Trust Account

At September 30, 2024 and December 31, 2023, substantially all of the assets held in the Trust Account were held in mutual funds that invest in U.S Treasury Securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Common Stock subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Public Shares sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, on January 14, 2022, 11,500,000 shares of common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Immediately upon the closing of the IPO, the Company recognized the accretion from the initial book value to redemption amount value. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable shares of common stock resulted in charges against additional paid-in capital.

As of September 30, 2024 and December 31, 2023, the value of common stock subject to possible redemption reflected on the balance sheet is reconciled on the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Warrants	(3,565,000)
Issuance costs allocated to Public Shares	(997,733)
Plus:
Accretion of carrying value to redemption value	6,862,708
Common stock subject to possible redemption as of December 31, 2022	117,299,975
Less:
Redemption	(114,329,594)
Add:
Accretion of carrying value to redemption value	337,983
Common stock subject to possible redemption as of December 31, 2023	$3,308,364
Less:
Redemption	(327,375)
Reduction of carrying value to redemption value due to tax	(17,000)
Common stock subject to possible redemption as of March 31, 2024	$2,963,989
Less:
Redemption	(293,261)
Add:
Increase of carrying value to redemption value due to change in tax	7,745
Common stock subject to possible redemption as of June 30, 2024	$2,678,473
Less:
Increase of carrying value to redemption value due to change in tax	(42)
Common stock subject to possible redemption as of September 30, 2024	$2,678,431

As disclosed in Note 1, the Company identified during the three and nine months ended September 30, 2024 that an excess of $108,611 was erroneously withdrawn from the interest earned in the Trust Account for operating expenses. As of September 30, 2024, the Company recorded a receivable due from the Sponsor to reimburse the Trust Account for these funds used for operating expenses.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. As of September 30, 2024 and December 31, 2023, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” equals or approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, except for the Investments held in Trust Account and the Derivative Liability - Forward Purchase Agreement.

Fair Value of Derivative Liabilities – Forward Purchase Agreement

The Company accounts for its Forward Purchase Agreement (“FPA”) (see Note 6) in accordance with the guidance contained in ASC 815-40, “Derivatives and Hedging”, under which the FPA does not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classified the FPA as a liability at its fair value and adjusts the FPA to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. The FPA is valued using a Probability Weighted Expected Return Method (“PWERM”) and certain components of the FPA are valued under the Monte Carlo model (see note 8).

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, “Income Taxes,” (“ASC 740”) which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2024 and December 31, 2023. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and immaterial amounts were accrued for the payment of penalties for period ended September 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The weighted average number of shares outstanding were reduced for the effect of an aggregate of 375,000 Founders Shares that were subject to forfeiture if the over-allotment option was not exercised by the underwriters. Since the over-allotment was exercised, no forfeiture happened. The 11,876,000 potential shares of common stock for outstanding Public Warrants and Private Placement Warrants (as defined in Note 4) to purchase the Company’s stock were excluded from diluted earnings per share for the three and nine months ended September 30, 2024 and 2023 because they are contingently exercisable, and the contingencies have not yet been met. As a result, diluted loss per share is the same as basic loss per share for the years presented.

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024		2023		2024		2023
	Common	Common	Common	Common	Common	Common	Common	Common
	stock	stock not	stock	stock not	stock	stock not	stock	stock not
	subject to	subject to	subject to	subject to	subject to	subject to	subject to	subject to
	possible	possible	possible	possible	possible	possible	possible	possible
	redemption	redemption	redemption	redemption	redemption	redemption	redemption	redemption
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(26,427)	$(348,577)	$(25,029)	$(228,604)	$(50,207)	$(620,118)	$(181,464)	$(576,317)
Denominator:
Basic and diluted weighted average shares outstanding	246,472	3,251,000	355,933	3,251,000	263,211	3,251,000	1,023,640	3,251,000
Basic and diluted net loss per ordinary share	$(0.11)	$(0.11)	$(0.07)	$(0.07)	$(0.19)	$(0.19)	$(0.18)	$(0.18)

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Recent Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 - Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its unaudited consolidated condensed financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for annual periods beginning after December 15, 2024. The Company is still reviewing the impact of ASU 2023-09.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited consolidated condensed financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING AND OVER-ALLOTMENT

Pursuant to the IPO, the Company sold 11,500,000 Units (including 1,500,000 Overallotment Units) at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one Public Warrant. Each Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4 — PRIVATE PLACEMENT UNITS

On January 14, 2022, simultaneously with the consummation of the IPO and sale of the Overallotment Units, the Company consummated the issuance and sale of 376,000 Private Placement Units in a private placement transaction at a price of $10.00 per Private Placement Unit, generating gross proceeds of $3,760,000. Each Private Placement Unit consists of one share of common stock and one warrant (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

A portion of the proceeds from the Private Placement Units were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and any underlying securities will become worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On June 9, 2021, the Sponsor acquired 4,312,500 shares of common stock of the Company (the “Founder Shares”) for an aggregate purchase price of $25,000. On June 16, 2021, the Sponsor transferred 1,207,500 of the Founder Shares to an affiliate of A.G.P. for $7,000. On November 22, 2021, the Company effected a 2 for 3 reverse stock split of its common stock, and A.G.P. sold back to the Sponsor 55,000 Founder Shares for $478, such that the Sponsor owns an aggregate of 2,125,000 Founder Shares, and A.G.P. owns 750,000 Founder Shares. Up to 375,000 Founder Shares (including the Founder Shares transferred to an affiliate of A.G.P.) were subject to forfeiture by the subscribers in case the underwriters did not fully exercise their over-allotment option. Since the underwriters exercised the overallotment option in full on January 14, 2022, none of the Founder Shares are subject to forfeiture any longer.

The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign, or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities, or other property.

Promissory Note – Related Party

On June 9, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This Note was amended to become payable on the earlier of the IPO or December 31, 2022. The Note was non-interest bearing and became payable on the consummation of the IPO (January 14, 2022). On December 31, 2021, the balance outstanding on the Note was $80,000 which was subsequently repaid on January 14, 2022 in full.

On September 20, 2024, the Company entered into a promissory note with the Sponsor for $230,000, pursuant to which the Company can borrow up to an aggregate principal amount of $230,000. The Promissory Note, with an interest rate of 10% per annum is payable upon the sooner of the consummation of the Business Combination with Cycurion. As of September 30, 2024, the Company had borrowed the full $230,000 and nothing was available for withdrawal. The Company deemed the interest on the loan to be immaterial and as such did not record any interest relating to the note as of September 30, 2024.

Loans Payable

On July 27, 2023, the Company entered into a promissory note with Cycurion for $200,000, pursuant to which the Company can borrow up to an aggregate principal amount of $200,000. The Promissory Note, with an interest rate of 5% per annum is payable upon the sooner of the consummation of the Business Combination with Cycurion, or January 11, 2024. If the Company defaults on the loan, or the business combination does not occur, the Company will owe all principal and accrued interest thereto to Cycurion. Cycurion may not seek recourse against any money held in the Trust Account established pursuant the Borrower’s investment management trust agreement, dated as of January 11, 2022, as amended, by and between the Company and Equiniti Trust Company, nor any of the Company’s directors, officers, and any affiliate. As of September 30, 2024, the Company has borrowed $554,269 and accrued approximately $21,906 in interest. As of December 31, 2023, the Company has borrowed $200,000 and accrued approximately $4,222 in interest. On January 26, 2024, the Company and Cycurion amended the Promissory Note to increase its amount to $300,000 and extend the maturity date to the earlier of the consummation of the Business Combination or April 11, 2024. On April 4, 2024, the Company and Cycurion amended the Promissory Note to extend the maturity date to the earlier of the consummation of the Business Combination or July 11, 2024. On May 3, 2024, the Company and Cycurion amended the Promissory Note to increase its principal amount to $554,269. On July 2, 2024, the Company and Cycurion amended the Promissory Note to extend the maturity date of this note to the earlier of the consummation of the Business Combination or October 11, 2024. On October 9, 2024, the Company and Cycurion amended the Promissory Note to extend the maturity date of this note to the earlier of the consummation of the Business Combination or January 11, 2025.

Due from Cycurion

On September 20, 2024, the Company Cycurion entered into a promissory note with the Company for $185,000, pursuant to which the Cycurion can borrow up to an aggregate principal amount of $185,000. The Promissory Note, with an interest rate of 10% per annum is payable upon the sooner of the consummation of the Business Combination with Cycurion, or six months following the date of the promissory note. If the Company defaults on the loan, or the business combination does not occur, the Company will owe all principal and accrued interest thereto to the Company. As of September 30, 2024, Cycurion had borrowed the full amount of $185,000 with no amounts available for withdrawal. The Company deemed the interest on the loan to be immaterial and as such did not record any interest relating to the note as of September 30, 2024.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company.

Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. These units would be identical to the Private Placement Units. As of September 30, 2024 and December 31, 2023, there were no Working Capital Loans outstanding.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Units, and units that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement that was signed on the date of the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On January 14, 2022, the underwriters fully exercised their over-allotment option and purchased 1,500,000 Units at $10.00 per Unit.

The underwriters were paid an underwriting fee of $500,000 at the closing of the IPO. As an additional underwriting fee, on June 16, 2021, the Sponsor transferred 1,207,500 of the Founder Shares to an affiliate of A.G.P. for $7,000. On November 22, 2021, the Company effected a 2 for 3 reverse stock split of its common stock, and A.G.P. sold back to the Sponsor 55,000 Founder Shares for $478, such that A.G.P. owns 750,000 Founder Shares.

Business Combination Marketing Agreement

The Company entered into a business combination marketing agreement on January 11, 2022 with A.G.P. (the “Business Combination Marketing Agreement”) whereby A.G.P. is to act as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholders’ approval for a Business Combination, and assist the Company with its press releases and public filings in connection with a Business Combination. The Company was to pay A.G.P. a fee for such marketing services upon the consummation of a Business Combination in an amount equal to 4.5% of the gross proceeds of the IPO, or $5,175,000 in the aggregate (exclusive of any applicable finders’ fees that might become payable). The Business Combination Marketing Agreement will be terminated upon entry into the Advisory Agreement (described below).

Service Provider Agreements

The Company plans to enter into advisory agreements with certain of its service providers to fund its obligations in shares of common stock instead of cash.

Advisory Agreement with A.G.P. The Company plans to enter into an advisory agreement with A.G.P. (the “Advisory Agreement”), pursuant to which the Company shall pay A.G.P. a total transaction fee equal to $2,500,000 (the “Transaction Fee”) upon the closing of the Business Combination. The Transaction Fee will be payable in the form of preferred shares of the Combined Company that are convertible into 500,000 shares of the Combined Company’s common stock (such preferred shares or the common into which they convert, the “Transaction Fee Shares”), for a price per share of common stock equal to $5.00. A portion of the Transaction Fee Shares shall be subject to forfeiture and return to the Company for cancellation once A.G.P. converts and sells Transaction Fee Shares generating sales proceeds (excluding commissions) of $2,500,000.

The Transaction Fee Shares shall be subject to a lock-up ending on the earlier of (i) the date on which 75% of the outstanding Series B Preferred Stock is converted into shares of the Combined Company’s common stock and (ii) three months from the Closing date (the “Lock-Up Termination Date”). After the Lock-Up Termination Date, A.G.P. may convert the Transaction Fee Shares and sell them subject to a leak-out provision that limits A.G.P.’s sales of Transaction Fee Shares on any given date to 10% of the cumulative trading volume of the common stock for such date (including pre-market, market and post-market trading) as reported by Bloomberg, LP. This restriction shall remain in effect beginning on the Lock-Up Termination Date and ending on the date on which 100% of the Series B Preferred Stock outstanding as of the closing is converted into shares of the Combined Company’s common stock.

Upon the execution of the Advisory Agreement, that certain Business Combination Marketing Agreement, dated January 11, 2022, between the Company and A.G.P. in which the Company and Cycurion shall cause the Combined Company to issue to A.G.P. 250,000 shares of common stock of the Combined Company in full satisfaction of the fees, shall be terminated and such shares of common stock extinguished in their entirety.

Other Service Providers. In addition, the Company entered into revised arrangements with certain of its service providers, under which the Company agrees to pay approximately $1.25 million of its obligations in shares of the Combined Company’s common stock, which will be issued at a price per share equal to $5.00, or total of 250,000 shares of the Combined Company; provided that once a given service provide has completed sales of its shares that generate sales proceeds (excluding commissions) equal to the amount owing to that service provider, its remaining shares shall be returned to the Combined Company.

Forward Purchase Agreement

On January 10, 2023, the Company, Cycurion, and Alpha Capital Anstalt (“Alpha”), entered into a Forward Share Purchase Agreement (the “FPA”). Prior to effecting the FPA, Alpha had purchased shares from an unaffiliated party which had elected to redeem 300,000 shares of Common Stock, par value $0.0001 per share (such purchased Shares, the “Recycled Shares”.) Under the terms of the FPA, once the proposed Business Combination is effective, and twelve months (or six to nine months if submitted in writing to the Company) have elapsed, Alpha may elect to sell and transfer to the Company up to that number of shares that are then held by Alpha, and the Company shall purchase from Alpha, up to that number of shares that are then held by Alpha, but not to exceed 300,000 shares in the aggregate unless otherwise agreed to in writing by all parties, at a price per share equal to the Redemption Price (as defined in the charter.)

On January 22, 2024, the Company and Alpha terminated the Forward Purchase Agreement without payment or other liability on the part of any party.

The FPA provides that subject to conditions under the FPA on the date that is 12 months after the closing of the Business Combination (the “BC Closing”); provided that, Alpha, at Alpha’s sole discretion, may accelerate such date to any of six (6) months after the BC Closing and nine (9) months after the BC Closing by providing notice to WAVS of its election to so accelerate at least two (2) calendar days prior to such date (any such date, the “Put Date”), Alpha may elect to sell and transfer to WAVS up to that number of Shares that are then held by Alpha, but not to exceed 300,000 Shares in the aggregate at a price per Recycled Share equal to the Redemption Price (as defined in Section 9.2(a) of the Current Charter) (the “Shares Purchase Price”). The Put Date may be accelerated by Alpha if (i) the Shares are delisted from the New York Stock Exchange of NASDAQ, (ii) the Agreement is terminated for any reason after the date redemption requests are due in connection with the stockholder vote to approve the Business Combination, or (iii) during any 30 consecutive trading day period following the closing of the Business Combination, the VWAP Price (as defined below) for 20 trading days during such period shall be less than $3.00 per Share. For purposes of this Agreement, the “VWAP Price” per Share shall be determined for any trading day or any specified trading period using the Rule 10b-18 volume weighted average price per share of Common Stock as reported via a Bloomberg Terminal. The FPA also provides that WAV shall reimburse Alpha for all reasonable and necessary brokerage commissions incurred in connection with the Alpha’s acquisition of Shares, in an amount not to exceed $0.05 per Share and $0.02 per disposition of each Share.

Simultaneously with the BC Closing, WAVS shall transfer into an escrow account for the benefit of Alpha (the “Escrow Account”) with Equiniti Trust Company (the “Escrow Agent”), subject to the terms of a customary written escrow agreement (the “Escrow Agreement”) to be entered into on or prior to the BC Closing, an amount equal to the Shares Purchase Price multiplied by the number of Shares held by Alpha as of the closing of the Business Combination (the “Escrowed Funds”). The Escrow Agreement shall irrevocably cause the Escrow Agent to release from the Escrow Account the aggregate Shares Purchase Price on the Put Date, and the additional payments to be made to Alpha described below, if applicable.

Within three business days of receipt by the Escrow Agent and WAVS of written notice that Alpha has sold Recycled Shares the Escrow Agent will release to WAVS an aggregate cash amount equal to (x) the number of Shares sold multiplied by the Reset Price (as defined below) at the time of such sale, and shall release to Alpha an amount in cash equal to the product of (I) the number of Shares sold in the open market multiplied by (II) the difference of (A) the Shares Purchase Price minus (B) the Reset Price. The Reset Price shall initially equal $8.00. The Reset Price shall be adjusted first on the one month anniversary of the BC Closing, and then every three month anniversary of the most recent reset date (each such date, a “Reset Date”) to be the lowest of (a) the then-current Reset Price, (b) $8.00 and (c) an amount equal to the product of (i) 1.05 multiplied by (ii) the VWAP Price of the last five (5) trading days immediately preceding the applicable Reset Date, but not lower than $2.00; provided, however, that if WAVS offers and sells or issues any shares or debt or securities that are convertible into or exchangeable or exercisable for shares (including, but not limited to, any equity line of credit or similar facility determined based on the per share price of any draw by WAVS on such facility (with notice of any such draw to be provided to Investor within one (1) business day of such draw), and excluding securities issued or issuable as merger consideration in connection with the Business Combination Agreement, with such exclusion applicable only to the extent the terms and related agreements are not amended with respect to such securities), at a price lower than, or upon any conversion or exchange or exercise price of currently outstanding or future issuances of any securities convertible or exchangeable or exercisable for shares (other than any incentive equity outstanding immediately following the closing of the Business Combination, with such exclusion applicable only to the extent the terms and related agreements are not amended with respect to such securities) being equal to a price lower than, the then-current Reset Price (the “Offering Price”), then immediately after such event, the Reset Price shall be further reduced to equal the Offering Price.

The Company accounts for its Forward Purchase Agreement in accordance with the guidance contained in ASC 815-40, under which the FPA does not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the FPA as a liability at its fair value and adjusts the FPA to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. The FPA is valued using PWERM and Recycled Shares of the FPA are valued under the Monte Carlo model. The initial fair value of the Forward Purchase Agreement as of January 10, 2023, was $430,021. The fair value of the Forward Purchase Agreement as of September 30, 2024 was $0, which resulted in a change in fair value of the Forward Purchase Agreement of $0 and $665,116, which is recorded in the statements of operations for the three and nine months ended September 30, 2024, respectively. (See Note 8).

Non-Redemption Agreement

On August 6, 2024, the Company, Western Acquisition Ventures Sponsor, LLC (the “Sponsor”) and RiverNorth SPAC Arbitrage Fund, LP (the “Investor”) entered into a non-redemption agreement (the “Non-Redemption Agreement”) whereby the Sponsor plans to transfer to the Investor 5,000 shares each month over the next three months for agreeing not to redeem the 99,800 that it currently holds prior to the business combination.

Employment Agreements

On December 27, 2023, we entered into an employment agreement with James P. McCormick whereby the Company agreed to pay a total of $125,000 of total compensation annually, including $40,000 in cash and $85,000 in stock payment.

Inflation Reduction Act of 2022 (the “IR Act”)

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to complete a business combination.

As of September 30, 2024, the Company’s stockholders have redeemed a total of 11,253,528 shares of Common Stock resulting in $1,149,502 of excise tax liability, calculated as 1% of the value of the shares redeemed.

NOTE 7 — STOCKHOLDERS’ DEFICIT

Common Stock —The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. As of September 30, 2024 and December 31, 2023, there were 3,251,000 shares of common stock outstanding (comprised of 2,875,000 Founder Shares and 376,000 shares of common stock included in the sale of the Private Placement Units and excluding 246,472 and 305,410 shares of common stock subject to possible redemption, respectively, at September 30, 2024 and December 31, 2023.)

Preferred Stock —The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting, and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2024 and December 31, 2023, there were no shares of preferred stock issued or outstanding.

Public Warrants — As of September 30, 2024 and December 31, 2023, there were 11,500,000 Public Warrants outstanding. The Company accounts for the Public Warrants as equity instruments. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the IPO. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If neither that exemption nor another exemption is available, holders will not be able to exercise their warrants on a cashless basis.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon not less than 30 days’ prior written notice of redemption;
●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the Public Warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger, or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire and become worthless.

In addition, if (a) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (c) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

Private Placement Warrants— As of September 30, 2024 and December 31, 2023, there were 376,000 Private Placement Warrants outstanding. The Company accounts for the Private Placement Warrants as equity instruments. The Private Placement Warrants sold in the private placement are identical to the Public Warrants underlying the Units sold in the IPO, except that such warrants, and the shares of common stock issuable upon the exercise of such warrants, will not be transferable, assignable, or salable until after the completion of a Business Combination, subject to certain limited exceptions.

On May 2, 2022, the Company issued a press release, announcing that separate trading of shares of the Common Stock and Warrants comprising the Units has commenced. Any Units not separated will continue to trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “WAVSU.” The Common Stock and Warrants will separately trade on Nasdaq under the symbols “WAVS” and “WAVSW,” respectively.

●	upon not less than 30 days’ prior written notice of redemption;
●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the Public Warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger, or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire and become worthless.

In addition, if (a) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (c) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

NOTE 8 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820, “Fair Value Measurement,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and nonfinancial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		Quoted	Significant	Significant
		Prices In	Other	Other
		Active	Observable	Unobservable
	September 30,	Markets	Inputs	Inputs
	2024	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Money Market held in Trust Account	$2,600,462	$2,600,462	$—	$—

		Quoted	Significant	Significant
		Prices In	Other	Other
		Active	Observable	Unobservable
	December 31,	Markets	Inputs	Inputs
	2023	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Money Market held in Trust Account	$3,293,966	$3,293,966	$—	$—
Liabilities:
Derivative Liability - Forward Purchase Agreement	$665,116	$—	$—	$665,116

The FPA is valued using PWERM and Reset Pricing and counterparty sales of Recycled Shares was modeled using a Monte Carlo simulation based on the stock price, settlement timing and market implied volatility. The PWERM is a multistep process in which value is estimated based on the probability-weighted present value of various future outcomes. The estimated fair value of the FPA liability is determined using Level 3 inputs. Inherent in the pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the FPA. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the FPA. The expected life of the FPA is assumed to be equivalent to its remaining contractual term. The initial fair value of the Forward Purchase Agreement as of January 10, 2023, was $430,021. The fair value of the Forward Purchase Agreement as of September 30, 2024 was $0, which resulted in a change in fair value of the Forward Purchase Agreement of $0 and $665,116 for the three and nine months ended September 30, 2024, respectively. On January 22, 2024, the Company terminated this Forward Purchase Agreement.

The key inputs of the models used to value the Company’s FPA were as follows:

	Initial Measurement Date of
Input	January 10, 2023	December 31, 2023
Risk-free interest rate	4.63%	4.94%
Remaining life (Yrs.)	1.72	1.34
Expected volatility	3.73%	—%
Redemption Price	$—	$10.83
Stock Price	$10.48	$10.86

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis for the nine months ended September 30, 2024:

Forward Purchase
Agreement
Fair value as of December 31, 2023	$665,116
Change in Fair Value	(665,116)
Fair value as of September 30, 2024	$—

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited consolidated condensed financial statements were issued. Based upon this review, other than stated below and earlier, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited consolidated condensed financial statements.

On October 9, 2024, the Company, the Sponsor and RiverNorth entered into a non-redemption agreement whereby the Sponsor plans to transfer to RiverNorth 5,000 shares each month over the next three months for agreeing not to redeem the 99,800 that it currently holds prior to the business combination.

Subsequent to the approval by its stockholders of the Sixth Amendment (the “Sixth Charter Amendment”) to the Second Amended and Restated Certificate of Incorporation of the Company on October 9, 2024, the Company filed the Sixth Charter Amendment with the Delaware Secretary of State on October 9, 2024. The Sixth Charter Amendment extends the date by which the Company must consummate a business combination, from October 11, 2024 to January 11, 2025.

On October 9, 2024, the Company and Cycurion amended the Promissory Note to extend the maturity date of this note to the earlier of the consummation of the Business Combination or January 11, 2025.

On October 30, 2024, we entered into an amendment to the employment agreement with James P. McCormick whereby the Company agreed to pay total compensation of $200,000, including $40,000 in cash at the closing of the Business Combination and the remaining $160,000 in cash from the proceeds that the Company receives from any capital raising transaction following the closing of the Business Combination, including the proceeds from an ELOC to be entered into by and among the Company, Cycurion and the investors named therein; provided that the Company shall only be obligated to apply up to 15% of the proceeds from each capital raise until Mr. McCormick’s compensation of $200,000 has been paid in full.

Cycurion, Inc.

Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Stockholders of Cycurion, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cycurion, Inc. and its subsidiaries (collectively the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had a net working capital deficit of $5.7 million and an accumulated deficit of $4.4 million resulting from substantial losses incurred during the year ended December 31, 2023 and from prior periods. In addition, the Company had a net cash outflow of $2.2 million from operating activities during the year ended December 31, 2023 that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

WWC, P.C.

Certified Public Accountants

PCAOB ID: 1171

We have served as the Company’s auditor since 2018.

San Mateo, California

May 13, 2024

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022
Assets
Current assets
Cash	$607,869	$96,185
Accounts receivable, net	7,093,371	4,376,491
Other receivables	455,979	32,600
Note receivable	200,000	—
Prepaid expenses and other current assets	56,015	15,098
Total current assets	$8,413,234	$4,520,374
Non-current assets
Deposit for acquisition target	2,000,000	2,000,000
Fixed assets, net	3,779,310	3,298,425
Right of use assets	—	114,010
Security deposits	10,351	10,351
Goodwill	6,592,304	6,592,304
Total non-current assets	12,381,965	12,015,090
Total Assets	$20,795,199	$16,535,464
Liabilities, Mezzanine and Stockholders’ Equity
Current liabilities
Bank loan-revolving credit line	2,996,753	2,991,407
Bank loan-current portion	742,141	743,421
Loans payable	408,516	3,202
Subordinated promissory notes	3,333,335	2,425,146
Subordinated convertible promissory notes	1,561,111	950,000
Loans payable - related parties	587,400	—
Accounts payable	2,066,760	1,154,939
Operating lease liability	—	121,820
Accrued liabilities	2,158,255	1,490,643
Deferred revenue	253,902	11,803
Total current liabilities	14,108,173	9,892,381
Bank loan-long term portion	—	186,543
Long-term loan payable	146,798	146,798
Series A convertible preferred stock ($0.001 par value, 500,000 shares designated, 345,528 issued and outstanding)	1,294,117	1,294,117
Total non-current liabilities	1,440,915	1,627,458
Total Liabilities	$15,549,088	$11,519,839
Commitments and contingencies
Mezzanine Equity
Series B convertible preferred stock ($1,000 stated value, 3,000 shares designated, 2,000 and 0 issued and outstanding, respectively)	2,000,000	—
Stockholders’ Equity
Common stock ($0.001 par value, 70,000,000 shares authorized, 14,968,215 and 14,355,726 issued and outstanding, respectively)	14,969	14,643
Additional paid in capital	7,664,104	7,336,931
Accumulated deficit	(4,432,962)	(2,335,949)
Total Stockholders’ Equity	3,246,111	5,015,625
Total Liabilities and Stockholders’ Equity	$20,795,199	$16,535,464

See accompanying notes to the consolidated financial statements.

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years ended
	December 31,
	2023	2022
Net revenues	$19,350,208	$16,600,330
Cost of revenues	16,707,148	14,209,498
Gross profit	2,643,060	2,390,832
Operating expenses:
Selling, general and administrative expenses	2,316,649	2,557,404
Operating income (loss)	326,411	(166,572)
Other income (expenses):
Interest expense	(2,074,089)	(847,579)
Financing expense	—	(1,062,692)
Other income	—	751,612
Other expenses	(345,548)	(212,577)
	(2,419,637)	(1,371,236)
Loss before income taxes	(2,093,226)	(1,537,808)
Provision before income taxes	3,787	205
Net loss	$(2,097,013)	$(1,538,013)
Comprehensive loss	$(2,097,013)	$(1,538,013)
Loss per common share
Basic and diluted loss per common share	$(0.14)	$(0.11)
Basic and diluted weighted average common shares outstanding	14,782,442	13,908,167

See accompanying notes to the consolidated financial statements.

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY

			Total Cycurion, Inc. Stockholders’ Equity
	Series B convertible
	preferred stock		Common stock		Additional			Total
	Number of		Number of		paid-in	Treasury	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	capital	Stock	deficit	Equity
Balance as of December 31, 2021	—	$—	14,355,726	$14,356	$5,375,643	—	$(797,936)	$4,592,063
Stock based compensation	—	—	—	—	243,433	—	—	243,433
Common stock and warrant issued	—	—	472,816	473	1,767,669	—	—	1,768,142
Cancellation of treasury stock	—	—	(186,048)	(186)	—	186	—	—
Purchases of treasury stock	—	—	—	—	(49,814)	(186)	—	(50,000)
Net loss	—	—	—	—	—	—	(1,538,013)	(1,538,013)
Balance as of December 31, 2022	—	$—	14,642,494	$14,643	$7,336,931	$—	$(2,335,949)	$5,015,625
Stock based compensation	—	—	325,721	326	327,173	—	—	327,499
Series B preferred stock and warrant issued	2,000	2,000,000	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(2,097,013)	(2,097,013)
Balance as of December 31, 2023	2,000	$2,000,000	14,968,215	$14,969	$7,664,104	$—	$(4,432,962)	$3,246,111

See accompanying notes to the consolidated financial statements.

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended
	December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(2,097,013)	$(1,538,013)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock based compensation	327,499	243,433
Financing expense	—	1,062,692
Amortization of debt discount	1,094,131	230,486
Depreciation of fixed assets	25,822	60,100
Bad debt	—	94,730
Gain on settlement of debt	—	(750,000)
Changes in operating assets and liabilities:
Change of right of use asset and lease liabilities	(7,810)	(4,577)
Accounts and other receivables	(4,636,805)	(2,508,166)
Advance and prepayments to suppliers	(40,917)	324,238
Accounts and other payables	3,105,223	387,986
Deferred revenue	242,099	(451,954)
Net cash used in operating activities	(1,987,771)	(2,849,045)
Cash flows from investing activities
Promissory note issued by WAVS	(200,000)	—
Purchase of plant and equipment	(506,707)	(671,146)
Net cash used in investing activities	(706,707)	(671,146)
Cash flows from financing activities
Proceeds from private placement	2,000,000	—
Net proceeds from line of credit	5,346	949,822
Proceeds from all bank borrowings	(193,305)	125,000
Repayment of all bank borrowings	—	(875,000)
Proceeds from loans payable	339,500	—
Repayments of loans payable	(29,379)	—
Proceeds from notes payable	550,000	3,405,000
Proceeds from notes payable - related parties	534,000	—
Repayment of note payable and purchase of treasury stock	—	(655,000)
Net cash provided by financing activities	3,206,162	2,949,822
Net change in cash and restricted cash	511,684	(570,369)
Cash – beginning of period	96,185	666,554
Cash – end of period	$607,869	$96,185
Supplementary cash flow information:
Interest paid	$501,337	$475,344
Income taxes paid	$—	$—

See accompanying notes to the consolidated financial statements.

CYCURION, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Years Ended December 31, 2023 and 2022

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Description of Business

Cycurion, Inc (f/k/a KAE Holdings, Inc.; f/k/a Cyber Secure Solutions, Inc.; the “Company” or “we”) was incorporated on October 12, 2017, in the state of Delaware. Through its subsidiaries, the Company provides premier information technology security solutions. The Company continually strives to deliver top-notch services in the areas of risk management, cybersecurity, information assurance, systems engineering and help desk solutions. The Company is headquartered in McLean, Virginia. On July 14, 2020, the Company changed its corporate name from KAE Holdings, Inc. to Cyber Secure Solutions, Inc., and, on February 24, 2021, to Cycurion, Inc.

On November 22, 2017, the Company acquired Axxum Technologies, LLC (“Axxum”), a limited liability company organized on December 29, 2006, in the Commonwealth of Virginia.

On April 3, 2019, the Company acquired Cloudburst Security, LLC (“Cloudburst”), a limited liability company organized on January 12, 2007, in the Commonwealth of Virginia.

Going Concern

The accompanying financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company on a going concern basis. The going concern basis assumes that assets are realized, and liabilities are settled in the ordinary course of business at amounts disclosed in the financial statements. As of December 31, 2023, there was substantial doubt regarding the Company’s ability to continue as a going concern, as the Company had a net working capital deficit and an accumulated deficit resulting from substantial losses incurred during the year ended December 31, 2023 and from prior periods. The Company’s ability to continue as a going concern depends upon its ability to market and sell its products to generate positive operating cash flows. As of December 31, 2023, the Company had an accumulated deficit of $4.4 million and a working capital deficit of $5.7 million. In addition, the Company had a net cash outflow of $2.2 million from operating activities during the year ended December 31, 2023. These circumstances continued to give rise to substantial doubt as to whether the Company will be able to continue as a going concern and did not alleviate the doubt outstanding from 2023.

Management’s plan is to continue improve operations to generate positive cash flows and register shares of its common stock in order to undertake a public offering to raise additional capital. Management believes that the valuation and liquidity brought by a public offering of its securities will allow holders of convertibles notes, and convertible preferred stockholders the mechanism to convert their securities into common stock that will reduce the Company’s overall leverage and debt service requirement. If the Company is not able to continue generating positive operating cash flows, and raise additional capital, there is the risk that the Company may become insolvent.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements, accompanying notes, and related disclosures have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), which include the application of the accrual basis of accounting in accordance with the generally accepted accounting principles (“GAAP”) in the United States. The Company’s fiscal year end is December 31. The Company’s financial statements are presented in US dollars.

Principles of consolidation

These financial statements include the accounts of Cycurion, Inc. (f/k/a KAE Holdings, Inc.; f/k/a Cyber Secure Solutions, Inc.) and its wholly owned subsidiaries: Axxum Technologies, LLC, Cloudburst Security, LLC and Cycurion Innovation, Inc. All significant inter-company balances, fees, and expenses have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures regarding contingent liabilities at the date of the financial statements. These estimates may affect the reported amounts for certain revenues and expenses incurred during the reporting period; actual results may materially differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits in banks, and any investments with maturities with less than three months from inception to maturity. The Company’s primary bank deposits are located in the United States. Those deposits are provided protection under FDIC insurance up to maximum of $250,000. Any deposits in excess of the aforementioned maximum are at risk of loss if those banks become insolvent; however, management has determined that the risk of loss from insolvency by those financial institution at which it has deposited it funds is insignificant and unlikely; accordingly, the Company has not accrued for any potential losses.

Accounts receivable

Accounts receivable are carried at the amounts invoiced to customers less allowance for doubtful accounts. The allowance is an estimate based on a review of individual customer accounts on a quarterly basis. Accounts receivable are written off against allowances when they are deemed uncollectible. Recoveries of accounts receivable previously written off are recorded as other income when received.

The Company’s review on the collectability of accounts receivable is based on an assessment of historical experience, current economic conditions, future expectation regarding customer solvency, and other collection indicators.

The Company also assessed the creditworthiness and solvency of its customers at December 31, 2023 and 2022 determined that those customers were unlikely not to settle their balances in full; accordingly, as of December 31, 2023 and 2022, the Company’s estimated allowance for doubtful accounts was both zero.

Property, plant, and equipment

Equipment is carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the equipment are as follows:

Office equipment	3 years
Furniture and fixtures	5 years
Leasehold improvement	Co-terminal with lease
Capital lease	1 year
Software	3 years

The cost of maintenance and repairs to fixed assets are charged to expenses as incurred.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable assets acquired in a business combination. Goodwill is reviewed for impairment annually during the fourth quarter of each fiscal year, or more frequently if impairment indicators arise. The review of goodwill impairment consists of either using a qualitative approach to determine whether it is more likely than not that the fair value of the assets is less than their respective carrying values or a one-step quantitative impairment test. In performing the qualitative assessment, we consider many factors in evaluating whether the carrying value of goodwill may not be recoverable. If, based on the results of the qualitative assessment, it is concluded that it is not more likely than not that the fair value of a reporting unit exceeds its carrying value, additional quantitative impairment testing is performed. The quantitative test requires that the carrying value of each reporting unit be compared with its estimated fair value. If the carrying value of a reporting unit is greater than its fair value, a goodwill impairment charge will be recorded for the difference (up to the carrying value of goodwill). Fair value is generally determined using a discounted cash flow analysis. During the years ended December 31, 2023 and 2022, no impairment of goodwill was recognized.

Accounting for long-lived assets

The Company annually reviews its long-lived assets for impairment or whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Impairment may be the result of becoming obsolete from a change in the industry or new technologies. Impairment is present if the carrying amount of an asset is less than its undiscounted cash flows to be generated.

If an asset is considered impaired, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Bank loans

The Company accounts for borrowings from banks as either current or long-term borrowings. Origination and closing costs for long term borrowings are accounted for using the effective interest method and accreted to the Company’s outstanding balances owed over the life of the long-term loan, and the related interest expense is recognized to the results of operations.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers. Revenue from contracts with customers is recognized using the following five steps:

1.	Identify the contract(s) with a customer;
2.	Identify the performance obligations in the contract;
3.	Determine the transaction price;
4.	Allocate the transaction price to the performance obligations in the contract; and
5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

In applying ASC 606, the Company will recognize revenue when the Company has negotiated and formalized the terms of the transaction in the form of written contracts with their customers that set forth the sales price, the scope of services to be delivered by professional technology infrastructure and cyber engineers measured in hours, accompanied by hourly billing rates, and payment terms; typically, the performance obligations in the contract are the delivery of service hours; when the Company has obtained evidence that the service has been delivered and the performance obligations have been fulfilled, it will record revenue and either recognize an asset such as accounts receivable or decrease deferred revenue from its liabilities.

Management has determined that its services business can be segregated into four lines of business. Each line of business has its own methodology for recognizing revenue.

Advisory Consulting

The Company enters into service agreements with customers that will set forth the responsibilities of both parties, including the type of service to de delivered, the timing of the delivery of those services, and the associated price per unit for such services. The unit of measure in the agreement is typically hours. The service agreement will also set forth the timing of payments by the customers which is typically between 60 and 90 days from the date that an invoice is issued to the customer. The Company issues invoices when management has received acknowledgement from the customer that it has rendered service as measured in hours to the customer. As a practical matter, the Company continuously delivers service to customers, and the customer receives benefits from those services over time; however, the Company recognizes revenues at point in time in its own books only when it has received the aforementioned acknowledgement from its customers that service has been rendered related to hours accumulated over period of time, such as a week, or two weeks, or a month, which is determined on a customer by customer basis. The Company’s contracts do not include terms for returns, or warranties, or guarantees, or rebates, or discounts on the services rendered.

Managed Security Service Practice (MSSP)

Management has determined that its managed security service practice is a bundle of cybersecurity software tools, and expert 24x7x365 monitoring and breach resolution service that is accounted for as a single performance obligation that is delivered over time which is typically a month; the components of the bundle have individual commercial value; however, management believes assigning stand-alone value to each component is impractical because each component would not be able to be fully implemented or utilized if not packaged with the other components; therefore, management believes the MSSP can only be sold as a bundle package over time. At the time that the Company recognizes revenue it is has either already received funds in advance from its customer, or it is reasonably assured that it will collect funds from its customer; in the event that funds that are received in advance, they are accounted for as contract liabilities in the deferred revenue account until the Company fulfills the performance obligation; a majority of the Company’s contracts call for the Company to first deliver service and collect fees thereafter; the Company typically receives payment for these contracts within thirty to ninety days of delivery of service. The Company does not sell monitoring time, security software-tools, and breach resolution as stand-alone services, as the customer would not receive the benefits of these items if they were not sold as an integrated package. The cybersecurity needs to monitor the customer cybersecurity environment regularly, stay up to date on cyberthreats and solutions, maintain its software tools, and then address threats identified, or rectify situations when customer environments have been breached. It is not practical or viable to sell these components separately, as customers expect comprehensive solutions. While the components are separately identifiable, management does not believe they could market the components individually. The Company’s management does not believe their customers can benefit from the individual components alone, and there are not readily available resources in the market that can be obtained to make those components viable. The continuous monitoring allows the Company to identify and either neutralize and or rectify breaches by having up to the minute first-hand information, and the tools allow the Company to implement solutions rapidly; the absence all of the components would render the solutions and service offering significantly devalued and non-competitive in the marketplace.

The Company believes MSSP meets the criteria to combine the goods and services under a single performance obligation. The Company believes combined integrated solution is delivered continuously over a period of time; in accordance with the terms of the contract between the Company and its customers, the Company receives prepayments in advance from its customers, and recognizes those payments to revenues over a period of time, which is typically each month.

Managed Service Provider (MSP)

The Company’s managed service provider (MSP) service offering is the provision of IT infrastructure support to customers, specifically in the areas of desktop support, on-site troubleshooting, and cloud-based network infrastructure troubleshooting. This service is accounted for as a single performance obligation that is delivered over time, which is typically a month; At the time that the Company recognizes revenue, it either already received funds in advance from its customer, or it is reasonably assured that it will collect funds from its customer; in the event that funds that are received in advance, they are accounted for as contract liabilities in the deferred revenue account until the Company fulfills the performance obligation; a majority of the Company’s contracts call for the Company to first deliver service and collect fees thereafter; the Company typically receives payment for these contracts within thirty to ninety days of delivery of service.

MSP requires the integration of tools and labor in order for a customer to receive any benefit from the services provided. The Company refers to the guidance in ASC 606-10-25-19 to provide an analysis regarding this accounting recognition of this integrated service. Under MSP, the customer cannot receive any benefit purely from labor or individual software tools as a stand-alone service. The tools that the Company deploys require engineers to decipher results and develop solutions to problems during the service period covered in a contract.

While components can be separately identified, they must be used in conjunction with each other to serve the Company’s customers. The Company must continuously make available support engineers to customers whenever they need support and troubleshooting. The service includes remote resolution of issues or going onsite to customer locations to solve problems. The Company’s contracts with customers require the Company to have these resources available during the length of the contract; therefore, these services are continuously delivered as a service over time; accordingly, the Company recognizes revenue for such MSP contract on a monthly basis.

Software as a service (SaaS)

Management has determined that its software as a service is a suite of cybersecurity tools that are delivered either remotely or on customer premises. The service is delivered on a monthly basis. The cybersecurity tools are typically sold as a package; however, the individual components of the suite of tools can either be sold individually or bundled together. Nevertheless, if they are sold individually, or as a bundle, they are all delivered over time; accordingly, the Company recognizes revenue over time, which is typically monthly; At the time that the Company recognizes revenue it is has either already received funds in advance from its customer, or it is reasonably assured that it will collect funds from its customer; in the event that funds that are received in advance, they are accounted for as contract liabilities in the deferred revenue account until the Company fulfills the performance obligation; a majority of the Company’s contracts call for the Company to first deliver service and collect fees thereafter; the Company typically receives payment for these contracts within thirty to ninety days of delivery of service.

The Company’s SaaS is delivered continuously over time; it is a subscription service where the Company provisions a suite of security software tools to its customers accessed via the internet that allows the customers to protect themselves from cyber-attacks using multiple tools within the suite. This subscription service is recognized to revenue monthly.

The Company’s disaggregated revenues for the year ended December 31, 2023 and 2022 were as follows:

	2023	2022
Advisory Consulting	$19,256,173	16,521,921
Managed Security Service Practice (MSSP)	77,385	66,409
Software as a Service (Saas)	16,650	12,000
	$19,350,208	$16,600,330

The following table shows the changes in the contract liabilities accounts shown as deferred revenue of the Company’s consolidated balance sheets as of December 31, 2023 and 2022.

	December 31,	December 31,
	2023	2022
Balance, beginning of year	$11,803	$463,757
Deferral of revenue	253,902	26,803
Recognition of deferred revenue	(11,803)	(478,757)
Balance, end of year	$253,902	$11,803

Deferred Revenue

As of December 31, 2023 and 2022, non-cancelable contract obligations that the Company must fulfill have been recognized as deferred revenue liability on the Company’s consolidated balance sheets.

Cost of revenue

Cost of revenue primarily consists of compensation expenses for program personnel, and the fringe benefits associated with this compensation, subcontractor costs, and other direct expenses incurred to deliver services to customers.

Selling, general, and administrative expenses

Selling, general and administrative expenses are expensed as incurred.

Research and development

The Company expenses research and development as incurred. During the years ended December 31, 2023 and 2022, the Company incurred $0 and $116,145, respectively, of research and development expenses that were included as general and administrative expenses in the Company’s result of operations.

Income taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC Topic 260, “Earnings per share”. Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per-share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

As of December 31, 2023 and 2022, respectively, common stock equivalents were excluded from the computation of diluted net loss per share as the result of the computation was anti-dilutive (see Note 18).

Financial instruments

The Company’s accounts for financial instruments in accordance with ASC Topic 820, “Fair Value Measurements and Disclosures,” which requires disclosure of the fair value of financial instruments held by the Company and ASC Topic 825, “Financial Instruments,” which defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualifies as a financial instrument and each is a reasonable estimate of its respective fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.
●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Lease

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in our consolidated balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our consolidated balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Leases with a lease term of 12 months or less at inception are not recorded on our consolidated balance sheet and are expensed on a straight-line basis over the lease term in our consolidated statement of operations.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income includes the foreign currency translation adjustment and unrealized gain or loss.

Recent accounting pronouncements

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. These amendments clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments in this update are effective for public business entities for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted. The Company is currently assessing the impact of the adoption of this standard on its consolidated financial statements.

NOTE 3 — ACCOUNTS AND OTHER RECEIVABLES

Accounts and other receivables consisted of the following As of December 31, 2023 and 2022:

	December 31,	December 31,
	2023	2022
Gross accounts and other receivables	$7,093,371	$4,376,491
Less: Allowance for doubtful accounts	—	—
	$7,093,371	$4,376,491

During the years ended December 31, 2023 and 2022, the Company directly wrote-off bad debt to its results of operations in the amounts of $0 and $92,516, respectively.

NOTE 4 — DEPOSIT FOR ACQUISITION TARGET

As of December 31, 2020, the Company had contemplated the acquisition of SLG Innovation, Inc. (“SLG”); accordingly, as of such date, the Company set aside $1,401,923 as a non-refundable deposit for the potential acquisition, which refundable deposit included $561,808 of cash advances and loans to SLG, $20,000 of capitalized transaction costs, and $820,025 in accounts receivable owed to the Company by SLG that had been accumulated in the course of doing business. On May 13, 2021, the Company entered into an agreement, the result of which would have been the acquisition of substantially all of SLG’s assets and certain of its liabilities. That agreement allowed for the Company to terminate the acquisition agreement and abandon the transaction contemplated thereby for any reason or for no reason in its sole and absolute discretion prior to December 31, 2021, with no further obligations on its part to SLG or any third party. Subsequently, the Company and SLG modified the May 13, 2021 agreement such that the Company would purchase only certain specified assets from SLG, specifically, certain identifiable sales contracts, but not all or substantially all of the assets of SLG. The modified agreement set forth the consideration that the Company would have paid to SLG, which consideration would have included the refundable deposit, the outstanding balance of which, as of December 31, 2023 and 2022, was $2,000,000. As of each of those dates, the refundable deposit was comprised of $561,808 in cash advances and loans to SLG, $20,000 of related due diligence costs, and $1,418,192 in accounts receivable owed to the Company by SLG. On April 29, 2023, the Company and SLG agreed to supersede the modified May 13, 2021 agreement with a unidirectional letter of intent (the “Unidirectional SLG LOI”) that binds SLG to a transaction but does not bind the Company. The Unidirectional SLG LOI provides that, if the Company does not terminate the transaction contemplated thereby on or before April 30, 2024, the Company will, through a specific structure to be finalized, acquire SLG or all or substantially all of its assets and, in connection with an asset transaction, assume all or substantially all of its liabilities. The agreed-upon valuation for the transaction contemplated by the Unilateral SLG LOI consisted three parts. The first was the $2,000,000 aggregate receivable from SLG in the Company’s favor; the second was the estimated amount of payables $2,136,445) of SLG in favor of RCR Technology Corporation (“RCR”), exclusive of any payables generated by SLG in favor of RCR during the 90 days prior to the closing of the transaction contemplated by the Unidirectional SLG LOI; and the third was a calculated number of shares of capital stock (996,355) of the Company. In connection with the transaction contemplated by the Unidirectional SLG LOI, on April 29, 2023, the Company and RCR entered into a separate, but related, unidirectional letter of intent (the “Unidirectional RCR LOI”) that binds RCR to a transaction but does not bind the Company. That transaction would be the purchase by the Company from RCR of the payables of SLG in favor of RCR, exclusive of any payables generated by SLG in favor of RCR during the 90 days prior to the closing of the transaction contemplated by the Unidirectional SLG LOI. The agreed-upon valuation for the transaction contemplated by the Unilateral RCR LOI was the estimated amount of payables of SLG in favor of RCR, exclusive of any payables generated by SLG in favor of RCR during the 90 days prior to the closing of the transaction contemplated by the Unidirectional SLG LOI. Upon closing of the transaction contemplated by the Unidirectional RCR LOI, the Company will issue to RCR that number of shares of capital stock of the Company set forth in the Unidirectional RCR LOI. In addition to the Company’s unilateral termination rights under the Unidirectional RCR LOI, the transaction contemplated thereby is also fully conditioned upon the closing of the transaction contemplated by the Unidirectional SLG LOI. In the event that the Company is unable to complete this transaction, the Company’s management believes it would not be able to recover the deposit rom SLG as it is non-refundable; however, management believes failure to complete the transaction is remote.

NOTE 5 — FIXED ASSETS

Property, plant, and equipment consisted of the following As of December 31, 2023 and 2022:

	December 31,	December 31,
	2023	2022
At Cost:
Equipment	$125,546	$121,272
Furniture and fixtures	26,339	26,339
Leasehold improvements	62,721	62,721
Capital lease	23,004	23,004
Software	3,817,481	3,315,048
	4,055,091	3,548,384
Less: Accumulated depreciation
Equipment	107,977	100,905
Furniture and fixtures	24,446	23,994
Leasehold improvements	62,721	62,721
Capital lease	19,897	19,897
Software	60,740	42,442
Less: Accumulated depreciation	275,781	249,959
	$3,779,310	$3,298,425

During the years ended December 31, 2023 and 2022, the Company recorded depreciation and amortization expenses in cost of revenue of $3,899 and $21,657, respectively, and selling, general and administrative expenses of $21,923 and $38,443, respectively.

During the years ended December 31, 2023 and 2022, the Company acquired fixed assets of $506,707 and $671,146, respectively.

NOTE 6 — GOODWILL

Acquisition of Axxum Technologies, LLC.

On November 22, 2017, the Company entered into a share transfer agreement with Axxum and the two prior members of Axxum to purchase 100% of the members’ equity interest in the Company in exchange for $6,500,000 in cash and $500,000 in two subordinated convertible promissory notes for $250,000 each, payable to the two members of Axxum. Accordingly, Axxum became a wholly-owned subsidiary of the Company. The Company assessed the carrying value of Axxum’s assets and liabilities at the date of acquisition and determined that the carrying value of those accounts approximated fair value; the difference between the purchase price paid for the acquisition of Axxum and the net asset value derived from the assets and liabilities of Axxum at the date of acquisition has been recognized as goodwill. Accordingly, the purchase costs of $6,500,000 in cash, $500,000 in promissory notes, and $140,005 in capitalized transaction costs, less $573,150 in adjustment in working capital that is recoverable from sellers resulted in a total purchase cost of $6,566,855; the net asset value of Axxum at the date of acquisition was $1,413,589; accordingly, the Company recognized $5,153,266 in goodwill related to the acquisition of Axxum.

Acquisition of Cloudburst Security, LLC.

On April 3, 2019, the Company entered into a membership interest purchase agreement with Cloudburst Security, LLC, a Virginia limited liability company, and its two equity holders to purchase 100% of the issued and outstanding units in exchange for $500,000 in cash; $540,000 for a promissory note to one equity holder and $360,000 to the other; and 111,628 and 74,420 shares of the Company’s common stock to the two equity holders, respectively, on a post-split basis. Accordingly, Cloudburst became a wholly-owned subsidiary of the Company. The Company assessed the carrying value of Cloudburst’s assets and liabilities at the date of acquisition and determined that the carrying value of those accounts approximated fair value; the difference between the purchase price paid for the acquisition of Cloudburst and the net asset value derived from the assets and liabilities of Cloudburst at the date of acquisition has been recognized as goodwill. The purchase costs of $500,000 in cash, $900,000 in promissory notes, $300,000 in 186,048 shares of the Company’s common stock, $1,400,000 in contingent earnout, $62,305 in capitalized transaction costs, resulted in a total purchase cost of $3,162,305; the net asset value of Cloudburst at the date of acquisition was $323,267; accordingly, the Company recognized $2,839,038 in goodwill related to the acquisition of Cloudburst. On April 20, 2022, the holders of the (i) $900,000 promissory notes and (ii) 186,048 shares of the Company’s common stock tendered them to the Company for cancellation.

Relevant factors to the Company’s assessment of the carrying value of goodwill for both business combinations in accordance to the fair value hierarchy under the category of level 3 are as follows: estimation of the growth rate of future incoming and outgoing cash flows, certain elements that comprise the appropriate weighted average cost of capital, such as the equity of potential market participants for comparability analysis, and the Company’s sensitivity to outside factors that would lead to variation in the aforementioned cash flows and weighted average cost of capital.

The Company’s management reviewed the performance of Cloudburst and its manager during the year ended December 31, 2020 and determined that Cloudburst had not met the performance targets set forth at the time of acquisition; as a result, the manager of Cloudburst was dismissed. Management of the Company performed a quantitative analysis of the carrying value of the subsidiary and its related goodwill by preparing a future discounted cash flow analysis, which included variables such as expectations on future cash flows, calculation of the cost of capital, and the probability of capturing certain contracts under the framework of Cloudburst being a federal government approved service provider, and determined that the fair value as of December 31, 2020 was lower than the carrying value that was previously established at the point of acquisition; accordingly, during the year ended December 31, 2020, the Company determined that the contingent earnout should be de-recognized, and written off in its entirety in the amount of $1,400,000 to the Company’s result of operations, and, as a result of the above assessment, the Company recognized an impairment of goodwill in the amount of $1,400,000 that was also recognized to the Company’s results of operations. The Company’s ending goodwill related to the acquisition of Cloudburst after recognizing impairment was $1,439,038.

Goodwill	2023	2024
Axxum Technologies	5,153,266	5,153,266
Cloudburst Security	1,439,038	1,439,038
Cycurion Goodwill	6,592,304	6,592,304

NOTE 7 — BANK LOANS

Bank loan-revolving credit line

On November 22, 2017, Axxum procured from Main Street Bank a revolving line of credit with a maximum of up to $1,000,000, subject to certain restrictions based on available collateral pledged to the bank in the form of accounts and trade receivables owed by the Company’s customers. This revolving credit line is available for one year, at which point it may be renewed by Axxum. Axxum incurred origination and closing costs for this line of credit in the amount of $10,000, which Axxum has recognized a prepaid expense that will amortize over one year as interest expense. The stated rate of interest of the revolving line of credit is the prime rate plus 100 basis points, which, at the time of the loan, was 4.50%.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively renewed the revolving line of credit with a maximum aggregate principal sum of $2,000,000 with Main Street Bank. The stated rate of interest of the revolving line of credit increased to 5.75% at the time of the renewal.

On June 29, 2020 and again on June 30, 2021, the Company amended the revolving line of credit with an extension of the maturity date to March 31, 2024. The stated rate of interest of the revolving line of credit decreased to 5.25% at the time of the first amendment and an additional 5% default interest on the second amendment.

As of December 31, 2023, the stated rate of interest of the revolving line of credit was 9.25%. Bank term loan Concurrent with Axxum’s procurement of the above-mentioned revolving credit line, Axxum also procured a term loan from Main Street Bank in the amount of $5,250,000 with an expiration of September 30, 2024. The loan is subject to a monthly repayment of principal in the amount of $109,375. The loan carries a stated adjustable interest rate of the prime rate plus 200 basis points, which, at the time of the loan, was 5.50%. Axxum incurred closing and origination costs totaling $211,729. The imputed interest rate after giving effect for the closing and origination costs was 7.82%.

Axxum is subject to the following affirmative loan covenants: (i) on or after December 31, 2017 but prior to June 30, 2018, minimum tangible net worth (net liability) of $2,250,000; on or after June 30, 2018 but prior to June 30, 2019, minimum tangible net worth (net liability) of $1,250,000; on or after June 30, 2019 but prior to December 31, 2019, minimum tangible net worth (net liability) of $950,000; on or after December 31, 2019 but prior to June 30, 2020, minimum tangible net worth (net asset) of $1750,000; on or after June 30, 2020 but prior to December 31, 2020, minimum tangible net worth (net asset) of $2,500,000; on or after December 31, 2020 but prior to June 30, 2021, minimum tangible net worth (net asset) of $3,000,000; on or after June 30, 2021 but prior to December 31, 2021, minimum tangible net worth (net asset) of $3,500,000; on or after December 31, 2021, minimum tangible net worth (net asset) of $5,000,000, (ii) interest coverage ratios must be greater than 1.25-to-1, measured on quarterly basis, using a rolling four-quarter basis, beginning with the fiscal quarter ending December 31, 2017, (iii) the Company and Axxum must achieve minimum consolidated earnings before tax interest, tax, depreciation and amortization of (“EBITDA”) greater than $300,000 per quarter, and (iv) annual capital expenditures must be less than $50,000. Management conferred with the bank regarding the covenants and determined that the Company was in compliance after giving effect to clarification in the definitions and formulas set forth by the bank in regard to the calculation of the above covenants.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively amended the Loan and Security Agreement, including the addition of Cloudburst as a borrower. The stated interest rate increased to 6.75% and the loan covenants remained the same.

On June 29, 2020, the Company amended and restated the Loan and Security Agreement by extending the maturity date to March 22, 2024 with a monthly repayment of principal in the amount of $62,500 on or after June 22, 2020. The stated interest rate decreased to 6.25%.

The loan covenants were replaced as follows: (i) on or after June 30, 2020 but prior to December 31, 2020, minimum tangible net worth (net liability) of $2,750,000; on or after December 31, 2020 but prior to June 30, 2021, minimum tangible net worth (net liability) of $2,250,000; on or after June 30, 2021 but prior to December 31, 2021, minimum tangible net worth (net liability) of $1,750,000; on or after December 31, 2021, but prior to June 30, 2022, minimum tangible net worth (net liability) of $1,250,000; on or after June 30, 2022 but prior to December 31, 2022, minimum tangible net worth (net asset) of $500,000; on or after December 31, 2022, but prior to June 30, 2023, minimum tangible net worth (net asset) of $1,250,000; on or after June 30, 2023 but prior to December 31, 2023, minimum tangible net worth (net asset) of $2,000,000; on or after December 31, 2023, minimum tangible net worth (net asset) of $2,500,000, (ii) interest coverage ratios must be greater than 1.20-to-1, measured on quarterly basis, using a rolling four-quarter basis, beginning with the fiscal quarter ending June 30, 2020 (iii) the Company must achieve minimum consolidated earnings before tax interest, tax, depreciation and amortization of (“EBITDA”) greater than $300,000 per quarter, and (iv) annual capital expenditures must be less than $50,000.

As of December 31, 2023, the stated rate of interest of the loan was 10.25%.

The Company has categorized balances due within one operating period as current and those payments due after one operating period as long-term. As of December 31, 2023 and 2022, the Company recorded bank loan-current portion of $742,141, net of debt discount of $7,859 and $743,421, net of debt discount of $6,579 and bank loan-long term portion of $0, net of debt discount of $0 and $186,543, and net of debt discount of $0 and, respectively.

Pledge agreement

Concurrent with Axxum’s procurement of the above-mentioned revolving credit line and loan, Axxum entered into a Pledge Agreement. The following pledges of collateral and credit enhancement were made by Axxum and the Company as the sole member of Axxum: (i) the Company equity ownership in Axxum and (ii) all of Axxum’s assets, such as accounts, instruments, equipment, fixtures, deposit accounts, letter of credit rights, and any other assets. All future debt is subordinated to the bank term loan until the term loan is repaid in full. Personal guarantees have also been made by Emmit McHenry, Kurt McHenry, and Alvin McCoy III, as officers and stockholders of the Company in support of the term loan.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively amended the Pledge Agreement, including the addition of Cloudburst as a pledgor. The following pledges of collateral and credit enhancement were made by Axxum, Cloudburst, and the Company: (i) all of the equity of Axxum, Cloudburst and each other subsidiary of the Company then owned or hereafter acquired by the Company and (ii) all rights to which the owner of the pledged equity then or may thereafter become entitled by virtue of owning such pledged equity and being a member of Axxum, Cloudburst, and each other subsidiary of the Company.

During the year ended December 31, 2023, and 2022, the Company record amortization of discount of $5,482 and $8,224, respectively.

NOTE 8 — LOANS PAYABLE

EIDL Loan

On July 16, 2020, the Company executed the standard loan documents required for securing loans (the “EIDL Loan”) offered by the U.S. Small Business Administration (the “SBA”) under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. The principal amount of the EIDL Loan is $150,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue from the date of the

EIDL Loan. Installment payments, including principal and interest, are due monthly beginning July 16, 2021 (twelve months from the date of the EIDL Loans) in the amount of $731. The balance of principal and interest is payable 30 years from the date of the EIDL Loan. The Company recorded note payable as $3,202 of loan payable under current liability and $146,798 of long-term loan payable, respectively, as of December 31, 2023 and 2022.

NOTE 9 — SUBORDINATED DEBT

Subordinated convertible notes payable

As part of the consideration for the acquisition of Axxum by the Company, the Company issued two subordinated convertible promissory notes for $250,000 each to the prior members of Axxum as partial consideration for their equity interest in Axxum. These notes became due on May 22, 2020. They carry an annual interest rate of 4% with quarterly coupon payments due on February 22, 2018, May 22, 2018, August 22, 2018, November 22, 2018, February 22, 2019, and the on the 22nd day following the end of each quarter in subsequent periods. Each note is entitled to be converted into 25,000 shares of the Company’s common stock at an effective conversion price of $10.00 per share on or after November 22, 2019. The Company has determined that there was no beneficial conversion feature resulting from the issuance of these notes. The notes were amended to extend the maturity date to August 1, 2021. During the year ended December 31, 2021, one convertible promissory note of $250,000 was converted into 100,000 shares of common stock.

As of December 31, 2023 and 2022, the Company had outstanding convertible notes payable of $250,000.

Subordinated promissory notes payable

As part of the consideration for the acquisition of Cloudburst by the Company, the Company issued four promissory notes in the aggregate principal value of $900,000 to two prior members of Cloudburst as partial consideration for their membership interests in Cloudburst. Two notes with a principal value of $120,000 and $180,000, respectively, became due on July 15, 2019; the other two notes with a principal value of $240,000 and $360,000, respectively, become due on September 15, 2019. The notes carry an annual interest rate of 4% due and payable on maturity date. The notes were currently in default as of December 31, 2021. On April 20, 2022, the holders of the four promissory notes tendered them to the Company for cancellation.

On April 20, 2022, the Company settled litigation with the former sellers of Cloudburst for $200,000 in exchange for their tendering to the Company for cancellation (i) the $900,000 promissory notes and (ii) 186,048 shares of common stock that the Company had issued to them in connection with their selling Cloudburst to the Company in April 2019. During the year ended December 31, 2022, the Company recorded a gain on settlement of debt of $750,000 and 186,048 shares of treasury stock.

Subordinated Promissory notes payable

As bridge capital until the Company closes the next round of equity capital, the Company issued three promissory notes in the aggregate principal value of $737,250 to two investors. One note with a principal value of $131,250 was due on March 23, 2020, representing $6,250 in Guaranteed Interest; another note with a principal value of $303,000 was due on June 30, 2020, representing $2,500 in original issuance discount and $500 in guaranteed interest; a third note with a principal value of $303,000 was due on October 5, 2020, representing $2,500 in original issuance discount and $500 in interest. The first note carries an annual interest rate of 5%, whereas the other two notes carry an annual interest rate of 4.5% that commenced upon the funding date through the date of repayment. During the year ended December 31, 2020, the Company repaid $437,250; accordingly, as of December 31, 2020, there was one promissory note outstanding with principal of $300,000.

During the year ended December 31, 2021, the Company refinanced the $300,000 outstanding note by issuing a new unsecured promissory note for a principal value of $300,000 with an annual interest rate of 24.0%. Additionally, the Company issue a second and third unsecured promissory note for working capital purposes in the amounts of $300,000 and $100,000, each with an annual interest rate of 24.0%.

On April 20, 2022, the Company issued to an otherwise unaffiliated investor a $100,000 promissory note for $100,00 in gross proceeds.

On June 21, 2022, the Company issued to an otherwise unaffiliated investor a $125,000 promissory note for $125,000 in gross proceeds.

On September 21, 2022, the Company issued to an otherwise unaffiliated investor a $355,000 promissory note for $205,000 in gross proceeds. The company has existing borrowing of $125,000, that is being refinanced and is now included in this note.

On November 23, 2022, the Company retired two promissory notes, one note totaling $355,000, and a second note totaling $100,000.

As of December 31, 2023 and 2022, the Company had outstanding notes payable of $700,000.

On March 22, 2022, the Company issued subordinated convertible promissory notes with principal value of $526,315 to six investors. While subordinate to bank lender the notes are secured by The Company’s assets. The Company issued to an independent director a $236,842 subordinated convertible note. The Company issued to an otherwise unaffiliated investors of subordinated convertible notes in principal amounts of $52,631 to three investors, $105,263 to a fifth investor and $26,315 to a sixth investor. The notes carry annual interest rate of 8% that commenced upon funding date through the date of repayment.

On November 22, 2022, the Company issued to three otherwise unaffiliated investors $2,777,778 promissory notes, 394,011 common shares and 984,557 warrants for $2,500,000 in gross proceeds.

As of December 31, 2023 and 2022, the Company had outstanding convertible promissory notes of $3,333,335.

On February 25, 2023, the Company issued to an otherwise unaffiliated investor a $333,333 promissory note for $300,00 in gross proceeds.

On February 28, 2023, the Company issued to an otherwise unaffiliated investor a $277,778 promissory note for $250,000 in gross proceeds.

On March 20, 2023, the Company entered into a receivable purchase agreement with an otherwise unaffiliated investor for $489,650 of receivables for $350,000 in gross proceeds.

During the years ended December 31, 2023 and 2022, the Company record amortization of discount of $940,056 and $180,596, respectively.

NOTE 10 — SERIES A CONVERTIBLE PREFERRED STOCK

The Company has designated 500,000 shares of Series A Convertible Preferred Stock with a par value of $0.001 per share.

The Series A has voting rights on an as-if-converted to common stock basis. The holders are entitled to a 10% dividend and convert at any time into shares of common stock at a ratio of 1 to 25.6938 shares of common stock, subject to adjustment. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the Series A stockholders shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share Series A Convertible Preferred Stock before any distribution or payment shall be made to the holders of common stock. The company should not, without the affirmative vote of 76% of the Series A stockholders alter or adversely change the powers, preferences or rights of the Series A Convertible Preferred Stock.

Private Placement

On November 17, 2017, the Company issued to certain accredited investors and a placement agent investment unit that were comprised of Series A Convertible Preferred Stock, Warrants, and common stock. The net proceeds of the transaction after deducting placement agent and closing fees were $1,164,713; these proceeds were allocated to the preferred stock, warrants, and common stock according to the following amounts: $770,100, $393,945, and $667, respectively.

The Company issued 345,528 shares of Series A Convertible Preferred Stock to the investors and a placement agent that are convertible into 345,528 of newly issuable shares of the Company’s common stock. Management assessed the attributes of the Series A Convertible Preferred Stock and determined that the securities for accounting purposes should be treated as debt, as they call for liquidation preference, preferred dividends that are akin to interest payments, and certain redemption features that require settlement in cash. The convertible stock is redeemable May 20, 2021. In the event that the convertible stock is redeemed, the Company will be required to pay a redemption premium of $129,412 in excess of the face value of $1,294,117; the total redemption value would be $1,423,529. The Company has determined that there was discount from the issuance costs, discount related to the valuation of the warrants, and discount related beneficial conversion feature of the convertible preferred stock totaling $1,048,034. The Company accounts for the convertible stock discount and redemption premium via a convertible preferred stock contra account that accretes to the redemption value over five years. At each reporting period, the Company accounts for the accretion as an increase to the net value of the convertible preferred stock and corresponding charge to the interest expense is recognized to results of operations.

NOTE 11 — EQUITY

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock with a par value of $0.001 per share, issuable from time to time in one or more series.

Mezzanine Equity

Series B convertible preferred

The Company has designated 3,000 shares of series B Convertible Preferred Stock with a stated value of $1,000 per share. On August 1, 2023, the Company issued to unaffiliated investors a total of 2,000 preferred shares and 4,000,000 warrants for $2,000,000 in gross proceeds. The warrants are exercisable at any time, and from time to time, in whole or in part, and expiring five (5) years from the issue date, at an exercise price of $0.50.

The Series B does not have any voting rights except as required by law and is entitled to a dividend on an as-if-converted-to-Common-Stock basis when, as, and if such dividends are paid to common stock. The Series B coverts to common shares at any time on a ratio of 1 to 2,000 common shares, subject to adjustments. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, Series B stockholders shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series B Convertible Preferred Stock before any distribution or payment shall be made to the holders of common stock. The company should not, without the affirmative vote of a majority of the Series B stockholders alter or change adversely the powers, preferences or rights of the Series B Convertible Preferred Stock.

Common Stock

The Company has authorized 70,000,000 shares of Common Stock with a par value of $0.001 per share. Each share of Common Stock entitles the holder to one vote, in person or proxy, on any matter on which an action of the stockholders of the Company is sought.

During the year ended December 31, 2023, the Company issued 325,721 shares of the Company’s Common Stock for compensation valued at $327,499.

As of December 31, 2023 and 2022, there were 14,968,215 and 14,642,494 shares of Common Stock issued and outstanding, respectively.

Warrants

On November 17, 2017, the Company issued 1,333,336 Series A warrants at exercise price of $0.45. The warrants will expire on November 22, 2025. The Company recorded fair value of warrants of $819,717 as financing expense.

In a series of transactions from June 22 through September 30, 2021, the Company issued 406,947 warrants to stockholders of 1,356,589 of common stock at an exercise price of $0.92. The warrants will expire on June 22 through September 30, 2026.

On March 8, 2022, the Company issued 529,067 warrants to the originators of $700,000 of investor notes at exercise price of $0.92. The warrants will expire on March 8, 2026. The Company recorded fair value of warrants of $238,942 as financing expense.

On March 22, 2022, the Company issued 196,911 warrants with subordinated convertible promissory note at exercise price of $1.41. The warrants will expire on March 22, 2026 respectively. The Company recorded fair value of warrants of $51,449 as debt discount. During the year ended December 31, 2022, the Company recorded amortization of debt discount of $15,534.

On November 22, 2022, the Company issued 984,557 warrants with subordinated convertible promissory note at exercise price of $1.41. The warrants will expire on April 21, 2028, respectively. The Company recorded fair value of warrants of $643,313 as debt discount. During the year ended December 31, 2022, the Company recorded amortization of debt discount of $589,703.

On August 1, 2023, the Company issued 4,000,000 Series B warrants with an exercise price of $0.50. The warrants will expire on August 1, 2028.

A summary of activity during the year ended December 31, 2023 and 2022 follows:

			Weighted
	Number of	Weighted Average	Average
	shares	Exercise Price	Life (years)
Outstanding, December 31, 2021	406,969	$1.84	3.53
Granted	3,043,871	0.90	4.49
Exercised	—	—	—
Expired	—	—	—
Outstanding, December 31, 2022	3,450,840	$1.01	3.69
Granted	4,000,000	0.50	5.00
Exercised	—	—	—
Expired	—	—	—
Outstanding, December 31, 2023	7,450,840	$0.74	3.71
Exercisable, December 31, 2023	7,450,840	$0.74	3.71

The Company has accounted for the issuance of common stock and warrants issued for cash proceeds in the private placements as equity instruments. Management believes that the warrants are indexed to and are settled in the Company’s own common stock; therefore, they should be accounted for as permanent equity.

NOTE 12 — LEASE COMMITMENTS

Operating lease

After the acquisition of Cloudburst, the Company entered into a new non-cancelable operating lease agreement with Scandium, LLC, for the lease of a new floor in the same building as it had occupied. This new lease agreement commenced on December 1, 2019 and expires in 48 months. The monthly rent for the first year was $10,351, the second year was $10,687, the third year was $11,035, and the fourth year was $11,393. The agreement calls for a security deposit of $10,351. As of December 31, 2023, the Company does not have leases.

The Company recognized operating lease ROU assets and lease liabilities as follows:

	December 31,	December 31,
	2023	2022
Operating lease ROU asset	$—	$114,010

	December 31,	December 31,
	2023	2022
Operating lease liabilities
Current portion	$—	$121,820
Non-current portion	—	—
Total	$—	$121,820

The monthly rental expense using the straight-line method over 48 months was $10,683.

The Company recognized total lease expense of $116,624 and $128,200, respectively, for the years ended December 31, 2023 and 2022, primarily related to operating rent lease costs paid to lessors.

NOTE 13 — RISKS

Credit risk

The Company’s primary bank deposits are located in the United States. Those deposits are provided protection under FDIC insurance up to maximum of $250,000. Any deposits in excess of the aforementioned maximum are at risk of loss if those banks become insolvent.

The Company is subject to risk borne from credit extended to customers.

Interest risk

The Company is subject to interest rate risk when its loans become due and require refinancing or if the prime rate adjusts, as the Company’s loans are based on adjustable interest rates.

Inflation risk

Management monitors changes in prices levels. Historically, inflation has not materially impacted the Company’s financial statements; however, significant increases in the cost of labor that cannot be passed on to the Company’s customers could adversely impact the Company’s results of operations.

Concentration risks

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the years ended December 31, 2023 and 2022. Accordingly, there was a concentration of risk in demand for the Company’s services.

	Revenue
	For the years ended December 31,
	2023		2022
Customer	Amount	%	Amount	%
A	$13,837,042	71	$8,653,172	52
B	$—	—	$3,405,478	21
C	$1,048,329	5	$1,161,342	7
D	$2,236,276	11	$—	—

	Accounts receivable
	At December 31,
	2023		2022
Customer	Amount	%	Amount	%
1	$5,871,789	83	$3,403,512	78
2	$355,419	5	$373,698	9
3	$304,341	4	$299,525	7

NOTE 14 — FINANCIAL INSTRUMENTS

The Company classified the following securities as financial instruments:

	December 31, 2023
Liabilities	Level 1	Level 2	Level 3	Total
Subordinated convertible promissory notes	—	—	$4,894,446	$4,894,446
Series A convertible preferred stock	—	—	$1,294,117	$1,294,117
Equity
Warrants	—	—	$2,687,074	$2,687,074

	December 31, 2022
Liabilities	Level 1	Level 2	Level 3	Total
Subordinated convertible promissory notes	$—	$—	$3,375,146	$3,375,146
Series A - convertible preferred stock	$—	$—	$1,294,117	$1,294,117
Equity
Warrants	$—	$—	$1,768,142	$1,768,142

Management believes the carrying values of the above securities approximate their fair values. The subordinated convertible promissory notes carry an interest rate that is indicative of the Company’s overall borrowing cost and the length of time until maturity is not expected to significantly impact their value. The convertible preferred stock, which is akin to debt, has been discounted to its presented carrying value in accordance with the debt discounts and redemption premiums recognized.

NOTE 15 — RELATED PARTY TRANSACTIONS

Personal guarantees were entered by Emmit McHenry, Kurt McHenry, and Alvin McCoy III, as officers and stockholders of the Company in support of the Main Street Bank loan.

Axxum purchased an AT&T contract relationship from Archura, LLC, a company owned by Emmit McHenry and Kurt McHenry at the end of 2018. The contract relationship includes five purchase orders to deliver networking services to AT&T and its clients. The total sales of these five purchase orders were $144,820 and $83,560 as of December 31, 2023 and 2022, respectively.

Notes payable

On April 26, 2023, the Company issued to a director a $55,000 promissory note for $50,000 in gross proceeds.

On April 26, 2023, the Company issued to a director a $27,500 promissory note for $25,000 in gross proceeds.

On April 26, 2023, the Company issued to a director a $20,900 promissory note for $19,000 in gross proceeds.

On June 22, 2023, the Company issued to a director a $82,500 promissory note for $75,000 in gross proceeds.

On June 22, 2023, the Company issued to a director a $165,000 promissory note for $150,000 in gross proceeds.

On July 6, 2023, the Company issued to a director a $55,000 promissory note for $50,000 in gross proceeds.

On July 21, 2023, the Company issued to a director a $181,500 promissory note for $165,000 in gross proceeds.

During the year ended December 31, 2023, the Company record amortization of discount of $53,400.

NOTE 16 — OTHER INCOME

The other income amount of $751,612 is mainly due to the extinguishment of the debt related to the promissory note in the amount of $750,000 for the year ended December 31, 2022. The Company did not recognize any other income for the year ended December 31, 2023.

NOTE 17 — MERGER AGREEMENT

On November 21, 2022, the Company and Western Acquisition Ventures Corp. (“WAVS”), among other parties, entered into an Agreement and Plan of Merger, such that the Company would become a wholly-owned subsidiary of WAVS. In connection therewith, WAVS filed a Registration Statement on Form S-4 with the Securities and Exchange Commission, which, upon its review, then issued certain comments.

WAVS has advised the Company that it expects that it will file an amendment to the Registration Statement and, on April 26, 2024, the parties amended and restated the Business Combination Agreement essentially to update the representations and warranties and to provide for the Omnibus Exchange Agreement whereby the holders of the Series A, B, C, and D preferred stock of Cycurion agree to exchange those shares for equivalent Series A, B, C, and D preferred stock of WAVS.

On August 1, 2023, Western Acquisition Ventures issued the Company a promissory note for $200,000 in gross proceeds. This promissory note has been accounted for as note receivable on the Company’s balance sheet. The note matures upon the completion of the business combination between the Company and WAVS, which expected to occur within the next operating period. The note bears interest of 5.0% per annum. The Company recognizes interest income when received. The note is unsecured and does not carry any guarantees.

NOTE 18 — EARNINGS PER SHARE

The components of basic and diluted Earnings Per Share (“EPS”) were as follows:

	Years ended
	December 31,
	2023	2022
Basic Loss Per Share Numerator
Net Loss	$(2,097,013)	$(1,538,013)
Loss Available to Common Stockholders	(2,097,013)	(1,538,013)
Diluted Loss Per Share Numerator
Add back interest for subordinated convertible promissory note	10,000	10,000
Add back interest for series A convertible preferred stock	—	—
Loss Available to Common Stockholders on Converted Basis	$(2,087,013)	$(1,528,013)
Original Shares:
Basic Weighted Average Common Shares Outstanding	14,782,442	13,908,167
Dilutive Shares:
Additions from Potential Events
– Conversion of Subordinated Convertible Promissory Note	1,736,533	1,736,533
– Conversion of Series A Convertible Preferred Stock	2,106,075	2,106,075
– Exercise of Investor and Placement Agent Warrants	7,450,840	406,969
Diluted Weighted Average Common Shares Outstanding:	26,075,890	16,251,211
Loss Per Share
– Basic	$(0.14)	$(0.11)
– Diluted	$(0.14)	$(0.11)

NOTE 19 — INCOME TAX

Due to operating losses and the recognition of valuation allowances, the Company has no provision for a current and deferred federal or state income taxes in 2021. In 2020, the Company reversed valuation allowances against previously reserved deferred tax assets, accordingly, there was no provision for current and deferred federal or state income taxes.

Deferred income taxes reflect the net tax effects of temporary and permanent differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and deferred tax liabilities are as follows as of:

	December 31,	December 31,
	2023	2022
Non-operating loss carryforward	$4,393,000	$2,296,000
Valuation allowance	(4,393,000)	(2,296,000)
Net deferred tax asset	$—	$—

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. During year ended December 31, 2023, the valuation allowance increased by approximately $2,097,000. The Company has net operating and economic loss carry-forwards of approximately $4,393,000 available to offset future federal and state taxable income.

A reconciliation between expected income taxes, computed at the federal income tax rate of 21% applied to the pretax accounting loss, and our blended state income tax rate of 6.0%, and the income tax net expense included in the consolidated statements of operations for the years ended December 31, 2022 and 2021 is as follows,

	December 31,	December 31,
	2023	2022
Tax at federal statutory rate	21.0%	21.0%
Tax at state rate net of federal benefit	6.0%	6.0%
Change in valuation allowance	(27.0)%	(27.0)%
Provision for taxes	0.0%	0.0%

NOTE 20 — SUBSEQUENT EVENTS

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued which is up to and through May 13, 2024. There are two types of subsequent events: (i) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (ii) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date.

On January 26, 2024, WAVS and Company amended the Promissory Note to increase its principal amount to $300,000 and to extend the maturity date to the earlier of the consummation of the Business Combination or April 11, 2024.

On April 4, 2024, WAVS and the Company amended the Promissory Note to extend the maturity date to the earlier of the consummation of the Business Combination or July 11, 2024.

On April 12, 2024, the Company issued 500 shares of Series B preferred and 1,000,000 warrants to an otherwise unaffiliated investor for $500,000 in gross proceeds.

On April 12, 2024, the Company issued 300 shares of Series B preferred and 600,000 warrants to an otherwise unaffiliated investor for $300,000 in gross proceeds.

On April 12, 2024, the Company issued 200 shares of Series B preferred and 400,000 warrants to an otherwise unaffiliated investor for $200,000 in gross proceeds.

On May 3, 2024, WAVS and the Company amended the Promissory Note to increase its principal amount to $554,269.

Cycurion, Inc.

Unaudited Consolidated Financial Statements

For the Nine Months Ended September 30, 2024

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2024	2023
Assets
Current assets
Cash	$75,704	$607,869
Accounts receivable, net	9,028,106	7,093,371
Other receivables	442,790	455,979
Note receivable - WAVS	574,211	200,000
Prepaid expenses and other current assets	53,612	56,015
Total current assets	$10,174,423	$8,413,234
Non-current assets
Deposit for acquisition target	2,000,000	2,000,000
Fixed assets, net	4,115,721	3,779,310
Security deposits	10,351	10,351
Goodwill	6,592,304	6,592,304
Total non-current assets	12,718,376	12,381,965
Total Assets	$22,892,799	$20,795,199
Liabilities, Mezzanine and Stockholders’ Equity
Current liabilities
Bank loan-revolving credit line	3,103,677	2,996,753
Bank loan-current portion	735,638	742,141
Loans payable	408,516	408,516
Notes payable - WAVS	185,000	—
Subordinated convertible promissory notes	3,333,335	3,333,335
Promissory notes	1,591,111	1,561,111
Loans payable - related parties	602,400	587,400
Accounts payable	1,500,037	2,066,760
Accrued liabilities	3,437,197	2,158,255
Deferred revenue	189,150	253,902
Total current liabilities	15,086,061	14,108,173
Long-term loan payable	146,798	146,798
Series A convertible preferred stock ($0.001 par value, 500,000 shares designated, 345,528 issued and outstanding)	1,294,117	1,294,117
Total non-current liabilities	1,440,915	1,440,915
Total Liabilities	$16,526,976	$15,549,088
Commitments and contingencies
Mezzanine Equity
Series B convertible preferred stock ($1,000 stated value, 3,000 shares designated, 3,000 and 2,000 issued and outstanding, respectively)	3,000,000	2,000,000
Stockholders’ Equity
Common stock ($0.001 par value, 70,000,000 shares authorized, 14,968,215 issued and outstanding)	14,969	14,969
Additional paid in capital	7,674,104	7,664,104
Accumulated deficit	(4,323,250)	(4,432,962)
Total Stockholders’ Equity	3,365,823	3,246,111
Total Liabilities and Stockholders’ Equity	$22,892,799	$20,795,199

See accompanying notes to the unaudited consolidated financial statements.

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended		Nine Months ended
	September 30,		September 30,
	2024	2023	2024	2023
Net revenues	$4,450,447	$5,694,398	$13,694,614	$13,134,321
Cost of revenues	3,732,431	5,045,536	11,605,722	11,617,161
Gross profit	718,016	648,862	2,088,892	1,517,160
Operating expenses:
Selling, general and administrative expenses	299,233	581,144	973,000	1,805,429
Operating income (loss)	418,783	67,718	1,115,892	(288,269)
Other income (expenses):
Interest income	—	—	20,211	—
Interest expense	(319,666)	(759,927)	(1,033,496)	(1,889,167)
Other income	28,020	—	28,020	—
Other expense	(11,044)	(67,682)	(20,915)	(236,639)
Other income (expenses)	(302,690)	(827,609)	(1,006,180)	(2,125,806)
Loss before income taxes	116,093	(759,891)	109,712	(2,414,075)
Provision before income taxes	—	—	—	3,787
Net income (loss)	$116,093	$(759,891)	$109,712	$(2,417,862)
Comprehensive income (loss)	$116,093	$(759,891)	$109,712	$(2,417,862)
Net income (loss) per common share
Basic and diluted loss per common share	$0.01	$(0.05)	$0.01	$(0.17)
Diluted loss per common share	$0.00	$(0.05)	$0.00	$(0.17)
Basic and diluted weighted average common shares outstanding	14,968,215	14,642,494	14,968,215	14,642,494
Diluted weighted average common shares outstanding	36,000,793	14,642,494	33,517,137	14,642,494

See accompanying notes to the unaudited consolidated financial statements.

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY

(UNAUDITED)

			Total Cycurion, Inc. Stockholders’ Equity
	Series B convertible
	preferred stock		Common stock		Additional		Total
	Number of		Number of		paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	capital	deficit	Equity
Balance as of December 31, 2023	2,000	$2,000,000	14,968,215	$14,969	$7,664,104	$(4,432,962)	$3,246,111
Board Compensation	—	—	—	—	10,000	—	10,000
Net loss	—	—	—	—	—	(312,475)	(312,475)
Balance as of March 31, 2024	2,000	$2,000,000	14,968,215	$14,969	$7,674,104	$(4,745,437)	$2,943,636
Series B preferred stock and warrant issued	1,000	1,000,000	—	—	—	—	—
Net income	—	—	—	—	—	306,094	306,094
Balance as of June 30, 2024	3,000	$3,000,000	14,968,215	$14,969	$7,674,104	$(4,439,343)	$3,249,730
Net income	—	—	—	—	—	116,093	116,093
Balance as of September 30, 2024	3,000	$3,000,000	14,968,215	$14,969	$7,674,104	$(4,323,250)	$3,365,823
Balance as of December 31, 2022	—	$—	14,642,494	$14,643	$7,336,931	$(2,335,949)	$5,015,625
Board Compensation	—	—	—	—	92,454	—	92,454
Net loss	—	—	—	—	—	(642,303)	(642,303)
Balance as of March 31, 2023	—	$—	14,642,494	$14,643	$7,429,385	$(2,978,252)	$4,465,776
Board Compensation	—	—	—	—	70,130	—	70,130
Net loss	—	—	—	—	—	(1,015,668)	(1,015,668)
Balance as of June 30, 2023	—	$—	14,642,494	$14,643	$7,499,515	$(3,993,920)	$3,520,238
Series B preferred stock and warrant issued	2,000	2,000,000	—	—	—	—	—
Board Compensation	—	—	325,721	326	134,263	—	134,589
Net loss	—	—	—	—	—	(759,891)	(759,891)
Balance as of September 30, 2023	2,000	$2,000,000	14,968,215	$14,969	$7,633,778	$(4,753,811)	$2,894,936

See accompanying notes to the unaudited consolidated financial statements.

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months ended
	September 30,
	2024	2023
Cash flows from operating activities
Net income (loss)	$109,712	$(2,417,862)
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Stock based compensation	10,000	297,499
Amortization of debt discount	—	940,068
Depreciation of fixed assets	6,590	23,626
Changes in operating assets and liabilities:
Change of right of use asset and lease liabilities	—	4,504
Accounts and other receivables	(1,921,546)	(2,024,286)
Advance and prepayments to suppliers	2,403	(80,360)
Accounts and other payables	712,219	1,453,213
Accrued interest	(20,211)	—
Deferred revenue	(64,752)	(11,803)
Net cash used in operating activities	(1,165,585)	(1,815,401)
Cash flows from investing activities
Promissory note issued by WAVS	(354,000)	(200,000)
Purchase of plant and equipment	(343,001)	(436,707)
Net cash used in investing activities	(697,001)	(636,707)
Cash flows from financing activities
Proceeds from private placement	1,000,000	2,000,000
Net proceeds from line of credit	106,924	5,346
Repayment of all bank borrowings	(6,503)	(193,304)
Proceeds from loans payable	—	339,500
Repayments of loans payable	—	(29,379)
Proceeds from notes payable by WAVS	185,000	—
Proceeds from notes payable	30,000	550,000
Proceeds from notes payable - related parties	15,000	534,000
Net cash provided by financing activities	1,330,421	3,206,163
Net change in cash and restricted cash	(532,165)	754,055
Cash –beginning of period	607,869	96,185
Cash–end of period	$75,704	$850,240
Supplementary cash flow information:
Interest paid	$—	$159,339
Income taxes paid	$—	$—

See accompanying notes to the unaudited consolidated financial statements.

CYCURION, INC. AND ITS SUBSIDIARIES

Notes to UNAUDITED Consolidated Financial Statements

As of and for the Nine months Ended September 30, 2024

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Description of Business

Cycurion, Inc (f/k/a KAE Holdings, Inc.; f/k/a Cyber Secure Solutions, Inc.; the “Company” or “we”) was incorporated on October 12, 2017, in the state of Delaware. Through its subsidiaries, the Company provides premier information technology security solutions. The Company continually strives to deliver top-notch services in the areas of risk management, cybersecurity, information assurance, systems engineering and help desk solutions. The Company is headquartered in McLean, Virginia. On July 14, 2020, the Company changed its corporate name from KAE Holdings, Inc. to Cyber Secure Solutions, Inc., and, on February 24, 2021, to Cycurion, Inc.

On November 22, 2017, the Company acquired Axxum Technologies, LLC (“Axxum”), a limited liability company organized on December 29, 2006, in the Commonwealth of Virginia.

On April 3, 2019, the Company acquired Cloudburst Security, LLC (“Cloudburst”), a limited liability company organized on January 12, 2007, in the Commonwealth of Virginia.

Going Concern

The accompanying financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company on a going concern basis. The going concern basis assumes that assets are realized, and liabilities are settled in the ordinary course of business at amounts disclosed in the financial statements. As of September 30, 2024, there was substantial doubt regarding the Company’s ability to continue as a going concern, as the Company had a net working capital deficit and an accumulated deficit resulting from substantial losses incurred during the three months ended September 30, 2024 and from prior periods. The Company’s ability to continue as a going concern depends upon its ability to market and sell its products to generate positive operating cash flows. As of September 30, 2024, the Company had an accumulated deficit of $4.3 million and a working capital deficit of $4.9 million. In addition, the Company had a net cash outflow of $1.2 million from operating activities during the three months ended September 30, 2024. These circumstances continued to give rise to substantial doubt as to whether the Company will be able to continue as a going concern and did not alleviate the doubt outstanding from 2023.

Management’s plan is to continue improve operations to generate positive cash flows and register shares of its common stock in order to undertake a public offering to raise additional capital. Management believes that the valuation and liquidity brought by a public offering of its securities will allow holders of convertibles notes, and convertible preferred stockholders the mechanism to convert their securities into common stock that will reduce the Company’s overall leverage and debt service requirement. If the Company is not able to continue generating positive operating cash flows, and raise additional capital, there is the risk that the Company may become insolvent.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements, accompanying notes, and related disclosures have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), which include the application of the accrual basis of accounting in accordance with the generally accepted accounting principles (“GAAP”) in the United States. The Company’s fiscal year end is December 31. The Company’s financial statements are presented in US dollars.

The unaudited consolidated financial statements do not include all the information and footnotes required by the U.S. GAAP for complete financial statements. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with the U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S - X. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, in normal recurring nature, as necessary for the fair statement of the

Company’s financial position as of September 30, 2024, and results of operations and cash flows for the nine months ended September 30, 2024.

The unaudited interim condensed consolidated balance sheet as of December 31, 2023 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by the U.S. GAAP. Interim results of operations are not necessarily indicative of the results expected for the full fiscal year or for any future period. These financial statements should be read in conjunction with the audited consolidated financial statements as of and for the nine months ended September 30, 2024 and 2023, and related notes included in the Company’s audited consolidated financial statements.

Principles of consolidation

These financial statements include the accounts of Cycurion, Inc. (f/k/a KAE Holdings, Inc.; f/k/a Cyber Secure Solutions, Inc.) and its wholly owned subsidiaries: Axxum Technologies, LLC, Cloudburst Security, LLC and Cycurion Innovation, Inc. All significant inter-company balances, fees, and expenses have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures regarding contingent liabilities at the date of the financial statements. These estimates may affect the reported amounts for certain revenues and expenses incurred during the reporting period; actual results may materially differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits in banks, and any investments with maturities with less than three months from inception to maturity. The Company’s primary bank deposits are located in the United States. Those deposits are provided protection under FDIC insurance up to maximum of $250,000. Any deposits in excess of the aforementioned maximum are at risk of loss if those banks become insolvent; however, management has determined that the risk of loss from insolvency by those financial institution at which it has deposited it funds is insignificant and unlikely; accordingly, the Company has not accrued for any potential losses.

Accounts receivable

Accounts receivable are carried at the amounts invoiced to customers less allowance for doubtful accounts. The allowance is an estimate based on a review of individual customer accounts on a quarterly basis. Accounts receivable are written off against allowances when they are deemed uncollectible. Recoveries of accounts receivable previously written off are recorded as other income when received.

The Company’s review on the collectability of accounts receivable is based on an assessment of historical experience, current economic conditions, future expectation regarding customer solvency, and other collection indicators.

The Company also assessed the creditworthiness and solvency of its customers at September 30, 2024 and December 31, 2023 determined that those customers were unlikely not to settle their balances in full; accordingly, as of September 30, 2024 and December 31, 2023, the Company’s estimated allowance for doubtful accounts was both zero.

Property, plant, and equipment

Equipment is carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the equipment are as follows:

Office equipment	3 years
Furniture and fixtures	5 years
Leasehold improvement	Co-terminal with lease
Capital lease	1 year
Software	3 years

The cost of maintenance and repairs to fixed assets are charged to expenses as incurred.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable assets acquired in a business combination. Goodwill is reviewed for impairment annually during the fourth quarter of each fiscal year, or more frequently if impairment indicators arise. The review of goodwill impairment consists of either using a qualitative approach to determine whether it is more likely than not that the fair value of the assets is less than their respective carrying values or a one-step quantitative impairment test. In performing the qualitative assessment, we consider many factors in evaluating whether the carrying value of goodwill may not be recoverable. If, based on the results of the qualitative assessment, it is concluded that it is not more likely than not that the fair value of a reporting unit exceeds its carrying value, additional quantitative impairment testing is performed. The quantitative test requires that the carrying value of each reporting unit be compared with its estimated fair value. If the carrying value of a reporting unit is greater than its fair value, a goodwill impairment charge will be recorded for the difference (up to the carrying value of goodwill). Fair value is generally determined using a discounted cash flow analysis. During the nine months ended September 30, 2024 and 2023, no impairment of goodwill was recognized.

Accounting for long-lived assets

The Company annually reviews its long-lived assets for impairment or whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Impairment may be the result of becoming obsolete from a change in the industry or new technologies. Impairment is present if the carrying amount of an asset is less than its undiscounted cash flows to be generated.

If an asset is considered impaired, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Bank loans

The Company accounts for borrowings from banks as either current or long-term borrowings. Origination and closing costs for long term borrowings are accounted for using the effective interest method and accreted to the Company’s outstanding balances owed over the life of the long-term loan, and the related interest expense is recognized to the results of operations.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers. Revenue from contracts with customers is recognized using the following five steps:

1.	Identify the contract(s) with a customer;
2.	Identify the performance obligations in the contract;
3.	Determine the transaction price;
4.	Allocate the transaction price to the performance obligations in the contract; and
5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

In applying ASC 606, the Company will recognize revenue when the Company has negotiated and formalized the terms of the transaction in the form of written contracts with their customers that set forth the sales price, the scope of services to be delivered by professional technology infrastructure and cyber engineers measured in hours, accompanied by hourly billing rates, and payment terms; typically, the performance obligations in the contract are the delivery of service hours; when the Company has obtained evidence that the service has been delivered and the performance obligations have been fulfilled, it will record revenue and either recognize an asset such as accounts receivable or decrease deferred revenue from its liabilities.

Management has determined that its services business can be segregated into four lines of business. Each line of business has its own methodology for recognizing revenue.

Advisory Consulting

The Company enters into service agreements with customers that will set forth the responsibilities of both parties, including the type of service to de delivered, the timing of the delivery of those services, and the associated price per unit for such services. The unit of measure in the agreement is typically hours. The service agreement will also set forth the timing of payments by the customers which is typically between 60 and 90 days from the date that an invoice is issued to the customer. The Company issues invoices when management has received acknowledgement from the customer that it has rendered service as measured in hours to the customer. As a practical matter, the Company continuously delivers service to customers, and the customer receives benefits from those services over time; however, the Company recognizes revenues at point in time in its own books only when it has received the aforementioned acknowledgement from its customers that service has been rendered related to hours accumulated over period of time, such as a week, or two weeks, or a month, which is determined on a customer by customer basis. The Company’s contracts do not include terms for returns, or warranties, or guarantees, or rebates, or discounts on the services rendered.

Managed Security Service Practice (MSSP)

Management has determined that its managed security service practice is a bundle of cybersecurity software tools, and expert 24x7x365 monitoring and breach resolution service that is accounted for as a single performance obligation that is delivered over time which is typically a month; the components of the bundle have individual commercial value; however, management believes assigning stand-alone value to each component is impractical because each component would not be able to be fully implemented or utilized if not packaged with the other components; therefore, management believes the MSSP can only be sold as a bundle package over time. At the time that the Company recognizes revenue it is has either already received funds in advance from its customer, or it is reasonably assured that it will collect funds from its customer; in the event that funds that are received in advance, they are accounted for as contract liabilities in the deferred revenue account until the Company fulfills the performance obligation; a majority of the Company’s contracts call for the Company to first deliver service and collect fees thereafter; the Company typically receives payment for these contracts within thirty to ninety days of delivery of service. The Company does not sell monitoring time, security software-tools, and breach resolution as stand-alone services, as the customer would not receive the benefits of these items if they were not sold as an integrated package. The cybersecurity needs to monitor the customer cybersecurity environment regularly, stay up to date on cyberthreats and solutions, maintain its software tools, and then address threats identified, or rectify situations when customer environments have been breached. It is not practical or viable to sell these components separately, as customers expect comprehensive solutions. While the components are separately identifiable, management does not believe they could market the components individually. The Company’s management does not believe their customers can benefit from the individual components alone, and there are not readily available resources in the market that can be obtained to make those components viable. The continuous monitoring allows the Company to identify and either neutralize and or rectify breaches by having up to the minute first-hand information, and the tools allow the Company to implement solutions rapidly; the absence all of the components would render the solutions and service offering significantly devalued and non-competitive in the marketplace.

The Company believes MSSP meets the criteria to combine the goods and services under a single performance obligation. The Company believes combined integrated solution is delivered continuously over a period of time; in accordance with the terms of the contract between the Company and its customers, the Company receives prepayments in advance from its customers, and recognizes those payments to revenues over a period of time, which is typically each month.

Managed Service Provider (MSP)

The Company’s managed service provider (MSP) service offering is the provision of IT infrastructure support to customers, specifically in the areas of desktop support, on-site troubleshooting, and cloud-based network infrastructure troubleshooting. This service is accounted for as a single performance obligation that is delivered over time, which is typically a month; At the time that the Company recognizes revenue, it either already received funds in advance from its customer, or it is reasonably assured that it will collect funds from its customer; in the event that funds that are received in advance, they are accounted for as contract liabilities in the deferred revenue account until the Company fulfills the performance obligation; a majority of the Company’s contracts call for the Company to first deliver service and collect fees thereafter; the Company typically receives payment for these contracts within thirty to ninety days of delivery of service.

MSP requires the integration of tools and labor in order for a customer to receive any benefit from the services provided. The Company refers to the guidance in ASC 606-10-25-19 to provide an analysis regarding this accounting recognition of this integrated service. Under MSP, the customer cannot receive any benefit purely from labor or individual software tools as a stand-alone service.

The tools that the Company deploys require engineers to decipher results and develop solutions to problems during the service period covered in a contract.

While components can be separately identified, they must be used in conjunction with each other to serve the Company’s customers. The Company must continuously make available support engineers to customers whenever they need support and troubleshooting. The service includes remote resolution of issues or going onsite to customer locations to solve problems. The Company’s contracts with customers require the Company to have these resources available during the length of the contract; therefore, these services are continuously delivered as a service over time; accordingly, the Company recognizes revenue for such MSP contract on a monthly basis.

Software as a service (SaaS)

Management has determined that its software as a service is a suite of cybersecurity tools that are delivered either remotely or on customer premises. The service is delivered on a monthly basis. The cybersecurity tools are typically sold as a package; however, the individual components of the suite of tools can either be sold individually or bundled together. Nevertheless, if they are sold individually, or as a bundle, they are all delivered over time; accordingly, the Company recognizes revenue over time, which is typically monthly; At the time that the Company recognizes revenue it is has either already received funds in advance from its customer, or it is reasonably assured that it will collect funds from its customer; in the event that funds that are received in advance, they are accounted for as contract liabilities in the deferred revenue account until the Company fulfills the performance obligation; a majority of the Company’s contracts call for the Company to first deliver service and collect fees thereafter; the Company typically receives payment for these contracts within thirty to ninety days of delivery of service.

The Company’s SaaS is delivered continuously over time; it is a subscription service where the Company provisions a suite of security software tools to its customers accessed via the internet that allows the customers to protect themselves from cyber-attacks using multiple tools within the suite. This subscription service is recognized to revenue monthly.

The Company’s disaggregated revenues for the three and nine months ended September 30, 2024 and 2023 were as follows:

	Three Months Ended		Nine Months ended
	September 30,		September 30,
	2024	2023	2024	2023
Advisory Consulting	$4,430,036	$5,677,983	$13,629,890	$13,085,075
Managed Security Service Practice (MSSP)	16,739	13,415	53,708	40,246
Software as a Service (Saas)	3,672	3,000	11,016	9,000
	$4,450,447	$5,694,398	$13,694,614	$13,134,321

Deferred Revenue

As of September 30, 2024 and December 31, 2023, non-cancelable contract obligations that the Company must fulfill have been recognized as deferred revenue liability on the Company’s consolidated balance sheets.

The following table shows the changes in the contract liabilities accounts shown as deferred revenue of the Company’s consolidated balance sheets as of September 30, 2024 and December 31, 2023.

	September 30,	December 31,
	2024	2023
Balance, beginning of year	$253,902	$11,803
Deferral of revenue	—	253,902
Recognition of deferred revenue	(64,752)	(11,803)
Balance, end of period	$189,150	$253,902

Cost of revenue

Cost of revenue primarily consists of compensation expenses for program personnel, and the fringe benefits associated with this compensation, subcontractor costs, and other direct expenses incurred to deliver services to customers.

Selling, general, and administrative expenses

Selling, general and administrative expenses are expensed as incurred.

Income taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC Topic 260, “Earnings per share”. Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per-share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

As of September 30, 2024 and December 31, 2023, respectively, common stock equivalents were excluded from the computation of diluted net loss per share as the result of the computation was anti-dilutive (see Note 18).

Financial instruments

The Company’s accounts for financial instruments in accordance with ASC Topic 820, “Fair Value Measurements and Disclosures,” which requires disclosure of the fair value of financial instruments held by the Company and ASC Topic 825, “Financial Instruments,” which defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualifies as a financial instrument and each is a reasonable estimate of its respective fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.
●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Lease

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in our consolidated balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our consolidated balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Leases with a lease term of 12 months or less at inception are not recorded on our consolidated balance sheet and are expensed on a straight- line basis over the lease term in our consolidated statement of operations.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income includes the foreign currency translation adjustment and unrealized gain or loss.

Recent accounting pronouncements

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. These amendments clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments in this update are effective for public business entities for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted. The Company is currently assessing the impact of the adoption of this standard on its consolidated financial statements.

NOTE 3 – ACCOUNTS AND OTHER RECEIVABLES

Accounts and other receivables consisted of the following As of September 30, 2024 and December 31, 2023:

	September 30,	December 31,
	2024	2023
Gross accounts and other receivables	$9,028,106	$7,093,371
Less: Allowance for doubtful accounts	—	—
	$9,028,106	$7,093,371

NOTE 4 – DEPOSIT FOR ACQUISITION TARGET

As of December 31, 2020, the Company had contemplated the acquisition of SLG Innovation, Inc. (“SLG”); accordingly, as of such date, the Company set aside $1,401,923 as a non - refundable deposit for the potential acquisition, which refundable deposit included $561,808 of cash advances and loans to SLG, $20,000 of capitalized transaction costs, and $820,025 in accounts receivable owed to the Company by SLG that had been accumulated in the course of doing business. On May 13, 2021, the Company entered into an agreement, the result of which would have been the acquisition of substantially all of SLG’s assets and certain of its liabilities. That agreement allowed for the Company to terminate the acquisition agreement and abandon the transaction contemplated thereby.

For any reason or for no reason in its sole and absolute discretion prior to December 31, 2021, with no further obligations on its part to SLG or any third party. Subsequently, the Company and SLG modified the May 13, 2021 agreement such that the Company would purchase only certain specified assets from SLG, specifically, certain identifiable sales contracts, but not all or substantially all of the assets of SLG. The modified agreement set forth the consideration that the Company would have paid to SLG, which consideration would have included the refundable deposit, the outstanding balance of which, as of September 30, 2024 and December 31, 2023, was $2,000,000. As of each of those dates, the refundable deposit was comprised of $561,808 in cash advances and loans to SLG, $20,000 of related due diligence costs, and $1,418,192 in accounts receivable owed to the Company by SLG. On April 29, 2023, the Company and SLG agreed to supersede the modified May 13, 2021 agreement with a unidirectional letter of intent (the “Unidirectional SLG LOI”) that binds SLG to a transaction but does not bind the Company. The Unidirectional SLG LOI provides that, if the Company does not terminate the transaction contemplated thereby on or before April 30, 2024, the Company will, through a specific structure to be finalized, acquire SLG or all or substantially all of its assets and, in connection with an asset transaction, assume all or substantially all of its liabilities. The agreed-upon valuation for the transaction contemplated by the Unilateral SLG LOI consisted three parts. The first was the $2,000,000 aggregate receivable from SLG in the Company’s favor; the second was the estimated amount of payables $2,136,445) of SLG in favor of RCR Technology Corporation (“RCR”), exclusive of any payables generated by SLG in favor of RCR during the 90 days prior to the closing of the transaction contemplated by the Unidirectional SLG LOI; and the third was a calculated number of shares of capital stock (996,355) of the Company. In connection with the transaction contemplated by the Unidirectional SLG LOI, on April 29, 2023, the Company and RCR entered into a separate, but related, unidirectional letter of intent (the “Unidirectional RCR LOI”) that binds RCR to a transaction but does not bind the Company. That transaction would be the purchase by the Company from RCR of the payables of SLG in favor of RCR, exclusive of any payables generated by SLG in favor of RCR during the 90 days prior to the closing of the transaction contemplated by the Unidirectional SLG LOI. The agreed-upon valuation for the transaction contemplated by the Unilateral RCR LOI was the estimated amount of payables of SLG in favor of RCR, exclusive of any payables generated by SLG in favor of RCR during the 90 days prior to the closing of the transaction contemplated by the Unidirectional SLG LOI. Upon closing of the transaction contemplated by the Unidirectional RCR LOI, the Company will issue to RCR that number of shares of capital stock of the Company set forth in the Unidirectional RCR LOI. In addition to the Company’s unilateral termination rights under the Unidirectional RCR LOI, the transaction contemplated thereby is also fully conditioned upon the closing of the transaction contemplated by the Unidirectional SLG LOI. In the event that the Company is unable to complete this transaction, the Company’s management believes it would not be able to recover the deposit rom SLG as it is non-refundable; however, management believes failure to complete the transaction is remote.

NOTE 5 – FIXED ASSETS

Property, plant, and equipment consisted of the following As of September 30, 2024 and December 31, 2023:

	September 30,	December 31,
	2024	2023
At Cost:
Equipment	$125,546	$125,546
Furniture and fixtures	26,339	26,339
Leasehold improvements	62,721	62,721
Capital lease	23,004	23,004
Software	4,160,482	3,817,481
	4,398,092	4,055,091
Less: Accumulated depreciation
Equipment	112,979	107,977
Furniture and fixtures	24,784	24,446
Leasehold improvements	62,721	62,721
Capital lease	19,897	19,897
Software	61,990	60,740
Less: Accumulated depreciation	282,371	275,781
	$4,115,721	$3,779,310

During the nine months ended September 30, 2024 and 2023, the Company recorded depreciation and amortization expenses in cost of revenue of $2,200 and $3,166, respectively, and selling, general and administrative expenses of $4,390 and $20,460, respectively.

During the nine months ended September 30, 2024 and 2023, the Company acquired fixed assets of $343,001 and $436,707, respectively.

NOTE 6 – GOODWILL

Acquisition of Axxum Technologies, LLC.

On November 22, 2017, the Company entered into a share transfer agreement with Axxum and the two prior members of Axxum to purchase 100% of the members’ equity interest in the Company in exchange for $6,500,000 in cash and $500,000 in two subordinated convertible promissory notes for $250,000 each, payable to the two members of Axxum. Accordingly, Axxum became a wholly-owned subsidiary of the Company. The Company assessed the carrying value of Axxum’s assets and liabilities at the date of acquisition and determined that the carrying value of those accounts approximated fair value; the difference between the purchase price paid for the acquisition of Axxum and the net asset value derived from the assets and liabilities of Axxum at the date of acquisition has been recognized as goodwill. Accordingly, the purchase costs of $6,500,000 in cash, $500,000 in promissory notes, and $140,005 in capitalized transaction costs, less $573,150 in adjustment in working capital that is recoverable from sellers resulted in a total purchase cost of $6,566,855; the net asset value of Axxum at the date of acquisition was $1,413,589; accordingly, the Company recognized $5,153,266 in goodwill related to the acquisition of Axxum.

Acquisition of Cloudburst Security, LLC.

On April 3, 2019, the Company entered into a membership interest purchase agreement with Cloudburst Security, LLC, a Virginia limited liability company, and its two equity holders to purchase 100% of the issued and outstanding units in exchange for $500,000 in cash; $540,000 for a promissory note to one equity holder and $360,000 to the other; and 111,628 and 74,420 shares of the Company’s common stock to the two equity holders, respectively, on a post- split basis. Accordingly, Cloudburst became a wholly-owned subsidiary of the Company. The Company assessed the carrying value of Cloudburst’s assets and liabilities at the date of acquisition and determined that the carrying value of those accounts approximated fair value; the difference between the purchase price paid for the acquisition of Cloudburst and the net asset value derived from the assets and liabilities of Cloudburst at the date of acquisition has been recognized as goodwill. The purchase costs of $500,000 in cash, $900,000 in promissory notes, $300,000 in 186,048 shares of the Company’s common stock, $1,400,000 in contingent earnout, $62,305 in capitalized transaction costs, resulted in a total purchase cost of $3,162,305; the net asset value of Cloudburst at the date of acquisition was $323,267; accordingly, the Company recognized $2,839,038 in goodwill related to the acquisition of Cloudburst. On April 20, 2022, the holders of the (i) $900,000 promissory notes and (ii) 186,048 shares of the Company’s common stock tendered them to the Company for cancellation.

Relevant factors to the Company’s assessment of the carrying value of goodwill for both business combinations in accordance to the fair value hierarchy under the category of level 3 are as follows: estimation of the growth rate of future incoming and outgoing cash flows, certain elements that comprise the appropriate weighted average cost of capital, such as the equity of potential market participants for comparability analysis, and the Company’s sensitivity to outside factors that would lead to variation in the aforementioned cash flows and weighted average cost of capital.

The Company’s management reviewed the performance of Cloudburst and its manager during the year ended December 31, 2020 and determined that Cloudburst had not met the performance targets set forth at the time of acquisition; as a result, the manager of Cloudburst was dismissed. Management of the Company performed a quantitative analysis of the carrying value of the subsidiary and its related goodwill by preparing a future discounted cash flow analysis, which included variables such as expectations on future cash flows, calculation of the cost of capital, and the probability of capturing certain contracts under the framework of Cloudburst being a federal government approved service provider, and determined that the fair value as of December 31, 2020 was lower than the carrying value that was previously established at the point of acquisition; accordingly, during the year ended December 31, 2020, the Company determined that the contingent earnout should be de-recognized, and written off in its entirety in the amount of $1,400,000 to the Company’s result of operations, and, as a result of the above assessment, the Company recognized an impairment of goodwill in the amount of $1,400,000 that was also recognized to the Company’s results of operations. The Company’s ending goodwill related to the acquisition of Cloudburst after recognizing impairment was $1,439,038.

Goodwill	September 30, 2024	December 31, 2023
Axxum Technologies	$5,153,266	$5,153,266
Cloudburst Security	1,439,038	1,439,038
Cycurion Goodwill	$6,592,304	$6,592,304

NOTE 7 – BANK LOANS

Bank loan-revolving credit line

On November 22, 2017, Axxum procured from Main Street Bank a revolving line of credit with a maximum of up to $1,000,000, subject to certain restrictions based on available collateral pledged to the bank in the form of accounts and trade receivables owed by the Company’s customers. This revolving credit line is available for one year, at which point it may be renewed by Axxum. Axxum incurred origination and closing costs for this line of credit in the amount of $10,000, which Axxum has recognized a prepaid expense that will amortize over one year as interest expense. The stated rate of interest of the revolving line of credit is the prime rate plus 100 basis points, which, at the time of the loan, was 4.50%.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively renewed the revolving line of credit with a maximum aggregate principal sum of $2,000,000 with Main Street Bank. The stated rate of interest of the revolving line of credit increased to 5.75% at the time of the renewal.

On June 29, 2020 and again on June 30, 2021, the Company amended the revolving line of credit with an extension of the maturity date to September 30, 2024. The stated rate of interest of the revolving line of credit decreased to 5.25% at the time of the first amendment and an additional 5% default interest on the second amendment.

As of September 30, 2024, the stated rate of interest of the revolving line of credit was 9.25%. Bank term loan Concurrent with Axxum’s procurement of the above-mentioned revolving credit line, Axxum also procured a term loan from Main Street Bank in the amount of $5,250,000 with an expiration of September 30, 2024. The loan is subject to a monthly repayment of principal in the amount of $109,375. The loan carries a stated adjustable interest rate of the prime rate plus 200 basis points, which, at the time of the loan, was 5.50%. Axxum incurred closing and origination costs totaling $211,729. The imputed interest rate after giving effect for the closing and origination costs was 7.82%.

Axxum is subject to the following affirmative loan covenants: (i) on or after December 31, 2017 but prior to June 30, 2018, minimum tangible net worth (net liability) of $2,250,000; on or after June 30, 2018 but prior to June 30, 2019, minimum tangible net worth (net liability) of $1,250,000; on or after June 30, 2019 but prior to December 31, 2019, minimum tangible net worth (net liability) of $950,000; on or after December 31, 2019 but prior to June 30, 2020, minimum tangible net worth (net asset) of $1750,000; on or after June 30, 2020 but prior to December 31, 2020, minimum tangible net worth (net asset) of $2,500,000; on or after December 31, 2020 but prior to June 30, 2021, minimum tangible net worth (net asset) of $3,000,000; on or after June 30, 2021 but prior to December 31, 2021, minimum tangible net worth (net asset) of $3,500,000; on or after December 31, 2021, minimum tangible net worth (net asset) of $5,000,000, (ii) interest coverage ratios must be greater than 1.25-to-1, measured on quarterly basis, using a rolling four-quarter basis, beginning with the fiscal quarter ending December 31, 2017, (iii) the Company and Axxum must achieve minimum consolidated earnings before tax interest, tax, depreciation and amortization of (“EBITDA”) greater than $300,000 per quarter, and (iv) annual capital expenditures must be less than $50,000. Management conferred with the bank regarding the covenants and determined that the Company was in compliance after giving effect to clarification in the definitions and formulas set forth by the bank in regard to the calculation of the above covenants.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively amended the Loan and Security Agreement, including the addition of Cloudburst as a borrower. The stated interest rate increased to 6.75% and the loan covenants remained the same.

On June 29, 2020, the Company amended and restated the Loan and Security Agreement by extending the maturity date to March 22, 2024 with a monthly repayment of principal in the amount of $62,500 on or after June 22, 2020. The stated interest rate decreased to 6.25%.

The loan covenants were replaced as follows: (i) on or after June 30, 2020 but prior to December 31, 2020, minimum tangible net worth (net liability) of $2,750,000; on or after December 31, 2020 but prior to June 30, 2021, minimum tangible net worth (net liability) of $2,250,000; on or after June 30, 2021 but prior to December 31, 2021, minimum tangible net worth (net liability) of $1,750,000; on or after December 31, 2021, but prior to June 30, 2022, minimum tangible net worth (net liability) of $1,250,000; on or after June 30, 2022 but prior to December 31, 2022, minimum tangible net worth (net asset) of $500,000; on or after December 31, 2022, but prior to June 30, 2023, minimum tangible net worth (net asset) of $1,250,000; on or after June 30, 2023 but prior to December 31, 2023, minimum tangible net worth (net asset) of $2,000,000; on or after December 31, 2023, minimum tangible net worth (net asset) of $2,500,000, (ii) interest coverage ratios must be greater than 1.20-to-1, measured on quarterly basis, using a rolling four-quarter basis, beginning with the fiscal quarter ending June 30, 2020 (iii) the Company must achieve minimum consolidated earnings before tax interest, tax, depreciation and amortization of (“EBITDA”) greater than $300,000 per quarter, and (iv) annual capital expenditures must be less than $50,000.

As of September 30, 2024, the stated rate of interest of the loan was 10.25%.

The Company has categorized balances due within one operating period as current and those payments due after one operating period as long-term. As of September 30, 2024 and December 31, 2023, the Company recorded bank loan-current portion of $735,638, net of debt discount of $1,097 and $742,141, net of debt discount of $1,097 and bank loan-long term portion of $0, respectively.

Pledge agreement

Concurrent with Axxum’s procurement of the above-mentioned revolving credit line and loan, Axxum entered into a Pledge Agreement. The following pledges of collateral and credit enhancement were made by Axxum and the Company as the sole member of Axxum: (i) the Company equity ownership in Axxum and (ii) all of Axxum’s assets, such as accounts, instruments, equipment, fixtures, deposit accounts, letter of credit rights, and any other assets. All future debt is subordinated to the bank term loan until the term loan is repaid in full. Personal guarantees have also been made by Emmit McHenry, Kurt McHenry, and Alvin McCoy III, as officers and stockholders of the Company in support of the term loan.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively amended the Pledge Agreement, including the addition of Cloudburst as a pledgor. The following pledges of collateral and credit enhancement were made by Axxum, Cloudburst, and the Company: (i) all of the equity of Axxum, Cloudburst and each other subsidiary of the Company then owned or hereafter acquired by the Company and (ii) all rights to which the owner of the pledged equity then or may thereafter become entitled by virtue of owning such pledged equity and being a member of Axxum, Cloudburst, and each other subsidiary of the Company.

NOTE 8 – LOANS PAYABLE

EIDL Loan

On July 16, 2020, the Company executed the standard loan documents required for securing loans (the “EIDL Loan”) offered by the U.S. Small Business Administration (the “SBA”) under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. The principal amount of the EIDL Loan is $150,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue from the date of the EIDL Loan. Installment payments, including principal and interest, are due monthly beginning July 16, 2021 (twelve months from the date of the EIDL Loans) in the amount of $731. The balance of principal and interest is payable 30 years from the date of the EIDL Loan. The Company recorded note payable as $3,202 of loan payable under current liability and $146,798 of long-term loan payable, respectively, as of September 30, 2024 and December 31, 2023.

NOTE 9 – SUBORDINATED DEBT

Subordinated promissory notes payable

As part of the consideration for the acquisition of Axxum by the Company, the Company issued two subordinated convertible promissory notes for $250,000 each to the prior members of Axxum as partial consideration for their equity interest in Axxum. These notes became due on May 22, 2020. They carry an annual interest rate of 4% with quarterly coupon payments due on February 22, 2018, May 22, 2018, August 22, 2018, November 22, 2018, February 22, 2019, and the on the 22nd day following the end of each quarter in subsequent periods. Each note is entitled to be converted into 25,000 shares of the Company’s common stock at an effective conversion price of $10.00 per share on or after November 22, 2019. The notes were amended to extend the maturity date to August 1, 2021. During the year ended December 31, 2021, one convertible promissory note of $250,000 was converted into 100,000 shares of common stock. The remaining $250,000 become default and the Company has determined that there was no beneficial conversion feature resulting from the issuance of the note.

As part of the consideration for the acquisition of Cloudburst by the Company, the Company issued four promissory notes in the aggregate principal value of $900,000 to two prior members of Cloudburst as partial consideration for their membership interests in Cloudburst. Two notes with a principal value of $120,000 and $180,000, respectively, became due on July 15, 2019; the other two notes with a principal value of $240,000 and $360,000, respectively, become due on September 15, 2019. The notes carry an annual interest rate of 4% due and payable on maturity date. The notes were currently in default as of December 31, 2021. On April 20, 2022, the holders of the four promissory notes tendered them to the Company for cancellation.

On April 20, 2022, the Company settled litigation with the former sellers of Cloudburst for $200,000 in exchange for their tendering to the Company for cancellation (i) the $900,000 promissory notes and (ii) 186,048 shares of common stock that the Company had issued to them in connection with their selling Cloudburst to the Company in April 2019. During the year ended December 31, 2022, the Company recorded a gain on settlement of debt of $750,000 and 186,048 shares of treasury stock.

As bridge capital until the Company closes the next round of equity capital, the Company issued three promissory notes in the aggregate principal value of $737,250 to two investors. One note with a principal value of $131,250 was due on March 23, 2020, representing $6,250 in Guaranteed Interest; another note with a principal value of $303,000 was due on June 30, 2020, representing $2,500 in original issuance discount and $500 in guaranteed interest; a third note with a principal value of $303,000 was due on October 5, 2020, representing $2,500 in original issuance discount and $500 in interest. The first note carries an annual interest rate of 5%, whereas the other two notes carry an annual interest rate of 4.5% that commenced upon the funding date through the date of repayment. During the year ended December 31, 2020, the Company repaid $437,250; accordingly, as of December 31, 2020, there was one promissory note outstanding with principal of $300,000.

During the year ended December 31, 2021, the Company refinanced the $300,000 outstanding note by issuing a new unsecured promissory note for a principal value of $300,000 with an annual interest rate of 24.0%. Additionally, the Company issue a second and third unsecured promissory note for working capital purposes in the amounts of $300,000 and $100,000, each with an annual interest rate of 24.0%.

On April 20, 2022, the Company issued to an otherwise unaffiliated investor a $100,000 promissory note for $100,00 in gross proceeds.

On June 21,2022, the Company issued to an otherwise unaffiliated investor a $125,000 promissory note for $125,000 in gross proceeds.

On September 21, 2022, the Company issued to an otherwise unaffiliated investor a $355,000 promissory note for $205,000 in gross proceeds. The company has existing borrowing of $125,000, that is being refinanced and is now included in this note.

On November 23, 2022, the Company retired two promissory notes, one note totaling $355,000, and a second note totaling $100,000.

As of September 30, 2024 and December 31, 2023, the Company had outstanding notes payable of $ 1,591,111 and 1,561,111 respectively.

Subordinated Convertible Promissory notes payable

On March 22, 2022, the Company issued subordinated convertible promissory notes with principal value of $526,315 to six investors. While subordinate to bank lender the notes are secured by The Company’s assets. The Company issued to an independent director a $236,842 subordinated convertible note. The Company issued to an otherwise unaffiliated investors of subordinated convertible notes in principal amounts of $52,631 to three investors, $105,263 to a fifth investor and $26,315 to a sixth investor. The notes carry annual interest rate of 8% that commenced upon funding date through the date of repayment.

On November 22, 2022, the Company issued to three otherwise unaffiliated investors $2,777,778 promissory notes, 394,011 common shares and 984,557 warrants for $2,500,000 in gross proceeds.

On February 25, 2023, the Company issued to an otherwise unaffiliated investor a $333,333 promissory note for $300,00 in gross proceeds.

On February 28, 2023, the Company issued to an otherwise unaffiliated investor a $277,778 promissory note for $250,000 in gross proceeds.

On March 20, 2023, the Company entered into a receivable purchase agreement with an otherwise unaffiliated investor for $489,650 of receivables for $350,000 in gross proceeds.

On September 6, 2024, the Company issued a promissory note in the amount of $13,500 for $10,000 in proceeds to an unaffiliated investor.

On September 6, 2024, the Company issued a promissory note in the amount of $13,500 for $10,000 in proceeds to an unaffiliated investor.

On September 6, 2024, the Company issued a promissory note in the amount of $13,500 for $10,000 in proceeds to an unaffiliated investor.

As of September 30, 2024 and December 31, 2023, the Company had outstanding convertible promissory notes of $3,333,335.

NOTE 10 – SERIES A CONVERTIBLE PREFERRED STOCK

The Company has designated 500,000 shares of Series A Convertible Preferred Stock with a par value of $0.001 per share.

The Series A has voting rights on an as-if-converted to common stock basis. The holders are entitled to a 10% dividend and convert at any time into shares of common stock at a ratio of 1 to 25.6938 shares of common stock, subject to adjustment. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the Series A stockholders shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share Series A Convertible Preferred Stock before any distribution or payment shall be made to the holders of common stock. The company should not, without the affirmative vote of 76% of the Series A stockholders alter or change adversely the powers, preferences or rights of the Series A Convertible Preferred Stock.

Private Placement

On November 17, 2017, the Company issued to certain accredited investors and a placement agent investment unit that were comprised of Series A Convertible Preferred Stock, Warrants, and common stock. The net proceeds of the transaction after deducting placement agent and closing fees were $1,164,713; these proceeds were allocated to the preferred stock, warrants, and common stock according to the following amounts: $770,100, $393,945, and $667, respectively.

The Company issued 345,528 shares of Series A Convertible Preferred Stock to the investors and a placement agent that are convertible into 345,528 of newly issuable shares of the Company’s common stock. Management assessed the attributes of the Series A Convertible Preferred Stock and determined that the securities for accounting purposes should be treated as debt, as they call for liquidation preference, preferred dividends that are akin to interest payments, and certain redemption features that require settlement in cash. The convertible stock is redeemable May 20, 2021. In the event that the convertible stock is redeemed, the Company will be required to pay a redemption premium of $129,412 in excess of the face value of $1,294,117; the total redemption value would be $1,423,529. The Company has determined that there was discount from the issuance costs, discount related to the valuation of the warrants, and discount related beneficial conversion feature of the convertible preferred stock totaling $1,048,034. The Company accounts for the convertible stock discount and redemption premium via a convertible preferred stock contra account that accretes to the redemption value over five years. At each reporting period, the Company accounts for the accretion as an increase to the net value of the convertible preferred stock and corresponding charge to the interest expense is recognized to results of operations.

NOTE 11 — EQUITY

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock with a par value of $0.001 per share, issuable from time to time in one or more series.

Mezzanine Equity

Series B convertible preferred

The Company has designated 3,000 shares of Series B Convertible Preferred Stock with a stated value of $1,000 per share. On August 1, 2023, the Company issued to unaffiliated investors an aggregate of 2,000 shares of Series B Preferred Stock and 4,000,000 Series B Warrants exercisable for the purchase of an equivalent number of shares of common stock for $2,000,000 in gross proceeds. The Series B Warrants are exercisable at any time, and from time to time, in whole or in part, and expiring five (5) years from the issue date, at an exercise price of $0.50. In April of 2024, the Company issued to unaffiliated investors an aggregate of 1,000 shares of Series B Convertible Preferred Stock and 2,000,000 warrants exercisable for the purchase of an equivalent number of shares of common stock for $1,000,000 in gross proceeds. In accordance with a securities purchase agreement and an exchange agreement among Cycurion and other parties thereto to be dated prior to the effective date of this Registration Statement on Form S-4, such outstanding shares and warrants will be exchanged, as of the Effective Time of the Business Combination between Western and

Cycurion, for securities of the Combined Company in the same form and on the same terms as the Cycurion Series B Preferred Stock and Series B Warrants.

The shares of Series B Convertible Preferred Stock do not have any voting rights except as required by law and each is entitled to a dividend on an as-if-converted-to-Common-Stock basis when, as, and if such dividends are paid to the holders of the common stock. The shares of Series B Convertible Preferred Stock convert into shares of common stock at any time on a ratio of one share of Series B Convertible Preferred Stock-to-2,000 shares of common stock, subject to adjustments. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the holders of Series B Convertible Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series B Convertible Preferred Stock before any distribution or payment shall be made to the holders of shares of common stock. The Company shall not, without the affirmative vote of a majority of the holders of the shares of Series B Convertible Preferred Stock alter or change adversely the powers, preferences or rights of the Series B Convertible Preferred Stock.

Common Stock

The Company has authorized 70,000,000 shares of Common Stock with a par value of $0.001 per share. Each share of Common Stock entitles the holder to one vote, in person or proxy, on any matter on which an action of the stockholders of the Company is sought.

As of September 30, 2024 and December 31, 2023, there were 14,968,215 shares of Common Stock issued and outstanding.

Warrants

On November 17, 2017, the Company issued 1,333,336 Series A warrants at exercise price of $0.45. The warrants will expire on November 22, 2025. The Company recorded fair value of warrants of $819,717 as financing expense.

In a series of transactions from June 22 through September 30, 2021, the Company issued 406,947 warrants to stockholders of 1,356,589 of common stock at an exercise price of $0.92. The warrants will expire on June 22 through September 30, 2026.

On March 8, 2022, the Company issued 529,067 warrants to the originators of $700,000 of investor notes at exercise price of $0.92. The warrants will expire on March 8, 2026. The Company recorded fair value of warrants of $238,942 as financing expense.

On March 22, 2022, the Company issued 196,911 warrants with subordinated convertible promissory note at exercise price of $1.41. The warrants will expire on March 22, 2026 respectively. The Company recorded fair value of warrants of $51,449 as debt discount. During the year ended December 31, 2022, the Company recorded amortization of debt discount of $15,534.

On November 22, 2022, the Company issued 984,557 warrants with subordinated convertible promissory note at exercise price of $1.41. The warrants will expire on April 21, 2028, respectively. The Company recorded fair value of warrants of $643,313 as debt discount. During the year ended December 31, 2022, the Company recorded amortization of debt discount of $589,703.

On August 1, 2023, the Company issued 4,000,000 Series B warrants with an exercise price of $0.50. The warrants will expire on August 1, 2028.

April 12, 2024, the Company issued 2,000,000 Series B warrants with an exercise price of $0.50. The warrants will expire on April 12, 2029.

A summary of activity during the nine months ended September 30, 2024 follows:

			Weighted
	Number of	Weighted Average	Average
	shares	Exercise Price	Life (years)
Outstanding, December 31, 2023	7,450,840	$0.74	3.71
Granted	2,000,000	0.50	5.00
Exercised	—	—	—
Expired	—	—	—
Outstanding, September 30, 2024	9,450,840	$0.69	3.29

The Company has accounted for the issuance of common stock and warrants issued for cash proceeds in the private placements as equity instruments. Management believes that the warrants are indexed to and are settled in the Company’s own common stock; therefore, they should be accounted for as permanent equity.

NOTE 12 – LEASE COMMITMENTS

Operating lease

After the acquisition of Cloudburst, the Company entered into a new non-cancelable operating lease agreement with Scandium, LLC, for the lease of a new floor in the same building as it had occupied. This new lease agreement commenced on December 1, 2019 and expires in 48 months. The monthly rent for the first year was $10,351, the second year was $10,687, the third year was $11,035, and the fourth year was $11,393. The agreement calls for a security deposit of $10,351. As of September 30, 2024 and December 31, 2023, the Company does not have leases.

The Company recognized total lease expense of $0 and $96,150, respectively, for the nine months ended September 30, 2024 and 2023, primarily related to operating rent lease costs paid to lessors.

NOTE 13 – RISKS

Credit risk

The Company’s primary bank deposits are located in the United States. Those deposits are provided protection under FDIC insurance up to maximum of $250,000. Any deposits in excess of the aforementioned maximum are at risk of loss if those banks become insolvent.

The Company is subject to risk borne from credit extended to customers.

Interest risk

The Company is subject to interest rate risk when its loans become due and require refinancing or if the prime rate adjusts, as the Company’s loans are based on adjustable interest rates.

Inflation risk

Management monitors changes in prices levels. Historically, inflation has not materially impacted the Company’s financial statements; however, significant increases in the cost of labor that cannot be passed on to the Company’s customers could adversely impact the Company’s results of operations.

Concentration risks

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the nine months ended September 30, 2024 and 2023. Accordingly, there was a concentration of risk in demand for the Company’s services.

	Revenue
	For the nine months ended September 30,
	2024		2023
Customer	Amount	%	Amount	%
A	$11,156,447	81%	$10,197,361	78%
B	$793,807	6%	$676,252	5%
C	$643,618	5%	$603,149	5%

	Accounts receivable
	At September 30,		At December 31,
	2024		2023
Customer	Amount	%	Amount	%
A	$8,342,209	92%	$5,871,789	83%
B	$344,519	4%	$355,419	5%
C	$308,459	3%	$304,341	4%

NOTE 14 – FINANCIAL INSTRUMENTS

The Company classified the following securities as financial instruments:

	September 30,2024
Liabilities	Level 1	Level 2	Level 3	Total
Subordinated convertible promissory notes	$—	$—	$3,333,335	$3,333,335
Series A convertible preferred stock	$—	$—	$1,294,117	$1,294,117
Equity
Warrants	$—	$—	$3,993,491	$3,993,491

	December 31,2023
Liabilities	Level 1	Level 2	Level 3	Total
Subordinated convertible promissory notes	$—	$—	$3,333,335	$3,333,335
Series A convertible preferred stock	$—	$—	$1,294,117	$1,294,117
Equity
Warrants	$—	$—	$2,687,074	$2,687,074

Management believes the carrying values of the above securities approximate their fair values. The subordinated convertible promissory notes carry an interest rate that is indicative of the Company’s overall borrowing cost and the length of time until maturity is not expected to significantly impact their value. The convertible preferred stock, which is akin to debt, has been discounted to its presented carrying value in accordance with the debt discounts and redemption premiums recognized.

NOTE 15 – RELATED PARTY TRANSACTIONS

Personal guarantees were entered by Emmit McHenry, Kurt McHenry, and Alvin McCoy III, as officers and stockholders of the Company in support of the Main Street Bank loan.

Axxum purchased an AT&T contract relationship from Archura, LLC, a company owned by Emmit McHenry and Kurt McHenry at the end of 2018. The contract relationship includes five purchase orders to deliver networking services to AT&T and its clients. The total sales of these five purchase orders were $67,695 and $144,820 as of September 30, 2024 and December 31, 2023, respectively.

Notes payable

On April 26, 2023, the Company issued to a director a $55,000 promissory note for $50,000 in gross proceeds.

On April 26, 2023, the Company issued to a director a $27,500 promissory note for $25,000 in gross proceeds.

On April 26, 2023, the Company issued to a director a $20,900 promissory note for $19,000 in gross proceeds.

On June 22, 2023, the Company issued to a director a $82,500 promissory note for $75,000 in gross proceeds.

On June 22, 2023, the Company issued to a director a $165,000 promissory note for $150,000 in gross proceeds.

On July 6, 2023, the Company issued to a director a $55,000 promissory note for $50,000 in gross proceeds.

On July 21, 2023, the Company issued to a director a $181,500 promissory note for $165,000 in gross proceeds.

On August 24, 2024, the Company issued a promissory note in the amount of $20,250 for $15,000 in proceeds to an officer of the company.

NOTE 16 - MERGER AGREEMENT

On November 21, 2022, the Company and Western Acquisition Ventures Corp. (“WAVS”), among other parties, entered into an Agreement and Plan of Merger, such that the Company would become a wholly-owned subsidiary of WAVS. In connection therewith, WAVS filed a Registration Statement on Form S-4 with the Securities and Exchange Commission, which, upon its review, then issued certain comments.

WAVS has advised the Company that it expects that it will file an amendment to the Registration Statement and, on April 26, 2024, the parties amended and restated the Business Combination Agreement essentially to update the representations and warranties and to provide for the Omnibus Exchange Agreement whereby the holders of the Series A, B, C, and D preferred stock of Cycurion agree to exchange those shares for equivalent Series A, B, C, and D preferred stock of WAVS.

Note receivable

On August 1, 2023, Western Acquisition Ventures issued the Company a promissory note for $200,000 in gross proceeds. This promissory note has been accounted for as note receivable on the Company’s balance sheet. The note matures upon the completion of the business combination between the Company and WAVS, which expected to occur within the next operating period. The note bears interest of 5.0% per annum. The Company recognizes interest income when received. The note is unsecured and does not carry any guarantees.

On January 26, 2024, WAVS and Company amended the Promissory Note to increase its principal amount to $300,000 and to extend the maturity date to the earlier of the consummation of the Business Combination or April 11, 2024.

On May 3, 2024, WAVS and the Company amended the Promissory Note to increase its principal amount to $554,269.

As of September 30, 2024, the Company recorded note receivable of $574,211, including accrued income of $20,211.

Note payable

On September 23 and 26, 2024, the Company issued promissory notes for $110,000 and $75,000 to Western Acquisition Ventures Corp., respectively. The notes bear interest of 5% per annum. The note matures upon the completion of the business combination between the Company and WAVS, which expected to occur within the next operating period. The note is unsecured and does not carry any guarantees. The Company recorded accrued interest of $148.

NOTE 18 – EARNINGS PER SHARE

The components of basic and diluted Earnings Per Share (“EPS”) were as follows:

	Three Months Ended September 30,		Nine Months ended September 30,
	2024	2023	2024	2023
Basic Earnings (Loss) Per Share Numerator
Net Income (Loss)	$116,093	(759,891)	$109,712	$(2,417,862)
Income (Loss) Available to Common Stockholders	116,093	(759,891)	109,712	(2,417,862)
Diluted Earnings (Loss) Per Share Numerator
Add back interest for subordinated convertible promissory note	2,500	2,500	7,500	7,500
Income (Loss) Available to Common Stockholders on Converted Basis	$118,593	$(757,391)	$117,212	$(2,410,362)
Original Shares:
Basic Weighted Average Shares Outstanding	14,968,215	14,642,494	14,968,215	14,642,494
Dilutive Shares:
Additions from Potential Events
− Conversion of Subordinated Convertible Promissory Note	1,736,533	1,736,533	1,736,533	1,736,533
− Conversion of Series A Convertible Preferred Stock	2,106,075	2,106,075	2,106,075	2,106,075
− Conversion of Series B Convertible Preferred Stock	6,000,000	1,304,347	5,255,474	893,773
− Exercise of Investor and Placement Agent Warrants	8,784,173	6,117,507	8,784,173	3,895,284
Diluted Weighted Average Shares Outstanding:	33,594,996	25,906,957	32,850,470	23,274,159
Earnings (loss) Per Share
− Basic	$0.01	$(0.05)	$0.01	$(0.17)
− Diluted	$0.00	$(0.05)	$0.00	$(0.17)
Weighted Average Shares Outstanding
− Basic	14,968,215	14,642,494	14,968,215	14,642,494
− Diluted	33,594,996	14,642,494	32,850,470	14,642,494

NOTE 19 – SUBSEQUENT EVENTS

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued which is up to and through December 31, 2024. There are two types of subsequent events: (i) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (ii) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date.

On November 22, 2024, the Company issued to an otherwise unaffiliated investor a $31,579 promissory note for $30,000 in gross proceeds.

On November 22, 2024, the Company issued to an otherwise unaffiliated investor a $5,263 promissory note for $5,000 in gross proceeds.

On November 22, 2024, the Company issued to an otherwise unaffiliated investor a $15,789 promissory note for $15,000 in gross proceeds.

On November 22, 2024, the Company issued to an otherwise unaffiliated investor a $15,789 promissory note for $15,000 in gross proceeds.

SLG Innovation, Inc.

Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Stockholders of SLG Innovation, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of SLG Innovation, Inc, Inc. (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two year period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had a net working capital deficit of $6.68 million and an accumulated deficit of $7.24 million resulting from substantial losses incurred during the year ended December 31, 2023 and from prior periods. In addition, the Company had a net cash outflow of $832 thousand from operating activities during the year ended December 31, 2023 that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

WWC, P.C.

Certified Public Accountants

PCAOB ID: 1171

We have served as the Company’s auditor since 2024.

San Mateo, California

May 13, 2024

SLG INNOVATION, INC.

BALANCE SHEETS

	December 31,	December 31,
	2023	2022
Assets
Current assets
Cash	$168,881	$102,686
Accounts receivable, net	4,082,514	2,990,739
Other receivable	—	29,526
Total current assets	4,251,395	3,122,951
Total Assets	$4,251,395	$3,122,951
Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$7,470,072	$7,367,686
Factoring liability	2,604,155	1,647,904
Due to related party	—	29,418
Loans payable and advances	831,773	716,701
Total Current Liabilities	10,906,000	9,761,709
Loans payable and advances - non-current	160,012	163,292
Total Liabilities	11,066,012	9,925,001
Stockholders’ Deficit
Common stock: 100 authorized; no par value, 100 shares issued and outstanding	—	—
Paid in Capital	395,593	395,593
Accumulated deficit	(7,210,210)	(7,197,643)
Total Stockholders’ Deficit	(6,814,617)	(6,802,050)
Total Liabilities and Stockholders’ Deficit	$4,251,395	$3,122,951

See auditor’s report and notes to the audited financial statements

SLG INNOVATION, INC.

STATEMENT OF OPERATIONS AND

COMPREHENSIVE LOSS

	Years Ended
	December 31,
	2023	2022
Revenues	$15,304,211	$9,932,844
Direct costs	12,279,427	8,082,559
	3,024,784	1,850,285
Operating expenses
General and administrative	2,463,741	1,722,416
Total operating expenses	2,463,741	1,722,416
Loss from operations	561,043	127,869
Other income (expense)
Factoring finance cost	(398,060)	(259,270)
Interest expense	(175,550)	(161,471)
Total other income, net	(573,610)	(420,741)
Loss before income taxes	(12,567)	(292,872)
Provision for income taxes	—	—
Net loss	$(12,567)	$(292,872)
Other comprehensive income	—	—
	$(12,567)	$(292,872)

Loss per common share

Basic loss per common share	(0.03)	(0.74)
Basic weighted average common shares outstanding	395,593	395,593

See auditor’s report and notes to the audited financial statements

SLG INNOVATION, INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT

	Common Stock			Accumulated
	Shares	Amount	Paid in Capital	Deficit	Total
Balance - December 31, 2021	100	—	$395,593	$(6,904,771)	$(6,509,178)
Net loss	—	—	—	(292,872)	(292,872)
Balance - December 31, 2022	100	—	395,593	(7,197,643)	(6,802,050)
Net loss	—	—	—	(12,567)	(12,567)
Balance - December 31, 2023	100	—	$395,593	$(7,210,210)	$(6,814,617)

See auditor’s report and notes to the audited financial statements

SLG INNOVATION, INC.

STATEMENT OF CASH FLOWS

	Years Ended
	December 31,
	2023	2022
Cash Flows From Operating Activities:
Net loss	$(12,567)	$(292,872)
Change in operating assets:
Accounts receivable	(1,062,249)	(1,580,870)
Accounts payable and accrued liabilities	242,564	1,153,711
Net cash used in operating activities	(832,252)	(720,031)
Cash Flows From Financing Activities:
Advance from related parties	—	155,277
Repayments to related parties	(29,417)	(150,000)
Proceeds from loans payable and advances	449,885	613,000
Repayment of notes payable and advances	(478,272)	(677,413)
Proceeds from factoring agreement	13,207,452	5,696,837
Repayment of recourse factoring agreement	(12,251,201)	(4,903,612)
Net cash provided by financing activities	898,447	734,088
Net change in cash	66,195	13,380
Cash, beginning of year	102,686	89,305
Cash, end of year	$168,881	$102,685
Supplemental cash flow information
Cash paid for interest and factoring cost	$573,610	$420,741
Cash paid for taxes	$—	$—

See auditor’s report and notes to the audited financial statements

SLG INNOVATION, INC.

NOTES TO THE FINANCIAL STATEMENTS

As of and for the years ended December 31, 2023 and 2022

Note 1. Description of Business and Going Concern

Description of Business

SLG Innovation, Inc. (“SLG”, “we”, “us” or the “Company”), incorporated in the state of Illinois on July 16, 2010, is a privately-held information technology services company primarily serving state and local government, healthcare and utility clients.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. As indicated in the accompanying financial statements, at December 31, 2023, the Company had approximately $168 thousand in cash and an approximate $ 6.65 million working capital deficit. For the years ended December 31, 2023 and 2022, the Company had net losses of approximately $12 thousand and $292 thousand, respectively. To meet its liquidity needs, the Company has been relying on advances from its stockholders and several financing arrangements under less-than-favorable terms, which are not sustainable. The Company has also relied on certain suppliers and subcontractors to provide them favorable terms to help maintain solvency. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company’s plans to deal with this uncertainty include engaging in a business combination with a certain subcontractor and converting debt owed to certain suppliers into equity. It is anticipated that the resultant combined company will benefit from synergies from cross-selling of services across the combined business and cost savings via economies of scale for the Company’s overhead and financing costs. It is further contemplated that the combined companies will file for a U.S. public listing shortly after its business combination which should provide broader access to capital. Management’s plans to merge with this unrelated business have been delayed multiple times and there can be no assurance that management’s plans can be realized at all. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should the Company be unable to continue as a going concern.

Note 2. Summary of Signification Accounting Policies

Basis of Presentation

The financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (”GAAP”). The Company’s fiscal year end is December 31.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience, future expectations, and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results may differ from those estimates under different assumptions or conditions and the differences may be material.

Cash and Cash Equivalents

For purposes of balance sheet presentation and reporting of cash flows, the Company considers all unrestricted demand deposits, money market funds and highly liquid debt instruments with an original maturity of less than ninety (90) days to be cash and cash equivalents. The Company had no cash equivalents at December 31, 2023 and 2022.

Accounts Receivable

Account receivables are stated at the amount of consideration due from customers arising from the sales of services or products, if any, to customers, less any allowance for expected credit loss. Typically, the Company offers credit terms to customers of 60 to 90 days, based on a review of credit of individual customers by Management. Management will consider the creditworthiness of the customer based on his reputation, size, and financial strength. The Company’s management develops the allowance for expected credit loss by regularly reviewing outstanding receivables, historical collections and related defaults and delinquencies; they will also consider future expectations regarding macroeconomic factors, the state of the local economy in which operates and any erosion in the creditworthiness of their customers. The Company from time to time may factor accounts receivable due from certain high credit quality customers to factoring house, on a recourse basis, in exchange of a loan equal to approximately 90% of the face value of the receivable in exchange for immediate cash proceeds for use in operations (see Note 4).

Revenue Recognition

Revenues are recognized when the Company satisfies a performance obligation by transferring services promised in a contract to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those services. Performance obligations in the Company’s contracts represent a distinct service stream that is provided to customers.

The Company evaluates its revenue contracts with customers based on the five-step model under the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 606 “Revenue from Contracts with Customers”: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to separate performance obligations; and (5) recognize revenues when (or as) each performance obligation is satisfied. If, at the outset of an arrangement, we determine that a contract with enforceable rights and obligations does not exist, revenues are deferred until all criteria for an enforceable contract are met.

The Company enters into service agreements with customers that will set forth the responsibilities of both parties, including the type of service to de delivered, the timing of the delivery of those services, and the associated price per unit for such services. The unit of measure in the agreement is typically hours. The service agreement will also set forth the timing of payments by the customers which is typically between 60 and 90 days from the date that an invoice is issued to the customer. The Company issues invoices when management has received acknowledgement from the customer that it has rendered service as measured in hours to the customer. As a practical matter, the Company continuously delivers service to customers, and the customer receives benefits from those services over time; however, the Company recognizes revenues at point in time in its own books only when it has received the aforementioned acknowledgement from its customers that service has been rendered related to hours accumulated over period of time, such as a week, or two weeks, or a month, which is determined on a customer by customer basis. The Company’s contracts do not include terms for returns, or warranties, or guarantees, or rebates, or discounts on the services rendered.

Subcontractor Arrangement

The Company entered into a strategic arrangement with a third party to become the Company’s master subcontractor to provide additional skilled personnel and back-office support for the operations of the business. While the subcontractor is able and authorized to carry out many operational functions for the Company, the Company is still legally responsible for fulfillment of services to the end customer and legal and financial obligation to settle balances owed to suppliers and creditors. During the years ended December 31, 2023 and 2022, the subcontractor represented a concentration of supply risk to the Company. In the event, that the Company is not able to continue its strategic agreement with the Company, the Company may be materially adversely effected.

Debt Discount and Issuance Costs

Debt discount and issuance costs represent costs incurred in connection with the issuance of long-term debt. Such costs are being amortized over the term of the respective debt using the effective interest method. As the discount accretes to the stated principal value, the Company recognizes interest expense to its results of operations.

Income Taxes

The Company’s stockholders have elected for the Company’s income to be taxed under subchapter S of the Internal Revenue Code. The Company made similar lections under the Illinois income tax code, Therefore, taxable income or loss is reported to the individual stockholders for inclusion in their respective tax returns and no provision for federal and state income taxes is included in these financial statements. Should the Company complete its contemplated business combination, it may be required to change its election under the Internal Revenue Code and Illinois tax code.

Related Parties

The Company follows ASC Topic 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions and balances.

Recent Accounting Pronouncements

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. This guidance will be adopted on January 1, 2024. The Company is evaluating the impact that the adoption of ASU 2020-06 might have on the Company’s consolidated financial statements.

In March 2022, the Financial Accounting Standards Board (the “FASB”) issued ASU 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”), which eliminates the accounting guidance on troubled debt restructurings (“TDRs”) for creditors in ASC 310, Receivables (Topic 310), and requires entities to provide disclosures about current period gross write-offs by year of origination. Also, ASU 2022-02 updates the requirements related to accounting for credit losses under ASC 326, Financial Instruments – Credit Losses (Topic 326), and adds enhanced disclosures for creditors with respect to loan refinancings and restructurings for borrowers experiencing financial difficulty. ASU 2022-02 was effective for the Company January 1, 2023. The adoption of ASU 2022-02 did not have a material impact on the Company’s consolidated financial statements. The Company retroactively adopted this guidance on January 1, 2022. The adoption of ASU 2022-02 did not have a material impact on the Company’s consolidated financial statements.

Note 3. Accounts Payable and Accrued Liabilities

The following table summarizes the components of the Company’s accounts payable and accrued liabilities as of December 31, 2023 and 2022:

	December 31,	December 31,
	2023	2022
Accounts payable	$4,980,942	$4,708,853
Subcontractor financing	2,293,320	2,467,496
Payroll liabilities	144,619	54,336
Other accruals	51,191	137,001
	$7,470,072	$7,367,686

Note 4. Factoring Liability

The Company was party to a factoring agreement with an unrelated lender (the “Factor A”) whereby the Factor A would provide loan proceeds to the Company and secure those loans with certain accounts receivable; the factor would make loans up to 90% of the face amount. A factoring cost expense of 0.70% is applied for days 1-15 upon funding of the loan, and an additional 0.70% factor fee was applied for each additional 15-day period thereafter. The factor cost was due and payable on the earlier of the 90th day after the related invoice date or the date that the Factor was able to verify the Company had collected the securitized accounts receivable from the factor invoiced. Additionally, there was a facility fee of 1% up to the maximum facility ($1.4 million). Under the factoring arrangement, the Company must buy back any invoices that the Factor is unable to collect payment on. This agreement was terminated during 2022.

On July 12, 2022, the Company entered into agreement with another lender Factor B, whereby the Factor D will loan proceeds against certain accounts receivable up to 90% of the total value of the invoice, which is paid to the Company in the form of a cash advance. A factoring cost of 1.5% is applied for days 1-30 after the loan is funded, and an additional 0.5% fee charge is applied for each additional 10 days period thereafter. The maximum facility is $3 million.

Accordingly, pursuant to ASC 860-20-55-24, the Company recognized a factoring liability to the lenders until the accounts receivable are collected. As of December 31, 2023 and 2022, the factoring liability was $ 2,604,155 and $1,647,904, respectively. For the years ended December 31, 2023 and 2022, the costs incurred by the Company in connection with factoring activities were $398,060 and $259,270, respectively.

Note 5. Loans Payable and Advances

The following table summarizes the components of the Company’s loans payable and advances as of December 31, 2023 and 2022:

	December 31,	December 31,
	2023	2022
Advances on future cash receipts	$263,292	$149,849
EIDL loan	160,012	163,292
Loan payable	1,629
Advances from master subcontractor for operating costs	566,852	566,852
Total loans payable and advances	991,785	879,993
Current portion of loans payable and advances	759,603	725,423
Long-term portion of loans payable and advances	$232,182	$154,570

Advances on Future Cash Receipts

During the years ended December 31, 2023 and 2022, the Company entered into non-recourse agreements with Cloudfund, LLC for the sale of its future cash receipts. During 2023 and 2023, the Company received net cash proceeds of $261,965 and $168,000 for the future receipts of revenues in the amount of $305,682 and $239,750, respectively. Under the terms of the agreement, the Company was required to make minimum daily payments. Terms were re-negotiated to monthly payments during 2023 and the Company paid aggregated approximately $256,375 and $37,960 during the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, the payable amount for this financing arrangement was approximately $263,292 and $149,849, respectively.

EIDL Loan

On June 30, 2020, the Company executed the standard loan documents required for securing loans (the “EIDL Loan”) offered by the U.S. Small Business Administration (the “SBA”) under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. The principal amount of the EIDL Loan is $150,000, with the proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue from the date of the EIDL Loan. Installment payments, including principal and interest, are due monthly beginning January 1, 2023 in the amount of $731. The balance of principal and interest is payable 30 years from the date of the EIDL Loan (June 30, 2050). As of December 31, 2023 and 2022, the balance of the EIDL Loan including interest is $163,292 and $160,012, respectively.

EIDL Loan Annual Schedule

	Payments	Interest	Remaining Principal
2024	8,772.00	8,772.00	150,000.00
2025	8,772.00	8,772.00	150,000.00
2026	8,772.00	5,860.50	147,088.50

Loan Payable

On December 6, 2017, the Company entered into a loan agreement with a third party to provide a maximum of $500,000, based upon a 10-30% stated interest rate. The funds can be requested on an as needed basis by the Company.

During the years ended December 31, 2023 and 2022, the Company borrowed $445,000 and $187,920, respectively and repaid $609,927 and $213,125, respectively. At December 31, 2023, the Company had loan payable, including accrued interest, of $1,629. At December 31, 2022, the Company had debit balance of $29,526, representing overpayment of the loan balance.

Advances for Operating Costs

During the year ended December 31, 2022, our master subcontractor advanced funds for general working capital purposes, without interest and due on demand. As of December 31, 2023 and 2022, the Company had advances payable of $566,852. As these advances are not documented, without defined terms and due on demand, the Company has determined that interest should not be imputed on these advances.

Note 6. Related Party Transactions

As of December 31, 2022, the Company owed $0 and $29,418 to the Company’s controlling stockholder and chief executive officer. The loans were unsecured, due on-demand and non-interest-bearing. During the year ended December 31, 2023, the balance owed to the related party were settled in full.

During the year ended December 31, 2022, the Company borrowed $ $150,000 from and repaid the same amount to the related parties.

Note 7. Significant Estimates and Concentrations

General Litigation

The Company is subject to claims and lawsuits that arose primarily in the ordinary course of business. It is the opinion of management the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position, results of operations and cash flows of the Company. Events could occur that would change this estimate materially in the near term.

Major Vendors

For the years ended December 31, 2023 and 2022, vendor concentrations (more than 10%) were as follows:

	Percentage of Purchases Year Ended December 31,		Percentage of Accounts Payable as of December 31,
	2023	2022	2023	2022
Vendor A	20%	37%	61%	58%
Vendor B	6%	13%	5%	8%
Total (as a group)	26%	50%	66%	66%

Customer Concentration

For the years ended December 31, 2023 and 2022, customer concentrations (more than 10%) were as follows:

	Percentage of Revenue Year Ended December 31,		Percentage of Accounts Receivable as of December 31,
	2023	2022	2023	2022
Customer A	39%	15%	58%	45%
Customer B	15%	26%	13%	21%
Customer C	15%	40%	12%	17%
Total (as a group)	68%	81%	83%	82%

Note 8. Subsequent Events

Management evaluated all additional events subsequent to the balance sheet date through to May 13, 2024, the date the financial statements were available to be issued. Based upon this review, unless noted below, the Company did not identify any material subsequent events that would have required adjustment or disclosure in the financial statements.

SLG INNOVATION, INC.

Unaudited Consolidated Financial Statements

As of and for the Nine months Ended September 30, 2024

SLG INNOVATION, INC.

BALANCE SHEETS

(UNAUDITED)

	September 30, 2024	December 31, 2023
Assets
Current assets
Cash	$48,542	$168,881
Accounts receivable, net	3,557,596	4,082,514
Due from related party	31,488	—
Total current assets	3,637,626	4,251,395
Total Assets	$3,637,626	$4,251,395
Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$6,833,886	$7,470,072
Factoring liability	2,191,659	2,604,155
Due to related party	159,720	—
Loans payable and advances	1,127,419	831,773
Total Current Liabilities	10,312,684	10,906,000
Loans payable and advances - non-current	248,515	160,012
Total Liabilities	10,561,199	11,066,012
Stockholders’ Deficit
Preferred stock: 1,000,000 authorized; $0.0001 par value	—	—
Common stock: 100 authorized; no par value, 100 shares issued and outstanding	395,593	395,593
Accumulated deficit	(7,319,166)	(7,210,210)
Total Stockholders’ Deficit	(6,923,573)	(6,814,617)
Total Liabilities and Stockholders’ Deficit	$3,637,626	$4,251,395

See auditor’s report and notes to the audited financial statements

SLG INNOVATION, INC.

STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues	$3,853,581	$4,892,462	$11,723,118	$10,926,058
Operating expenses
Direct costs	3,043,466	3,119,867	9,131,159	8,879,828
General and administrative	1,102,402	1,089,141	2,501,625	2,194,240
Total operating expenses	4,145,868	4,209,008	11,632,784	11,074,068
Income (loss) from operations	(292,288)	683,454	90,334	(148,010)
Other income (expense)
Other income	107,350	195,952	10,384	(35,910)
Interest expense	(209,674)	(151,293)	(209,674)	—
Total other income (expense), net	(102,324)	44,659	(199,290)	(35,910)
Loss before income taxes	(394,612)	728,113	(108,956)	(183,920)
Provision for income taxes	—	—	—	—
Net Income (loss)	$(394,612)	$728,113	$(108,956)	$(183,920)
Other comprehensive income	—	—	—	—
Comprehensive Loss	$(394,612)	$728,113	$(108,956)	$(183,920)

See auditor’s report and notes to the audited financial statements

SLG INNOVATION, INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT

(UNAUDITED)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance – December 31, 2023	100	$—	$395,593	$(7,210,210)	$(6,814,617)
Net income				32,693	32,693
Balance – March 31, 2024	100	$—	$395,593	$(7,177,517)	$(6,781,924)
Net income				252,963	252,963
Balance – June 30, 2024	100	$—	$395,593	$(6,924,554)	$(6,528,961)
Net loss				(394,612)	(394,612)
Balance – September 30, 2024	100	$—	$395,593	$(7,319,166)	$(6,923,573)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance – December 31, 2022	100	$—	$395,593	$(7,197,643)	$(6,802,050)
Net Loss				(538,644)	(538,644)
Balance – March 31, 2023	100	$—	$395,593	$(7,736,287)	$(7,340,694)
Net Loss				(373,389)	(373,389)
Balance – June 30, 2023	100	$—	$395,593	$(8,109,676)	$(7,714,083)
Net Income				728,113	728,113
Balance – September 30, 2023	100	$—	$395,593	$(7,381,563)	$(6,985,970)

See auditor’s report and notes to the audited financial statements

SLG INNOVATION, INC.

STATEMENT OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2024	2023
Cash Flows From Operating Activities:
Net loss	$(108,956)	$(183,920)
Changes in operating assets and liabilities:		—
Accounts receivable	524,918	(1,385,247)
Accounts payable and accrued liabilities	(447,106)	1,063,806
Net cash provided by (used in) operating activities	(31,144)	(505,361)
Cash Flows From Investing Activities:
Net Cash used in Investing Activities	—	—
Cash Flows From Financing Activities:
Proceeds from loans payable and advances	607,280	419,885
Repayment of notes payable and advances	(412,210)	(390,479)
Proceeds from factoring agreement	7,541,379	8,477,806
Repayment of recourse factoring agreement	(7,953,875)	(7,843,210)
Expenses paid by related parties	128,231	29,527
Net cash provided by (used in) financing activities	(217,426)	693,529
Net change in cash	(120,339)	188,168
Cash, beginning of year	168,881	102,686
Cash, end of year	$48,542	$290,854
Supplemental cash flow information
Cash paid for interest	$172,985	$138,127
Cash paid for taxes	$—	$—

See auditor’s report and notes to the audited financial statements

SLG INNOVATION, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

As of and for the nine months ended September 30, 2024 and 2023

Note 1. Description of Business and Going Concern

Description of Business

SLG Innovation, Inc. (“SLG”, “we”, “us” or the “Company”), incorporated in the state of Illinois on July 16, 2010, is a privately-held information technology services company primly serving state and local government, healthcare and utility clients.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. As indicated in the accompanying financial statements, at September 30, 2024, the Company had approximately $49 thousand in cash and an approximate $ 6.7 million working capital deficit. For the nine months ended September 30, 2024, the Company had net loss of approximately $109 thousand. To meet its liquidity needs, the Company has been relying on advances from its stockholders and several financing arrangements under less-than-favorable terms, which are not sustainable. The Company has also relied on certain suppliers and subcontractors to provide them favorable terms to help maintain solvency. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company’s plans to deal with this uncertainty include engaging in a business combination with a certain subcontractor and converting debt owed to certain suppliers into equity. It is anticipated that the resultant combined company will benefit from synergies from cross-selling of services across the combined business and cost savings via economies of scale for the Company’s overhead and financing costs. It is further contemplated that the combined companies will file for a U.S. public listing shortly after its business combination which should provide broader access to capital. Management’s plans to merge with this unrelated business have been delayed multiple times and there can be no assurance that management’s plans can be realized at all. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should the Company be unable to continue as a going concern.

Note 2. Summary of Signification Accounting Policies

Basis of Presentation

The financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year end is December 31.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience, future expectations, and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results may differ from those estimates under different assumptions or conditions and the differences may be material.

Cash and Cash Equivalents

For purposes of balance sheet presentation and reporting of cash flows, the Company considers all unrestricted demand deposits, money market funds and highly liquid debt instruments with an original maturity of less than ninety (90) days to be cash and cash equivalents. The Company had no cash equivalents at September 30, 2024 and December 31, 2023.

Accounts Receivable

Account receivables are stated at the amount of consideration due from customers arising from the sales of services or products, if any, to customers, less any allowance for expected credit loss. Typically, the Company offers credit terms to customers of 60 to 90 days, based on a review of credit of individual customers by Management. Management will consider the creditworthiness of the customer based on his reputation, size, and financial strength. The Company’s management develops the allowance for expected credit loss by regularly reviewing outstanding receivables, historical collections and related defaults and delinquencies; they will also consider future expectations regarding macroeconomic factors, the state of the local economy in which operates and any erosion in the creditworthiness of their customers. The Company from time to time may factor accounts receivable due from certain high credit quality customers to factoring house, on a recourse basis, in exchange of a loan equal to approximately 90% of the face value of the receivable in exchange for immediate cash proceeds for use in operations (see Note 4).

Revenue Recognition

Revenues are recognized when the Company satisfies a performance obligation by transferring services promised in a contract to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those services. Performance obligations in the Company’s contracts represent a distinct service stream that is provided to customers.

The Company evaluates its revenue contracts with customers based on the five-step model under the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 606 “Revenue from Contracts with Customers”: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to separate performance obligations; and (5) recognize revenues when (or as) each performance obligation is satisfied. If, at the outset of an arrangement, we determine that a contract with enforceable rights and obligations does not exist, revenues are deferred until all criteria for an enforceable contract are met.

The Company enters into service agreements with customers that will set forth the responsibilities of both parties, including the type of service to de delivered, the timing of the delivery of those services, and the associated price per unit for such services. The unit of measure in the agreement is typically hours. The service agreement will also set forth the timing of payments by the customers which is typically between 60 and 90 days from the date that an invoice is issued to the customer. The Company issues invoices when management has received acknowledgement from the customer that it has rendered service as measured in hours to the customer. As a practical matter, the Company continuously delivers service to customers, and the customer receives benefits from those services over time; however, the Company recognizes revenues at point in time in its own books only when it has received the aforementioned acknowledgement from its customers that service has been rendered related to hours accumulated over period of time, such as a week, or two weeks, or a month, which is determined on a customer by customer basis. The Company’s contracts do not include terms for returns, or warranties, or guarantees, or rebates, or discounts on the services rendered.

Subcontractor Arrangement

The Company entered into a strategic arrangement with a third party to become the Company’s master subcontractor to provide additional skilled personnel and back-office support for the operations of the business. While the subcontractor is able and authorized to carry out many operational functions for the Company, the Company is still legally responsible for fulfillment of services to the end customer and legal and financial obligation to settle balances owed to suppliers and creditors. During the nine months ended September 30, 2024 and September 30, 2023, the subcontractor represented a concentration of supply risk to the Company.

In the event, that the Company is not able to continue its strategic agreement with the Company, the Company may be materially adversely effected.

Debt Discount and Issuance Costs

Debt discount and issuance costs represent costs incurred in connection with the issuance of long-term debt. Such costs are being amortized over the term of the respective debt using the effective interest method. As the discount accretes to the stated principal value, the Company recognizes interest expense to its results of operations.

Income Taxes

The Company’s stockholders have elected for the Company’s income to be taxed under subchapter S of the Internal Revenue Code. The Company made similar lections under the Illinois income tax code, Therefore, taxable income or loss is reported to the individual stockholders for inclusion in their respective tax returns and no provision for federal and state income taxes is included in these financial statements. Should the Company complete its contemplated business combination, it may be required to change its election under the Internal Revenue Code and Illinois tax code.

Related Parties

The Company follows ASC Topic 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions and balances.

Recent Accounting Pronouncements

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. This guidance will be adopted on January 1, 2024. The Company is evaluating the impact that the adoption of ASU 2020-06 might have on the Company’s consolidated financial statements.

In March 2022, the Financial Accounting Standards Board (the “FASB”) issued ASU 2022-02, Financial Instruments — Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”), which eliminates the accounting guidance on troubled debt restructurings (“TDRs”) for creditors in ASC 310, Receivables (Topic 310), and requires entities to provide disclosures about current period gross write-offs by year of origination. Also, ASU 2022-02 updates the requirements related to accounting for credit losses under ASC 326, Financial Instruments — Credit Losses (Topic 326), and adds enhanced disclosures for creditors with respect to loan refinancings and restructurings for borrowers experiencing financial difficulty. ASU 2022-02 was effective for the Company January 1, 2023. The adoption of ASU 2022-02 did not have a material impact on the Company’s consolidated financial statements. The Company retroactively adopted this guidance on January 1, 2022. The adoption of ASU 2022-02 did not have a material impact on the Company’s consolidated financial statements.

Note 3. Accounts Payable and Accrued Liabilities

The following table summarizes the components of the Company’s accounts payable and accrued liabilities as of September 30, 2024 and December 31, 2023:

	September 30,	December 31,
	2024	2023
Accounts payable	$4,551,256	$4,980,942
Subcontractor financing	2,197,748	2,293,320
Payroll liabilities	83,606	144,619
Other accruals	1,276	51,191
	$6,833,886	$7,470,072

Note 4. Factoring Liability

The Company was party to a factoring agreement with an unrelated lender (the “Factor A”) whereby the Factor A would provide loan proceeds to the Company and secure those loans with certain accounts receivable; the factor would make loans up to 90% of the face amount. A factoring cost expense of 0.70% is applied for days 1-15 upon funding of the loan, and an additional 0.70% factor fee was applied for each additional 15-day period thereafter. The factor cost was due and payable on the earlier of the 90th day after the related invoice date or the date that the Factor was able to verify the Company had collected the securitized accounts receivable from the factor invoiced. Additionally, there was a facility fee of 1% up to the maximum facility ($1.4 million). Under the factoring arrangement, the Company must buy back any invoices that the Factor is unable to collect payment on. This agreement was terminated during 2022.

On July 12, 2022, the Company entered into agreement with another lender Factor B, whereby the Factor D will loan proceeds against certain accounts receivable up to 90% of the total value of the invoice, which is paid to the Company in the form of a cash advance. A factoring cost of 1.5% is applied for days 1-30 after the loan is funded, and an additional 0.5% fee charge is applied for each additional 10 days period thereafter. The maximum facility is $3 million.

Accordingly, pursuant to ASC 860-20-55-24, the Company recognized a factoring liability to the lenders until the accounts receivable are collected. As of September 30, 2024 and December 31, 2023, the factoring liability was $2,191,659 and $2,604,155, respectively. For the nine months ended September 30, 2024 and September 30, 2023, the costs incurred by the Company in connection with factoring activities were $306,861 and $293,549, respectively.

Note 5. Loans Payable and Advances

The following table summarizes the components of the Company’s loans payable and advances as of September 30, 2024 and December 31, 2023:

	September 30,	December 31,
	2024	2023
Advances on future cash receipts	$246,767	$263,292
EIDL loan	159,676	160,012
Loan payable	402,639	1,629
Advances from master subcontractor for operating costs	566,852	566,852
Total loans payable and advances	1,375,934	991,785
Current portion of loans payable and advances	1,127,419	759,603
Long-term portion of loans payable and advances	$248,515	$232,182

Advances on Future Cash Receipts

During 2022 and 2023, the Company entered into non-recourse agreements with Cloudfund, LLC for the sale of its future cash receipts. During the nine months ended September 30, 2024 and 2023, the Company received net cash proceeds of $0 and $261,965 for the future receipts of revenues in the amount of $0 and $624,996 (including prior balance of $173,819), respectively. Under the terms of the agreement, the Company was required to make minimum daily payments. Terms were re-negotiated to monthly payments during 2023 and the Company paid an aggregate of $60,800 and $256,375 during the nine months ended September 30, 2024 and 2023, respectively. As of September 30, 2024 and December 31, 2023, the payable amount for this financing arrangement was approximately $246,767 and $263,292, respectively.

EIDL Loan

On September 30, 2020, the Company executed the standard loan documents required for securing loans (the “EIDL Loan”) offered by the U.S. Small Business Administration (the “SBA”) under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. The principal amount of the EIDL Loan is $150,000, with the proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue from the date of the EIDL Loan. Installment payments, including principal and interest, are due monthly beginning January 1, 2023 in the amount of $731. The balance of principal and interest is payable 30 years from the date of the EIDL Loan (June 30, 2050). As of September 30, 2024 and December 31, 2023, the balance of the EIDL Loan including interest is $157,483 and $160,012, respectively.

EIDL Loan Annual Schedule

	Payments	Interest	Remaining Principal
Three months ended December 31, 2024	2,193	1,345	156,635
2025	8,772	5,263	153,126
2026	8,772	5,142	149,496

Loan Payable

On December 6, 2017, the Company entered into a loan agreement with a third party to provide a maximum of $500,000, based upon a 10-30% stated interest rate. The funds can be requested on an as needed basis by the Company.

As of September 30, 2024 and December 31, 2023, the Company borrowed $ 652,000 and $187,920, respectively and repaid $347,024 and $213,215 respectively. At September 30, 2024 and December 31, 2023, the Company had loan payable, including accrued interest, of $402,639 and $1,629, respectively.

Advances for Operating Costs

During the year ended December 31, 2022, our master subcontractor advanced funds for general working capital purposes, without interest and due on demand. As of September 30, 2024 and December 31, 2023, the Company had advances payable of $566,852. As these advances are not documented, without defined terms and due on demand, the Company has determined that interest should not be imputed on these advances.

Note 6. Related Party Transactions

As of September 30, 2024 and, December 31, 2023 the Company owed $159,720 and $0 to the Company’s stockholder and member of the management team, respectively. As of September 30, 2024 and, December 31, 2023 the Company had receivable from the controlling stockholder and management team member in the amount of $31,488 and $0 as of September 30, 2024 and, December 31, 2023, respectively.

Note 7. Significant Estimates and Concentrations

General Litigation

The Company is subject to claims and lawsuits that arose primarily in the ordinary course of business. It is the opinion of management the disposition or ultimate resolution of such claims and lawsuits will no have a material adverse effect on the financial position, results of operations and cash flows of the Company. Events could occur that would change this estimate materially in the near term.

Major Vendors

For the nine months ended September 30, 2024 and September 30, 2023, vendor concentrations (more than 10%) were as follows:

	Percentage of Purchases
	Nine Months Ended		Percentage of
	September 30,		Accounts Payable as of
			September 30,	December 31,
	2024	2023	2024	2023
Vendor A	15%	22%	61%	61%
Vendor B	7%	10%	2%	5%
Vendor C	4%	10%	3%	3%
Total (as a group)	26%	42%	66%	69%

Customer Concentration

For nine months ended September 30, 2024 and 2023, customer concentrations (more than 10%) were as follows:

	Percentage of Revenue
	Nine Months Ended		Percentage of
	September 30,		Accounts Receivable as of
			September 30,	December 31,
	2024	2023	2024	2023
Customer A	20%	13%	12%	4%
Customer B	19%	4%	12%	4%
Customer C	19%	41%	31%	58%
Customer D	15%	15%	15%	13%
Customer E	4%	9%	10%	12%
Total (as a group)	76%	83%	80%	91%

Note 8. Subsequent Events

Management evaluated all additional events subsequent to the balance sheet date through to December 31, 2024, the date the financial statements were available to be issued. Based upon this review, unless noted below, the Company did not identify any material subsequent events that would have required adjustment or disclosure in the financial statements.

Annex A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

dated as of April 26, 2024 by and among

WESTERN ACQUISITION VENTURES CORP.,

WAV MERGER SUB, INC., and

CYCURION, INC.

and

Emmit McHenry, solely in his capacity as the Stockholder Representative

A-i

A-ii

A-iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (this “Agreement”), dated as of April 26, 2024, is entered into by and among Western Acquisition Ventures Corp., a Delaware corporation (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”), WAV Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Cycurion, Inc., a Delaware corporation (the “Company”), and Emmit McHenry (the “Stockholder Representative”), solely in his capacity as the Stockholder Representative pursuant to the designation in Section 11.16. Acquiror, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, the Parties executed an Agreement and Plan of Merger dated as of November 21, 2022 (the “Original Agreement”) providing that, upon and subject to the conditions of the Original Agreement, at the closing of the transactions contemplated thereby, Merger Sub is to merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company (the “Transactions”);

WHEREAS, in connection with the Merger, Acquiror shall adopt, subject to obtaining the Acquiror Stockholder Approval, the amended and restated Certificate of Incorporation (the “PubCo Charter”) in the form set forth on Exhibit A;

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder to which each of PubCo, Merger Sub, and Company is to be a party under Section 368(b) of the Code and the Treasury Regulations thereunder and (ii) this Agreement be adopted as a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) ((i) and (ii), collectively, the “Intended Tax Treatment”); and

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub, and the Company have each (i) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (as defined below) and (ii) recommended to their respective stockholders the approval and adoption of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub, and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1Definitions. As used herein, the following terms shall have the following meanings: “Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Adverse Recommendation Change” means the Acquiror Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to the Company, the Acquiror Board Recommendation; (b) failing to include the Acquiror Board Recommendation in the Proxy Statement; (c) recommending an Acquisition Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for any Acquiror Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by the Company) the Acquiror Board Recommendation within ten Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by Acquiror or the Person making such Acquisition Proposal; (f) making any public statement inconsistent with the Acquiror Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.20.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Acquiror and Merger Sub Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror and Merger Sub Schedules” means the disclosure schedules of Acquiror and Merger Sub.

“Acquiror Benefit Plans” has the meaning set forth in Section 5.6. “Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.3(d).

“Acquiror Common Stock” means Acquiror’s Common Stock, par value $0.0001 per share. “Acquiror Cure Period” has the meaning specified in Section 10.1(c).

“Acquiror Incentive Plan” means an equity incentive plan adopted by Acquiror on or prior to the Closing Date.

“Acquiror Incentive Plan Proposal” has the meaning specified in Section 8.3(c).

“Acquiror Material Adverse Effect” means any event, change, or circumstance that, individually or in the aggregate, has or could reasonably be expected to have, a material adverse effect on (i) the assets, business, results of operations or financial condition of the Acquiror or Merger Sub, taken as a whole, or (ii) the ability of the Acquiror or Merger Sub to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect”: (a) any change in applicable Laws or GAAP after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency, or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger, or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Acquiror Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (d) any change generally affecting any of the industries or markets in which the Acquiror or Merger Sub operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Acquiror Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God, or other force majeure event, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement, or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, or any industry group providing for business closures, changes to business operations, “sheltering-in-place,” or other restrictions that relate to, or arise out of, an epidemic, pandemic, or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement, or guideline or interpretation thereof following the date of this Agreement or the Acquiror or Merger Sub’s compliance therewith, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Acquiror or Merger Sub operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Acquiror or Merger Sub to meet any projections, forecasts or budgets, or (i) any actions taken, or failures to take action, or such other changes or events, in each case, that Acquiror has requested or to which it has consented; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided, further, however, that any effect referred to in clauses (a), (b), (d), or (e) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Acquiror, Merger Sub, and their Subsidiaries, taken as a whole, compared to other participants in the industries in which the Acquiror, Merger Sub, and their Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether an Acquiror Material Adverse Effect has occurred).

“Acquiror Organizational Documents” means the Certificate of Incorporation and bylaws of Acquiror, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror Preferred Stock” means the shares of Acquiror’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock.

“Acquiror Private Placement Warrants” means warrants to purchase shares of Acquiror Common Stock issued to the Sponsor in connection with the initial public offering of the Acquiror.

“Acquisition Proposal” has the meaning specified in Section 8.9(c).

“Acquiror Public Warrants” means warrants to purchase one-half (1/2) of one share of Acquiror Common Stock issued to purchasers of Acquiror Units in connection with its initial public offering, as set forth in the Acquiror SEC Reports. As Acquiror will not issue fractional shares, Acquiror Public Warrants must be exercised in multiples of two warrants.

“Acquiror SEC Reports” has the meaning specified in Section 5.11(a).

“Acquiror Series A Preferred Stock” means the shares of Acquiror’s Series A Convertible Preferred Stock, par value $0.0001 per share.

“Acquiror Series B Preferred Stock” means the shares of Acquiror’s Series B Convertible Preferred Stock, par value $0.0001 per share.

“Acquiror Series C Preferred Stock” means the shares of Acquiror’s Series C Convertible Preferred Stock, par value $0.0001 per share.

“Acquiror Series D Preferred Stock” means the shares of Acquiror’s Series D Convertible Preferred Stock, par value $0.0001 per share.

“Acquiror Stockholder” means a holder of Acquiror Common Stock. “Acquiror Stockholder Approval” has the meaning specified in Section 5.2(b).

“Acquiror Units” means the units of the Acquiror issued in connection with its initial public offering, which such units are comprised of one share of Acquiror Common Stock and one Acquiror Public Warrant.

“Acquiror Warrants” means, collectively, the Acquiror Public Warrants and the Acquiror Private Placement Warrants.

“Action” means any claim, action, suit, assessment, arbitration, or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.3(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto. “Amendment Proposal” has the meaning specified in Section 8.3(c).

“Ancillary Documents” means this Agreement, PubCo Bylaws, PubCo Charter, the Sponsor Support Agreement, the Company Support Agreements, the Registration Rights Agreement, the Lock-up Agreements, Leak-out Agreements, and all the agreements, documents, instruments, and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act, as amended (FCPA), and the U.S. Travel Act, 18 U.S.C. § 1952.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws, and all other applicable Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“ARP” means the American Rescue Plan Act of 2021 (Pub. L. 117-2), as amended, and the guidance, rules and regulations promulgated thereunder.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation. “Business Combination Proposal” has the meaning set forth in Section 7.7.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CAA” means the Consolidated Appropriations Act, 2021 (Pub. L. 116-260), as amended, and the guidance, rules and regulations promulgated thereunder.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended, and any administrative or other guidance, rules, and regulations published with respect thereto or any other Law or executive order or executive memorandum intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or foreign Law and including any related or similar orders or declarations from any Governmental Authority).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on January 11, 2021, as amended on January 9, 2023, July 11, 2023, January 10, 2024, April 10, 2024, July 2, 2024 and October 9,2024.

“Certificate of Merger” has the meaning specified in Section 2.1.

“Claim” means any demand, claim, action, legal, judicial, or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.3. “Closing Date” has the meaning specified in Section 2.3. “Code” has the meaning specified in the recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Acquiror, the Company Board Recommendation; (b) recommending an Acquisition Proposal; (c) failing to reaffirm the Company Board Recommendation within ten Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal; (d) making any public statement inconsistent with the Company Board Recommendation; or (e) resolving or agreeing to take any of the foregoing actions.

“Company Affiliate Agreement” has the meaning specified in Section 4.21. “Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.3(e).

“Company Capital Stock” means, as applicable, Company Common Stock and Company Preferred Stock.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on November 4, 2017, as thereafter amended by filings with the Secretary of State of the State of Delaware on July 14, 2020, and February 24, 2021.

“Company Common Stock” has the meaning specified in Section 4.6(a).

“Company Cure Period” has the meaning specified in Section 10.1(b).

“Company Exchange Debt” means that certain debt of the Company to be exchanged for shares of the Acquiror’s Series D Preferred Stock.

“Company Exchange Persons” means those persons who are parties to the “Omnibus Exchange Agreement,” i.e., those persons, whose class or series of pre-Closing equity, derivative, or debt securities of the Company is referenced in the Exchange Ratio, who, at the Closing, will receive post-Closing equity or derivative securities of the Acquiror.

“Company Exchange Presumptive Preferred Stock” means the Company’s “presumptive” Series C Preferred Stock to be exchanged for shares of the Acquiror’s Series C Preferred Stock.

“Company Exchange Securities” means the shares of the Company Common Stock, the shares of the Company Preferred Stock, the shares of the Company Exchange Presumptive Preferred Stock, and the Company Exchange Debt.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in, or necessary for the conduct of the business of the Operating Group Companies, as currently conducted.

“Company Option” has the meaning specified in Section 3.4(a).

“Company Preferred Stock” means the shares of Company’s Series A Preferred Stock and Company Series B Preferred Stock.

“Company Preferred Stock Requisite Approval” has the meaning specified in Section 4.3.

“Company Products” shall mean the products or service offerings of any Operating Group Company that have been or are being marketed, sold, offered, provided, or distributed.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Approval” has the meaning specified in Section 4.3.

“Company Restricted Stock Unit” means, as of any determination time, each restricted stock unit that is outstanding, granted under the Company Stock Plan.

“Company Schedules” means the disclosure schedules of the Company.

“Company Series A Preferred Stock” means the shares of Company’s Series A Convertible Preferred Stock, par value $0.001 per share.

“Company Series B Preferred Stock” means the shares of Company’s Series B Convertible Preferred Stock, par value $0.001 per share.

“Company Software” means all Owned Company Software and third-party Software used in, or necessary for the conduct of, the business of the Company, as currently conducted.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Stock Plan” means the Company’s 2021 Equity Incentive Plan.

“Company Subsidiaries” has the meaning specified in Section 4.2(a).

“Company Support Agreement” means an agreement with the Acquiror, the Company, and its officers, directors and certain key stockholders.

“Confidential Data” means all data for which the Company is required by Law, Contract, or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company.

“Confidentiality Agreement” has the meaning specified in Section 11.9.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Requisite Approval and of the Company Preferred Stock Requisite Approval.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“Converted Awards” has the meaning specified in Section 3.4(c). “Copyleft Terms” has the meaning specified in Section 4.11(g).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics, or disease outbreaks.

“COVID-19 Action” means an inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to then-current circumstances relating to COVID-19 or any COVID-19 Measures (i) that is consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law), or (ii) that would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for Acquiror to withhold, condition or delay consent with respect to such action or inaction (whether or not Acquiror has a consent right with respect thereto).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines, or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act, FFA and Payroll Tax Executive Order.

“DGCL” means the Delaware General Corporation Law.

“Director Nomination Agreement” has the meaning specified in Section 9.2(d). “Dissenting Shares” has the meaning specified in Section 3.8.

“DTC” has the meaning specified in Section 3.5(a). “Effective Time” has the meaning specified in Section 2.1.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and human health and safety, or the use, storage, emission, disposal, or release of or exposure to Hazardous Materials.

“ERISA” has the meaning specified in Section 4.13(a). “ERISA Affiliate” has the meaning specified in Section 4.13(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended. “Exchange Agent” has the meaning specified in Section 3.3(a).

“Exchange Fund” has the meaning specified in Section 3.3(c).

“Exchange Ratio” means the exchange of per-class or per-series of pre-Closing equity, derivative, or debt securities of the Company for the per-class or per-series of post-Closing equity or derivative securities of PubCo, as set forth on Attachment “Exchange” hereto.

“FFA” means the Families First Coronavirus Response Act (Pub. L. No. 11preferred6-127), as amended, and the guidance, rules, and regulations promulgated thereunder (including any comparable provisions of state, local, or foreign Law and including any related or similar orders or declarations from any Governmental Authority).

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) that is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.7.

“Fraud” means an actual, intentional, and knowing common law fraud (and not a constructive fraud, negligent misrepresentation, or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction, by (a) the Company with respect to the Company Representations and Warranties (as qualified by the Company Schedules) or (b) Acquiror or Merger Sub with respect to the Acquiror and Merger Sub Representations (as qualified by Acquiror and Merger Sub Schedules); provided, that (and without limiting any of the other elements for establishing such common law fraud) such fraud shall in no event be deemed to exist in the absence of actual conscious awareness (and not imputed or constructive knowledge) by or on behalf of the Named Party sought to be held liable therefor, on the date the particular representation or warranty is made hereunder, both (i) of the particular fact, event, or condition that gives rise to a breach of the applicable representation or warranty contained herein and (ii) that such fact, event, or condition actually constitutes a breach of such representation or warranty, all with the express intention of such Named Party to deceive and mislead the other party hereto.

“GAAP” means United States generally accepted accounting principles, consistently applied. “Governmental Authority” means any federal, state, provincial, municipal, local, or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, arbitral body (public or private), court, or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, or award, in each case, entered by or with any Governmental Authority.

“Group Companies” has the meaning specified in Section 4.2(b).

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including, but not limited to, petroleum, petroleum by- products, asbestos, or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance, or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) any outstanding severance obligations with respect to terminations that occurred or occur prior to the Closing Date and any accrued or earned bonuses or deferred compensation to the extent unpaid prior to Closing (including, in each case, the employer’s portion of employment, payroll, and similar Taxes associated therewith determined as if no deferral (if any) of such Taxes has occurred as permitted by the CARES Act or similar Law (including the Payroll Tax Executive Order), (i) guarantees, make-whole agreements, hold harmless agreements, or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above, and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business or directly in connection with the Transactions.

“Information or Document Request” means any request or demand for the production, delivery, or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory, or deposition.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) patents, patent applications, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, reissues, and reexaminations thereof) (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® handle) brand names, logos, corporate names, and other source identifiers and all goodwill related thereto; (iii) copyrights and designs; (iv) internet domain names; (v) trade secrets, know-how, inventions, processes, procedures, database rights, source code, confidential business information, and other proprietary information and rights (collectively, “Trade Secrets”), and (vi) rights in Software.

“Intended Tax Treatment” has the meaning specified in the recitals hereto. “Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means any Law relating to international trade, including: (i) import laws and regulations administered by U.S. Customs and Border Protection, (ii) export control regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (iii) sanctions laws and regulations as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); (iv) U.S. anti-boycott laws and requirements (Section 999 of the US Internal Revenue Code of 1986, as amended, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et seq.).

“Issuance Notice” has the meaning specified in Section 3.5(b)(i).

“IT Systems” means the Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, and all associated documentation, in each case, owned, used, held for use, leased, outsourced, or licensed by or for any Operating Group Company for use in the conduct of its business as it is currently conducted.

“JOBS Act” has the meaning specified in Section 7.11.

“Law” means any statute, law, ordinance, rule, regulation, or Governmental Order, in each case, of any Governmental Authority.

“Leak-out Agreements” means leak-out agreements between the Acquiror and certain investors in the Company (each, a “Leak-out Agreement”).

“Leased Real Property” means all real property leased, subleased, licensed, or otherwise occupied by the Company or any other Operating Group Company.

“Letter of Transmittal” means the letter of transmittal as proposed by the Exchange Agent and mutually agreed to by each of Acquiror and the Company (in either case, such agreement not to be unreasonably withheld, denied, conditioned, or delayed).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment, or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Lock-up Agreements” means lock-up agreements between the Acquiror, certain investors in the Company, and certain other stockholders of the Company (each, a “Lock-up Agreement”).

“Material Adverse Effect” means any event, change, or circumstance that, individually or in the aggregate, has or could reasonably be expected to have, a material adverse effect on (i) the assets, business, results of operations, or financial condition of the Operating Group Companies, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency, or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger, or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (d) any change generally affecting any of the industries or markets in which any of the Operating Group Companies operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement, or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, or any industry group providing for business closures, changes to business operations, “sheltering-in-place,” or other restrictions that relate to, or arise out of, an epidemic, pandemic, or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement, or guideline or interpretation thereof following the date of this Agreement or any Operating Group Company’s compliance therewith, (g)  any national or international political or social conditions in countries in which, or in the proximate geographic region of which, any Operating Group Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment, or personnel, (h) any failure of the Operating Group Companies, taken as a whole, to meet any projections, forecasts, or budgets or (i) any actions taken, or failures to take action, or such other changes or events, in each case, that Acquiror has requested or to which it has consented; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided, further, however, that any effect referred to in clauses (a), (b), (d), or (e) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Operating Group Companies, taken as a whole, compared to other participants in the industries in which the Operating Group Companies conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contracts” has the meaning specified in Section 4.12(a).

“Material Permits” has the meaning specified in Section 4.23.

“Merger” has the meaning specified in Section 2.1.

“Merger Sub” has the meaning specified in the preamble hereto. “Minimum Cash Condition” has the meaning specified in Section 9.3(f). “Multiemployer Plan” has the meaning specified in Section 4.13(e).

“Named Parties” means (i) with respect to this Agreement, the Company, Acquiror, and Merger Sub (and their permitted successors and assigns), and (ii) with respect to any Ancillary Document, the parties named in the preamble thereto (and their permitted successors and assigns), and “Named Party” means any of them.

“Nasdaq” means the Nasdaq Capital Market.

“Offer” has the meaning specified in the recitals hereto.

“Omnibus Exchange Agreement” means the agreement between and among the Company, the Acquiror, and the Company Exchange Persons.

“Open Source Materials” has the meaning specified in Section 4.11(f).

“Operating Group Companies” means, collectively, the Company, Cloudburst Security, LLC, a Virginia limited liability company, Axxum Technologies, LLC, a Virginia limited liability company, and Cycurion Innovation, Inc., a Delaware corporation, and “Operating Group Company” means any of the Operating Group Companies, individually.

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.7(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.7(a).

“Owned Company Software” means all Software owned or purported to be owned, in whole or in part, by the Company or any other Operating Group Company.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any other Operating Group Company and includes the Owned Company Software.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per-Security Merger Consideration” means the per-class or per-series of pre-Closing equity, derivative, or debt securities of the Company issued and outstanding as of the Closing to be exchanged for the per-class or per-series of post-Closing equity or derivative securities of PubCo, as set forth on Attachment “Exchange”.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or that are being contested in good faith through appropriate Actions, in each case, to the extent appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances, and restrictions on real property (including easements, covenants, rights of way, and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Owned Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Financial Statements, (vii) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) requirements and restrictions of zoning, building, and other applicable Laws and municipal by-laws, and development, site plan, subdivision, or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property, and (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, or (C) may thereafter be paid without penalty.

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality, or other entity of any kind.

“Personal Information” means any personal information that specifically identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, any particular individual or household.

“Privacy and Security Requirements” means, to the extent applicable to the Company, (a) any Laws relating to privacy and data security, including laws regulating the Processing of Protected Data; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Company and any Person that is applicable to the PCI DSS, privacy, data security and/or the Processing of Protected Data; (d) all policies and procedures applicable to the Company relating to the PCI DSS, privacy, data security, and/or the Processing of Protected Data, including, without limitation, all website and mobile application privacy policies and internal information security procedures; and (e) National Institute of Standards and Technology (NIST) 800-181 Workforce Framework for Cybersecurity (NICE Framework). “Pro Rata Basis” has the meaning specified in Section 3.5(b)(v).

“Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages, and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal, or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Proposals” has the meaning specified in Section 8.3(c).

“Protected Data” means Personal Information and Confidential Data.

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination).

“PubCo” has the meaning specified in the recitals hereto.

“PubCo Board” means the board of directors of PubCo.

“PubCo Bylaws” has the meaning specified in the recitals hereto.

“PubCo Capital Stock” means PubCo Common Stock and Acquiror Preferred Stock.

“PubCo Charter” has the meaning specified in the recitals hereto.

“PubCo Common Stock” means PubCo’s Common Stock, par value $0.0001 per share, entitling the holder of each such share to one vote per share.

“PubCo Listing Application” has the meaning specified in Section 6.7.

“PubCo Option” has the meaning specified in Section 3.4(a).

“PubCo Restricted Stock Unit” has the meaning specified in Section 3.4(b). “Real Estate Lease Documents” has the meaning specified in Section 4.18(b).

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the Offer and in accordance with the Acquiror Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

“Registration Rights Agreement” has the meaning specified in the recitals hereto, and is in the form of Exhibit I hereto.

“Registration Statement” has the meaning specified in Section 8.3(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Retained Agents” has the meaning specified in Section 11.15(a).

“Schedules” means the Acquiror and Merger Sub Schedules and the Company Schedules. “SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal, or foreign entity and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” has the meaning specified in Section 4.6(a).

“Series B Preferred Stock” has the meaning specified in Section 4.6(a).

“SLG” means SLG Innovation, Inc.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models, and methodologies, whether in source code, object code, human readable form, or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts, and other documentation used to design, plan, organize, and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means Western Acquisition Ventures Sponsor, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means that certain the agreement among Sponsor and the Acquiror’s directors and officers.

“Stock Issuance Proposal” has the meaning specified in Section 8.3(c).

“Stockholder Action” has the meaning specified in Section 7.9.

“Stockholder Representative” has the meaning specified in Section 11.15(a).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Company” has the meaning specified in Section 2.1.

“Surviving Company Bylaws” means the form of bylaws set forth on Exhibit D.

“Surviving Company Charter” means the form of amended and restated certificate of incorporation set forth on Exhibit E.

“Surviving Company Capital Stock” means collectively, shares of Acquiror Common Stock and Acquiror Preferred Stock.

“Surviving Provisions” has the meaning specified in Section 10.2.

“Tax” means (a) all U.S. or non-U.S. federal, provincial, state, or local taxes, charges, fees, imposts, levies, or other assessments, including all income, receipts, gross receipts, capital, share, surplus, sales, use, ad valorem, value added, transfer, franchise, profits, windfall or excess profits, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, goods and services, severance, stamp, conveyance, mortgage, registration, documentary, recording, premium, environmental, natural resources, intangibles, rent, occupancy, disability, workers’ compensation, health care, occupation, alternative minimum, add-on minimum, accumulated earnings, personal holding company, net worth, property and estimated taxes, customs duties, fees, assessments, and similar charges (including the obligation to escheat or otherwise turn over abandoned, presumed abandoned, or unclaimed property or assets, whether or not currently escheatable or reportable), or other tax of any kind whatsoever and denominated by any name whatsoever, including all interest, penalties, fines, assessments, deficiencies, and additions to Tax imposed in connection with any such item whether civil or criminal and whether or not disputed, (b) any liability in respect of any items described in clause (a) above by reason of (i) being a transferee or successor or by having been a member of a combined, consolidated, unitary, or other affiliated group (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation) or (ii) Contract or otherwise, and (c) any tax amounts (including interest and penalties) payable by Company (or any of its Affiliates) as a result of Section 965 of the Code with respect to any election made under Section 965(h) of the Code.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate, or other document filed or required to be filed with a Governmental Authority respect to Taxes, including any schedule, election, declaration, or attachment thereto and including any amendments, information return or supplement thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(c).

“Terminating Company Breach” has the meaning specified in Section 10.1(b).

“Termination Date” means April 11, 2025 or such later date as approved by the stockholders of Acquiror to complete a Business Combination.

“Transaction Proposal” has the meaning specified in Section 8.3(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.8(a).

“Trust Agreement” has the meaning specified in Section 5.8(a).

“Trustee” has the meaning specified in Section 5.8(a).

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.2	Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit,” and “Annex” refer to the specified Article, Section, Schedule, Exhibit, or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Operating Group Companies’ or the Acquiror’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19). Notwithstanding anything to the contrary contained in this

Agreement, nothing herein shall prevent any Operating Group Company from taking or failing to take any COVID-19 Actions and (x) no such COVD-19 Actions shall be deemed to violate or breach this Agreement in any way, (y) such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course, and (z) no such COVID-19 Actions shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided, that such COVID-19 Actions do not disproportionately affect the Operating Group Companies as compared to other similarly situated companies that results in a Material Adverse Effect on the Company. The Company shall as promptly as reasonably practicable notify Acquiror after any Operating Group Company takes any individual, or commences any ongoing, COVID-19 Actions.

(c) Any reference in this Agreement to “PubCo” shall also mean Acquiror to the extent the matter relates to the pre-Closing period and any reference to “Acquiror” shall also mean “PubCo” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.2(c), the Effective Time).

(d)  Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(e)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation.

(f)  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(g) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(h)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(i) The phrases “delivered,” “provided to,” “furnished to,” “made available,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (A) provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (B) with respect to Acquiror, filed with the SEC by Acquiror on or prior to the date hereof.

1.3Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, L. Kevin Kelly, Chief Executive Officer of the Company, and Alvin McCoy, Chief Financial Officer of the Company, and, in the case of the Acquiror, James Patrick McCormick, Chief Executive Officer and Chief Financial Officer of the Acquiror.

ARTICLE II

THE MERGER; CLOSING

2.1The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.2Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Company.

2.3Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date that is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware as provided in the applicable provisions of the DGCL.

2.4Organizational Documents of Acquiror and the Surviving Company.

(a)    At the Closing and immediately prior to the Effective Time, the Certificate of Incorporation and the bylaws of Acquiror shall be amended and restated in their entirety to be the PubCo Charter and the PubCo Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

(b)At the Effective Time by virtue of the Merger, the Company Certificate of Incorporation and the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entireties to be the Surviving Company Charter and the Surviving Company Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

2.5	Directors and Officers of Acquiror and the Surviving Company.

(a)     Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq (for the avoidance of doubt, after giving effect to any exemptions available to a controlled company), Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the PubCo Board to consist of five directors, a majority of whom shall meet the independence requirements of Nasdaq. The PubCo Board shall include one person nominated by the Acquiror, and four persons nominated by the Company. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with such individuals elected as members of the PubCo Board as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

(b) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons constituting the officers of the Company prior to the Effective Time to be the officers of Acquiror (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

(c)    The Company shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (b) the persons contemplated to be on the Board of Directors of the Surviving Company pursuant to the Director Nomination Agreement shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(d)  Except as otherwise directed in writing by the Company, the Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Company (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

ARTICLE III

EFFECTS OF THE MERGER

3.1	Effect on Securities. Subject to the provisions of this Agreement:

(a)   at the Effective Time, by virtue of the Merger and without any action on the part of any Company Exchange Person, subject to and upon the terms and subject to the conditions set forth herein (including without limitation delivery of the release contemplated by Section 3.4(a)(ii)), the transactions contemplated by the Omnibus Exchange Agreement (other than the Dissenting Shares) shall be consummated and the parties thereto shall be issued the applicable number of shares of PubCo Capital Stock. All of the Company Exchange Securities (all as referenced in the Omnibus Exchange Agreement) converted into the right to receive consideration as described in the Omnibus Exchange Agreement and in this Section 3.1(b) shall no longer be outstanding or obligations of the Company, as applicable, and shall cease to exist, and each holder of Company Exchange Securities shall thereafter cease to have any rights with respect to such securities or debt, as applicable, except the right to receive the applicable consideration described in the Omnibus Exchange Agreement and in this Section 3.1(b) into which such shares of Company Capital Stock or debt, as applicable, shall have been converted in the Merger;

(b)  at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time; and

(c) at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and no payment or distribution shall be made with respect thereto.

3.2Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Exchange Securities or shares of Acquiror Capital Stock shall have been changed into a different number of debt or equity securities or a different of debt of equity securities for any reason, e.g., any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of Section 5.15(a) of this Agreement by Acquiror with respect to the number of its issued and outstanding shares of Acquiror Capital Stock (or any other issued and outstanding equity security interests in Acquiror) or rights to acquire Acquiror Capital Stock (or any other equity security interests in Acquiror), then any number, value (including dollar value), or amount contained herein which is based upon the quantum of Company Exchange Securities or shares of Acquiror Capital Stock (or any other equity security interests in Acquiror), as applicable, will be appropriately adjusted to provide to the holders of Company Exchange Securities or the holders of Acquiror Capital Stock, as applicable, the same economic effect as contemplated by this Agreement and the related Exchange Ratio prior to such event; provided, however, that this Section 3.2 shall not be construed to permit Acquiror, the Company, or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.3Delivery of Closing Merger Consideration.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Acquiror shall appoint Equiniti Trust Company, LLC (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging the Company Exchange Securities for the Per-Security Merger Consideration issuable in respect of such Company Capital Stock pursuant to Section 3.1(a) and Section 3.1(b) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Equiniti Trust Company, LLC is unable or unwilling to serve as the Exchange Agent, then Acquiror and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than five (5) Business Days prior to the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, denied, conditioned, or delayed), Acquiror shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the

Exchange Agent and each of Acquiror and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, denied, conditioned, or delayed).

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to each Company Exchange Person a Letter of Transmittal.

(c)   At the Closing, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Exchange Persons and for exchange in accordance with this Section 3.3 through the Exchange Agent, evidence of PubCo Capital Stock in book-entry form representing the shares thereof issuable pursuant to Section 3.1(a) and Section 3.1(b) in exchange for the Company Exchange Securities. All shares in book-entry form representing the PubCo Common Stock issuable pursuant to Section 3.1(a) and Section 3.1(b) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d)     Each person, whose Company Exchange Securities have been converted into the right to receive PubCo Capital Stock pursuant Section 3.1(a) and Section 3.1(b) shall be entitled to receive the PubCo Capital Stock to which he, she, or it is entitled on the date provided in Section 3.3(e) upon (i) surrender of the relevant documents (or affidavits of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Capital Stock held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal) to the Exchange Agent.

(e)    If a properly completed and duly executed Letter of Transmittal, together with any documents (or affidavits of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with 3.3(d) (i) at least one Business Day prior to the Closing Date, then Acquiror and the Company shall take all necessary actions to cause the applicable PubCo Capital Stock to be issued to the applicable Company Exchange Person in book-entry form on the Closing Date or (ii) less than one Business Day prior to the Closing Date, then Acquiror and the Company (or the applicable Surviving Company) shall take all necessary actions to cause the applicable PubCo Capital Stock to be issued to the Company Exchange Person in book-entry form within two (2) Business Days after such delivery.

(f)   If any PubCo Capital Stock is to be issued to a Person other than the Company Exchange Person in whose name the surrendered Company Exchange Security is registered, it shall be a condition to the issuance of the applicable PubCo Capital Stock that (i) either such relevant document shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Exchange Security in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Company Exchange Security or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g)     No interest will be paid or accrued on the PubCo Capital Stock. From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.3, each item of Company Exchange Security (other than, for the avoidance of doubt, the Company Exchange Security cancelled and extinguished pursuant to Section 3.1(d)) shall solely represent the right to receive the applicable Per-Security Merger Consideration.

(h)   At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of shares of Company Exchange Security that were outstanding immediately prior to the Effective Time.

(i)     Any portion of the Exchange Fund that remains unclaimed by the Company Exchange Persons twelve (12) months following the Closing Date shall be delivered to Acquiror or as otherwise instructed by Acquiror, and any Company Exchange Person who has not exchanged his, her, or its Company Exchange Securities for the applicable PubCo Capital Stock in accordance with this Section 3.3 prior to that time shall thereafter look only to Acquiror for the issuance of the applicable PubCo Capital Stock, without any interest thereon. None of Acquiror, the Combined Company, or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any PubCo Capital Stock remaining unclaimed by a Company Exchange Person immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental

Authority shall become, to the extent permitted by applicable Law, the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

3.4	Treatment of Company Options and Company Restricted Stock Units.

(a)      Effective as of the Effective Time, each option to purchase shares of the Company Common Stock (a “Company Option”) granted under any Company Stock Plan that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by the PubCo and shall be converted into a stock option (a “PubCo Option”) to acquire such number of shares of PubCo Common Stock in accordance with this Section 3.4(a). Each such PubCo Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Stock Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such PubCo Option as so assumed and converted shall be for that number of shares of PubCo Common Stock determined by multiplying the number of shares of the Company Common Stock subject to such Company Option immediately prior to the Effective Time by the line item in the Exchange Ratio for the exchange of Company Common Stock at the Closing, which product shall be rounded down to the nearest whole number of shares, at a per-share exercise price determined by dividing the per-share exercise price of such Company Option immediately prior to the Effective Time by the line item in the Exchange Ratio for exchange of Company Common Stock at the Closing, which quotient shall be rounded down to the nearest whole cent. The Company shall take such actions to cause the Company Stock Plan as of the Effective Time to apply only to the Company Options that are outstanding as of the Effective Time and assumed and converted pursuant to this Section 3.4(a).

(b)     Effective as of the Effective Time, each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time, whether or not then vested, shall be assumed by PubCo and shall be converted into a restricted stock unit (a “PubCo Restricted Stock Unit”) to acquire such shares of PubCo Common Stock in accordance with this Section 3.4(b). Each such PubCo Restricted Stock Unit as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Restricted Stock Unit immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Stock Plan, in any award agreement, or in such Company Restricted Stock Award by reason of this Agreement or the Transactions). As of the Effective Time, each such PubCo Restricted Stock Unit as so assumed and converted shall be for that number of shares of PubCo Common Stock determined by multiplying the number of shares of the Company Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time by the line item in the Exchange Ratio for the exchange of Company Common Stock at the Closing, which product shall be rounded down to the nearest whole number of shares, subject to the same vesting and other conditions of such Company Restricted Stock Unit. The Company shall take such actions to cause the Company Stock Plan as of the Effective Time to apply only to the Company Restricted Stock Units that are outstanding as of the Effective Time and assumed and converted pursuant to this Section 3.4(b).

(c)  Notwithstanding the foregoing, the conversions described in Section 3.4(a) and (b) will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D). Following the Effective Time, each PubCo Option and each PubCo Restricted Stock Unit shall be subject to the Acquiror Incentive Plan (and considered “Converted Awards” for purposes thereof) and to the same terms and conditions, including, without limitation, any vesting conditions, as had applied to the corresponding Company Option or Company Restricted Stock Unit as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Transactions, subject to such adjustments as reasonably determined by the PubCo Board to be necessary or appropriate to give effect to the conversion or the Transactions.

3.5Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company, and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided, that before making any deduction or withholding pursuant to this Section 3.5 other than with respect to compensatory payments made pursuant to this Agreement, Acquiror shall use commercially reasonably efforts to give the Company at least five (5) Business Days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.5. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company, or any of their respective Affiliates deducts or withholds such amounts with respect to any Person and properly remits such deducted or withheld amounts to the applicable Governmental Authority, such deducted or withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

3.6No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional shares of PubCo Capital Stock or certificates or scrip representing such fractional shares shall be issued upon the conversion of Company Exchange Securities pursuant to Section 3.1(b), and any such fractional shares or interests therein shall not entitle the owner thereof to vote or to any other rights of a holder of PubCo Capital Stock. In lieu of the issuance of any such fractional share, each Person who would otherwise be entitled to a fraction of PubCo Capital Stock (after aggregating all fractional shares of PubCo Capital Stock that otherwise would be received by such Person) shall have the number of shares of PubCo Capital Stock issued to such Person rounded up in the aggregate to the nearest whole number of shares of PubCo Capital Stock.

3.7	Payment of Expenses.

(a)No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company or the Company Exchange Persons in direct connection with the conduct of the Company’s preparation, negotiation, and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company or the Company Exchange Persons incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, and financial advisors engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses.

(b)No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all unpaid fees and disbursements of Acquiror, Merger Sub, or the Sponsor for outside counsel and fees and expenses of Acquiror, Merger Sub, or the Sponsor or for any other agents, advisors, consultants, experts, and financial advisors engaged by or on behalf of Acquiror, Merger Sub, or the Sponsor in connection with Acquiror’s initial public offering (including any deferred underwriter fees), its reporting obligations under the Securities Act and the Exchange Act, and the Transactions (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses.

3.8Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Per-Security Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished, and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive the Per-Security Merger Consideration upon the terms and subject to the conditions set forth in this Agreement. The Company shall give Acquiror prompt notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, denied, or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty, or covenant and (b) such other representations, warranties, or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty, or covenant is reasonably apparent), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.1	Corporate Organization of the Company.

(a)   The Company has been duly incorporated, is validly existing, and in good standing under the Laws of the State of Delaware and has the requisite corporate entity power and authority to own, lease, and operate its assets and properties and to conduct its business as it is now being conducted. The Company Certificate of Incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct, and complete and are in effect as of the date of this Agreement.

(b)  As listed on Schedule 4.1, the Company is licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2	Company Subsidiaries.

(a)The Company’s direct and indirect Subsidiaries (the “Company Subsidiaries”), together with their respective jurisdictions of incorporation or organization, as applicable, are listed on Schedule 4.2(a). The Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries, as set forth on Schedule 4.2(a) or in the ordinary course of business, the Company does not own, directly or indirectly, any ownership, equity, profits, or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty, or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)  Each Company Subsidiary is duly incorporated, formed, or organized, validly existing, and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation, or organization and has the requisite corporate, limited liability company, or equivalent power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and all of its direct and indirect Subsidiaries (collectively, the “Group Companies”), taken as a whole. Each Company Subsidiary is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership, or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the organizational documents of each Company Subsidiary, as amended and currently in effect, have been made available to Acquiror. No Company Subsidiary is in violation of any of the provisions of its governing documents in any material respect, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(c)All issued and outstanding shares of capital stock, limited liability company interests, and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, and fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right, and (iii) have been offered, sold, and issued in compliance with applicable Law and the applicable Company Subsidiary’s respective governing documents.

(d)Except as set forth on Schedule 4.2(d), there are no subscriptions, options, warrants, equity securities, partnership interests, or similar ownership interests, calls, rights (including preemptive rights), commitments, or agreements of any character to which any Operating Group Company is a party or by which any are bound obligating such Operating Group Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, or repurchase, redeem, or otherwise acquire, or cause the repurchase, redemption, or acquisition of, any ownership interests of such Operating Group Company or obligating such Operating Group Company to grant, extend, accelerate the vesting of, or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement.

4.3Due Authorization. The Company has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Document to this Agreement to which it is a party and (subject to the approvals described in Section 4.5 and the adoption of this Agreement and approval of the Merger by holders of (i) a majority of the voting power of the outstanding shares of Company Capital Stock, voting as a single class in accordance with the Company Certificate of Incorporation, (ii) a majority of the then-outstanding shares of Company Preferred Stock (the “Company Requisite Approval”), and (iii) the Company Preferred Stock Requisite Approval) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Prior to the Closing, the Company has received or shall have received the consent of at least a majority of the outstanding shares of Company Preferred Stock approving the transactions contemplated hereby and by the Omnibus Exchange Agreement, including each item set forth on the Attachment “Exchange” (the “Company Preferred Stock Requisite Approval”). The execution, delivery, and performance of this Agreement and such Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and, upon receipt of the Company Requisite Approval and the Company Preferred Stock Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such Ancillary Documents or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Document will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval and the Company Preferred Stock Requisite Approval are the only votes of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby.

4.4No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution, delivery, and performance of this Agreement and each Ancillary Document to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws, or other organizational documents of any of the Group Companies, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to any of the Operating Group Companies, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration, or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting, or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions, or provisions of any Contract of the type required to be disclosed in Section 4.12(a), or any Leased Real Property document to which any Operating Group Company is a party or by which any of them or any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties, equity interests, or assets of any Operating Group Company, except (in the case of clauses (b), (c), or (d) above) for such violations, conflicts, breaches, or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.5Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror contained in this Agreement, no consent, approval, or authorization of, or designation, declaration, or filing with, any Governmental Authority or notice, approval, consent waiver, or authorization from any Governmental Authority is required on the part of any Operating Group Company with respect to the Company’s execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) the filing of the Certificate of Merger in accordance with the DGCL, (c) any consents, approvals, authorizations, designations, declarations, waivers, or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions, and (d) as otherwise disclosed on Schedule 4.5.

4.6	Capitalization.

(a)As of the date hereof, the authorized capital stock of the Company is 75,000,000 shares of capital stock consisting of: (i) 70,000,000 shares of Company Common Stock, par value $0.001 per share (the “Company Common Stock”) and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which 400,000 shares are designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 3,000 shares are designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and the remainder of which are undesignated. As of April 26, 2024, there were: (a) 14,642,494 shares of Company Common Stock issued and outstanding; (b) 345,528 shares of Series A Preferred Stock issued and outstanding, and (c) 3,000 shares of Series B Preferred Stock issued and outstanding.

(b)All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) except as set forth on Schedule 4.6(b), are fully vested. Set forth on Schedule 4.6(b) is a true, correct, and complete list of each holder of shares of Company Common Stock, Company Preferred Stock, or other equity or presumptive equity interests of the Company (other than Company Options) and the number of shares of Company Common Stock, Company Preferred Stock, or other equity interests held by each such holder as of April, 2024. Except as set forth in this Section 4.6 or on Schedule 4.6(b), Schedule 4.6(c), or pursuant to the Company Stock Plan, as of April, 2024, there are no other shares of Company Common Stock, Company Preferred Stock, or other equity interests of the Company authorized, reserved, issued, or outstanding.

(c)Except for (i) Company Options and Company Restricted Stock Units granted pursuant to the Company Stock Plan and (ii) as set forth on Attachment “Exchange”, as of the date hereof, there are (x) no subscriptions, calls, options, warrants, rights, or other securities convertible into or exchangeable or exercisable for any equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in, or debt securities of, the Company and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests, or similar rights in the Company. As of the date hereof, except as set forth on Schedule 4.6(c), there are no outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.6(c), there are no outstanding bonds, debentures, notes, or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 4.6(c), as of the date hereof, the Company is not party to any stockholders’ agreement, voting agreement, or registration rights agreement relating to its equity interests. With respect to each Company Option and Company Restricted Stock Unit, Schedule 4.6(c) sets forth, as of the date hereof, the name of the holder of such Company Option and Company Restricted Stock Unit, the number of vested and unvested shares or common stock equivalents covered by such Company Option or Company Restricted Stock Unit, the date of grant and the cash exercise price, strike price, or offset amount per share/unit of such Company Option. The Company has made available to Acquiror a true and complete copy of the Company Stock Plan and form of agreement evidencing each Company Option and each Company Restricted Stock Unit, and has also delivered any other option agreements and restricted share agreements to the extent there are material variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. Each Company Option (A) was granted, in all material respects, in compliance with all applicable Laws and upon the terms and subject to the conditions of the Company Stock Plan pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board or compensation committee actually awarded such Company Option, (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively, and (E) does not trigger any liability for the holder thereof under Section 409A of the Code.

4.7Financial Statements. Attached as Schedule 4.7 are the audited consolidated balance sheets of the Company as of December 31, 2022 and 2023, and the audited consolidated statements of operations and statements of cash flows of the Company for the years ended December 31, 2022 and 2023, together with the auditor’s reports thereon (the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity, and cash flows of the Operating Group Companies as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP and were derived from the books and records of the Operating Group Companies, and the Financial Statements have been audited in accordance with PCAOB auditing standards by a PCAOB registered auditor.

4.8Undisclosed Liabilities. There is no liability, debt, or obligation against any Operating Group Company that would be required to be set forth or reserved for on a consolidated balance sheet of the Company (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, (c) disclosed in the Company Schedules, (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Expenses), or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.9Litigation and Proceedings. Except as set forth in Schedule 4.9, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations against any Operating Group Company that would, individually or in the aggregate, (a) result in a Material Adverse Effect or (b) seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any Operating Group Company which would, individually or in the aggregate, have a Material Adverse Effect.

4.10	Compliance with Laws.

(a)Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made solely pursuant to Section 4.19) and compliance with Tax Laws (which are being made solely pursuant to Sections 4.13 and 4.15), and (ii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Operating Group Company is, and since December 31, 2018 has been, in compliance in all material respects with all applicable Laws. No Operating Group Company has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company at any time since December 31, 2018, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Since December 31, 2018, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by any Operating Group Company or, to the knowledge of the Company, any officer, director, manager, employee, agent, or representative of any Operating Group Company, in each case, acting on behalf of an Operating Group Company, in violation of any applicable Anti-Corruption Law, (ii) no Operating Group Company has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) no Operating Group Company has conducted any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority relating to any noncompliance with any Anti-Corruption Law, and (iv) no Operating Group Company has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)Since December 31, 2018, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the operations of each Operating Group Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) and the applicable money laundering statutes of jurisdictions where each Operating Group Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit, or proceeding by or before any court or governmental agency, authority, or body or any arbitrator involving any Operating Group Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(d)Neither any Operating Group Company, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent, affiliate, or representative of the Company or any of its subsidiaries, is an individual or entity that is, or is owned or controlled by a Person that is:

(i)the subject or target of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, including, without limitation, the designation as a “specially designated national” or “blocked person,” the United Nations Security Council (“UNSC”), the European Union (“EU”), His Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor

(ii)located, organized, or resident in a country or territory that is the subject or target of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the securities hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other person or entity (a) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (b) to fund or facilitate any activities of or business in any Sanctioned Country, or (c), to the knowledge of the Company, in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as initial purchaser, advisor, investor, or otherwise) of Sanctions.

(e)Since December 31, 2018, each Operating Group Company has not knowingly engaged in, and is not now knowingly engaged in, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject or target of Sanctions or with any Sanctioned Country.

(f)Since December 31, 2018, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by any Operating Group Company or, to the knowledge of the Company, any officer, director, manager, employee, agent, or representative of any Operating Group Company, in each case, acting on behalf of such Operating Group Company, in violation of any applicable International Trade Laws, (ii) no Operating Group Company has been convicted of violating any International Trade Laws or, to the knowledge of the Company, subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) no Operating Group Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws, and (iv) no Operating Group Company has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

4.11	Intellectual Property.

(a)Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction, and serial and application numbers, of all Patents, all registered copyrights, all registered trademarks, all domain name registrations, and all pending registration applications for any of the foregoing, in each case, that are owned by any Operating Group Company (the “Registered Intellectual Property”), all of which are valid, enforceable, and subsisting. Except (i) as set forth on Schedule 4.11(a) or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Operating Group Company is the sole and exclusive owner of all right, title, and interest in and to all of its Registered Intellectual Property set forth on Schedule 4.11(a) and all of its other Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.

(b)Except (i) as set forth on Schedule 4.11(b) or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof, no Actions are pending or, to the Company’s knowledge, threatened in writing (including unsolicited offers to license Patents) against any Operating Group Company by any third party claiming infringement, misappropriation, or other violation of Intellectual Property owned by such third party or by any Operating Group Company or in the conduct of the Operating Group Companies’ business. Except (x) as set forth on Schedule 4.11(b) or (y) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Operating Group Company is a party to any pending Actions, as of the date of this Agreement, claiming infringement, misappropriation, or other violation by any third party of any Owned Intellectual Property. Except as set forth on Schedule 4.11(b), since December 31, 2018, the products and services of each Operating Group Company and the conduct of each Operating Group Company’s business has not infringed, misappropriated, or otherwise violated the Intellectual Property of any third party, except for such infringements, misappropriations, dilutions, and other violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no third party is infringing, misappropriating, or otherwise violating any Owned Intellectual Property except for such infringements, misappropriations, dilutions, and other violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, each Operating Group Company either owns, has a valid license to use, or otherwise has the lawful right to use, all of the Company Intellectual Property and Company Software and IT Systems used in or necessary to conduct its business, except for such Company Intellectual Property and Company Software and IT Systems with respect to which the lack of such ownership, license, or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)Each Operating Group Company has taken commercially reasonable measures to protect its Confidential Data and the Confidential Data of any third party provided to the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, except as set forth on Schedule 4.11(c), the Company and each of its Subsidiaries has, and enforces, a policy requiring each current and former employee and each current and former contractor involved in the creation of Intellectual Property or Intellectual Property Rights for the Company or any Operating Group Company to execute a proprietary information, confidentiality, and invention assignment contract in the form(s) made available to Acquiror (each, a “Proprietary Information Agreement”), and all current and former employees and all current and former contractors of any Operating Group Company at any time involved in the creation of Intellectual Property Rights have executed such a Proprietary Information Agreement ensuring that all such Intellectual Property and Intellectual Property Rights that did not vest automatically in such Operating Group Company by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the applicable Operating Group Company), except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has not received any written claims of third parties (including current and former employees or current and former contractors or their current or former employers) and, to the knowledge of the Company, there are no other claims alleging ownership of any Company Intellectual Property. All amounts payable by the Operating Group Companies to all Persons involved in the research, development, conception, or reduction to practice of any of Company Intellectual Property or Intellectual Property Rights have been paid in full. No current or former employee or current or former contractor of any Operating Group Company has any right, license, claim, or interest whatsoever in or with respect to any Company Intellectual Property or Company Intellectual Property Rights.

(d)No director, officer, or employee of any Operating Group Company has any ownership interest in any of the Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)Except as set forth on Schedule 4.11(e), no government funding and no facilities or other resources of any university, college, other educational institution, or research center were used in the development of any Owned Intellectual Property.

(f)To the knowledge of the Company, the Owned Company Software and all Software that is used by any Operating Group Company is not materially adversely impacted by any viruses, worms, Trojan horses, and other known contaminants and does not contain any bugs, errors, or problems of a material nature that would materially disrupt its operation or have a Material Adverse Effect on the operation of other Software. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Operating Group Companies is in material compliance with the terms and conditions (other than attribution or notice requirements) of all material licenses for “free software,” “open source software,” or under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Server Side Public License (SSPL), and the Apache License) (“Open Source Materials”) used by the Company in any way.

(g)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Operating Group Companies has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Owned Intellectual Property or Owned Company Software, (ii) distributed Open Source Materials in conjunction with any Owned Intellectual Property or Owned Company Software, or (iii) used Open Source Materials in or with any Owned Intellectual Property or Owned Company Software (including any Open Source Materials that require, as a condition of use, modification, and/or distribution of such Open Source Materials that other software incorporated into, derived from, or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge), in each case of the foregoing clauses (i), (ii), and (iii), in such a way that grants or otherwise requires any such Operating Group Company to (x) disclose, distribute, license, grant rights, or otherwise provide to any third party any material Owned Intellectual Property, including the source code for any Owned Company Software, or (y) otherwise imposes any limitation, restriction, or condition on the right or ability of any Operating Group Company to use, distribute, or enforce any Owner Intellectual Property or Owned Company Software (collectively, “Copyleft Terms”).

(h)Except as set forth on Schedule 4.11(h), (i) with respect to all material Owned Company Software, each of the Operating Group Companies is in actual possession or control of the applicable source code, object code, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance, and support of such Owned Company Software, (ii) no Operating Group Company has disclosed source code for Owned Company Software to a third party other than to employees or contractors pursuant to a written agreement that protects the Company’s rights in such source code and obligates the employee or contractor to maintain strictly the confidentiality of the source code, (iii) to the knowledge of the Company, no

Person other than the Operating Group Companies is in possession of, or has rights to possess, any source code for Owned Company Software (other than contractors engaged to develop or maintain Owned Company Software), and (iv) except as set forth on Schedule 4.11(h) or under non-exclusive licenses granted by an Operating Group Company to contractors engaged to perform services for such Operating Group Company or to customers in the ordinary course of business, no Person other than the applicable Operating Group Company has any rights to use any Owned Company Software. Except as set forth on Schedule 4.11(h), no source code for Owned Company Software is subject to any technology or source code escrow arrangement or obligation. No Person will have a right to access or possess any source code of Owned Company Software (whether as a result of an escrow agreement) or otherwise, as a result of the execution, delivery, and performance by the Company of this Agreement.

(i)The Owned Company Software performs materially in accordance with its specifications and materials provided to customers corresponding to such Software. Material reported defects and reports of errors are monitored in accordance with customary practices existing between each Operating Group Company and its customers.

(j)In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders), Processing, and/or use of any information or Protected Data, each Operating Group Company is and has been, in compliance with all Privacy and Security Requirements. Each Operating Group Company has commercially reasonable physical, technical, organizational, and administrative security measures and policies in place to protect the confidentiality, integrity, and availability of all systems, information, and Protected Data maintained and collected by it or on its behalf. Except as set forth in Schedule 4.11(k), no Operating Group Company has experienced any security incident that has compromised the integrity or availability of its network, systems, data, or information. Each Operating Group Company is and has been in compliance in all material respects with all Privacy and Security Requirements relating to data loss, theft, and breach of security notification obligations. No Operating Group Company has received, nor provided, any notice of any claims, actions, investigations, inquiries, or alleged violations of Privacy and Security Requirements or any other security incidents. To the Company’s knowledge, no Operating Group Company has been subject to, and there are no complaints or audits, proceedings, investigations, or claims pending against any Operating Group Company by any Governmental Authority (including any audits relating to the Cybersecurity Maturity Model Certification (CMMC)), or by any Person, in respect of the collection, use, storage, disclosure, or other Processing of Protected Data.

(k)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are operational and adequate and sufficient for the current and reasonably anticipated future needs of the business of each Operating Group Company, (ii) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security, or material failures of the IT Systems currently used to provide material products to customers in the conduct of their business as it is currently conducted during the two-year period preceding the date hereof, (iii) each Operating Group Company has in place adequate and commercially reasonable security controls and backup and disaster recovery plans and procedures in place, (iv) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the IT Systems in the two- year period preceding the date hereof that, pursuant to any legal requirement, would require the applicable Operating Group Company to notify customers or employees of such breach or intrusion.

4.12	Contracts; No Defaults.

(a)Schedule 4.12(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (ix) below to which, as of the date of this Agreement, each Operating Group Company is a party or by which its assets are bound (together with all material amendments, waivers, or other changes thereto) (collectively, the “Material Contracts”). True, correct, and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or representatives.

(i)each employee collective bargaining Contract;

(ii)any Contract pursuant to which an Operating Group Company (A) licenses or is granted rights from a third party under Intellectual Property that is material to the business of such Operating Group Company, excluding click-wrap, shrink-wrap, off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support, and other fees less than $100,000 per year or (B) licenses or grants to a third party to any rights in or to use Owned Intellectual Property or Owned Company Software (excluding non-exclusive licenses granted to customers, contractors, suppliers, or service providers in the ordinary course of business);

(iii)any Contract that restricts in any material respect or contains any material limitations on the ability of an Operating Group Company to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);

(iv)any Contract under which an Operating Group Company has created, incurred, assumed, or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on any of its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $100,000;

(v)any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by an Operating Group Company since December 31, 2020 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(vi)any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets, or real estate, other than sales or purchases in the ordinary course of business;

(vii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

(viii) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12 and expected to result in revenue or require expenditures in excess of $100,000 in the calendar year ending December 31, 2023;

(ix)any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of a Group Company, (B) member of the Company Board, or (C) employee of an Operating Group Company providing for an annual base salary or payment in excess of $200,000;

(x)any Contract providing for indemnification or any guaranty by any Operating Group Company, in each case that is material to the Operating Group Companies, taken as a whole, other than (A) any guaranty by any Operating Group Company of any of the obligations any Operating Group Company or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(xi)any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $100,000;

(xii) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of any Operating Group Company;

(xiii) any Contract that contains any provision that requires the purchase of all or a material portion of any Operating Group Company’s requirements for a given product or service from a given third party, which product or service is material to the Operating Group Companies, taken as a whole;

(xiv) any Contract that obligates any Operating Group Company or to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Acquiror, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(xv)any joint venture Contract, partnership agreement, limited liability company agreement, or similar Contract that is material to the business of the Operating Group Companies, taken as a whole; and

(xvi) any Contract that is not otherwise described in clauses (i)-(xv) above that is material to the Operating Group Companies, taken as a whole, and is outside the ordinary course of business.

(b)Except as set forth on Schedule 4.12(b), and except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) all such Material Contracts are in full force and effect and represent the legal, valid, and binding obligations of the Operating Group Company and, to the knowledge of the Company, represent the legal, valid, and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Operating Group Company in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Operating Group Companies or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) since December 31, 2020, no Operating Group Company has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any Material Contract, (iv) to the knowledge of the Company, no event has occurred that, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by any Operating Group Company or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since December 31, 2020 through the date hereof, no Operating Group Company has received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

4.13	Company Benefit Plans.

(a)Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy, or Contract, and each other material employee compensation or benefit plan, program, policy, or Contract that is maintained, sponsored, or contributed to (or required to be contributed to) by any Operating Group Company or pursuant to which any Operating Group Company has or may have any material liabilities.

(b)The Company has made available or made available to Acquiror accurate summaries of each material Company Benefit Plan.

(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Benefit Plan and each Contract with any consultant and independent contractor has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) all contributions required to be made under the terms of any Company Benefit Plan and any Contract with any consultant and independent contractor as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Financial Statements.

(d)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6)-year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other defined pension plans, in each case, that is subject to Title IV of ERISA or Section 412 of the Code. At any point during the six (6)-year period prior to the date hereof, the Company has not had any liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. No Company Benefit Plan or Contract with any consultant and independent contractor provides post-employment health insurance benefits other than as required under Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m), or (o) of the Code.

(f)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the Company Benefit Plans and Contracts with consultants and independent contractors, no administrative investigation, audit, or other administrative proceeding by the Department of Labor, the Internal Revenue Service, or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(g)There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. There is no proceeding (other than routine and uncontested claims for benefits) pending or, to the knowledge of the Company, threatened, with respect to any Company Benefit Plan, Contract with any consultant and independent contractor, or against the assets of any Company Benefit Plan or such Contract.

(h)Except as set forth in Schedule 4.13(h), the consummation of the Transactions, alone or together with any other event, will not (i) result in a payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting, or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by any Operating Group Company to any current or former employee, director, independent contractor, or consultant, or (v) limit the ability of any Operating Group Company to terminate any Operating Company Benefit Plan or Contract with any consultant or independent contractor.

(i)No amount or benefit that could be, or has been, received by any current or former employee, officer, or director of any Operating Group Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Operating Group Company has agreed to pay, gross up, or otherwise indemnify any employee, director, or contractor for any tax imposed under Section 4999 of the Code, 409A of the Code or otherwise.

4.14	Labor Matters.

(a)(i) No Operating Group Company is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council and no such agreements or arrangements are currently being negotiated by any Operating Group Company, (ii) no labor union or organization, works council, or group of employees of any Operating Group Company has made a pending written demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Operating Group Company (i) is, and since January 1, 2019 has been, in material compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) since January 1, 2019, has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since January 1, 2019, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns, or work stoppages against or affecting any Operating Group Company.

(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Operating Group Company is delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)To the knowledge of the Company, no employee of any Operating Group Company at the level of senior vice president or above is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant, or other obligation: (i) to any Operating Group Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Operating Group Company or (B) to the knowledge or use of Trade Secrets or proprietary information.

(e)To the knowledge of the Company, all employees of each Operating Group Company are legally permitted to be employed by the applicable Operating Group Company in the jurisdiction in which such employees are employed in their current job capacities.

(f)No Operating Group Company has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.

4.15	Taxes.

(a)Each of the Operating Group Companies has timely filed with the appropriate Governmental Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct, and complete in all respects and were prepared in compliance in all respects with all applicable Laws.

(b)Each of the Operating Group Companies has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements.

(c)Each of the Operating Group Companies has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and Tax information reporting, collection, and retention and has, within the time and in the manner prescribed by applicable Laws, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder, or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Governmental Authority. All Forms W-2 or 1099 or other Tax Returns required with respect thereto have been properly completed and timely filed.

(d)Each of the Operating Group Companies has (i) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Governmental Authority in the time and in the manner required by applicable Law and

(ii)returned all sales Taxes erroneously collected from any Person to such Person in the time and in the manner required by applicable Law. Each of the Operating Group Companies has properly requested, received, and retained all necessary exemption certificates and other documentation supporting any claimed exemption of waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.

(e)Except as set forth on Schedule 4.15(e), none of the Operating Group Companies currently is engaged in any Action with a Governmental Authority with respect to Taxes. No Operating Group Company has received any written notice from a Governmental Authority of a proposed deficiency of an amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where any of the Operating Group Companies does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of any of the Operating Group Companies, and no written request for any such waiver or extension is currently pending.

(f)None of the Operating Group Companies nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(g)None of the Operating Group Companies has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar or corresponding provision of state, local or foreign Law) for a taxable period for which the applicable statute of limitations remains open.

(h)None of the Operating Group Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) any change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date and made on or prior to the Closing Date; (B) any ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed on or prior to the Closing Date; (C) any installment sale or open transaction disposition made prior to the Closing Date; (D) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date (including pursuant to Section 451(c), 455 or 456 of the Code, Section 1.451-5 of the United States Treasury Regulations and IRS Revenue Procedure 2004-34); (E) any intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed on or prior to the Closing Date; (F) any cash method of accounting or long-term contract method of accounting utilized on or prior to the Closing Date; or (G) application of Section 965 of the Code.

(i)There are no Liens with respect to Taxes on any of the assets of any of the Operating Group Companies, other than Permitted Liens for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements.

(j)None of the Operating Group Companies has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or by Contract or otherwise. None of the Operating Group Companies is or has been a member of an affiliated, consolidated, combined, unitary, or similar Tax group (other than any such Tax group the common parent of which was the Company).

(k)None of the Operating Group Companies is a party to or bound by, nor do any have any obligation to, any Governmental Authority or other Person under any Tax allocation agreement, Tax receivables, Tax sharing agreement, Tax indemnification agreement, or any other similar agreement or arrangement that contains an obligation to make any payment with respect to Taxes of any other Person (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business and not relating primarily to Taxes).

(l)None of the Operating Group Companies has made an election under Section 1362(a) of the Code to be treated as an “S corporation” for U.S. federal, state, or local income tax purposes, or made any election on IRS Form 8832 (or any similar form for state or local Tax purposes).

(m)None of the Operating Group Companies is, or has been at any time during the five (5)-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n)Each of the Operating Group Companies is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Operating Group Companies, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)There are no facts, circumstances, or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. No Operating Group Company has taken or agreed to take any action not contemplated by this Agreement that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(p)The unpaid Taxes of the Operating Group Companies (i) for all periods ending on or before December 31, 2023 do not, in the aggregate, materially exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.

(q)No Operating Group Company is a party to any joint venture or other arrangement or Contract that could be treated as a partnership for U.S. federal income tax purposes.

(r)Each of the Operating Group Companies is in compliance with all federal, state, local, and foreign Laws applicable to abandoned or unclaimed property or escheat and have paid, remitted, or delivered to each jurisdiction all unclaimed or abandoned property required by any applicable Laws to be paid, remitted, or delivered to that jurisdiction, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Operating Group Companies holds any property or owes any amount that is presumed abandoned under the Laws of any state or other jurisdiction.

(s)None of the Operating Group Companies has any property subject to, or of the type described in Section 197(f)(9) of the Code.

(t)None of the Operating Group Companies has applied for or received any public aid granted in whatever form (including grants or Tax incentives of any form) except in accordance with applicable Laws and in compliance with all regulatory orders, conditions, and impositions, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Operating Group Companies is currently or has ever been a party to or the beneficiary of any Tax exemption, Tax holiday, or other Tax reduction contract or order.

(u)All FinCEN Forms 114, Report of Foreign Bank Accounts, and IRS Form TD F 90-22.1, Report of Foreign Bank and Financial Accounts, required to be filed by, or on behalf of each of the Operating Group Companies, have been timely filed and all such forms were true, correct, and complete when filed.

(v)None of the Operating Group Companies has had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has operations, an office, branch, or fixed place of business in any jurisdiction other than the jurisdiction where such entity is organized. None of the Operating Group Companies is a “controlled foreign corporation” as defined in Section 957(a) of the Code or a “passive foreign investment company” within the meaning of Section 1297(a) of the Code. None of the Operating Group Companies has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8, or has transferred an intangible, the transfer of which would be subject to the rules of Section 367(d) of the Code.

(w)None of the Operating Group Companies has (i) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act and any similar Law, (ii) to the extent applicable, not properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the FFA and Section 2301 of the CARES Act and any similar Law, or (iii) sought (nor has any Affiliate that would be aggregated with any of the Operating Group Companies and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. No deferral of the withholding, deposit, or payment of any Tax pursuant to the CARES Act, the CAA, or the ARP has occurred.

4.16 Brokers’ Fees. Except as described on Schedule 4.16, no broker, finder, investment banker, or other Person is entitled to any brokerage fee, finders’ fee, or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company for which the Company has any obligation.

4.17 Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, an Operating Group Company as of the date of this Agreement. True, correct, and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs, and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding, and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) no Operating Group Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and, to the knowledge of the Company, no such action has been threatened, and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance, or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.18	Real Property; Assets.

(a)No Operating Group Company owns any real property and no Operating Group Company is a party to any agreement or option to purchase any real property or material interest therein.

(b)Schedule 4.18(b) contains a true, correct, and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct, and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters, and other agreements relating thereto) for the Leased Real Property to which any Operating Group Company is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c)Except as set forth in Schedule 4.18(c), each Real Estate Lease Document (i) is a legal, valid, binding, and enforceable obligation of the applicable Operating Group Company and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to Acquiror, and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle Acquiror or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy, and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d)No material default or breach by (i) any Operating Group Company or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. No Operating Group Company has received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document that has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists that, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by any Operating Group Company or by the other parties thereto. No Operating Group Company has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or portion thereof which is still in effect. No Operating Group Company has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Each Operating Group Company has a good and valid leasehold title to its respective Leased Real Properties subject only to Permitted Liens.

(e)No Operating Group Company has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements, or agreements applicable to such Leased Real Property.

4.19	Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)Each Operating Group Company is and, during the last three (3) years, has been in compliance with all Environmental Laws;

(b)There has been no release of any Hazardous Materials at, in, on, or under any Leased Real Property or, to the knowledge of the Company, at, in, on, or under any formerly owned or leased real property, in each case during the time that an Operating Group Company owned or leased such property;

(c)No Operating Group Company is subject to and has not received any Governmental Order that remains unresolved relating to any non-compliance with Environmental Laws by such Operating Group Company or the investigation, sampling, monitoring, treatment, remediation, removal, or cleanup of Hazardous Materials;

(d)No Action is pending or, to the knowledge of the Company, threatened in writing and no investigation is pending or, to the knowledge of the Company, threatened in writing, in each case with respect to any Operating Group Company’s compliance with or liability under Environmental Law;

(e)The Company has made available to Acquiror all material environmental reports (including any Phase One or Phase Two environmental site assessments) and audits relating to the Leased Real Property or any formerly owned or operated real property in its possession, custody, or reasonable control.

(f) Notwithstanding any other provision of this Article IV, this Section 4.19 contains the exclusive representations and warranties of the Company with respect to environmental matters.

4.20 Absence of Changes. Except (i) as set forth on Schedule 4.20 and (ii) in connection with the Transactions, from December 31, 2022 through and including the date of this Agreement, the Operating Group Companies (1) have, in all material respects, conducted their respective businesses and operated their respective properties in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19 and disclosed to Acquiror), and (2) have not taken any action that is both material to the Operating Group Companies, taken as a whole, and would require the consent of Acquiror pursuant to Section 6.1 if such action had been taken after the date hereof.

4.21 Affiliate Agreements. Except as set forth on Schedule 4.21 and except for, in the case of any employee, officer or director, any employment or indemnification Contract or Contract with respect to the issuance of equity in the Company, no Operating Group Company is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any Operating Group Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any Operating Group Company, or (iii) Affiliate, “associate,” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.22 Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.23 Permits. Each Operating Group Company has timely obtained and holds all material Permits (the “Material Permits”) that are required to own, lease, or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation, or termination of any Material Permit has been received by any Operating Group Company, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and subject to conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction, or termination of any Material Permit, and (e) each Operating Group Company is in compliance with all of its Material Permits.

4.24 Registration Statement. None of the information relating to any Operating Group Company supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.25 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value, or quality of the Company or the Company’s assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability, or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR AND MERGER SUB

Except as set forth in the (A) Acquiror and Merger Sub Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty, or covenant if specified therein and (b) such other representations, warranties, or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty, or covenant is reasonably apparent) or (B) Acquiror SEC Reports filed or furnished by Acquiror on or prior to the date hereof (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” or “Qualitative and Quantitative Disclosures about Market Risk” and other disclosures that are predictive, cautionary, or forward looking in nature and (y) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

5.1	Corporate Organization.

(a)Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease, or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Acquiror previously delivered by Acquiror to the Company are true, correct, and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms, and provisions set forth in its respective organizational documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b)Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.2	Due Authorization.

(a)Each of Acquiror and Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Ancillary Document to this Agreement to which it is a party and (subject to the approvals described in Section 5.7) (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and effectiveness of the PubCo Charter, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and such Ancillary Documents by each of Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly, and unanimously authorized by all requisite action and (in the case of Acquiror), except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such Ancillary Documents or Acquiror’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Document will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Document will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)The affirmative vote of a majority of the votes cast at the Special Meeting, by the holders of the Acquiror Common Stock present in person or represented by proxy and entitled to vote thereon, is required to approve: (i) the Transaction Proposal, (ii) the Stock Issuance Proposal, (iii) the Amendment Proposal, and (iv) the Acquiror Incentive Plan Proposal, in each case, assuming a quorum is present (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”). The Acquiror Stockholder Approval is the only vote of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby (including the Closing).

(c)The Acquiror Board has duly adopted resolutions: (i) determining that this Agreement and the transactions contemplated hereby and thereby (including the approval of the PubCo Charter) are fair to, advisable, and in the best interests of Acquiror and its stockholders; (ii) determining that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approving the transactions contemplated by this Agreement as a Business Combination; (iv)  approving this Agreement and the transactions contemplated hereby and thereby (including the PubCo Charter), the execution and delivery by Acquiror of this Agreement, and Acquiror’s performance of its obligations under this Agreement, and consummation of the transactions contemplated hereby and thereby, and (v) resolving to recommend to the stockholders of Acquiror approval of each of the matters requiring Acquiror Stockholder approval. The Board of Directors of Merger Sub has duly adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, the execution and delivery by Merger Sub of this Agreement and Merger Sub’s performance of its obligations under this Agreement, and consummation of the transactions contemplated hereby, (ii) declaring this Agreement and the merger to be advisable and in the best interests of Merger Sub and its sole stockholder, and (iii) recommending that Acquiror approve and adopt this Agreement and the Merger in its capacity as the sole stockholder of Merger Sub.

5.3No Conflict. The execution, delivery, and performance of this Agreement by each of Acquiror and Merger Sub and (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the PubCo Charter, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents, any organizational documents of any Subsidiaries of Acquiror or any of the organizational documents of Merger Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions, or provisions of any Contract to which each of Acquiror or Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except (in the case of clauses (b), (c), or (d) above) for such violations, conflicts, breaches, or defaults that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

5.4Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, that, if determined adversely, could, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon Acquiror that could, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

5.5	Compliance with Laws.

(a)Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, Acquiror and its Subsidiaries are, and since the date of incorporation of Acquiror have been, in compliance in all material respects with all applicable Laws. Neither Acquiror nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror or its Subsidiaries at any time since the date of incorporation of Acquiror, which violation would reasonably be expected to have an Acquiror Material Adverse Effect.

(b)Since the date of incorporation of Acquiror, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, (i) there has been no action taken by Acquiror, or any of its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent, or representative of Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither Acquiror nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Acquiror nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law, and (iv) neither Acquiror nor any of its

Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)Since the date of incorporation of Acquiror, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, (i) there has been no action taken by Acquiror, any of its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent, or representative of Acquiror or any of its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable International Trade Laws, (ii) neither Acquiror nor any of its Subsidiaries has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) neither Acquiror nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws, and (iv) neither Acquiror nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

5.6Employee Benefit Plans. Except as may be contemplated by the Acquiror Incentive Plan Proposal, neither Acquiror, Merger Sub, nor any of their respective Subsidiaries maintains, contributes to, or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement, or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than sixty (60) days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor, or other service provider, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, or other stock-based compensation plans, policies, programs, practices, or arrangements, but not including any plan, policy, program, arrangement, or agreement that covers only former directors, officers, employees, independent contractors, and service providers and with respect to which Acquiror, Merger Sub, or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “Acquiror Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any material compensatory payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any stockholder, director, officer, or employee of Acquiror, Merger Sub, or any of their respective Subsidiaries or (ii) result in the acceleration, vesting, or creation of any rights of any stockholder, director, officer, or employee of Acquiror, Merger Sub, or any of their respective Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.7Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval, or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws, Nasdaq. and the filing and effectiveness of the Certificate of Merger and the PubCo Charter.

5.8	Trust Account.

(a)As of the date of this Agreement, Acquiror has at least $2,600,462 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of January 11, 2022, as amended, by and between Acquiror and Equiniti Trust Company, LLC (“Trustee”), for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement, the obligations of Acquiror under this Agreement are not subject to any conditions regarding Acquiror’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b)The Trust Agreement has not been terminated, repudiated, rescinded, amended, or modified, is valid, and in full force and effect, to the knowledge of Acquiror, is a legal, valid, and binding obligation of the Trustee, and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Acquiror has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by Acquiror or, to the knowledge of Acquiror, Trustee. There are no separate Contracts, side letters, or other written understandings: (i) that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect or (ii) to the knowledge of Acquiror, that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Organizational Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation, in each case, as described in the Acquiror SEC Reports) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem shares of Acquiror Common Stock in accordance with the provisions of the Acquiror Organizational Documents. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. There are no Legal Proceedings pending or, to the Knowledge of Acquiror, threatened in writing with respect to the Trust Account. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article IV and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c)As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement, or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.9	Taxes.

(a)All material Tax Returns required by Law to be filed by Acquiror, if any, have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b)All material amounts of Taxes shown due on any Tax Returns of Acquiror and all other material amounts of Taxes owed by Acquiror have been timely paid.

(c)Except where the failures to do so would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, Acquiror has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, director, agent, manager, supplier, lender, creditor, stockholder, or any other third party and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority. All Forms W-2 or 1099 or other Tax Returns required with respect thereto have been properly completed and timely filed.

(d)Acquiror is not currently engaged in any material audit, administrative, or judicial proceeding with a taxing authority with respect to Taxes. Acquiror has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror, and no written request for any such waiver or extension is currently pending.

(e)To the knowledge of Acquiror, there are no facts, circumstances, or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(f)Other than the representations and warranties set forth in Section 5.6, this Section 5.9 contains the exclusive representations and warranties of Acquiror with respect to Tax matters. Nothing in this Section 5.9 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date, or limitations on (or availability of) any Tax attribute.

5.10 Brokers’ Fees. Except for a marketing fee payable in 250,000 shares of PubCo Common Stock to A.G.P./Alliance Global Partners upon the consummation of the Transactions, as amended from the disclosure in Acquiror’s Registration Statement on Form S-1 as filed with the SEC on November 20, 2021, as amended, no broker, finder, investment banker, or other Person is entitled to any brokerage fee, finder’s fee, or other commission (including any deferred underwriting commission) in connection with the transactions contemplated by this Agreement or as a result of the Closing, in each case, including based upon arrangements made by Acquiror or Merger Sub or any of their respective Affiliates, including the Sponsor.

5.11	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)Acquiror has filed in all required reports, schedules, forms, statements, and other documents required to be filed by it with the SEC since the date of incorporation of the Acquiror (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror, or (iii) any claim or allegation regarding any of the foregoing.

(f)As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. None of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.12	Business Activities; Absence of Changes.

(a)Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party that has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the

Closing other than such effects, individually or in the aggregate, that have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations, or liabilities with respect to, and is not party to, bound by, or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction that is, or could reasonably be interpreted as constituting, a Business Combination.

(c)Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.1) and (ii) with respect to fees and expenses of Acquiror’s legal, financial, and other advisors or in connection with Acquiror’s directors’ and officers’ liability insurance policy, Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of $150,000 monthly, $250,000 in the aggregate annually with respect to any individual Contract, or more than $500,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.1).

(d)There is no liability, debt, or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended June 30, 2023 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved, or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period ended June 30, 2023 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole).

(e)Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party that has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, that have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(f)Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or other entity.

(g)Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Documents to this Agreement will have no, assets, liabilities, or obligations of any kind or nature whatsoever other than those incident to its formation.

(h)Since the date of Acquiror’s formation through and including the date of this Agreement,

(i)there has not been any change, development, condition, occurrence, event, or effect relating to the Acquiror or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acquiror Material Adverse Effect and (ii) Acquiror and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.1 if such action had been taken after the date of this Agreement.

5.13 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company for inclusion in the Registration Statement.

5.14 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and Merger Sub and its other Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members, or Representatives, acknowledge and agree that Acquiror and Merger Sub have made their own investigation of the Company and that they are relying only on that investigation and the specific representations and warranties set forth in this Agreement, and not on any other representation or statement made by the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents, or Representatives, and that none of such persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article IV, including, without limitation, any other implied warranty or representation as to condition, merchantability, suitability, or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections, or other predictions that may be contained or referred to in the Acquiror and Merger Sub Schedules or elsewhere, as well as any information, documents, or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror and Merger Sub pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents, or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties, and business of the Company are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties of the Company expressly set forth in Article IV or any certificate delivered in accordance with Section 9.2(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.15	Capitalization.

(a)As of the date of this Agreement, the authorized capital stock of the Acquiror consists of 50,000,000 shares of Common Stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which 3,424,879 shares of Common Stock are issued and outstanding as of the date hereof and no shares of preferred stock are issued and outstanding. 11,876,000 shares of Common Stock are reserved for issuance upon the exercise of the Acquiror Warrants. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (including the shares of Acquiror Common Stock underlying the Acquiror Warrants) (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(b)Except for this Agreement and the Acquiror Warrants, there are (i) no subscriptions, calls, options, warrants, rights, or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound, obligating (or in lieu of a cash payment, allowing) Acquiror to issue or sell any shares of capital stock of, other equity interests in, or debt securities of, Acquiror and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests, or similar rights in Acquiror. Except as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, there are no outstanding contractual obligations of Acquiror to repurchase, redeem, or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes, or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Acquiror is not a party to any stockholders’ agreement, voting agreement, or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement, or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions, in each case, that have not been, or will not be, waived on or prior to the Closing Date.

(c)As of the date hereof, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which 10 shares are issued and outstanding and beneficially held (and held of record) solely by Acquiror as of the date of this Agreement.

5.16 Nasdaq Stock Market Listing. The Acquiror Units, the Acquiror Public Warrants, and the issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “WAVSU” (with respect to the Acquiror Units), “WAVS” (with respect to the Acquiror Common Stock), and “WAVSW” (with respect to the Acquiror Public Warrants). Acquiror is in compliance in all material respects with the rules of the Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq, the Financial Industry Regulatory Authority, Inc., or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Common Stock, or the Acquiror Public Warrants or terminate the listing of such on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the Acquiror Common Stock, or the Acquiror Public Warrants under the Exchange Act.

5.17	Contracts; No Defaults.

(a)The Acquiror SEC Reports filed with the SEC on or prior to the date hereof contain a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound (collectively, “Material Contracts”). True, correct, and complete copies or template forms of each such SEC Material Contracts have been delivered to or made available to the Company or its agents or representatives. The Acquiror has not entered into any other Contracts, except (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.1), (ii) with Acquiror’s legal, financial, and other advisors, (iii) in connection with Acquiror’s directors’ and officers’ liability insurance policy, or (iv) otherwise in the ordinary course of business (the Material Contracts and the Contracts referred to in clauses (i)-(iv), collectively, the “Acquiror Contracts”).

(b)Each Acquiror Contract was entered into at arm’s length and in the ordinary course of business. Except for any Acquiror Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Acquiror Contract (i) such Acquiror Contract is in full force and effect and represents the legal, valid, and binding obligations of Acquiror or its Subsidiaries party thereto and, to the knowledge of Acquiror, represents the legal, valid, and binding obligations of the other parties thereto, and, to the knowledge of Acquiror, is enforceable by Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of Acquiror, its Subsidiaries or, to the knowledge of Acquiror, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Acquiror Contract, (iii) since the dates of their respective incorporations, neither Acquiror nor its Subsidiaries has received any written or, to the knowledge of Acquiror, oral claim or notice of material breach of or material default under any such Acquiror Contract, (iv) to the knowledge of Acquiror, no event has occurred that, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Acquiror Contract by Acquiror or its Subsidiaries or, to the knowledge of Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since the dates of their respective incorporations, through the date hereof, neither Acquiror nor its Subsidiaries has received written notice from any other party to any such Acquiror Contract that such party intends to terminate or not renew any such Contract.

5.18 Title to Property. Neither Acquiror nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property, or other material interest therein.

5.19 Investment Company Act. Neither Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.20 Affiliate Agreements. None of Acquiror or its Subsidiaries is a party to any transaction, agreement, arrangement, or understanding with any (i) present or former executive officer or director of any of Acquiror or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company, or (iii) Affiliate, “associate, “ or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

5.21 Sponsor Support Agreement. Acquiror has delivered to the Company a true, correct, and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment, or modification is contemplated by

Acquiror. The Sponsor Support Agreement is a legal, valid, and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration, or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time, or both, would constitute a default or breach on the part of Acquiror under any term or condition of the Sponsor Support Agreement.

5.22 Reserved.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall and shall cause its Subsidiaries to, except (1) as set forth on Schedule 6.1, (2) as expressly contemplated by this Agreement, (3) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, denied, or delayed), or (4) as may be required by Law, conduct and operate its business in the ordinary course of business, and, to the extent consistent therewith, use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organizations, to keep available the services of its and its Subsidiaries’ current officers and employees, and to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with them. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, denied, or delayed), or as may be required by Law, the Company shall not, and shall cause each other Operating Group Company not, during the Interim Period, to:

(a)change or amend its certificate of incorporation or similar formation document, or its bylaws or similar governing document;

(b)(i) make, declare, or pay any dividend or distribution (whether in cash, stock, or property) to its stockholders, members, or partners in their capacities as stockholders, members, or partners (other than dividends from its direct or indirect wholly owned Subsidiaries and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment), (ii) effect any recapitalization, reclassification, split, or other change in its capitalization, or (iii) except pursuant to the Company Stock Plan or related Company Options, issue, repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any shares of its capital stock or other equity interests;

(c)enter into, amend, or modify any material term of (in a manner adverse to the Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims, or benefits under, any Material Contract (or any Contract, that, if existing on the date hereof, would have been a Material Contract), any Real Estate Lease Document related to the Leased Real Property, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which any Operating Group Company is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business;

(d)acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or other transactions contemplated by this Agreement or otherwise would not be in the ordinary course of business;

(e)except as set forth on Schedule 6.1(e), sell, transfer, license, sublicense, or otherwise dispose of, covenant not to assert, lease, pledge, or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, let lapse, or convey or dispose of any assets, properties, or business of the Company (including Owned Intellectual Property and Owned Company Software), except for real estate transactions in the ordinary course of business or dispositions of obsolete or worthless assets or granting non-exclusive licenses under the Owned Intellectual Property or Owned Company Software, in each case in the ordinary course of business;

(f)adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization (other than as contemplated by this Agreement);

(g)except as set forth on Schedule 6.1(g) or otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement, applicable Law, or policies or Contracts of any Operating Group Company in effect on the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, employees, or consultants, other than increases in compensation made to non-officer employees or consultants in the ordinary course of business, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Benefit Plan, or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Benefit Plan, other than contributions required by Law, the terms of such Company Benefit plans as in effect on the date hereof, or that are made in the ordinary course of business, or (iv) establish, adopt, enter into, amend, or terminate any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound;

(h)fail to maintain its existence;

(i)make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $500,000, other than any capital expenditure (or series of related capital expenditures) materially consistent with the Company’s or applicable other Operating Group Company’s annual capital expenditure budget for periods following the date hereof, as made available to Acquiror;

(j)make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP, including pursuant to standards, guidelines, and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(k)(i) settle or compromise any material Tax claim, audit, or assessment for an amount in materially excess of the amount reserved or accrued on the Financial Statements of the Company for the year ended December 31, 2023, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset, or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries, or (v) enter into any Tax sharing, Tax indemnity, Tax allocation, or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and the subject matter of which is not primarily related to Taxes);

(l)take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(m)enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance other than in the ordinary course of business;

(n)acquire any fee interest in real property, other than in the ordinary course of business;

(o)enter into, renew, or amend in any material respect any Company Affiliate Agreement (or any Contract that, if existing on the date hereof, would have constituted a Company Affiliate Agreement);

(p)except as set forth on Schedule 6.1(p), waive, release, compromise, settle, or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $250,000 in the aggregate;

(q)except as set forth on Schedule 6.1(q), enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement (it being understood that this Section 6.1(q) shall not restrict the Company from extending its business into new geographies);

(r)terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(s)(i) disclose any source code for any Owned Company Software or any other material Trade Secrets to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof) or (ii) subject any Owned Intellectual Property or Owned Company Software to Copyleft Terms; and

(t)enter into any agreement to do any action prohibited under this Section 6.1.

6.2Inspection. Except for any information the disclosure of which, in the reasonable judgment of legal counsel of the Company, would result in the loss of attorney-client privilege or contravene any Law or confidentiality obligations to which the Company is bound, the Company shall afford and cause its Subsidiaries to afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company or applicable Subsidiary, to the officers, accountants, agents, properties, offices, and other facilities of the Company or applicable Subsidiary, and to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, and analyses, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that as such Representatives may reasonably request and that are in the possession of the Company or its Subsidiaries. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.3Notice of Changes. The Company shall give prompt written notice to Acquiror of (a) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate, such that the condition set forth in Section 9.2(a) would not be satisfied, (b) any breach of any covenant or agreement of the Company contained in this Agreement, such that the condition set forth in Section 9.2(b) would not be satisfied, and (c) any event, circumstance, or development that would reasonably be expected to have a Material Adverse Effect; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements, or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

6.4No Acquiror Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror if the Company possesses material nonpublic information of the Acquiror.

6.5No Claim Against the Trust Account. The Company acknowledges that Acquiror is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization, or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated January 11, 2022, and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement are not consummated by January 11, 2024, or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present, or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.5 shall survive the termination of this Agreement for any reason.

6.6	Proxy Solicitation; Other Actions.

(a)The Company has provided or will provide to Acquiror, for inclusion in the Registration Statement, to be filed by Acquiror hereunder, the Financial Statements, including balance sheets, statements of operations, statements of stockholders’ deficit and statements of cash flows as of and for the years ended December 31, 2022 and 2023, prepared in accordance with GAAP and Regulation S-X under the Securities Act (except (x) as otherwise noted therein to the extent permitted by Regulation S-X under the Securities Act, and, in the case of such audited financial statements, audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and (y) in the case of the unaudited financial statements, subject to normal and recurring year-end adjustments and the absence of notes thereto). The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to Acquiror and its counsel in connection with responding in a timely manner to comments on the Registration Statement from the SEC.

(b)From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries, or of any development regarding the Company or any of its Subsidiaries, or of any change in any information supplied by the Company for inclusion in the Registration Statement, in any such case that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or that would otherwise be required to be described in an amendment or supplement to the Registration Statement; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.6 shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement, or amend the Company Schedules.

(c)Acquiror, on the one hand, and the Company, on the other hand, covenant that none of the information supplied or to be supplied by the Company or the Acquiror, as applicable, for inclusion or incorporation by reference in (i) the Registration Statement or any Form 8-A will, at the time such filing or any amendment or supplement thereto is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first filed with the SEC in definitive form or mailed or otherwise made available to the stockholders of Acquiror or at the time of the Acquiror Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and any Form 8-A will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, it being understood that no covenant is made by the Acquiror with respect to statements or omissions made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

(d)If, prior to the Effective Time, any event occurs with respect to the Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by or on behalf of the Company for inclusion in the Proxy Statement, the Registration Statement, or a Form 8-A, in each case that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Registration Statement, or the Form 8-A, then the Company shall promptly notify the Acquiror of such event, and the Company and the Acquiror shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, the Registration Statement, or the Form 8-A and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of the Acquiror.

6.7PubCo Nasdaq Listing. The Company shall use its reasonable best efforts to file, prior to the Closing Date, an initial listing application (the “PubCo Listing Application”) to cause PubCo’s common stock and warrants, and units, to be approved for listing on Nasdaq as promptly as practicable following the Closing, subject to official notice of issuance to be listed on Nasdaq.

ARTICLE VII

COVENANTS OF ACQUIROR

7.1	Conduct of Acquiror During the Interim Period.

(a)During the Interim Period, except as set forth on Schedule 7.1 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, denied, or delayed), Acquiror shall not and each shall not permit any of its Subsidiaries to:

(i)change, modify or amend the Trust Agreement, the Acquiror Organizational Documents, or the organizational documents of Merger Sub;

(ii)(X) split, combine, or reclassify any of its equity securities, (Y) issue, repurchase, redeem, or otherwise acquire, or offer to issue, repurchase, redeem, or otherwise acquire, any of its equity securities, or (Zi) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment);

(iii)enter into, or amend or modify any material term of (in a manner adverse to Acquiror or any of its Subsidiaries, including the Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims, or benefits under, any Contract of a type required to be listed on Schedule 5.17 (or any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 5.17) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or its Subsidiaries is a party or by which any of such entities is bound;

(iv)waive, release, compromise, settle, or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(v)incur, create, assume, repurchase, repay, refinance, guarantee, or otherwise become liable for (whether directly, contingently, or otherwise) any Indebtedness, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Acquiror or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it), or enter into any arrangement having the economic effect of any of the foregoing;

(vi)issue, sell, pledge, dispose of, or encumber any of its equity;

(vii)acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(viii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(ix)make any capital expenditures;

(x)enter into any new line of business outside of the business currently conducted by Acquiror and its Subsidiaries as of the date of this Agreement;

(xi)make any change in financial accounting methods, principles, or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines, and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xii)voluntarily fail to maintain, cancel, or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and its Subsidiaries and their assets and properties;

(xiii) sell, transfer, license, sublicense, or otherwise dispose of, covenant not to assert, lease, pledge, or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, let lapse, or convey or dispose of any assets, properties, or business of the Acquiror, except for dispositions of obsolete or worthless assets in the ordinary course of business;

(xiv) fail to maintain its existence;

(xv)increase the compensation payable or that could become payable by the Acquiror or any of its Subsidiaries to directors, officers, employees, or consultants, or hire any employee of the Acquiror or any other individual who is providing or will provide services to the Acquiror except to replace terminated employees in the ordinary course of business;

(xvi) (i) settle or compromise any Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Acquiror balance sheet as of June 30, 2023, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Acquiror or its Subsidiaries;

(xvii) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xviii) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(xix) acquire any fee interest in real property, other than in the ordinary course of business;

(xx)enter into, renew, or amend in any material respect any Acquiror Affiliate Agreement;

(xxi) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

(xxii) enter into any agreement to do any action prohibited under this Section 7.1.

(b)During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement, and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

7.2Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following uses: (a) the redemption of any shares of Acquiror Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.7; and (c) the balance after payment and disbursement of the amounts required under the foregoing clauses (a) and (b) to be disbursed to PubCo.

7.3Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information that, in the opinion of legal counsel of Acquiror, would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company, its Affiliates, and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses, and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates, and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.4Acquiror Nasdaq Listing. From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to remain listed on, Nasdaq. Acquiror shall cooperate and support the Company’s efforts to file the PubCo Listing Application and in support of having PubCo’s common stock be approved for listing on Nasdaq as promptly as practicable following the Closing, subject to official notice of issuance to be listed on Nasdaq.

7.5Acquiror Public Filings. From the date hereof through the Closing, Acquiror will use reasonable best efforts to keep current and file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.6Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.7Exclusivity. During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue, or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to, or commence due diligence with respect to, any Person (other than the Company, its stockholders, and/or any of their Affiliates or Representatives), concerning, relating to, or that is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal, or indication of interest, written or oral, relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders, and their respective Affiliates and Representatives. Acquiror shall and shall use its reasonable best efforts to cause its Affiliates and Representatives immediately to cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

7.8Stockholder Action. Acquiror shall notify the Company promptly in connection with the filing of an Action related to this Agreement or the Transaction by any of its stockholders or holders of any Acquiror Warrants against Acquiror or its Subsidiaries or against any of their respective directors or officers (any such action, a “Stockholder Action”). Acquiror shall keep the Company reasonably apprised of the defense, settlement, prosecution, or other developments with respect to any such Stockholder Action. Acquiror shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation. and not to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, denied, delayed, or conditioned; provided, that, for the avoidance of doubt, Acquiror shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Stockholder Action.

7.9Written Consent of Merger Sub. Acquiror shall, promptly after the execution of this Agreement, deliver its written consent, as the sole stockholder of Merger Sub, approving and adopting this Agreement and the Merger pursuant to Section 228 of the DGCL and in accordance with applicable law and the certificate of incorporation and bylaws of Merger Sub, and Acquiror shall promptly deliver to the Company evidence of such action taken by written consent.

7.10 Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve and, subject to approval of the stockholders of Acquiror, adopt the Acquiror Incentive Plan.

7.11 Obligations as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Acquiror not to qualify as an “emerging growth company” within the meaning of the JOBS Act or, at the Effective Time.

ARTICLE VIII

JOINT COVENANTS

8.1	Reserved.

8.2Support of Transaction. (a) Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations, and applications described in Section 8.8, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.1, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare, and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company, (c) use commercially reasonable efforts to obtain any financing required for satisfaction of the condition precedent to Closing set forth in Section 9.3(f), and (d) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations, or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

8.3Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval and Company Preferred Stock Requisite Approval. Promptly following the date hereof, Acquiror shall cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the PubCo Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall provide all information concerning the Company as may reasonably be requested by Acquiror in connection with the preparation of the Registration Statement and the Proxy Statement, including, but not limited to, information about the Company as if it were a registrant on such Registration Statement containing the accompanying Proxy Statement. No such information shall contain an untrue statement of a material fact or and the Company shall not omit to state a material fact necessary in order to make its statements, in light of the circumstances under which they were made, not misleading. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed or otherwise transmitted to the stockholders of Acquiror.

(a)Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed, conditioned, or denied), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed, conditioned, or denied) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and upon the terms and subject to the conditions of this Agreement and the Acquiror Organizational Documents. Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(b)Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to (i) approval of the Merger (the “Transaction Proposal”), (ii) approval of the PubCo Charter (the “Amendment Proposal”), (iii) approval of the issuance of PubCo Common Stock in connection with the Transactions in accordance with this Agreement, in each case to the extent required by Nasdaq listing rules (the “Stock Issuance Proposal”), (iv) the adoption of the Acquiror Incentive Plan (the “Acquiror Incentive Plan Proposal”) and (v) approval of any other proposals reasonably necessary or appropriate to consummate the transaction contemplated hereby (the “Additional Proposal”; and, together with the Agreement Proposal, Merger Proposal, Amendment Proposal, Acquiror Incentive Plan Proposal, and the Stock Issuance Proposal, the “Proposals”). The Acquiror Incentive Plan Proposal shall provide that an aggregate number of shares of PubCo Common Stock equal to 10% of the fully diluted outstanding shares of PubCo Common Stock immediately after the Closing shall be reserved for issuance pursuant to the Acquiror Incentive Plan, subject to annual increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) that Acquiror shall propose to be acted on by Acquiror’s stockholders at the Special Meeting.

(c)Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable, and in compliance with applicable Law (i) establish the record date for, duly call, give notice of, convene, and hold the Special Meeting in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to Acquiror’s stockholders, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve each of the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify, or modify, or publicly propose to change, withdraw, withhold, qualify, or modify, the Acquiror Board Recommendation. Notwithstanding the foregoing provisions of this Section 8.3(d), if, on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting.

(d)The Company shall solicit the Company Requisite Approval and the Company Preferred Stockholder Requisite Approval via written consent as soon as promptly as practicable after the Registration Statement becomes effective. In connection therewith, Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable, (i) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law, and (iii) solicit written consents from the Company Stockholders to give the Company Requisite Approval and the Company Preferred Stock Requisite Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement, and as relevant, the Omnibus Exchange Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify, or modify, or publicly propose to change, withdraw, withhold, qualify, or modify, the Company Board Recommendation. The Company will provide Acquiror with copies of all stockholder consents it receives within one (1) Business Day of receipt of the Company Requisite Approval. If the Company Requisite Approval is obtained, then, promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 8.3(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement, or submission of any Acquisition Proposal.

8.4	Tax Matters.

(a)Transfer Taxes. Notwithstanding anything to the contrary contained herein, the PubCo shall pay all transfer, documentary, sales, use, stamp, registration, value added, or other similar Taxes incurred in connection with the Transactions. PubCo shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Group Companies will join in the execution of any such Tax Returns.

(b)Tax Treatment. Acquiror, Merger Sub, and the Company intend that, for U.S. federal income tax purposes, the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c)The Company, Acquiror, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d)On the Closing Date, the Company shall deliver to Acquiror (i) a certification from the Company meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3) and (ii) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably satisfactory to Acquiror, dated as of the Closing Date and duly signed by a responsible corporate officer of the Company.

8.5	Confidentiality; Publicity.

(a)Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b)None of Acquiror, the Company, or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, denied, conditioned, or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to its and their Affiliates, and its and their respective investors, directors, officers, employees, managers, and advisors without the consent of any other party hereto; and provided, further, that, subject to Section 6.2 and this Section 8.5, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.6Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations, and liabilities contemplated by this Agreement and the transactions contemplated hereby.

8.7	Additional Insurance and Indemnity Matters.

(a)Prior to the Closing, Acquiror and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for PubCo and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of PubCo and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Surviving Company).

(b)Prior to the Effective Time, Acquiror shall obtain, as of the Closing Date a “tail” insurance policy, to the extent available on commercially reasonable terms and at an aggregate cost of no higher than the sum of (x) 300% of the premium of Acquiror’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement plus (y) a dollar amount equal to 3.6% of the amount in clause (x) (intended to cover taxes on such amount), extending coverage for an aggregate period of six (6) years (or such other coverage period as mutually agreed by Acquiror and the Company) providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by the Acquiror’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Acquiror; provided, however, that, to the extent a policy as permitted by this Section 8.7(b) is purchased by Purchaser, the aggregate cost of such policy shall be deemed an Outstanding Acquiror Expense.

(c)Prior to the Effective Time, PubCo and the Surviving Company shall indemnify and hold harmless each present and former director or officer of the Company, or any other person who may be a director or officer of the Company prior to the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 8.7, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and its certificate of incorporation, bylaws, or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses) of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit, or proceeding brought by any such Person to enforce his or her rights under this Section 8.7). Without limiting the foregoing, PubCo shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws, and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws, and other organizational documents as of the date of this Agreement and (ii) not amend, repeal, or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Surviving Company and its respective Subsidiaries to honor, each of the covenants in this Section 8.7.

(d)Notwithstanding anything contained in this Agreement to the contrary, this Section 8.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on PubCo and the Surviving Company and all successors and assigns of PubCo and the Surviving Company. In the event that PubCo, the Surviving Company, or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 8.7. The obligations of PubCo and the Surviving Company under this Section 8.7 shall not be terminated or modified in such a manner as to affect, materially and adversely, any present and former director or officer of the Company, or other person who may be a director or officer of the Company prior to the Effective Time, to whom this Section 8.7 applies without the consent of the affected Person. The rights of each person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Certificate of Incorporation, the bylaws of the Company, any other indemnification arrangement, any applicable law, rule, or regulation or otherwise. The provisions of this Section 8.7 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs, and representatives, each of whom is an intended third-party beneficiary of this Section 8.7.

8.8	HSR Act and Regulatory Approvals.

(a)In connection with the transactions contemplated by this Agreement, each of Acquiror and the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. Each of Acquiror and the Company shall furnish to the other as promptly as reasonably practicable all information required for any application or other filing to be made by such other party pursuant to any Antitrust Law, if applicable. Each of Acquiror and the Company shall substantially comply with any Information or Document Requests.

(b)Each of Acquiror and the Company shall request early termination of any waiting period under the HSR Act, if applicable, and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, if applicable, and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement, and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)Each of Acquiror and the Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate, or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.8 or any other provision of this Agreement shall require or obligate the Company’s Affiliates and investors, the Acquiror’s Affiliates and investors, including the Sponsor, their respective Affiliates, and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates and investors, including the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates and investors, including the Sponsor, or of any such investment fund or investment vehicle to take any action in connection with avoiding, preventing, eliminating, or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets, or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.

(d)Each of the Acquiror and the Company shall promptly notify the other of any substantive communication with, and furnish to such other party copies of any notices or written communications received by, Acquiror or the Company, as applicable, or any of its respective Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and each of the Acquiror and the Company shall permit counsel to such other party an opportunity to review in advance, and each of Acquiror and the Company shall consider in good faith the views of such other party’s counsel in connection with, any proposed communications by Acquiror or the Company, as applicable, and/or its respective Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that neither Acquiror nor the

Company shall extend any waiting period or comparable period under the HSR Act, if applicable, or enter into any agreement with any Governmental Authority without the written consent of such other party. Each of the Acquiror and the Company agrees to provide, to the extent permitted by the applicable Governmental Authority, such other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents, or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 8.7 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or the Acquiror, as applicable, or other competitively sensitive material; provided, that each of Acquiror and the Company may, as it deems advisable and necessary, designate any materials provided to such other party under this Section 8.7 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.7 or any other provision of this Agreement shall require or obligate the Company or any of its investors or Affiliates to, and Acquiror shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or such investors or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets, or properties of the Company or such investors or Affiliates, or any interest therein.

(e)Acquiror and the Company shall each be responsible for one-half of all filing fees, if any, payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

(f)Each of Acquiror and the Company shall not, and shall cause its respective Subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger, or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 8.8(f) shall not apply to or be binding upon Acquiror’s Affiliates, the Sponsor, their respective Affiliates, or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, the Sponsor, or any such investment fund or investment vehicle.

8.9	Non-Solicitation; Acquisition Proposals.

(a)Except as expressly permitted by this Section 8.9 or as set forth on Schedule 8.9, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 11.1, (1) the Company shall not, and shall cause its Representatives not to, directly or indirectly, (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Acquisition Proposal (each, an “Acquisition Agreement”), and (2) Acquiror and Merger Sub shall not, and shall cause their Representatives not to, directly or indirectly, (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Acquiror, Merger Sub, or any of their Subsidiaries to, afford access to the business, properties, assets, books, or records of the Acquiror, Merger Sub, or any of their Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Acquiror, Merger Sub, or any of their Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iii) enter into any Acquisition Agreement relating to any Acquisition Proposal. The Company Board shall not effect a Company Adverse

Recommendation Change and the Acquiror Board shall not effect an Acquiror Adverse Recommendation Change. Each of the parties shall, and shall cause its respective Subsidiaries and its and its respective Subsidiaries’ Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal.

(b)The Company also agrees that, within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in the three (3) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company. The Company shall promptly (and in any event within one (1) Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer, or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal. The Company shall promptly (and in any event within two (2) Business Days) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information, or Acquisition Proposal (including any material changes thereto). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 8.9(b) by any Party’s Representatives acting on such Party’s behalf shall be deemed to be a breach of this Section 8.9(b) by such Party.

(c)For purposes of this Section 8.9, “Acquisition Proposal” means, (i) with respect to the Company, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of such party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of such party and its Subsidiaries’ consolidated assets or to which 15% or more of such party’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of such party hereto or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (c) merger, consolidation, other business combination, or similar transaction involving such party hereto or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (d) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such party hereto or one or more of its Subsidiaries that, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; or (e) any combination of the foregoing; and (ii) with respect to the Acquiror and Merger Sub, a transaction (other than the transactions contemplated by this Agreement) concerning an initial business combination for Acquiror.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.1Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in a joint writing duly executed by all of such parties:

(a)HSR Act. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule, or regulation enjoining or prohibiting the consummation of the Transactions.

(c)Offer Completion. The Offer shall have been completed in accordance with the terms hereof, the Acquiror Organizational Documents, and the Proxy Statement.

(d)[Net Tangible Assets. The Acquiror shall not have redeemed shares of Acquiror Common Stock in the Offer in an amount that would cause Acquiror to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).]

(e)Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(f)Company Requisite Approval. Each of the Company Requisite Approval and the Company Preferred Stock Requisite Approval shall have been obtained.

(g)Omnibus Exchange Agreement. The closing of the transactions contemplated by the Omnibus Exchange Agreement shall have occurred.

9.2Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)Representations and Warranties.

(i)Each of the representations and warranties of the Company contained in Section 4.1 (Corporate Organization of the Company), Section 4.2 (Company Subsidiaries, Section 4.3 (Due Authorization), Section 4.4 (No Conflicts), Section 4.5 (Government Authorities; Consents), Section 4.6 (Capitalization), and Section 4.16 (Broker’s Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 9.2(a)(i)) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(b)Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

(d)Director Nomination Agreement. The Company shall deliver to Acquiror a counterpart of the Director Nomination Agreement, the form of which is attached hereto as Exhibit F (the “Director Nomination Agreement”), duly executed by Company, which shall be effective immediately following the Effective Time.

(e)Lock-up Agreements. The Lock-up Agreements shall have been duly executed and delivered by the parties thereto and shall represent the valid and binding obligations of such parties in accordance with their terms.

(f)Leak-out Agreements. The Leak-out Agreements shall have been duly executed and delivered by the parties thereto and shall represent the valid and binding obligations of such parties in accordance with their terms.

(g)No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement or, if one has occurred, it shall not, in the sole, reasonable determination of Acquiror, be continuing as of the Closing Date; provided, that, the Company shall promptly, and in good faith, provide Acquiror with all supporting documentation and information with respect to its position that such Material Adverse Effect is no longer continuing as may be reasonably requested by Acquiror to aid Acquiror in such determination.

9.3Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)	Representations and Warranties.

(i)Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (other than the representations and warranties of Acquiror and Merger Sub contained in Section 5.1 (Corporate Organization), Section 5.2 (Due Authorization), and Section 5.15 (Capitalization)) (without giving effect to any limitation as to “materiality,” “material adverse effect,” or any similar limitation set forth therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.

(ii)The representations and warranties of Acquiror and Merger Sub contained in Section 5.1 (Corporate Organization), Section 5.2 (Due Authorization), and Section 5.15 (Capitalization) shall be true and correct in all respects, as of the date hereof and as of the Closing Date (immediately prior to the effectiveness of the PubCo Charter), as if made anew at and as of that time.

(b)Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)Officer’s Certificate. Acquiror and Merger Sub shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

(d)PubCo Charter. The Certificate of Incorporation shall be amended and restated in the form of the PubCo Charter.

(e)Director Nomination Agreement. Acquiror shall deliver to the Company a counterpart of the Director Nomination Agreement, duly executed by the Sponsor to be effective immediately following the Effective Time.

(f)Lock-up Agreements. The persons listed on Schedule 9.3(g) shall have entered into a Lock-up Agreement.

(g)Leak-out Agreements. The persons listed on Schedule 9.3(h) shall have entered into a Leak-out Agreement.

(h)No Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement or, if one has occurred, it shall not, in the sole, reasonable determination of the Company, be continuing as of the Closing Date; provided, that, Acquiror shall promptly, and in good faith, provide the Company with all supporting documentation and information with respect to its position that such Acquiror Material Adverse Effect is no longer continuing as may be reasonably requested by the Company to aid the Company in such determination.

ARTICLE X

TERMINATION; EFFECTIVENESS

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)by written consent of the Company and Acquiror;

(b)prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement (or any breach on the part of the applicable Company Stockholder that is a party to a Company Support Agreement of Section 1 of such Company Support Agreement), such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach (which written notice shall be provided promptly upon Acquiror becoming aware of such violation or breach) and the Termination Date) after receipt by the Company of notice from Acquiror of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non- appealable Governmental Order or a statute, rule, or regulation; provided, that the right to terminate this Agreement under Section 10.1(b)(ii) shall not be available if the failure of Acquiror or Merger Sub to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant, or agreement on the part of Acquiror or Merger Sub set forth in this Agreement (or any breach on the part of the applicable holder of shares of Acquiror Common Stock that is a party to the Sponsor Support Agreement of Section 1 of such Sponsor Support Agreement), such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror or Merger Sub, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach (which written notice shall be provided promptly upon the Company becoming aware of such violation or breach) and the Termination Date) after receipt by Acquiror of notice from the Company of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under Section 10.1(c)(ii) shall not be available if the Company’s material failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d)by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting).

10.2 Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees, or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.6. The provisions of Sections 6.6, 8.5, 10.2, and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, a failure by Acquiror and Merger Sub to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Waiver. Any party to this Agreement may, to the fullest extent permitted by applicable Law at any time prior to the Closing and before or after stockholder adoption of this Agreement, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or by action taken by its board of directors and without further action on the part of its stockholders to the extent permitted by applicable Law, agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service), or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

Western Acquisition Ventures Corp. 42 Broadway, 12th Floor

New York, NY 10004

Attention: James Patrick McCormick

E-mail: jimpmccormick@gmail.com

with a mandatory copy to (which shall not constitute notice):

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention: Keith Billotti

Email: billotti@sewkis.com

(b)	If to the Company, to: Cycurion, Inc.

1640 Boro Place, Fourth Floor

McLean, VA 22102

Attention: Emmit McHenry

Email: emit.mchenry@cycurion.com

with a mandatory copy to (which shall not constitute notice):

Clark Hill LLP

555 South Flower Street, 24th Floor

Los Angeles, CA 90071

Attention: Randolf W. Katz

Email: rkatz@clarkhill.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.3 Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.3 shall be null and void, ab initio.

11.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.7 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs, and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.15.

11.5 Expenses. Except as otherwise provided herein (including Section 3.7, Section 8.8(e) and Section 8.4(a)), each Party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.6 Governing Law. This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.9 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated     , between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement (together with the Schedules and Exhibits to this Agreement) and the Confidentiality Agreement.

11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors of any of the Parties to terminate this Agreement in accordance with Section 10.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13(a) shall not be required to provide any bond or other security in connection with any such injunction.

11.14Nonsurvival of Representations, Warranties, and Covenants. Except in the case of Fraud, none of the representations, warranties, covenants, obligations, or other agreements in this Agreement or in any certificate, statement, or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements, and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Ancillary Document that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

11.15Stockholder Representative.

(a)Upon approval of this Agreement by the Company Stockholders, each Company Stockholder shall be deemed to have irrevocably appointed Emmit McHenry as its representative and attorney-in-fact (in such capacity, the “Stockholder Representative”) to serve as the Stockholder Representative for and on behalf of the Company Stockholders, including (i) sending or receiving notices or communications, (ii) entering into amendments or providing waivers of this Agreement or other Ancillary Documents, and (iii) retaining counsel, experts, and other agents (any representatives so retained, the “Retained Agents”). Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act. The Stockholder Representative shall have no liability to any Company Stockholder (or any other Person) with respect to actions taken or omitted to be taken in its capacity as the Stockholder Representative. In the absence of bad faith by the Stockholder Representative, the Stockholder Representative shall be entitled to conclusively rely on the opinions and advice of any Retained Agents; and the fact that any act was taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of good faith. The Stockholder Representative may resign at any time after giving thirty (30) days’ notice to the Company and the Company Stockholders; provided, however, in the event of the resignation or removal of the Stockholder Representative, a successor stockholder representative shall be appointed by the last Chief Financial Officer of the Company if he then serves as the Chief Financial Officer of PubCo and, if not, by the then-serving Chief Executive Officer of PubCo.

(b)The Stockholder Representative shall be reimbursed by PubCo for any and all reasonable and documented expenses, disbursements, costs, and advances (including fees and disbursements of Retained Agents) incurred by the Stockholder Representative in his capacity as such.

(c)To the fullest extent permitted by Law, PubCo shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any actions, suits, proceedings, claims, costs, amounts paid in settlement, liabilities, losses, damages, and other expenses arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder.

(d)A decision, act, consent, or instruction of the Stockholder Representative shall constitute a decision of all Company Stockholders and shall be final, binding, and conclusive upon all Company Stockholders. Acquiror is hereby entitled to rely on all statements, representations, and decisions of the Stockholder Representative and shall have no liability to the Company Stockholders and the Stockholder Representative in connection with any actions taken or not taken in reliance on such statements, representations, and decisions of the Stockholder Representative.

11.16Privilege Matters.

(a)Notwithstanding that the Operating Group Companies have, from time to time prior to the date hereof, been represented by Clark Hill LLP (the “Firm”), Acquiror agrees that, from and after the Closing, the Firm may represent any Company Stockholder, the Stockholder Representative, and/or any of the Affiliates of the Stockholder Representative in all matters related to this Agreement, including in respect of any indemnification claims pursuant to this Agreement; provided, that the Firm shall not use any attorney-client privileged information of the Operating Group Companies that the Firm may receive after the Closing Date. Each party hereto hereby acknowledges, on behalf of itself and its Affiliates, that it hereby waives any conflict arising out of such future representation.

(b)Any attorney-client privilege, attorney work-product protection, and expectation of client confidence attaching to communications with respect to the negotiation and consummation of the transactions contemplated by this Agreement as a result of the Firm’s representation of the Operating Group Companies from time to time prior to the Closing, and all information and documents covered by such privilege or protection shall, after the Closing, belong to and be controlled solely by the Stockholder Representative on behalf of the Company Stockholders, and may only be waived by the Stockholder Representative, on behalf of the Company Stockholders. To the extent that Acquiror or any of the Operating Group Companies receives or takes physical possession of any privileged or protected material covered by this Section 11.16 after the Closing, such physical possession or receipt shall not, in any way, be deemed a waiver by the Stockholder Representative or any other Person, of the privileges or protections described in this Section 11.16. Each of the Parties further agrees that it shall not take any actions that might constitute, or otherwise be deemed, a waiver of the privileges or protections described in this Section 11.16.

[signature page follows]

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company, and the Stockholder Representative have caused this Agreement to be executed and delivered as of the date first written above.

WESTERN ACQUISITION VENTURES CORP.

By:	/s/ James P. McCormick
	Name:	James P. McCormick
	Title:	Chief Executive Officer

WAV MERGER SUB, INC.

By:	/s/ James P. McCormick
	Name:	James P. McCormick
	Title:	Chief Executive Officer

CYCURION, INC.

By:	/s/Alvin McCoy, III
	Name:	Alvin McCoy, III
	Title:	Chief Financial Officer

STOCKHOLDER REPRESENTATIVE

/s/ Emmit McHenry
Name:	Emmit McHenry

[Signature page to Merger Agreement]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Our Certificate of Incorporation provides that all directors, officers, employees, and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees, and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Item 21. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

The annexes, schedules, and certain exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Western hereby agrees to furnish supplementally a copy of any omitted annex, schedule, or exhibit to the SEC upon request.

1.2

Business Combination Agreement, dated January 11, 2022, by and between the Registrant and A.G.P./Alliance Global Partners, as representative of the several underwriters is incorporated herein by reference to Exhibit 1.2 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 14, 2022.

2.1

Agreement and Plan of Merger, dated as of November 21, 2022, by and among Registrant, WAV Merger Sub, Inc., Cycurion, Inc., and the Stockholders’ Representative is incorporated herein by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on December 7, 2022.

2.1a

Amended and Restated Agreement and Plan of Merger, dated as of April 26, 2024, by and among Registrant, WAV Merger Sub, Inc., Cycurion, Inc., and the Stockholders’ Representative, (filed as Annex A to the Proxy Statement/Prospectus).

2.1b*	Amendment to the Amended and Restated Agreement and Plan of Merger, dated December 31, 2024, by and among Registrant, WAV Merger Sub, Inc., Cycurion, Inc. and the Stockholders’ Representative.

3.1

Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on April 28, 2021, is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

3.2

Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on January 13, 2021, is incorporated herein by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

3.3

Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on January 13, 2022, is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 14, 2022.

3.4	By-Laws of the Registrant incorporated herein by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

3.5

Second Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of Delaware on July 11, 2023, is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on July 13, 2023.

3.6

Third Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of Delaware on January 10, 2024, is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 11, 2024.

3.7

Fourth Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of Delaware on April 10, 2024, is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on April 12, 2024.

3.8

Fifth Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of Delaware on July 2, 2024, is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on July 2, 2024.

3.9

Sixth Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of Delaware on October 9, 2024, is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on October 10, 2024.

3.10**	Form of Certificate of Designation of Series A Convertible Preferred Stock of the Registrant.

3.11**	Form of Certificate of Designation of Series B Convertible Preferred Stock of the Registrant.

3.12**	Form of Certificate of Designation of Series C Convertible Preferred Stock of the Registrant.

3.13**	Form of Certificate of Designation of Series D Convertible Preferred Stock of the Registrant.

4.1

Specimen Unit Certificate of the Registrant is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

4.2

Specimen Common Stock Certificate of the Registrant is incorporated herein by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

4.3

Specimen Warrant Certificate of the Registrant is incorporated herein by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

4.4

Form of Warrant Agreement between Equiniti Trust Company, LLC and the Registrant is incorporated herein by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

4.5

Warrant Agreement, dated January 11, 2022, by and between the Registrant and Equiniti Trust Company, LLC, as warrant agent is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 14, 2022.

5.1**	Opinion of Seward & Kissel LLP.

8.1**	Opinion of Seward & Kissel LLP.

10.1

Form of Letter Agreement from each of the Registrant’s officers, directors, sponsor, and A.G.P./Alliance Global Partners is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

10.2

Investment Management Trust Agreement, dated January 11, 2022, by and between the Registrant and Equiniti Trust Company, LLC, as trustee, is incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 14, 2022.

10.3

Registration Rights Agreement, dated January 11, 2022, by and among the Registrant, the Sponsor, A.G.P./Alliance Global Partners and certain other security holders of the Registrant is incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 14, 2022.

10.4

Stock Escrow Agreement, dated January 11, 2022, by and between the Registrant, Equiniti Trust Company, LLC and the initial stockholders is incorporated herein by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 14, 2022.

10.5

Indemnity Agreement, dated January 11, 2022, by and among the Registrant and each of the directors and officers of the Registrant is incorporated herein by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 14, 2022.

10.6	[Reserved]

10.7

Form of Stockholder Support Agreement among the Registrant, Cycurion, Inc., and the parties signatory thereto is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on December 7, 2022.

10.8

Form of Sponsor Support Agreement among the Registrant, the Sponsor, and Cycurion, Inc., is incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed with the SEC on December 7, 2022.

10.9

Form of Parent Support Agreement among the Registrant, Cycurion, Inc., and the parties signatory thereto is incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K, filed with the SEC on December 7, 2022.

10.10

Form of Lock Up Agreement among the Registrant, WAV Merger Sub, Inc., Cycurion, Inc., and the parties signatory thereto is incorporated herein by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K, filed with the SEC on December 7, 2022.

10.11

Forward Share Purchase Agreement entered into as of January 10, 2023, by and among the Registrant, Cycurion, Inc., Alpha Capital Anstalt is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 17, 2023.

10.12

Term Loan Note issued by the Registrant and Axxum Technologies LLC in favor of Mainstreet Bank, dated November 22, 2017, is incorporated herein by reference to Exhibit 10.12 of the Registrant’s Registration Statement on Form S-4, filed with the SEC on February 13, 2023.

10.13

Pledge Agreement by the Registrant and Mainstreet Bank, dated November 22, 2017, is incorporated herein by reference to Exhibit 10.13 of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on February 13, 2023.

10.14a

Amended and Restated Loan and Security Agreement by and among the Registrant, Axxum Technologies LLC, Cloudburst Security LLC, and Mainstreet Bank, dated April 18, 2019, is incorporated herein by reference to Exhibit 10.14a of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on February 13, 2023.

10.14b

First Amendment to Amended and Restated Loan and Security Agreement by and among the Registrant, Axxum Technologies LLC, Cloudburst Security LLC, and Mainstreet Bank, dated March 30, 2020, is incorporated herein by reference to Exhibit 10.14b of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on February 13, 2023.

10.14c

Second Amendment to Amended and Restated Loan and Security Agreement by and among the Registrant, Axxum Technologies LLC, Cloudburst Security LLC, and Mainstreet Bank, dated June 29, 2020, is incorporated herein by reference to Exhibit 10.14c of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on February 13, 2023.

10.15

Amended and Restated Revolving Credit Note of the Registrant, Axxum Technologies LLC, and Cloudburst Security LLC in favor of Mainstreet Bank, dated April 18, 2019, is incorporated herein by reference to Exhibit 10.15 of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on February 13, 2023.

10.16

Collateral Assignment of Acquisition Documents by the Registrant and Mainstreet Bank, dated November 22, 2017, is incorporated herein by reference to Exhibit 10.16 of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on February 13, 2023.

10.17

Small Business Administration Paycheck Protection Program loan by Mainstreet Bank in favor of the Registrant, dated April 20, 2020, is incorporated herein by reference to Exhibit 10.17 of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on February 13, 2023.

10.18

Office Lease by and between Scandium LLC and the Registrant, dated October 22, 2019, is incorporated herein by reference to Exhibit 10.18 of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on February 13, 2023.

10.19

Employment Agreement by and between the Registrant and L. Kevin Kelly, dated January 25, 2023, is incorporated herein by reference to Exhibit 10.19a of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on February 13, 2023.

10.20

Joint Venture Agreement Between Cycurion, Inc. and Lunar Privacy, Inc., made and entered December 29, 2022, is incorporated herein by reference to Exhibit 10.20 of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on February 13, 2023.

10.21

Term Sheet between SLG Innovation, Inc. and Cycurion, Inc., dated April 25, 2023 is incorporated herein by reference to Exhibit 10.21 of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on November 2, 2023.

10.21a

Amendment to Term Sheet between SLG Innovation, Inc. and Cycurion, Inc., effective as of November 29, 2023, is incorporated herein by reference to Exhibit 10.21a of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on January 30, 2024.

10.21b

Amendment to Term Sheet between SLG Innovation, Inc. and Cycurion, Inc., effective as of April 29, 2024 is incorporated by reference to Exhibit 10.21b of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on May 13, 2024.

10.21c

Amendment to Term Sheet between SLG Innovation, Inc. and Cycurion, Inc., effective as of August 16, 2024, is incorporated by reference to Exhibit 10.21c of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on November 1, 2024.

10.21d*	Amendment to Term Sheet between SLG Innovation, Inc. and Cycurion, Inc., effective as of December 31, 2024.

10.22

Term Sheet between RCR Technology Corporation and Cycurion, Inc., dated April 25, 2023 is incorporated herein by reference to Exhibit 10.22 of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on November 2, 2023.

10.22a

Amendment to Term Sheet between RCR Technology Corporation and Cycurion, Inc., effective as of November 29, 2023, is incorporated herein by reference to Exhibit 10.22a of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on January 30, 2024.

10.22b

Amendment to Term Sheet between RCR Technology Corporation and Cycurion, Inc., effective as of August 16, 2024, is incorporated by reference to Exhibit 10.22b of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on November 1, 2024.

10.22c*	Amendment to Term Sheet between RCR Technology Corporation and Cycurion, Inc., effective as of December 31, 2024.

10.23

Loan Agreement between Cycurion, Inc. and the Registrant, made and entered July 2023 in a transaction that closed on August 1, 2023, is incorporated herein by reference to Exhibit 10.23 of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on January 30, 2024.

10.24

Amendment No. 1 to Loan Agreement between Cycurion, Inc. and the Registrant, dated January 26, 2024, is incorporated herein by reference to Exhibit 10.24 of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on January 30, 2024.

10.25**	Form of Contribution and Exchange Agreement among the Registrant and the parties signatory thereto, dated November [*], 2023.

10.26

Employment Agreement between Registrant and James P. McCormick, dated December 27, 2023 is incorporated herein by reference to Exhibit 10.26 of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on January 30, 2024.

10.26a

Amendment to Employment Agreement between Registrant and James P. McCormick, dated October 30, 2024 is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Form 8-K, filed with the SEC on October 30, 2024.

10.27

Amendment No. 2 to Loan Agreement between Cycurion, Inc. and the Registrant, dated April 4, 2024, is incorporated herein by reference to Exhibit 10.25 of the Registrant’s Form 10-K, filed with the SEC on April 26, 2024.

10.28

Amendment No. 3 to Loan Agreement between Cycurion, Inc. and the Registrant, dated May 3, 2024, is incorporated herein by reference to Exhibit 10.28 of the Registrant’s Form S-4 (File No. 333-269724), filed with the SEC on May 13, 2024.

10.29

Amendment No. 4 to Loan Agreement between Cycurion, Inc. and the Registrant, dated July 2, 2024, is incorporated herein by reference to Exhibit 10.29 of the Registrant’s Form S-4 (File No. 333-269724), filed with the SEC on August 12, 2024.

10.30

Amendment No. 5 to Loan Agreement between Cycurion, Inc. and the Registrant, dated October 9, 2024, is incorporated by reference to Exhibit 10.30 of the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on November 1, 2024.

10.31	Sponsor Promissory Note, dated September 24, 2024, is incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K, filed with the SEC on September 25, 2024.

10.32	Cycurion Promissory Note, dated September 24, 2024, is incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K, filed with the SEC on September 25, 2024.

14.1	Code of Ethics is incorporated herein by reference to Exhibit 14.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

16.1	Letter from Marcum LLP to the SEC, dated July 12, 2024 (incorporated by reference to Exhibit 16.1 to the Form 8-K filed with the SEC on July 15, 2024).

21.1

List of subsidiaries of the Registrant, is incorporated herein by reference to Exhibit 21.1f the Registrant’s Registration Statement on Form S-4 (File No. 333-269724), filed with the SEC on February 13, 2023.

23.1*	Consent of Marcum LLP.

23.2*	Consent of WWC, P.C.

23.3**	Consent of Seward & Kissel LLP (included in exhibit 5.1).

23.4*	Consent of WWC, P.C.

99.1

Audit Committee Charter of the Registrant is incorporated herein by reference to Exhibit 99.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

99.2

Compensation Committee Charter of the Registrant is incorporated herein by reference to Exhibit 99.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

99.3

Nominating Committee Charter of the Registrant is incorporated herein by reference to Exhibit 99.3 of the Registrant’s Registration Statement on Form S-1 (File No. 333-260384), filed with the SEC on October 20, 2021.

107***	Filing Fees

*    Filed herewith

**  To be filed by Amendment

*** Previously Filed

Item 22. Undertakings.

(a)The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)	The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7)	The registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 31, 2024.

WESTERN ACQUISITION VENTURES CORP.

By:	/s/ James Patrick McCormick
James Patrick McCormick
Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James Patrick McCormick, Keith Billotti and Holt Goddard his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James Patrick McCormick	Chief Executive Officer, President, Chief Financial Officer, Treasurer,	December 31, 2024
James Patrick McCormick	Secretary, and Director
(Principal Executive Officer and Principal Financial Officer)

/s/ Ryan Selewicz	Director	December 31, 2024
Ryan Selewicz